                                                                    Exhibit 99.B

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS"
                ------------------------------------------------
                                (Name of Issuer)


                    COMMON STOCK, 0.005 RUBLES NOMINAL VALUE
                    ----------------------------------------
                         (Title of Class of Securities)


                                   68370R 10 9
                                 --------------
                                 (CUSIP Number)


                                   FRANZ WOLF
                               ECO TELECOM LIMITED
                                     SUITE 2
                                  4 IRISH PLACE
                                    GIBRALTAR
                                   (350) 41977
                  ---------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                NOVEMBER 5, 2001
             --------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

                                 With a Copy to:

                                  Pavel Kulikov
                                  OOO Alfa-Eco
                                  21 Novy Arbat
                                  121019 Moscow
                               Russian Federation
                                (7-095) 202 8364


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------

1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Persons (Entities Only)

     ECO TELECOM LIMITED
     000-00-0000
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group*
                                                                        a. [ ]

                                                                        b. [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Source of Funds*

     AF; OO

--------------------------------------------------------------------------------

5. Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e).

     N/A                                                                   [ ]
--------------------------------------------------------------------------------

6.   Citizenship or Place of Organization

     Gibraltar

--------------------------------------------------------------------------------

                                                7.    Sole Voting Power

                                                      5,263,102 Common Stock**

                                               ---------------------------------
              Number of Shares
            Beneficially Owned By              8.     Shared Voting Power
         Each Reporting Person With
                                                      0

                                               ---------------------------------

                                               9.     Sole Dispositive Power

                                                      5,263,102 Common Stock**

                                               ---------------------------------

                                               10.    Shared Dispositive Power

                                                      0

--------------------------------------------------------------------------------

11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     5,263,102 Common Stock**

--------------------------------------------------------------------------------

12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                          [ ]
--------------------------------------------------------------------------------
13.  Percent of Class Represented By Amount in Row (11)

     13.05% Common Stock**
-------------- -----------------------------------------------------------------

14.  Type of Reporting Person*

     00; HC
--------------------------------------------------------------------------------

 *   See Instructions before filling out!

** Eco Telecom is also the direct beneficial owner of 6,426,600 (100%) shares of the Issuer's type-A voting preferred stock, which, together with the total number of shares of the Issuer's common stock beneficially owned by Eco Telecom, represents 25% plus two shares of the Issuer's outstanding voting capital stock. See Item 5.

--------------------------------------------------------------------------------

1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Persons (Entities Only)

     ECO HOLDINGS LIMITED
     000-00-0000

--------------------------------------------------------------------------------

2.   Check the Appropriate Box If a Member of a Group*

                                                                      a. [ ]
                                                                      b. [ ]
--------------------------------------------------------------------------------

3.   SEC Use Only


--------------------------------------------------------------------------------

4.   Source of Funds*

     AF; OO
--------------------------------------------------------------------------------

5. Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

                                                                            [ ]
--------------------------------------------------------------------------------

6.   Citizenship or Place of Organization

     Gibraltar

--------------------------------------------------------------------------------

                                               7.  Sole Voting Power

                                                   5,263,102 Common Stock**

                                               ---------------------------------
                                               8.  Shared Voting Power
               Number of Shares
            Beneficially Owned By                  0
          Each Reporting Person With
                                               ---------------------------------

                                               9.   Sole Dispositive Power

                                                    5,263,102 Common Stock**

                                               ---------------------------------

                                               10.  Shared Dispositive Power

                                                    0

--------------------------------------------------------------------------------

11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     5,263,102 Common Stock**

--------------------------------------------------------------------------------

12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                            [ ]
--------------------------------------------------------------------------------

13.  Percent of Class Represented By Amount in Row (11)

     13.05% Common Stock**

--------------------------------------------------------------------------------
14.  Type of Reporting Person*

     00; HC

--------------------------------------------------------------------------------

 *   See Instructions before filling out!

** The Reporting Person also may be deemed to beneficially own 6,426,600 (100%) shares of the Issuer's type-A voting preferred stock, which, together with the total number of shares of the Issuer's common stock that the Reporting Person may be deemed to beneficially own, represents 25% plus two shares of the Issuer's outstanding voting capital stock. See Item 5.

--------------------------------------------------------------------------------

1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Persons (Entities Only)

     CTF HOLDINGS LIMITED
     000-00-0000

--------------------------------------------------------------------------------

2.   Check the Appropriate Box If a Member of a Group*

                                                                          a. [ ]

                                                                          b. [ ]
--------------------------------------------------------------------------------

3.   SEC Use Only


--------------------------------------------------------------------------------

4.   Source of Funds*

     AF; OO

--------------------------------------------------------------------------------

5. Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

                                                                             [ ]
--------------------------------------------------------------------------------

6.   Citizenship or Place of Organization

     Gibraltar

--------------------------------------------------------------------------------

                                               7.  Sole Voting Power

                                                   5,263,102 Common Stock**

                                               ---------------------------------
                                               8.  Shared Voting Power
               Number of Shares
            Beneficially Owned By                  0
          Each Reporting Person With
                                               ---------------------------------

                                               9.  Sole Dispositive Power

                                                   5,263,102 Common Stock**

                                               ---------------------------------

                                               10. Shared Dispositive Power

                                                   0

--------------------------------------------------------------------------------

11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     5,263,102 Common Stock**

--------------------------------------------------------------------------------

12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                             [ ]
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

13.  Percent of Class Represented By Amount in Row (11)

     13.05% Common Stock

--------------------------------------------------------------------------------

14.  Type of Reporting Person*

     00; HC

--------------------------------------------------------------------------------

 *   See Instructions before filling out!

** The Reporting Person also may be deemed to beneficially own 6,426,600 (100%) shares of the Issuer's type-A voting preferred stock, which, together with the total number of shares of the Issuer's common stock that the Reporting Person may be deemed to beneficially own, represents 25% plus two shares of the Issuer's outstanding voting capital stock. See Item 5.

--------------------------------------------------------------------------------

1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Persons (Entities Only)

     CROWN FINANCE FOUNDATION
     000-00-0000

--------------------------------------------------------------------------------

2.   Check the Appropriate Box If a Member of a Group*

                                                                          a. [ ]

                                                                          b. [ ]
--------------------------------------------------------------------------------

3.    SEC Use Only


--------------------------------------------------------------------------------

4.   Source of Funds*

     AF; OO

--------------------------------------------------------------------------------

5. Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

                                                                             [ ]
--------------------------------------------------------------------------------

6.   Citizenship or Place of Organization

     Liechtenstein

--------------------------------------------------------------------------------

                                               7.  Sole Voting Power

                                                   5,263,102 Common Stock**

                                               ---------------------------------
                                               8.  Shared Voting Power
               Number of Shares
            Beneficially Owned By                  0
          Each Reporting Person With
                                               ---------------------------------

                                               9.  Sole Dispositive Power

                                                   5,263,102 Common Stock**

                                               ---------------------------------

                                               10. Shared Dispositive Power

                                                   0

--------------------------------------------------------------------------------

11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     5,263,102 Common Stock**

--------------------------------------------------------------------------------

12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                             [ ]
--------------------------------------------------------------------------------

13.  Percent of Class Represented By Amount in Row (11)

     13.05% Common Stock**

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

14.  Type of Reporting Person*

     00

--------------------------------------------------------------------------------

 *   See Instructions before filling out!

** The Reporting Person also may be deemed to beneficially own 6,426,600 (100%) shares of the Issuer's type-A voting preferred stock, which, together with the total number of shares of the Issuer's common stock that the Reporting Person may be deemed to beneficially own, represents 25% plus two shares of the Issuer's outstanding voting capital stock. See Item 5.

INTRODUCTORY STATEMENT

     This Amendment Number 1 (the "Amendment") to the Statement on Schedule 13D relates to shares of common stock, 0.005 rubles nominal value (the "Common Stock"), of Open Joint Stock Company "Vimpel-Communications" ("VimpelCom"), a Russian open joint stock company. This Amendment amends and supplements the Statement originally filed by Eco Telecom Limited ("Eco Telecom"), Eco Holdings Limited ("Eco Holdings"), CTF Holdings Limited ("CTF Holdings") and Crown Finance Foundation ("Crown Finance," and, together with Eco Telecom, Eco Holdings and CTF Holdings, the "Reporting Persons") on June 11, 2001 (the "Statement") with the Securities and Exchange Commission.

     On November 5, 2001, Eco Telecom, VimpelCom, Telenor East Invest AS, Dr. Dmitri Borisovich Zimin and Overture Limited consummated the transactions previously described in the Statement that were scheduled to occur on or simultaneously with the First Closing, as defined in the Statement (the "Transactions"). On such date, pursuant to the Primary Agreement, the Zimin Share Purchase Agreement and the Overture Share Purchase Agreement, each as defined and described in the Statement, Eco Telecom acquired 5,263,102 shares of Common Stock (the "Shares"), as a result of which Eco Telecom will and the other Reporting Persons may be deemed to own more than 5% of the outstanding shares of Common Stock of VimpelCom.

     The descriptions of, and references to, the Primary Agreement, Zimin Share Purchase Agreement, Overture Share Purchase Agreement and other agreements and documents are qualified in their entirety by reference to the complete texts of such agreements and documents filed as Exhibits to the Statement and incorporated herein by reference.

     Except as provided herein, this Amendment does not modify any of the information previously reported in the Statement.

ITEM 1. SECURITY AND ISSUER

     No material change.

ITEM 2. IDENTITY AND BACKGROUND

     No material change with respect to the information reported in response to
Item 2 in the Statement has occurred. A current list of the directors and officers of Eco Telecom, Eco Holdings, CTF Holdings, Crown Finance and the Supervisory Boards of Alfa Group Consortium (as described in the Statement) and Eco Holdings is set forth in Annex A hereto, which is incorporated by reference in response to this Item 2.

     During the past five years, none of the Reporting Persons and, to the best of the Reporting Persons' knowledge, no other person identified in response to this Item 2 has been (a) convicted in a criminal proceeding or (b) a party to any civil proceeding as a result of which it or he has been subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     Eco Telecom obtained funds to satisfy the purchase price under the Primary Agreement, the Zimin Share Purchase Agreement and the Overture Share Purchase Agreement from the working capital of controlled affiliates of Eco Holdings.

ITEM 4. PURPOSE OF TRANSACTION

     No material change.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         Item 5 of the Statement is hereby amended and supplemented as follows:

(a) On November 5, 2001, by virtue of the consummation of the Transactions, Eco Telecom became the direct beneficial owner of 5,263,102 shares of Common Stock and 6,426,600 shares of Preferred Stock, as a result of which each of the other Reporting Persons may be deemed the beneficial owner of the 5,263,102 shares of Common Stock and the 6,426,600 shares of Preferred Stock held for the account of Eco Telecom. Each share of Preferred Stock entitles its holder to have one vote (as does each share of Common Stock) on all issues voted upon at shareholder meetings of VimpelCom, among other rights, and is, subject to certain conditions, convertible into one share of Common Stock at the election of the holder of the Preferred Stock.

     The 5,263,102 shares of Common Stock represent approximately 13.05% of VimpelCom's outstanding Common Stock. The 6,426,600 shares of Preferred Stock represent 100% of VimpelCom's outstanding shares of Preferred Stock. The aggregate 5,263,102 shares of Common Stock and 6,426,600 shares of Preferred Stock represent 25% plus two shares of VimpelCom's outstanding voting capital stock.

     23,379,415 shares of voting capital stock of VimpelCom are subject to the VimpelCom Shareholders Agreement, constituting in the aggregate 50% plus fifteen shares of VimpelCom's total issued and outstanding voting stock. Neither the filing of the Statement or this Amendment nor any of the contents of either will be deemed to constitute an admission that any of the Reporting Persons is the beneficial owner of any shares of VimpelCom (other than the 5,263,102 shares of Common Stock and 6,426,600 shares of Preferred Stock as described above) for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purposes, and such beneficial ownership is expressly disclaimed.

     To the best of the Reporting Persons' knowledge, other than the Reporting Persons, none of the persons named in Item 2 hold any Shares.

(b) Each of the Reporting Persons may be deemed to have sole power to direct the voting and disposition of 5,263,102 shares of Common Stock and 6,426,600 shares of Preferred Stock held for the account of Eco Telecom.

(c) Except for the transactions described in this Amendment, there have been no transactions effected with respect to the shares of Common Stock during the past 60 days by any of the Reporting Persons and, to the best of the knowledge of the Reporting Persons, by any other person named in Item 2.

(d) No Reporting Person knows of any other person who will have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock.

(e)  Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

     As described in Item 6 of the Statement, after the registration of the Shares with the Russian Federal Commission on the Securities Markets, VimpelCom and Eco Telecom entered into a short form share purchase agreement (the "Russian Share Purchase Agreement") on November 5, 2001 which incorporates by reference the terms and conditions of the Primary Agreement, and which constitutes for Russian law purposes a definitive agreement for the sale of the Shares. The Russian Share Purchase Agreement is filed as an Exhibit hereto and incorporated herein by reference. Eco Telecom also entered into a Share Purchase Agreement with Dr. Dmitri Borisovich Zimin dated November 5, 2001 (the "Individual Zimin Share Purchase Agreement"), which is filed as an Exhibit hereto and incorporated herein by reference. The preceding summary of certain provisions of the Russian Share Purchase Agreement and the Individual Zimin Share Purchase Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of each relevant agreement filed as an Exhibit hereto.

     Other than the consummation of the Transactions, there has been no material change to the information reported in response to Item 6 in the Statement. Other than as described in Item 6 in the Statement and this Amendment, to the best of the Reporting Persons' knowledge, none of the persons named in Item 2 has any contracts, arrangements, understandings or relationships with respect to the Shares.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

     The Exhibit Index is incorporated herein by reference.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this Amendment is true, complete and correct.


Date:     December 14, 2001                 ECO TELECOM LIMITED

                                        By: /s/ DMITRI PLOUJNIKOV
                                            ------------------------------------
                                            Dmitri Ploujnikov
                                            Director


Date:     December 11, 2001                  ECO HOLDINGS LIMITED

                                        By: /s/ JOSEPH MOSS
                                            ------------------------------------
                                            Joseph Moss
                                            Director


Date:     December 11, 2001                  CTF HOLDINGS LIMITED

                                        By: /s/ FRANZ WOLF
                                            ------------------------------------
                                            Franz Wolf
                                            Director


Date:     December 11, 2001                 CROWN FINANCE FOUNDATION

                                        By: /s/ FRANZ WOLF
                                            ------------------------------------
                                            Franz Wolf
                                            Attorney-in-Fact



                                            ANNEX A

                        DIRECTORS AND OFFICERS OF ECO TELECOM LIMITED

Name/Title/Citizenship                  Principal Occupation                  Business Address
----------------------                  --------------------                  ----------------
Dmitri Ploujnikov, Director (Russia)    Senior Consultant to Crown            Suite 3, 4 Irish Place, Gibraltar
                                        Resources  AG and  Director of Crown
                                        Commodities

                        DIRECTORS AND OFFICERS OF ECO HOLDINGS LIMITED

Name/Title/Citizenship                  Principal Occupation                  Business Address
----------------------                  --------------------                  ----------------
Joseph Moss, Director (United Kingdom)  General Manager Crown Resources AG    Suite 3, 4 Irish Place, Gibraltar


                        DIRECTORS AND OFFICERS OF CTF HOLDINGS LIMITED

Name/Title/Citizenship                  Principal Occupation                  Business Address
----------------------                  --------------------                  ----------------
Adrian Collister, Director (United      Director and Chartered Accountant,    ESC International - Gibraltar
Kingdom)                                ESC International                     Office, P.O. Box 398, Ground
                                                                              Floor, Neptune House, Marina Bay,
                                                                              Gibraltar
Alla Koudriavtseva, Director (Russia)   Director of CTF Holdings Limited      Suite 2, 4 Irish Place, Gibraltar
Franz Wolf, Director (Germany)          Director of CTF Holdings Limited      Suite 2, 4 Irish Place, Gibraltar


                         DIRECTORS AND OFFICERS OF CROWN FINANCE FOUNDATION

Name/Title/Citizenship                  Principal Occupation                  Business Address
----------------------                  --------------------                  ----------------
Christian Rosenov, Director             Financial Adviser                     Claridenstrasse 25 CH-8002,
(Switzerland)                                                                 Zurich, Switzerland

Dr. Norbert Seeger, Director,           Attorney, Arcomm TrustCo.             Am Schragen  Weg 14, P.O. Box 1618
(Liechtenstein)                                                               FL-9490, Vaduz, Liechtenstein

Dr.Christian Zangerle, Director,        Attorney, Office of Dr. Norbert       Am Schragen Weg 14, P.O. Box 1618
(Austria)                               Seeger                                FL-9490, Vaduz, Liechtenstein



                           DIRECTORS OF THE SUPERVISORY BOARD OF ALFA GROUP CONSORTIUM

Name/Title/Citizenship                  Principal Occupation                  Business Address
----------------------                  --------------------                  -----------------
Peter Aven, Director (Russia)           President of OJSC Alfa Bank           11 Mashy Poryvaevoy Street, 107078
                                                                              Moscow, Russia

Alexandr Fain, Director (Russia)        Chief Executive Officer of LLC Alfa   21 Novy Arbat Street, 121019
                                        Eco                                   Moscow, Russia

Gleb Fetisov, Director (Russia)         Senator in the Federation Council     21 Novy Arbat Street, 121019
                                        (Upper Chamber of the Parliament of   Moscow, Russia
                                        the Russian Federation)

Mikhail Fridman, Director (Russia)      Chairman of the Board of Directors    11 Mashy Poryvayevoy Street,
                                        of OJSC Alfa Bank                     107078 Moscow, Russia

Michail Gamzin, Director (Russia)       Member of the Board of Directors of   133 Krasnaya St., 350020
                                        OJSC Kubansakhar                      Krasnodar, Russia

German Khan, Director (Russia)          Member of the Board of Directors of   18/2, Schipok Street, 113097
                                        OJSC Tyumen Oil Company               Moscow, Russia

Boris Kiperman, Director (Russia)       Chief Executive Officer of JSC Alfa   10/4 Krasnopresnenskaya
                                        Estate                                Naberezhnaya, 123100 Moscow

Alexander Kosiyanenko, Director         Chief Executive Officer of JSC        7/2 Novatorov Street, 117421
(Russia)                                Perekrestok                           Moscow, Russia

Alexey Kuzmichev, Director (Russia)     Chairman of the Executive Board of    21 Novy Arbat St., 121019, Moscow,
                                        Directors of Crown Resources AG       Russia

Nigel Robinson, Director (United        Director of Corporate Development,    9 Karmanitskiy pereulok, 121002
Kingdom)                                Finance and Control for CTF           Moscow, Russia
                                        Holdings Limited

Leonard Vid. Director (Russia)          Chairman of the Executive Board of    11 Mashy Poryvayevoy Street,
                                        Directors of OJSC Alfa Bank           107078 Moscow, Russia


                           DIRECTORS OF THE SUPERVISORY BOARD OF ECO HOLDINGS LIMITED

Name/Title/Citizenship                  Principal Occupation                  Business Address
----------------------                  --------------------                  ----------------
Gleb Fetisov, Director (Russia)         Senator in the Federation Council     21 Novy Arbat Street, 121019
                                        (Upper Chamber of the Parliament of   Moscow, Russia
                                        the Russian Federation)

Mikhail Fridman, Director (Russia)      Chairman of the Board of Directors    11 Mashy Poryvayevoy Street,
                                        of OJSC Alfa Bank                     107078 Moscow, Russia

German Khan, Director (Russia)          Member of the Board of Directors of   18/2, Schipok Street, 113097
                                        OJSC Tyumen Oil Company               Moscow, Russia

Alexey Kuzmichev, Director (Russia)     Chairman of the Board of Directors    21 Novy Arbat Street, 121019
                                        of Crown Resources AG                 Moscow, Russia

Nigel Robinson, Director (United        Director of Corporate Development,    9 Karmanitskiy pereoluk, 121002
Kingdom)                                Finance and Control for CTF           Moscow, Russia
                                        Holdings Limited

Elliot Spitz, Director (U.S.A.)         CEO, Crown Resources AG               14 Green Lane London NW4 2NN UK


                                  EXHIBIT INDEX

Exhibit A    Share Purchase Agreement by and between Eco Telecom and VimpelCom dated as of November 5, 2001.

Exhibit B    Share Purchase Agreement by and between Eco Telecom and
             Dr. Dmitri Borisovich Zimin dated as of November 5, 2001.

(RUSSIAN TEXT)                SHARE PURCHASE AGREEMENT NO. AV-01

                              Moscow, Russia                   November 5, 2001

                              This Share Purchase Agreement (this "Agreement") is entered into by and between Open Joint Stock Company "Vimpel-Communications", organized and existing under the laws of the Russian Federation with its registered office at 10 Ulitsa 8-Marta, Building 14, Moscow, Russia (the "Issuer") and Eco Telecom Limited, a company organized and existing under the laws of Gibraltar (the "Purchaser" and, together with the Issuer, collectively, the "Parties"). The Parties hereby agree as follows:

                              1. SUBJECT OF THE AGREEMENT

                              The Issuer agrees to sell, and the Purchaser agrees to purchase, five million one hundred fifty thousand (5,150,000) registered shares of common stock of the Issuer, with a nominal value of 0.5 kopecks per share, registration No. 1-08-00027-A, registration date September 12, 2001 (the "Shares").

                              2. OBLIGATIONS OF THE PARTIES AND INCORPORATION OF
                                 THE PRIMARY AGREEMENT BY REFERENCE

                              The purchase of the Shares, the payment for the Shares and the transfer of title to the Shares shall be made according to the terms set forth in the Primary Agreement dated as of May 30, 2001 between the Issuer, the Purchaser and Telenor East Invest (the "Primary Agreement"). The Primary Agreement is hereby incorporated into this Agreement by reference and constitutes an inalienable part of this Agreement as if all the provisions thereof, including, among others, all the substantial terms such as the price for the Shares, procedure for payment of the Shares and transfer of title to the Shares, were restated herein in full, except Section 2.01(b), which shall not be incorporated into this Agreement.

                              3. SHARE TRANSFER

                              Concurrently with the execution of this Agreement, the Issuer shall execute a share transfer order, as established by Russian law and required by the Registrar (the "Transfer Order"). The Issuer shall deliver a duly executed Transfer Order to the Registrar in order for the transfer of the Shares from the Issuer to the Purchaser to be registered in the share registry of the Issuer.

(RUSSIAN TEXT)                4. PRICE

                              The Price of Shares' placement shall be US$ 20 (Twenty US Dollars) per share.

                              The total purchase price of the Shares shall be US$ 103,000,000 (One Hundred Three Million US Dollars).

                              5. SETTLEMENTS

                              All settlements under this Agreement shall be made in US dollars according to the procedure established by Russian law. If Russian law prohibits making such settlements in US dollars, all settlements shall be made in rubles at the Central Bank exchange rate effective on the date prior to the date of settlements.

                              6. GOVERNING LAW

                              This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

                              7. ARBITRATION

                              Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration as provided in Section 13.11 of the Primary Agreement.

                              8. COUNTERPARTS AND LANGUAGE

                              This Agreement is being executed in seven originals, and the Parties agree that in the event of a discrepancy between the English and the Russian language versions, the English language version shall prevail.

                              9. TERM

                              This Agreement shall be effective from the day of its execution by the Parties and shall continue in full force and effect until the Parties have performed their respective obligations.

(RUSSIAN TEXT)                IN WITNESS WHEREOF, this Share Purchase Agreement
                              has been duly executed and delivered by each Party hereto this 5th day of November, 2001.


                              ISSUER

                              Open Joint Stock Company
                              "Vimpel-Communications"


                              By /s/ JO LUNDER
                                 -----------------------------------------------
                                 Name:  Jo Lunder
                                 Title: General Director and CEO


                              By /s/ VLADIMIR M. BYCHENKOV
                                 -----------------------------------------------
                                 Name:  Vladimir M. Bychenkov
                                 Title: Chief Accountant



                              PURCHASER

                              Eco Telecom Limited


                              By /s/ PAVEL KULIKOV
                                 -----------------------------------------------
                                 Name:  Pavel Kulikov
                                 Title: Attorney-in-Fact

 (RUSSIAN TEXT)                             SHARE PURCHASE AGREEMENT

                              This Share Purchase Agreement (this "Agreement") is entered into in the city of Moscow, the Russian Federation, on November 5, 2001, between ECO TELECOM LIMITED, a company organized and existing under the laws of Gibraltar with its registered office at: 10/8 International Commercial Centre, Casemates Square, Gibraltar (the "Purchaser"), and Dr. DmitrI Borisovich Zimin, a Russian citizen, holding a passport XXIV-MIO No. 520067, issued on 4 January 1980 by 126 Moscow Militia Department, residing at: 269, Building 3, House 53, Ulitsa Festivalnaya, Moscow 125502 (the "Seller" and, together with the Purchaser, collectively, the "Parties"). The Parties hereby agree as follows:

                              1. SUBJECT OF THE AGREEMENT

                              The Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller ordinary registered shares of Open Joint Stock Company "Vimpel-Communications", an open joint stock company organized and existing under the laws of the Russian Federation (the "Issuer"), with its legal address at 10-12, Ulitsa 8-Marta, Moscow, 125683, Russia. The number of shares being sold hereunder is Ninety Six Thousand Seven Hundred Forty (96,740) ordinary registered shares, with a nominal value of 0.005 rubles per share, Registration No. 73-1-6945 (the "Shares"). The purchase price of the Shares is Twenty US dollars (US$20) per share, amounting to One Million Nine Hundred Thirty Four Thousand Eight Hundred US dollars (US$1,934,800) for all Shares (the "Purchase Price"). The Purchaser shall pay to the Seller the Purchase Price in Russian rubles at the exchange rate of the Central Bank of Russia on the date of payment by wire transfer in immediately available funds to the Seller's account as specified in Section 10 hereof.

(RUSSIAN TEXT)                2. OBLIGATIONS OF THE PARTIES AND INCORPORATION OF
                                 THE SHARE PURCHASE AGREEMENT BY REFERENCE

                              The purchase of the Shares shall be subject to the terms set forth in the Share Purchase Agreement dated as of May 30, 2001 between the Seller and the Purchaser (the "Share Purchase Agreement"). The Share Purchase Agreement is hereby incorporated into this Agreement by reference and constitutes an inalienable part of this Agreement. All terms used, but not otherwise defined herein, shall have the meanings ascribed to them in the Share Purchase Agreement.

                              3. REPRESENTATIONS AND WARRANTIES OF THE SELLER

                              The Seller hereby represents and warrants to the Purchaser that the representations and warranties of the Seller set forth in Section 3.02 of the Share Purchase Agreement are true and correct.

                              4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                              The Purchaser hereby represents and warrants to the Seller that the representations and warranties of the Purchaser set forth in Section 3.01 of the Share Purchase Agreement are true and correct.

                              5. SHARE TRANSFER

                              Concurrently with the execution of this Agreement,
                              (i) the Seller has delivered to the Purchaser the documents specified in Schedule 1 hereto (to the extent applicable), together with a

(RUSSIAN TEXT)                duly executed share transfer order, as established
                              by Russian law, substantially in the form attached as Schedule 3 hereto, and (ii) the Purchaser has delivered to the Seller the documents specified in
                              Schedule 2 hereto (to the extent applicable), and duly executed the share transfer order provided earlier by the Seller pursuant to (i) above, in order for the transfer of the Shares from the Seller to the Purchaser to be registered in the register of shareholders of the Issuer.

                              6. PAYMENT ORDER

                              Concurrently with the execution of this Agreement, the Purchaser has delivered to the Seller a duly executed payment order for transferring the Purchase Price to the Seller.

                              7. GOVERNING LAW

                              This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

                              8. DISPUTE RESOLUTION

                              Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled in accordance with
                              Section 8.14 of the Share Purchase Agreement.

                              9. COUNTERPARTS AND LANGUAGE

                              This Agreement is being executed in both English and Russian, with two originals, and the Parties

(RUSSIAN TEXT)                agree that in the event of a discrepancy between
                              the English and the Russian language versions, the English language version shall prevail.

                              10. BANK DETAILS OF THE SELLER

                              The Purchase Price shall be transferred by the Purchaser to the following bank account of the
                              Seller:

                              Recipient: Dmitri Borisovich Zimin
                              INN: 771200628310
                              Acc.No.: 42301810700810033029
                              Recipient's Bank: KB "CITIBANK T/O",
                              BIK: 044525202
                              Bank's Correspondent Acc.: 30101810300000000202

                              IN WITNESS WHEREOF, this Share Purchase Agreement has been duly executed and delivered by each Party hereto this 5th day of November, 2001.


                              SELLER

                              DR. DMITRI BORISOVICH ZIMIN


                              By /s/ DR. DMITRI ZIMIN
                                 -----------------------------------------------



                              PURCHASER

                              ECO TELECOM LIMITED


                              By /s/ PAVEL KULIKOV
                                 -----------------------------------------------
                                 Name: Pavel Kulikov
                                 Title: Attorney-in-Fact

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (Amendment No.  )*

                OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS"
                ------------------------------------------------
                                (Name of Issuer)

                    Common Stock, 0.005 rubles nominal value
                    ----------------------------------------
                         (Title of Class of Securities)

                                   68370R 10 9
                                   -----------
                                 (CUSIP Number)

                                   Franz Wolf
                               Eco Telecom Limited
                                     Suite 2
                                  4 Irish Place
                                    Gibraltar
                                   (350) 41977
                                ----------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  May 30, 2001
                    -----------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

                                 With a Copy to:

                                Vladimir Golosov
                                  OOO Alfa-Eco
                                 21 Novy Arbat
                                 121019 Moscow
                               Russian Federation
                                (7-095) 202 8364

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

   2
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

   3
________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     ECO TELECOM LIMITED
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

     AF; OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

     N/A
________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     GIBRALTOR
________________________________________________________________________________
  NUMBER OF    7    SOLE VOTING POWER

   SHARES           5,263,102 Common Stock**
               _________________________________________________________________
BENEFICIALLY   8    SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         5,263,102 Common Stock**
               _________________________________________________________________
   PERSON      10   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,263,102 Common Stock**
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     13.05% Common Stock**
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     00; HC
________________________________________________________________________________

 *  See Instructions before filling out!
** After giving effect to the transactions described in Item 6 herein, Eco Telecom will be the direct beneficial owner of 6,426,600 (100%) shares of the Issuer's type-A voting preferred stock, which, together with the total number of shares of the Issuer's common stock of which Eco Telecom will be the direct beneficial owner, will represent approximately 25% of the Issuer's outstanding voting capital stock. See Item 5.

   4
________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     ECO HOLDINGS LIMITED
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

     AF; OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

     N/A
________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     GIBRALTOR
________________________________________________________________________________
  NUMBER OF    7    SOLE VOTING POWER

   SHARES           5,263,102 Common Stock**
               _________________________________________________________________
BENEFICIALLY   8    SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         5,263,102 Common Stock**
               _________________________________________________________________
   PERSON      10   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,263,102 Common Stock**
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     13.05% Common Stock**
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     00; HC
________________________________________________________________________________

 *  See Instructions before filling out!
** After giving effect to the transactions described in Item 6 herein, the Reporting Person may be deemed to beneficially own 6,426,600 (100%) shares of the Issuer's type-A voting preferred stock, which, together with the total number of shares of the Issuer's common stock that the Reporting Person may be deemed to beneficially own, will represent approximately 25% of the Issuer's outstanding voting capital stock. See Item 5.

   5
________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     CTF HOLDINGS LIMITED
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

     AF; OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     GIBRALTOR
________________________________________________________________________________
  NUMBER OF    7    SOLE VOTING POWER

   SHARES           5,263,102 Common Stock**
               _________________________________________________________________
BENEFICIALLY   8    SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         5,263,102 Common Stock**
               _________________________________________________________________
   PERSON      10   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,263,102 Common Stock**
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     13.05% Common Stock
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     00; HC
________________________________________________________________________________

 *  See Instructions before filling out!
** After giving effect to the transactions described in Item 6 herein, the Reporting Person may be deemed to beneficially own 6,426,600 (100%) shares of the Issuer's type-A voting preferred stock, which, together with the total number of shares of the Issuer's common stock that the Reporting Person may be deemed to beneficially own, will represent approximately 25% of the Issuer's outstanding voting capital stock. See Item 5.

   6
________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     CROWN FINANCE FOUNDATION
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS*

     AF; OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     LIECHTENSTEIN
________________________________________________________________________________
  NUMBER OF    7    SOLE VOTING POWER

   SHARES           5,263,102 Common Stock**
               _________________________________________________________________
BENEFICIALLY   8    SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         5,263,102 Common Stock**
               _________________________________________________________________
   PERSON      10   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,263,102 Common Stock**
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     13.05% Common Stock**
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     00
________________________________________________________________________________

 *  See Instructions before filling out!
** After giving effect to the transactions described in Item 6 herein, the Reporting Person may be deemed to beneficially own 6,426,600 (100%) shares of the Issuer's type-A voting preferred stock, which, together with the total number of shares of the Issuer's common stock that the Reporting Person may be deemed to beneficially own, will represent approximately 25% of the Issuer's outstanding voting capital stock. See Item 5.

   7
         This Statement on Schedule 13D relates to shares of common stock, 0.005 rubles nominal value (the "Common Stock"), of Open Joint Stock Company "Vimpel-Communications" ("VimpelCom"), a Russian open joint stock company. This statement is being filed by the Reporting Persons (as defined herein) to report that Eco Telecom Limited has entered into certain agreements to acquire, subject to the fulfillment of certain conditions, shares of VimpelCom, as a result of which the Reporting Persons may be deemed to be the beneficial owners of more than 5% of the outstanding shares of Common Stock of VimpelCom.

         The summary descriptions contained in this Statement of certain agreements and documents are qualified in their entirety by reference to the complete texts of such agreements and documents filed as Exhibits hereto and incorporated herein by reference.

ITEM 1.  SECURITY AND ISSUER.

         This Statement relates to the Common Stock. The address of the principal executive office of VimpelCom is 10 Ulitsa 8-Marta, bldg. 14, Moscow, Russian Federation 125083.

ITEM 2.  IDENTITY AND BACKGROUND

         This Statement is being filed on behalf of each of the persons listed below (collectively, the "Reporting Persons"), and relates to the Common Stock held for the account of Eco Telecom Limited. The agreement between the Reporting Persons relating to the joint filing of this Statement is attached as Exhibit A hereto.

         Reporting Persons:

         (i)      Eco Telecom Limited ("Eco Telecom");

         (ii)     Eco Holdings Limited ("Eco Holdings");

         (iii)    CTF Holdings Limited ("CTF Holdings"); and

         (iv)     Crown Finance Foundation ("Crown Finance").

This Statement relates to the shares of Common Stock held for the account of Eco Telecom.

The Reporting Persons

         Eco Telecom is a Gibraltar company, with its principal business address at 10/8 International Commercial Centre, Casemates Square, Gibraltar. The principal business of Eco Telecom is to function as a holding company.

         Eco Holdings is a Gibraltar company with its principal business address at 28 Irish Town, Gibraltar. The principal business of Eco Holdings is to function as a holding company. Eco Holdings is the sole shareholder of Eco Telecom and, in such capacity, may be deemed to be the beneficial owner of securities held for the account of Eco Telecom.

         CTF Holdings is a Gibraltar limited liability company with its principal address at Suite 2, 4 Irish Place, Gibraltar. The principal business of CTF Holdings is to function as a holding company. CTF Holdings is the sole shareholder of the outstanding shares of Eco Holdings and, in such capacity, may be deemed to be the beneficial owner of securities held for the account of Eco Telecom.

         Crown Finance is a Liechtenstein foundation with its principal address at Am Schragen Weg 14, P.O. Box 1618, FL-9490, Vaduz, Liechtenstein. The principal business of Crown Finance is investment and management of the assets and capital of the foundation.

   8
Crown Finance is the sole shareholder of CTF Holdings and, in such capacity, may be deemed to be the beneficial owner of securities held for the account of Eco Telecom.

         The Supervisory Board coordinates the strategic development of a group of affiliated entities, often referred to as "Alfa Group Consortium," which includes the Reporting Persons. In certain instances, the Supervisory Board issues recommendations regarding strategic business decisions to the entities which are members of Alfa Group Consortium. The Alfa Group of companies was established in Russia in 1988. The Group is active in the banking, asset management, oil and gas, commodities trading, real estate and retailing sectors in Russia, in each of which it has established a leading position. The Alfa Group is also active in international commodities trading.

         The Eco Holdings Supervisory Board coordinates the strategic development of Eco Holdings and its controlled affiliates, which includes Eco Telecom. In certain instances, the Eco Holdings Supervisory Board issues recommendations regarding strategic business decisions to Eco Holdings and its controlled affiliates.

         Current information concerning the identity and background of the directors and officers of Eco Telecom, Eco Holdings, CTF Holdings, and Crown Finance is set forth in Annex A hereto, which is incorporated by reference in response to this Item 2. In addition, current information regarding the identity and background of the members of the Supervisory Board and the Eco Holdings Supervisory Board is set forth in Annex A hereto, which is incorporated by reference in response to this Item 2.

         During the past five years, none of the Reporting Persons and, to the best of the Reporting Persons' knowledge, no other person identified in response to this Item 2 has been (a) convicted in a criminal proceeding or (b) a party to any civil proceeding as a result of which it or he has been subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Pursuant to a Primary Agreement dated as of May 30, 2001 (the "Primary Agreement") between Eco Telecom, VimpelCom and Telenor East Invest AS ("Telenor"), VimpelCom agreed to issue, and Eco Telecom agreed to subscribe for and purchase, on the First Closing Date (as described in Item 6 herein), 5,150,000 shares of Common Stock for a purchase price equal to US $103 million, subject to the fulfilment of certain conditions specified in the Primary Agreement, as described in Item 6 herein. Of this $103 million, Eco Telecom deposited $50 million into an escrow account pursuant to an Escrow Agreement (as described in Item 6 herein). Subject to the fulfillment of certain conditions, these funds (excluding interest accrued thereon, which will be returned to Eco Telecom) will be released to VimpelCom on the First Closing Date, as described in Item 6 herein. The remaining $53 million of the purchase price will be delivered to VimpelCom on the First Closing Date subject to fulfilment of certain conditions specified in and in accordance with the terms of the Primary Agreement. The payment of the $53 million portion of the purchase price is guaranteed by Open Joint Stock Company "Alfa Bank" ("Alfa Bank") pursuant to a Guarantee dated May 30, 2001, issued by Alfa Bank in favor of VimpelCom (the "Alfa Bank Guarantee"). The $50 million portion of the purchase price deposited into escrow and the $53 million portion of the purchase price to be delivered on the First Closing Date will be obtained from the working capital of controlled affiliates of Eco Holdings.

         Eco Telecom also has agreed to acquire on the First Closing Date, as described in Item 6 herein, subject to the fulfilment of certain conditions, 96,740 shares of Common Stock from Dr. Dmitri Borisovich Zimin ("Dr. Zimin"), the founder and President of VimpelCom, pursuant to a Share Purchase Agreement dated as of May 30, 2001 (the "Zimin Share Purchase Agreement"), for a purchase price equal to $1,934,800 payable on the First Closing Date. In addition, pursuant to a separate Share Purchase Agreement dated as of May 30, 2001 between

   9
Eco Telecom and Overture Limited, an affiliate of Dr. Zimin (the "Overture Share Purchase Agreement", and, together with the Zimin Share Purchase Agreement, the "Zimin Share Purchase Agreements"), Eco Telecom has agreed to acquire on the First Closing Date an additional 16,362 shares of Common Stock and 6,426,600 shares of VimpelCom's Type-A voting preferred stock (the "Preferred Stock") for an aggregate purchase price of $25 million (comprised of a purchase price for the shares of Common Stock of $327,240 and a purchase price for the shares of Preferred Stock of $24,672,760), which is payable by Eco Telecom on or prior to December 25, 2003, subject to earlier payment upon the occurrence of certain events described in the Overture Share Purchase Agreement. If the purchase price is not paid on the due date therefor, interest will accrue on any amount of the purchase price outstanding at a rate of 12% per annum from the date such payment was due until payment is actually made. On or after the First Closing Date, Eco Telecom will pledge shares of Preferred Stock and shares of Common Stock to Overture Limited to secure the payment of the $25 million purchase price, as described further in Item 6 herein. In addition, Eco Telecom will grant call options on shares of Preferred Stock and shares of Common Stock which will become exercisable (as described in Item 6 herein) in the event that Eco Telecom defaults on its obligations to pay the purchase price under the Overture Share Purchase Agreement. Eco Telecom expects to obtain funds to satisfy the purchase price under the Zimin Share Purchase Agreements from the working capital of controlled affiliates of Eco Holdings.

ITEM 4.  PURPOSE OF TRANSACTION.

         The information set forth in Item 6 herein is incorporated by reference in response to this Item 4.

         Eco Telecom will acquire shares of VimpelCom and its wholly-owned subsidiary, Closed Joint Stock Company "VimpelCom-Region" ("VimpelCom-R") for investment purposes and to participate on the boards of directors of VimpelCom and VimpelCom-R, in each case as more fully described in the transaction documents described in Item 6 herein and attached as Exhibits hereto.

         The transaction documents provide that Eco Telecom shall not transfer VimpelCom shares to a direct competitor (as defined in the VimpelCom Registration Rights Agreement and as described further in Item 6 herein) or to certain persons convicted of a felony (or any controlling persons of such persons) and impose notification requirements with respect to certain transfers of VimpelCom shares. The transaction documents also impose certain restrictions on the disposition of shares of VimpelCom-R. In addition, Eco Telecom has entered into a Registration Rights Agreement and Option Agreement (as described in Item 6 herein) with respect to the VimpelCom and VimpelCom-R Shares to facilitate the resale of these shares under certain conditions.

         The transaction documents, subject to certain conditions, grant each of Eco Telecom and VimpelCom the right to initiate (from and after the Third Closing Date, as described in Item 6 herein) a review of a potential merger (or other form of business combination) of VimpelCom-R into VimpelCom. In addition, after giving effect to the VimpelCom Primary Agreement, the Zimin Share Purchase Agreements and the other transaction documents described in Item 6 herein, Eco Telecom will have, as a result of its VimpelCom stock ownership, blocking power over those shareholder matters requiring a 75% majority vote of VimpelCom's shareholders, and, through its ability to elect members to VimpelCom's board of directors, will have (through its designated board members) blocking power over certain decisions of the VimpelCom board of directors.

         Other than as described herein, none of the Reporting Persons has any plans or proposals that relate to or would result in any of the actions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D (although, subject to the provisions of the VimpelCom Primary Agreement and the other transaction documents described in Item 6 herein, the Reporting Persons reserve the right to develop such plans).

         The descriptions of certain provisions of the transaction documents included in this Item 4 are qualified in their entirety by reference to the summary descriptions of such transaction documents included in Item 6 herein and to the complete texts of such transaction documents filed as Exhibits hereto.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         The information set forth in Item 6 herein is incorporated by reference in response to this Item 5.

         (a) After giving effect to the transactions contemplated by the VimpelCom Primary Agreement and the Zimin Share Purchase Agreements (as defined in Item 6 herein), Eco Telecom will be the direct beneficial owner of 5,263,102 shares of Common Stock and 6,426,600 shares of Preferred Stock, and each of the Reporting Persons may be deemed the beneficial owner of the 5,263,102 shares of Common Stock and the 6,426,600 shares of Preferred Stock held for the account of Eco Telecom. Each share of Preferred Stock entitles its holder to have one vote (as does each share of common stock) on all issues voted upon at shareholder meetings of VimpelCom, among other rights, and is convertible into one share of Common Stock at any time after June 30, 2016 at the election of the holder of the Preferred Stock. The 5,263,102 shares of Common Stock will represent approximately 13.05% of VimpelCom's outstanding Common Stock after giving effect to the transactions contemplated by the VimpelCom Primary Agreement and the Zimin Share Purchase Agreements. The 6,426,600 shares of Preferred Stock will represent 100% of VimpelCom's outstanding shares of Preferred Stock after giving effect to the transactions contemplated by the VimpelCom Primary Agreement and the Zimin Share Purchase Agreements. The aggregate 5,263,102 shares of Common Stock and 6,426,600 shares of Preferred Stock will represent approximately 25% of the total number of VimpelCom's voting capital

   10
stock after giving effect to the transactions contemplated by the VimpelCom Primary Agreement and the Zimin Share Purchase Agreements.

     After giving effect to the transactions contemplated by the VimpelCom Primary Agreement and Zimin Share Purchase Agreements, up to 23,777,302 shares (and not less than 23,379,415 shares) of voting capital stock of VimpelCom will be subject to the VimpelCom Shareholders Agreement, constituting in the aggregate up to 50.85% (and not less than 50% plus fifteen shares) of VimpelCom's total issued and outstanding voting stock. Neither the filing of this Statement nor any of its contents will be deemed to constitute an admission that any of the Reporting Persons is the beneficial owner of any shares of VimpelCom (other than the 5,263,102 shares of Common Stock and 6,426,600 shares of Preferred Stock as described above) for the purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purposes, and such beneficial ownership is expressly disclaimed.

         (b) Each of the Reporting Persons may be deemed to have sole power to direct the voting and disposition of 5,263,102 shares of Common Stock and 6,426,600 shares of Preferred Stock held for the account of Eco Telecom.

         (c) Except for the transactions described in this Schedule 13D, there have been no transactions effected with respect to the shares of Common Stock during the past 60 days by any of the Reporting Persons.

         (d) No Reporting Person knows of any other person who has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock.

         (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

   11
SUMMARY OF TRANSACTION

         On May 30, 2001, Eco Telecom entered into a series of agreements with VimpelCom, VimpelCom-R and Telenor, which provide for a strategic equity investment by Eco Telecom in VimpelCom and VimpelCom-R, to accelerate the development of the regional GSM licenses held by VimpelCom-R and for possible acquisitions of new regional license opportunities which may be identified in the future. Under these agreements, Eco Telecom has committed to invest, subject to the fulfillment of certain conditions, an aggregate $220 million in three tranches, of which $103 million will be invested directly into VimpelCom in the first tranche and $58.5 million will be invested directly into VimpelCom-R in each of the second and third tranches.

FIRST CLOSING

         Acquisition of Shares by Eco Telecom. Pursuant to the Primary Agreement, dated as of May 30, 2001, among VimpelCom, Eco Telecom and Telenor (the "VIMPELCOM PRIMARY AGREEMENT") and subject to shareholder, regulatory and certain other approvals described below, as well as the fulfillment of certain conditions precedent, Eco Telecom will, on the date of the closing of the first tranche investment (the "FIRST CLOSING"), acquire 5,150,000 newly-issued shares of common stock of VimpelCom at a price of US$20 per common share, for an aggregate purchase price of US$103 million (the "VIMPELCOM NEW SHARE PURCHASE PRICE"). (Subject to shareholder, regulatory and certain other approvals and the fulfillment of certain conditions precedent, the parties anticipate that the First Closing will occur no later than November 30, 2001.)

         Eco Telecom has also agreed to acquire, subject to the fulfillment of certain conditions (including the conditions precedent under the VimpelCom Primary Agreement), from Dr. Zimin and his affiliate, Overture Limited ("OVERTURE LIMITED"), simultaneously with the First Closing, (i) 113,102 shares of common stock of VimpelCom and (ii) 6,426,600 shares of Type-A voting preferred stock of VimpelCom, for an aggregate purchase price of approximately US$26.9 million.

         The acquisition by Eco Telecom of the shares of capital stock from VimpelCom and Dr. Zimin and Overture Limited as described above will result in Eco Telecom owning 25% plus 2 shares of the voting capital stock of VimpelCom on the First Closing.

         The VimpelCom Primary Agreement provides that if Eco Telecom fails to purchase the newly-issued common shares of VimpelCom in breach of Eco Telecom's obligations under the VimpelCom Primary Agreement, then Eco Telecom will pay liquidated damages to (i) VimpelCom in an amount equal to US$45 million and (ii) Telenor in an amount equal to US$5 million.

         Acquisition of Shares of VimpelCom-R by VimpelCom. On the First Closing, the proceeds received by VimpelCom from the sale to Eco Telecom of newly-issued shares of common stock of VimpelCom (US$103 million), together with an additional US$15.76 million from VimpelCom, will be contributed by VimpelCom to VimpelCom-R in exchange for 2,969 newly-issued shares of common stock of VimpelCom-R (at a purchase price of US$40,000 per share of common stock) pursuant to the Primary Agreement, dated as of May 30, 2001, among VimpelCom-R, VimpelCom, Eco Telecom and Telenor (the "VIP-R PRIMARY AGREEMENT" and, together with the VimpelCom Primary Agreement, the "PRIMARY AGREEMENTS"). (VimpelCom-R is currently a wholly-owned subsidiary of VimpelCom, with VimpelCom owning all 1,000 shares of VimpelCom-R's issued and outstanding common stock.)

         Acquisition of Shares by Telenor. The VimpelCom Primary Agreement provides that Telenor will purchase certain treasury shares from VimpelCom that VimpelCom may acquire from its shareholders in connection with the extraordinary general meeting of VimpelCom's shareholders (the "EGM"), at which VimpelCom's shareholders will vote upon certain matters contemplated by the transaction documents described herein. In addition, Telenor has also agreed to acquire from Overture Limited shares of Common Stock simultaneously with the First Closing so that, following the First Closing, taking into account shares of Common Stock that Telenor currently owns and the shares of treasury stock that Telenor may acquire from VimpelCom, Telenor will own shares of Common Stock representing at least 25% plus 13 shares of the voting capital stock of VimpelCom.

   12
PREFERRED STOCK CLOSING

         Pursuant to the VIP-R Primary Agreement and subject to the fulfillment of certain conditions precedent, VimpelCom-R will, within 75 days of the First Closing (the "VIP-R PREFERRED STOCK CLOSING"), issue to Eco Telecom 1,323 shares of Type-A convertible voting preferred stock (the "PREFERRED STOCK") representing 25% of the voting capital stock of VimpelCom-R for a purchase price equal to the aggregate nominal value of such shares (approximately US$464). Simultaneously with the Preferred Stock Closing, VimpelCom will sell to Eco Telecom one share of common stock of VimpelCom-R at a price of US$40,000 (which is equal to the price per share of VimpelCom-R common stock paid by VimpelCom at the First Closing) resulting in Eco Telecom owning 25% plus 1 share of the voting capital stock of VimpelCom-R immediately following the Preferred Stock Closing.

SECOND CLOSING

         Pursuant to the VIP-R Primary Agreement, subject to the fulfillment of certain conditions precedent, on the first anniversary of the First Closing (which date may be extended by Eco

   13
Telecom to a date no more than 7 months following such anniversary if approval of the Ministry for Anti-Monopoly Policy and Support for Entrepreneurship of the Russian Federation ("MAMP") for the transactions contemplated to occur on such anniversary has not yet been obtained by Eco Telecom on such anniversary) (the "SECOND CLOSING"):

         - Eco Telecom will acquire newly-issued shares of common stock of VimpelCom-R for an aggregate purchase price of US$58.5 million (subject to adjustment as described below);

         - Telenor will have the option to purchase newly-issued shares of common stock of VimpelCom-R for an aggregate purchase price of US$29.25 million (subject to adjustment as described below); and

         - VimpelCom will have the option to purchase newly-issued shares of common stock of VimpelCom-R for an aggregate purchase price of US$29.25 million (subject to adjustment as described below).

         The acquisitions of shares of common stock of VimpelCom-R at the Second Closing will be at a purchase price of US$40,000 per share (or such other purchase price per share as may be determined by the board of VimpelCom-R in accordance with Russian law, with a redistribution of the shares of VIP-R Preferred Stock described below). In the event that either VimpelCom or Telenor chooses not to exercise its option to purchase common shares at the Second Closing, then Telenor or VimpelCom, respectively, will have the additional option at the Second Closing to subscribe for and purchase from VimpelCom-R the shares of common stock not purchased by the other party. The options of VimpelCom and Telenor at the Second Closing can only be exercised in whole and not in part, except that Telenor may purchase a lesser number of shares so that as a result of such purchase, Telenor owns 20% minus 1 share of the voting capital stock of VimpelCom-R. In addition, the aggregate US$58.5 million which Eco Telecom is required to invest in VimpelCom-R at the Second Closing may be reduced by the amount, up to US$25 million, of certain investments by Eco Telecom into VimpelCom occurring prior to the Second Closing (excluding those investments by Eco Telecom at the First Closing) that Eco Telecom is permitted to make in VimpelCom in order to maintain its 25% plus 1 share ownership interest in the voting capital stock of VimpelCom. If this reduction occurs, the amounts which VimpelCom and Telenor will be permitted to invest at the Second Closing pursuant to their respective options will be proportionately reduced.

THIRD CLOSING

         Pursuant to the VIP-R Primary Agreement, subject to the fulfillment of certain conditions precedent, on the first anniversary of the Second Closing (which date may be extended by Eco Telecom to a date no more than 7 months following such anniversary if approval of MAMP for the transactions contemplated to occur on such anniversary has not yet been obtained by Eco Telecom on such anniversary) (the "THIRD CLOSING"):

         - Eco Telecom will acquire newly-issued shares of common stock of VimpelCom-R for an aggregate purchase price of US$58.5 million (subject to adjustment as described below);

         - Telenor will have the option to purchase newly-issued shares of common stock of VimpelCom-R for an aggregate purchase price of US$29.25 million (subject to adjustment as described below); and

   14
         - VimpelCom will have the option to purchase newly-issued shares of common stock of VimpelCom-R for an aggregate purchase price of US$29.25 million (subject to adjustment as described below).

         The acquisitions of shares of common stock of VimpelCom-R at the Third Closing will be at a purchase price of US$40,000 per share (or such other purchase price per share as may be determined by the board of VimpelCom-R in accordance with Russian law, with a redistribution of the shares of VIP-R Preferred Stock described below). In the event that either VimpelCom or Telenor chooses not to exercise its option to purchase common shares at the Third Closing, then Telenor or VimpelCom, respectively, will have the additional option at the Third Closing to subscribe for and purchase from VimpelCom-R the shares of common stock not purchased by the other party. In addition, each of VimpelCom and Telenor will also have the right to purchase at the Third Closing the number of shares of common stock which it was entitled to purchase at the Second Closing but did not (provided that such shares were not purchased by the other party at the Second Closing as described above with respect to the Second Closing options). The options of VimpelCom and Telenor can only be exercised in whole and not in part, except that VimpelCom may purchase a lesser number of shares so that as a result of such purchase, VimpelCom owns 50% plus 1 share of the voting capital stock of VimpelCom-R. In addition, the aggregate US$58.5 million which Eco Telecom is required to invest in VimpelCom-R at the Third Closing may be reduced by the amount, up to US$25 million (less the amount of any such reduction which occurred at the Second Closing), of certain investments by Eco Telecom in VimpelCom occurring prior to the Third Closing (excluding those investments by Eco Telecom at the First Closing) that Eco Telecom is permitted to make into VimpelCom in order to maintain its 25% plus 1 share ownership interest in the voting capital stock of VimpelCom. If this reduction occurs, the amounts which VimpelCom and Telenor will be permitted to invest at the Third Closing pursuant to their respective options will be proportionately reduced.

REDISTRIBUTION OF PREFERRED STOCK; CONVERSION OF PREFERRED STOCK; CALL ON PREFERRED STOCK

         Pursuant to the VIP-R Primary Agreement, at each of the Second Closing and the Third Closing (as well as upon certain other events described in the VIP-R Primary Agreement), the VIP-R Preferred Stock will be redistributed among Eco Telecom, VimpelCom and Telenor such that each of Eco Telecom, VimpelCom and Telenor own the same percentage of the voting capital stock of VimpelCom-R that each would have owned had the VIP-R Preferred Stock not been issued (except that between the Second Closing and the Third Closing, Eco Telecom will own that number of shares of common stock and VIP-R Preferred Stock of VimpelCom-R equal to 25% plus 1 share of the voting capital stock of VimpelCom-R) and had all newly-issued shares of common stock of VimpelCom-R been issued at the Second Closing and Third Closing at a purchase price per share of US$40,000. Immediately following the Third Closing, upon completion of all regulatory steps, VimpelCom-R will take the necessary measures to effect the conversion of all issued and outstanding shares of Preferred Stock into shares of common stock of VimpelCom-R (with each share of Preferred Stock being converted into one share of common stock of VimpelCom-R).

         If the redistribution of the VIP-R Preferred Stock for whatever reason does not occur as provided in the VIP-R Primary Agreement, then VimpelCom, through a wholly-owned subsidiary, has the right to purchase (the "VIP SUBSIDIARY CALL OPTION") from Eco Telecom, VimpelCom and Telenor at nominal value such number of shares of VIP-R Preferred Stock so that after taking into account all shares of common stock actually issued at the Second Closing and Third Closing, any

   15
redistributions of VIP-R Preferred Stock that may have occurred prior thereto and all shares of VIP-R Preferred Stock purchased pursuant to the VIP Subsidiary Call Option, each of Eco Telecom, VimpelCom and Telenor own the same percentage of the voting capital stock of VimpelCom-R that each would have owned had the redistributions taken place in accordance with the VIP-R Primary Agreement.

CONDITIONS PRECEDENT TO OBLIGATIONS TO EFFECT TRANSACTIONS UNDER PRIMARY AGREEMENTS

CONDITIONS PRECEDENT - VIMPELCOM PRIMARY AGREEMENT

         Conditions Precedent to the Obligations of Purchasers at the First Closing. The respective obligations of Eco Telecom and Telenor (the "VIMPELCOM PURCHASERS") to pay their respective portion of the purchase price to VimpelCom at the First Closing, are subject to the satisfaction or waiver of certain customary conditions precedent including, among others, the following:

         - the representations and warranties made by VimpelCom in Article III of the VimpelCom Primary Agreement will have been true and correct in all material respects on and as of the date of the VimpelCom Primary Agreement, and certain of such representations and warranties will be true and correct in all material respects on the date of the First Closing as though such representations and warranties were made on and as of such date;

         - VimpelCom will have performed and complied in all material respects with each of the covenants in Article V of the VimpelCom Primary Agreement;

         - on the date of the First Closing, there will not be in effect any order or law prohibiting the consummation of the transactions contemplated by the VimpelCom Primary Agreement or any of the other transaction agreements, or which could be reasonably expected to result in a material impairment of any of the VimpelCom Purchasers' rights under such agreements, and there will not be pending any action or proceeding before any governmental or regulatory authority which could reasonably be expected to result in the issuance of any such order or the enactment of any such law;

         - the receipt by each of the VimpelCom Purchasers and VimpelCom of those governmental, regulatory, shareholder and third party consents and approvals specified in the VimpelCom Primary Agreement;

         - the fulfillment (or waiver) of the conditions precedent to the obligations of each of the VimpelCom Purchasers, as applicable, under their respective agreements with Dr. Zimin and Overture Limited regarding the purchase by each VimpelCom Purchaser of shares of Common Stock and Preferred Stock simultaneously with the First Closing;

         - the receipt by each of the VimpelCom Purchasers from the other of a copy of all the contracts between the other and any other party involving voting rights, rights to nominate directors, or the conveyance of various shares of VimpelCom Common Stock and Preferred Stock owned by Dr. Zimin and his affiliates; and

         - all individuals designated by each of the VimpelCom Purchasers for election to the boards of directors of VimpelCom and VimpelCom-R, as specified in the VimpelCom Primary Agreement, will have been elected.

         Conditions Precedent to the Obligations of Issuer. Under the VimpelCom Primary Agreement, the obligations of VimpelCom to sell shares of Common Stock to the VimpelCom

   16
Purchasers at the First Closing are also subject to the satisfaction or waiver of certain customary conditions precedent.

CONDITIONS PRECEDENT - VIP-R PRIMARY AGREEMENT

         First Closing - Conditions Precedent to the Obligations of Purchaser and Issuer. Under the VIP-R Primary Agreement, the obligations of VimpelCom, as purchaser, to pay the purchase price to VimpelCom-R at the First Closing, and the obligations of VimpelCom-R, as issuer, to issue shares of VimpelCom-R common stock to VimpelCom at the First Closing, are each subject to the satisfaction or waiver of the condition precedent that the closing of the issuance and purchase of the shares of VimpelCom Common Stock at the First Closing as contemplated by the VimpelCom Primary Agreement occurs prior to or simultaneously with the closing of the issuance and purchase of the shares of VimpelCom-R common stock at the First Closing as contemplated by the VIP-R Primary Agreement.

         Preferred Stock Closing - Conditions to Obligations of Purchaser and Issuer. Under the VIP-R Primary Agreement, the obligations of Eco Telecom, as purchaser, to pay the purchase price to VimpelCom-R at the Preferred Stock Closing, and the obligations of VimpelCom-R, as issuer, to issue shares of VIP-R Preferred Stock to Eco Telecom at the Preferred Stock Closing, are each subject to the satisfaction or waiver of the condition precedent that there will not be in effect any order or law prohibiting the Preferred Stock Closing.

         Second and Third Closings - Conditions to Obligations of Purchasers. Under the VIP-R Primary Agreement, the obligations of Eco Telecom, VimpelCom and Telenor (the "VIMPELCOM-R PURCHASERS") to pay their respective portions of the purchase price to VimpelCom-R at the Second Closing and the Third Closing, as the case may be, are subject to the satisfaction or waiver of the following conditions precedent:

         a) there will not be in effect on the Second Closing or Third Closing, as the case may be, any order or law prohibiting such closing;

         b) there will not be in effect on the Second Closing or Third Closing, as the case may be, any presidential decree, governmental resolution or law enacted by the Duma and signed by the President of Russia ("SPECIFIED LEGISLATION") preventing such closing;

         c) Eco Telecom will not have exercised its option to sell its shares of VimpelCom Common Stock to Telenor under the Option Agreement, dated as of May 30, 2001, between Telenor and Eco Telecom;

         d) VimpelCom will not be in breach of its obligations under certain provisions of the VimpelCom-R Shareholders Agreement;

         e) the VIP-R Preferred Stock will have been issued at the Preferred Stock Closing in accordance with the terms of the VIP-R Primary Agreement (subject to certain exceptions set out in the VIP-R Primary Agreement);

         f) VimpelCom will have delivered to the other VimpelCom-R Purchasers an officer's certificate executed by its Chief Executive Officer regarding the United States Investment Company Act of 1940, as amended; and

         g) VimpelCom will not have breached its obligations under the VimpelCom Primary Agreement relating to the required sale by VimpelCom of one share of VimpelCom-R common stock to Eco Telecom at the Preferred Stock Closing.

   17
         The VIP-R Primary Agreement provides that an "ECO TELECOM CONTRIBUTION DEFAULT" will be deemed to have occurred if Eco Telecom does not pay the purchase price for the shares of VimpelCom-R at either the Second Closing or the Third Closing for any reason other than clauses (c) through (g) above. The consequences of an Eco Telecom Contribution Default are described below.

         Second and Third Closings - Conditions to Obligations of Issuer. Under the VIP-R Primary Agreement, the obligations of VimpelCom-R to issue shares of common stock to the VimpelCom-R Purchasers at the Second Closing and the Third Closing, as the case may be, are subject to the satisfaction or waiver of the conditions precedent that there will not be in effect any order or law prohibiting such closing.

RUSSIAN SECURITIES LAW REGULATIONS

         Current Russian securities regulations prohibit issuers from concluding agreements to place shares with a specific purchaser prior to the time the shares have been registered with the Russian Federal Commission on the Securities Markets (the "FCSM"). For this reason, the provisions of the Primary Agreements relating to the issuance of shares to the relevant purchasers are, solely for the purposes of compliance with Russian law, considered preliminary agreements. Prior to the relevant closing date, after the shares have been registered with the FCSM, the relevant purchaser will enter into a short form share purchase agreement (the "RUSSIAN SHARE PURCHASE AGREEMENT") which will incorporate by reference the terms and conditions of the relevant Primary Agreement. To satisfy the requirements of Russian securities regulations, for purposes of Russian law, obligations of VimpelCom and VimpelCom-R to issue, and of any purchasers to make payments for, any newly-issued shares shall not arise, and neither VimpelCom nor VimpelCom-R will be considered to have offered any newly-issued shares until the relevant Russian Share Purchase Agreement has been signed.

CERTAIN COVENANTS UNDER PRIMARY AGREEMENTS

CERTAIN COVENANTS OF VIMPELCOM UNDER VIMPELCOM PRIMARY AGREEMENT

         Non-Solicitation. During the period commencing on the date of the VimpelCom Primary Agreement until the earlier of (a) the First Closing, (b) the date of termination of the VimpelCom Primary Agreement and (c) the date on which any governmental authority or third party denies in writing a consent required to consummate the transaction contemplated by the VimpelCom Primary Agreement and the other transaction agreements, VimpelCom will not take, nor will it permit VimpelCom-R to take any action to accept an offer from any entity (other than the VimpelCom Purchasers or their affiliates) deriving at least 15% of its revenues, on a consolidated basis with its affiliates, from the telecommunications business (a "STRATEGIC INVESTOR") to engage in or reach an agreement regarding any issuance of shares by VimpelCom-R to such Strategic Investor or any merger or consolidation of VimpelCom-R with such Strategic Investor or any sale of all or substantially all of the assets of VimpelCom-R to such Strategic Investor (each, a "BUSINESS COMBINATION"). VimpelCom has agreed to notify each VimpelCom Purchaser in the event any Strategic Investor makes such an offer or inquiry relating to VimpelCom-R.

         Financial Statements and Reports. VimpelCom has agreed to provide to each VimpelCom Purchaser certain financial and operational reports and other information beginning from the date of the VimpelCom Primary Agreement until the date on which the VimpelCom Purchaser, having once attained 10% or more of the issued and outstanding voting capital stock of VimpelCom, holds less than 10% of the issued and outstanding voting capital stock of VimpelCom.

   18
         Certain Restrictions. Except as contemplated in the VimpelCom Primary Agreement or the other transaction agreements, from the date of the VimpelCom Primary Agreement until the First Closing, VimpelCom will refrain from the following (unless it has received the prior written consent of each VimpelCom Purchaser): (a) amending its charter, de-listing its ADSs from the New York Stock Exchange ("NYSE") or taking any action in connection therewith or any recapitalization, reorganization, liquidation or dissolution of VimpelCom or VimpelCom-R or KBI (each of VimpelCom-R and KBI, a "SIGNIFICANT SUBSIDIARY"),
(b) declaring or paying any dividend or other distribution regarding the equity of VimpelCom or any Significant Subsidiary (other than dividends payable on the Preferred Stock) or redeeming or acquiring an equity interest or option in VimpelCom, (c) engaging with any party in any Business Combination or (d) entering into any agreement to do or engage in any of the foregoing.

                  Charter Amendments; Post-Closing Actions. Prior to the First Closing, VimpelCom will effect certain amendments to its charter as specified in the VimpelCom Primary Agreement and will have registered such amendments with the Moscow Registration Chamber (the "MRC") and the State Registration Chamber under the Ministry of Justice of Russia (the "SRC"). As promptly as practicable after the First Closing, VimpelCom will complete all regulatory steps relating to the issuance of shares to Eco Telecom.

         Procedural Regulations of Board; Management Regulations and Operating Committee. Prior to the First Closing, VimpelCom will effect the amendments to the procedural regulations of the VimpelCom board contemplated by the VimpelCom Primary Agreement, update the VimpelCom management regulations on the procedures for VimpelCom to conclude transactions with interested parties to include the information provided by Eco Telecom and its officers and directors regarding their affiliated persons, and adopt resolutions establishing the role of the operating committee as contemplated by the VimpelCom Primary Agreement.

         Pre-Closing Veto Rights. From the date of the VimpelCom Primary Agreement until the earlier of the First Closing and the date of the first meeting of the VimpelCom board which includes all the designees of each VimpelCom Purchaser specified in the VimpelCom Primary Agreement (the "VIMPELCOM FIRST BOARD DATE"), each VimpelCom Purchaser will have the right to veto the following actions by VimpelCom and KBI (subject to certain exceptions): (A) the issuance of any new shares of capital stock of VimpelCom (other than as contemplated in the VimpelCom Primary Agreement or the other transaction agreements) or any of VimpelCom-R, KBI, Closed Joint Stock Company "Impuls-KB" and Closed Joint Stock Company "RTI Service-Svyaz" (collectively, the "CONSOLIDATED SUBSIDIARIES"); (B) the creation of any new subsidiary or any investment in any new subsidiary exceeding US$1 million in the aggregate; (C) entering into a contract or series of contracts (other than for indebtedness) having a value per contract in excess of US$2.5 million; (D) transactions with an aggregate value greater than

   19
US$1 million between VimpelCom and any VimpelCom subsidiary (other than a Significant Subsidiary) or between VimpelCom subsidiaries, (E) transactions with an aggregate value greater than US$100,000 between VimpelCom or a Significant Subsidiary on the one hand and an officer, director or shareholder of such entity or direct or indirect subsidiary of any such officer, director or shareholder on the other hand, (F) the incurrence of indebtedness by VimpelCom exceeding US$2 million (other than the re-financing of existing indebtedness or the incurrence of additional indebtedness to Alcatel SEL AG in an aggregate amount not exceeding US$25 million), (G) the creation or adoption of any employee benefit plan, (H) the incurrence of any lien over any assets or properties of VimpelCom or a VimpelCom subsidiary securing indebtedness of VimpelCom or a VimpelCom subsidiary greater than US$2 million (other than certain liens securing indebtedness from Alcatel SEL AG or Sberegatelny Bank of Russia), (I) the termination or waiver of any obligation owed to VimpelCom or a VimpelCom subsidiary greater than US$100,000 and (J) any write off or write down, or any determination thereto, regarding any assets or properties of VimpelCom or a Significant Subsidiary, in an amount greater than US$500,000.

         Transactions with Affiliates. With respect to each VimpelCom Purchaser, from the date of the VimpelCom Primary Agreement until the date on which a VimpelCom Purchaser, having once attained 10% or more of the issued and outstanding voting capital stock of VimpelCom, holds less than 10% of the issued and outstanding voting capital stock of VimpelCom, except as otherwise permitted by the VimpelCom Primary Agreement and the other transaction agreements, VimpelCom will not, and to the extent of its voting power and control will not permit any VimpelCom subsidiaries to, (a) make any investment in an affiliate,
(b) transfer, sell, lease, assign or otherwise dispose of any assets to an affiliate, (c) merge into or consolidate with or acquire assets from an affiliate, or (d) enter into any transaction with an affiliate; provided, however, that (i) any affiliate who is an individual may serve as a director, officer or employee of VimpelCom or any VimpelCom subsidiaries and receive reasonable compensation therefor and (ii) VimpelCom or any VimpelCom subsidiary may enter into (A) property leases or service, inventory or other arrangements in the ordinary course of business (if the consideration arising therefrom would be substantially as advantageous to VimpelCom and any of its subsidiaries as the consideration which would obtain in a comparable transaction with a person who is not an affiliate) and (B) any other transaction approved by the VimpelCom board or shareholders in accordance with the VimpelCom charter or internal documents of VimpelCom approved by the VimpelCom board in accordance with the charter.

         KBI. From the date of the VimpelCom Primary Agreement until the date on which a VimpelCom Purchaser, having once attained 10% or more of the issued and outstanding voting capital stock of VimpelCom, holds less than 10% of the issued and outstanding voting capital stock of VimpelCom, VimpelCom will exercise its voting rights with respect to shares of capital stock of KBI that VimpelCom owns and take other steps as necessary (to the extent of its voting power) to ensure that there are five individuals elected to the KBI board of directors, including one designated by Eco Telecom and one designated by Telenor. From the date of the VimpelCom Primary Agreement until the date on which a VimpelCom Purchaser, having once attained 25% plus 1 share or more of the issued and outstanding voting capital stock of VimpelCom, holds less than 25% plus 1 share of the issued and outstanding voting capital stock of VimpelCom, VimpelCom will exercise its voting rights with respect to shares of capital stock of KBI that VimpelCom owns and take other steps as necessary (to the extent of its voting power) to ensure that certain actions, as set forth in the VimpelCom Primary Agreement, are not taken by KBI, KBI's board or KBI's shareholders without the prior written consent of the VimpelCom Purchasers (except to the extent any such action has been approved by the KBI shareholders in accordance with the procedural regulations of the VimpelCom board or as contemplated by the VimpelCom Primary Agreement or the other transaction agreements).



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   20
         Transfer and Voting of Callable Preferred Stock. Following the exercise by VimpelCom of the Preferred Stock Call Option (as defined below) under the VimpelCom Primary Agreement and the transfer of the shares of Preferred Stock (as defined below) to VimpelCom and/or any of its controlled affiliates in accordance with the VimpelCom Primary Agreement, (a) neither VimpelCom nor any of its controlled affiliates will transfer any of the shares of Preferred Stock to any person (except that such controlled affiliate may transfer such shares to VimpelCom, provided VimpelCom cancels such shares as soon as practicable following such transfer), (b) neither VimpelCom nor any of its controlled affiliates will use any of the shares of Preferred Stock for the purpose of nominating any person for election to the VimpelCom board, calling a meeting of the shareholders of VimpelCom or adding an item to the agenda of any GMS or any other meeting of the shareholders of VimpelCom, and (c) at any GMS or any other meeting of the shareholders of VimpelCom, VimpelCom will, to the extent permitted by Russian law, vote, and/or will cause any of its controlled affiliates which holds any of the shares of Preferred Stock to vote, the shares of Preferred Stock held by VimpelCom and/or any such controlled affiliate, as the case may be, pro rata in accordance with the votes submitted by all other shareholders of VimpelCom.

         Conditions and Approvals. VimpelCom has generally agreed to take all commercially reasonable steps to obtain the required regulatory and third party approvals and to satisfy the other conditions precedent to First Closing.

CERTAIN COVENANTS OF VIMPELCOM PURCHASERS UNDER VIMPELCOM PRIMARY AGREEMENT

         Escrow of Purchase Price. With respect to Eco Telecom, from and after the date on which the specified portion of the purchase price to be paid by Eco Telecom at the First Closing has been deposited with the escrow agent under the Escrow Agreement (as defined below) and until such portion of the purchase price has been repaid to Eco Telecom or paid to VimpelCom, in each case, in accordance with the terms of the Escrow Agreement, Eco Telecom will ensure that no liens securing indebtedness of Eco Telecom will attach to such portion of the purchase price.

         VimpelCom's Call Option on VimpelCom Preferred Stock Owned by Eco Telecom. Pursuant to the terms and subject to the conditions set out in the VimpelCom Primary Agreement, Eco Telecom has granted VimpelCom an option to purchase from Eco Telecom (the "PREFERRED STOCK CALL OPTION") all of the 6,426,600 shares of VimpelCom Preferred Stock to be transferred to Eco Telecom by Overture Limited simultaneously with the First Closing pursuant to the Overture Share Purchase Agreement between Eco Telecom and Overture Limited on the same date as the VimpelCom Primary Agreement. The aggregate exercise price required to be paid by VimpelCom to acquire the shares of Preferred Stock is 2 times the aggregate nominal value of the shares of Preferred Stock. VimpelCom will have the right to exercise the Preferred Stock Call Option on any date during the 90 day period immediately following the date of an Eco Telecom Contribution Default. Upon the registration of the transfer of the shares of Callable Preferred Stock from Eco Telecom to VimpelCom or VimpelCom's designee (which designee will be a controlled affiliate of VimpelCom) (the "TRANSFEREE") in accordance with the terms of the VimpelCom Primary Agreement, Eco Telecom will assign to the Transferee all of its rights, and the Transferee will assume all of Eco Telecom's obligations under the Overture Share Purchase Agreement, including, without limitation, all payment obligations thereunder; provided that if the Transferee is a designee of VimpelCom, VimpelCom will, simultaneously with the registration of the transfer of such shares of


                                                                              20
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   21
Preferred Stock, execute and deliver to Overture Limited a guarantee of the obligations of the Transferee; and provided, further, that to the extent Eco Telecom has paid to Overture Limited prior to the date of assignment to the Transferee of the Overture Share Purchase Agreement all or any part of the $25 million owed by Eco Telecom to Overture Limited under the Overture Share Purchase Agreement, then VimpelCom shall pay, or cause to be paid, to Eco Telecom the amount so paid by Eco Telecom to Overture Limited. Pursuant to the terms set forth in certain Supplemental Agreements to be entered into on the First Closing among the past and current holders of the VimpelCom Preferred Stock, VimpelCom will cancel its existing call option on the VimpelCom Preferred Stock; provided, however, that the cancellation of such call option is conditional on the holders of the VimpelCom Preferred Stock fulfilling their obligation to pay a conversion premium upon any conversion of the shares of VimpelCom Preferred Stock into shares of VimpelCom Common Stock at a price equal to the then-fair market value of the common stock. Eco Telecom, VimpelCom, Dr. Zimin, Overture Limited and Telenor entered into a letter agreement dated May 30, 2001, in which Eco Telecom confirmed certain obligations associated with the Preferred Stock to be acquired by it, and VimpelCom, Telenor and Dr. Zimin confirmed the rights associated with the Preferred Stock to be acquired by Eco Telecom.

         Conditions and Approvals. Each VimpelCom Purchaser has generally agreed to take all commercially reasonable steps to obtain the required regulatory and third party approvals and to satisfy the other conditions precedent to First Closing.

CERTAIN COVENANTS OF VIMPELCOM-R UNDER VIP-R PRIMARY AGREEMENT

         Transactions with Affiliates. Except as otherwise permitted by the VIP-R Primary Agreement and the other transaction agreements, VimpelCom-R will not, and to the extent of its voting power and control will not permit any VimpelCom-R subsidiaries to, (a) make any investment in an affiliate, (b) transfer, sell, lease, assign or otherwise dispose of any assets to an affiliate, (c) merge into or consolidate with or acquire assets from an affiliate, or (d) enter into any transaction with an affiliate; provided, however, that (i) any affiliate who is an individual may serve as a director, officer or employee of VimpelCom-R or any VimpelCom-R subsidiaries and receive reasonable compensation therefor and (ii) VimpelCom-R or any VimpelCom-R subsidiary may enter into (A) property leases or service, inventory or other arrangements in the ordinary course of business (if the consideration arising therefrom would be substantially as advantageous to VimpelCom-R and any of its subsidiaries as the consideration which would obtain in a comparable transaction with a person who is not an affiliate) or (B) any other transaction approved by the VimpelCom-R board or shareholders in accordance with the VimpelCom-R charter or internal documents of VimpelCom-R approved by the VimpelCom-R board in accordance with the charter. Each VimpelCom-R Purchaser will be entitled to enforce this covenant only so long as such VimpelCom-R Purchaser owns 5% or more of the issued and outstanding voting capital stock of VimpelCom-R.

         Matters Concerning VimpelCom. VimpelCom-R has agreed (a) to provide certain information to VimpelCom as necessary for VimpelCom to fulfill applicable disclosure requirements and (b) to not take any actions that would cause VimpelCom to be in breach of certain agreements to which VimpelCom is party.

         Conditions and Approvals. VimpelCom-R has generally agreed to take all commercially reasonable steps to obtain the required regulatory and third party approvals and to satisfy the other conditions precedent to each of the closings.

CERTAIN COVENANTS OF VIMPELCOM-R PURCHASERS UNDER VIP-R PRIMARY AGREEMENT

         Conditions and Approvals. Each VimpelCom-R Purchaser has generally agreed to take all commercially reasonable steps to obtain the required regulatory and third party approvals and to satisfy the other conditions precedent to each of the closings.



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   22
CERTAIN ADDITIONAL COVENANTS UNDER VIP-R PRIMARY AGREEMENT

         Reimbursement of Certain Tax Liabilities. The VIP-R Primary Agreement provides for the reimbursement by VimpelCom of certain future specified tax expenses that may be incurred by VimpelCom-R in connection with certain actions taken by VimpelCom prior to the date of the VIP-R Primary Agreement.

         Trademark License Covenant. As long as the Trademark License Agreements (as defined in the VimpelCom Primary Agreement) remain in effect, VimpelCom will grant to VimpelCom-R licenses to use each trademark of VimpelCom registered by the patent office of the Russian Federation following the date of the VIP-R Primary Agreement which is used by VimpelCom in its cellular mobile telecommunications business (it being understood that this will not include trademarks used for the promotion of mobile Internet/WAP portals and related content services provided by means of mobile access to such content and services/resources) within the territory of the Russian Federation with the exclusion of the Moscow license area.

INDEMNIFICATION UNDER PRIMARY AGREEMENTS

INDEMNIFICATION - VIMPELCOM PRIMARY AGREEMENT

         In the event the First Closing occurs, VimpelCom will indemnify each VimpelCom Purchaser in respect of all losses incurred by such VimpelCom Purchaser arising out of (a) VimpelCom's misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in the VimpelCom Primary Agreement, (b) VimpelCom-R's misrepresentation or breach of warranty contained in Article III of the VIP-R Primary Agreement and (c) VimpelCom-R's non-fulfillment of or failure to perform any covenant or agreement contained in the VIP-R Primary Agreement prior to the date of the first meeting of the VimpelCom-R board which includes all designees of each VimpelCom-R Purchaser specified in the VIP-R Primary Agreement (the "VimpelCom-R First Board Date"). The VimpelCom Primary Agreement also provides that, in the event the First Closing occurs, each VimpelCom Purchaser will indemnify and hold VimpelCom harmless in respect of all losses incurred by VimpelCom arising out of or relating to such VimpelCom Purchaser's misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in the VimpelCom Primary Agreement.

         The aggregate liability of VimpelCom with respect to all claims of Eco Telecom made under the indemnification provisions contained in the VimpelCom Primary Agreement is generally limited to the amount of the purchase price actually paid by Eco Telecom as of such time under the VimpelCom Primary Agreement and the VIP-R Primary Agreement (the "TOTAL VIMPELCOM/ECO TELECOM INDEMNIFICATION AMOUNT"), provided that the aggregate liability of VimpelCom-R and VimpelCom with respect to all claims of Eco Telecom under the VimpelCom Primary Agreement and the VIP-R Primary Agreement may not exceed the Total VimpelCom/Eco Telecom Indemnification Amount. The aggregate liability of Eco Telecom with respect to all claims of VimpelCom made under the indemnification provisions contained in the VimpelCom Primary Agreement will be limited to the amount of the purchase price paid by Eco Telecom at the First Closing under the VimpelCom Primary Agreement.

         The aggregate liability of VimpelCom with respect to all claims of Telenor, and the aggregate liability of Telenor with respect to all claims of VimpelCom, made under the indemnification provisions contained in the VimpelCom Primary Agreement will be limited to US$160 million.

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   23
INDEMNIFICATION - VIP-R PRIMARY AGREEMENT

         In the event the First Closing occurs, VimpelCom-R will indemnify Eco Telecom in respect of all losses incurred by Eco Telecom arising out of VimpelCom-R's failure to perform, following the VimpelCom-R First Board Date, any covenant or agreement contained in the VIP-R Primary Agreement, provided that such failure was not caused by (a) Eco Telecom's breach of any of the transaction agreements or (b) willful misconduct, bad faith action or failure to act by the chief executive officer of VimpelCom-R (appointed by the members of the VimpelCom-R board nominated to the VimpelCom-R board by Eco Telecom, or by VimpelCom as instructed by Eco Telecom, pursuant to the VIP-R Shareholders Agreement (as defined below)) (the "VIMPELCOM-R CEO") or any members of VimpelCom-R senior management appointed by the VimpelCom-R CEO.

         In the event the First Closing occurs, VimpelCom-R will indemnify each of Telenor and VimpelCom in respect of all losses incurred by Telenor or VimpelCom, as the case may be, arising out of (a) VimpelCom-R's failure, following the VimpelCom-R First Board Date, to perform any covenant or agreement contained in the VIP-R Primary Agreement, provided that such failure was not caused by Telenor's or VimpelCom's, as the case may be, breach of any of the transaction agreements, and (b) any misrepresentation or breach of warranty by VimpelCom-R contained in the disclosure letters to be delivered in connection with the Second Closing and/or Third Closing pursuant to the VIP-R Primary Agreement.

         The VIP-R Primary Agreement also provides that, in the event the First Closing occurs, each VimpelCom-R Purchaser will indemnify and hold VimpelCom-R harmless in respect of all losses incurred by VimpelCom-R arising out of or relating to such VimpelCom-R Purchaser's misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in the VIP-R Primary Agreement.

         The aggregate liability of VimpelCom-R with respect to all claims of Eco Telecom made under the indemnification provisions contained in the VIP-R Primary Agreement is generally limited to the amount of the purchase price actually paid by Eco Telecom as of such time under the VimpelCom Primary Agreement and the VimpelCom-R Primary Agreement. The aggregate liability of Eco Telecom with respect to all claims of VimpelCom-R made under the indemnification provisions contained in the VIP-R Primary Agreement is limited to US$117 million.

         The aggregate liability of VimpelCom-R with respect to all claims of Telenor, and the aggregate liability of Telenor with respect to all claims of VimpelCom-R, made under the indemnification provisions contained in the VIP-R Primary Agreement is limited to the amount of the purchase price actually paid by Telenor as of such time under the VIP-R Primary Agreement.

         The aggregate liability of VimpelCom-R with respect to all claims of VimpelCom, and the aggregate liability of VimpelCom with respect to all claims of VimpelCom-R, made under the indemnification provisions contained in the VIP-R Primary Agreement is limited to the amount of the purchase price actually paid by VimpelCom as of such time under the VIP-R Primary Agreement.

TERMINATION OF PRIMARY AGREEMENTS

TERMINATION OF VIMPELCOM PRIMARY AGREEMENT

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   24
         The VimpelCom Primary Agreement will terminate (a) at any time prior to the First Closing, by mutual written agreement of the parties, (b) at midnight (Moscow time) on November 30, 2001 (or up to six business days thereafter in certain cases) (the "FINAL DATE") if the First Closing will not have occurred by such time, (c) on the date on which a meeting of the shareholders of VimpelCom is held at which a vote of such shareholders is conducted concerning the transactions contemplated by the VimpelCom Primary Agreement and the other transaction agreements and such shareholders fail to approve such transactions as are required to be approved by such shareholders or (d) upon payment in full of liquidated damages by Eco Telecom pursuant to the VimpelCom Primary Agreement.

TERMINATION OF VIP-R PRIMARY AGREEMENT

         The VIP-R Primary Agreement will terminate (a) at midnight (Moscow time) on the Final Date if the First Closing will not have occurred by such time, (b) on the date on which a meeting of the shareholders of VimpelCom is held at which a vote of such shareholders is conducted concerning the transactions contemplated by the VIP-R Primary Agreement and the other transaction agreements and such shareholders fail to approve such transactions as are required to be approved by such shareholders or (c) with respect to Telenor only, upon the Third Closing (or any extension of the Third Closing, if applicable, as provided in the VIP-R Primary Agreement) if Telenor will have not exercised its option at the Second Closing or the Third Closing to purchase shares of VimpelCom-R common stock as provided in the VIP-R Primary Agreement.

ESCROW AND GUARANTEES

ESCROW AGREEMENT AND ALFA BANK GUARANTEE

         Under the terms of the Escrow Agreement, dated as of May 30, 2001, among Eco Telecom, VimpelCom and Citibank, N.A., acting through its London branch (the "ESCROW AGREEMENT"), Eco Telecom has deposited US$50 million (the "INITIAL DEPOSIT AMOUNT" and the remaining US$53 million of the VimpelCom New Share Purchase Price being the "CLOSING DEPOSIT AMOUNT") in an escrow account held by Citibank, N.A., acting through its London branch (the "ESCROW AGENT"), which, subject to the terms and conditions of the VimpelCom Primary Agreement and the Escrow Agreement, will be paid to VimpelCom as a portion of the VimpelCom New Share Purchase Price. Interest accruing on the Initial Deposit Amount will be paid to Eco Telecom. One of the requirements for payment to be made under the Escrow Agreement is that the Escrow Agent receive a notice signed by both VimpelCom and Eco Telecom confirming the closing date for receipt of payment under the Escrow Agreement.

         As part of the transactions contemplated by the Primary Agreements, VimpelCom, VimpelCom-R, Eco Telecom and Citibank T/O (OOO) (the "ACCOUNT BANK") have entered into the Account Bank and Overdraft Agreement dated May 30, 2001 (the "ACCOUNT BANK AND OVERDRAFT AGREEMENT"). In the Account Bank and Overdraft Agreement, Eco Telecom has agreed to deposit the Closing Deposit Amount in an account in the name of Eco Telecom at the Account Bank prior to the date of the First Closing. In addition, Eco Telecom has procured the issuance of Guarantee No. 41949 by OAO "Alfa-Bank" ("ALFA BANK"), dated as of May 30, 2001 (the "ALFA BANK GUARANTEE") for the benefit of VimpelCom with respect to the performance by Eco Telecom of its obligations to pay the Closing Deposit Amount. One of the requirements for payment to be made under the Alfa Bank Guarantee is that Alfa Bank receive a notice signed by both VimpelCom and Eco Telecom confirming the closing date for receipt of payment under the Alfa Bank Guarantee. The Alfa Bank Guarantee will terminate on the earlier to occur of the full discharge by Eco Telecom of its obligation to pay the Closing Deposit Amount of the VimpelCom New Share Purchase Price or December 31, 2001.

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   25
Consistent with Alfa Bank's customary practice, the Management Board and Credit Committee of Alfa Bank approved the issuance of the Alfa Bank Guarantee. Alfa Bank has warranted to VimpelCom that Alfa Bank has received all proper approvals for the granting of the Alfa Bank Guarantee in accordance with Russian law and that the Alfa Bank Guarantee is enforceable under Russian law and VimpelCom has received an opinion from international legal counsel to Alfa Bank confirming this. Alfa Bank is affiliated with Eco Telecom. There exists some uncertainty under Russian law as to whether a guarantee given by an entity to a third party in which the guarantor guarantees the obligations of an affiliated entity would be considered an interested party "transaction" under Russian law requiring the approval of the disinterested, independent members of the board of directors of the guarantor.

GUARANTEE BY CTF HOLDINGS LIMITED AND ECO HOLDINGS LIMITED

         Eco Holdings Limited, the parent company of Eco Telecom (the "GENERAL GUARANTOR"), has guaranteed the performance of all of the obligations of Eco Telecom under the Primary Agreements and the other transaction agreements (other than the obligations of Eco Telecom to pay the VimpelCom New Share Purchase Price and to pay for the newly-issued shares of VimpelCom-R) pursuant to a Guarantee Agreement, dated as of May 30, 2001, by and among the General Guarantor, CTF Holdings Limited (the "LIMITED GUARANTOR"), VimpelCom, VimpelCom-R and Telenor (the "ALFA GUARANTEE"). The Limited Guarantor, the direct parent company of the General Guarantor, has guaranteed the performance by Eco Telecom of the provisions in the transaction agreements relating to restrictions on share transfers of VimpelCom and VimpelCom-R, debt acquisitions and the non-compete (each described below). In addition, each of the General Guarantor and Limited Guarantor has undertaken to, and to cause its controlled affiliates to, adhere to the restrictions on share transfers relating to VimpelCom and VimpelCom-R, the provision on debt acquisitions and the non-compete provision (each described below). The aggregate amount for which the General Guarantor and Limited Guarantor are liable under the Alfa Guarantee will not exceed US$160 million (less any amounts paid by Eco Telecom in damages or as the result of a settlement of any claim arising from any failure to perform or fulfill any obligation under any of the transaction agreements).

GUARANTEE BY TELENOR ASA

         Telenor ASA, the parent company of Telenor (the "TELENOR GUARANTOR"), has guaranteed the performance of all of the obligations of Telenor under the Primary Agreements and the other transaction agreements (including the obligation of Telenor to pay the purchase price for the shares of treasury stock to be acquired from VimpelCom at the First Closing) pursuant to a Guarantee Agreement, dated as of May 30, 2001, by and among the Telenor Guarantor, VimpelCom, VimpelCom-R and Eco Telecom (the "TELENOR GUARANTEE"). In addition, the Telenor Guarantor has undertaken to, and to cause its controlled affiliates to, adhere to the restrictions on share transfers relating to VimpelCom and VimpelCom-R, the provision on debt acquisitions and the non-compete provision (each described below). The aggregate amount for which the Telenor Guarantor is liable under the Telenor Guarantee will not exceed (i) in respect of the obligation to pay the purchase price for the shares of treasury stock to be acquired from VimpelCom at the First Closing, the purchase price therefor, and
(ii) in respect of all other obligations under the Telenor Guarantee, US$160 million (less any amounts paid by Eco Telecom in damages or as the result of a settlement of any claim arising from any failure to perform or fulfill any obligation under any of the transaction agreements).

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   26
REGISTRATION RIGHTS

         In connection with the obligations of Eco Telecom and Telenor to enter into the Primary Agreements, (i) Eco Telecom, Telenor and VimpelCom have entered into a Registration Rights Agreement, dated as of May 30, 2001 (the "VIMPELCOM REGISTRATION RIGHTS AGREEMENT"), which provides Eco Telecom and Telenor and any of their respective Permitted Transferees (as defined below) that become a party to the agreement (collectively, the "VIMPELCOM SHAREHOLDERS") with "demand" registration rights and incidental or "piggyback" registration rights with respect to VimpelCom's Registrable Securities (as defined below), and imposes certain obligations on Eco Telecom and Telenor (as described below), and (ii) Eco Telecom, Telenor, VimpelCom and VimpelCom-R have entered into a Registration Rights Agreement dated as of May 30, 2001 (the "VIMPELCOM-R REGISTRATION RIGHTS AGREEMENT" and, collectively with the VimpelCom Registration Rights Agreement, the "REGISTRATION RIGHTS AGREEMENTS"), which provides Eco Telecom, Telenor and VimpelCom and any of their respective Permitted Transferees that become a party to the agreement (collectively, the "VIMPELCOM-R SHAREHOLDERS") with demand registration rights and "piggyback" registration rights with respect to VimpelCom-R's Registrable Securities (as defined below) following an IPO (as defined below) of VimpelCom-R.

         The Registration Rights Agreements define "REGISTRABLE SECURITIES", generally, as ADSs or shares of common stock of VimpelCom or VimpelCom-R, as applicable, excluding any warrants or other securities convertible into or exchangeable for such common stock, that a VimpelCom Shareholder or VimpelCom-R Shareholder, as applicable, may own at any time. "PERMITTED TRANSFEREES" are defined, generally, as any controlling person of a shareholder, and any controlled affiliates of such controlling person.

DEMAND REGISTRATION RIGHTS - VIMPELCOM

         Pursuant to the VimpelCom Registration Rights Agreement if, at any time following the First Closing, VimpelCom receives a written demand from a VimpelCom Shareholder to effect a registration of such Shareholder's Registrable Securities under the United States Securities Act of 1933 (the "SECURITIES ACT"), the anticipated aggregate offering price of which exceeds US$20 million, VimpelCom will, as soon as practicable after receipt of such demand, use its best efforts to effect a registration covering the Registrable Securities as would permit or facilitate the sale and distribution in an underwritten offering of all or a portion of the Registrable Securities specified in such demand. VimpelCom will not, however, be obligated to effect any such registration, qualification or compliance (i) within 6 months after the effective date of a prior registration statement effected in response to a request from any VimpelCom Shareholder or within 6 months after the effective date of any other registration statement effected by VimpelCom for a public offering of VimpelCom common stock, preferred stock or ADSs (collectively, the "VIMPELCOM SHARES");
(ii) if at such time such VimpelCom Shareholder and its Permitted Transferees hold VimpelCom Shares representing less than 5% of VimpelCom's issued and outstanding common stock; (iii) for a period of not more than 180-days past the date upon which VimpelCom would otherwise be required to file a registration statement, if the VimpelCom board determines in good faith that the filing of such registration statement would be seriously detrimental to the completion of a VimpelCom Business Combination (defined below) of VimpelCom and VimpelCom-R; provided, that VimpelCom may exercise such right only once in any 24 month period; or (iv) if at such time VimpelCom has, in response to requests from any VimpelCom Shareholder or such shareholder's predecessors in interest, effected a demand registration of Registrable Securities on at least 3 prior occasions.



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DEMAND REGISTRATION RIGHTS - VIMPELCOM-R

         Pursuant to the VimpelCom-R Registration Rights Agreement, and subject to certain exceptions described therein, if, at any time following the 6 month anniversary of the date on which VimpelCom-R has completed an initial public offering of its common stock pursuant to an effective registration statement under the Securities Act (an "IPO"), VimpelCom-R receives a written demand from a VimpelCom-R Shareholder which holds, individually or in the aggregate, at least 5% of VimpelCom-R's issued and outstanding common stock, that VimpelCom-R effect a registration under the Securities Act with respect to such Shareholder's Registrable Securities, the anticipated aggregate offering amount of which exceeds US$7.5 million, VimpelCom-R will, as soon as practicable after receipt of such demand, use all reasonable efforts to effect such registration as would permit or facilitate the sale and distribution of all or a portion of the Registrable Securities as are specified in such demand.

"PIGGYBACK" REGISTRATION RIGHTS - VIMPELCOM

         Pursuant to the VimpelCom Registration Rights Agreement, each of the VimpelCom Shareholders is entitled to the "piggyback" registration rights described below so long as, at the time of the exercise of such "piggyback" rights, such VimpelCom Shareholder owns or controls VimpelCom Shares representing not less than 5% of VimpelCom's issued and outstanding common stock. If at any time after the First Closing, VimpelCom proposes to register any of its securities in connection with an underwritten offering and sale thereof for cash, either for its own account or the account of another VimpelCom Shareholder exercising demand registration rights, other than (i) a registration relating solely to an employee benefit plan or (ii) a registration relating solely to a transaction under Rule 145 of the Securities Act, then, if at such time such VimpelCom Shareholder is eligible for "piggyback" registration rights as described above, VimpelCom will (a) promptly give each VimpelCom Shareholder written notice thereof and (b) subject to any underwriter cut-backs, include in such registration and in any related qualification and underwriting, all of the Registrable Securities specified in a written request made by such VimpelCom Shareholder (which in any one request will not exceed an aggregate of 50% of the Registrable Securities owned by such VimpelCom Shareholder at such time, unless such VimpelCom Shareholder then holds less than 7.5% of VimpelCom's issued and outstanding common stock) within 30 days after VimpelCom's delivery of such notice.

"PIGGYBACK" REGISTRATION RIGHTS - VIMPELCOM-R.

         Pursuant to the VimpelCom-R Registration Rights Agreement if, at any time, VimpelCom-R proposes to register any of its securities in connection with an underwritten offering and sale thereof for cash, either for its own account or the account of another VimpelCom-R Shareholder exercising demand registration rights, other than (i) pursuant to a registration statement filed on Form F-1 in connection with VimpelCom-R's IPO, (ii) pursuant to a registration statement on Form F-4 or (iii) pursuant to a registration statement filed on Form S-8, then, subject to certain restrictions described therein, each of the VimpelCom-R Shareholders is entitled to "piggyback" registration rights.

ASSIGNMENT OF VIMPELCOM DEMAND AND "PIGGYBACK" REGISTRATION RIGHTS

         Subject to the transfer restrictions on the VimpelCom Shares (as described below), the right to cause VimpelCom to register the Registrable Securities pursuant to a demand registration or a "piggyback" registration may be assigned by a VimpelCom Shareholder (i) to any Permitted Transferee of such VimpelCom Shareholder or (ii) to any single transferee (or group of transferees which are controlled affiliates of the same controlling person) which hold, in the


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aggregate, VimpelCom shares which represent in excess of 25% plus 1 share of the issued and outstanding voting capital stock of VimpelCom (the "VIMPELCOM SPECIFIED PERCENTAGE"); provided, that in each such case, the transferee is required to execute an endorsement to the VimpelCom Registration Rights
Agreement agreeing to be bound by the terms and conditions thereof.

ASSIGNMENT OF VIMPELCOM-R DEMAND AND "PIGGYBACK" REGISTRATION RIGHTS

         Subject to the VimpelCom-R share transfer restrictions (see below), the right to cause VimpelCom-R to register the Registrable Securities pursuant to a demand registration or a "piggyback" registration may not be assigned by any VimpelCom-R Shareholder except (i) to a Permitted Transferee in connection with a transfer of Registrable Securities in accordance with the VimpelCom-R Shareholders Agreement (as defined below) or (ii) in connection with a transfer of 100% of such VimpelCom-R Shareholder's Registrable Securities to a transferee other than a Permitted Transferee in accordance with the VimpelCom-R Shareholders Agreement; provided, that in each such case, the transferee is required to execute an endorsement to the VimpelCom-R Registration Rights Agreement agreeing to be bound to the terms and conditions thereof and the terms and conditions of the VimpelCom-R Shareholders Agreement (defined below).

ECO TELECOM CONTRIBUTION DEFAULT

         Pursuant to the terms of the VimpelCom Registration Rights Agreement, in the event of an Eco Telecom Contribution Default on the date scheduled for the Second Closing (the "SECOND CLOSING DATE") (other than an Eco Telecom Contribution Default which is caused by any Specified Legislation which prevents the Second Closing), the demand and "piggyback" registration rights granted to Eco Telecom pursuant to the VimpelCom Registration Rights Agreement will be suspended until the first anniversary of the Second Closing Date.

VIMPELCOM COVENANT REGARDING TELENOR AND ECO TELECOM OWNERSHIP PERCENTAGE

         The VimpelCom Registration Rights Agreement provides that if, at any time after the First Closing so long as Telenor or Eco Telecom, as the case may be, has not sold any of the shares of VimpelCom which such party holds following the transactions contemplated by the agreements described herein, any person makes a bona fide and otherwise valid claim (as determined by the VimpelCom board in its reasonable discretion) to any ownership right in any shares of voting capital stock of VimpelCom, which ownership right arose prior to May 30, 2001 and, as a direct result of the exercise of such right, Telenor's or Eco Telecom's ownership interest in VimpelCom's voting capital stock is diluted, then, at the request of Telenor or Eco Telecom, as the case may be, VimpelCom will cause Telenor or Eco Telecom, as the case may be, to be offered the opportunity to purchase shares of Common Stock or ADSs, at the fair market value thereof, representing a sufficient number of shares such that, after giving effect to such purchase, Telenor or Eco Telecom, as the case may be, will own in the aggregate the same percentage of VimpelCom's outstanding voting capital stock that such party would have owned had such ownership claim never existed. The fair market value of such shares of common stock or ADSs will be calculated based on the weighted average market value of the ADSs on the New York Stock Exchange during the 30 trading days immediately preceding the date on which the VimpelCom board determined that such ownership claim was bona fide and otherwise valid.

LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS

         The VimpelCom Registration Rights Agreement provides that VimpelCom will not, without the prior written consent of Eco Telecom and its Permitted Transferees (the "ECO TELECOM SHAREHOLDERS") and Telenor and its Permitted Transferees (the "TELENOR


                                                                              28
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   29
SHAREHOLDERS"), include its securities or the securities of any other person in a demand registration effected pursuant to the terms of the VimpelCom Registration Rights Agreement. The VimpelCom-R Registration Rights Agreement provides that VimpelCom-R will not, without the prior written consent of each VimpelCom-R Shareholder holding 5% or more of the Registrable Securities then held by all VimpelCom-R Shareholders, grant any other person registration rights which are superior or pari passu to the rights granted to such VimpelCom-R Shareholders pursuant to the VimpelCom-R Registration Rights Agreement.

TERMINATION OF VIMPELCOM REGISTRATION RIGHTS AGREEMENT

         The VimpelCom Registration Rights Agreement will terminate upon the earliest of (a) the parties' written agreement, (b) midnight (Moscow time) on the Final Date (as defined in the VimpelCom Primary Agreement) if the First Closing hasn't occurred by such time and (c) the date on which the VimpelCom shareholders, at a meeting held to approve the transactions contemplated by the VimpelCom Primary Agreement, fail to approve such transactions; provided, that after the First Closing (i) the rights and obligations of any VimpelCom Shareholder will terminate on the date that such VimpelCom Shareholder, together with such of its Permitted Transferees, having achieved ownership of at least the VimpelCom Specified Percentage own, in the aggregate, VimpelCom Shares representing less than 5% of VimpelCom's issued and outstanding common stock,
(ii) the indemnification obligations of the parties remain in effect indefinitely, (iii) following an Eco Telecom Contribution Default, certain debt and non-compete obligations (see below) of Eco Telecom and its Permitted Transferees remain in effect until the date scheduled for the Third Closing (the "THIRD CLOSING DATE") and (iv) VimpelCom's right to purchase Opportunities (as described below) from Eco Telecom and Telenor remains in effect until such rights have been exercised or have lapsed by their terms.

TERMINATION OF VIMPELCOM-R REGISTRATION RIGHTS AGREEMENT

         The VimpelCom-R Registration Rights Agreement will terminate upon the earliest of (a) the liquidation or dissolution of VimpelCom-R, (b) the parties' written agreement, (c) midnight (Moscow time) on the Final Date if the First Closing has not occurred by such time, or (d) upon the consummation of a VimpelCom Business Combination (see below), in which VimpelCom is the surviving entity. The registration rights granted to any VimpelCom-R Shareholder under the VimpelCom-R Registration Rights Agreement will terminate upon the earliest of
(i) the termination of the VimpelCom-R Registration Rights Agreement, (ii) such time, beginning 6 months after the closing of VimpelCom-R's IPO, when such VimpelCom-R Shareholder, together with its affiliates which are party to the agreement, own in the aggregate less than 5% of VimpelCom's issued and outstanding common stock and (iii) with respect to Telenor only, upon the Third Closing if Telenor has not purchased any VimpelCom-R common stock at the Second Closing or the Third Closing pursuant to the terms of the VIP-R Primary Agreement.

RESTRICTIONS ON SHARE TRANSFERS

In connection with the Primary Agreements, (i) Eco Telecom, Telenor and VimpelCom entered into the VimpelCom Registration Rights Agreement, and Eco Telecom and Telenor entered into a Shareholders Agreement dated as of May 30, 2001 (the "VimpelCom Shareholders Agreement"), each of which sets forth certain rights and obligations with respect to the VimpelCom shares owned by the VimpelCom Shareholders, and (iii) Eco Telecom, Telenor, VimpelCom and VimpelCom-R have entered into a Shareholders Agreement, dated as of May 30, 2001 (the "VIMPELCOM-R SHAREHOLDERS AGREEMENT"), which sets forth the rights and


                                                                              29
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   30
obligations of the VimpelCom-R Shareholders with respect to any shares of common stock or preferred stock of VimpelCom-R (collectively, the "VIMPELCOM-R SECURITIES") owned by them.

VIMPELCOM SHARE TRANSFER RESTRICTIONS

         The VimpelCom Registration Rights Agreement and VimpelCom Shareholders Agreement provides that no VimpelCom Shareholder may transfer, or permit the transfer of, any VimpelCom Shares to (i) any person convicted of a felony in the United States, Norway or the Russian Federation, (ii) any controlling person of any person convicted of such felony or (iii) any direct competitor (as defined in the VimpelCom Registration Rights Agreement) of VimpelCom. Furthermore, no VimpelCom Shareholder may transfer, or permit the transfer of (i) any VimpelCom Shares, the result of which is that such VimpelCom Shareholder, together with its Permitted Transferees, will own less than the VimpelCom Specified Percentage following the transfer or (ii) the VimpelCom Specified Percentage (or any greater number of VimpelCom Shares) to any person who is not a Permitted Transferee, in each case without giving prior written notice to VimpelCom. In the event of any transfer by a VimpelCom Shareholder to a Permitted Transferee or any single transferee (or group of transferees which are controlled affiliates of the same controlling person) which holds, in the aggregate, VimpelCom Shares which represent the VimpelCom Specified Percentage (or more), such transferee will, in each case, be entitled to the rights and obligations of the transferor; provided, that the transferee will be required, in each such case, to execute an endorsement to the VimpelCom Registration Rights Agreement and VimpelCom Shareholders Agreement agreeing to be bound by the terms and conditions thereof.

VIMPELCOM-R SHARE TRANSFER RESTRICTIONS

         Pursuant to the terms of the VimpelCom-R Shareholders Agreement (i) except as provided for therein, no VimpelCom-R Shareholder may transfer or create or permit any lien on any of its VimpelCom-R Securities, (ii) no VimpelCom-R Shareholder may transfer or create a lien upon any of its VimpelCom-R Securities in favor of any other person (whether a Permitted Transferee or otherwise) who is a direct competitor of VimpelCom-R (as defined in the VimpelCom-R Shareholders Agreement), (iii) any VimpelCom-R Shareholder may transfer any of its VimpelCom-R Securities to a Permitted Transferee (other than to a direct competitor), (iv) Eco Telecom may transfer any of its VimpelCom-R Securities to Telenor or any controlled affiliate of Telenor ASA in accordance with the terms of the Option Agreement (described below), (v) Eco Telecom may not transfer, or create or permit a lien upon, any shares of its VimpelCom-R preferred stock in favor of any person, other than any transfers required by Eco Telecom pursuant to the terms of the VIP-R Primary Agreement, which are expressly permitted (and are express obligations of Eco Telecom) under the VimpelCom-R Shareholders Agreement and (vi) until the earlier to occur of the second anniversary of the First Closing or an Eco Telecom Contribution Default, VimpelCom may not transfer any voting capital stock of VimpelCom-R to any person other than a Permitted Transferee. Notwithstanding the foregoing, at any time following VimpelCom-R's IPO, the foregoing share transfer restrictions (including the Right of First Refusal described below), will not apply to any transfers by a VimpelCom-R Shareholder of VimpelCom-R Securities conducted through the New York Stock Exchange or any other national or international exchange or trading facility on which VimpelCom-R's Securities are then listed or quoted and traded; provided that the VimpelCom-R Securities so acquired will not be subject to the VimpelCom-R Shareholders Agreement, and the transferee will not be entitled to any rights or be subject to any obligations thereunder.



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   31
         Right of First Refusal. The VimpelCom-R Shareholders Agreement provides that any VimpelCom-R Shareholder may sell or otherwise effect the physical disposition of (but in no event may otherwise transfer) its VimpelCom-R Securities to any person from whom such VimpelCom-R Shareholder receives a bona fide offer, subject to the terms and conditions of the VimpelCom-R Shareholders Agreement. The selling VimpelCom-R Shareholder (the "SELLING SHAREHOLDER") is required to first give 60 days prior written notice (the "OFFER NOTICE") to all other VimpelCom-R Shareholders, identifying the offeror (including the offeror's controlling persons), the number of VimpelCom-R Securities that are the subject of the offer, the purchase price thereof and, if applicable, notice of the Selling Shareholder's intention to exercise its Required Sale Right (see below). Upon receipt of the Offer Notice, the other VimpelCom-R Shareholders will each have the first right and option to purchase, at the same price and upon the same terms set forth in the Offer Notice, all (but not less than all) of the VimpelCom-R Securities being offered by the Selling Shareholder, pro rata based on the number of shares of VimpelCom-R voting capital stock owned by each such VimpelCom-R Shareholder or in such other proportion as such VimpelCom-R Shareholders may agree, such right to be exercised within 45 days after receipt of the Offer Notice. If the other VimpelCom-R Shareholders elect to purchase the Selling Shareholder's VimpelCom-R Securities, such purchase and sale will be consummated within 180 days after receipt of the Offer Notice. If none of the other VimpelCom-R Shareholders elects to accept the offer, the Selling Shareholder may, within such 180-day period, transfer all of the VimpelCom-R Securities identified in the Offer Notice to the offeror, in accordance with the terms set forth in the Offer Notice. In the event of an Eco Telecom Contribution Default (other than a default caused by any Specified Legislation which prevents the Second Closing), neither Eco Telecom nor any of its Permitted Transferees will have any of the foregoing rights of first refusal, but each will remain subject to all of the foregoing obligations. Notwithstanding the foregoing, any VimpelCom-R Shareholder may transfer its VimpelCom-R Securities to a Permitted Transferee, and Eco Telecom may transfer its VimpelCom-R Securities to Telenor in accordance with the terms of the Eco Telecom/Telenor Option Agreement, in each case without compliance with the foregoing obligations.

         Required Sale Right. Pursuant to the VimpelCom-R Shareholders Agreement, if, at any time following the fifth anniversary of the execution of the VimpelCom-R Shareholders Agreement, a VimpelCom-R Shareholder receives an offer from a person who, together with its affiliates (other than VimpelCom or any of its controlled affiliates) would own or control more than 50% of VimpelCom-R's outstanding voting securities following such transfer (a "CONTROLLING INTEREST"), and the other VimpelCom-R Shareholders do not elect to purchase in full the Selling Shareholder's VimpelCom-R Securities identified in the Offer Notice, the Selling Shareholder will have the right (the "REQUIRED SALE RIGHT") to require the other VimpelCom-R Shareholders to sell their VimpelCom-R Securities to the offeror, in proportion (with respect to each such VimpelCom-R Shareholder) to the number of VimpelCom-R Securities being transferred by the Selling Shareholder. The sale of the VimpelCom-R Securities by such other VimpelCom-R Shareholders will be on the same terms and conditions set forth in the Offer Notice, except that the purchase price to be paid to such other VimpelCom-R Shareholders will be paid in cash and will be the greater of
(i) the price per share stated in the Offer Notice and (ii) the fair market value determined in accordance with the procedure set forth in the VIP-R Shareholders Agreement of each share of VimpelCom-R Securities as of the date of delivery of the Offer Notice. Notwithstanding the foregoing, in the event of an Eco Telecom Contribution Default (other than such default caused by any Specified Legislation which prevents the Second Closing), neither Eco Telecom nor any of its Permitted


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   32
Transferees will retain any of the foregoing rights, but each will remain subject to all of the foregoing obligations.

         Co-Sale Right. If the conditions exist which would entitle a VimpelCom-R Shareholder to exercise its Required Sale Right under the VimpelCom-R Shareholders Agreement but (i) the Selling Shareholder did not exercise its Required Sale Right or (ii) the Selling Shareholder exercises its Required Sale Right with respect to some but not all of the VimpelCom-R Securities held by the other VimpelCom-R Shareholders, then each of the other VimpelCom-R Shareholders will have the right, exercisable by written notice to the Selling Shareholder within 60 days from delivery by the Selling Shareholder of the Offer Notice, to elect to sell to the third party offeror any or all of its VimpelCom-R Securities, free and clear of liens, as part of such sale. Such transfer by the VimpelCom-R Shareholders to the third party offeror will be effected on the same terms as set forth in the Offer Notice; provided, that the per share purchase price of the VimpelCom-R Securities will be the greatest of
(i) the per share purchase price stated in the Offer Notice, (ii) the highest per share purchase price paid by such third party offeror in any such transfer of VimpelCom-R Securities and (iii) the fair market value per share determined in accordance with the procedure set forth in the VIP-R Shareholders Agreement of the VimpelCom-R Securities as of the date of delivery of the Offer Notice. Notwithstanding the foregoing, in the event of an Eco Telecom Contribution Default (other than such default caused by any Specified Legislation which prevents the Second Closing), neither Eco Telecom nor any of its Permitted Transferees will have retain of the foregoing rights.

         Pledge. The VimpelCom-R Shareholders Agreement provides that any Shareholder may pledge its VimpelCom-R Securities to secure a bone fide obligation to any pledgee that meets certain criteria (identified below), provided that the following conditions are satisfied: (i) the pledging shareholder gives notice of the pledge to all non-pledging VimpelCom-R Shareholders together with copies of all relevant pledge documents, (ii) the pledgee agrees in writing to the relevant terms and conditions of the VimpelCom-R Shareholders Agreement, (iii) the VimpelCom-R Securities are pledged to the pledgee under one pledge agreement only, and the underlying obligation secured by such pledge will not be secured by any other collateral other than the pledged securities, (iv) no VimpelCom-R Shareholder may pledge VimpelCom-R Securities to any pledgee who, together with its affiliates, owns, controls and/or has pledged to it (or them) VimpelCom-R Securities which represent 25% or more of VimpelCom-R's issued and outstanding voting capital stock, (v) prior to instituting any foreclosure action to enforce its rights with respect to the pledged securities, the pledgee will provide the non-pledging VimpelCom-R Shareholder(s) with the opportunity to purchase the underlying obligation at a purchase price equal to the lesser of (a) the fair market value of the pledged securities determined in accordance with the procedure set forth in the VIP-R Shareholders Agreement or (b) the principal amount of the underlying obligation, plus interest, penalties and other similar amounts accrued thereon, (vi) with respect to any pledge of 24% or more (but less than 25%) of VimpelCom-R's issued and outstanding voting capital stock, the pledging VimpelCom-R Shareholder will have the right to offer the pledgee the option to acquire additional VimpelCom-R Securities which, together with the pledged VimpelCom-R Securities, equals or exceeds 25% plus 1 share of the issued and outstanding voting capital stock of VimpelCom-R (the "VIMPELCOM-R SPECIFIED PERCENTAGE"); provided, that the non-pledging VimpelCom-R Shareholders will have the right of first refusal with respect to such additional VimpelCom-R Securities offered to the pledgee, (vii) the non-pledging VimpelCom-R Shareholders will have a co-sale right in the event of a transfer of a Controlling Interest in connection with a foreclosure action under the pledge agreement, (viii) if the pledged VimpelCom-R Securities are transferred, the transferee agrees to be bound to the


                                                                              32
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   33
terms and conditions of the VimpelCom-R Shareholders Agreement and will execute an endorsement in connection therewith, (ix) the pledge will be subject to all rights of Telenor and its Permitted Transferees set forth in the Option Agreement and (x) any breach by the pledgee of the foregoing will be deemed a breach of the VimpelCom-R Shareholders Agreement by the pledging VimpelCom-R Shareholder(s).

         The VimpelCom-R Shareholders Agreement provides that any pledgee to which a VimpelCom-R Shareholder pledges VimpelCom-R Securities will not be an affiliate of the pledging VimpelCom-R Shareholder and will be either (i) a licensed Russian bank with at least $200 million in equity capital and in which the Russian Agency for Restructuring of Credit Organizations does not administer or possess any controlling or blocking rights, or (ii) a non-Russian bank with an investment grade rating from Moody's Corporation or Standard and Poor's (as determined at the time of the pledge) or (iii) any other lender or supplier of vendor financing for VimpelCom-R with a long term debt rating of "Baa" or higher from Moody's Corporation or a rating of "BBB" or higher from Standard and Poor's (as determined at the time of the pledge).

         Effectiveness of Transfers. Any transferee of VimpelCom-R Securities is required to execute an endorsement to the VimpelCom-R Shareholders Agreement, pursuant to which the transferee agrees to be bound by the terms and conditions thereof, as if it were an original signatory thereto. In the event of a transfer in violation of the VimpelCom-R Shareholders Agreement, such transfer will be void and of no force or effect, the transferee will not have any rights under the VimpelCom-R Shareholders Agreement, and the transferor will remain, and the transferee will be, bound by all of the obligations thereunder.

TELENOR AND ECO TELECOM OPTION AGREEMENT

         Pursuant to the Option Agreement dated as of May 30, 2001 (the "Option Agreement") between Telenor and Eco Telecom, Telenor has granted to Eco Telecom an option to sell to Telenor all shares of common stock and preferred stock of VimpelCom held by Eco Telecom as part of its initial 25% plus one share stake in VimpelCom and any shares of VimpelCom purchased in new issuances by Eco Telecom from time to time to maintain its initial 25% plus one share stake. In addition, under the Option Agreement, Telenor has granted to Eco Telecom an option to sell to Telenor all shares of common stock of VimpelCom-R held by Eco Telecom and comprising less than 25% of the voting capital stock of VimpelCom-R. These options become exercisable if Telenor's ownership interest in VimpelCom exceeds 50% of the outstanding voting capital stock of VimpelCom calculated on a fully diluted basis. The options are exercisable by Eco Telecom for a period of one hundred twenty (120) days after Telenor gives notice that its ownership interest in VimpelCom exceeds 50% of such voting capital stock. In addition, pursuant to the Option Agreement, Eco Telecom has granted to Telenor an option to purchase all shares of common stock of VimpelCom-R if Eco Telecom has exercised its put option in respect of shares of common stock and preferred stock of VimpelCom described above, provided that Eco Telecom holds a stake of at least 25% plus one Share of VimpelCom-R on the date the VimpelCom put options become exercisable. The VimpelCom-R call option is exercisable by Telenor for 120 days after Eco Telecom exercises the VimpelCom put options. Each party to the Option Agreement is responsible for compliance with applicable securities laws and no option is exercisable during any period in which a tender offer is in effect with respect to any shares of capital stock of VimpelCom or VimpelCom-R and in which Telenor or any affiliate of Telenor is a bidder. For purposes of determining the duration of the exercise period of any option, any day on which the exercise of such option is prohibited by applicable law shall be disregarded.



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   34
         The closing of any purchases under the Option Agreement is subject to customary closing conditions, including MAMP approval; provided that if Telenor has voluntarily purchased more than 45% or more than 50% of the outstanding voting securities of Vimpelcom without obtaining the approval of the MAMP to purchase up to 85% of such outstanding voting securities, then MAMP approval will not be a condition to Telenor's obligations to complete its purchase of VimpelCom shares pursuant to the Telenor Option Agreement.

         The exercise prices of the options to sell or purchase the VimpelCom and VimpelCom-R shares described above are based on cost plus a return, or in the case of common stock of VimpelCom, the highest price paid by Telenor for shares of common stock, in each case as set forth in the Option Agreement. Such exercise prices may be adjusted from time to time as more fully described in the Option Agreement. In addition, the Option Agreement provides that certain property received in respect of VimpelCom and VimpelCom-R shares (including securities received pursuant to certain business combination transactions) shall be subject to the options.

         The Option Agreement will terminate (i) by mutual agreement, (ii) on the date on which all options have expired or are fully exercised, (iii) on the date on which Telenor or its Permitted Transferees (as defined below) no longer own any Shares of Vimpelcom, (iv) as of the date on which Eco Telecom (or any Permitted Transferee to which Telenor has consented in accordance with the terms of the Option Agreement) ceases to own all of Eco Telecom's initial 25% stake in VimpelCom, and (v) at midnight (Moscow Time) on the Final Date (as defined below), if the Closing has not occurred by such time.

MANAGEMENT OF VIMPELCOM AND VIMPELCOM-R

NOMINATION OF VIMPELCOM DIRECTORS

The VimpelCom Shareholders Agreement provides that, so long as Telenor (and its Permitted Transferees that become a party to the VimpelCom Shareholders Agreement) (the "TELENOR SHAREHOLDERS") and Eco Telecom (and its Permitted Transferees that become a party to the VimpelCom Shareholders Agreement) (the "ECO SHAREHOLDERS") each beneficially own at least the VimpelCom Specified Percentage, then each such party shall nominate up to four candidates for election to VimpelCom's Board, with at least one candidate in each group of four candidates being an independent candidate (as defined in the VimpelCom Shareholders Agreement); provided, that if either the Telenor Shareholders or the Eco Shareholders beneficially own more than 44% but not more than 50% of VimpelCom's voting capital stock, none of the candidates nominated by such party is required to be independent. So long as the Telenor Shareholders beneficially own at least the VimpelCom Specified Percentage, then the Telenor Shareholders shall nominate one additional candidate for election to the Board, who shall be an independent candidate and whose nomination shall require the approval of Eco Telecom, for so long as the Eco Shareholders beneficially own the VimpelCom Specified Percentage. In the event of an Eco Telecom Contribution Default (as described below), Eco Telecom shall cause such number of its directors to resign from VimpelCom's Board so that Eco Telecom's remaining nominees on the Board will comprise only such number of directors that Eco Telecom could elect based on cumulative voting at such time.

NOMINATION OF VIMPELCOM-R DIRECTORS

         The VimpelCom-R Shareholders Agreement provides that the VimpelCom-R board will consist of 9 directors. Of the 9 directors, (A) Eco Telecom will nominate 5 directors, at least 1 of whom will be an independent director (as defined in the VimpelCom-R Shareholders Agreement), and 1 of whom will also serve on VimpelCom board, and (B) VimpelCom will


                                                                              34
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   35
nominate 4 directors, including (i) 2 who will be members of VimpelCom's senior management, and (ii) 1 who will be a Telenor designee; provided, that if Telenor exercises options to purchase voting securities pursuant to the VIP-R Primary Agreement and, after giving effect to such purchase, Telenor would own enough voting securities to elect 2 directors to the VimpelCom-R board based on cumulative voting at such time, then two of the directors nominated by VimpelCom will be Telenor designees. In the event that Eco Telecom, having once obtained ownership of the VimpelCom-R Specified Percentage, holds less than the VimpelCom-R Specified Percentage, Eco Telecom will cause all directors nominated by it to resign from the VimpelCom-R board. In the event of an Eco Telecom Contribution Default in connection with the Second Closing, Eco Telecom will cause all 5 directors nominated by it to resign from the VimpelCom-R board. In the event of an Eco Telecom Contribution Default in connection with the Third Closing, Eco Telecom will cause 4 of the 5 directors nominated by it to resign from the VimpelCom-R board. In any such event, the directors will thereafter be elected by the cumulative vote of the VimpelCom-R Shareholders. In addition, prior to the earlier to occur of an Eco Telecom Contribution Default or the date that Eco Telecom, having once obtained ownership of the VimpelCom-R Specified Percentage, holds less than the VimpelCom-R Specified Percentage the nominees for Chairman of the VimpelCom-R board will be selected from the directors nominated by Eco Telecom. The VimpelCom-R Shareholders have agreed to vote their VimpelCom-R Securities in furtherance of the foregoing provisions.

TERMINATION OF VIMPELCOM SHAREHOLDERS AGREEMENT

The VimpelCom Shareholders Agreement terminates upon the earliest of: (a) the written agreement of the parties, (b) the day on which the Telenor Shareholders, or any transferee of the VimpelCom Specified Percentage pursuant to a transfer by Telenor in accordance with the agreement, own less than 25% or more than 50% of VimpelCom's issued and outstanding voting capital stock, (c) the day on which the Eco Shareholders, or any transferee of the VimpelCom Specified Percentage pursuant to a transfer by Eco Telecom in accordance with the agreement, own less than 25% or more than 50% of VimpelCom's issued and outstanding voting capital stock, (d) the date on which the VimpelCom shareholders, at a meeting held to approve the transactions contemplated by the VimpelCom Primary Agreement, fail to approve such transactions, (e) the date on which an Eco Telecom Contribution Default shall have occurred and (f) at midnight (Moscow time) on the Final Date, if the First Closing has not occurred by such time.

TERMINATION OF VIMPELCOM-R SHAREHOLDERS AGREEMENT

The VimpelCom-R Shareholders Agreement terminates upon the earliest of: (a) the written agreement of the parties, (b) at midnight (Moscow Time) on the Final Date if the First Closing has not occurred by then, (c) the date on which the VimpelCom shareholders, at a meeting held to approve the transactions contemplated by the VimpelCom Primary Agreement, fail to approve such transactions, (d) with respect to any VimpelCom-R Shareholder, on the date that such party has transferred all of its VimpelCom-R Securities in accordance with the terms of the agreement; provided, that following an Eco Telecom Contribution Default, Eco Telecom's obligations with respect to Debt Transactions and non-competition (as summarized above), will remain in effect until the Third Closing Date, (e) with respect to Telenor only, upon the Third Closing if Telenor has not purchased any VimpelCom-R Securities at the Second Closing or the Third Closing pursuant to the terms of the VIP-R Primary Agreement; provided, that VimpelCom's rights to purchase Opportunities (see above) from any VimpelCom-R Shareholder remains in effect until such call options have been exercised or have lapsed by their terms.



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   36
APPOINTMENT OF CHIEF EXECUTIVE OFFICER OF VIMPELCOM-R

The VimpelCom-R Shareholders Agreement provides that the directors nominated to the VimpelCom-R board by Eco Telecom have the right to nominate the VimpelCom-R CEO, provided that the nominee satisfy certain criteria. The VimpelCom-R CEO will have the rights and responsibilities granted to general directors under Russian law and VimpelCom-R's charter. In the event of an Eco Telecom Contribution Default or if Eco Telecom, having owned at least the VimpelCom-R Specified Percentage, owns less than the VimpelCom-R Specified Percentage, the VimpelCom-R directors nominated by Eco Telecom will lose their right to nominate the VimpelCom-R CEO, and the VimpelCom-R CEO will immediately resign as VimpelCom-R CEO and, if required, as director.

DEBT AND FUNDING COVENANTS

DEBT ACQUISITIONS

         Pursuant to the VimpelCom Registration Rights Agreement and the VimpelCom-R Shareholders Agreement, a VimpelCom Shareholder, a VimpelCom-R Shareholder, Permitted Transferees of any VimpelCom Shareholder or VimpelCom-R Shareholder, and any person acting on behalf of any of the foregoing pursuant to a contract (collectively, the "STANDSTILL PARTIES") may enter into any transaction by which any such party, directly or indirectly, makes any loan or extends any credit to VimpelCom, VimpelCom-R or either of their respective controlled affiliates (collectively, the "PROTECTED PARTIES"), or otherwise becomes an obligee or holds or is the beneficiary of any debt obligation of any Protected Party (such transaction, a "DEBT TRANSACTION"), if and only if the following conditions are satisfied: (i) the Standstill Parties will, within ten days of entering into any Debt Transaction, offer to sell to such Protected Party such debt obligation at a purchase price equal to the lesser of (A) the fair market value thereof determined in accordance with the procedure set forth in the VimpelCom Registration Rights Agreement or VIP-R Shareholders Agreement, as applicable, and (B) the aggregate unpaid principal amount of the debt obligation, plus accrued interest and any other amounts owing thereunder, (ii) the Standstill Parties will provide the Protected Party with a calculation of the purchase price relating to such debt obligation at the request of any Standstill Party and (iii) the Standstill Parties will provide the Protected Parties with written notice within 10 days of any sale or disposition of the debt obligation to a third-party. Notwithstanding the foregoing, if the aggregate principal amount of the relevant debt obligation is less than US$10 million, any breach by a shareholder of the foregoing will be deemed cured if such shareholder and its Standstill Parties comply with such foregoing obligations upon becoming aware that it or they have entered into a Debt Transaction.

         In the event that a Standstill Party enters into a Debt Transaction, such Standstill Party will, prior to initiating or participating in any enforcement action or bankruptcy proceeding against any Protected Party with respect to any such debt obligation, provide 90 days prior written notice thereof to the Protected Party and provide the Protected Party with the opportunity to acquire the debt obligation, as summarized above. Any breach by a shareholder or its Standstill Parties of the immediately preceding sentence will be deemed cured if the aggregate principal amount of the relevant debt obligation is less than US$10 million and if (i) the Protected Party is neither VimpelCom, VimpelCom-R nor any consolidated subsidiary of VimpelCom or VimpelCom-R (as identified in the financial statements of VimpelCom and VimpelCom-R audited in accordance with GAAP) and (ii) the Standstill Parties immediately file all documents necessary to terminate or cause the termination of such action or proceeding upon becoming aware that the action or proceeding was initiated against a Protected


                                                                              36
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   37
Party, thereafter use its best efforts to ensure that such action or proceeding is terminated, and provide the Protected Party with the opportunity to acquire the debt obligation, as summarized above.

CAPITAL INCREASE

         Pursuant to the VimpelCom-R Shareholders Agreement, until the second anniversary of the First Closing and unless otherwise agreed by the VimpelCom-R Shareholders, subject to certain exceptions, no VimpelCom-R Shareholder will take any action in favor of the sale or issuance by VimpelCom-R of any VimpelCom-R Securities (other than in connection with a financing contemplated by the VIP-R Primary Agreement or in connection with the funding of any Opportunity (defined below)).

CERTAIN CORPORATE MATTERS

VIMPELCOM BUSINESS COMBINATION

         The VimpelCom-R Shareholders Agreement provides that, from and after the earlier of the Third Closing and the date of an Eco Telecom Contribution Default, VimpelCom and, so long as an Eco Telecom Contribution Default has not occurred, Eco Telecom, will have the right to initiate a review of the potential merger of VimpelCom-R into VimpelCom (or such other form of business combination as the relevant shareholders may agree) (a "VIMPELCOM BUSINESS COMBINATION"). In the event of a VimpelCom Business Combination review, each of the initiating VimpelCom-R Shareholder and the non-initiating VimpelCom-R Shareholder will select an independent, internationally recognized investment bank or accounting firm that has substantial experience in Russian corporate transactions (an "APPRAISER"). Each Appraiser will determine the fair market value of the equity of VimpelCom (excluding VimpelCom's equity interest in VimpelCom-R), on the one hand, and the fair market value of the equity of VimpelCom-R, on the other hand, along with the resulting VimpelCom Business Combination exchange ratio, in accordance with the procedures set forth in the VimpelCom-R Shareholders Agreement. To effect the VimpelCom Business Combination pursuant to the provisions of the VimpelCom-R Shareholders Agreement (i) the equity value of VimpelCom-R must not be less than 90% of the equity value of VimpelCom and (ii) the Appraisers respective valuations (or, if a third appraiser is selected, the valuations of any two Appraisers) must be within 20% of each other. If the Appraiser's determine that the foregoing criteria have been satisfied, then (a) subject to relevant fiduciary duties and obtaining necessary consents and approvals, VimpelCom and VimpelCom-R will negotiate in good faith to enter into any agreements necessary to effect the VimpelCom Business Combination, (b) VimpelCom will submit to its shareholders for approval the VimpelCom Business Combination and any issuance of capital stock necessary in connection therewith and (c) each of the VimpelCom-R Shareholders will take all actions within its power (as a shareholder of VimpelCom-R) to effect the VimpelCom Business Combination. Any such VimpelCom Business Combination will be effected at the exchange ratio determined by the Appraisers and approved by the shareholders of each of VimpelCom and VimpelCom-R. In the event that, in connection with a VimpelCom Business Combination, Eco Telecom and/or Telenor's shareholdings in VimpelCom are diluted to below the VimpelCom Specified Percentage, such parties will use all commercially reasonable efforts to provide Eco Telecom and/or Telenor, as the case may be, with the opportunity to own at least the VimpelCom Specified Percentage following such VimpelCom Business Combination.

NON-COMPETE



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   38
         Pursuant to the terms and conditions of the VimpelCom Registration Rights Agreement and the VimpelCom-R Shareholders Agreement, each party thereto agrees not to, and agrees not to permit any of its controlled affiliates to, (i) engage in the Business (generally defined as the cellular mobile telecommunications business) in Russia or (ii) own or control, directly or indirectly, more that 5% of the voting capital stock of any person (other than VimpelCom, VimpelCom-R or their respective controlled affiliates) engaged in the Business in any region in Russia; provided, that (a) the foregoing restrictions will only apply to a party which owns or controls, directly or indirectly, the VimpelCom Specified Percentage or the VimpelCom-R Specified Percentage (which Eco Telecom is deemed to own as of the execution date of the respective agreements for the purposes of the foregoing provisions), (b) in the event of an Eco Telecom Contribution Default the foregoing provisions will remain in effect until the Third Closing, (c) the foregoing provisions will not prohibit VimpelCom from engaging in the Business in the Moscow license area and (d) VimpelCom-R will not be permitted to engage in the Business in the Moscow license area without the prior written consent of VimpelCom.

         The agreements further provide that the foregoing will in no way limit the right of any such party or its affiliate, to (i) maintain, increase or otherwise develop its investment in VimpelCom, VimpelCom-R or any of their respective controlled affiliates, (ii) maintain, increase or otherwise develop any scheduled existing investment of such party or its affiliates, so long as, as a consequence of such maintenance, increase or development such party or affiliate does not own or control a controlling interest in any person engaged in the Business in Russia (other than VimpelCom, VimpelCom-R or their respective controlled affiliates and such existing investment), (iii) acquire through a merger, exchange of shares or assets of any existing investment, consolidation or similar business combination so long as such transaction does not cause such party or affiliate to own a controlling interest in any person engaged in the Business in Russia (other than VimpelCom, VimpelCom-R, their respective controlled affiliates), provided that such party or affiliate will be permitted to maintain its ownership interest in such existing investment; (iv) without limiting the foregoing, acquire or maintain, directly or indirectly, any ownership interest in any person which, on a consolidated basis, derives less than 25% of its revenues from the Business in Russia; or (v) with respect to any existing investment, sell to, merge with or into, consolidate with or otherwise effect a change in control with respect to any person engaged in the Business in Russia so long as, as a consequence of such sale, merger, consolidation or change in control, such party or affiliate does not directly or indirectly have a controlling interest in any person (other than VimpelCom, VimpelCom-R or any of their controlled affiliates) which is engaged in the Business in Russia, provided that such party or affiliate will be permitted to maintain its ownership interest in such existing investment.

         In addition, the VimpelCom Registration Rights Agreement and the VimpelCom-R Shareholders Agreement each provide that Eco Telecom and Telenor (and their respective Permitted Transferees) will be entitled to identify and pursue on a preliminary basis an opportunity (an "OPPORTUNITY") to obtain a telecommunications license, or acquire a person who holds such license, to engage in the Business in Russia, other than in the Moscow license area and other than certain scheduled, excluded opportunities; provided, that neither Telenor nor Eco Telecom (nor any of their respective Permitted Transferees) may pursue any such Opportunity more than twice prior to the second anniversary of the First Closing; and provided, further, that VimpelCom and VimpelCom-R, respectively, are entitled to certain call rights with respect to such Opportunity to purchase such Opportunity at the fair market value thereof, in accordance with the procedures set forth in the VimpelCom Registration Rights Agreement and the VimpelCom-R Shareholders Agreement, respectively.



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   39
OTHER GOVERNANCE MATTERS

         Until the earlier to occur of an Eco Telecom Contribution Default or the date on which Eco Telecom owns the VimpelCom-R Specified Percentage, VimpelCom has agreed not to take any action in its capacity as a shareholder of VimpelCom-R without the prior written consent of Eco Telecom with respect to (i) requesting the convocation of a shareholders meeting, (ii) being considered present for quorum purposes at any meeting of the shareholders of VimpelCom-R, or (iii) voting any shares of VimpelCom-R Securities on issues requiring super-majority consent or cumulative voting under the VimpelCom-R charter or Russian law and issues under the VimpelCom-R charter. In the event of an Eco Telecom Contribution Default caused by a change in Specified Legislation, Eco Telecom has veto rights with respect to certain matters for a period of one-year following the applicable Eco Telecom Contribution Default.

         As soon as practicable following the Preferred Stock Closing, VimpelCom-R will be reorganized into an open joint stock company under Russian law.

         VimpelCom is seeking shareholder approval to amend its charter to raise the threshold for certain board decisions of its board of directors (including, among other matters, determination of VimpelCom's business priorities and approval of strategic orientations of VimpelCom as advised by VimpelCom's General Director) from 75% to 80% of all members of VimpelCom's board (i.e., from 7 to 8 of the total 9 members of the board of directors). At present, as a result of cumulative voting, any Shareholder holding 22.22% or more of the outstanding voting capital stock of VimpelCom has the ability to elect 2 members to VimpelCom's board. If such increase becomes effective, any two directors would be able to block any decision of VimpelCom's board of directors requiring an 80% vote.

TERMINATION AGREEMENT

         In connection with the transactions described herein, VimpelCom, VimpelCom Finance B.V. a wholly-owned subsidiary of VimpelCom under the laws of The Netherlands ("VIMPELCOM FINANCE"), VimpelCom B.V. a company organized under the laws of The Netherlands ("VIP BV"), VC Limited, a British Virgin Islands company controlled by VimpelCom, Telenor, Telenor Communication AS, Dr. Zimin, "Bee Line" Non-Profit Fund, a non-commercial organization organized under the laws of the Russian Federation ("BEE LINE FUND"), and Glavsotkom LLC, a Russian Federal limited liability company ("GLAVSOTKOM"), have entered into a Termination Agreement, dated as of May 30, 2001, which provides for the waiver, for the purpose of completing the transactions described herein, by the parties to the respective agreements as indicated below of such parties' rights under and the obligations of the other respective parties to the following agreements:

         - the Primary Agreement dated as of December 1, 1998 between Telenor and VimpelCom, other than certain indemnification obligations;

         - the Shareholders Agreement dated as of December 1, 1998 among Telenor, Dr. Zimin, Glavsotkom and the Bee Line Fund;

         - the Registration Rights Agreement dated as of December 1, 1998 among Telenor, VimpelCom, Dr. Zimin, Glavsotkom and the Bee Line Fund;

         - the Guarantee dated as of December 1, 1998 between Telenor Communication AS and VimpelCom;

         - the Working Capital Bridge Facility dated as of June 23, 2000 ("WORKING CAPITAL BRIDGE FACILITY"), the Guarantee Agreement dated as of June 23, 2000, both between Telenor and VimpelCom, the Primary Agreement (Financing Vehicles) dated as of June 23, 2000 among Telenor, VimpelCom Finance, VIP BV and VC Limited, the Purchase Agreement dated as of July 28, 2000 between Telenor and VC Limited, certain disbursement applications delivered pursuant to the Working Capital Bridge

   40
              Facility, and the Notice of Mandatory Exercise of Option Requirement and Waiver dated as of July 25, 2000 among Telenor, VimpelCom, VC Limited, VimpelCom Finance and VIP BV;

         Upon the occurrence of the First Closing all of the foregoing agreements will be terminated with the exception of certain indemnification obligations under the Working Capital Bridge Facility. In addition, the letter agreements dated (i) May 28, 1999 among Telenor, Dr. Zimin, Glavsotkom, Bee Line Fund and VimpelCom; (ii) June 23, 2000 among Telenor, VimpelCom, Dr. Zimin, Glavsotkom and the Bee Line Fund; (iii) July 5, 2000 between Telenor and VimpelCom will also be waived by the parties in connection with the transactions described herein upon the occurrence of the First Closing.

UNDERTAKING LETTERS

         Pursuant to an undertaking letter, dated as of May 30, 2001, Telenor has agreed with VimpelCom to vote in favor of certain agenda items at the EGM, including an increase in charter capital, and amendments to the VimpelCom charter specified in the VimpelCom Primary Agreement. Telenor has also agreed with VimpelCom to cause directors nominated by Telenor to vote in favor of payment of dividends on VimpelCom Preferred Stock and from the First Closing through the fourth anniversary thereof to vote shares held by Telenor and its controlled affiliates in favor of any issuance of shares proposed by VimpelCom; provided that Telenor is permitted to purchase shares to maintain its percentage ownership at the VimpelCom Specified Percentage, and that Telenor would not be required to purchase on a cumulative basis, over such 4 year period, new shares in excess of US$25 million. Notwithstanding this limitation, Telenor will be required to vote in favor of such issuance, if VimpelCom intends to use the proceeds to purchase new shares of VimpelCom-R in order to enable VimpelCom-R to acquire an Opportunity which was offered to VimpelCom-R by Telenor. Telenor has agreed not to prevent enforcement by VimpelCom of the above undertakings.

         The above undertakings terminate on the earlier of the termination of the VimpelCom Primary Agreement and the date on which Telenor and its controlling persons and controlled affiliates of such controlling persons own less than 5% of the outstanding voting capital stock of VimpelCom.

         Pursuant to an undertaking letter, dated as of May 30, 2001, Eco Telecom has agreed with VimpelCom (i) to cause directors nominated by Eco Telecom to vote in favor of payment of dividends on VimpelCom Preferred Stock, and (ii) from the First Closing through the fourth anniversary thereof to vote shares held by Eco Telecom or any of its controlled affiliates, in favor of any issuance of shares proposed by VimpelCom; provided that Eco Telecom is permitted to purchase shares to maintain its percentage ownership at the VimpelCom Specified Percentage, and that Eco Telecom would not be required to purchase, on a cumulative basis, over such four year period, new shares in excess of $25 million. Notwithstanding this limitation, Eco Telecom will be required to vote in favor of such issuance if VimpelCom intends to use the proceeds to purchase new shares from VimpelCom-R in order to enable VimpelCom-R to acquire an Opportunity which was offered to VimpelCom-R by Eco Telecom.

         The above undertakings terminate on the earlier of (a) the termination of the VimpelCom Primary Agreement and (b) the date on which Eco Telecom and its controlling persons and controlled affiliates of such controlling persons, having achieved at least the VimpelCom Specified Percentage, own, in the aggregate, shares of VimpelCom common stock representing less than 5% of the issued and outstanding VimpelCom common stock.



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

   41
ZIMIN / OVERTURE AGREEMENTS:

         Pursuant to a Share Purchase Agreement dated as of May 30, 2001, between Eco Telecom and Overture Limited, an affiliate of Dr. Zimin, (the "OVERTURE SHARE PURCHASE AGREEMENT"), Eco Telecom agreed to purchase 6,426,600 shares of Preferred Stock and 16,362 shares of Common Stock on the First Closing Date, subject to the fulfilment of certain conditions described below. Eco Telecom also agreed to purchase on the First Closing Date, subject to the fulfilment of certain conditions described below, an additional 96,740 shares of Common Stock from Dr. Zimin pursuant to a Share Purchase Agreement dated as of May 30, 2001 between Eco Telecom and Dr. Zimin (the "ZIMIN SHARE PURCHASE AGREEMENT", and, together with the Overture Share Purchase Agreement, the "ZIMIN SHARE PURCHASE AGREEMENTS").

         Assuming all conditions precedent under the Zimin Share Purchase Agreement are met, Eco Telecom will deliver the purchase price of the 96,740 shares of Common Stock to Dr. Zimin on the First Closing Date. The purchase price of the shares of Preferred Stock and shares of Common Stock to be purchased by Eco Telecom under the Overture Share Purchase Agreement ($25 million) is payable in full no later than on December 25, 2003; provided, that the purchase price shall become due and payable immediately (i) upon the sale, transfer, assignment or other disposal of the shares of Preferred Stock or the shares of Common Stock by Eco Telecom (other than (x) to a controlling person of Eco Telecom or a controlled affiliate of Eco Telecom or such controlling person (each, a "CONTROLLED TRANSFEREE") or (y) to VimpelCom or its designee upon VimpelCom's exercise of the Preferred Stock Call Option under the Primary Agreement; (ii) if an Event of Default (as described below) has occurred; (iii) following a Change of Control (as defined in the Overture Share Purchase Agreement) of Eco Telecom or, if the shares of Common Stock or Preferred Stock have been transferred to a Controlled Transferee, of such Controlled Transferee. Interest will accrue on the purchase price or any outstanding portion thereof from the date payment becomes due until actual payment of such amount at a rate of twelve percent (12%) per annum. Eco Telecom may, in its sole discretion, pay the purchase price (or any portion thereof) any time prior to December 25, 2003, provided that it gives ten business days prior written notice to Overture Limited of any such payment.

         The Overture Share Purchase Agreement defines an Event of Default as:
(A) the failure of Eco Telecom to pay the full amount of the $25 million purchase price on or before December 25, 2003, (B) the failure of Eco Telecom to deliver additional shares of Common Stock in the event the market value of the shares of Common Stock pledged to Overture Limited falls below a specified threshold in accordance with the Common Stock Pledge Agreement (described below), (C) the taking of, or the failure to take action, which results in (i) the pledge of Common Stock or Preferred Stock and/or the Common Stock or Preferred Stock Pledge Agreement (described below) being held invalid by any court of law in any competent jurisdiction, subject to certain exceptions, or
(ii) the pledge of Common Stock or Preferred Stock ceasing to be validly registered in the registry of shareholders of VimpelCom, subject to certain exceptions or (D) the Pledge and Call Option Closing Date (as defined in the Overture Share Purchase Agreement) not having occurred within the time period required under the Overture Share Purchase Agreement.

   42
         Pursuant to the Overture Share Purchase Agreement, Overture Limited agreed to take or refrain from taking certain actions from the date of the Overture Share Purchase Agreement through the First Closing Date. These undertakings include:


- Overture Limited will not take, nor will it permit any of its affiliates (or any person retained by or acting for or on its behalf or on behalf of any such affiliate) to take any action to initiate, solicit, or accept any offer or inquiry from any person to reach any agreement or understanding for the transfer, assignment, pledge, acquisition or other disposition of any of the shares of Common Stock or Preferred Stock, except for (i) Overture Limited's acquisition of the shares of Common Stock or Preferred Stock and (ii) Overture Limited's dealings with Eco Telecom under the Overture Share Purchase Agreement, the Common Stock or Preferred Stock Pledge Agreement (described below) and the Common Stock or Preferred Stock Call Option Agreement (described below). If Overture Limited receives any such offer, inquiry or informational request, Overture Limited will promptly advise Eco Telecom in writing of such offer, inquiry or request.

- Overture Limited will not transfer any shares of Common Stock or shares of Preferred Stock owned by it, its controlling person, or any controlled affiliates of Overture Limited or its controlling person to any Restricted Person. A Restricted Person is defined in the Overture Share Purchase Agreement in part as any person engaged in operating and/or managing any means of mass communication.

         Eco Telecom also agreed to take or refrain from taking certain actions from and after the date of the Overture Share Purchase Agreement. These undertakings include:

- If Eco Telecom sells to Telenor the shares of Preferred Stock or Common Stock sold to Eco Telecom under the Overture Share Purchase Agreement prior to the earlier of December 25, 2003 and the payment of the full purchase price, Eco Telecom will pay or cause Telenor to pay to Overture Limited the excess of the purchase price paid by Telenor over the purchase price to be paid by Eco Telecom under the Overture Share Purchase Agreement. This undertaking will cease to apply upon the assignment by Eco Telecom of its rights and obligations under the Overture Share Purchase Agreement to VimpelCom upon the exercise by VimpelCom of the Preferred Stock Call Option.

- On the First Closing Date, Eco Telecom will pledge its shares of the Preferred Stock acquired from Overture Limited to Overture Limited pursuant to an agreement in the form of Exhibit B to the Overture Share Purchase Agreement (which is attached as Exhibit F hereto and incorporated herein by reference) and will also grant a call option to Overture Limited over the Preferred Shares pursuant to a call option agreement in the form of Exhibit A to the Overture Share Purchase Agreement to secure the payment of the purchase price of Eco Telecom under the Overture Share Purchase Agreement. Eco Telecom agreed that, within ten business days following the date on which the shares of Common Stock acquired by Eco Telecom under the VimpelCom Primary Agreement are registered with the FCSM, Eco Telecom (i) will execute and deliver to Overture Limited the Common Stock Pledge Agreement and the Common Stock Call Option Agreement in the forms attached hereto as Exhibit A to the Preferred Stock Pledge Agreement and Exhibit A to the Preferred Stock Call Option Agreement, respectively and (ii) upon execution and delivery of the Common Stock Pledge Agreement by Overture Limited, Eco Telecom will pledge shares of Common Stock to Overture Limited as provided under the Common Stock Pledge Agreement. The Preferred Stock Pledge Agreement and Preferred Stock Call Option Agreement will terminate upon the execution and delivery by Eco Telecom of the Common Stock Pledge Agreement and the Common Stock Call Option Agreement and the pledge of shares of Common Stock as required pursuant to the Common Stock Pledge Agreement and in accordance with the terms of the Overture Share Purchase Agreement.

- Eco Telecom will comply with certain obligations relating to the conversion of the Preferred Stock and shall impose a similar obligation on any subsequent acquiror of the Preferred Stock.

         Termination: The Overture Share Purchase Agreement will terminate and the transactions contemplated thereunder will be abandoned:

   43
         - at any time prior to the First Closing, by mutual written agreement of Eco Telecom and Overture Limited;

         - on the Final Date, if the First Closing shall not have occurred on or before such date;

         - on the date on which a meeting of the shareholders of VimpelCom is held at which a vote of such shareholders is conducted concerning the transactions contemplated by the transaction documents and such shareholders fail to approve the transactions contemplated therein; or

         - by Overture Limited if Eco Telecom has failed (i) to execute and deliver the Common Stock Pledge Agreement, or (ii) to pledge the shares of Common Stock as provided or (iii) to execute and deliver the Common Stock Call Option Agreement in the manner and within the time set forth in the Overture Share Purchase Agreement.

         Zimin Share Purchase Agreement. The Zimin Share Purchase Agreement contains similar undertakings and termination provisions to those set forth in the Overture Share Purchase Agreement. In addition, the Zimin Share Purchase Agreement requires that Dr. Zimin not take any direct or indirect actions which would make the Termination Agreement (described above) invalid in whole or in part.

         Surety Agreement. Dr. Zimin and Eco Telecom entered into a Surety Agreement dated as of May 30, 2001 (the "Surety Agreement"), pursuant to which Dr. Zimin has agreed to provide an absolute and unconditional surety for the performance by Overture Limited of certain of its obligations to Eco Telecom under the Overture Share Purchase Agreement and Pledge Agreements. Dr. Zimin's obligations under the Surety Agreement shall not exceed the aggregate liability of Overture Limited under the Overture Share Purchase Agreement and the Common Stock and Preferred Stock Pledge Agreements. The Surety Agreement shall terminate with the termination of the Zimin Share Purchase Agreements and the Common Stock and Preferred Stock Pledge Agreements.

         Letter Agreement Relating to Nomination of VimpelCom Directors. Dr. Zimin delivered an undertaking letter to Eco Telecom dated May 30, 2001, pursuant to which Dr. Zimin confirmed that neither he nor any of his controlled affiliates will nominate any candidate for election to the board of directors of VimpelCom as long as Eco Telecom owns in the aggregate at least the Specified Percentage of VimpelCom's voting stock. The letter provides that the undertaking by Dr. Zimin therein is irrevocable until any Event of Default (as defined in the Overture Share Purchase Agreement) has occurred and is continuing.

                               ------------------

The preceding summary of the proposed transactions and agreements is not intended to be complete and is qualified in its entirety by reference to the relevant agreements attached as Exhibits hereto.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         The Exhibit Index is incorporated herein by reference.

   44
                                   SIGNATURES



         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Date:    June 11, 2001                   ECO TELECOM LIMITED

                                    By:  /s/ Dmitri Ploujnikov
                                         ....................................
                                         Dmitri Ploujnikov
                                         Director


Date:    June 11, 2001                   ECO HOLDINGS LIMITED

                                    By:  /s/ Joseph Moss
                                         ....................................
                                         Joseph Moss
                                         Director


Date:    June 11, 2001                   CTF HOLDINGS LIMITED

                                    By:  /s/ Franz Wolf
                                         ....................................
                                         Franz Wolf
                                         Director


Date:    June 11, 2001                   CROWN FINANCE FOUNDATION

                                    By:  /s/ Dr. Norbert Seeger
                                         ....................................
                                         Dr. Norbert Seeger
                                         Director

   45
                                     ANNEX A

                  DIRECTORS AND OFFICERS OF ECO TELECOM LIMITED

Name/Title/Citizenship      Principal Occupation            Business Address
----------------------      --------------------            ----------------
Dmitri Ploujnikov,          Senior Consultant to            Suite 3, 4 Irish Place, Gibraltar
Director (Russia)           Crown Resources AG and
                            Director of Crown
                            Commodities


                 DIRECTORS AND OFFICERS OF ECO HOLDINGS LIMITED

Name/Title/Citizenship      Principal Occupation            Business Address
----------------------      --------------------            ----------------
Joseph Moss, Director       General Manager of Crown        Suite 3, 4 Irish Place, Gibraltar
(United Kingdom)            Resources AG


                 DIRECTORS AND OFFICERS OF CTF HOLDINGS LIMITED

Name/Title/Citizenship      Principal Occupation            Business Address
----------------------      --------------------            ----------------
Adrian Collister,           Director and Chartered          ESC International - Gibraltar
Director (United Kingdom)   Accountant, ESC International   Office, P.O. Box 398, Ground
                                                            Floor, Neptune House, Marina Bay,
                                                            Gibraltar

Alla Koudriavtseva,         Director of CTF Holdings        Suite 2, 4 Irish Place, Gibraltar
Director (Russia)           Limited

Franz Wolf, Director        Director of CTF Holdings        Suite 2, 4 Irish Place, Gibraltar
(Germany)                   Limited


               DIRECTORS AND OFFICERS OF CROWN FINANCE FOUNDATION

Name/Title/Citizenship      Principal Occupation            Business Address
----------------------      --------------------            ----------------
Christian Rosenov,          Financial Adviser               Claridenstrasse 25 CH-8002,
Director (Switzerland)                                      Zurich, Switzerland

Dr. Norbert Seeger,         Attorney,                       Am Schragen Weg 14, P.O. Box 1618
Director, (Liechtenstein)   Arcomm Trust Co.                FL-9490, Vaduz, Liechtenstein

Dr. Christian Zangerle,     Attorney, Office of Dr.         Am Schragen Weg 14, P.O. Box 1618
Director, (Austria)         Norbert Seeger                  FL-9490, Vaduz, Liechtenstein

   46
           DIRECTORS OF THE SUPERVISORY BOARD OF ALFA GROUP CONSORTIUM

Name/Title/Citizenship      Principal Occupation            Business Address
----------------------      --------------------            ----------------
Peter Aven, Director        President of OJSC Alfa Bank     11 Mashy Poryvaevoy Street,
(Russia)                                                    107078 Moscow, Russia

Alexandr Fain, Director     Chief Executive Officer of      21 Novy Arbat Street, 121019
(Russia)                    LLC Alfa Eco                    Moscow, Russia

Gleb Fetisov, Director      President of LLC Alfa Eco       21 Novy Arbat Street, 121019
(Russia)                                                    Moscow, Russia

Mikhail Fridman, Director   Chairman of the Board of        11 Mashy Poryvayevoy Street,
(Russia)                    Directors of OJSC Alfa Bank     107078 Moscow, Russia

Michail Gamzin, Director    Member of the Board of          133 Krasnaya St., 350020
(Russia)                    Directors of OJSC               Krasnodar, Russia
                            Kubansakhar'

German Khan, Director       Member of the Board of          18/2, Schipok Street, 113097
(Russia)                    Directors of OJSC Tyumen        Moscow, Russia
                            Oil Company

Boris Kiperman, Director    Chief Executive Officer of      10/4 Krasnopresnenskaya
(Russia)                    JSC Alfa Estate                 Naberezhnaya, 123100 Moscow

Alexander Kosiyanenko,      Chief Executive Officer of      7/2 Novatorov Street, 117421
Director (Russia)           JSC Perekrestok                 Moscow, Russia

Alexey Kuzmichev,           Chairman of the Executive       21 Novy Arbat St., 121019,
Director (Russia)           Board of Directors of Crown     Moscow, Russia
                            Resources AG

Nigel Robinson, Director    Director of Corporate           9 Karmanitskiy pereulok, 121002
(United Kingdom)            Development, Finance and        Moscow, Russia
                            Control for CTF Holdings
                            Limited

Leonard Vid. Director       Chairman of the Executive       11 Mashy Poryvayevoy Street,
(Russia)                    Board of Directors of OJSC      107078 Moscow, Russia
                            Alfa Bank

   47
           DIRECTORS OF THE SUPERVISORY BOARD OF ECO HOLDINGS LIMITED

Name/Title/Citizenship      Principal Occupation            Business Address
----------------------      --------------------            ----------------
Gleb Fetisov, Director      President of LLC Alfa Eco       21 Novy Arbat Street, 121019
(Russia)                                                    Moscow, Russia

Mikhail Fridman, Director   Chairman of the Board of        11 Mashy Poryvayevoy Street,
(Russia)                    Directors of OJSC Alfa Bank     107078 Moscow, Russia

German Khan, Director       Member of the Board of          18/2, Schipok Street, 113097
(Russia)                    Directors of OJSC Tyumen        Moscow, Russia
                            Oil Company

Alexey Kuzmichev,           Chairman of the Board of        21 Novy Arbat Street, 121019
Director (Russia)           Directors of Crown Resources    Moscow, Russia
                            AG

Nigel Robinson, Director    Director of Corporate           9 Karmanitskiy pereoluk, 121002
(United Kingdom)            Development, Finance and        Moscow, Russia
                            Control for CTF Holdings
                            Limited

Elliot Spitz, Director      CEO, Crown Resources AG         14 Green Lane
(U.S.A.)                                                    London NW4 2NN U.K.


To the best of the Reporting Persons' knowledge:

         (a)      None of the above persons hold any Shares.

         (b) None of the above persons has any contracts, arrangements, understandings or relationships with respect to the Shares.

   48
                                  Exhibit Index

                               INDEX TO EXHIBITS

Exhibit A                Joint Filing Agreement, dated as of June 11 2001, by
                         and among Eco Telecom, Eco Holdings, CTF Holdings and
                         Crown Finance.

Exhibit B                A conformed copy of the Primary Agreement dated as of
                         May 30, 2001, by and among Eco Telecom and Telenor,
                         collectively as the Purchasers, and VimpelCom as the
                         Issuer, with respect to shares of Common Stock of
                         VimpelCom.

Exhibit C                A conformed copy of the Shareholders Agreement dated as
                         of May 30, 2001 by and between Eco Telecom, Telenor and
                         other holders of capital stock of VimpelCom from time
                         to time.

Exhibit D                A conformed copy of the Registration Rights Agreement
                         dated as of May 30, 2001, by and among Eco Telecom,
                         Telenor and VimpelCom.

Exhibit E                A conformed copy of the Share Purchase Agreement dated
                         as of May 30, 2001, by and between Eco Telecom and
                         Dr. Zimin.

Exhibit F                A conformed copy of the Share Purchase Agreement dated
                         as of May 30, 2001, by and between Eco Telecom and
                         Overture Limited.

Exhibit G                A conformed copy of the Surety Agreement dated as of
                         May 30, 2001, by and between Dr. Zimin and Eco Telecom.

Exhibit H                A conformed copy of the Guarantee dated May 30, 2001
                         issued by Alfa Bank in favor of VimpelCom

Exhibit I A conformed copy of the Option Agreement dated as of May 30, 2001, between Eco Telecom and Telenor.

Exhibit J                A conformed copy of the Escrow Agreement dated as of
                         May 30, 2001, among Eco Telecom, VimpelCom and Citibank
                         N.A. (acting through its London Branch as Escrow
                         Agent).

Exhibit K                A conformed copy of the Guarantee Agreement dated as of
                         May 30, 2001 among CTF Holdings, ECO Holdings,
                         VimpelCom, VimpelCom-Region and Telenor.

Exhibit L                A conformed copy of the Primary Agreement dated as of
                         May 30, 2001, by and among Eco Telecom, Telenor and
                         VimpelCom collectively as Purchasers, and
                         VimpelCom-Region, as the Issuer, with respect to shares
                         of Common Stock and Preferred Stock of
                         VimpelCom-Region.

Exhibit M                A conformed copy of the Shareholders Agreement dated as
                         of May 30, 2001 by and among Eco Telecom, Telenor,
                         VimpelCom and other holders of capital stock of
                         VimpelCom-Region from time to time.

Exhibit N                A conformed copy of the Registration Rights Agreement
                         dated as of May 30, 2001, by and among Eco Telecom
                         Telenor, VimpelCom and VimpelCom-Region.

Exhibit O                A conformed copy of the Undertaking Letter dated as of
                         May 30, 2001 between Eco Telecom and Dr. Zimin.

Exhibit P                A conformed copy of the Undertaking Letter dated as of
                         May 30, 2001 between Telenor and VimpelCom.

Exhibit Q                A conformed copy of the Undertaking Letter dated as of
                         May 30, 2001 between Eco Telecom and VimpelCom.

Exhibit R                A conformed copy of the Preferred Stock Undertaking
                         Letter dated as of May 30, 2001 between Eco Telecom,
                         VimpelCom, Telenor, Overture Limited and Dr. Zimin.

Exhibit S                A conformed copy of the Guarantee Agreement dated as of
                         May 30, 2001 among Telenor ASA, VimpelCom,
                         VimpelCom-Region and Eco Telecom.


Exhibit T                A conformed copy of the Account Bank and Overdraft
                         Agreement dated as of May 30, 2001, among Eco Telecom,
                         VimpelCom, VimpelCom-Rand Citibank TID.


                                                                       EXHIBIT A

                             JOINT FILING AGREEMENT

         The undersigned hereby agree that the statement on Schedule 13D with respect to the common stock of Open Joint Stock Company "Vimpel-Communications", dated as of June 11, 2001, is, and any amendments thereto (including any amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date:  June 11, 2001                       ECO TELECOM LIMITED

                                      By:  /s/ Dmitri Ploujnikov
                                           ....................................
                                           Dmitri Ploujnikov
                                           Director

Date:  June 11, 2001                       ECO HOLDINGS LIMITED

                                      By:  /s/ Joseph Moss
                                           ....................................
                                           Joseph Moss
                                           Director


Date:  June 11, 2001                       CTF HOLDINGS LIMITED

                                      By:  /s/ Franz Wolf
                                           ....................................
                                           Franz Wolf
                                           Director


Date:  June 11, 2001                       CROWN FINANCE FOUNDATION

                                      By:  /s/ Dr. Norbert Seeger
                                           ....................................
                                           Dr. Norbert Seeger
                                           Director

                                                                       EXHIBIT B

                                PRIMARY AGREEMENT

                            dated as of May 30, 2001

                                between and among

                             TELENOR EAST INVEST AS,

                                       and

                              ECO TELECOM LIMITED,

                        collectively, as the Purchasers,

                                       and

                OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS",

                                 as the Issuer,

                            with respect to shares of

                                 common stock of

                OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS"

   2
                                TABLE OF CONTENTS

   ARTICLE I           DEFINITIONS AND INTERPRETATION                                                                1
   1.01     Definitions                                                                                              1
   1.02     Interpretations                                                                                         17

   ARTICLE II            SALE OF SHARES AND CLOSING                                                                 18
   2.01     Purchase and Sale                                                                                       18
   2.02     Purchase Price                                                                                          19
   2.03     Pre-Closing; Closing                                                                                    19
   2.04     Escrow of Purchase Price                                                                                22
   2.05     Use of Proceeds                                                                                         22
   2.06     Liquidated Damages                                                                                      23

   ARTICLE III          REPRESENTATIONS AND WARRANTIES OF ISSUER                                                    23
   3.01     Organization of the Issuer                                                                              23
   3.02     Authority                                                                                               23
   3.03     Charter Capital of the Issuer                                                                           24
   3.04     Subsidiaries of the Issuer                                                                              26
   3.05     No Conflicts, Etc.                                                                                      26
   3.06     Governmental Approvals and Filings                                                                      27
   3.07     Books and Records                                                                                       27
   3.08     Financial Statements                                                                                    28
   3.09     Absence of Changes                                                                                      28
   3.10     No Undisclosed Indebtedness, Liens and Liabilities                                                      30
   3.11     Taxes                                                                                                   30
   3.12     Legal Proceedings; Liability                                                                            30
   3.13     Compliance With Laws and Orders                                                                         31
   3.14     Benefit Plans                                                                                           32
   3.15     Real Property                                                                                           32
   3.16     Intellectual Property Rights                                                                            32
   3.17     Contracts; No Default                                                                                   33
   3.18     Licenses                                                                                                34
   3.19     Insurance                                                                                               34
   3.20     Employees; Labor Relations                                                                              34
   3.21     Environmental Matters                                                                                   35
   3.22     Interconnect Providers                                                                                  35
   3.23     Investments                                                                                             35
   3.24     Accounts Receivable                                                                                     35
   3.25     Brokers                                                                                                 35
   3.26     SEC Documents                                                                                           36
   3.27     NYSE Requirements                                                                                       36
   3.28     Compliance with US Securities Laws                                                                      36
   3.29     Disclosure                                                                                              37
   3.30     United States Assets                                                                                    37

   ARTICLE IV               REPRESENTATIONS AND WARRANTIES OF PURCHASERS                                            37
   4.01     Organization; Ability to Consummate Transactions                                                        37
   4.02     Authority                                                                                               37
   4.03     No Conflicts                                                                                            38
   4.04     Governmental Approvals and Filings                                                                      38
   4.05     Legal Proceedings                                                                                       38
   4.06     Brokers                                                                                                 39
   4.07     Investment Intent                                                                                       39
   4.08     Status of Purchaser                                                                                     39
   4.09     Compliance with Securities Laws                                                                         39
   4.10     No Knowledge of Breach                                                                                  40

   3

  4.11     Independent Investigation                                                                                40
  4.12     Contracts with Dr. Zimin                                                                                 40
  4.13     Non-Group Status                                                                                         40

   ARTICLE V            COVENANTS OF THE ISSUER                                                                     41
   5.01     No Solicitations                                                                                        41
   5.02     Financial Statements and Reports; Filings                                                               42
   5.03     Certain Restrictions                                                                                    43
   5.04     Charter Amendments; Post-Closing Actions                                                                43
   5.05     Amendments to the Procedural Regulations of the Board                                                   44
   5.06     Update of the Management Regulations                                                                    44
   5.07     Operating Committee                                                                                     44
   5.08     Pre-Closing Veto Rights                                                                                 44
   5.09     Transactions with Affiliates                                                                            46
   5.10     KBI                                                                                                     46
   5.11     Fulfillment of Conditions                                                                               47
   5.12     Regulatory and Other Approvals                                                                          48
   5.13     Delivery of Information                                                                                 48
   5.14     Transfer and Voting of Callable Preferred Stock                                                         48

   ARTICLE VI           NOTICE AND CURE                                                                             49

   ARTICLE VII          COVENANTS OF THE PURCHASERS                                                                 49

   7.01     Regulatory and Other Approvals                                                                          49
   7.02     Compliance with Securities Laws                                                                         50
   7.03     Escrow of Purchase Price                                                                                50
   7.04     Issuer's Call Option on VIP Preferred Stock Owned by Eco Telecom and Related Matters                    50
   7.05     Fulfillment of Conditions                                                                               53
   7.06     Contracts with Dr. Zimin and Overture                                                                   53

   ARTICLE VIII          CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASERS                                          53

   8.01     Representations and Warranties                                                                          54
   8.02     Performance                                                                                             54
   8.03     Certificates                                                                                            54
   8.04     Orders and Laws                                                                                         54
   8.05     Corporate and Regulatory Consents and Approvals                                                         55
   8.06     Third Party Consents                                                                                    55
   8.07    Current Charter; Procedural Regulations of Board; Operating Committee; Management Regulations            55
   8.08     Other Principal Agreements                                                                              56
   8.09     Wire Instruction                                                                                        56
   8.10     Receipt                                                                                                 56
   8.11     Zimin Share Purchase Agreements                                                                         56
   8.12     Contracts with Dr. Zimin                                                                                56
   8.13     Election of Directors                                                                                   56
   8.14     Individual Share Purchase Agreement                                                                     57
   8.15     Indemnification of Directors                                                                            57
   8.16     Legal Opinion                                                                                           57

   ARTICLE IX           CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ISSUER                                           57

   9.01     Representations and Warranties                                                                          57
   9.02     Performance                                                                                             57
   9.03     Certificates                                                                                            57
   9.04     Orders and Laws                                                                                         58
   9.05     Regulatory Consents and Approvals                                                                       58
   9.06     Third Party Consents                                                                                    58
   9.07     Other Principal Agreements                                                                              59
   9.08     Individual Share Purchase Agreement                                                                     59
   9.09     Interested Party Questionnaire                                                                          59
   9.10     Legal Opinions                                                                                          59

   4

   ARTICLE X            SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS                           59

   ARTICLE XI           INDEMNIFICATION                                                                             60

   11.01       Indemnification                                                                                      60
   11.02       Determination of Losses                                                                              61
   11.03       Limitations on Liability                                                                             61
   11.04       Other Indemnification Provisions                                                                     63

   ARTICLE XII          EFFECTIVENESS; TERMINATION                                                                  63

   12.01       Effectiveness; Termination                                                                           63
   12.02       Effect of Termination                                                                                63

   ARTICLE XIII          MISCELLANEOUS                                                                              64

   13.01       Notices                                                                                              64
   13.02       Entire Agreement                                                                                     66
   13.03       Expenses                                                                                             66
   13.04       Public Announcements                                                                                 66
   13.05       Confidentiality                                                                                      66
   13.06       Waiver                                                                                               67
   13.07       Amendment                                                                                            67
   13.08       Obligations of Purchasers Several; No Third Party Beneficiary                                        67
   13.09       No Assignment; Binding Effect                                                                        68
   13.10       Headings                                                                                             68
   13.11       Arbitration; Consent to Jurisdiction; Service of Process; Waiver of Sovereign Immunity               68
   13.12       Invalid Provisions                                                                                   70
   13.13       Governing Law                                                                                        70
   13.14       Counterparts                                                                                         71

   5

EXHIBIT A            -    CERTIFICATE OF CEO OF ISSUER

EXHIBIT B            -    CERTIFICATE OF Secretary of the board

EXHIBIT C            -    FORM OF OPINION OF AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. AS TO NEW YORK AND RUSSIAN LAW

EXHIBIT D-1          -    FORM F-3

EXHIBIT D-2          -    FORM 20-F

EXHIBIT E-1          -    CERTIFICATE OF PRESIDENT OF TELENOR EAST INVEST AS

EXHIBIT E-2          -    CERTIFICATE OF SOLE DIRECTOR OF ECO TELECOM LIMITED

EXHIBIT F-1          -    CERTIFICATE OF MEMBER OF THE BOARD OF DIRECTORS OF TELENOR EAST invest as

EXHIBIT F-2          -    CERTIFICATE OF SOLE DIRECTOR OF ECO TELECOM LIMITED

EXHIBIT G            -    FORM OF OPINION OF COUDERT BROTHERS AS TO NEW YORK LAW

EXHIBIT H            -    FORM OF OPINION OF COUDERT BROTHERS AS TO RUSSIAN LAW

EXHIBIT I            -    FORM OF OPINION OF GENERAL COUNSEL OF TELENOR ASA AS TO NORWEGIAN LAW

EXHIBIT J            -    FORM OF OPINION OF HERBERT SMITH AS TO NEW YORK LAW

EXHIBIT K            -    FORM OF OPINION OF HERBERT SMITH CIS legal services AS TO RUSSIAN LAW

EXHIBIT L            -    FORM OF OPINION OF triay & triay AS TO GIBRALTAR LAW

EXHIBIT M            -    FORM OF INDEMNIFICATION AGREEMENT

EXHIBIT N            -    Form of exercise notice

Exhibit O-1          -    Form of ISSUER's RECEIPT TO TELENOR EAST INVEST AS

EXHIBIT O-2          -    FORM OF ISSUER's RECEIPT TO ECO TELECOM LIMITED


SCHEDULES

SCHEDULE 1.01(a)               PERSONS WITH ACTUAL KNOWLEDGE

SCHEDULE 1.01(B)               PURCHASERS' DESIGNEES FOR ELECTION TO THE BOARD AND THE BOARD OF VIP-R

SCHEDULE 1.01(C)               LIST OF TRADEMARK AGREEMENTS

SCHEDULE 1.01(D)               ISSUER'S DOLLAR ACCOUNT AND ISSUER'S RUBLE ACCOUNT

   6

SCHEDULE 2.01                  GUIDELINES ON PLACEMENT AND FORM OF INDIVIDUAL SHARE PURCHASE AGREEMENT

SCHEDULE 2.02                  PURCHASE PRICE

SCHEDULE 2.06                  TELENOR'S ACCOUNT

SCHEDULE 3.03                  OUTSTANDING OPTIONS

SCHEDULE 3.04(a)               ISSUER'S SUBSIDIARIES

SCHEDULE 3.05                  NO CONFLICTS

SCHEDULE 3.07(a)               GMS AND BOARD PROTOCOLS

SCHEDULE 3.07(b)               SHAREHOLDERS OF ISSUER AND ITS SUBSIDIARIES

SCHEDULE 3.07(c)               LOCATION OF SHARE REGISTERS, ETC.

SCHEDULE 3.08(a)               audited consolidated financial statements

SCHEDULE 3.09                  MATERIAL CHANGES SINCE DECEMBER 31, 2000

SCHEDULE 3.10                  UNDISCLOSED INDEBTEDNESS, LIENS AND LIABILITIES

SCHEDULE 3.11                  TAXES

SCHEDULE 3.12                  ACTIONS OR PROCEEDINGS

SCHEDULE 3.14                  BENEFIT PLANS

SCHEDULE 3.15                  REAL PROPERTY

SCHEDULE 3.16                  INTELLECTUAL PROPERTY

SCHEDULE 3.16(a)               SIGNIFICANT BEE LINE NAMES

SCHEDULE 3.17(a)               CONTRACTS OVER US$5 MILLION

SCHEDULE 3.17(c)               EXISTING COMMITMENTS over US$15 MILLION

SCHEDULE 3.18(a)               EXCEPTIONS TO LICENSES

SCHEDULE 3.18(b)               UNFULFILLED LICENSE OBLIGATIONS

SCHEDULE 3.18(c)               RESTRICTIONS ON LICENSES

SCHEDULE 3.19                  INSURANCE

SCHEDULE 3.23                  INVESTMENTS

SCHEDULE 3.25                  ISSUER'S BROKERS

SCHEDULE 4.03                  PURCHASERS' THIRD PARTY CONSENTS

SCHEDULE 4.04                  PURCHASERS' REGULATORY CONSENTS AND APPROVALS

   7

SCHEDULE 4.06                  PURCHASERS' BROKERS

SCHEDULE 5.02                  OTHER FINANCIAL STATEMENTS / REPORTS

SCHEDULE 5.04                  AMENDMENTS TO THE CHARTER OF THE ISSUER

SCHEDULE 5.05                  AMENDMENTS TO THE PROCEDURAL REGULATIONS OF THE BOARD OF THE ISSUER

SCHEDULE 5.07                  PRINCIPLES OF OPERATING committee

SCHEDULE 5.08(G)               LIMITATIONS ON INCURRENCE OF LIENS

SCHEDULE 7.04(C)               ECO TELECOM'S ACCOUNT DETAILS

SCHEDULE 8.05                  ISSUER'S Corporate and REGULATORY CONSENTS AND APPROVALS

SCHEDULE 8.06                  ISSUER'S THIRD PARTY CONSENTS

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   8
           PRIMARY AGREEMENT dated as of May 30, 2001 between and among TELENOR EAST INVEST AS, a company organized and existing under the laws of Norway ("Telenor"), ECO TELECOM LIMITED, a company organized and existing under the laws of Gibraltar ("Eco Telecom" and, together with Telenor, each, a "Purchaser", and collectively, the "Purchasers"), and OPEN JOINT STOCK COMPANY "vimpel-communications", an open joint stock company organized and existing under the laws of the Russian Federation (the "Issuer").

                                   WITNESSETH

           WHEREAS, the Issuer desires to sell, and Telenor and Eco Telecom desire to purchase, such number of shares of Common Stock which, after giving effect to such purchases and certain other purchases of shares of Common Stock and Preferred Stock by Telenor and Eco Telecom, will result in Eco Telecom holding at least twenty-five percent (25%) plus one (1) share of the issued and outstanding voting capital stock of the Issuer and Telenor holding at least twenty-five percent (25%) plus two (2) shares of the issued and outstanding voting capital stock of the Issuer, in each case, calculated on a fully diluted basis, on the terms and subject to the conditions set forth in this Agreement;

           NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                    ARTICLE I DEFINITIONS AND INTERPRETATION

           1.01      Definitions

           As used herein, the following terms shall have the following meanings:

           "Account Bank" shall mean Citibank T/O (OOO), as the account bank under the Account Bank and Overdraft Agreement.

           "Account Bank and Overdraft Agreement" shall mean the Account Bank and Overdraft Agreement dated the date hereof between and among Eco Telecom, the Issuer, VIP-R and the Account Bank.

           "Actions or Proceedings" shall mean any action, suit, proceeding or arbitration commenced, brought, conducted or heard by or before any Governmental or Regulatory Authority.

           "Actually known to such Purchaser" shall mean to the knowledge and belief of the relevant Purchaser and the Persons specified immediately below the name of such Purchaser on Schedule 1.01(a).
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   9
           "ADSs" shall mean the Issuer's American Depositary Shares, each representing three-quarters (3/4) of one (1) share of the Issuer's Common Stock, which are currently listed on the NYSE.

           "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person or Persons specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including, without limitation, any protector or settlor of a trust) or in which such Person or Persons specified herein, directly or indirectly, has a substantial beneficial interest and any Person who is controlled by any such trust or estate. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise) of such Person.

           "Agreement" shall mean this Primary Agreement and the Exhibits and the Schedules hereto and the certificates delivered in accordance with Article VIII and Article IX.

           "Alfa Bank" shall mean OAO "Alfa-Bank", an open joint stock company organized and existing under the Laws of the Russian Federation.

           "Alfa Bank Guarantee" shall mean the Guarantee dated as of the date hereof, executed and delivered by Alfa Bank, as guarantor, in favor of the Issuer, as beneficiary.

           "amendments to the Charter" shall have the meaning specified in
Section 5.04(a).

           "Applicable Rate" shall mean the rate of interest from time to time announced by J.P. Morgan Chase & Co. as its prime commercial lending rate.

           "Assets and Properties" shall mean, with respect to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, used, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, Investments, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

           "Audited Consolidated Financial Statement Date" shall mean December 31, 2000.

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   10
           "Audited Consolidated Financial Statements" shall mean the financial statements, prepared in accordance with GAAP, for the fiscal year ended December 31, 2000, the most recent fiscal year of the Issuer.

           "Bee Line Fund" shall mean "Bee Line" Non-Profit Fund (known in Russian and formerly known in English as the Fund for Non-Commercial Programs "Bee Line"), a nonprofit organization organized and existing under the Laws of the Russian Federation.

           "Bee Line Licensee" shall have the meaning specified in Section 3.l6(a).

           "Benefit Plan" shall mean any Plan established by the Issuer or any Significant Subsidiary, to which the Issuer or any Significant Subsidiary contributes or has contributed, or under which any employee, former employee, director, consultant or independent contractor of the Issuer or any Significant Subsidiary or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

           "Board" shall mean the Board of Directors of the Issuer.

           "Business Combination" shall have the meaning specified in Section 5.01.

           "Business Day" shall mean a day other than a Saturday, a Sunday or any day on which banks located in Moscow, Russia, Oslo, Norway, London, England or New York, New York are authorized or obliged to close.

           "Business or Condition of the Issuer" shall mean the business, condition (financial or otherwise), results of operations and Assets and Properties of the Issuer and its Subsidiaries taken as a whole.

           "Callable Preferred Stock" shall have the meaning specified in
Section 7.04(a).

           "Call Option Period" shall have the meaning specified in Section 7.04(c).

           "Charter" shall mean the charter (ustav) of the Issuer, as registered with the MRC on August 23, 1996, and as amended on October 3, 1996 (approved by the Board on September 30, 1996), December 17, 1996 (approved by the Board on November 20, 1996), December 17, 1996 (approved by the GMS on November 29,
1996), September 3, 1998 (approved by the GMS on June 16, 1998), February 22, 1999 (approved by the GMS on January 29, 1999), July 7, 1999 (approved by the GMS on June 11, 1999), July 22, 1999 (approved by the Board on July 6, 1999), July 31, 2000 (approved by the GMS on June 30, 2000) and September 20, 2000 (approved by the Board on August 24, 2000).

           "Charter Capital" (ustavniy kapital) shall mean the aggregate value of the ownership interests of a Person as stated in its charter, provided that, with respect to a joint stock company, the Charter Capital shall mean the aggregate nominal value of its issued shares.

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   11
           "Closing" shall mean the purchase of and payment for the Purchasers' Shares in accordance with Sections 2.01, 2.02, 2.03 and 2.04.

           "Closing Date" shall mean the date identified as such in a Preliminary Closing Notice, being the date (including, without limitation, the Guaranteed Closing Date) on which the Closing is, in accordance with Section 2.03, scheduled (or re-scheduled) to occur, which date shall be not later than the Final Date and at least five (5) Business Days after the Issuer has furnished written notice to the Escrow Agent and the Account Bank (with a copy to each Purchaser and VIP-R) of such Closing Date by delivering such Preliminary Closing Notice.

           "Commission" shall mean the Commission of the European Communities.

           "Common Stock" shall mean the shares of common stock of the Issuer, as defined in Section 6.1 of the Charter.

           "Consolidated Subsidiaries" shall mean, with respect to the Issuer, the Significant Subsidiaries, Impuls-KB and RTI Service-Svyaz.

           "Contract" shall mean any agreement, letter of intent, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or understanding (whether written or oral), in each case, to the extent legally binding.

           "Controlled Affiliate" shall mean, with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body thereof or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner).

           "Controlling Person" shall mean, with respect to any Person, any other Person which owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such first Person or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner of such first Person).

           "Conversion" shall have the meaning specified in the Account Bank and Overdraft Agreement.

           "Convertible Notes" shall mean the 5.5% Senior Convertible Notes due 2005 of VimpelCom B.V., guaranteed by the Issuer and issued under the Indenture.

           "CTF Holdings" shall mean CTF Holdings Limited, a company organized and existing under the Laws of Gibraltar.

           "D-AMPS" shall mean Digital Advanced Mobile Phone System, a standard for digital mobile telephone transmissions at a frequency of 800 MHz.

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   12
           "Director's Indemnification Agreement" shall have the meaning specified in Section 8.15.

           "Dr. Zimin" shall mean Dr. Dmitri Borisovich Zimin, a Russian citizen.

           "Eco Holdings" shall mean Eco Holdings Limited, a company organized and existing under the Laws of Gibraltar.

           "Eco Telecom" shall have the meaning specified in the preamble hereto.

           "Eco Telecom Contribution Default" shall have the meaning specified in the VIP-R Primary Agreement.

           "Eco Telecom Dollar Account" shall mean the US Dollar denominated account to be opened by Eco Telecom with the Account Bank in accordance with Clause 3(1) of the Account Bank and Overdraft Agreement.

           "Eco Telecom Guarantee Agreement" shall mean the Guarantee Agreement dated as of the date hereof between and among CTF Holdings, Eco Holdings, Telenor, the Issuer and VIP-R.

           "Eco Telecom VIP-R Preferred Stock Purchase Agreement" shall mean the Stock Purchase Agreement substantially in the form attached as Annex A to
Schedule 2.07(a) to the VIP-R Primary Agreement, to be entered into at the Preferred Stock Closing Date by Eco Telecom and VIP-R.

           "Eco Telecom Preferred Stock Purchase Agreement" shall the mean the Share Purchase Agreement dated as of the date hereof between Overture and Eco Telecom with respect to shares of Preferred Stock and shares of Common Stock.

           "Eco Telecom Share Purchase Agreements" shall mean, collectively, the Share Purchase Agreement dated as of the date hereof between Eco Telecom and Dr. Zimin with respect to shares of Common Stock and the Eco Telecom Preferred Stock Purchase Agreement.

           "Environmental Law" shall mean any Law or Order relating to the regulation or protection of human health and safety, the environment or hazardous or toxic substances, wastes, pollutants or contaminants.

           "Equity" shall mean, with respect to any Person, the aggregate of its Charter Capital, any surplus capital (dobavochniy kapital), reserve fund, retained earnings and any other elements determining the net worth of such Person.

           "Equity Interest" in a Person shall mean any share of capital stock of such Person, or any partnership interest or other ownership interest in such Person.

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   13
           "Escrow Agent" shall mean Citibank, N.A., London Branch, as escrow agent under the Escrow Agreement.

           "Escrow Agreement" shall mean the Escrow Agreement dated the date hereof between and among Eco Telecom, the Issuer and the Escrow Agent.

           "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

           "Exercise Date" shall have the meaning specified in Section 7.04(c).

           "Exercise Notice" shall have the meaning specified in Section
7.04(c).

           "Exercise Price" shall have the meaning specified in Section 7.04(b).

           "Failed Closing Date" shall have the meaning specified in Section 2.03(d).

           "FCSM" shall mean the Federal Commission for the Securities Market of the Russian Federation (Federalnaya komissiya po rynku tsennikh bumag Rossiiskoy Federatsii or "FKTsB Rossii"), or any successor thereto, including any applicable territorial agent thereof.

           "Final Closing Notice" shall mean a notice to the Escrow Agent from Eco Telecom and the Issuer, in the form attached as Schedule 6 to the Escrow Agreement and Schedule 4 to the Account Bank and Overdraft Agreement.

           "Final Date" shall mean November 30, 2001, or such later date (but not later than the date which is six (6) Business Days after November 30, 2001) as the Issuer may notify the Purchasers (with a copy to VIP-R) in writing in accordance with Section 2.03(d)(i)(a) and Section 13.01 on or prior to the first Business Day after November 30, 2001.

           "Financial Statements" shall mean the Audited Consolidated Financial Statements and the financial statements of the Issuer delivered to the Purchasers pursuant to Section 5.02(a) and (b).

           "First Board Date" shall mean the date of the first meeting (or unanimous written consent in lieu of a meeting) of the Board at which all designees of both Purchasers listed on Schedule 1.01(b) and then legally capable of serving on the Board are members of the Board.

           "First Closing Indemnity Amount" shall mean the amount specified opposite Eco Telecom's name in Schedule 2.02.

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   14
           "First VIP-R Board Date" shall mean the date of the first meeting (or unanimous written consent in lieu of a meeting) of the Board of Directors of VIP-R at which all designees of both Purchasers listed on Schedule 1.01(b) and then legally capable of serving on the Board of Directors of VIP-R are members of the Board of Directors of VIP-R.

           "Form F-3" shall mean the Issuer's Final Prospectus filed with the SEC pursuant to Rule 424(b)(4) promulgated under the Securities Act on July 26, 2000 relating to the Registration Statement on Form F-3 (File No. 333-13310), a copy of which is attached as Exhibit D-1.

           "Form 20-F" shall mean Annual Report of the Issuer on Form 20-F, as filed with the SEC pursuant to Section 13(a) of the Exchange Act on June 28, 2000, a copy of which is attached as Exhibit D-2.

           "GAAP" shall mean United States generally accepted accounting principles.

           "Glavsotkom" shall mean Glavsotkom LLC, a limited liability company organized and existing under the Laws of the Russian Federation.

           "GMS" shall mean the general meeting of the shareholders (obschee sobraniye aktsionerov) of the Issuer, as defined in Article 9 of the Charter.

           "Governmental or Regulatory Authority" shall mean any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official or other competent authority of the Russian Federation, any other country or any state, as well as any county, city or other political subdivision of any of the foregoing.

           "GSM" shall mean Global System for Mobile Communications.

           "GSM 1800" shall mean GSM in the 1800 MHz frequency range.

           "GSM 900" shall mean GSM in the 900 MHz frequency range.

           "Guaranteed Closing Date" shall mean the Closing Date, if any, falling after demand on the Alfa Bank Guarantee in accordance with the terms thereof.

           "Impuls-KB" shall mean Closed Joint Stock Company "Impuls-KB", a closed joint stock company organized and existing under the Laws of the Russian Federation.

           "Indebtedness" shall mean, with respect to any Person, all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases

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   15
or (e) in the nature of a guarantee of any obligation described in clauses (a) through (d) above of any other Person.

           "Indemnified Party" shall have the meaning specified in Section 11.01(d).

           "Indemnifying Party" shall have the meaning specified in Section 11.01(d).

           "Indenture" shall mean the Indenture dated as of July 28, 2000 among VimpelCom B.V., as the issuer, the Issuer, as the guarantor, and The Bank of New York, as trustee.

           "Individual Share Purchase Agreement" shall mean a share purchase agreement substantially in the form attached hereto as Annex A to Schedule 2.01, to be executed by the Issuer and each Purchaser.

           "Intellectual Property" shall mean patents and patent rights, licenses, inventions, copyrights and copyright rights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks and trademark rights, service marks and service mark rights, trade names and trade name rights, service names and service name rights, brand names, processes formulae, trade dress, business and product names, logos, slogans, industrial models, processes, designs, methodologies, software programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

           "Investments" shall mean all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures, general and limited partnerships, and other Persons, mortgage loans and other investment or portfolio assets owned of record or beneficially by a Person (other than (a) any direct or indirect Subsidiaries of the Issuer or any ownership interests therein and (b) any short-term trade receivables generated in the ordinary course of business).

           "Issuer" shall have the meaning specified in the preamble to this Agreement.

           "Issuer's Dollar Account" shall mean US Dollar denominated account number 40702840400700474054 in the name of and for the benefit of the Issuer with the Account Bank.

           "Issuer's Ruble Account" shall mean Russian Ruble denominated account number 40702810600700474062 in the name of and for the benefit of the Issuer with the Account Bank.

           "JSC Law" shall mean the Federal Law of the Russian Federation No. 208-FZ "On Joint Stock Companies", dated December 26, 1995 , as amended.

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   16
           "KBI" shall mean Public Joint Stock Company "KB Impuls", an open joint stock company organized and existing under the Laws of the Russian Federation.

           "KB Impuls-TV" shall mean Closed Joint Stock Company "KB Impuls-TV", a closed joint stock company organized and existing under the Laws of the Russian Federation.

           "Knowledge of the Issuer" or "Known to the Issuer" shall mean to the best of the knowledge and belief of the Issuer after having made reasonable inquiries.

           "Knowledge of such Purchaser" shall mean to the best of the knowledge and belief of the relevant Purchaser after having made reasonable inquiries.

           "Laws" shall mean all laws, decrees, resolutions, instructions, statutes, rules, regulations, acts, ordinances and other pronouncements having the effect of law or regulation of the Russian Federation, any other country or any state, as well as any county, city or other political subdivision of any of the foregoing.

           "Liabilities" shall mean all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

           "Licenses" shall mean all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority, including, without limitation, all Telecom Licenses.

           "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

           "Loss" shall mean any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including, without limitation, interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other similar proceedings or of any claim, default or assessment).

           "MAMP" shall mean the Ministry for Anti-Monopoly Policy and Support for Entrepreneurship of the Russian Federation (Ministerstvo Rossiiskoy Federatsii po Antimonopolnoy politike i podderzhke predprinimatelstva), or any successor thereto, including any applicable territorial agent thereof.

           "Management Regulations" shall mean the Management Regulations on the Procedures for the Issuer to Conclude Transactions with Interested Parties (polozhenie rukovodstva o poryadke zaklyuchenya sdelok v sovershenii kotorykh imeetsya zainteresovannost) adopted by the Board on June 11, 1999, pursuant to
Section 10.5.10

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   17
of the Charter, as amended, which set forth the procedure for the Issuer to conclude interested party transactions, including the manner in which information on interested party transactions is reported to the Board and the Board's approval process for such transactions.

           "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect on or with respect to the business, assets, financial condition or results of operations of such Person and its Subsidiaries taken as a whole, or upon such Person's ability to perform its obligations under this Agreement and the other Principal Agreements, if any, to which it is a party.

           "MRC" shall mean the Moscow Registration Chamber (Moskovskaya registratsionnaya palata), or any successor thereto.

           "New Shares" shall mean 5,150,000 shares of Common Stock.

           "NYSE" shall mean The New York Stock Exchange.

           "Option" shall mean, with respect to any Person, any security, right, subscription, warrant, option, phantom stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any Equity Interest in such Person or any security of any kind convertible into or exchangeable or exercisable for any Equity Interest in such Person or (b) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of any Equity Interest in such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any Equity Interests in such Person are voted.

           "Option Agreement" shall mean the Option Agreement dated as of the date hereof between Eco Telecom and Telenor.

           "Order" shall mean any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority.

           "Other Property" shall have the meaning specified in Section 7.04(e).

           "Overture" shall mean Overture Limited, an exempted company limited by shares organized and existing under the Laws of Bermuda.

           "Permitted Lien" shall mean (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent, and (c) any mechanic's, materialman's or other similar Lien arising by operation of Law or any minor imperfection of title or similar Lien, none of which individually or in the aggregate with other such Liens materially impairs the value of the

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   18
property subject to such Lien or the use of such property in the conduct of the business of the Issuer.

           "Person" shall mean any natural person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority, whether incorporated or unincorporated.

           "Plan" shall mean any pension, profit sharing, stock purchase, stock option, stock ownership, stock appreciation rights or phantom stock plan, practice, policy or other arrangement of any kind, whether written or oral and whether covering current or former employees, officers, directors, consultants or independent contractors.

           "Preferred Stock" shall mean, collectively, the shares of preferred stock of the Issuer, as defined in the Charter.

           "Preferred Stock Call Option" shall have the meaning specified in
Section 7.04(a).

           "Preferred Stock Closing Date" shall have the meaning specified in the VIP-R Primary Agreement.

           "Preliminary Closing Notice" shall mean a notice from the Issuer to the Escrow Agent and the Account Bank (with a copy to the Purchasers and VIP-R) in the form attached as Schedule 2 to the Escrow Agreement and Schedule 1 to the Account Bank and Overdraft Agreement.

           "Principal Agreements" shall mean this Agreement, the Shareholders Agreement, the Escrow Agreement, the Account Bank and Overdraft Agreement, the Option Agreement, the Zimin Principal Agreements, the Registration Rights Agreement, the Eco Telecom VIP-R Preferred Stock Purchase Agreement, the Eco Telecom Guarantee Agreement, the Alfa Bank Guarantee, the Telenor Guarantee Agreement, the Undertaking Letters, the VIP/Eco Telecom Share Purchase Agreement, the VIP-R Primary Agreement, the VIP-R Shareholders Agreement, the VIP-R Registration Rights Agreement, the Termination Agreement, the Supplemental Agreements and the Trademark Agreements.

           "Procedural Regulations of the Board" shall mean the procedural regulations (Protsedurnye pravila Soveta directorov) adopted by the Board on April 13, 2000, as amended, pursuant to Section 10.5.19 of the Charter as a supplement to the provisions set forth in the Charter which are applicable to the Board.

           "Purchase Price" shall mean US$20.00 multiplied by the aggregate number of the Purchasers' Shares.

           "Purchaser" and "Purchasers" shall have the meanings specified in the preamble hereto.

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   19
           "Purchasers' Shares" shall mean, collectively, the New Shares and Telenor's Repurchased Shares.

           "Registrar" shall mean Closed Joint Stock Company "National Registry Company" (Natsionalnaya Registratsionnaya Kompaniya), a closed joint stock company organized under the Laws of the Russian Federation and the duly appointed shareholder registrar of the Issuer, or any successor thereto.

           "Registration Rights Agreement" shall mean the Registration Rights Agreement dated as of the date hereof between and among the Issuer, Telenor and Eco Telecom.

           "Representatives" shall mean, with respect to any Person, its officers, directors, shareholders, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.

           "Repurchased Shares" shall mean, collectively, the shares of Common Stock, if any, which the Issuer is required to repurchase from existing shareholders of the Issuer in accordance with Article 75 of the JSC Law as a result of the decisions taken by the GMS to approve the transactions contemplated by the Principal Agreements, the aggregate value of which shall not exceed ten percent (10%) of the Issuer's net assets on the date of the meeting of the shareholders of the Issuer at which a vote of such shareholders is conducted concerning the transactions contemplated by this Agreement and the other Principal Agreements, calculated in accordance with Russian accounting principles and expressed in US Dollars, based on the US Dollar/Russian Ruble exchange rate of the Central Bank of the Russian Federation on the date immediately prior to the date of such meeting.

           "RTI Service-Svyaz" shall mean Closed Joint Stock Company "RTI Service-Svyaz", a closed joint stock company organized and existing under the Laws of the Russian Federation.

           "Russian Rubles" shall mean the lawful currency of the Russian Federation.

           "Sberbank" shall mean Sberegatelny Bank of the Russian Federation, a commercial bank organized as an open joint stock company and existing under the Laws of the Russian Federation.

           "SCCI" shall mean the Ministry of the Russian Federation for Communications and Informatization (Ministerstvo Rossiiskoy Federatsii po svyazi i informatizatsii or Minsvyaz Rossii), including any applicable territorial agent or any successor thereto.

           "SEC" shall mean the Securities and Exchange Commission of the United States of America, or any successor thereto.

           "SEC Documents" shall have the meaning specified in Section 3.26(a).

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   20
           "Second Closing" shall have the meaning specified in the VIP-R Primary Agreement.

           "Second Closing Indemnity Amount" shall mean the sum of the First Closing Indemnity Amount plus the amount actually paid by Eco Telecom for shares of Common Stock of VIP-R at the Second Closing.

           "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

           "Shareholders Agreement" shall mean the Shareholders Agreement dated as of the date hereof between Telenor and Eco Telecom.

           "Significant Bee Line Names" shall mean, collectively, the brand names and trademarks specified in Schedule 3.16(a).

           "Significant Subsidiary" shall mean each of KBI and VIP-R.

           "Sota-100" shall mean Closed Joint Stock Company "Sota-100", a closed joint stock company organized and existing under the Laws of the Russian Federation.

           "Specified Percentage" shall mean twenty five percent (25%) plus one
(1) share of the issued and outstanding shares of voting capital stock of the Issuer.

           "SRC" shall mean the State Registration Chamber under the Ministry of Justice of the Russian Federation (Gosudarstvennaya registratsionnaya palata pri Ministerstve yustitsii Rossiiskoy Federatsii), or any successor thereto.

           "Strategic Investor" shall mean any Person which derives at least fifteen percent (15%) of its revenues, on a consolidated basis with its Affiliates, from operations in the telecommunications industry, other than the Purchasers or their respective Affiliates.

           "Subsidiary" shall mean, with respect to any Person, (a) any corporation in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such corporation and/or (b) any partnership, association, joint venture or other entity in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the Equity Interest of such partnership, association, joint venture or other entity.

           "Supplemental Agreements" shall mean, collectively, the Supplemental Agreements, each substantially in the forms attached as Exhibit A to the VIP-R Primary Agreement, to be entered into as of the Closing in respect of the Zimin Preferred Stock Agreements.

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           "Tax Document" shall mean any return, declaration, report, claim for refund, assessment, demand, act, or information return, statement or other document relating to Taxes, including any Schedule or attachment thereto, and including any amendment thereof, whether prepared by the taxpayer, a tax preparer or a Governmental or Regulatory Authority.

           "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added alternative or add-on minimum, estimated, or other tax, duty, governmental fee or charge of any kind whatsoever, including any interest, penalty, or addition thereto.

           "Telecom Licenses" shall mean (a) the Issuer's licenses issued by SCCI for D-AMPS service in Moscow and the Moscow Region (Moskovskaya Oblast),
(b) VIP-R's four (4) licenses issued by SCCI for GSM 900/1800 services in the Central and the Central Black Earth region, the North Caucasus region, the Siberian region and the Volga region, (c) the license for GSM 900/1800 services in Moscow and the Moscow Region (Moskovskaya Oblast) issued to KBI and (d) frequency permits (razreshenia na ispolzovanie radiochastot dlya expluatatzii
RES) relating to the licenses referred to in clauses (a), (b) and (c) of this definition.

           "Telenor" shall have the meaning specified in the preamble hereto.

           "Telenor Guarantee Agreement" shall mean the Guarantee Agreement dated as of the date hereof between and among Telenor ASA, Eco Telecom, the Issuer and VIP-R.

           "Telenor's Repurchased Shares" shall mean, collectively, all Repurchased Shares less any shares of Common Stock retained by the Issuer as treasury stock (as such term is defined under GAAP).

           "Telenor Ruble Purchase Price" shall have the meaning specified in
Section 2.03(c)(ii).

           "Telenor Share Purchase Agreement" shall mean the Share Purchase Agreement dated as of the date hereof between Telenor and Overture.

           "Termination Agreement" shall mean the Termination Agreement dated as of the date hereof between and among Telenor, Telenor Communication AS, the Issuer, VimpelCom Finance B.V., VimpelCom B.V., VC Limited, Dr. Zimin, Glavsotkom and the Bee Line Fund.

           "Third Closing" shall have the meaning specified in the VIP-R Primary Agreement.

                                       14
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   22
           "Total Indemnity Amount" shall mean (a) from the Closing Date to (but excluding) the date on which the Second Closing occurs, the First Closing Indemnity Amount, (b) if no Eco Telecom Contribution Default has occurred at the Second Closing, from (and including) the date on which the Second Closing occurs to (but excluding) the date on which the Third Closing occurs, the Second Closing Indemnity Amount and (c) if no Eco Telecom Contribution Default has occurred at the Third Closing, from (and including) the date on which the Third Closing occurs to the date on which the representations, warranties, covenants and agreements of the parties to this Agreement cease to survive as provided in
Article X, the sum of the First Closing Indemnity Amount, the Second Closing Indemnity Amount and the amount actually paid by Eco Telecom for shares of Common Stock of VIP-R at the Third Closing.

           "Trademark Agreements" shall mean, collectively, the License Agreements dated the date hereof between the Issuer and VIP-R listed on Schedule 1.01(c) and relating to the licensing by the Issuer to VIP-R of certain rights to use the Significant Bee Line Names.

           "Transfer" shall have the meaning specified in the Registration Rights Agreement.

           "Transferee" shall have the meaning specified in Section 7.04(d).

           "Undertaking Letters" shall mean, collectively, the letter agreement dated the date hereof between Eco Telecom and the Issuer relating to certain obligations of Eco Telecom and the letter agreement dated the date hereof between Telenor and the Issuer relating to certain obligations of Telenor.

           "US Dollars" and "US$" shall mean the lawful currency of the United States.

           "VIP/Eco Telecom Share Purchase Agreement" shall mean the Share Purchase Agreement substantially in the form attached as Exhibit F to the VIP-R Primary Agreement, to be entered into at the Preferred Stock Closing Date by Eco Telecom and VIP-R.

           "VIP-R" shall mean Closed Joint Stock Company "VimpelCom-Region", a closed joint stock company organized and existing under the Laws of the Russian Federation, and its legal successors.

           "VIP-R Primary Agreement" shall mean the Primary Agreement dated as of the date hereof between and among Telenor, Eco Telecom, the Issuer and VIP-R.


           "VIP-R Registration Rights Agreement" shall mean the Registration Rights Agreement dated as of the date hereof between and among Eco Telecom, Telenor, the Issuer and VIP-R.

           "VIP-R Shareholders Agreement" shall mean the Shareholders Agreement dated as of the date hereof between and among Eco Telecom, Telenor, the Issuer and VIP-R.

                                       15
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   23
           "Working Capital Bridge Facility" shall mean the Working Capital Bridge Facility dated as of June 23, 2000 between the Issuer and Telenor.

           "Zimin Common Call Option Agreement" shall mean the Call Option Agreement substantially in the form attached as Exhibit A to the Zimin Preferred Call Option Agreement, to be entered into following the Closing by Eco Telecom and Overture with respect to shares of Common Stock.

           "Zimin Common Pledge Agreement" shall mean the Pledge Agreement substantially in the form attached as Exhibit A to the Zimin Preferred Pledge Agreement, to be entered into following the Closing by Eco Telecom and Overture with respect to shares of Common Stock.

           "Zimin Preferred Call Option Agreement" shall mean the Call Option Agreement substantially in the form of Exhibit A to the Eco Telecom Preferred Stock Purchase Agreement, to be entered into at the Closing by Eco Telecom and Overture with respect to shares of Preferred Stock.

           "Zimin Preferred Pledge Agreement" shall mean the Pledge Agreement substantially in the form attached as Exhibit B to the Eco Telecom Preferred Stock Purchase Agreement, to be entered into at the Closing by Eco Telecom and Overture with respect to shares of Preferred Stock.

           "Zimin Preferred Stock Agreements" shall mean, collectively, the Share Purchase Agreement dated the date hereof between Dr. Zimin and Overture, the Share Purchase Agreement No. N-I-1 dated April 13, 1998 between Closed Joint Stock Company "Sota-100" and Dr. Zimin, the Share Purchase Agreement No. N-I-2 dated April 13, 1998 between Closed Joint Stock Company "Sota-100" and Dr. Zimin, the Share Purchase Agreement No. EA-I-1 dated April 13, 1998 between Closed Joint Stock Company "KB Impuls-TV" and Dr. Zimin, the Share Purchase Agreement No. EA-I-2 dated April 13, 1998 between Closed Joint Stock Company "KB Impuls-TV" and Dr. Zimin, the Share Swap Agreement dated July 26, 1996 between the Issuer and Closed Joint Stock Company "Sota-100" and the Share Swap Agreement dated July 26, 1996 between the Issuer and Closed Joint Stock Company "KB Impuls-TV".

           "Zimin Principal Agreements" shall mean, collectively, the Telenor Share Purchase Agreement, the Eco Telecom Share Purchase Agreements, the Zimin Common Pledge Agreement, the Zimin Preferred Pledge Agreement, the Zimin Common Call Option Agreement, the Zimin Preferred Call Option Agreement and the Zimin Surety Agreement.

           "Zimin Share Purchase Agreements" shall mean, collectively, the Eco Telecom Share Purchase Agreements and the Telenor Share Purchase Agreement.

                                       16
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   24
           "Zimin Shares" shall mean (a) 113,102 shares of Common Stock and 6,426,600 shares of Preferred Stock directly or beneficially owned by Dr. Zimin and Overture and which Dr. Zimin and Overture are obligated to sell to Eco Telecom pursuant to the Eco Telecom Share Purchase Agreements and (b) such number of shares of Common Stock as Overture is obligated sell to Telenor pursuant to the Telenor Share Purchase Agreement.

           "Zimin Surety Agreement" shall mean the Surety Agreement dated as of the date hereof between Eco Telecom and Dr. Zimin.

           1.02      Interpretations

           Unless the context of this Agreement otherwise requires, the following rules of interpretation shall apply to this Agreement:

           (a) the singular shall include the plural, and the plural shall include the singular;

           (b)       words of any gender shall include the other gender;

           (c) the words "hereof, "herein", "hereby", "hereto" and similar words refer to this entire Agreement and not to any particular Section or any other subdivision of this Agreement;

           (d) a reference to any "Article", "Section", "Schedule" or "Exhibit" is a reference to a specific Article or Section of, or Schedule or Exhibit to, this Agreement;

           (e) a reference to any law, statute, regulation, notification or statutory provision shall include any amendment, modification or re-enactment thereof, any regulations promulgated thereunder from time to time, and any interpretations thereof from time to time by any regulatory or administrative authority;

           (f) a reference to any agreement, instrument, contract or other document shall include any amendment, amendment and restatement, supplement or other modification thereto;

           (g) a reference to any Person shall include such Person's successors and permitted assigns under any agreement, instrument, contract or other document;

           (h) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" shall refer to the business and practice of the Issuer;

           (i) the word "pending" shall mean, with respect to a particular matter, the service of process or delivery of written notice to the Person to whom such manner relates;

           (j) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; and

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   25
           (k) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.


                      ARTICLE II SALE OF SHARES AND CLOSING

           2.01      Purchase and Sale

           (a) Subject to the terms and conditions contained in this Agreement (including, without limitation, Section 2.01(b)), in accordance with the procedures set forth in Schedule 2.01 and on the basis of the representations and warranties contained herein and in the Individual Share Purchase Agreements:

                  (i) the Issuer agrees to issue and sell to Eco Telecom, and Eco Telecom agrees to subscribe for and purchase from the Issuer, the New Shares at the Closing; and

                  (ii) the Issuer agrees to sell to Telenor, and Telenor agrees to purchase from the Issuer, Telenor's Repurchased Shares at the Closing.

           (b) (i) Subject to the terms and conditions of this Agreement, solely for the purpose of Russian Law and solely to the extent Russian Law may be applicable (A) this Agreement, insofar as it relates to the transfer of New Shares to Eco Telecom, shall be considered a preliminary agreement (predvaritelnyi dogovor) and not a transaction involving securities (sdelka s tsennymi bumagami); (B) by virtue of entering into this Agreement, (x) the Issuer shall not be obligated to transfer any New Shares to Eco Telecom or be considered to have offered any New Shares to Eco Telecom and (y) Eco Telecom shall not be obligated to purchase any New Shares from the Issuer or make payment for any New Shares; (C) the actual transactions contemplated by Section 2.01(a)(i) shall not constitute transactions involving securities (sdelki s tsennymi bumagami); and (D) in no event shall such transactions take place before the registration of the issuance of the New Shares and payment in full for the New Shares by Eco Telecom, if and to the extent such registration and payment are required under Russian Law.

                  (ii) The placement of the New Shares shall occur on the date on which the New Shares are disposed of (otchuzdeny) by the Issuer in favor of Eco Telecom, by transferring the title to the New Shares to Eco Telecom at the Closing.

                  (iii) Clauses (i) and (ii) of this Section 2.01(b) shall have no effect on interpretation of this Agreement under the laws of the State of New York, by which this Agreement is expressed to be governed.

           (c) Subject to the terms and conditions contained in this Agreement, immediately upon the registration of the issuance of the New Shares with the FCSM and in any event prior to the Issuer's execution of any other agreement with respect to any of

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   26
the New Shares, the Issuer and each Purchaser shall execute an Individual Share Purchase Agreement (osnovnoi dogovor) which shall incorporate by reference the terms and conditions of this Agreement applicable to such Purchaser, except that
Section 2.01(b) shall be excluded.

           2.02      Purchase Price

           (a) Upon determining the total number of Repurchased Shares following the meeting of shareholders of the Issuer at which a vote of such shareholders is conducted concerning the transactions contemplated by this Agreement and the other Principal Agreements, the Issuer shall promptly, but no later than fifty-five (55) days after the date of such meeting, notify Telenor of such total number and the number of Repurchased Shares, if any, which the Issuer wishes to retain as treasury stock (as such term is defined under GAAP) and deliver to Telenor and Eco Telecom a new Schedule 2.02 reflecting such figures, and upon such delivery to Telenor and Eco Telecom, Schedule 2.02 shall be deemed to have been amended and restated in its entirety without the need for any further action by the parties.

           (b) Subject to the terms and conditions hereof and in consideration of the sale and transfer to the Purchasers by the Issuer of the Purchasers' Shares, each Purchaser shall pay to the Issuer such portion of the Purchase Price as is specified opposite such Purchaser's name in Schedule 2.02, in the manner provided in Section 2.03 and Section 2.04, as applicable, and the Purchase Price shall be allocable entirely to, and deemed to be in consideration of, the Purchasers' Shares being purchased hereunder by such Purchaser.

           (c) Eco Telecom shall, no later than the second Business Day prior to the Closing Date, transfer or cause to be transferred to the Eco Telecom Dollar Account, by wire transfer of immediately available funds, US$53,000,000, for further transfer in accordance with the Account Bank and Overdraft Agreement as payment of part of that portion of the Purchase Price payable by Eco Telecom.

           2.03      Pre-Closing; Closing

           (a) Subject to Section 2.03(b) and (d), at least fifteen (15) Business Days prior to the proposed date of the Closing, the Issuer shall notify the Purchasers of such proposed date. On the date which is ten (10) Business Days prior to such proposed date, the Issuer and the Purchasers shall (i) attend a pre-closing meeting at the offices of the Issuer's counsel, located at Ducat Place II, Ulitsa Gasheka 7, Moscow 123056, Russia (or at such other place as the Purchasers and the Issuer mutually agree) at 10:00 am (Moscow time), and (ii) review the documents to be delivered at the Closing to determine whether the conditions precedent specified in Article VIII and Article IX have been, or will on the Closing Date, be capable of being, fulfilled. If, after such pre-closing meeting, the Issuer determines, in its sole discretion, that it is appropriate to do so, then the Issuer may deliver a Preliminary Closing Notice to the Escrow Agent and the Account Bank (with a copy to each Purchaser and VIP-R) in accordance with the Escrow Agreement and the Account Bank and Overdraft Agreement.

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   27
           (b) If the Closing does not occur on the Closing Date set forth in the Preliminary Closing Notice delivered in accordance with Section 2.03(a) (or in a subsequent Preliminary Closing Notice delivered in accordance with this
Section 2.03(b)), the Issuer may, in its sole discretion, reschedule the proposed Closing Date by delivering a new Preliminary Closing Notice to the Escrow Agent and the Account Bank (with a copy to each Purchaser and VIP-R) at least five (5) Business Days prior to the new Closing Date.

           (c) In connection with any Closing on any Closing Date other than a Guaranteed Closing Date, if the conditions precedent specified in Article VIII (other than delivery of the Purchasers' Shares) and Article IX (other than payment of the Purchase Price) have been (or are capable of being) fulfilled (or waived in writing, as applicable), then:

                      (i) (A) the Issuer and Eco Telecom shall execute and deliver to the Escrow Agent and the Account Bank a Final Closing Notice, (1) instructing the Escrow Agent to pay to the Issuer US$50,000,000 of the Purchase Price (consisting of funds paid into the Escrow Account (as defined in the Escrow Agreement) by or on behalf of Eco Telecom in accordance with the Escrow Agreement) on the Closing Date, by wire transfer of immediately available funds to the Issuer's Dollar Account with details of payment as set forth in the Escrow Agreement, and (2) instructing the Account Bank to pay to the Issuer (on behalf of Eco Telecom) US$53,000,000 of the Purchase Price on the Closing Date, by transfer of such sum from the Eco Telecom Dollar Account to the Issuer's Dollar Account, and (3) instructing the Account Bank to complete the Conversion, and to make the other transfers and exchanges contemplated by the Account Bank and Overdraft Agreement, and (B) Eco Telecom shall transfer or cause to be transferred to the Eco Telecom Dollar Account, by wire transfer of immediately available funds, so much of the US$53,000,000 required to be transferred by it to such account pursuant to Section 2.02(c) as it may have failed to transfer to such account in accordance with such Section;

                      (ii) Telenor shall instruct its bank to pay to the Issuer (on behalf of Telenor) the Russian Ruble equivalent (based upon the exchange rate of the Central Bank of the Russian Federation on the day prior to payment) of that portion of the Purchase Price as is specified opposite Telenor's name in Schedule 2.02 on the Closing Date (the "Telenor Ruble Purchase Price"), by wire transfer of immediately available funds to the Issuer's Ruble Account; and

                      (iii) upon receipt by the Issuer of (A) written confirmation from the Account Bank that the Account Bank has credited the proceeds of the Conversion to the Issuer's Ruble Account in accordance with the Account Bank and Overdraft Agreement and (B) written confirmation from Telenor's bank that Telenor's bank has irrevocably issued wire transfer instructions for the Telenor Ruble Purchase Price to be paid to the Issuer's Ruble Account on the Closing Date, the Issuer shall

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   28
           deliver to Telenor an extract from the share register of the Issuer issued by the Registrar and showing Telenor as the owner of Telenor's Repurchased Shares, and to Eco Telecom, an extract from the share register of the Issuer issued by the Registrar and showing Eco Telecom as the owner of the New Shares.

           (d) If the Closing fails to occur on any Closing Date other than a Guaranteed Closing Date due to Eco Telecom having failed to transfer or cause to be transferred US$53,000,000 to the Eco Telecom Dollar Account, as contemplated by Section 2.03(c)(i) (the date of such failed Closing being the "Failed Closing Date"), then:

                      (i) on the first Business Day immediately following the Failed Closing Date, the Issuer may, (A) if it so elects in its sole discretion and in accordance with Section 2.03(b), schedule a new Closing Date by delivering a new Preliminary Closing Notice to the Escrow Agent and the Account Bank (with a copy to each Purchaser and VIP-R) and (B) execute and deliver to Alfa Bank in accordance with the terms of the Alfa Bank Guarantee a Notice of Demand (as defined in the Alfa Bank Guarantee) to pay to the Issuer US$53,000,000 of the Purchase Price, by wire transfer of immediately available funds to the Issuer's Dollar Account;

                      (ii) if the Issuer in its sole discretion elects to schedule a new Closing Date in accordance with Section 2.03(d)(i), then on the first Business Day immediately following the Failed Closing Date, the Issuer and Eco Telecom shall execute and deliver to the Escrow Agent and the Account Bank a Final Closing Notice, instructing the Escrow Agent to pay to the Issuer US$50,000,000 of the Purchase Price (consisting of funds paid into the Escrow Account (as defined in the Escrow Agreement) by or on behalf of Eco Telecom in accordance with the Escrow Agreement) on the Closing Date, by wire transfer of immediately available funds to the Issuer's Dollar Account with details of payment as set forth in the Escrow Agreement; and

                      (iii) on the Closing Date, if the conditions precedent specified in Article VIII (other than delivery of the Purchasers' Shares) and Article IX (other than payment of the Purchase Price) have been (or are capable of being) fulfilled (or waived in writing, as applicable), then:

                                 (A) Telenor shall instruct its bank to pay to
                      the Issuer (on behalf of Telenor) the Telenor Ruble Purchase Price by wire transfer of immediately available funds to the Issuer's Ruble Account; and

                                 (B) upon receipt by the Issuer of (1) written
                      confirmation from Telenor's bank that Telenor's bank has irrevocably issued wire transfer instructions for the Telenor Ruble Purchase Price to be paid to the Issuer's Ruble Account on the Closing Date and (2) written confirmation from the Account Bank that it has credited US$53,000,000 to the Issuer's Dollar Account and has credited the proceeds of the Conversion to the Issuer's

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   29
                      Ruble Account, the Issuer shall deliver to Telenor an extract from the share register of the Issuer issued by the Registrar and showing Telenor as the owner of Telenor's Repurchased Shares, and to Eco Telenor, an extract from the share register of the Issuer issued by the Registrar and showing Eco Telecom as the owner of the New Shares.

           (e) The Closing shall take place at the offices of the Issuer's counsel, located at Ducat Place II, Ulitsa Gasheka 7, Moscow 123056, Russia, or at such other place as the Purchasers and the Issuer mutually agree, at 10:00 am (Moscow time) on the Closing Date.

           2.04      Escrow of Purchase Price

           (a) In accordance with the Escrow Agreement, but in any event no later than simultaneously with the execution and delivery of this Agreement and the other Principal Agreements required to be executed on the date hereof by the parties hereto and thereto, Eco Telecom shall deposit with the Escrow Agent by wire transfer of immediately available funds that portion of the Purchase Price as is specified opposite Eco Telecom's name in Schedule 2.02. Thereafter, such portion of the Purchase Price shall be held in escrow, shall accrue interest as set forth in the Escrow Agreement, and shall be returned to Eco Telecom or paid over to the Issuer, in each case, in accordance with this Agreement and the Escrow Agreement.

           (b) If a meeting of shareholders of the Issuer approves such transactions contemplated by this Agreement and the other Principal Agreements as are required to be approved by such shareholders on or prior to July 27, 2001, the Issuer shall promptly execute and deliver to the Escrow Agent pursuant to Clause 5(2)(ii) of the Escrow Agreement the certificate and payment instruction referred to therein.

           (c) When all of the conditions precedent to the Closing specified in
Article VIII (other than delivery of the Purchasers' Shares) and Article IX (other than the payment of the Purchase Price) have been (or are capable of being) fulfilled (or waived in writing, as applicable), the Issuer and Eco Telecom shall execute and deliver to the Escrow Agent and the Account Bank a Final Closing Notice.

           2.05      Use of Proceeds

           (a) That portion of the Purchase Price specified opposite Eco Telecom's name in Schedule 2.02 shall be invested by the Issuer in VIP-R in accordance with Section 2.01 of the VIP-R Primary Agreement.

           (b) That portion of the Purchase Price specified opposite Telenor's name in Schedule 2.02 shall be applied by the Issuer in accordance with its current business plan or as the Board may otherwise direct.

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   30

         2.06 Liquidated Damages

         The parties agree that, in the event Eco Telecom fails to purchase the New Shares from the Issuer in breach of Eco Telecom's obligations under this Agreement, the Issuer and Telenor will suffer substantial damages, which damages are not readily ascertainable. Because such damages would be difficult to calculate, the parties hereto agree that in the event of such breach by Eco Telecom, Eco Telecom shall pay, as liquidated damages for loss of a bargain and not as a penalty, (a) to the Issuer, an amount equal to US$45,000,000 and (b) to Telenor, an amount equal to US$5,000,000. Such payments shall be made in US Dollars by wire transfer of immediately available funds to the Issuer's Dollar Account and the account of Telenor specified in Schedule 2.06, respectively.


              ARTICLE III REPRESENTATIONS AND WARRANTIES OF ISSUER

         Subject to the information contained in the Issuer's Form 20-F, Form F-3 and Form 6-Ks filed with the SEC since the date of such Form F-3 (including the Issuer's Form 6-K filed on the date hereof) and the schedules hereto, the Issuer hereby represents and warrants to each Purchaser that, on and as of the date of this Agreement and, solely with respect to those representations and warranties specified in Section 8.01, on and as of the Closing:

         3.01 Organization of the Issuer

         The Issuer is an open joint stock company and has been duly organized, is validly existing as a legal entity properly organized, registered and existing under the laws of the Russian Federation, with corporate power and authority to carry on its business as it is currently being conducted and to own, lease and operate its Assets and Properties, and is not required to be qualified as a foreign corporation or other entity authorized to do business in any other jurisdiction.

         3.02 Authority

         (a) Subject only to the consents, actions, proceedings and approvals identified in Schedules 8.05 and 8.06, the Issuer has full power and authority to execute and deliver this Agreement and the other Principal Agreements to which the Issuer is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including, without limitation, (i) to issue and sell the New Shares to Eco Telecom and (ii) to sell Telenor's Repurchased Shares to Telenor.

         (b) This Agreement and the other Principal Agreements required to be executed on the date hereof and to which the Issuer is a party have been duly and validly executed and delivered by the Issuer and constitute the legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally and by

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   31
general equitable principles (whether applied by a court of law or equity), except as rights to indemnity and contribution may be limited by applicable law or public policy and except to the extent any clause hereof provides for the payment of a penalty.

         3.03 Charter Capital of the Issuer

         (a) As of the date of this Agreement, the Charter Capital of the Issuer consists solely of Thirty Five Million One Hundred Eighty-Two Thousand Two Hundred and One (35,182,201) issued shares of Common Stock and Six Million Four Hundred Twenty-Six Thousand Six Hundred (6,426,600) issued shares of Preferred Stock. After giving effect to the issuance of all of the New Shares and the sale of Telenor's Repurchased Shares, the Issuer's Charter Capital (including any Repurchased Shares retained by the Issuer as treasury stock (as such term is defined under GAAP)) shall consist of Forty Million Three Hundred Thirty-Two Thousand Two Hundred and One (40,332,201) shares of Common Stock and Six Million Four Hundred Twenty-Six Thousand Six Hundred (6,426,600) shares of Preferred Stock.

         (b) All of the outstanding Equity Interests of the Issuer (i) have been duly authorized and validly issued, (ii) are fully paid, and non-assessable,
(iii) are not subject to any preemptive or similar rights with respect to the Issuer, and (iv) were properly registered with the appropriate authorities competent for registration of the issue of such shares. All of the shares of the Issuer, including the Purchasers' Shares, are uncertificated.

         (c) As of the Closing Date, the New Shares (i) will have been duly authorized, (ii) when issued and delivered to, and paid for by, Eco Telecom as provided herein and in accordance with the documents to be filed with the FCSM, will be validly issued, fully paid and non-assessable, (iii) upon registration of a report on the issuance thereof with the FCSM, compliance with the disclosure requirements of the Russian Federation Federal Law on the Securities Markets and regulations of the FCSM, and approval of the amendments to the Charter by the Board and their registration with the MRC and SRC, the issuance of such New Shares shall have been properly registered with the appropriate authorities competent therefor, and (iv) upon registration of a report on the issuance of the New Shares with the FCSM and full payment for the New Shares by Eco Telecom, Eco Telecom shall have acquired the New Shares, free and clear of all Liens other than Liens arising under the Principal Agreements. As of the Closing Date, upon full payment therefor by Eco Telecom, the New Shares shall have been transferred from the Issuer to Eco Telecom, and Eco Telecom's shareholding with respect to the New Shares shall have been entered into the shareholder register of the Issuer.

         (d) Immediately after giving effect to the issuance of and sale to Eco Telecom pursuant to this Agreement of all of the New Shares and the purchase by Eco Telecom pursuant to the Eco Telecom Share Purchase Agreements of the shares of Common Stock and the shares of Preferred Stock referred to therein, (i) the shares of Common Stock and the shares of Preferred Stock held by Eco Telecom shall represent not less than twenty-five percent (25%) plus one (1) share of all of the voting capital stock of the Issuer, inclusive of all issued shares of Common Stock and all issued shares of Preferred Stock,

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   32
and (ii) Eco Telecom shall have sufficient voting power to block any decision of the GMS requiring an affirmative vote of three-quarters (3/4) of the shareholders eligible to vote at the GMS.

         (e) Immediately after giving effect to the issuance of and sale to Telenor pursuant to this Agreement of all of Telenor's Repurchased Shares and the purchase by Telenor pursuant to the Telenor Share Purchase Agreement of the shares of Common Stock referred to therein, (i) the shares of Common Stock held by Telenor shall represent not less than twenty-five percent (25%) plus two (2) shares of all of the voting capital stock of the Issuer, inclusive of all issued shares of Common Stock and all issued shares of Preferred Stock, and (ii) Telenor shall have sufficient voting power to block any decision of the GMS requiring an affirmative vote of three-quarters (3/4) of the shareholders eligible to vote at the GMS.

         (f) As of the Closing Date, the Issuer (i) shall have repurchased the Repurchased Shares from shareholders of the Issuer upon their demand in accordance with the JSC Law, and (ii) will own the Repurchased Shares, as reflected in the shareholder register of the Issuer, free and clear of all Liens (other than such Liens as exist under Russian Law or are created by the Principal Agreements). As of the Closing Date, upon full payment therefor by Telenor, Telenor's Repurchased Shares shall have been transferred from the Issuer to Telenor, free and clear of all Liens (other than Liens created by the Principal Agreements), and Telenor's shareholding with respect to Telenor's Repurchased Shares shall have been entered into the shareholder register of the Issuer.

         (g) Neither the Issuer nor, to the Knowledge of the Issuer, any Person affiliated (as defined in Rule 405 of the Securities Act) with the Issuer, has taken, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Issuer; provided that neither Purchaser shall be deemed a Person affiliated (as defined in Rule 405 of the Securities Act) with the Issuer for purposes of this Section 3.03(g).

         (h) After giving effect to Article IV of the Termination Agreement, no holder of any security of the Issuer, other than the Purchasers, shall have any right to require registration of any shares of Common Stock or any other security of the Issuer under the Securities Act.

         (i) Except as otherwise set forth in Schedule 3.03 or as provided in the Principal Agreements, there are no outstanding Options related to or entitling any Person to purchase or otherwise acquire from the Issuer or any of its Significant Subsidiaries any Equity Interest in the Issuer or any such Significant Subsidiary, as the case may be.

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   33
         3.04 Subsidiaries of the Issuer

         (a) The direct and indirect Subsidiaries of the Issuer consist entirely of the entities set forth in Schedule 3.04(a).

         (b) Each of the Consolidated Subsidiaries of the Issuer has been duly organized, is validly existing as a legal entity properly organized, registered and existing under the laws of the Russian Federation, with corporate power and authority to carry on its business as it is currently being conducted and to own, lease and operate its Assets and Properties, and is not required to be qualified as a foreign corporation or other entity authorized to do business in any other jurisdiction.

         (c) Except as set forth in Schedule 3.04(a), all of the outstanding Equity Interests of each of the Consolidated Subsidiaries of the Issuer have been duly authorized and validly issued and are fully paid and non-assessable, and the issuance of such Equity Interests was properly registered with the appropriate authorities competent therefor, and, to the extent owned by the Issuer, are owned by the Issuer free and clear of any Liens (other than Permitted Liens). The Issuer owns directly or indirectly such percentage of the Equity Interests of the Consolidated Subsidiaries of the Issuer as is specified in Schedule 3.04(a), as being owned by the Issuer, and, except as specified in
Schedule 8.05, all approvals of Governmental or Regulatory Authorities required therefor have been obtained.

         3.05 No Conflicts, Etc.

         Except as set forth in Schedule 3.05, the execution, delivery and performance by the Issuer of this Agreement and the other Principal Agreements to which it is a party, compliance by the Issuer with all of the provisions hereof and thereof and the consummation by the Issuer of the transactions contemplated hereby and thereby:

         (a) will not conflict with or constitute a breach of any of the terms or provisions of the Charter (after giving effect to the amendments to the Charter), or the charter of any Significant Subsidiary (in the case of VIP-R, after giving effect to the amendments to the charter of VIP-R contemplated by the VIP-R Primary Agreement);

         (b) subject to obtaining the third party consents referred to in
Schedule 8.06, will not conflict with or constitute a breach of any Contract or License to which the Issuer or any Significant Subsidiary is a party as of the date of this Agreement or by which the Issuer or any Significant Subsidiary or any of their respective Assets and Properties is bound;

         (c) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 8.05, will not violate or conflict with any Orders or Laws applicable to the Issuer, any Significant Subsidiary or any of their respective Assets and Properties; or

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   34
         (d) will not (i) result in a Change of Control (as such term is defined in the Indenture), (ii) require VimpelCom B.V. to offer to repurchase any of the Convertible Notes pursuant to the terms of the Indenture, (iii) require an adjustment to the Conversion Price (as such term is defined in the Indenture),
(iv) constitute a Default or Event of Default under (and as defined in) the Indenture, (v) constitute a default in respect of, or require the mandatory prepayment prior to the scheduled due date of, any other Indebtedness of the Issuer or any of its Subsidiaries having an aggregate principal amount of US$5,000,000 or more, or (vi) result in the imposition of any Lien on any of the Issuer's or any of its Subsidiaries' Assets and Properties (other than a Lien arising under the Principal Agreements or Russian Law), except, in the case of clauses (b), (c) and (d)(vi), any conflict, breach, violation, failure to obtain consent or approval or make any filing or give any notice, or any incurrence of any Lien, in each case, which would not have a Material Adverse Effect on the Issuer.

         3.06 Governmental Approvals and Filings

         Except as set forth in Schedule 8.05, the execution, delivery and performance by the Issuer of this Agreement and the other Principal Agreements to which it is a party, the compliance by the Issuer with all of the provisions hereof and thereof and the consummation by the Issuer of the transactions contemplated hereby and thereby will not require any consent, approval, authorization or other Order of any Governmental or Regulatory Authority.

         3.07 Books and Records

         (a) Schedule 3.07(a) is a true and complete list of all written protocols of GMSs and meetings of shareholders of Significant Subsidiaries, all written consents in lieu of GMSs and meetings of shareholders of Significant Subsidiaries, all written protocols of meetings of the Board and of the board of directors of each Significant Subsidiary and all written consents in lieu of meetings of the Board and of the board of directors of each Significant Subsidiary, in each case, from January 1, 2001 up to and including the date of this Agreement. A true and complete copy of each such written protocol and consent has been made available for review by the Purchasers.

         (b) True and complete copies of the share registers of the Issuer and each Significant Subsidiary (as provided by the share registrars of the Issuer and each Significant Subsidiary), and a complete list of shareholders of each other Subsidiary of the Issuer, are attached hereto as Schedule 3.07(b).

         (c) Neither the Issuer nor any Significant Subsidiary holds its share register, Telecoms Licenses or accounting records at any location other than one of the locations specified in Schedule 3.07(c).

         (d) Each of the Significant Subsidiaries and the Issuer makes and keeps accurate books and records and maintains a system of internal accounting controls

   35
sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         3.08 Financial Statements

         (a) Attached hereto as Schedule 3.08(a) are true and complete copies of the Audited Consolidated Financial Statements, together with in each case, a true and correct copy of the report on such audited information by Ernst & Young
(CIS) Limited.

         (b) Except as disclosed therein, the Audited Consolidated Financial
Statements:

                  (i) were prepared in accordance with GAAP;

                  (ii) present fairly the consolidated financial position, and results of operations and changes in financial position, of the Issuer and its Consolidated Subsidiaries at December 31, 2000 and for the fiscal year ended on such date; and

                  (iii) comply in all material respects with the requirements of the Securities Act applicable to annual financial statements of foreign private issuers.

         (c) Ernst & Young (CIS) Limited are independent public accountants with respect to the Issuer as required by the Securities Act.

         3.09 Absence of Changes

         Except as set forth in Schedule 3.09 and except for the execution and delivery of this Agreement and the other Principal Agreements and the transactions contemplated hereby and thereby, since the Audited Consolidated Financial Statement Date:

         (a) there has been no material adverse change in the condition (financial or otherwise) or prospects of the Issuer or any Significant Subsidiary, taken as a whole, whether or not arising from transactions in the ordinary course of business;

         (b) there has been no transaction entered into by the Issuer or any Significant Subsidiary material to the Issuer, on a consolidated basis, other than in the ordinary course of business;

         (c) there has been no dividend or distribution of any kind declared, paid or made, or any direct or indirect redemption, by the Issuer or any Significant Subsidiary on any class of its capital stock;

   36
         (d) there has been no bankruptcy or administrative proceeding (nablyudenie) declared or commenced by a Governmental or Regulatory Authority of competent jurisdiction with respect to the Issuer or any Significant Subsidiary;

         (e) without limiting the generality of the foregoing, except as set forth in Schedule 3.09, there has not occurred between the Audited Consolidated Financial Statement Date and the date hereof, any of the following with respect to the Issuer or any Significant Subsidiary:

                  (i) any authorization, issuance, sale or other disposition of any Equity Interest or Option (other than pursuant to the Issuer's 2000 stock option program or phantom stock program), or any modification or amendment of any right of any holder of any Equity Interest or Option of the Issuer on a consolidated basis (except as set forth in Schedule 3.03);

                  (ii) any granting by the Issuer or any Significant Subsidiary to any director, officer or employee of the Issuer or any such Significant Subsidiary of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business, consistent with past practice or in accordance with the terms of an employment agreement entered into by the Issuer or any such Significant Subsidiary prior to the Audited Consolidated Financial Statement Date;

                  (iii) any entry by the Issuer or any Significant Subsidiary into, or any amendment of, any employment, deferred compensation, consulting, services, termination or indemnification agreement with any current (as of the date hereof) or former director, executive officer or employee, other than in the ordinary course of business consistent with past practice;

                  (iv) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any movable or immovable property or equipment (whether owned, leased or used) in an aggregate amount which would have a Material Adverse Effect on the Issuer;

                  (v) any material change in any method of calculating bad debt or accounting, financial reporting or Tax practice or policy or any change in the fiscal year;

                  (vi) any write off or write down of or any determination to write off or write down any Assets and Properties in an aggregate amount exceeding US$1,000,000 (without taking into account normal year-end audit adjustments);

                  (vii) any (A) amendment to its charter, (B) any recapitalization, reorganization, liquidation or dissolution, in each case, as such terms are defined under the Laws of the Russian Federation; or (C) any merger or consolidation with, or acquisition of any Equity Interest in, any Person in which the Issuer or any Significant Subsidiary has paid or received more than US$10,000,000;

   37
                  (viii) any entering into any amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to any Telecom License;

                  (ix) any (A) expenditures or commitments in respect of real estate in an aggregate amount exceeding US$1,000,000, (B) expenditures or commitments in respect of capital improvements in an aggregate amount exceeding US$2,500,000 or (C) expenditures or commitments in respect of equipment or other capital assets in an aggregate amount exceeding US$5,000,000;

                  (x) any commencement or termination of any material line of business; or

                  (xi) any transaction with any Affiliate (A) outside the ordinary course of business consistent with past practice, or (B) other than on an arm's length basis or (C) other than pursuant to a Contract disclosed pursuant to Section 3.17, in each case, which is material to the Issuer and the Significant Subsidiaries, taken as a whole.

         3.10 No Undisclosed Indebtedness, Liens and Liabilities

         Except as disclosed in Schedule 3.10, (a) there is no Indebtedness of the Issuer or any of its Consolidated Subsidiaries the value of which exceeds US$5,000,000, (b) there are no Liens (other than Permitted Liens) on any of the Assets and Properties of the Issuer, and (c) there are no Liabilities against, relating to or affecting the Issuer or any Consolidated Subsidiary or any of their respective Assets and Properties, other than Indebtedness, Liens and Liabilities incurred in the ordinary course of business consistent with past practice which in the aggregate are not material to their Business or Condition.

         3.11 Taxes

         Except as set forth in Schedule 3.11, to the Knowledge of the Issuer, the Issuer and each Significant Subsidiary has duly filed with the appropriate taxing authorities (or has received an extension for filing with respect to) all Tax Documents required to be filed by it, and each such Tax Document was, when filed, accurate and complete in all material respects; and, to the Knowledge of the Issuer, the Issuer and each Significant Subsidiary has duly paid, on time, or has made adequate reserves for, or has contested in good faith, all Taxes required to be paid or remitted by it or levied against it, and, to the Knowledge of the Issuer, no material Tax deficiency is currently asserted against the Issuer or any Significant Subsidiary.

         3.12 Legal Proceedings; Liability

         Except as set forth in Schedule 3.12:

         (a) there is no Action or Proceeding pending or, to the Knowledge of the Issuer, threatened which will result in, or would reasonably be expected to result in, the

   38
issuance of an Order which (i) questions the validity of this Agreement or any of the other Principal Agreements to which the Issuer or any of its Subsidiaries is a party or any action taken or to be taken pursuant hereto or thereto, (ii) restrains, enjoins or otherwise prohibits or makes illegal consummation of any of the transactions contemplated by this Agreement or any of the other Principal Agreements to which the Issuer or any of its Subsidiaries is a party, (iii) otherwise results in a material impairment of a Purchaser's rights under this Agreement or any of the other Principal Agreements to which such Purchaser and the Issuer or any of the Issuer's Subsidiaries is a party, or (iv) if determined adversely to the Issuer or a Consolidated Subsidiary of the Issuer, could reasonably be expected to result in (A) any injunction or other equitable relief against such Person that would interfere in any material respect with its business or operations or (B) Losses by such Person, individually or in the aggregate, in excess of US$10,000,000;

         (b) there are no facts or circumstances Known to the Issuer that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above;

         (c) there are no material Orders outstanding against the Issuer or any Consolidated Subsidiaries of the Issuer; and

         (d) neither the Issuer nor any Subsidiary of the Issuer has any material Liability (and, to the Knowledge of the Issuer, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of (i) any service rendered by the Issuer or any Subsidiary or (ii) the ownership, possession or use of any product manufactured, sold, leased or delivered by the Issuer or any of its Subsidiaries.

         3.13 Compliance With Laws and Orders

         (a) Except for any violation or alleged violation of, or default or alleged default under, any Law or Order applicable to the Issuer or any of its Assets and Properties which has been settled or otherwise resolved, neither the Issuer nor any Significant Subsidiary is, or has at any time since November 15, 1996, received any written notice that it is, or has at any time since November 15, 1996 been, in violation of or in default under any Law or Order applicable to it or any of its Assets and Properties, in each case, which could have a Material Adverse Effect on the Issuer.

         (b) Neither the Issuer nor any Significant Subsidiary, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Issuer or such Significant Subsidiary, (i) has used any corporate funds for any unlawful contributions, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any governmental official or employee from corporate funds;
(iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, unlawful rebate, payoff, influence

   39
payment, kickback or other unlawful payment in connection with the business of the Issuer.

         3.14 Benefit Plans

         Except as disclosed in the Issuer's Form 20-F and Form F-3 and in
Schedule 3.03 and Schedule 3.14, neither the Issuer nor any of its Significant Subsidiaries has any Benefit Plans.

         3.15 Real Property

         (a) Schedule 3.15 contains a true and correct list of the administrative office buildings, key sales offices and locations of switches owned or leased by the Issuer or any of its Consolidated Subsidiaries or used by the Issuer and/or its Consolidated Subsidiaries. Each of the Issuer and its Consolidated Subsidiaries, as applicable, has good and valid title, free and clear of all Liens, except Permitted Liens, to the property which Schedule 3.15 indicates is owned by it.

         (b) No default has occurred or is continuing in respect of any lease of any property or any portion thereof to which the Issuer or any of its Consolidated Subsidiaries is a party as lessee and which is listed in Schedule 3.15, and the Issuer and its Consolidated Subsidiaries enjoy peaceful and undisturbed possession under all such leases to which any of them is a party as lessee with such exceptions as do not materially interfere with the use of such property made by the Issuer or such Consolidated Subsidiary.

         3.16 Intellectual Property Rights

         Except as set forth in Schedule 3.l6, the Issuer and the Significant Subsidiaries own or have the right to use the Intellectual Property employed by them in connection with their business as it is currently being conducted and as it is proposed to be conducted, as described in the Issuer's Form 20-F and Form F-3, and, to the Knowledge of the Issuer, neither the Issuer's nor any Significant Subsidiary's ownership of or right to use any such Intellectual Property infringes or conflicts with asserted rights of others with respect to such Intellectual Property, nor has the Issuer or any Significant Subsidiary received any notice of infringement of or conflict with asserted rights of others with respect to such Intellectual Property which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect on the Issuer. Without limitation to the generality of the foregoing:

         (a) The Issuer has the exclusive right to use the Significant Bee Line Names, except to the extent the Issuer has, directly or indirectly, licensed any Significant Bee Line Name to, or authorized the use of such Significant Bee Line Name by, a third party (each, a "Bee Line Licensee"), including, without limitation, under the terms of the Trademark Agreements.

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   40
         (b) The Issuer has registered title to the Significant Bee Line Names as trademarks, free and clear of any Liens except for Permitted Liens and the rights of Bee Line Licensees under Contracts in respect of the use of the Significant Bee Line Names.

         (c) All registrations with and applications to any Governmental or Regulatory Authorities required to protect the rights of the Issuer and any Bee Line Licensee to the Significant Bee Line Names are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by the Issuer to maintain their validity or effectiveness, except for (i) such payments which will be made prior to Closing and (ii) any payments for actions which if they were not made or taken would not have a material adverse effect on the Issuer's rights to the Significant Bee Line Names.

         (d) The Issuer and, to the Knowledge of the Issuer, each Bee Line Licensee, have taken reasonable security and enforcement measures to protect the value of the Significant Bee Line Names and to prevent their use by unauthorized Persons.

         (e) Neither the Issuer nor, to the Knowledge of the Issuer, any Bee Line Licensee is, nor has the Issuer or, to the Knowledge of the Issuer, any Bee Line Licensee, received any written notice that the Issuer or any Bee Line Licensee is, in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any Contract to use any Significant Bee Line Name.

         (f) To the Knowledge of the Issuer, none of the Significant Bee Line Names is being infringed by any Person.

         3.17 Contracts; No Default

         (a) Schedule 3.17(a) contains a true and complete list of all Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to each Purchaser prior to the execution of this Agreement), dated on or after January 1, 2001, to which the Issuer or any Significant Subsidiary is a party or by which any of their Assets and Properties is bound which involve an obligation of the Issuer or any Significant Subsidiary to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any Person exceeding US$2,000,000 in the aggregate (other than Contracts referred to in Sections 3.10 or 3.15).

         (b) Neither the Issuer nor any Significant Subsidiary has received any notice of default in connection with the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of Indebtedness or in any other agreement, indenture or instrument to which the Issuer or any Significant Subsidiary is a party or by which the Issuer or any Significant Subsidiary or their respective Assets and Properties are bound.

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   41
         (c) Schedule 3.17(c) contains a true and complete list of the Issuer's existing commitments and obligations to purchase any goods (including equipment and handsets) from, and to retain any services (including leases of interconnect lines) of, any Person, in each case, exceeding US$5,000,000 in the aggregate in any fiscal year.

         3.18 Licenses

         (a) Except as otherwise set forth in Schedule 3.18(a), the Issuer and each of its Consolidated Subsidiaries have such Licenses as are used or necessary to own, lease, and operate its respective Assets and Properties and to conduct its business, except where the failure to have such Licenses would not have a Material Adverse Effect on the Issuer or VIP-R.

         (b) Except as otherwise set forth in Schedule 3.18(b), the Issuer and each of its Consolidated Subsidiaries have fulfilled and performed all of their material obligations with respect to such Licenses and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or result in any other material impairment of the rights of the holder or any such License, except such events as would not have a Material Adverse Effect on the Issuer or VIP-R.

         (c) Except as otherwise set forth in Schedule 3.l8(c), no such License contains any restrictions that have or that the Issuer could reasonably expect to have a Material Adverse Effect on the Issuer or VIP-R.

         (d) Except as set forth in Schedule 3.18(b), no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or result in any other material impairment of the rights of the Issuer or any Significant Subsidiary in respect of, any Telecom License.

         3.19 Insurance

         The Issuer and its Consolidated Subsidiaries have insured their respective Assets and Properties as set forth in Schedule 3.19.

         3.20 Employees; Labor Relations

         (a) Neither the Issuer nor any Significant Subsidiary has violated any applicable Russian or foreign, including in each instance federal, state or local, Law or regulation relating to discrimination in the hiring, promotion or pay of employees, which might reasonably be expected to result in any Material Adverse Effect.

         (b) No labor strike, dispute, disturbance, lockout, slowdown or stoppage of employees of the Issuer or any Significant Subsidiary exists and, to the Knowledge of the Issuer, no such action is imminent.

   42
         3.21 Environmental Matters

         Neither the Issuer nor any Significant Subsidiary has violated any Environmental Law, which might reasonably be expected to have a Material Adverse Effect on the Issuer.

         3.22 Interconnect Providers

         No gateway operator or other provider of interconnect services to the Issuer or any Significant Subsidiary has ceased or materially reduced its provision of services to the Issuer or any Significant Subsidiary since the Audited Consolidated Financial Statement Date or threatened to cease or materially reduce such provision of services after the date hereof.

         3.23 Investments

         Schedule 3.23 sets forth a list of each equity Investment of the Issuer (other than in respect of its Subsidiaries). Except as set forth in Schedule 3.23, all such equity Investments are free and clear of all Liens other than Permitted Liens.

         3.24 Accounts Receivable

         The accounts and notes receivable of the Issuer and each Significant Subsidiary reflected on the balance sheet included in the Audited Consolidated Financial Statements, and all accounts and notes receivable arising subsequent to the Audited Consolidated Financial Statement Date, (a) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (b) to the Knowledge of the Issuer, are legal, valid and binding obligations of the respective debtors generally enforceable in accordance with their terms, (c) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the balance sheet included in the Audited Consolidated Financial Statements, and (d) are not the subject of any Actions or Proceedings brought by or on behalf of the Issuer or any Significant Subsidiary (except Actions or Proceedings against subscribers brought by the Issuer or any such Significant Subsidiary in the ordinary course of business).

         3.25 Brokers

         Except as described in Schedule 3.25, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by the Issuer directly with the Purchasers without the intervention of any Person on behalf of the Issuer in such manner as to give rise to any valid claim by any Person against any Purchaser or the Issuer or any Significant Subsidiary for any finder's fee, brokerage commission or similar payment.

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         3.26 SEC Documents

         (a) The Issuer has filed all registration statements, reports, schedules, forms, statements and other documents with the SEC required to be filed by it prior to giving effect to the transactions contemplated by this Agreement and the other Principal Agreements (collectively, and in each case including all Exhibits and Schedules thereto and documents incorporated by reference therein, the "SEC Documents").

         (b) Each part of the SEC Documents, when such part was filed or became effective, (i) did not contain and each part as amended or supplemented, if applicable, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the Securities Act, as amended or supplemented, if applicable; provided, however, that the representations and warranties set forth in this Section 3.26(b) do not apply to statements or omissions in the SEC Documents that are based on information relating to any underwriter or shareholder furnished to the Issuer in writing by such underwriter or shareholder, respectively.

         3.27 NYSE Requirements

         The Issuer has not received written notice from the NYSE to the effect that the Issuer is not in compliance with the listing or maintenance requirements of the NYSE. To the Knowledge of the Issuer, there are no facts which would reasonably lead to delisting or suspension of the ADSs by the NYSE.

         3.28 Compliance with US Securities Laws

         (a) Neither the Company nor any Affiliate of the Company has directly, or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities
Act) which is or will be integrated with the sale of the Purchasers' Shares in a manner that would require the registration of the Purchasers' Shares under the Securities Act; provided that neither Purchaser shall be deemed an Affiliate of the Issuer for purposes of this Section 3.28(a).

         (b) The Company is not, and after giving effect to the receipt and application of the Purchase Price will not be, an "investment company", as such term is defined in the United States Investment Company Act of 1940, as amended.

         (c) None of the Company, its Affiliates or any Person acting on its or their behalf has engaged in any directed selling efforts (as that term is defined in Regulation S under the Securities Act) with respect to any of the Purchasers' Shares; provided that neither Purchaser shall be deemed an Affiliate of the Issuer for purposes of this Section 3.28(c).

                                       36
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   44
         (d) Assuming the accuracy of the representations and warranties of the Purchasers contained in Article IV, the offer, sale and issuance of the New Shares and Telenor's Repurchased Shares by the Issuer as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and the sale of the Purchasers' Shares has been made in an "Offshore Transaction", as such term is defined in Regulation S under the Securities Act.

         3.29 Disclosure

         To the Knowledge of the Issuer, the Issuer has disclosed all material facts relating to the Business or Condition of the Issuer and each Significant Subsidiary to the Purchasers in or in connection with this Agreement. No representation or warranty contained in this Agreement, and no statement contained in the attached Schedules (including, without limitation, the Audited Consolidated Financial Statements), or in the Certificate of the CEO delivered to each Purchaser in connection with the execution of this Agreement on the date thereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

         3.30 United States Assets

         The Issuer, together with all entities controlled by it, does not hold assets located in the United States (other than investment assets or securities of another Person) having an aggregate book value of US$15,000,000 or more, and the Issuer does not control (directly or indirectly) any U.S. issuer with annual net sales or total assets of US$25,000,000 or more. Terms used in this Section
3.30 shall have the meanings assigned to them for purposes of 16 C.F.R. Section 802.51.


             ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASERS

         Each Purchaser hereby represents and warrants, severally (and not jointly), as follows:

         4.01 Organization; Ability to Consummate Transactions

         Such Purchaser is a corporation duly organized and validly existing as a legal entity under the Laws of its jurisdiction of organization.

         4.02 Authority

         (a) Subject only to the consents, actions, proceedings and approvals identified in Schedules 4.03 and 4.04, such Purchaser has full power and authority to execute and deliver this Agreement and the other Principal Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

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   45
         (b) This Agreement and the other Principal Agreements required to be executed on the date hereof and to which such Purchaser is a party have been duly and validly executed and delivered by such Purchaser and constitute the legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally and by general equitable principles (whether applied by a court of law or equity), except as rights to indemnity and contribution may be limited by applicable law or public policy and except to the extent any clause hereof provides for the payment of a penalty.

         4.03 No Conflicts

         The execution, delivery and performance by such Purchaser of this Agreement and the other Principal Agreements to which it is a party and the consummation by such Purchaser of the transactions contemplated hereby and thereby:

         (a) will not conflict with or result in a violation or breach of any of the terms or provisions of such Purchaser's constitutive documents;

         (b) subject to obtaining the third party consents referred to opposite such Purchaser's name in Schedule 4.03, will not conflict with or constitute a breach of any Contract or License to which such Purchaser is a party or by which any of its Assets and Properties is bound; and

         (c) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed opposite such Purchaser's name in
Schedule 4.04, will not violate or conflict with any Order or Law applicable to such Purchaser or any of its Assets and Properties.

         4.04 Governmental Approvals and Filings

         Except as disclosed opposite such Purchaser's name in Schedule 4.04, the execution, delivery and performance of this Agreement and the other Principal Agreements to which such Purchaser is a party and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not require any consent, approval, authorization or other Order of any Governmental or Regulatory Authority.

         4.05 Legal Proceedings

         There are no Actions or Proceedings pending or, to the Knowledge of such Purchaser, threatened against, such Purchaser or any of its Assets and Properties which will result in, or would reasonably be expected to result in, the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any

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   46
of the transactions contemplated by this Agreement or any of the other Principal Agreements to which such Purchaser is a party.

         4.06 Brokers

         Except as described opposite such Purchaser's name in Schedule 4.06, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by such Purchaser directly with the Issuer without the intervention of any Person on behalf of such Purchaser in such manner as to give rise to any valid claim by any Person against the Issuer for any finder's fee, brokerage commission or similar payment.

         4.07 Investment Intent

         Such Purchaser is acquiring its portion of the Purchasers' Shares for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing or otherwise disposing of such shares, except in compliance with the Securities Act and all other applicable securities Laws.

         4.08 Status of Purchaser

         Such Purchaser (a) possesses such knowledge and experience in financial and business matters as to enable it to evaluate the merits and risks of its investment in the Purchasers' Shares, (b) understands and is able to bear the economic risk involved in acquiring the Purchasers' Shares, including any loss relating to or arising out of such investment, (c) understands that, as of the date of this Agreement, the Purchasers' Shares that are to be acquired by it under this Agreement are not registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, any "U.S. person", as such term is defined in Rule 902 of Regulation S under the Securities Act, unless such Shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available, (d) is not a "U.S. person" (as so defined), and is not acquiring any Purchasers' Shares for the account or benefit of any U.S. person (as so defined), (e) acknowledges and agrees that the offer and sale of the Purchasers' Shares to such Purchaser has taken place outside of the United States of America or any of its territories and possessions, and such Purchaser has executed this Agreement outside of the United States or any of its territories or possessions and (f) has not, nor have any of its Affiliates or any Person acting on its or their behalf, engaged in any directed selling efforts (as defined in Rule 902 of Regulation S) with respect to any of the Purchasers' Shares.

         4.09 Compliance with Securities Laws

         Neither such Purchaser nor, to the Knowledge of such Purchaser, any Person affiliated (as defined in Rule 405 of the Securities Act) with such Purchaser, has taken, directly or indirectly, any action designed TO or which has constituted or which might

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   47
reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Issuer.

         4.10 No Knowledge of Breach

         There is no breach by the Issuer Actually known to such Purchaser of any representation or warranty made by the Issuer in this Agreement.

         4.11 Independent Investigation

         Such Purchaser has (a) conducted its own investigation with respect to its portion of the Purchasers' Shares, the Issuer and its Subsidiaries and Affiliates and Russia in connection with its acquisition of its portion of the Purchasers' Shares, and has had the opportunity to ask executive officers of the Issuer such questions as it has considered necessary, relevant or appropriate with respect to the Purchasers' Shares, the Issuer and its Subsidiaries and Affiliates, and Russia; (b) consulted its own legal advisors with respect to its investment in the Purchasers' Shares and the risks associated with such investment to the extent such Purchaser deems necessary or appropriate; and (c) received all information that it believes is necessary, relevant or appropriate in connection with its acquisition of its portion of the Purchasers' Shares.

         4.12 Contracts with Dr. Zimin

         Such Purchaser has delivered to the other Purchaser and the Issuer, on or prior to the execution of this Agreement, true and complete copies of all Contracts, all amendments and supplements thereto, all waivers of any terms thereof and any agreement to terminate any such Contracts, to which such Purchaser or any of its Subsidiaries or Affiliates and Dr. Zimin, Glavsotkom, the Bee Line Fund and Overture or any their respective Affiliates are party and which involve, directly or indirectly, the voting rights of, or the transfer, disposal, purchase, pledge or any other conveyance of, any of the Zimin Shares or other shares of Common Stock owned by any of Dr. Zimin, Glavsotkom, the Bee Line Fund or Overture or any rights in respect of the nomination of any members of the Board.

         4.13 Non-Group Status

         (a) The Purchasers, together, do not constitute a "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) with respect to the Purchasers' Shares.

         (b) Eco Telecom, together with Dr. Zimin and his Affiliates, do not constitute a "group" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) with respect to the shares of Common Stock.

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   48
                        ARTICLE V COVENANTS OF THE ISSUER

         The Issuer covenants and agrees with each Purchaser that the Issuer shall comply with the covenants and provisions of this Article V (and such covenants and provisions shall be enforceable by such Purchaser) during the periods specified opposite the relevant Section references below:

         (a) Sections 5.01, 5.03, 5.04(a), 5.05, 5.06, 5.07, 5.11, 5.12 and 5.13
- from and after the date hereof until the Closing;

         (b) Sections 5.04(b) and (c) - from and after the date hereof until performed in full;

         (c) Section 5.08 - from and after the date hereof until the earlier of the First Board Date and the Closing;

         (d) Sections 5.02, 5.09 and 5.10(a) - from and after the date hereof until the date on which such Purchaser, having once attained ten percent (10%) or more of the issued and outstanding voting capital stock of the Issuer, holds less than ten percent (10%) of the issued and outstanding voting capital stock of the Issuer;

         (e) Section 5.14 - from and after the date hereof until the date on which such Purchaser, having once attained five percent (5%) or more of the issued and outstanding voting capital stock of the Issuer, holds less than five percent (5%) of the issued and outstanding voting capital stock of the Issuer; and

         (f) Section 5.10(b) - from and after the date hereof until the date on which such Purchaser, having once attained the Specified Percentage, holds less than the Specified Percentage.

         5.01 No Solicitations

         During the period commencing on the date of execution of this Agreement and ending on the earlier of (a) the Closing, (b) the date of termination of this Agreement pursuant to Section 12.01 and (c) the date on which any Governmental or Regulatory Authority or any third party whose approval or consent is required for the Issuer or any Purchaser to consummate the transactions contemplated by this Agreement or any other Principal Agreement gives written notice that such approval or consent will not be granted, the Issuer will not take, nor will it permit VIP-R (or authorize or permit any investment banker, financial adviser, attorney, accountant or other Person retained by or acting for or on behalf of the Issuer or VIP-R) to take, directly or indirectly, any action to accept any offer from any Strategic Investor (or any Person known by the Issuer to be acting on behalf of any Strategic Investor) to engage in, or reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any issuance of shares of VIP-R to such Strategic Investor or any merger or consolidation of VIP-R with such Strategic Investor, or any sale of all or substantially all of the assets of VIP-R to

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   49
such Strategic Investor (each, a "Business Combination"). If the Issuer or VIP-R (or any Person acting on their behalf) receives from any Strategic Investor (or any Person acting on behalf of any Strategic Investor) any offer, inquiry or information request with respect to a Business Combination with VIP-R, the Issuer shall promptly notify each Purchaser of such offer, inquiry or request and shall deliver a copy of such offer, inquiry or request to each Purchaser, provided that this Section 5.01 shall not apply to normal investor relations activities of the Issuer. Neither Purchaser shall, without the prior written consent of the Issuer, negotiate or discuss any such offer, inquiry or information request with any such Strategic Investor or any third party.

         5.02 Financial Statements and Reports; Filings

         Commencing on the date of this Agreement, the Issuer shall deliver to each Purchaser:

         (a) As promptly as practicable and in any event no later than ninety
(90) days after the end of each of the first, second and third fiscal quarters ending after the date hereof and before the Closing, true and complete copies of the unaudited consolidated balance sheet of the Issuer and its Consolidated Subsidiaries, and the related unaudited consolidated statement of income of the Issuer and its Consolidated Subsidiaries, as of and for such period, prepared on a basis consistent with the Audited Consolidated Financial Statements, subject to normal year-end audit adjustments, except as otherwise stated therein.

         (b) As promptly as practicable and in any event no later than one hundred eighty (180) days after the end of each of the Issuer's fiscal years ending after the date hereof, true and complete copies of a consolidated balance sheet of the Issuer and its Consolidated Subsidiaries as at the end of such fiscal year, and consolidated statements of income and cash flows of the Issuer and its Consolidated Subsidiaries for such fiscal year, prepared in accordance with GAAP and setting forth in each case in comparative form these figures for the previous fiscal year, all in reasonable detail and certified by independent public accountants of recognized international standing, and a comparison to the Issuer's budget for such years prepared by the Issuer.

         (c) As promptly as practicable, true and complete copies of such other financial statements and reports as are specified in Schedule 5.02.

         (d) Promptly upon their becoming available, copies of all registration statements, annual reports on Form 20-F, any reports on Form 6-K and such proxy statements and other information as shall be filed by the Issuer with the SEC or any national or regional securities exchange or otherwise generally distributed to shareholders of the Issuer.

         (e) Promptly upon their becoming available, upon the request of any Purchaser, copies of all Telecom Licenses and Telecom License revocations, if any, received after the date hereof and all roaming and interconnect applications and other

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   50
material filings relating to the Telecom Licenses made by the Issuer or any Significant Subsidiary after the date hereof with any Governmental or Regulatory Authority (other than routine, recurring filings made in the ordinary course of business consistent with past practice).

         5.03 Certain Restrictions

         Except as contemplated by the Principal Agreements, without the prior written consent of each Purchaser, the Issuer shall refrain from (and shall cause, to the extent of its voting power or control, each Significant Subsidiary to refrain from):

         (a) amending its charter, delisting the ADSs from the NYSE or taking any action with respect to any such amendment or delisting or any recapitalization, reorganization, liquidation or dissolution of the Issuer or any Significant Subsidiary;

         (b) declaring, setting aside or paying any dividend or other distribution in respect of the Equity of the Issuer or any Significant Subsidiary (other than any dividend payable on the Class A Preferred Stock of the Issuer), or directly or indirectly redeeming, purchasing or otherwise acquiring any Equity Interest in or any Option with respect to the Issuer;

         (c) engaging with any Person in any Business Combination; or

         (d) entering into any Contract to do or engage in any of the foregoing.

         5.04 Charter Amendments; Post-Closing Actions

         (a) Prior to the Closing, the Issuer shall have effected the amendments to its Charter described in Schedule 5.04 (the "amendments to the Charter") and shall have registered such amendments with the MRC and the SRC.

         (b) The Issuer shall, as promptly as practicable following the Closing, take all necessary action in connection with registering the report on the results of issuance of the New Shares and complying with any requirements of applicable Law in connection with the sale of the New Shares, including (i) publishing an announcement of the completion of the placement of the New Shares,
(ii) submitting the report on the result of the issuance of the New Shares to the Board for its approval and (iii) filing the report on the result of the issuance of the New Shares with the FCSM.

         (c) Within five (5) Business Days of the Issuer's receipt thereof from the FCSM, the Issuer shall provide to each Purchaser a certified copy of the report on the issuance of the New Shares.

         (d) As soon as practicable after registration of the report on the issuance of the New Shares, the Issuer shall:

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   51
            (i) amend the Charter to show an increase in the Charter Capital equal to the number of the New Shares sold to Eco Telecom;

            (ii) cause the amendment referred to in clause (i) above to be registered with the MRC and the SRC;

            (iii) deliver to each Purchaser registration certificates evidencing the registrations referred to in clause (ii) above; and

            (iv) deliver to Eco Telecom evidence of payment of the securities Tax.

      5.05  Amendments to the Procedural Regulations of the Board

      Prior to the Closing, the Issuer shall have effected the amendments to the Procedural Regulations of the Board described in Schedule 5.05.

      5.06  Update of the Management Regulations

      Prior to the Closing, the Issuer shall have updated Appendix 2 to the Management Regulations to include information provided by Eco Telecom, its officers and directors pursuant to Section 9.09.

      5.07  Operating Committee

      Prior to the Closing, the Board shall have adopted resolutions establishing the role of the Operating Committee in accordance with the principles set forth in Schedule 5.07.

      5.08  Pre-Closing Veto Rights

      During the period commencing on the date of this Agreement and ending on the earlier of the First Board Date and the Closing, each Purchaser shall have the right to veto the following actions by the Issuer and KBI (except (a) the Issuer shall only be bound with respect to actions to be taken by VIP-R to the extent of the Issuer's voting power and control over VIP-R, (b) to the extent expenditures relating to the following actions are contemplated by (i) the Issuer's 2001 budget, as amended, adopted by the Board or (ii) the Principal Agreements and (c) Telenor shall not have the right to veto the actions referred to in clause (I)):

      (A) the issuance of any new shares of capital stock of the Issuer (except as contemplated or referred to in the Principal Agreements) or of any of its Consolidated Subsidiaries;

      (B) the creation of any new Subsidiary or the making of any Investment in any new Subsidiary in an amount exceeding US$1,000,000 in the aggregate during such period;

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   52
      (C) the entry into any Contract or series of Contracts (other than in respect of Indebtedness), including in respect of the sale of assets having a value per Contract greater than US$2,500,000;

      (D) (1) any transaction between the Issuer, on the one hand, and any Subsidiary of the Issuer, other than a Significant Subsidiary, on the other hand, having an aggregate value in excess of US$1,000,000; (2) any transaction between any direct or indirect Subsidiary of the Issuer, on the one hand, and any other direct or indirect Subsidiary of the Issuer, on the other hand, having an aggregate value in excess of US$1,000,000; and (3) any transaction between the Issuer or any Significant Subsidiary, on the one hand, and any officer, director or shareholder of the Issuer or any such Significant Subsidiary (other than the Issuer) or direct or indirect Subsidiary of any such officer, director or shareholder (other than the Issuer), on the other hand, having an aggregate value in excess of US$100,000;

      (E) the incurrence of any Indebtedness (including under any guarantee but excluding Indebtedness consisting of re-financing of existing Indebtedness or the deferred purchase price of goods and services in the ordinary course of business) by the Issuer and its Subsidiaries in an amount exceeding US$2,000,000, calculated on a consolidated basis in accordance with GAAP; provided, however, this clause (E) shall not apply to the incurrence by the Issuer of any additional Indebtedness to Alcatel SEL AG in an aggregate amount not exceeding US$25,000,000;

      (F)   the creation or adoption of any Benefit Plan;

      (G) the incurrence of any Lien over any Assets and Properties of the Issuer or any Subsidiary of the Issuer securing Indebtedness of the Issuer or any Subsidiary of the Issuer in an amount exceeding US$2,000,000; provided, however, this clause (G) shall not apply to (1) any Lien securing Indebtedness of the Issuer or KBI from Alcatel SEL, (2) any Lien securing Indebtedness of the Issuer owing to Sberbank within the limits specified in Schedule 5.08(g) or (3) any Permitted Liens;

      (H) the termination or waiver of any obligation owed to the Issuer or any Significant Subsidiary by any party in the amount exceeding US$100,000; or

      (I) any write off or write down of or any determination to write off or write down any of the Assets and Properties of the Issuer or any Significant Subsidiary in an amount exceeding US$500,000.

The Issuer shall request approval from the Purchasers for any of the foregoing transactions by sending written notice to the Purchasers in accordance with
Section 13.01. If a Purchaser does not object in writing to the Issuer's request within the shorter of (a) seven (7) Business Days and (b) fourteen (14) calendar days after receiving such notice, such Purchaser shall be deemed to have approved such transaction.


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   53
      5.09  Transactions with Affiliates

      (a) Except as expressly permitted by this Agreement (including, without limitation, Section 5.09(b)) and the other Principal Agreements, the Issuer will not, and, to the extent of its voting power and control, will not permit any of its Subsidiaries to, directly or indirectly: (i) make any Investment in an Affiliate; (ii) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate; (iii) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (iv) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate).

      (b) (i) Any Affiliate who is an individual may serve as a director, officer or employee of the Issuer or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity and (ii) subject to the provisions of Section 5.03 of the Registration Rights Agreement and Section 5.03 of the VIP-R Shareholders Agreement, the Issuer and its Subsidiaries may enter into (x) transactions (other than extensions of credit by the Issuer or any of its Subsidiaries to an Affiliate) providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Issuer and its Subsidiaries as the monetary or business consideration which would obtain in a comparable transaction with a Person who is not an Affiliate or (y) any other transaction (including any Business Combination between the Issuer and any of its Subsidiaries or between the Issuer or any of its Subsidiaries, on the one hand, and any Affiliate, on the other) which is approved by the Board or the shareholders of the Issuer in accordance with the Charter or in accordance with the internal documents (vnutrennie dokumenti) of the Issuer approved by the Board in accordance with Section 10.5.10 of the Charter.

      5.10  KBI

      The Issuer shall exercise its voting rights in respect of the shares of capital stock of KBI owned by it and take such other steps as are necessary (to the extent of its voting power or control) from time to time to procure that:

      (a) there are five (5) members of the board of directors of KBI, one (1) of whom has been designated by Telenor and one (1) of whom has been designated by Eco Telecom, nominated for election and elected to such board of directors; and

      (b) except to the extent that any such action has been approved by the shareholders of KBI in accordance with the Procedural Regulations of the Board or as contemplated by the Principal Agreements, none of the following actions are taken by KBI, the members of the Board of Directors of KBI or the shareholders of KBI, as the case may be, without the prior written consent of the Purchasers:


                                       46
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   54
            (i) the adoption or approval of any amendment to the charter of KBI;

            (ii) any merger, reorganization, consolidation, dissolution, liquidation, or sale of all or substantially all of the Assets and Properties of KBI to or with any Person other than the Issuer;

            (iii) the incurrence of any Indebtedness (including under any guarantee but excluding the re-financing of existing Indebtedness, incurrence of Indebtedness in respect of the deferred purchase price of goods and services in the ordinary course of business and incurrence of Indebtedness to the Issuer) by KBI in an amount exceeding US$10,000,000;

            (iv) the incurrence of any Lien (other than Permitted Liens) over the Assets and Properties of KBI securing Indebtedness of KBI in an amount exceeding US$5,000,000; provided, however, this clause (iv) shall not apply to any Lien in favor of the Issuer or securing Indebtedness of KBI to Alcatel SEL AG;

            (v)   the creation of any new Subsidiary of KBI;

            (vi) any transaction between KBI or any direct or indirect Subsidiary of KBI, on the one hand, and VIP-R or any direct or indirect Subsidiary of VIP-R, any officer, director or shareholder of KBI or any direct or indirect Subsidiary of any such officer, director or shareholder, on the other hand, having an aggregate value in excess of US$1,000,000;

            (vii) any authorization, issuance, sale or other disposition of any Equity Interest or Option of KBI by the Issuer; provided, however, that this clause (vii) shall not restrict any issuance, sale or other disposition by KBI to the Issuer; or

            (viii) any dividend or distribution of any kind, or any direct or indirect redemption by KBI on any class of its capital stock.

      5.11  Fulfillment of Conditions

      The Issuer will execute and deliver at or prior to the Closing each other Principal Agreement to which it is a party and is hereby required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary and proceed diligently and in good faith to satisfy each other condition to the obligations of the Purchasers contained in this Agreement or to the obligations of any party to any of the other Principal Agreements to which the Issuer is a party, and take such other actions as any Purchaser may reasonably request for the purpose of carrying out the intent of this Agreement and the other Principal Agreements.


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      5.12  Regulatory and Other Approvals

      The Issuer will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable, to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of the Issuer or any Purchaser to consummate the transactions contemplated hereby and by the other Principal Agreements, including, without limitation those described in Schedule 8.05, (b) provide such other information and communications to each Purchaser, such Governmental or Regulatory Authorities or other Persons as such Purchaser or such Governmental or Regulatory Authorities or other Persons may request in connection therewith and execute all documents as may be reasonably requested by such Purchaser in connection therewith, and (c) cooperate with the Purchasers as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with, and giving all notices to, Governmental or Regulatory Authorities or other Persons required of each Purchaser to consummate the transactions contemplated hereby and by the other Principal Agreements.

      5.13  Delivery of Information

      The Issuer will (a) provide prompt notification to each Purchaser when any consent, approval, action, filing or notice referred to in Section 5.13 is obtained, taken, made or given, as applicable, (b) deliver to each Purchaser from time to time as soon as practicable after they become available, copies of public filings relating to any actions related to the New Shares, agreements entered into between the Issuer and each Purchaser, publications required to be made in accordance with Russian securities laws and evidence of payment for any New Shares, and (c) advise each Purchaser in writing of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority of other Person regarding any of the transactions contemplated by this Agreement or any of the other Principal Agreements.

      5.14  Transfer and Voting of Callable Preferred Stock

      Following the exercise by the Issuer of the Preferred Stock Call Option pursuant to Section 7.04 and the transfer of the shares of Callable Preferred Stock to the Issuer and/or any of its Controlled Affiliates in accordance with
Section 7.04, (a) neither the Issuer nor any of its Controlled Affiliates shall Transfer any of the shares of Callable Preferred Stock to any Person (except that such Controlled Affiliate may Transfer such shares to the Issuer, provided the Issuer cancels such shares as soon as practicable following such Transfer),
(b) neither the Issuer nor any of its Controlled Affiliates shall use any of the shares of Callable Preferred Stock for the purpose of nominating any Person for election to the Board, calling a meeting of the shareholders of the Issuer or adding an item to the agenda of any GMS or any other meeting of the shareholders of the Issuer, and (c) at any GMS or any other meeting of the shareholders of the Issuer, the Issuer shall, to the extent permitted by Russian Law, vote, and/or shall cause any of its


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Controlled Affiliates which holds any of the shares of Callable Preferred Stock to vote, the shares of Callable Preferred Stock held by the Issuer and/or any such Controlled Affiliate, as the case may be, pro rata in accordance with the votes submitted by all other shareholders of the Issuer.


                           ARTICLE VI NOTICE AND CURE

      Each party will notify the other parties in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practicable after such party becomes aware of such violation or breach of any representation, warranty, covenant or agreement made by such party in this Agreement, whether occurring or arising before, on or after the date of this Agreement, provided that no notice given pursuant to this Article VI shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit any Purchaser's right to seek indemnity under Article XI.


                     ARTICLE VII COVENANTS OF THE PURCHASERS

      Each Purchaser covenants and agrees, severally (and not jointly), with the Issuer that, except to the extent the Issuer may otherwise consent in writing, such Purchaser shall, to the extent applicable to such Purchaser, comply with the covenants and provisions of this Article VII (and such covenants and provisions shall be enforceable by the Issuer) during the periods specified opposite the relevant Section references below:

      (a) Sections 7.01, 7.03, 7.05 and 7.06 - from and after the date hereof until the Closing;

      (b) Sections 7.02 - from and after the date hereof until the date on which such Purchaser, having once attained ten percent (10%) or more of the issued and outstanding voting capital stock of the Issuer, holds less than ten percent (10%) of the issued and outstanding voting capital stock of the Issuer; and

      (c) Section 7.04 - with respect to Eco Telecom, from and after the date hereof until the earlier of (i) if no Eco Telecom Contribution Default has occurred, the occurrence of the Third Closing and (ii) the expiration of the Call Option Period.

      7.01  Regulatory and Other Approvals

      Each Purchaser will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of such Purchaser or the Issuer to consummate the transactions contemplated hereby and by the other Principal Agreements, including, without limitation, those described in Schedule
4.04 (and shall in any event make all necessary


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   57
applications to and file all notices and other filings with the MAMP and the Commission when required by applicable Law, but in any event no later than thirty (30) calendar days after the date of execution of this Agreement), (b) provide such other information and communications to the Issuer, such Governmental or Regulatory Authorities or other Persons as the Issuer or such Governmental or Regulatory Authorities or other Persons may request in connection therewith and execute all documents as may be reasonably requested by the Issuer in connection therewith and (c) cooperate with the Issuer as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with, and giving all notices to, Governmental or Regulatory Authorities or other Persons required of the Issuer to consummate the transactions contemplated hereby and by the other Principal Agreements. Each Purchaser will
(i) provide prompt notification to the Issuer and the other Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, (ii) deliver to the Issuer and the other Purchaser from time to time as soon as practicable after they become available, copies of public filings relating to any actions related to the Purchasers' Shares, agreements entered into between or among the Purchasers and publications required to be made in accordance with Russian securities laws, and
(iii) advise the Issuer in writing of any written communications (and, unless precluded by Law, provide copies of any such communications) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the other Principal Agreements.

      7.02  Compliance with Securities Laws

      From and after the date of this Agreement, no Purchaser will take, or permit any Person subject to such Purchaser's direct or indirect control to take, directly or indirectly, any action (a) designed to or which might reasonably be expected to cause or result in manipulation of the price of any security of the Issuer in violation of the Exchange Act or (b) in violation of the Issuer's policies relating to insider trading, as in effect on the date hereof and as such policies may from time to time be amended and approved by the Board in accordance with Section 10.5.10 of the Charter.

      7.03  Escrow of Purchase Price

      With respect to Eco Telecom, from and after the date on which US$50,000,000 of the Purchase Price specified opposite Eco Telecom's name in
Schedule 2.02 has been deposited with the Escrow Agent and until such portion of the Purchase Price has been repaid to Eco Telecom or paid to the Issuer, in each case, in accordance with the terms of the Escrow Agreement, shall ensure and hereby covenants and agrees that no Liens securing Indebtedness of Eco Telecom shall attach to such portion of the Purchase Price.

      7.04 Issuer's Call Option on VIP Preferred Stock Owned by Eco Telecom and Related Matters

      (a) Subject to the transfer to Eco Telecom of 6,426,600 shares of Preferred Stock (the "Callable Preferred Stock") and 16,362 shares of Common Stock by Overture


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   58
pursuant to the Eco Telecom Preferred Stock Purchase Agreement, Eco Telecom hereby grants to the Issuer, and the Issuer hereby accepts, an option to purchase (the "Preferred Stock Call Option") all of the shares of Callable Preferred Stock pursuant to the terms and conditions set out in this Section 7.04; provided, however, that the provisions of this Section 7.04 shall not apply if (i) all of the Callable Preferred Stock is purchased by Telenor pursuant to the Option Agreement prior to the Exercise Date or (ii) all of the Callable Preferred Stock is purchased by Overture pursuant to the Zimin Preferred Call Option Agreement or the Zimin Preferred Pledge Agreement prior to the Exercise Date.

      (b) The aggregate exercise price required to be paid by the Issuer to acquire the shares of Callable Preferred Stock shall be equal to two (2) times the aggregate nominal value of the shares of Callable Preferred Stock (the "Exercise Price").

      (c) The Issuer shall have the right to exercise the Preferred Stock Call Option on any date (the "Exercise Date") during the ninety (90) day period immediately following the date of an Eco Telecom Contribution Default (the "Call Option Period") by (i) delivering to Eco Telecom (with a copy to Overture) a written notice in substantially the form attached hereto as Exhibit N (the "Exercise Notice") and (ii) paying (or causing its designee to pay) the Exercise Price by wire transfer of immediately available funds to the account of Eco Telecom set forth in Schedule 7.04(c), or such other account as Eco Telecom shall notify to the Issuer in accordance with Section 13.01 prior to the Exercise Date. If Eco Telecom's bank account referred to in Section 7.04(c)(ii) is not operational on the date on which the Issuer elects to purchase the Callable Preferred Stock, and the Issuer's reasonable attempt to transfer the Exercise Price thereto has failed, the Issuer shall have fulfilled its obligation to pay the Exercise Price by depositing the Exercise Price with such escrow agent as the Issuer may reasonably appoint (including, without limitation, its legal counsel) providing written notice to Eco Telecom to the effect that the Exercise Price is available for delivery or transfer to Eco Telecom upon its request to such escrow agent.

      (d) Upon receipt of the Exercise Notice, Eco Telecom shall, as promptly as practicable and in any event within three (3) Business Days following the Exercise Date, transfer the shares of Callable Preferred Stock to the Issuer or the Issuer's designee (which designee shall be a Controlled Affiliate of the Issuer) (the "Transferee"), in each case, as specified in the Exercise Notice and free and clear of all Liens, and cause the shares of Callable Preferred Stock to be registered in accordance with the instructions set forth in the Exercise Notice. Upon the registration of the transfer of the shares of Callable Preferred Stock from Eco Telecom to the Transferee in accordance with this
Section 7.04(d), Eco Telecom shall assign to the Transferee all of its rights, and Transferee shall assume all of Eco Telecom's obligations under the Eco Telecom Preferred Stock Purchase Agreement, including, without limitation, all payment obligations thereunder; provided that the Transferee shall not assume any liabilities or obligations of Eco Telecom arising from any breach by Eco Telecom of the Eco Telecom Preferred Stock Purchase Agreement existing at the time of such assignment; provided, further, that if the Transferee is a designee of the Issuer, the Issuer shall, simultaneously with the registration of the transfer of such shares of Callable Preferred Stock, execute


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   59
and deliver to Overture a guarantee of the obligations of the Transferee in the form attached as Schedule 5 to the Zimin Preferred Stock Purchase Agreement; and provided, further, that to the extent Eco Telecom has paid to Overture prior to the date of assignment to the Transferee of the Eco Telecom Preferred Stock Purchase Agreement all or any of part of the US$25,000,000 owed by Eco Telecom to Overture under the Eco Telecom Preferred Stock Purchase Agreement, then the Issuer shall pay, or cause to be paid, to Eco Telecom within five (5) Business Days of such assignment the amount so paid by Eco Telecom to Overture. As between Eco Telecom and the Transferee, the Preferred Stock Call Option shall be deemed to have been exercised, and the Transferee shall be deemed to have become the holder of record of the shares of Callable Preferred Stock for all purposes (including, without limitation, the right to vote the shares of Callable Preferred Stock), upon delivery to Overture of the Endorsement in the form attached as Schedule 4 to the Zimin Preferred Stock Purchase Agreement and (if required) upon delivery to Overture of such guarantee of the obligations of the Transferee. Eco Telecom shall not amend or waive any provision of, or assign or otherwise transfer any of its obligations under, the Eco Telecom Preferred Stock Purchase Agreement, the Zimin Common Pledge Agreement, the Zimin Preferred Pledge Agreement, the Zimin Common Call Option Agreement or the Zimin Preferred Call Option Agreement, in each case, without the prior written consent of the Issuer, which consent shall not be unreasonably withheld.

      (e) If the Issuer reorganizes its capital, reclassifies its capital stock, consolidates or merges with or into another corporation (where the Issuer is not the surviving corporation or where there is a change in or distribution with respect to the shares of Preferred Stock), or sells, transfers or otherwise disposes of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of Common Stock and/or Preferred Stock (in the case of a reorganization of its capital or reclassification of its capital stock) or common stock and/or preferred stock of the successor or acquiring corporation (in any other instance referred to above), or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of shares of Common Stock and/or Preferred Stock of the Issuer or common stock and/or preferred stock of the successor or acquiring corporation, as the case may be (the "Other Property"), are to be received by or distributed to the holders of shares of Preferred Stock, then the Transferee shall have the right thereafter to receive, upon exercise of the Preferred Stock Call Option, the number of shares of Common Stock and/or Preferred Stock of the Issuer or the common stock and/or preferred stock of the successor or acquiring corporation, as the case may be, and Other Property that is received or is entitled to be received by Eco Telecom as a holder of shares of Callable Preferred Stock upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets.

      (f) Until the earlier of (i) if no Eco Telecom Contribution Default has occurred, the occurrence of the Third Closing and (ii) the expiration of the Call Option Period, Eco Telecom shall not Transfer, or incur, create or permit to exist any Liens on,


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   60
any of the shares of Callable Preferred Stock, other than (A) a Transfer to any Permitted Transferee of Eco Telecom in accordance with Article II of the Registration Rights Agreement and Article III of the Shareholders Agreement or
(B) any Liens arising under the Zimin Preferred Call Option Agreement, the Zimin Preferred Pledge Agreement or the Option Agreement, and Eco Telecom shall use its best efforts to assist the Issuer in causing the Registrar to ensure that the Transfer of the shares of Callable Preferred Stock shall be blocked in the register of shareholders of the Issuer pursuant to a block order. The execution and delivery by any such Permitted Transferee of an Endorsement under (and as defined in) either the Registration Rights Agreement or the Shareholders Agreement shall constitute the agreement by such Permitted Transferee to be bound by the provisions of this Section 7.04 as if such Permitted Transferee were an original signatory hereto, without the need for any further action by any Person.

      7.05  Fulfillment of Conditions

      Each Purchaser will execute and deliver at or prior to the Closing each other Principal Agreement to which such Purchaser is a party and is hereby required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the Issuer contained in this Agreement or to the obligations of any party to any of the other Principal Agreements to which such Purchaser is a party, including, without limitation, the Zimin Principal Agreements (other than the Zimin Common Call Option Agreement and the Zimin Common Pledge Agreement), and take such other actions as the Issuer may reasonably request for the purpose of carrying out the intent of this Agreement and the other Principal Agreements.

      7.06  Contracts with Dr. Zimin and Overture

      From the date hereof until the Closing, each Purchaser shall promptly (but in any event prior to the Closing) deliver to the other Purchaser and the Issuer a copy of all Contracts (other than the Principal Agreements) between such Purchaser or any of its Affiliates and any other Person entered into between the date hereof and the Closing which involve voting rights, rights to nominate any member of the Board, or any transfer, disposal, pledge, purchase or any other conveyance of any of the Zimin Shares or any other shares of Common Stock owned by any of Dr. Zimin, Glavsotkom, the Bee Line Fund or Overture.


         ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASERS

      The obligation of each Purchaser to deliver (or to instruct the Escrow Agent to deliver) to the Issuer that portion of the Purchase Price specified opposite such Purchaser's name in Schedule 2.02 is subject to the fulfillment, on or before the Closing, of each of the following conditions precedent (any or all of which may be waived in whole or in part by such Purchaser in writing in its sole discretion and the fulfillment of which by the Issuer shall, in the case of Sections 8.01, 8.02, 8.04, 8.05 and 8.06, be


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   61
confirmed by an officer's certificate of the Issuer); provided that (a) no Purchaser shall be obligated to deliver, or to instruct the Escrow Agent to deliver, to the Issuer such Purchaser's portion of the Purchase Price unless the other Purchaser actually delivers, or instructs the Escrow Agent to deliver, such other Purchaser's portion of the Purchase Price and (b) a Purchaser shall not have the benefit of a condition precedent specified in this Article VIII if the failure of such condition precedent to be satisfied results from such Purchaser's breach of Sections 7.01 and/or 7.05.

      8.01  Representations and Warranties

      The representations and warranties made by the Issuer in Article III shall have been true and correct in all material respects on and as of the date of this Agreement. In addition, the representations and warranties made by the Issuer in Section 3.01, Section 3.02, Section 3.03, Section 3.04(b) (but solely with respect to the Significant Subsidiaries), Section 3.05, Section 3.06,
Section 3.09(d), Section 3.12(a)(i)-(iii) (other than in respect of any Order which is threatened or any Action or Proceeding initiated by or at the request of a Purchaser or any of its Affiliates) and the representation in Section 3.18(d) that none of the licenses referred to in clauses (a) or (c) of the definition of Telecom Licenses and no more than one of the licenses referred to in clause (b) of the definition of Telecom Licenses has been terminated or revoked and no notice of termination or revocation with respect to any of such licenses has been received, shall, in each case, be true and correct in all material respects on and as of the Closing Date as though each such representation and warranty were made on and as of the Closing Date, provided that the occurrence or consummation of any transaction or event contemplated by this Agreement and the other Principal Agreements shall not result in a breach of any such representation or warranty.

      8.02  Performance

      The Issuer shall have performed and complied in all material respects with each of its obligations under Article V.

      8.03  Certificates

      The Issuer shall have delivered to each Purchaser (a) a certificate dated the Closing Date and executed by the CEO of the Issuer, substantially in the form of Exhibit A, and (b) a certificate dated the Closing Date and executed by the Secretary of the Board, substantially in the form of Exhibit B.

      8.04  Orders and Laws

      There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the other Principal Agreements or which could reasonably be expected to otherwise result in a material impairment of any Purchaser's rights under this Agreement or any of the other Principal Agreements to which such Purchaser is a party, and there shall not be pending on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority (other than any Action or Proceeding initiated by or at the request


                                       54
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   62
of any Purchaser or any of its Affiliates) which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to any Purchaser or the Issuer or the transactions contemplated by this Agreement or any of the other Principal Agreements of any such Law.

      8.05  Corporate and Regulatory Consents and Approvals

      All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or shareholders described in Schedule 4.04 (for each Purchaser in respect of itself only) or Schedule 8.05 which are required to have been obtained, made or given (as applicable) by such Purchaser or the Issuer, as the case may be, pursuant to applicable Law and necessary for the performance of the obligations of the Issuer or such Purchaser under this Agreement and the other Principal Agreements required to be performed on or before the Closing Date (i) shall have been duly obtained, made or given, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived (unless any such condition relates to reporting or other requirements which by the terms of such consents, approvals, actions, filings or notices can only be effected on or after the Closing) and (iii) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority shall have occurred.

      8.06  Third Party Consents

      All consents (or in lieu thereof waivers) and agreements described in
Schedule 4.03 or Schedule 8.06 (a) shall have been obtained, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived (unless any such condition relates to reporting or other requirements which by the terms of such consents can only be effected on or after the Closing) and (c) shall be in full force and effect.

      8.07 Current Charter; Procedural Regulations of Board; Operating Committee; Management Regulations

      The Issuer shall have delivered to each Purchaser:

      (a) a notary certified copy of the Charter, including all amendments thereto (including, without limitation, the amendments to the Charter contemplated by Section 5.04(a)), properly approved by the GMS or the Board, as applicable;

      (b) a copy of the Procedural Regulations of the Board (including, without limitation, the amendments to the Procedural Regulations of the Board contemplated by Section 5.05), properly approved by the Board;

      (c) resolutions of the Board establishing the role of the Operating Committee as contemplated by Section 5.07; and


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      (d)   a copy of the Management Regulations (including, without limitation, the amendments to the Management Regulations contemplated by Section 5.06), properly approved by the Board.

      8.08  Other Principal Agreements

      Each of the other Principal Agreements (other than the Eco Telecom VIP-R Preferred Stock Purchase Agreement and the VIP/Eco Telecom Share Purchase Agreement) to which the Issuer or any of its Subsidiaries is a party shall have been executed and delivered by the Issuer and each such Subsidiary.

      8.09  Wire Instruction

      The Issuer shall have delivered to each Purchaser the Issuer's instruction for the wire transfer to the Issuer's Dollar Account or the Issuer's Ruble Account, as applicable, of that portion of the Purchase Price as is specified opposite such Purchaser's name in Schedule 2.02.

      8.10  Receipt

      The Issuer shall have delivered to each Purchaser a receipt, signed by the Issuer's Chief Accountant, in substantially the form of Exhibit O-1 or Exhibit O-2, as applicable.

      8.11  Zimin Share Purchase Agreements

      All conditions precedent to the obligations of each Purchaser under the Zimin Share Purchase Agreements to which it is a party (other than the condition that the conditions precedent to the obligations of such Purchaser hereunder shall have been fulfilled (or waived by such Purchaser)) shall have been fulfilled (or waived by such Purchaser).

      8.12  Contracts with Dr. Zimin

      Each Purchaser shall have received a copy of all Contracts (other than the Principal Agreements) between the other Purchaser or any of its Affiliates and any other Person which involve voting rights, rights to nominate any member of the Board, or any transfer, disposal, pledge, purchase or any other conveyance of any of the Zimin Shares or any other shares of Common Stock owned by any of Dr. Zimin, Glavsotkom, the Bee Line Fund or Overture.

      8.13  Election of Directors

      All individuals designated by each Purchaser for election to the Board and whose names are listed in Schedule 1.01(b) and all individuals designated by Eco Telecom and Telenor for election to VIP-R's Board of Directors and whose names are listed in Schedule 1.01(b) shall have been nominated to, and, if they are then legally capable, elected as members of, the Board and VIP-R's Board of Directors, respectively.


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      8.14  Individual Share Purchase Agreement

      The Issuer shall have executed an Individual Share Purchase Agreement for the sale of each Purchaser's portion of the Purchasers' Shares.

      8.15  Indemnification of Directors

      The Issuer shall have executed and delivered to each member of the Board elected at the most recent annual GMS a director's indemnification agreement in the form attached as Exhibit M.

      8.16  Legal Opinion

      Each Purchaser shall have received an opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., special New York and Russian counsel to the Issuer, in substantially the form of Exhibit C.


          ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ISSUER

      The obligations of the Issuer hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions precedent (any or all of which may be waived in whole or in part by the Issuer in writing in its sole discretion); provided that (a) the Issuer shall not be obligated to transfer to either Purchaser such Purchaser's portion of the Purchasers' Shares hereunder unless each of the following conditions precedent have been fulfilled (or waived in writing by the Issuer) with respect to both Purchasers and (b) the Issuer shall not have the benefit of a condition precedent specified in this Article IX if the failure of such condition precedent to be satisfied results from the Issuer's breach of Sections 5.11 and/or 5.12:

      9.01  Representations and Warranties

      Each of the representations and warranties made by each Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty were made on and as of the Closing Date.

      9.02  Performance

      Each Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by such Purchaser at or before the Closing, unless such agreement, covenant or obligation has been waived in writing by the Issuer.

      9.03  Certificates

      Each Purchaser shall have delivered to the Issuer (a) a certificate dated the Closing Date and executed by the President or a director of such Purchaser, substantially


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in the form of Exhibit E-1 or E-2 , as applicable, and (b) a certificate dated the Closing Date and executed by a director of such Purchaser, substantially in the form of Exhibit F-1 or F-2, as applicable.

      9.04  Orders and Laws

      There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the other Principal Agreements or which could reasonably be expected to otherwise result in a material impairment of the Issuer's rights under this Agreement or any of the other Principal Agreements to which the Issuer is a party, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to any Purchaser or the Issuer or the transactions contemplated by this Agreement or any of the other Principal Agreements of any such Law.

      9.05  Regulatory Consents and Approvals

      All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority reasonably necessary to permit the Issuer and each Purchaser to perform their respective obligations under this Agreement and the other Principal Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the other Principal Agreements shall have occurred.

      9.06  Third Party Consents

      Certified copies (except as noted) of all confirmations of compliance and absence of default, consents (or in lieu thereof waivers) and agreements listed in Schedule 4.03, and all other confirmations of compliance and absence of default, consents (or in lieu thereof waivers) and agreements to the performance by each Purchaser of its obligations under this Agreement and the other Principal Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under (or are necessary to avoid or prevent conflict with or breach or default of) any material Contract to which such Purchaser is a party or by which any of its Assets or Properties are bound (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to the Issuer, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect.


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      9.07  Other Principal Agreements

      Each of the other Principal Agreements (other than the Zimin Common Call Option Agreement, the Zimin Common Pledge Agreement, the Eco Telecom VIP-R Preferred Stock Purchase Agreement and the VIP/Eco Telecom Share Purchase Agreement) shall have been executed and delivered by the parties thereto.

      9.08  Individual Share Purchase Agreement

      Each Purchaser shall have executed and delivered to the Issuer an Individual Share Purchaser Agreement.

      9.09  Interested Party Questionnaire

      The Issuer shall have received from each Purchaser and the President of the Issuer a completed questionnaire in the form of Appendix 1 to the the Management Regulations for the purpose of including the necessary information concerning Eco Telecom and updating information concerning the members of the Board elected at the most recent annual GMS and the President of the Issuer.

      9.10  Legal Opinions

      (a) The Issuer shall have received opinions of Coudert Brothers, special New York and Russian counsel to Telenor, Telenor Communication AS and Telenor ASA, in substantially the form of Exhibit G and Exhibit H, respectively.

      (b) The Issuer shall have received an opinion of the General Counsel of Telenor ASA, in substantially the form of Exhibit I.

      (c) The Issuer shall have received an opinion of Herbert Smith, special New York counsel to Eco Telecom, CTF Holdings and Eco Holdings, in substantially the form of Exhibit J, and an opinion of Herbert Smith CIS Legal Services, special Russian counsel to Eco Telecom, CTF Holdings and Eco Holdings, in substantially the form of Exhibit K.

      (d) The Issuer shall have received an opinion of Triay & Triay, special Gibraltar counsel to Eco Telecom, CTF Holdings and Eco Holdings, in substantially the form of Exhibit L.


   ARTICLE X SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

      (a) The Issuer and each Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. Unless otherwise noted herein, all representations, warranties, covenants and agreements of the Issuer and the Purchasers contained in this Agreement shall survive the Closing and remain in effect until three (3) months from the publication date of the


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   67
audited, consolidated financial statements for the Issuer's fiscal year ending December 31, 2002, provided that any such representation, warranty, covenant or agreement that would otherwise terminate will continue to survive if a written claim for indemnity shall have been made under Section 11.01 on or prior to such termination date, until such claim has been satisfied or otherwise resolved.

      (b)   The obligations of the Issuer to Telenor under the last proviso of
Section 8.01 and Section 8.06 of the Working Capital Bridge Facility shall survive the Closing and remain in effect until three (3) months from the publication date of the audited consolidated financial statements for the Issuer's fiscal year ending December 31, 2002, provided that any such obligation that would otherwise terminate shall continue to survive if a written claim for indemnity shall have been made under Section 8.06 of the Working Capital Bridge Facility on or prior to such termination date, until such claim has been satisfied or otherwise resolved.


                           ARTICLE XI INDEMNIFICATION

      11.01 Indemnification

      Subject to Section 11.03, in the event the Closing occurs:

      (a) The Issuer shall indemnify each Purchaser in respect of, and hold each Purchaser harmless from and against, any and all Losses suffered, incurred or sustained by such Purchaser resulting from, arising out of or relating to (i) any misrepresentation, breach of warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of the Issuer contained in this Agreement (to the extent not waived in writing by such Purchaser), (ii) any misrepresentation or breach of warranty on the part of VIP-R contained in
Article III of the VIP-R Primary Agreement (to the extent not waived in writing by such Purchaser) and (iii) any non-fulfillment of or failure to perform any covenant or agreement contained in the VIP-R Primary Agreement (to the extent not waived in writing by such Purchaser) on the part of VIP-R prior to the First VIP-R Board Date.

      (b) Each Purchaser shall indemnify the Issuer in respect of, and hold the Issuer harmless from and against, any and all Losses suffered, incurred or sustained by the Issuer resulting from, arising out of or relating to any misrepresentation, breach of warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of such Purchaser contained in this Agreement (to the extent not waived in writing by the Issuer).

      (c) The Issuer has indemnified Telenor pursuant to Section 8.06 of the Working Capital Bridge Facility, and the rights and obligations of the Issuer and Telenor under Section 8.01 and Section 8.06 of the Working Capital Bridge Facility shall be wholly subject to this Article XI.


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   68
      (d) In the event that any claim is asserted against any party hereto, or any party hereto is made a party defendant in any Action or Proceeding, and such claim, Action or Proceeding involves a matter which is the subject of a claim for indemnification under Section 11.01(a), (b) or (c), then such party (an "Indemnified Party") shall (i) promptly give written notice pursuant to Section
13.01 to each Purchaser or the Issuer, as the case may be (the "Indemnifying Party"), of such claim, Action or Proceeding, and (ii) not make any admission of liability, agreement or compromise with any Person in relation to such claim without prior written notice to the Indemnifying Party; and such Indemnifying Party shall have the right to join in the defense of said claim, Action or Proceeding at such Indemnifying Party's own cost and expense and, if the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken to the extent such judgment involves an indemnifiable claim under this Section 11.01 and subject to the limitations in Section 11.03, and if the Indemnified Party is reasonably assured of the Indemnifying Party's ability to satisfy such agreement, then, at the option of the Indemnifying Party, such Indemnifying Party may take over the defense of such claim, Action or Proceeding, except that, in such case, the Indemnified Party shall have the right to join in the defense of said claim, Action or Proceeding at its own cost and expense, and the Indemnifying Party shall not make any admission of liability, agreement or compromise with respect to such claim without the prior written consent of the Indemnified Party.

      11.02 Determination of Losses

      The parties shall take into account the time value of money (using the Applicable Rate as the discount rate) in determining Losses for purposes of this
Article XI.

      11.03 Limitations on Liability

      Notwithstanding any other provision of this Agreement to the contrary:

      (a) (i) the aggregate liability of the Issuer in respect of all claims of Eco Telecom shall be limited to the Total Indemnity Amount; provided that the aggregate liability of the Issuer and VIP-R in respect of all claims of Eco Telecom under this Agreement and the VIP-R Primary Agreement shall not exceed the Total Indemnity Amount; and (ii) the aggregate liability of Eco Telecom in respect of all claims of the Issuer shall be limited to the amount of that portion of the Purchase Price as is specified opposite Eco Telecom's name in
Schedule 2.02;

      (b) the aggregate liability of the Issuer in respect of all claims of Telenor, and the aggregate liability of Telenor in respect of all claims of the Issuer, shall be limited to US$160,000,000;

      (c) a party shall have no liability in respect of any claim unless such claim is made in good faith and unless written particulars of such claim (giving such details of the specific matter in respect of which such claim is made as are then in the possession the


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   69
claimant party) shall have been given to such party pursuant to Section 13.01 within the survival period specified in Article X (or in the case of any claim relating to the VIP-R Primary Agreement, within the time period specified therein);

      (d)   no party shall have any liability in respect of any claim:

            (i) to the extent that it arose or is increased as a result of an increase in rates of Tax on or after the date immediately prior to the Closing Date or the passing of any legislation (or making of any subordinate legislation or any change in any published practice of any Tax authority) with retrospective effect;

            (ii)  to the extent such claim:

                  (A) relates to any matter provided for, or included as a liability in, the Audited Consolidated Financial Statements; or

                  (B) relates to any liability for Tax arising out of the ordinary course of business of the Issuer after the Closing Date;

      (e)   no party shall have any liability in respect of any claim:

            (i)   if the amount of such claim does not exceed US$250,000;

            (ii) if, as of the date such claim is made, the aggregate amount of all claims made against such party under this Article XI does not exceed US$2,000,000; or

            (iii) to the extent that such claim relates to any Loss for which the claimant party actually recovers under the terms of any insurance policy in effect at the Closing Date;

      (f) no party shall be entitled to be paid more than once in respect of any claim arising out of the same subject matter (including, without limitation, with respect to any claim arising in relation to the VIP-R Primary Agreement);

      (g) if any potential claim shall arise by reason of a liability of a party which is contingent only, then such party shall have no obligation to make any payment in respect of such claim until such time as the contingent liability ceases to be contingent and becomes actual;

      (h) without prejudice to the generality of Section 13.08(a), any liability of any Purchaser under Section 11.01 shall be several (and not joint); and

      (i)   as used in this Article XI, "claim" shall mean any claim under
Section 11.01 or under Section 8.06 of the Working Capital Bridge Facility.


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      11.04 Other Indemnification Provisions

      The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any party may have for any misrepresentation made in connection with the transactions contemplated by this Agreement, or any breach of warranty or non-fulfillment of or failure to perform any covenant or agreement.


                     ARTICLE XII EFFECTIVENESS; TERMINATION

      12.01 Effectiveness; Termination

      This Agreement shall take effect on the date hereof and shall terminate and the transactions contemplated hereby shall be abandoned:

      (a) at any time prior to the Closing, by mutual written agreement of the Issuer and the Purchasers;

      (b) at midnight (Moscow time) on the Final Date if the Closing has not occurred by such time;

      (c) on the date on which a meeting of the shareholders of the Issuer is held at which a vote of such shareholders is conducted concerning the transactions contemplated by this Agreement and the other Principal Agreements and such shareholders fail to approve such transactions as are required to be approved by such shareholders; or

      (d)   upon payment in full by Eco Telecom of the amounts specified in
Section 2.06.

      12.02 Effect of Termination

      (a) If this Agreement is validly terminated pursuant to Section 12.01(a), (c) or (d), this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Issuer or the Purchasers (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to expenses in Section 13.03 and confidentiality in Section 13.05 will continue to apply following any such termination.

      (b) Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 12.01(b), the Issuer will remain liable to the Purchasers for any breach of this Agreement by the Issuer existing at the time of such termination, and each Purchaser will remain liable to the Issuer and the other Purchaser for any breach of this Agreement by such Purchaser existing at the time of such termination, and the Issuer or any Purchaser may seek such remedies, including damages and fees of attorneys, against the other parties with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.


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                           ARTICLE XIII MISCELLANEOUS

      13.01 Notices

      All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by courier to the parties at the following addresses or facsimile numbers (except that any notice required to be delivered to VIP-R shall be delivered in accordance with Section 15.01 of the VIP-R Primary Agreement):

      If to Telenor, to:

            Telenor East Invest AS
            Universitetsgaten 2
            N-0130 Oslo
            Norway

            Facsimile No.: +47-22-77-91-59
            Attn: Henrik Torgersen

            with a copy to:

            Advokatene i Telenor
            Universitetsgaten 2
            N-0130 Oslo
            Norway

            Facsimile No.: +47-22-11-44-61
            Attn:  Bjorn Hogstad

      If to Eco Telecom, to:

            Eco Telecom Limited
            Suite 2, 4 Irish Place
            Gibraltar

            Facsimile No.: + 350-41988
            Attn: Franz Wolf

            with a copy to:

            OOO Alfa-Eco
            21, Novy Arbat
            121019 Moscow
            Russian Federation

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   72
            Facsimile No.: +7095-201-5914
            Attn: Stanislav Shekshnya

            and a copy to:

            Herbert Smith CIS Legal Services
            24, Korobeinikov Pereulok
            119034 Moscow
            Russian Federation

            Facsimile No.: + 7095-363-6501
            Attn: Vladimir Afonkin

      If to the Issuer, to:

            Vimpel-Communications
            10 Ulitsa 8-Marta
            Building 14
            125083 Moscow
            Russian Federation

            Facsimile No.: +7095-755-3682
            Attn: Georgy Silvestrov
                  General Counsel

            with a copy to:

            Akin, Gump, Strauss, Hauer & Feld, L.L.P.
            Dukat Place II
            7, Ulitsa Gasheka
            123056, Moscow
            Russian Federation

            Facsimile No. +7095-974-2412
            Attn: Melissa J. Schwartz

      All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 13.01, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 13.01, be deemed given upon receipt, and (c) if delivered by courier in the manner described above to the address as provided in this Section 13.01, be deemed given upon confirmed receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 13.01). Any party from time to time may change its

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   73
address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

      13.02 Entire Agreement

      This Agreement and the other Principal Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contain the sole and entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof.

      13.03 Expenses

      Except as otherwise expressly provided in this Agreement (including, without limitation, as provided in Section 12.02), whether or not the transactions contemplated hereby are consummated, each of the parties will pay its own costs and expenses, including, without limitation, legal fees, incurred in connection with the negotiation, execution and closing of this Agreement and the other Principal Agreements and the transactions contemplated hereby and thereby; provided that the Issuer shall pay, without limitation, all costs associated with the registration of the New Shares as required by all applicable Laws and Russian Federation securities regulations, including the costs associated with preparing a prospectus, if any, and each Purchaser shall pay the fee charged by the Registrar to register such Purchaser's ownership of its portion of the Purchasers' Shares.

      13.04 Public Announcements

      At all times at or before the Closing, neither the Issuer nor any Purchaser will issue or make any reports, statements or releases to the public or, generally, to the employees, customers, suppliers or other Persons to whom the Issuer sells goods or provides services or with whom the Issuer otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If any party is unable to obtain the approval of its public report, statement or release from the other parties and such report, statement or release is, in the opinion of legal counsel to such party, required by Law or rule of any stock exchange in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof. The Issuer and each Purchaser will also obtain each other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

      13.05 Confidentiality

      Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (a) compelled to disclose by judicial or

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   74
administrative process (including, without limitation, in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (b) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning another party hereto or any of its Affiliates furnished to it by such other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (i) previously known by the party receiving such documents or information, (ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (iii) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. In the event the transactions contemplated hereby are not consummated, upon the request of another party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other parties in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

      13.06 Waiver

      Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

      13.07 Amendment

      Except as specified in Section 2.02(a), this Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

      13.08 Obligations of Purchasers Several; No Third Party Beneficiary

      (a) The obligations of the Purchasers hereunder shall be several (and not joint). A Purchaser shall not be responsible for the failure of the other Purchaser to perform any obligation required to be performed by it hereunder or under any other Principal Agreement. The obligations of the Issuer at any time hereunder to each Purchaser shall be a separate and independent obligations. Each Purchaser shall be

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entitled to protect and enforce its rights arising out of this Agreement and the other Principal Agreements as it shall see fit, and it shall not be necessary for the other Purchaser to consent to, or be joined as an additional party in, any proceedings for such purposes.

      (b) The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and its successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person.

      13.09 No Assignment; Binding Effect

      Except as set forth in Section 7.04(g), neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

      13.10 Headings

      The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

      13.11 Arbitration; Consent to Jurisdiction; Service of Process; Waiver of Sovereign Immunity

      (a) Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration by a panel of three (3) arbitrators under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the "UNCITRAL Rules") in accordance with the following terms and conditions:

            (i) In the event of any conflict between the UNCITRAL Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

            (ii)  The place of the arbitration shall be Geneva, Switzerland.

            (iii) Where there is only one claimant party and one respondent party, each shall appoint one arbitrator in accordance with the UNCITRAL Rules, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the UNCITRAL Rules within thirty (30) days from the appointment of the second arbitrator. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the International Court of Arbitration of the International Chamber of Commerce, acting in accordance with such rules as it may adopt for this purpose. Where there is more than one claimant party, or more than one respondent party, all claimants and/or all respondents shall attempt to agree on their respective appointment(s). In the event that all claimants and all respondents cannot agree upon their respective

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   76
appointment(s) within thirty (30) Business Days of the date of the notice of arbitration, all appointments shall be made by the International Court of Arbitration of the International Chamber of Commerce.

            (iv) The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.

            (v) The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each party hereto retains the right to seek interim, provisional or conservatory measures from judicial authorities and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

            (vi) The award of the arbitrators shall be final and binding on the parties to this Agreement.

            (vii) The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction.

      (b) Except for arbitration proceedings pursuant to Section 13.11(a), no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the parties to this Agreement in connection with any matter arising out of or in connection with this Agreement.

      (c) Each party hereto irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, USA, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any judicial action, suit or proceeding permitted by Section 13.11(b), with the same effect as if such party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the party effecting such service shall also deliver a copy thereof on the date of such service to the other parties by facsimile as specified in Section 13.01. Each party to this Agreement will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected party will appoint a successor agent and attorney in New York reasonably satisfactory to each other party, with like powers. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New

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   77
York City, in connection with any such action, suit or proceeding, and agrees that any such action, suit or proceeding may be brought in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 13.11 and shall not be deemed to be a general submission to the jurisdiction of said courts of or in the State of New York other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction in a manner not inconsistent with Section 13.11(b).

      (d) Each of the Purchasers and the Issuer hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and each of the other Principal Agreements to which it is a party and in performing its obligations hereunder and thereunder, and each of the Purchasers and the Issuer hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement or any of the other Principal Agreements and any other document or instrument contemplated hereby or thereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

      13.12 Invalid Provisions

      If any provision contained in this Agreement or any other document executed in connection herewith is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (a) any other provision of this Agreement or any such other document in such jurisdiction or (b) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

      13.13 Governing Law

      This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.


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

   78
      13.14 Counterparts

      This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

   79
      IN WITNESS WHEREOF, this Primary Agreement has been duly executed and delivered by each party hereto as of the day and year first above written.

                                    The Purchasers

                                    TELENOR EAST INVEST AS


                                    By  /s/ Tron Ostby
                                        ---------------------------
                                        Tron Ostby
                                        Attorney-in-Fact


                                    ECO TELECOM LIMITED


                                    By  /s/ Serge Barychkov
                                        ---------------------------
                                        Serge Barychkov
                                        Attorney-in-Fact


                                    The Issuer

                                    OPEN JOINT-STOCK COMPANY
                                    "VIMPEL-COMMUNICATIONS"


                                    By  /s/ Dmitri Borisovich Zimin
                                        ---------------------------
                                        Dmitri Borisovich Zimin
                                        President


                                    By  /s/ Vladimir Bychenkov
                                        ---------------------------
                                        Vladimir Bychenkov
                                        Chief Accountant

                                                                       EXHIBIT C

                             SHAREHOLDERS AGREEMENT



                            dated as of May 30, 2001



                                between and among



                             TELENOR EAST INVEST AS,



                                       and



                               ECO TELECOM LIMITED



                                       and



           OTHER HOLDERS OF CAPITAL STOCK OF OPEN JOINT STOCK COMPANY
                    "VIMPEL-COMMUNICATIONS" FROM TIME TO TIME

                                TABLE OF CONTENTS

ARTICLE I    DEFINITIONS AND INTERPRETATION................................1
1.01    Definitions........................................................1
1.02    Interpretation.....................................................9
ARTICLE II    REPRESENTATIONS AND WARRANTIES..............................10
2.01    Organization of the Shareholders..................................10
2.02    Authority.........................................................10
2.03    No Conflicts......................................................10
2.04    Governmental Approvals and Filings................................11
2.05    Legal Proceedings; Liability......................................11
2.06    SEC Documents.....................................................11
2.07    Shareholding......................................................12
2.08    Eco Telecom's Shareholding........................................12
ARTICLE III    TRANSFERS..................................................13
3.01    Transfers.........................................................13
3.02    Effect of Transfers...............................................13
3.03    Endorsements by Future Shareholders...............................14
3.04    Notices Relating to Certain Transfers of Shares...................14
ARTICLE IV    POST-CLOSING RIGHTS AND OBLIGATIONS.........................14
4.01    Nomination of Directors...........................................14
4.02    Shareholder Capacity..............................................15
4.03    Other Arrangements................................................15
ARTICLE V   EFFECTIVENESS AND TERMINATION.................................16
ARTICLE VI    MISCELLANEOUS...............................................16
6.01    Specific Performance..............................................16
6.02    Further Assurances................................................17
6.03    Certain Events....................................................17
6.04    Stop Transfer.....................................................17
6.05    Entire Agreement..................................................17
6.06    No Waiver.........................................................17
6.07    Binding Agreement.................................................17
6.08    Assignment........................................................17
6.09    Expenses..........................................................18
6.10    Notice............................................................18
6.11    Amendment.........................................................19
6.12    Invalid Provisions................................................19
6.13    Arbitration; Waiver of Sovereign Immunity.........................19
6.14    Governing Law.....................................................21
6.15    Counterparts......................................................21


EXHIBIT A      FORM OF ENDORSEMENT

SCHEDULE 1     SHARES

SCHEDULE 2     OTHER AGREEMENTS, UNDERTAKINGS AND ARRANGEMENTS RELATING TO
               SHARES

SCHEDULE 3     INDEPENDENT DIRECTORS

      SHAREHOLDERS AGREEMENT dated as of May 30, 2001 between and among TELENOR EAST INVEST AS, a company organized and existing under the laws of Norway ("Telenor"), ECO TELECOM LIMITED a company organized and existing under the laws of Gibraltar ("Eco Telecom"), and such other holders of capital stock of the Company as shall be party hereto from time to time.

                                 WITNESSETH

      WHEREAS, Open Joint Stock Company "Vimpel-Communications", an open joint stock company organized and existing under the laws of the Russian Federation (the "Company"), Telenor and Eco Telecom are parties to the Primary Agreement dated as of the date hereof (the "Primary Agreement"); and

      WHEREAS, Telenor and Eco Telecom believe it is in the best interests of the Company that provision be made for the continuity and stability of the business and management of the Company;

      NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                    ARTICLE I DEFINITIONS AND INTERPRETATION

1.01  Definitions

      As used herein, the following terms shall have the following meanings:

      "Account Bank" shall mean Citibank T/O (OOO), as the account bank under the Escrow Agreement.

      "Account Bank and Overdraft Facility" shall mean the Account Bank and Overdraft Facility dated the date hereof between and among the Company, VIP-R, Eco Telecom and the Account Bank.

      "Actions or Proceedings" shall mean any action, suit, proceeding or arbitration commenced, brought, conducted or heard by or before any Governmental or Regulatory Authority.

      "ADSs" shall mean the Company's American Depositary Shares, each representing three quarters (3/4) of one (1) share of Common Stock, which are currently listed on the NYSE.

      "Agreement" shall mean this Shareholders Agreement.

      "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person or Persons specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including, without limitation, any protector or settlor of a trust) or in which such Person or Persons specified herein, directly or indirectly, has a substantial beneficial interest and any Person who is controlled by any such trust or estate. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise) of such Person; provided, however, that for the purposes of this definition, neither the Company nor any of its Controlled Affiliates, nor VIP-R nor any of its Controlled Affiliates, shall be deemed Affiliates of any Shareholder.

      "Alfa Bank" shall mean OAO "Alfa-Bank", an open joint stock company organized and existing under the Laws of the Russian Federation.

      "Alfa Bank Guarantee" shall mean the Guarantee dated as of the date hereof, executed and delivered by Alfa Bank, as guarantor, in favor of the Company, as beneficiary.

      "Assets and Properties" shall mean, with respect to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, used, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, Investments, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

      "Bee Line Fund" shall have the meaning specified in the Primary Agreement.

      "Board" shall mean the Board of Directors of the Company.

      "Business Day" shall mean a day other than a Saturday, a Sunday or any day on which banks located in Moscow, Russia, Oslo, Norway, London, England or New York, New York are authorized or obliged to close.

      "Change of Control" shall mean, with respect to any Shareholder or any Controlling Person of such Shareholder, (a) the sale or other disposition of all or substantially all of such Shareholder's or such Controlling Person's assets, in one or a series of related transactions, to any Person or Persons (other than a Controlling Person of such Shareholder or any Controlled Affiliate or Controlled Affiliates of such Controlling Person), (b) the sale or other disposition of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such Shareholder or Controlling Person, in one or a series of related transactions, to any Person or Persons (other than a Controlling Person of such Shareholder or any Controlled Affiliate or Controlled Affiliates of such Controlling Person),
(c) the merger or consolidation of such Shareholder or Controlling Person with or into another Person or the merger of another Person into such Shareholder or Controlling Person with the effect that any Person or Persons other than the existing shareholders of such Shareholder or Controlling Person prior to such transaction own or control, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of the Person surviving such merger, or the Person resulting from such consolidation, or (d) the liquidation or dissolution of such Shareholder or Controlling Person; provided, however, that a Change of Control shall not include (i) a bona fide underwritten public offering of the capital stock of any Shareholder or any Controlling Person of such Shareholder, or (ii) any of (A) the sale of all or substantially all of the assets of Telenor ASA, Telenor Communication AS, Telenor Mobile Communications AS or CTF Holdings, (B) the sale of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of Telenor ASA, Telenor Communication AS, Telenor Mobile Communications AS or CTF Holdings, (C) the liquidation or dissolution of Telenor ASA, Telenor Communication AS, Telenor Mobile Communication AS or CTF Holdings or (D) any merger, consolidation, divestiture or de-merger to which Telenor ASA, Telenor Communication AS, Telenor Mobile Communications AS or CTF Holdings is a party.

      "Charter" shall have the meaning specified in the Primary Agreement.

      "Closing" shall have the meaning specified in the Primary Agreement.

      "Closing Date" shall have the meaning specified in the Primary Agreement.

      "Common Stock" shall mean shares of common stock of the Company, as defined in Section 6.1 of the Charter.

      "Company" shall have the meaning specified in the first recital hereto.

      "Contract" shall mean any agreement, letter of intent, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or understanding (whether written or oral), in each case, to the extent legally binding.

      "Controlled Affiliate" shall mean, with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body thereof or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner).

      "Controlling Person" shall mean, with respect to any Person, any other Person which owns or controls, directly or indirectly, more than fifty percent (50%) of the securities of such Person having ordinary voting power for the election of directors or other governing body of such first Person or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner of such first Person).

      "CTF Holdings" shall mean CTF Holdings Limited, a company organized and existing under the Laws of Gibraltar.

      "Director" shall mean a member of the Board.

      "Dr. Zimin" shall mean Dr. Dmitri Borisovich Zimin, a Russian citizen.

      "Eco Holdings" shall mean Eco Holdings Limited, a company organized and existing under the Laws of Gibraltar.

      "Eco Shareholders" shall mean, collectively, Eco Telecom (which, for the avoidance of doubt, shall be deemed a Shareholder upon its execution and delivery of this Agreement) and any Permitted Transferee of Eco Telecom which becomes a party to this Agreement in accordance with Article III, and, individually, any of them.

      "Eco Telecom" shall have the meaning specified in the preamble hereto.

      "Eco Telecom Contribution Default" shall have the meaning specified in the VIP-R Primary Agreement.

      "Eco Telecom Guarantee Agreement" shall mean the Guarantee Agreement dated as of the date hereof between and among CTF Holdings, Eco Holdings, Telenor, the Company and VIP-R.

      "Eco Telecom VIP-R Preferred Stock Purchase Agreement" shall mean the Stock Purchase Agreement substantially in the form attached as Annex A to
Schedule 2.07(a) to the VIP-R Primary Agreement, to be entered into at the Preferred Stock Closing Date by Eco Telecom and VIP-R.

      "Eco Telecom Preferred Stock Purchase Agreement" shall the mean the Share Purchase Agreement dated as of the date hereof between Overture and Eco Telecom with respect to shares of Preferred Stock and shares of Common Stock.

      "Eco Telecom Share Purchase Agreements" shall mean, collectively, the Share Purchase Agreement dated as of the date hereof between Eco Telecom and Dr. Zimin with respect to shares of Common Stock and the Eco Telecom Preferred Stock Purchase Agreement.

      "Endorsement" shall mean an endorsement to this Agreement in the form of Exhibit A.

      "Escrow Agent" shall mean Citibank, N.A., London Branch, as escrow agent under the Escrow Agreement.

      "Escrow Agreement" shall mean the Escrow Agreement dated the date hereof between and among Eco Telecom, the Escrow Agent, the Account Bank, VIP-R and the Company.

      "Existing Shareholders Agreement" shall mean the Shareholders Agreement dated as of December 1, 1998 between and among Telenor, Dr. Zimin, Glavsotkom, the Bee Line Fund, Augie K. Fabela, II and Geneva Investment Trust I, L.L.C.

      "Final Date" shall have the meaning specified in the Primary Agreement.

      "Glavsotkom" shall have the meaning specified in the Primary Agreement.

      "GMS" shall mean the general meeting of the shareholders (obschee sobraniye aktsionerov) of the Company, as defined in Article 9 of the Charter.

      "Governmental or Regulatory Authority" shall mean any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official or other competent authority of the Russian Federation, any other country or any state, as well as any county, city or other political subdivision of any of the foregoing.

      "Indebtedness" shall have the meaning specified in the Primary Agreement.

      "Independent" shall mean (a) any Person who is not an employee, officer, director or other Affiliate (but who may be a consultant and/or former employee) of any Shareholder, any Controlling Person of such Shareholder or any Controlled Affiliate of such Controlling Person or (b) any Person listed in Schedule 3.

      "Intellectual Property" shall mean patents and patent rights, licenses, inventions, copyrights and copyright rights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks and trademark rights, service marks and service mark rights, trade names and trade name rights, service names and service name rights, brand names, processes formulae, trade dress, business and product names, logos, slogans, industrial models, processes, designs, methodologies, software programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

      "Investments" shall have the meaning specified in the Primary Agreement.

      "Laws" shall mean all laws, decrees, resolutions, instructions, statutes, rules, regulations, acts, ordinances and other pronouncements having the effect of law or regulation of the Russian Federation, any other country or any state, as well as any county, city or other political subdivision of any of the foregoing.

      "Licenses" shall mean all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority including, without limitation, all Telecom Licenses.

      "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

      "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect on or with respect to the business, assets, prospects, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or on such Person's ability to perform its obligations under this Agreement or any other Principal Agreement to which it is a party.

      "Option Agreement" shall mean the Option Agreement dated as of the date hereof between Eco Telecom and Telenor.

      "Order" shall mean any writ, judgement, decree, injunction or similar order of any Governmental or Regulatory Authority.

      "Overture" shall mean Overture Limited, an exempted company limited by shares organized and existing under the Laws of Bermuda.

      "Permitted Transferee" shall mean, with respect to any Shareholder, any Controlling Person of such Shareholder, or any Controlled Affiliate of any such Controlling Person or Shareholder.

      "Person" shall mean any natural person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority, whether incorporated or unincorporated.

      "Plurality Shareholder" shall have the meaning specified in Section
4.01(a).

      "Preferred Stock" shall mean, collectively, the shares of preferred stock of the Company, as defined in the Charter.

      "Preferred Stock Closing Date" shall have the meaning specified in the VIP-R Primary Agreement.

      "Primary Agreement" shall have the meaning specified in the first recital hereto.

      "Principal Agreements" shall mean this Agreement, the Primary Agreement, the Escrow Agreement, the Account Bank and Overdraft Facility, the Option Agreement, the Zimin Principal Agreements, the Registration Rights Agreement, the Eco Telecom Guarantee Agreement, the Alfa Bank Guarantee, the Telenor Guarantee Agreement, the Undertaking Letters, the VIP/Eco Telecom Share Purchase Agreement, the VIP-R Primary Agreement, the VIP-R Shareholders Agreement, the VIP-R Registration Rights Agreement, the Termination Agreement, the Supplemental Agreements, the Eco Telecom VIP-R Preferred Stock Purchase Agreement and the Trademark Agreements.

      "Registrar" shall mean Closed Joint Stock Company "National Registry Company" (Natsionalnaya Registratsionnaya Kompaniya), a closed joint stock company organized under the Laws of the Russian Federation and the duly appointed shareholder registrar of the Company, or any successor thereto.

      "Registration Rights Agreement" shall mean the Registration Rights Agreement dated as of the date hereof between and among the Company, Telenor and Eco Telecom.

      "SEC" shall mean the Securities and Exchange Commission of the United States of America, or any successor thereto.

      "SEC Documents" shall have the meaning specified in Section 2.06(a).

      "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

      "Shareholder" shall mean any holder of Shares who is a party to this Agreement.

      "Shares" shall mean shares of Common Stock or Preferred Stock, or ADSs, as the case may be.

      "Significant Bee Line Names" shall have the meaning specified in the Primary Agreement.

      "Specified Percentage" shall mean twenty-five percent (25%) plus one (1) share of the issued and outstanding shares of voting capital stock of the Company.

      "Supplemental Agreements" shall mean, collectively, the Supplemental Agreements, each substantially in the forms attached as Exhibit A to the VIP-R Primary Agreement, to be entered into as of the Closing in respect of the Zimin Preferred Stock Agreements.

      "Telenor" shall have the meaning specified in the preamble hereto.

      "Telenor Guarantee Agreement" shall mean the Guarantee Agreement dated as of the date hereof between and among Telenor ASA, Eco Telecom, the Company and VIP-R.

      "Telenor Shareholders" shall mean, collectively, Telenor and any Permitted Transferees of Telenor who become a party to this Agreement in accordance with
Section 3.02, and, individually, any of them.

      "Telenor Share Purchase Agreement" shall mean the Share Purchase Agreement dated as of the date hereof between Telenor and Overture.

      "Termination Agreement" shall mean the Termination Agreement dated as of the date hereof between and among Telenor, Telenor Communication AS, the Company, VimpelCom B.V., VimpelCom Finance B.V., VC Limited, Dr. Zimin, Glavsotkom and the Bee Line Fund.

      "Trademark Agreements" shall mean, collectively, the License Agreements dated the date hereof between the Company and VIP-R listed on Schedule 1.01(c) to the Primary Agreement and relating to the licensing by the Company to VIP-R of certain rights to use the Significant Bee Line Names.

      "Transfer" shall mean any direct or indirect sale, exchange, transfer (including, without limitation, any transfer by gift or operation of law, or any transfer of an economic interest in any derivative security of any Share), assignment, distribution or other disposition, or issuance or creation of any option or any voting proxy, voting trust or other voting agreement in respect of any Person or instrument (including, without limitation, any of the Shares), whether in a single transaction or a series of related transactions, including without limitation, (a) the direct or indirect enforcement or foreclosure of any Lien or (b) any Change of Control; provided that nationalization, expropriation, confiscation, bankruptcy (other than any bankruptcy initiated by the petition of any Shareholder or any Affiliate of such

Shareholder), arrest or any similar Action or Proceeding initiated by any Governmental or Regulatory Authority in respect of any Person or instrument shall not constitute a Transfer.

      "UNCITRAL Rules" shall have the meaning specified in Section 7.13.

      "Undertaking Letters" shall mean, collectively, the letter agreement dated the date hereof between Eco Telecom and the Company relating to certain obligations of Eco Telecom and the letter agreement dated the date hereof between Telenor and the Company relating to certain obligations of Telenor and, individually, any of them.

      "VIP/Eco Telecom Share Purchase Agreement" shall mean the Share Purchase Agreement substantially in the form attached as Exhibit F to the VIP-R Primary Agreement, to be entered into at the Preferred Stock Closing Date by Eco Telecom and VIP-R.

      "VIP-R" shall mean Closed Joint Stock Company "VimpelCom-Region", a closed joint stock company organized and existing under the Laws of the Russian Federation, and its legal successors.

      "VIP-R Primary Agreement" shall mean the Primary Agreement dated as of the date hereof between and among Eco Telecom, Telenor, the Company and VIP-R.

      "VIP-R Registration Rights Agreement" shall mean the Registration Rights Agreement dated as of the date hereof between and among Eco Telecom, Telenor, the Company and VIP-R.

      "VIP-R Shareholders Agreement" shall mean the Shareholders Agreement dated as of the date hereof between and among Eco Telecom, Telenor, the Company and VIP-R.

      "Zimin Common Call Option Agreement" shall mean the Call Option Agreement substantially in the form attached as Exhibit A to the Zimin Preferred Call Option Agreement, to be entered into following the Closing by Eco Telecom and Overture with respect to shares of Common Stock.

      "Zimin Common Pledge Agreement" shall mean the Pledge Agreement substantially in the form attached as Exhibit A to the Zimin Preferred Pledge Agreement, to be entered into following the Closing by Eco Telecom and Overture with respect to shares of Common Stock.

      "Zimin Preferred Call Option Agreement" shall mean the Call Option Agreement substantially in the form of Exhibit A to the Eco Telecom Preferred Stock Purchase Agreement, to be entered into at the Closing by Eco Telecom and Overture with respect to shares of Preferred Stock.

      "Zimin Preferred Pledge Agreement" shall mean the Pledge Agreement substantially in the form attached as Exhibit B to the Eco Telecom Preferred Stock Purchase Agreement, to be entered into at the Closing by Eco Telecom and Overture with respect to shares of Preferred Stock.

      "Zimin Preferred Stock Agreements" shall mean, collectively, the Share Purchase Agreement dated as of the date hereof between Dr. Zimin and Overture, the Share Purchase Agreement No. N-I-1 dated April 13, 1998 between Closed Joint Stock Company "Sota-100" and Dr. Zimin, the Share Purchase Agreement No. N-I-2 dated April 13, 1998 between Closed Stock Company "Sota-100" and Dr. Zimin, the Share Purchase Agreement No. EA-I-1 dated April 13, 1998 between Closed Stock Company "KB Impuls-TV" and Dr. Zimin, the Share Purchase Agreement No. EA-I-2 dated April 13, 1998 between Closed Stock Company "KB Impuls-TV" and Dr. Zimin, the Share Swap Agreement dated July 26, 1996 between the Issuer and Closed Joint Stock Company "Sota-100" and the Share Swap Agreement dated July 26, 1996 between the Issuer and Closed Joint Stock Company "KB Impuls-TV".

      "Zimin Principal Agreements" shall mean, collectively, the Zimin Share Purchase Agreements, the Zimin Common Pledge Agreement, the Zimin Preferred Pledge Agreement, the Zimin Common Call Option Agreement, the Zimin Preferred Call Option Agreement and the Zimin Surety Agreement.

      "Zimin Share Purchase Agreements" shall mean collectively the Eco Telecom Share Purchase Agreements and the Telenor Share Purchase Agreement.

      "Zimin Surety Agreement" shall mean the Surety Agreement dated as of the date hereof between Eco Telecom and Dr. Zimin.

      1.02 Interpretation

      Unless the context of this Agreement otherwise requires, the following rules of interpretation shall apply to this Agreement:

      (a) the singular shall include the plural, and the plural shall include the singular;

      (b)   words of any gender shall include the other gender;

      (c) the words "hereof', "herein", "hereby", "hereto" and similar words refer to this entire Agreement and not to any particular Section or any other subdivision of this Agreement;

      (d) a reference to any "Article", "Section", "Schedule" or "Exhibit" is a reference to a specific Article or Section of, or Schedule or Exhibit to, this Agreement;

      (e) a reference to any law, statute, regulation, notification or statutory provision shall include any amendment, modification or re-enactment thereof, any regulations promulgated thereunder from time to time, and any interpretations thereof from time to time by any regulatory or administrative authority;

      (f) a reference to any agreement, instrument, contract or other document shall include any amendment, amendment and restatement, supplement or other modification thereto;

      (g) a reference to any Person shall include such Person's successors and permitted assigns under any agreement, instrument, contract or other document; and

      (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.




                    ARTICLE II REPRESENTATIONS AND WARRANTIES

      Each Shareholder party hereto on the date hereof hereby represents and warrants as of the date hereof (and each Person who subsequently becomes a party to this Agreement by executing an Endorsement, represents and warrants as of the date on which such Person executes such Endorsement) that:

2.01  Organization of the Shareholders

      If not a natural Person, such Shareholder is duly organized and validly existing under the Laws of its jurisdiction of organization, with corporate power and authority to carry on its business as it is currently being conducted and to own, lease and operate its Assets and Properties.

2.02  Authority

      (a) Such Shareholder has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such Shareholder has been duly and validly authorized and, if such Shareholder is not a natural Person, no other corporate action on the part of such Shareholder, its board of directors or its shareholders is necessary therefor.

      (b) This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights and remedies generally or by general equitable principles (whether applied by a court of law or equity).

2.03  No Conflicts

      The execution, delivery and performance by such Shareholder of this Agreement, the compliance by such Shareholder with all of the provisions hereof and the consummation by such Shareholder of the transactions contemplated hereby:

      (a) if such Shareholder is not a natural Person, will not conflict with or constitute a breach of any of the terms or provisions of, or a default under its charter, memorandum of association, articles of association, certificate of incorporation, by-laws or other like constitutive documents, as the case may be;

      (b) will not conflict with or constitute a breach of any Contract or License to which such Shareholder is a party or by which it or any of its Assets and Properties is bound, in each case, as in effect on the date hereof or, with respect to any Person that subsequently becomes a party to this Agreement, as of the date such Person becomes a party hereto; and

      (c) will not violate or conflict with any Order or Law applicable to such Shareholder, in each case, as in effect on the date hereof or, with respect to any Person that subsequently becomes a party to this Agreement, as of the date such Person becomes a party hereto.

2.04  Governmental Approvals and Filings

      The execution, delivery and performance by such Shareholder of this Agreement, the compliance by such Shareholder with all of the provisions hereof and the consummation by such Shareholder of the transactions contemplated hereby will not require any consent, approval, authorization, other Order or action of, or filing with or notice to, any Governmental or Regulatory Authority, except for such consents, approvals, authorizations or other Orders as have been obtained and which are in full force and effect on the date of this Agreement or, with respect to any Person that subsequently becomes a party to this Agreement, as of the date such Person becomes a party hereto.

2.05  Legal Proceedings; Liability

      (a) To the knowledge of such Shareholder, there are no Actions or Proceedings pending to which such Shareholder is a party or to which any of the Shares it owns or controls, beneficially or otherwise, is subject, which would, or would reasonably be expected to, result in the issuance of an Order which questions the validity of this Agreement or which would, or would reasonably be expected to, result in the issuance of an Order which would have a Material Adverse Effect, and, to the knowledge of such Shareholder, no such Actions or Proceedings are threatened.

      (b) There are no facts or circumstances known to such Shareholder that would reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above.

2.06  SEC Documents

      (a) Such Shareholder has filed all reports, schedules, forms, statements and other material documents, if any, required to be filed by such Shareholder with the SEC in connection with such Shareholder's or its Affiliates' beneficial ownership or control of any Shares prior to giving effect to the execution of this Agreement (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents").

      (b) After giving effect to all amendments thereto but prior to giving EFFECT to the execution of this Agreement and the other Principal Agreements, if any, to which such Shareholder is a party, no SEC Document filed by such Shareholder contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.07  Shareholding

      Each Shareholder hereby represents and warrants as of the date of (and after giving effect to) the consummation of its purchase of Shares pursuant to the Primary Agreement and the relevant Zimin Principal Agreements to which it is a party, and each Person who subsequently becomes a party to this Agreement by executing an Endorsement hereby represents and warrants, as of the date on which such Person executes such Endorsement, that:

      (a) such Shareholder is the record holder and beneficial owner of the Shares described opposite its name on Schedule 1 or on its Endorsement, as the case may be;

      (b) the Shares described opposite its name on Schedule 1, or on its Endorsement, as the case may be, constitute all of the shares of capital stock of the Company owned of record or beneficially by such Shareholder;

      (c) unless otherwise provided in Section 2.08, except for any rights of such Shareholder's spouse, if any, arising by operation of law, no Person other than such Shareholder has sole power of disposition and sole voting power with respect to all of the Shares described opposite such Shareholder's name on
Schedule 1, or on its Endorsement, as the case may be, and there are no restrictions on any such rights, other than such restrictions on transfer as arise under applicable United States federal securities laws, Russian federal securities laws, and the terms and conditions of this Agreement and the other Principal Agreements; and

      (d) its Shares are (i) now held or will, upon issuance, be held, in each case, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements whatsoever except for (A) during the period from the date hereof up to the Closing, the Existing Shareholders Agreement and the other Existing Agreements referred to (and defined in) the Termination Agreement, (B) those disclosed in Schedule 2, and (C) the terms and conditions of this Agreement and the other Principal Agreements, and (ii) unless they are ADSs, uncertificated.

2.08  Eco Telecom's Shareholding

      Eco Telecom hereby represents and warrants as of the date of (and after giving effect to) the consummation of its purchase of Shares pursuant to the Primary Agreement and the relevant Zimin Principal Agreements to which it is a party, that no Person other than Eco Telecom (together with its Controlling Persons) has power of disposition and voting power with respect to any of the Shares described opposite Eco Telecom's name on Schedule 1, and there are no restrictions on any such rights, other than such restrictions on transfer as arise under applicable United States federal securities laws, Russian federal securities laws, and the terms and conditions of this Agreement and the other Principal Agreements.

                              ARTICLE III TRANSFERS

3.01  Transfers

      Each Shareholder covenants and agrees that such Shareholder will comply with all of its obligations under Section 2.01 of the Registration Rights Agreement, as if the provisions of said Section 2.01 were set forth in full herein.

3.02  Effect of Transfers


      From and after the occurrence of the Closing:

      (a) In the event of any Transfer of Shares by a Shareholder to a Permitted Transferee of such Shareholder, such Permitted Transferee shall receive and hold any and all Shares so transferred subject to the terms and conditions of this Agreement, the Registration Rights Agreement and Section 7.04 of the Primary Agreement and all of the rights and obligations, if any, of the transferor hereunder and thereunder, and shall forthwith execute and deliver to the other Shareholders an Endorsement. Each Shareholder hereby undertakes to cause each of its Permitted Transferees to which Shares are so transferred to execute and deliver an Endorsement to each of the other Shareholders.

      (b) In the event of any Transfer of Shares by one or more Shareholders of the Specified Percentage (or any greater number) of Shares to a single transferee or a group of transferees which are Controlled Affiliates of the same Controlling Person, such transferee(s) shall receive and hold any and all Shares so transferred subject to the terms and conditions of this Agreement, the Registration Rights Agreement and Section 7.04 of the Primary Agreement and all of the rights and obligations, if any, of the transferor hereunder and thereunder, and each such transferee (unless at the time of such transfer it is a Shareholder that has executed and delivered an Endorsement) shall forthwith execute and deliver to the other Shareholders an Endorsement or Endorsements, as applicable. Each Shareholder hereby undertakes to cause, as a condition precedent to the effectiveness of any such Transfer subject to this Section 3.02(b), each of its transferees (other than any Shareholder that has previously executed and delivered an Endorsement) to execute and deliver an Endorsement to each of the other Shareholders.

      (c) A Shareholder which effects a Transfer of all of such Shareholder's Shares in accordance with the terms of this Agreement shall, after giving effect to such Transfer, cease to be a party to, or be bound by the terms of, this Agreement from and after the date of such Transfer.

      (d) In the event of any Transfer of Shares (i) in an amount less than the Specified Percentage by a Shareholder to any Person who is not a Permitted Transferee of such Shareholder, or (ii) by one or more Shareholders to a single transferee or group of transferees who do not, individually or together with its (or their) Controlling Person or Controlled Affiliates of such Controlling Person, own or control, directly or indirectly, a number of Shares equal to or greater than the Specified Percentage, such Person shall not be entitled to any rights, or be subject to any obligations, under this Agreement.

      (e) Without prejudice to any other rights or remedies of any party to this Agreement, if any Shareholder Transfers any Shares to any Person in violation of this

Section 3.02, then any transferee of such Shares shall receive and hold any and all Shares so transferred without any of the rights, but subject to all of the obligations, set forth in this Agreement, the Registration Rights Agreement and
Section 7.04 of the Primary Agreement.


3.03  Endorsements by Future Shareholders

      The term "Shareholders" as used in this Agreement shall include any and all Persons (a) agreeing to be bound as a "Shareholder" hereunder by signing this Agreement or an Endorsement, and (b) required to execute and deliver an Endorsement pursuant to the terms of this Agreement.

3.04  Notices Relating to Certain Transfers of Shares

      Without prejudice to any other provision herein or in any of the other Principal Agreements pursuant to which any Person is required to deliver notice, the parties hereto agree that, from and after the occurrence of the Closing:

      (a) if, as a result of any Transfer of Shares, the Eco Shareholders shall, in the aggregate, beneficially own less than the Specified Percentage of Shares, then Eco Telecom shall, as soon as practicable after such Transfer, deliver written notice of such occurrence to each of the other Shareholders; and

      (b) if, as a result of any Transfer of Shares, the Telenor Shareholders shall, in the aggregate, beneficially own less than the Specified Percentage of Shares, then Telenor shall, as soon as practicable after such Transfer, deliver written notice of such occurrence to each of the other Shareholders.


                 ARTICLE IV POST-CLOSING RIGHTS AND OBLIGATIONS

4.01  Nomination of Directors

      From and after the occurrence of the Closing:

      (a) So long as the Telenor Shareholders and the Eco Shareholders each beneficially own at least the Specified Percentage of Shares, then the Telenor Shareholders and the Eco Shareholders shall each nominate up to four (4) candidates for election to the Board, with at least one (1) candidate in each such group of four (4) candidates being an Independent; provided that if either the Telenor Shareholders or the Eco Shareholders beneficially own more than forty-four percent (44%) but not more than fifty percent (50%) of the voting capital stock of the Company (a "Plurality Shareholder"), none of the candidates nominated by such Plurality Shareholder is required to be an Independent. In the event of an Eco Telecom Contribution Default, Eco Telecom shall cause such number of the four (4) directors nominated for election to the Board by Eco Telecom to resign from the Board with immediate effect so that Eco Telecom's remaining nominees on the Board will be only those whom it could elect based on cumulative voting at such time (without taking into account any extraordinary rights).

      (b) So long as the Telenor Shareholders beneficially own at least the Specified Percentage of Shares, then the Telenor Shareholders shall nominate one
(1) additional candidate for election to the Board, who shall be an Independent and who shall, so long as the Eco Shareholders beneficially own at least the Specified Percentage of Shares, be approved by Eco Telecom.

      (c) Upon not less than ninety (90) days' prior written notice from Telenor or Eco Telecom, respectively, that it wishes to cause an amendment to the Charter to be adopted that would include its name (and/or any of the Telenor Shareholders' or Eco Shareholders' respective names) in the Charter in accordance with Article 15 of the Law on Foreign Investments, the Telenor Shareholders or the Eco Shareholders, as the case may be, shall cause the directors nominated by them to propose such an amendment at the next GMS.

4.02  Shareholder Capacity

      No Person executing this Agreement who is, or who becomes during the term hereof, a Director makes any agreement or understanding herein in his or her capacity as such Director, and the agreements set forth herein shall in no way restrict any Director in the exercise of his or her fiduciary duties as a Director. Each Shareholder executes and delivers this Agreement solely in his, her or its capacity as the record and beneficial owner of such Shareholder's Shares.

4.03  Other Arrangements

      (a) Except for (i) the agreements and arrangements specified in Schedule 2, (ii) during the period from the date hereof up to the Closing, the Existing Shareholders Agreement and the other Existing Agreements referred to (and defined in) the Termination Agreement, and (iii) the terms and conditions of this Agreement and the other Principal Agreements, no Shareholder shall grant any proxy or enter into or agree to be bound by any understanding or any voting trust with respect to any Shares, nor shall any Shareholder enter into any shareholders agreement or arrangement of any kind (whether written or oral) with any Person with respect to any Shares, including, without limitation, any agreement, understanding or arrangement with respect to the nomination of any Director, or the acquisition, ownership, Transfer or other disposition or voting of Shares, nor shall any Shareholder act, for any reason, as a member of a group or in concert with any other Person in connection with the nomination of any Director, or the acquisition, Transfer or other disposition or voting of Shares, in any manner which is inconsistent with any obligation of such Shareholder under this Agreement or any other Principal Agreement, provided that each Shareholder shall be permitted to Transfer its Shares in accordance with the terms of this Agreement and the Registration Rights Agreement.

      (b) Without prejudice to any other rights or remedies of any party to this Agreement, if any representation or warranty made by any Shareholder in
Section 2.07 is shown to have been false or misleading when made or confirmed, or if any Shareholder violates any provision of Article III or Section 4.03(a) hereof or of Section 2.01 of the Registration Rights Agreement, the rights of such Shareholder under this Agreement and the Registration Rights Agreements shall terminate forthwith until such violation has been cured (if capable of cure) in a manner satisfactory to the other Shareholders, but such Shareholder shall continue to be bound by all of its obligations hereunder and under the Registration Rights Agreement.


                     ARTICLE V EFFECTIVENESS AND TERMINATION

      This Agreement shall take effect on the date hereof and remain in effect until the earliest of:

      (a) the date on which all of the Shareholders party hereto agree in writing to the termination of this Agreement;

      (b) the date on which the Telenor Shareholders or any transferee of the Specified Percentage (or a greater number) of Shares pursuant to a Transfer by the Telenor Shareholders made in accordance with Article III collectively beneficially own, in the aggregate, less than twenty-five percent (25%) or more than fifty percent (50%) of the then issued and outstanding shares of voting capital stock of the Company;

      (c) the date on which the Eco Shareholders or any transferee of the Specified Percentage (or a greater number) of Shares pursuant to a Transfer by the Eco Shareholders made in accordance with Article III, having once attained the Specified Percentage, thereafter, collectively beneficially own, in the aggregate, less than twenty-five percent (25%) or more than fifty percent (50%) of the then issued and outstanding shares of voting capital stock of the Company;

      (d) the date on which a meeting of the shareholders of the Company is held at which a vote of such shareholders is conducted concerning the transactions contemplated by this Agreement and the other Principal Agreements and such shareholders fail to approve such transactions as are required to be approved by such shareholders;

      (e) the date on which an Eco Telecom Contribution Default shall have occurred; and

      (f) at midnight (Moscow time) on the Final Date if the Closing has not occurred by such time.

                            ARTICLE VI MISCELLANEOUS

6.01  Specific Performance

      The Shareholders hereby declare that it is impossible to measure in money the damages that will accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any Shareholder shall, in accordance with Section 6.13, institute any proceeding to enforce specifically the provisions hereof, any Shareholder against whom such proceeding is brought hereby waives the claim or defense therein that the Shareholder instituting such proceeding has an adequate remedy at law or in damages, and the Shareholder against whom such proceeding is brought shall not urge in any such proceeding the claim or defense that such remedy at law or in damages exists.

6.02  Further Assurances

      From time to time, at any Shareholder's reasonable request and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

6.03  Certain Events

      Each Shareholder agrees that this Agreement and such Shareholder's obligations hereunder shall attach to such Shareholder's Shares and shall be binding upon any Person to whom legal or beneficial ownership of such Shares shall pass to the extent permitted by law, including, without limitation, such Shareholder's heirs, guardians, administrators or successors or spouse, as a result of any divorce.

6.04  Stop Transfer

      Each Shareholder agrees with, and covenants to, the other Shareholders that such Shareholder shall not request that the Company or the Registrar register the Transfer (book-entry or otherwise) of any of such Shareholder's Shares, unless such Transfer is made in compliance with this Agreement and the other Principal Agreements.

6.05  Entire Agreement

      This Agreement and the other Principal Agreements supersede all other prior discussions and agreements among the parties (and, after giving effect to the Closing, will supersede all other prior agreements to which any Shareholder is a party on the date hereof) with respect to the subject matter hereof and thereof, and contain the sole and entire agreement among the parties with respect to the subject matter hereof and thereof.

6.06  No Waiver

      No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.07  Binding Agreement

      This Agreement shall, to the extent specifically set forth herein, be binding upon the successors and permitted assigns and Permitted Transferees of each party hereto.

6.08  Assignment

      Except as expressly provided herein, no party hereto may assign any of its rights under this Agreement without the prior written consent of each of the other parties hereto.

6.09  Expenses

      Each party to this Agreement shall pay its own expenses and costs incidental to its execution and delivery of this Agreement

6.10  Notice

      All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by facsimile or by hand in writing and transmitted by facsimile or courier and delivered to the "Address for Notices" specified below or at such other address as shall be designated by such Shareholder in a notice to each other Shareholder party hereto:

If to Telenor, to:

Telenor East Invest AS
Universitetsgaten 2
N-0130 Oslo
Norway

Facsimile No.: +47-22-77-91-59
Attn: Henrik Torgersen

With a copy to:

Advokatene i Telenor
Universitetsgaten 2
N-0130 Oslo
Norway

Facsimile No.: +47-22-11-44-61
Attn: Bj0rn Hogstad

If to Eco Telecom, to

Eco Telecom Limited
Suite 2, 4 Irish Place
Gibraltar

Facsimile No.: +350-41988
Attn: Franz Wolf

With a copy to:

OOO Alfa-Eco
21, Novy Arbat
121019 Moscow
Russia

Facsimile No.: +7095-201-5914
Attn: Stanislav Shekshnya

and a copy to:

Herbert Smith CIS Legal Services
24, Korobeinikov Pereulok
119034 Moscow
Russian Federation

Facsimile No.:  +7095-363-6501
Attn:  Vladimir Afonkin

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given and shall be effective when transmitted by facsimile, personally delivered or, in the case of any notice delivered by courier, upon receipt, in each case, given or addressed as aforesaid.

6.11  Amendment

      This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

6.12  Invalid Provisions

      If any provision contained in this Agreement or any other document executed in connection herewith is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (a) any other provision of this Agreement or any such other document in such jurisdiction or (b) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

6.13  Arbitration; Waiver of Sovereign Immunity

      (a) Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration by a panel of three (3) arbitrators under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the "UNCITRAL Rules") in accordance with the following terms and conditions:

            (i) In the event of any conflict between the UNCITRAL Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

            (ii)  The place of the arbitration shall be Geneva, Switzerland.

            (iii) Where there is only one claimant party and one respondent party, each shall appoint one arbitrator in accordance with the UNCITRAL Rules, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the UNCITRAL Rules within thirty (30) days from the appointment of the second arbitrator. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the International Court of Arbitration of the International Chamber of Commerce, acting in accordance with such rules as it may adopt for this purpose. Where there is more than one claimant party, or more than one respondent party, all claimants and/or all respondents shall attempt to agree on their respective appointment(s). In the event that all claimants and all respondents cannot agree upon their respective appointment(s) within thirty (30) Business Days of the date of the notice of arbitration, all appointments shall be made by the Chairman of the International Court of Arbitration of the International Chamber of Commerce.

            (iv) The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.

            (v) The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each party hereto retains the right to seek interim, provisional or conservatory measures from judicial authorities and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

            (vi) The award of the arbitrators shall be final and binding on the parties to this Agreement.

            (vii) The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction.

      (b) Except for arbitration proceedings pursuant to Section 6.13(a), no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the parties to this Agreement in connection with any matter arising out of or in connection with this Agreement.

      (c) Each Shareholder irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, USA, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any judicial action, suit or proceeding permitted by Section 6.13(b), with the same effect as if such party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the party effecting such service shall also deliver a copy thereof on the date of such service to the other parties by facsimile as specified in
Section 6.10. Each Shareholder will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected party will appoint a successor agent and attorney in New York reasonably satisfactory to each other party, with like powers. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, in connection with any such action, suit or proceeding, and agrees that any such action, suit or proceeding may be brought in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 6.13 and shall not be deemed to be a general submission to the jurisdiction of said courts of or in the State of New York other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction in a manner not inconsistent with
Section 6.13(b).

      (d) Each Party hereto hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and each of the other Principal Agreements to which it is a party and in performing its obligations hereunder and thereunder, and each such Party hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement or any of the other Principal Agreements and any other document or instrument contemplated hereby or thereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

6.14  Governing Law

      This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

6.15  Counterparts

      This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date first above written.

                                    TELENOR EAST INVEST AS

                                    By  /s/ Tron Ostby
                                        --------------------------
                                        Tron Ostby
                                        Attorney-in-Fact


                                    ECO TELECOM LIMITED


                                    By  /s/ Serge Barychkov
                                        --------------------------
                                        Serge Barychkov
                                        Attorney-in-Fact

                                                                       EXHIBIT D

                          REGISTRATION RIGHTS AGREEMENT


                            dated as of May 30, 2001


                                between and among


                             TELENOR EAST INVEST AS,


                               ECO TELECOM LIMITED


                                       and


                OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS"

                                TABLE OF CONTENTS


ARTICLE I   DEFINITIONS AND INTERPRETATION ...............................................     1

   1.01   DEFINITIONS ....................................................................     1
   1.02   INTERPRETATION .................................................................    12

ARTICLE II   TRANSFERS ...................................................................    13

   2.01      TRANSFERS; NOTICE OF CERTAIN TRANSFERS ......................................    13
   2.02   EFFECT OF TRANSFERS ............................................................    14

ARTICLE III   REGISTRATION RIGHTS ........................................................    15

   3.01   DEMAND REGISTRATION ............................................................    15
   3.02   PIGGY-BACK REGISTRATION; PRIORITY ON UNDERWRITTEN OFFERINGS ....................    16
   3.03   EXPENSES OF REGISTRATION .......................................................    18
   3.04   INDEMNIFICATION ................................................................    19
   3.05   ECO TELECOM CONTRIBUTION DEFAULT ...............................................    21
   3.06   INFORMATION TO BE PROVIDED BY HOLDERS ..........................................    22
   3.07   OBLIGATIONS OF THE COMPANY .....................................................    22
   3.08   REPORTING ......................................................................    24
   3.09   STANDOFF AGREEMENT .............................................................    24
   3.10   CURRENCY OF REGISTRATION AND PUBLIC INFORMATION ................................    24

ARTICLE IV   COVENANTS OF THE COMPANY ....................................................    25

ARTICLE V   COVENANTS OF TELENOR AND ECO TELECOM .........................................    25

   5.01   [INTENTIONALLY OMITTED] ........................................................    25
   5.02   NON-COMPETE ....................................................................    25
   5.03   DEBT ACQUISITION ...............................................................    27
   5.04   COMPLIANCE WITH TRADING POLICY .................................................    29

ARTICLE VI   MISCELLANEOUS ...............................................................    29

   6.01   EFFECTIVENESS; TERM ............................................................    29
   6.02   NOTICES ........................................................................    29
   6.03   ENTIRE AGREEMENT ...............................................................    31
   6.04   WAIVER .........................................................................    31
   6.05   AMENDMENT ......................................................................    32
   6.06   NO ASSIGNMENT; BINDING EFFECT; NO THIRD PARTY BENEFICIARY; OBLIGATIONS SEVERAL .    32
   6.07   HEADINGS .......................................................................    32
   6.08   INVALID PROVISIONS .............................................................    32
   6.09   ARBITRATION; CONSENT TO JURISDICTION; SERVICE OF PROCESS;
          WAIVER OF SOVEREIGN IMMUNITY ...................................................    33
   6.10   GOVERNING LAW ..................................................................    34
   6.11   COUNTERPARTS ...................................................................    34

   EXHIBIT A            FORM OF ENDORSEMENT

   SCHEDULE 1           PROCEDURES FOR DETERMINATION OF FAIR MARKET VALUE

   SCHEDULE 5.02(B)     EXISTING INVESTMENTS

   SCHEDULE 5.02(C)     EXCLUDED OPPORTUNITIES

         REGISTRATION RIGHTS AGREEMENT dated as of May 30, 2001 between and among TELENOR EAST INVEST AS, a company organized and existing under the laws of Norway ("Telenor"), ECO TELECOM LIMITED, a company organized and existing under the laws of Gibraltar ("Eco Telecom"), and OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS", an open joint stock company organized and existing under the laws of the Russian Federation (the "Company").

         WHEREAS, Telenor, Eco Telecom and the Company desire to enter into this Agreement to provide for, among other things, certain rights and obligations of the Parties relating to their respective ownership of the Shares (as hereinafter defined);

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                    ARTICLE I DEFINITIONS AND INTERPRETATION

1.01     Definitions

         As used herein, the following terms shall have the following meanings:

         "Account Bank" shall mean Citibank T/O (OOO), as the account bank under the Escrow Agreement.

         "Account Bank and Overdraft Facility" shall mean the Account Bank and Overdraft Facility dated the date hereof between and among the Company, VIP-R, Eco Telecom and the Account Bank.

         "ADSs" shall mean the Company's American Depositary Shares, each representing three quarters (3/4) of one (1) share of the Company's Common Stock, which are currently listed on the NYSE.

         "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person or Persons specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including, without limitation, any protector or settlor of a trust) or in which such Person or Persons specified herein, directly or indirectly, has a substantial beneficial interest and any Person who is controlled by any such trust or estate. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise) of such Person; provided, however, that for the purposes of this definition, neither the Company nor any of its Controlled Affiliates, nor VIP-R nor any of its Controlled Affiliates, shall be deemed Affiliates of any Shareholder.

         "Agreement" shall mean this Registration Rights Agreement.

         "Alfa Bank" shall mean OAO "Alfa-Bank", an open joint stock company organized and existing under the Laws of the Russian Federation.

         "Alfa Bank Guarantee" shall mean the Guarantee dated as of the date hereof, executed and delivered by Alfa Bank, as guarantor, in favor of the Company, as beneficiary.

         "Bee Line Fund" shall mean "Bee Line" Non-Profit Fund (known in Russian and formerly known in English as the Fund for Non-Commercial Programs "Bee Line"), a nonprofit organization organized and existing under the Laws of the Russian Federation.

         "Board" shall mean the Board of Directors of the Company.

         "Business" shall mean the cellular mobile telecommunications business (including, without limitation, GSM, UMTS and 3G and other new standards or technologies), it being understood that this shall not include fixed wireless extensions (including, without limitation, Last Mile Digital Subscriber (LMDS), Bluetooth, wireless local area network (wireless LAN) or any form of Digital Subscriber Line (xDSL) services), fixed wireless access (including, without limitation, point to point and point to multipoint), satellite mobile services, mobile Internet portals and related content services, and similar businesses.

         "Business Day" shall mean a day other than a Saturday, a Sunday or any day on which banks located in Moscow, Russia, London, England, Oslo, Norway, or New York, New York are authorized or obliged to close.

         "Change of Control" shall mean, with respect to any Party or any Controlling Person of such Party, (a) the sale or other disposition of all or substantially all of such Party's or such Controlling Person's assets, in one or a series of related transactions, to any Person or Persons (other than a Controlling Person of such Party or any Controlled Affiliate or Controlled Affiliates of such Controlling Person), (b) the sale or other disposition of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such Party or Controlling Person, in one or a series of related transactions, to any Person or Persons (other than a Controlling Person of such Party or any Controlled Affiliate or Controlled Affiliates of such Controlling Person), (c) the merger or consolidation of such Party or Controlling Person with or into another Person or the merger of another Person into such Party or Controlling Person with the effect that any Person or Persons other than the existing shareholders of such Party or Controlling Person prior to such transaction own or control, directly or indirectly, more than fifty (50%) of the securities having ordinary voting power for the election of directors or other governing body of the Person surviving such merger, or the Person resulting from such consolidation, or (d) the liquidation or dissolution of such Party or Controlling Person; provided, however, that a Change of Control shall not include (i) a bona fide underwritten public offering of the capital stock of such Party or any Controlling Person of such Party, or (ii) any of (A) the sale of all or substantially all of the assets of Telenor ASA, Telenor Communication AS, Telenor Mobile Communications AS or CTF Holdings, (B) the sale of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of Telenor ASA, Telenor Communication AS, Telenor Mobile Communications AS or CTF Holdings, (C) the liquidation or dissolution of Telenor ASA, Telenor Communication

AS, Telenor Mobile Communication AS or CTF Holdings or (D) any merger, consolidation, divestiture or de-merger to which Telenor ASA, Telenor Communication AS, Telenor Mobile Communications AS or CTF Holdings is a party.

         "Charter" shall have the meaning specified in the Primary Agreement
III.

         "Closing" shall have the meaning specified in the Primary Agreement
III.

         "Closing Date" shall have the meaning specified in the Primary Agreement III.

         "Common Stock" shall mean shares of common stock of the Company, as defined in Section 6.1 of the Charter.

         "Company" shall have the meaning specified in the preamble hereto.

         "Consolidated Subsidiary" shall mean, at any time, a consolidated subsidiary of a Person, as identified in such Person's financial statements for its most recent fiscal year audited in accordance with GAAP.

         "Contract" shall mean any agreement, letter of intent, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or understanding (whether written or oral), in each case, to the extent legally binding.

         "Controlled Affiliate" shall mean, with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body thereof or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner).

         "Controlling Interest" shall mean the ownership or control, direct or indirect, of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of a Person or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner of such Person).

         "Controlling Person" shall mean, with respect to any Person, any other Person which owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such first Person or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner of such first Person).

         "CTF Holdings" shall mean CTF Holdings Limited, a company organized and existing under the Laws of Gibraltar.

         "Debt Obligation" shall mean, with respect to any Person, any obligation of such Person (a) for borrowed money; (b) evidenced by notes, bonds, debentures or similar instruments; (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business); (d) arising out of any credit facility or similar financial accommodation; (e) in respect of any liabilities and obligations of third parties (referred to in this definition or otherwise) to the extent that they are guaranteed by such Person or such Person has otherwise assumed or become liable for the payment of such liabilities or obligations or to the extent that they are secured by any Lien upon property owned by such Person, whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; (f) arising under any lease that would be capitalized on the balance sheet of such Person in accordance with GAAP or Russian Accounting Standards (RAS) that is otherwise in substance a financing lease; (g) arising in respect of any security, any acceptance or documentary credit or any receivables sold or discounted other than on a non-recourse basis;
(h) for trade payables incurred in the ordinary course of business; (i) arising in connection with damages, fines, penalties, compensatory damages and other charges of similar kind or nature that may be assessed, charged or appraised against such Person under any loan agreement, sale-purchase agreement, delivery of goods (works, services) agreement, lease agreement or any other agreement of commercial nature; (j) arising in connection with any other transaction that, in accordance with GAAP or RAS, results in such obligation being treated as "indebtedness"; (k) any other monetary obligation of a Person to pay an amount of money in excess of 500 minimum monthly wages (as such minimum monthly wage is determined in accordance with Russian law) to a counter-party either under an agreement or on another basis, including without limitation on the basis of a normative act of a state body (including without limitation payments to state bodies such as taxes, fees or fines) or a judicial decree or order; and (l) any other obligation or liability of a Person (whether absolute, accrued, contingent, fixed or otherwise, and whether due or to become due).

         "Debt Transaction" shall mean any transaction by which a Standstill Party directly or indirectly makes any loan or extends any credit to any Protected Party or otherwise becomes an obligee or holds or is a beneficiary of any Debt Obligation of any Protected Party (other than the Telenor Service Obligation Agreement).

         "Demand" shall have the meaning specified in Section 3.01(a).

         "Depositary" shall mean The Bank of New York, as depositary, under the Deposit Agreement dated as of November 20, 1996, as amended, between and among the Company, the Depositary and the owners and beneficial owners from time to time of the Company's American Depositary Receipts.

         "Direct Competitor" shall mean, as at any date of determination, any Person, or any Controlling Person of such Person or any Controlled Affiliate of any such Controlling Person (other than the Company or VIP-R or any of their respective Controlled Affiliates), which is engaged in or proposes to engage in the Business and which owns or controls a telecommunications license for the Business in the Moscow License Area or any ten (10) subjects (subiyekti) of the Russian Federation for which any of the Company, VIP-R or any of their respective Controlled Affiliates holds a telecommunications license for the Business.

         "Dr. Zimin" shall mean Dr. Dmitri Borisovich Zimin, a Russian citizen.

         "Eco Holdings" shall mean Eco Holdings Limited, a company organized and existing under the Laws of Gibraltar.

         "Eco Shareholders" shall mean, collectively, Eco Telecom (which, for the avoidance of doubt, shall be deemed a Shareholder upon its execution and delivery of this Agreement) and any Permitted Transferee of Eco Telecom which becomes a party to this Agreement in accordance with Article II, and individually, any of them.

         "Eco Shares" shall mean the shares of Common Stock and shares of Preferred Stock which will be owned by Eco Telecom after giving effect to the transactions contemplated by the Principal Agreements.

         "Eco Telecom" shall have the meaning specified in the preamble hereto.

         "Eco Telecom Contribution Default" shall have the meaning specified in the VIP-R Primary Agreement.

         "Eco Telecom Guarantee Agreement" shall mean the Guarantee Agreement dated as of the date hereof between and among CTF Holdings, Eco Holdings, Telenor, the Company and VIP-R.

         "Eco Telecom VIP-R Preferred Stock Purchase Agreement" shall mean the Stock Purchase Agreement substantially in the form attached as Annex A to
Schedule 2.07(a) to the VIP-R Primary Agreement, to be entered into at the Preferred Stock Closing Date by Eco Telecom and VIP-R.

         "Eco Telecom Share Purchase Agreements" shall mean, collectively, the Share Purchase Agreement dated as of the date hereof between Eco Telecom and Dr. Zimin with respect to shares of Common Stock and the Share Purchase Agreement dated the date hereof between Overture and Eco Telecom with respect to shares of Preferred Stock and shares of Common Stock.

         "Equity Interest" shall mean any share of capital stock of such Person, or any partnership share or other ownership interest in such Person.

         "Endorsement" shall mean an endorsement to this Agreement in the form of Exhibit A.

         "Escrow Agent" shall mean Citibank, N.A., London Branch, as escrow agent under the Escrow Agreement.

         "Escrow Agreement" shall mean the Escrow Agreement dated the date hereof between and among Eco Telecom, the Escrow Agent and the Company.

         "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Existing Investments" shall have the meaning specified in Section 5.02(b)(ii).

         "Fair Market Value" shall mean, as of any date of determination for any securities which are listed, traded or quoted on a national or international securities exchange, the average of the Market Prices for such securities for the thirty (30) trading days prior to such date of determination. For any securities not so listed, traded or quoted, "Fair Market Value" shall have the meaning specified in Schedule 1 to this Agreement.

         "Final Date" shall have the meaning specified in the Primary Agreement III.

         "GAAP" shall mean United States generally accepted accounting principles.

         "Glavsotkom" shall mean Glavsotkom LLC, a limited liability company organized and existing under the Laws of the Russian Federation.

         "Governmental or Regulatory Authority" shall mean any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official or other competent authority of the Russian Federation, any other country or any state, as well as any county, city or other political subdivision of any of the foregoing.

         "Holder" shall mean the Eco Shareholders, the Telenor Shareholders and such of their respective successors, assigns and transferees that acquire Registrable Securities, directly or indirectly, from them, in each case, in accordance with Section 2.02.

         "Indebtedness" shall mean, with respect to any Person, all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases or (e) in the nature of a guarantee of any obligation described in clauses (a) through (d) above of any other Person.

         "Indemnified Party" shall have the meaning specified in Section
3.04(c).

         "Indemnifying Party" shall have the meaning specified in Section
3.04(c).

         "Investments" shall mean all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures, general and limited partnerships, and other Persons, mortgage loans and other investment or portfolio assets owned of record or beneficially by a Person (other than (a) any direct or indirect Subsidiaries of the Company or any ownership interests therein and (b) any short-term trade receivables generated in the ordinary course of business).

         "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

         "Market Price" shall mean the price of one Share or unit on the relevant date, determined:

         (a) on the basis of the last reported sales price regular way on the NYSE, or, if the securities are not listed or admitted to trading on the NYSE, on the principal US national securities exchange on which the securities are listed or admitted to trading;

         (b) if there is no such reported sale price on such day, on the basis of the average of the reported closing bid and asked prices regular way on the NYSE, or, if the securities are not listed or admitted to trading on the NYSE, on the principal US national securities exchange on which the securities are listed or admitted to trading;

         (c) if the securities are not listed on any national securities exchange, on the basis of the average of the high bid and low asked quotations on the over-the-counter market as furnished by any NYSE firm selected from time to time by the issuer for that purpose; or

         (d) if not so quoted, on the basis of the closing prices on the principal international stock exchange on which the securities are then listed and traded.

         "Moscow License Area" shall mean the city of Moscow and the Moscow region (Moskovskaya Oblast).

         "New Securities" shall mean any capital stock of the Company, whether or not authorized, and any rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for capital stock.

         "NYSE" shall mean The New York Stock Exchange.

         "Offer Notice" shall have the meaning specified in Section 5.03(b)(i).

         "Opportunity" shall have the meaning specified in Section 5.02(c).

         "Option Agreement" shall mean the Option Agreement dated as of the date hereof between Eco Telecom and Telenor.

         "Overture" shall mean Overture Limited, an exempted company limited by shares organized and existing under the Laws of Bermuda.

         "Party" shall mean (a) each of the Company, Eco Telecom and Telenor and
(b) each Person who acquires Shares in accordance with Article II and executes an Endorsement.

         "Permitted Transferee" shall mean, with respect to any Shareholder, any Controlling Person of such Shareholder, or any Controlled Affiliate of any such Controlling Person or Shareholder.

         "Person" shall mean any natural person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority, whether incorporated or unincorporated.

         "Preferred Stock" shall mean collectively, the shares of preferred stock of the Company, as defined in the Charter.

         "Preferred Stock Call Option" shall have the meaning specified in the Primary Agreement III.

         "Preferred Stock Closing Date" shall have the meaning specified in the VIP-R Primary Agreement.

         "Price Notice" shall have the meaning specified in Section 5.03(b)(ii).

         "Primary Agreement I" shall mean the Primary Agreement dated as of December 1, 1998 between the Company and Telenor.

         "Primary Agreement II" shall mean the Primary Agreement (Financing Vehicles) dated as of June 23, 2000 between and among Telenor, VimpelCom Finance B.V. and designees of VimpelCom Finance B.V. party thereto from time to time.

         "Primary Agreement III" shall mean the Primary Agreement dated as of the date hereof between and among the Company, Eco Telecom and Telenor.

         "Primary Agreements" shall mean, collectively, the Primary Agreement I, the Primary Agreement II and the Primary Agreement III

         "Principal Agreements" shall mean this Agreement, the Primary Agreement III, the Shareholders Agreement, the Escrow Agreement, the Account Bank and Overdraft Facility, the Option Agreement, the Zimin Principal Agreements, the Eco Telecom VIP-R Preferred Stock Purchase Agreement, the Eco Telecom Guarantee Agreement, the Alfa Bank Guarantee, the Telenor Guarantee Agreement, the Undertaking Letters, the VIP/Eco Telecom Share Purchase Agreement, the VIP-R Primary Agreement, the VIP-R Shareholders Agreement, the VIP-R Registration Rights Agreement, the Termination Agreement, the Supplemental Agreements and the Trademark Agreements.

         "Protected Party" shall mean any of the Company, VIP-R or any of their respective Controlled Affiliates.

         "Register", "Registered", and "Registration" shall mean a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

         "Registrable Securities" shall mean any ADSs or shares of Common Stock (excluding any warrants or other securities convertible into or exchangeable for shares of Common Stock) that any Holder may own (whether now owned or acquired after the date hereof), including any such ADSs or shares of Common Stock acquired by any Holder as a result of the exercise by such Holder of any Option as defined in the Option Agreement. As to any ADSs or shares of Common Stock which are Registrable Securities, such ADSs or shares shall cease to be Registrable Securities when (a) such ADSs or shares, as the case may be, have been sold by such Holder pursuant to a registration statement which shall have become effective under the Securities Act, (b) such ADSs or shares shall have been distributed pursuant to Rule 144, Rule 144A, Rule 145 or any similar provision then in force, under the Securities Act, and the transferee(s) thereof have not become party to this Agreement in accordance with Article II, (c) such ADSs or shares shall have been Transferred, in violation of this Agreement, (d) such ADSs or shares shall be eligible for sale by such Holder pursuant to Rule 144(k) under the Securities Act or (e) such ADSs or shares shall cease to be outstanding. So long as the Company maintains its registration with the SEC of the ADSs, Registrable Securities consisting of shares of Common Stock shall be deposited with the Depositary and registration shall be made of ADSs (for sale thereof in a public offering), and not of Common Stock, under this Agreement.

         "Registration Expenses" shall mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees, depositary fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expenses of any regular or special audits incident to or required by any such registration, but excluding (a) Selling Expenses, (b) the compensation of regular employees of the Company (which shall be paid in any event by the Company) and (c) premiums in respect of the insurance policy described in Section 3.04(e).

         "Relevant Obligation" shall have the meaning specified in Section 5.03(b)(i).

         "Requesting Holder" shall have the meaning specified in Section
3.01(a).

         "Rule 144", "Rule 144A" and "Rule 145" shall mean Rules 144, 144A and 145, and any successor rules thereto, as promulgated by the SEC under the Securities Act.

         "SEC" shall mean the Securities and Exchange Commission of the United States of America, or any successor thereto.

         "Second Closing Date" shall have the meaning specified in the VIP-R Primary Agreement.

         "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and all fees and disbursements of counsel for any Holder (which shall, in any event, be paid by such Holder).

         "Shareholders" shall mean, collectively, the Telenor Shareholders and the Eco Shareholders and, individually, any of them and such of their respective successors, assigns and transferees that acquire Registrable Securities from them, in each case, in accordance with Article II.

         "Shareholders Agreement" shall mean the Shareholders Agreement dated as of the date hereof between Telenor and Eco Telecom.

         "Shares" shall mean shares of Common Stock or Preferred Stock, or ADSs, as the case may be.

         "Significant Bee Line Names" shall have the meaning specified in the Primary Agreement III.

         "Specified Legislation" shall have the meaning specified in the VIP-R Primary Agreement.

         "Specified Percentage" shall mean twenty-five percent (25%) plus one
(1) share of the issued and outstanding shares of voting capital stock of the Company.

         "Standstill Parties" shall mean, with respect to any Shareholder, such Shareholder, its Controlling Persons, its Controlled Affiliates, any Controlled Affiliate of any Controlling Person of such Shareholder and any Person acting on behalf of any of the foregoing, in each case, pursuant to a Contract; provided that for the purposes of this definition, neither the Company, nor any of its Controlled Affiliates, nor VIP-R, nor any of its Controlled Affiliates, shall be deemed Controlled Affiliates of any Shareholder or any Controlling Person of any Shareholder.

         "Subsidiary" shall mean, with respect to any Person, (a) any corporation in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such corporation and/or (b) any partnership, association, joint venture or other entity in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the Equity Interest of such partnership, association, joint venture or other entity.

         "Supplemental Agreements" shall mean, collectively, the Supplemental Agreements, each substantially in the forms attached as Exhibit A to the VIP-R Primary Agreement, to be entered into as of the Closing in respect of the Zimin Preferred Stock Agreements.

         "Telenor" shall have the meaning specified in the preamble hereto.

         "Telenor Guarantee Agreement" shall mean the Guarantee Agreement dated as of the date hereof between and among Telenor ASA, Eco Telecom, the Company and VIP-R.

         "Telenor Service Obligation Agreement" shall mean the Telenor Service Obligation Agreement dated as of April 1, 1999 between Telenor Russia AS and the Company.

         "Telenor Share Purchase Agreement" shall mean the Share Purchase Agreement dated as of the date hereof between Telenor and Overture.

         "Telenor Shareholders" shall mean, collectively, Telenor and any Permitted Transferee of Telenor which becomes a party to this Agreement in accordance with Article II, and, individually, any of them.

         "Telenor Shares" shall mean ten million four hundred fifty two thousand six hundred (10,452,600) shares of Common Stock owned by Telenor on the date hereof and the Shares which will be owned by Telenor after giving effect to the transactions contemplated by the Principal Agreements.

         "Termination Agreement" shall mean the Termination Agreement dated as of the date hereof between and among Telenor, Telenor Communication AS, the Company, VimpelCom B.V., VimpelCom Finance B.V., VC Limited, Dr. Zimin, Glavsotkom and the Bee Line Fund.

         "Third Closing Date" shall have the meaning specified in the VIP-R Primary Agreement.

         "Trademark Agreements" shall mean, collectively, the License Agreements dated the date hereof between the Company and VIP-R listed on Schedule 1.01(c) to the Primary Agreement III and relating to the licensing by the Company to VIP-R of certain rights to use the Significant Bee Line Names.

         "Transfer" shall mean any direct or indirect sale, exchange, transfer (including, without limitation, any transfer by gift or operation of law, or any transfer of an economic interest in any derivative security of any Share), assignment, distribution or other disposition, or issuance or creation of any option, or any voting proxy, voting trust or other voting agreement in respect of any Person or instrument (including, without limitation, any of the Shares), whether in a single transaction or a series of related transactions, including without limitation, (a) the direct or indirect enforcement or foreclosure of any Lien or (b) any Change of Control; provided that nationalization, expropriation, confiscation, bankruptcy (other than any bankruptcy initiated by the petition of any Shareholder or any Affiliate of such Shareholder), arrest or any similar Action or Proceeding initiated by any Governmental or Regulatory Authority in respect of any Person or instrument shall not constitute a Transfer.

         "UNCITRAL Rules" shall have the meaning specified in Section 6.09.

         "Undertaking Letters" shall mean, collectively, the letter agreement dated the date hereof between Eco Telecom and the Company relating to certain obligations of Eco Telecom and the letter agreement dated the date hereof between Telenor and the Company relating to certain obligations of Telenor, and, individually, any of them.

         "Valid Business Reason" shall have the meaning specified in Section 3.01(a)(iii).

         "VIP/Eco Telecom Share Purchase Agreement" shall mean the Share Purchase Agreement substantially in the form attached as Exhibit F to the VIP-R Primary Agreement, to be entered into at the Preferred Stock Closing Date by Eco Telecom and VIP-R.

         "VIP-R" shall mean Closed Joint Stock Company "VimpelCom-Region", a closed joint stock company organized and existing under the Laws of the Russian Federation, and its legal successors.

         "VIP-R Primary Agreement" shall mean the Primary Agreement dated as of the date hereof between and among Telenor, Eco Telecom, the Company and VIP-R.

         "VIP-R Registration Rights Agreement" shall mean the Registration Rights Agreement dated as of the date hereof between and among Eco Telecom, Telenor, the Company and VIP-R.

         "VIP-R Shareholders Agreement" shall mean the Shareholders Agreement dated as of the date hereof between and among Eco Telecom, Telenor, the Company and VIP-R.

         "VIP-R Specified Percentage" shall mean such number of securities of VIP-R as represent twenty-five percent (25%) plus one (1) share of the then issued and outstanding shares of voting capital stock of VIP-R (excluding any shares of Preferred Stock held by VIP or any wholly-owned Subsidiary of VIP).

         "Zimin Common Call Option Agreement" shall mean the Call Option Agreement substantially in the form attached as Exhibit A to the Zimin Preferred Call Option Agreement, to be entered into following the Closing by Eco Telecom and Overture with respect to shares of Common Stock.

         "Zimin Common Pledge Agreement" shall mean the Pledge Agreement substantially in the form attached as Exhibit A to the Zimin Preferred Pledge Agreement, to be entered into following the Closing by Eco Telecom and Overture with respect to shares of Common Stock.

         "Zimin Preferred Call Option Agreement" shall mean the Call Option Agreement substantially in the form of Exhibit A to the Eco Telecom Preferred Stock Purchase Agreement, to be entered into at the Closing by Eco Telecom and Overture with respect to shares of Preferred Stock.

         "Zimin Preferred Pledge Agreement" shall mean the Pledge Agreement substantially in the form attached as Exhibit B to the Eco Telecom Preferred Stock Purchase Agreement, to be entered into at the Closing by Eco Telecom and Overture with respect to shares of Preferred Stock.

         "Zimin Preferred Stock Agreements" shall mean, collectively, the Share Purchase Agreement dated as of the date hereof between Dr. Zimin and Overture, the Share Purchase Agreement No. N-I-1 dated April 13, 1998 between Closed Joint Stock Company "Sota-100" and Dr. Zimin, the Share Purchase Agreement No. N-I-2 dated April 13, 1998 between Closed Stock Company "Sota-100" and Dr. Zimin, the Share Purchase Agreement No. EA-I-1 dated April 13, 1998 between Closed Stock Company "KB Impuls-TV" and Dr. Zimin, the Share Purchase Agreement No. EA-I-2 dated April 13, 1998 between Closed Stock Company "KB Impuls-TV" and Dr. Zimin, the Share Swap Agreement dated July 26, 1996 between the Issuer and Closed Joint Stock Company "Sota-100" and the Share Swap Agreement dated July 26, 1996 between the Issuer and Closed Joint Stock Company "KB Impuls-TV".

         "Zimin Principal Agreements" shall mean, collectively, the Telenor Share Purchase Agreement, the Eco Telecom Share Purchase Agreements, the Zimin Pledge Agreements, the Zimin Call Option Agreements and the Zimin Surety Agreement.

         "Zimin Share Purchase Agreements" shall mean, collectively, the Eco Telecom Share Purchase Agreements and the Telenor Share Purchase Agreement.

         "Zimin Surety Agreement" shall mean the Surety Agreement dated as of the date hereof between Eco Telecom and Dr. Zimin.

1.02     Interpretation

         Unless the context of this Agreement otherwise requires, the following rules of interpretation shall apply to this Agreement:

         (a) the singular shall include the plural, and the plural shall include the singular;

         (b) words of any gender shall include the other gender;

         (c) the words "hereof', "herein", "hereby", "hereto" and similar words refer to this entire Agreement and not to any particular Section or any other subdivision of this Agreement;

         (d) a reference to any "Article", "Section" or "Exhibit" is a reference to a specific Article or Section of, or Exhibit to, this Agreement;

         (e) a reference to any law, statute, regulation, notification or statutory provision shall include any amendment, amendment and restatement, modification or re-enactment thereof, any regulations promulgated thereunder from time to time, and any interpretations thereof from time to time by any regulatory or administrative authority;

         (f) a reference to any agreement, instrument, contract or other document shall include any amendment, amendment and restatement, supplement or other modification thereto;

         (g) a reference to any Person shall include such Person's successors, permitted assigns and permitted transferees under any agreement, instrument, contract or other document; and

         (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

                              ARTICLE II TRANSFERS

2.01     Transfers; Notice of Certain Transfers

         (a) No Shareholder shall, individually or together with any of its Controlled Affiliates, Transfer (or permit the Transfer of) any Shares to (i) any Person convicted of a felony in the United States, Norway or the Russian Federation, (ii) any Controlling Person of any Person convicted of such a felony or (iii) any Direct Competitor.

         (b) In addition to the foregoing, no Shareholder shall Transfer (or permit the Transfer of) (i) any Shares such that such Shareholder together with its Permitted Transferees will own less than the Specified Percentage following such Transfer, or (ii) the Specified Percentage (or any greater number) of Shares to any Person who is not a Permitted Transferee of such Shareholder, unless, in each case, such Shareholder, in its capacity as transferor, has, at least thirty (30) Business Days prior to the proposed Transfer, given written notice to the Company (with a copy to the other Shareholders) in accordance with
Section 6.02 of the intention of such Shareholder to effect such Transfer.

         (c) Notwithstanding the foregoing, it shall not be a breach of this
Article II for any Eco Shareholder to enter into, or Transfer Shares in accordance with the terms of, the Option Agreement, any Zimin Principal Agreement or the Preferred Stock Call Option.

2.02     Effect of Transfers

         (a) In the event of any Transfer of Shares by a Shareholder to a Permitted Transferee of such Shareholder, such Permitted Transferee shall receive and hold any and all Shares so transferred subject to the terms and conditions of this Agreement, the Shareholders Agreement and Section 7.04 of the Primary Agreement III and all of the rights and obligations, if any, of the transferor hereunder (including, without limitation, the registration rights set forth in Section 3.01 and Section 3.02) and thereunder, and shall forthwith execute and deliver to the other Shareholders and the Company an Endorsement. Each Shareholder hereby undertakes to cause, as a condition precedent to the effectiveness of any such Transfer subject to this Section 2.02(a), each of its Permitted Transferees to which Shares are so transferred to execute and deliver an Endorsement to each of the other Shareholders and the Company.

         (b) In the event of any Transfer or Transfers by one or more Shareholders of the Specified Percentage (or any greater number) of Shares to a single transferee or a group of transferees which are Controlled Affiliates of the same Controlling Person, such transferee(s) shall receive and hold any and all Shares so transferred subject to the terms and conditions of this Agreement, the Shareholders Agreement and Section 7.04 of the Primary Agreement III and all of the rights and obligations, if any, of the transferor hereunder (including, without limitation, the registration rights set forth in Section 3.01 and
Section 3.02) and thereunder, and shall forthwith execute and deliver to the other Shareholders and the Company an Endorsement or Endorsements, as applicable. Each Shareholder hereby undertakes to cause, as a condition precedent to the effectiveness of any such Transfer subject to this Section 2.02(b), each of its transferees to execute and deliver an Endorsement to each of the other Shareholders and the Company.

         (c) A Shareholder which effects a Transfer of all of such Shareholder's Shares in accordance with the terms of this Agreement shall, after giving effect to such Transfer, cease to be a party to, or be bound by the terms of, this Agreement from and after the date of such Transfer; provided that such Shareholder shall remain liable for any of its obligations or liabilities accrued hereunder at the time of such Transfer.

         (d) In the event of any Transfer of any Shares (i) in an amount less than the Specified Percentage by a Shareholder to any Person who is not a Permitted Transferee of such Shareholder, or (ii) by one or more Shareholders to a single transferee or a group of transferees who do not, individually or together with its (or their) Controlling Person or the Controlled Affiliates of such Controlling Person, own or control, directly or indirectly, a number of Shares equal to or greater than the Specified Percentage, such Person shall not be entitled to any rights, or be subject to any obligations, under this Agreement.

         (e) Without prejudice to any other rights or remedies of any Party to this Agreement, if any Shareholder transfers any Shares to any Person in violation of this Article II, then any transferee of such Shares shall receive and hold any and all Shares so transferred without any of the rights, but subject to all of the obligations, set forth in this Agreement, the Shareholders Agreement and Section 7.04 of the Primary Agreement III.

                         ARTICLE III REGISTRATION RIGHTS

3.01     Demand Registration

         (a) Exercise of Demand. At any time following the Closing a Holder or Holders (a "Requesting Holder" or "Requesting Holders") may deliver a written request to the Company in accordance with Section 6.02 (a "Demand") that the Company effect any registration with respect to the Registrable Securities under the Securities Act, provided that the anticipated aggregate offering price of such Demand exceeds US$20,000,000. Such Demand shall specify the number of Registrable Securities such Requesting Holder intends to include in such registration and the methods by which such Requesting Holder intends to sell or dispose of such Registrable Securities (including whether such Requesting Holder intends to distribute the Registrable Securities by means of an underwritten offering). As soon as practicable after receipt of such Demand, the Company shall, subject to the terms and conditions of this Article III, use its best efforts to effect such registration (including, without limitation, by using reasonable efforts to file a registration statement (and executing an undertaking to file any amendments thereto) covering the Registrable Securities so requested to be registered, using its best efforts to cause such filed registration statement to become effective promptly, and qualifying such Registrable Securities under applicable blue sky or other securities laws of any state of the United States of America to the extent set forth herein and complying with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution in an underwritten offering of all or such portion of such Registrable Securities as are specified in such request; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 3.01:

                  (i) within six (6) months after the effective date of a prior registration statement effected in response to a request from any Holder pursuant to this Section 3.01(a) or within six (6) months after the effective date of any other registration statement effected by the Company for a public offering of Shares;

                  (ii) if at such time such Requesting Holder, its Controlling Person and any Controlled Affiliates of such Controlling Person hold Shares representing less than five percent (5%) of the issued and outstanding Common Stock;

                  (iii) for a period of not more than one hundred eighty (180) days past the time the Company would otherwise be required to file such registration statement if the Board, prior to the time the Company would otherwise have been required to file such registration statement pursuant to this Section 3.01, determines in its good faith judgment that the filing of such registration statement would be seriously detrimental to the completion of a merger or consolidation of the Company and VIP-R (a "Valid Business Reason"); provided, however, that such right to delay the filing of such registration statement shall be exercised by the Company not more than once in any twenty-four (24) month period and the Company shall only have the right to delay such filing for only so long as such Valid Business Reason exists; or

                  (iv) if at such time the Company has, in response to requests from any such Requesting Holder or any Requesting Holder's predecessors in interest pursuant to this

Section 3.01(a), effected the registration of Registrable Securities and has sold such Registrable Securities on at least three (3) prior occasions; provided that (A) for purposes of determining the number of demand registrations effected by a Requesting Holder and its predecessors in interest, the Eco Shareholders and Persons acquiring Registrable Securities directly or indirectly from the Eco Shareholders (including, without limitation, any transferee or assignee who obtains registration rights pursuant to Section 2.02) shall count as one Holder, and the Telenor Shareholders and Persons acquiring Registrable Securities directly or indirectly from the Telenor Shareholders (including, without limitation, any transferee or assignee who obtains registration rights pursuant to Section 2.02) shall count as one Holder, and (B) if the Company withdraws a registration of Registrable Securities at the request of any Requesting Holder at any time after the filing of a registration statement that is a matter of public record at the SEC, then such withdrawn registration statement shall count as a registration by such Requesting Holder; provided, however, that if any Requesting Holder withdraws from a registration because such Requesting Holder has learned of a material adverse change in the financial condition, business or prospects of the Company which was not known to such Requesting Holder at the time of its request and the Company failed to disclose such material adverse change to such Requesting Holder, then such withdrawn registration statement shall not count as a registration by such Requesting Holder.

         (b) Limitations on Subsequent Registration Rights. The Company shall not enter into any agreement with any holder or prospective purchaser of any securities of the Company that would allow such holder or prospective purchaser to require the Company to include shares or securities in any registration initiated under this Section 3.01, nor shall the Company include any shares or securities for its own account in any such registration, without the prior written consent of the Eco Shareholders and the Telenor Shareholders.

         (c) Underwriting. The Company (together with the Holder(s) proposing to distribute Registrable Securities through such underwriting) shall, upon request of the lead managing underwriter selected for such underwriting by the Company (which lead managing underwriter shall be reasonably acceptable (taking into account, among other things, whether such underwriter is of international standing) to the Requesting Holder), enter into any reasonable agreement requested by such lead managing underwriter in connection with the offering, including, but not limited to, an underwriting agreement in customary form with such lead managing underwriter; provided, however, that (a) the Requesting Holder(s) shall be permitted to select a co-managing underwriter for such offering (which co-managing underwriter shall be reasonably acceptable to the Company); and (b) in no event shall the Company be required to include Shares for its own account in such offering. If a Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the lead managing underwriter.

3.02     Piggy-Back Registration; Priority on Underwritten Offerings

         (a) Exercise. Each of the Eco Shareholders and the Telenor Shareholders shall have the piggyback registration rights set forth in this Section 3.02 at any time following the Closing, provided that (i) as a prerequisite to any Eco Shareholder having such rights, the Eco Shareholders shall, at the time of exercise of such rights, hold Shares representing not less than five percent (5%) of the issued and outstanding Common Stock and (ii) as a prerequisite to any Telenor Shareholder having such rights, the Telenor Shareholders shall, at the time of the exercise of such rights, hold Shares representing not less than five percent

(5%) of the issued and outstanding Common Stock. If at any time after the Closing the Company shall propose to register any of its securities in connection with the underwritten offering and sale thereof for cash, either for its own account or the account of a Requesting Holder pursuant to Section 3.01 other than (A) a registration relating solely to an employee benefit plan, or
(B) a registration relating solely to a Rule 145 transaction, then, provided that at such time such Holder is eligible for piggyback registration rights in accordance with the immediately preceding sentence, the Company shall:

                  (1) promptly give the Eco Shareholders and the Telenor Shareholders written notice thereof; and

                  (2) subject to Section 3.02(b), include in such registration (and any related qualification under blue sky laws or other applicable laws and regulations with which the Company is required to comply), and in any underwriting relating thereto, all of the Registrable Securities specified in a written request (which in any one request, shall not exceed an aggregate of fifty percent (50%) of the Shares owned by the requesting Eco Shareholders or the Telenor Shareholders, as applicable, at such time, unless either such Shareholder is then the holder of less than seven point five percent (7.5%) of the issued and outstanding Common Stock), made within thirty (30) calendar days after delivery of such written notice by the Company.

         (b) Underwriting. The right of the Eco Shareholders and the Telenor Shareholders to registration pursuant to this Section 3.02 shall be conditioned upon their participation in the underwriting described in Section 3.02(a) and the inclusion of Registrable Securities in such underwriting to the extent provided herein. The Holders proposing to sell Registrable Securities shall (together with the Company and any other Person distributing securities through such underwriting) enter into an underwriting agreement in customary form with the lead managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of Section 3.01 and this Section 3.02, if the lead managing underwriter advises the Company in writing that, in the opinion of the lead managing underwriter, the number of Registrable Securities requested to be included in such an underwritten offering effected pursuant to
Section 3.01 or 3.02 exceeds the number of ADSs which can be sold in such offering, so as to be likely to have an adverse effect on the price, timing or distribution of ADSs offered in such offering, the lead managing underwriter may limit the Registrable Securities to be included in such registration to the number of Registrable Securities requested to be included in such registration which, in the opinion of the lead managing underwriter, can be sold without having such adverse effect. In the event the lead managing underwriter so advises the Company, the Company shall so advise the Holders proposing to sell Registrable Securities (and any other Person distributing securities through such underwriting), and the Company will include in such registration the maximum number of Registrable Securities which the lead managing underwriter advises the Company can be sold in such offering in the following priority:

                  (i) first, if such registration is a Demand Registration made pursuant to Section 3.01, Registrable Securities of the Requesting Holder(s) up to the amount of Registrable Securities that such Requesting Holder(s) requested to be included in such Demand Registration;

                  (ii) second, if such registration is not a Demand Registration made pursuant to Section 3.01, up to the amount of securities proposed by the Company to be included in such registration for its own account;

                  (iii) third, whether or not such registration is a Demand Registration made pursuant to Section 3.01, Registrable Securities of other Holders, if any, that have requested to have such Registrable Securities included in such registration as a result of their exercise of piggyback registration rights, pro rata to the amount of Registrable Securities that each such Holder requested to be included in such registration pursuant to Section 3.02(a);

                  (iv) fourth, if such registration is a Demand Registration made pursuant to Section 3.01 and the Telenor Shareholders and the Eco Shareholders have agreed to the inclusion by the Company in such registration of shares or securities for the Company's own account pursuant to Section 3.01(b), securities proposed by the Company to be included in such registration; and

                  (v) fifth, securities of other Persons, if any, that have requested to have such securities included in such registration as a result of piggyback registration rights, pro rata to the amount of securities that each such Person requested to be included in such registration.

If, as a result of the foregoing restrictions, any Holder elects to withdraw from a registration and a greater number of Registrable Securities held by other Holders may be included in such registration, then the Company shall offer to all other Holders who have included Registrable Securities in the registration, the right to include additional Registrable Securities, in the same proportions as are used in determining the limitations set forth above.

         (e) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by the Company under this
Section 3.02 prior to the effectiveness of such registration, whether or not any eligible Holder has elected to include securities in such registration.

3.03     Expenses of Registration

         (a) All Registration Expenses incurred in connection with any registration pursuant to Section 3.01 or Section 3.02 shall be borne by the Company except for Registration Expenses consisting of Selling Expenses with respect to a Holder's Shares and transfer taxes on a Holder's Shares, which shall be paid by such Holder. Any insurance costs as provided in Section 3.04(e) shall be shared equally by the Holders and any other Person participating in such registration. The Holders and any other Person participating in such registration shall bear all such specified Selling Expenses, transfer taxes and insurance costs pro rata to the number of their respective Shares and Registrable Securities which have been registered.

         (b) Notwithstanding the provisions of Section 3.03(a), if, as a condition of registration, qualification or compliance of any offering in any state or jurisdiction in which the Company (by vote of the Board) or any underwriter determines in good faith that it wishes to offer securities registered in an offering to which this Agreement applies, it is required that offering expenses be allocated in a manner different from that provided in

Section 3.03(a), the offering expenses shall be allocated in whatever permitted manner is most nearly in compliance with the provisions of this Agreement.

3.04     Indemnification

         (a) To the extent permitted by law, the Company will indemnify each Holder, each of its officers and directors and partners, and each Person controlling such Holder (within the meaning of Section 15 of the Securities
Act), with respect to any registration, qualification, compliance or sale which has been effected pursuant to this Article III, and each underwriter, if any, and each Person who controls any underwriter (within the meaning of Section 15 of the Securities Act), against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance or sale, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation (or alleged violation) by the Company of (i) the Securities Act, the Exchange Act or any rule or regulation promulgated thereunder, (ii) the securities or similar laws of any state or other jurisdiction in which Registrable Securities are sold in an underwritten offering or (iii) if the Registrable Securities are sold in a non-underwritten offering effected pursuant to Article III, the securities laws of those jurisdictions in which the Holders have requested registration or qualification of the Registrable Securities covered by the request (unless the Company shall have notified such Holder in a timely manner that such registration or qualification is not available or has not been made for a reason permitted by the Agreement), or in which the Company has notified such Holder that the Registrable Securities have otherwise been registered and qualified or are eligible for sale, in each case, applicable to the Company in connection with any such registration, qualification, compliance or sale, and the Company will reimburse or pay for the account of each Holder, each of its officers and directors, each Person controlling such Holder, each such underwriter and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred (as and when incurred) in connection with investigating, preparing the defense of or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company in writing by such Holder, such controlling person or underwriter and stated to be specifically for use therein.

         (b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each Person who controls the Company or such underwriter (within the meaning of Section 15 of the Securities Act), and any other Person participating in such registration, each of its officers and directors and each Person controlling (within the meaning of Section 15 of the Securities Act) such Person participating in such registration, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse or pay for the account of the Company, such Persons, such directors, officers, Persons, underwriters or control Persons for any legal or any other expenses reasonably incurred (as and when incurred) in connection with investigating, preparing the defense of or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company in writing by such Holder and stated to be specifically for use therein; provided however that the liability of such Holder for indemnification under this Section 3.04(b) shall not exceed the net proceeds from the offering received by such Holder.

         (c) Each Party entitled to indemnification under this Section 3.04 (the "Indemnified Party") shall give notice to the Party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (which approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such Indemnified Party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

         (d) The obligations of the Company and each Holder under this Section
3.04 shall survive the completion of any offering of Registrable Securities in a registration statement pursuant to this Agreement.

         (e) If requested by all Holders participating in a Registration, the Company shall obtain, and each Holder and each other Person participating in a registration (including, without limitation, if it is participating in such registration, the Company) shall pay its ratable share of the cost of, an insurance policy, naming as insureds each of the Indemnified Parties eligible for indemnification by the Company under Section 3.04(a), which insurance policy shall provide coverage in an amount of not less than thirty-five percent (35%) of the aggregate monetary face value of the offering to which such registration relates, insuring such insureds against any of the expenses, claims, Losses, damages or liabilities (or actions in respect thereof) for which the Company is obligated to indemnify any Indemnified Party under Section 3.04(a). Notwithstanding any other provision in this Agreement, the Company will be obligated to indemnify any Indemnified Party eligible for indemnification under
Section 3.04(a) only to the extent payments under such insurance policy are insufficient to hold harmless such Indemnified Party in respect of any such expenses, claims, Losses, damages or liabilities (or actions in respect thereof).

         (f) If a claim for indemnification under Section 3.04(a) or (b) is available by its terms but is held by a court of competent jurisdiction to be unavailable or insufficient to hold harmless an Indemnified Party, then each Indemnifying Party in lieu of indemnifying such Indemnified Party shall contribute to the amount paid or payable by such Indemnified Party as a result of any such claim, loss, liability or action that otherwise would have been indemnified under Section 3.04(a) or (b), as the case may be, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other, in connection with the statements, omissions, actions or inactions that resulted in such claim, loss, liability or action, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or the Indemnified Party, any action or inaction by any such Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission, action or inaction; provided, however, that the liability of any Holder under this Section 3.04(f) shall be limited to the amount of net proceeds received by such Holder in the offering giving rise to such liability, less any amounts paid pursuant to Section 3.04(b). The amount of such claim, loss, liability or action subject to this Section 3.04(f) shall be deemed to include any reasonable legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such claim, loss, liability or action (which shall be limited as provided in Section 3.04(c) if the Indemnifying Party has assumed the defense of any such action in accordance with the provisions thereof). Notwithstanding the foregoing in this
Section 3.04(f), no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Party who was not guilty of such fraudulent misrepresentation. Promptly after receipt by an Indemnified Party of written notice of the commencement or threatened commencement of any claims for which a claim for contribution may be made against an Indemnifying Party under this
Section 3.04(f) and if a notice for indemnification has not been otherwise given under this Section 3.04, such Indemnified Party shall give written notice thereof in the manner set forth hereunder for a claim for indemnification to the Indemnifying Party, provided, however, that the failure to so notify the Indemnifying Party shall not relieve it of any obligation to provide contribution hereunder except to the extent that the Indemnifying Party's ability to defend such action is materially prejudiced by the failure to give such timely notice. The Parties acknowledge that determining contribution pursuant to this Section 3.04(f) by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.04(f) would not be just or equitable. For the avoidance of doubt, if indemnification is available under Section 3.04(a) or
(b), the Indemnifying Parties shall indemnify each Indemnified Party to the fullest extent provided in Section 3.04(a) and (b) without regard to the relative fault of said Indemnifying Party or Indemnified Party or any other equitable consideration provided for in this Section 3.04(f).

3.05     Eco Telecom Contribution Default

         In the event of an Eco Telecom Contribution Default on the Second Closing Date, all rights granted to Eco Telecom pursuant to this Article III (including, without limitation, the registration rights set forth in Sections 3.01 and 3.02) shall be immediately suspended with respect to any Registrable Securities held by Eco Telecom, any Affiliate of Eco Telecom and any other Person who acquires or holds any such Registrable Securities, and such rights shall automatically be reinstated on the first anniversary of the Second Closing Date, provided, however, that if such Eco Telecom Contribution Default on the Second Closing Date is caused by any Specified Legislation which prevents the Second Closing any rights granted to Eco Telecom pursuant to this Article III shall not be suspended.

3.06     Information to be Provided by Holders

         Each Holder shall furnish to the Company such information regarding such Holder, the Registrable Securities held by it and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

3.07     Obligations of the Company

         Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as soon as practicable:

         (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective.

         (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act until the earlier of (i) the disposition of all securities covered by such registration statement and (ii) 120 days after the effective date thereof.

         (c) Furnish to each Holder such numbers of copies as it may reasonably request, in order to facilitate the disposition of Registrable Securities owned by it, of any prospectus or preliminary prospectus prepared in conformity with the Securities Act.

         (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by any Holder; provided, however, that the Company shall not be required to qualify any such securities under the laws of any jurisdiction where such qualification would require the qualification of the Company to transact business in such jurisdiction (which qualification would not otherwise be required).

         (e) Notify each Holder at any time when a prospectus relating to a registration of Registrable Securities is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

         (f) Furnish, at the request of any Holder, on the date that any Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement, with respect to such securities, becomes effective, (i) an opinion dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holder and (ii) a letter dated such date, from independent certified public accountants of the Company in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holder. Any opinion or letter given shall be subject to all of the qualifications, exceptions and conditions appropriate to the then existing circumstances.

         (g) Maintain a depositary for the ADSs and a registrar for the Common Stock.

         (h) Otherwise use its best efforts to comply with all applicable rules and regulations of the SEC.

         (i) Use its best efforts to maintain the listing of the ADSs on a national securities exchange in the United States of America and on each additional national securities exchange on which similar securities issued by the Company are then listed, if the listing of the Registrable Securities is then permitted under the rules of such exchange.

         (j) Make available for inspection and copying by each Holder, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by such Holder or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Company, and cause all of the Company's officers, directors and employees to supply all information reasonably requested by such Holder, underwriter, attorney, accountant or agent in connection with such registration statement.

         (k) Use every reasonable effort to prevent the issuance of any stop order suspending the effectiveness of such registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the lifting thereof at the earliest reasonable time.

         (l) Make such representations and warranties to each Holder and the underwriters as are customarily made by issuers to underwriters and selling shareholders, as the case may be, in secondary underwritten public offerings.

         (m) Furnish to each Holder, upon request by such Holder, a copy of all documents filed and all correspondence from or to the SEC in connection with the registration statement and the offering to which it relates.

         (n) Use its reasonable best efforts to obtain all necessary approvals from the National Association of Securities Dealers, Inc. in connection with any such offering.

3.08     Reporting

         With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Shares to the public without registration, at all times at which the Company has had securities registered pursuant to Section 12 of the Exchange Act for the preceding ninety (90) days, the Company agrees to use its best efforts to:

         (a) make and keep public information available, as such terms are understood and defined in Rule 144 and Rule 144A(d) under the Securities Act;

         (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

         (c) so long as any Holder owns any Shares, furnish to such Holder upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 and Rule 144A(d), a copy of the most recent annual or quarterly report of the Company and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such Shares without registration.

3.09     Standoff Agreement

         Each Holder agrees in connection with any registration of the Company's securities, upon request of the Company or the underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of any Registrable Securities (other than those (a) included in the registration or sold to Telenor or a Permitted Transferee of Telenor (as the term "Permitted Transferee" is defined in the Option Agreement in accordance with the terms of the Option Agreement or (b) sold pursuant to any Zimin Principal Agreement or the Preferred Stock Call Option) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the Company or such underwriters, provided that each of the Company's officers and directors shall have agreed to be bound by the same restrictions in connection with such public offering.

3.10     Currency of Registration and Public Information

         In case any Registrable Securities are registered pursuant to this Agreement the Company will maintain the currency of all registration and other public information required by law until the expiration of the time period specified in Section 3.07(b) or as may otherwise be specified in any underwriting agreement applicable to such offering, provided, however, that if, at any time during the effectiveness of such registration, the Board of Directors determines in good faith that the public disclosure of any such information would be seriously detrimental to the Company, then (a) the Company will so inform each Holder and will be relieved of its obligation to maintain the currency of the registration and other public information required in connection with sales of the Registrable Securities during the period in which the determination of the Board of Directors continues to apply and (b) the period during which the Company is obligated to maintain the currency of the registration and other public information will be extended by one day for each day during which it is relieved of such obligation.

                       ARTICLE IV COVENANTS OF THE COMPANY

         The Company hereby covenants and agrees that, without prejudice to any rights of Telenor or Eco Telecom under the Primary Agreements to which each is a party, in the case of Telenor, so long as Telenor has not sold or otherwise Transferred any of the Telenor Shares, and, in the case of Eco Telecom, so long as Eco Telecom has not sold or otherwise transferred any of the Eco Shares, if after the Closing any Person makes a bona fide and otherwise valid claim (as determined by the Board in its reasonable discretion) to an ownership right, which right arose before the date hereof, to any shares of voting capital stock of the Company and, as a direct result of the exercise of which right the holdings of shares of voting capital stock of the Company by Telenor or Eco Telecom are diluted, then, upon the request of Telenor or Eco Telecom, as the case may be, the Company shall cause Telenor or Eco Telecom, as the case may be, to be offered the opportunity to purchase shares of Common Stock or ADSs representing a sufficient number of shares of voting capital stock of the Company (at the then fair market value thereof (as defined below)) such that, after giving effect to such purchase, Telenor or Eco Telecom, as the case may be, shall own in the aggregate the same percentage of the outstanding voting capital stock of the Company that Telenor or Eco Telecom, as the case may be, would have owned had such ownership claim never existed. For purposes of this
Article IV, the fair market value of such Shares of Common Stock or ADSs shall be calculated based on the weighted average market value of the ADSs on the NYSE during the thirty (30) trading days immediately preceding the date on which the Board determined that such ownership claim was bona fide and otherwise valid. Any offer made to Telenor or Eco Telecom, as the case may be, pursuant to this
Article IV must be accepted within five (5) Business Days and, if not accepted within such period, shall thereafter expire, and payment in full in US Dollars for the offered shares of Common Stock or ADSs shall be made within five (5) Business Days of such acceptance against delivery of such shares of Common Stock or ADSs.

                 ARTICLE V COVENANTS OF TELENOR AND ECO TELECOM

         Each Shareholder hereby covenants and agrees with the Company and one another that:

5.01     [Intentionally Omitted]

5.02     Non-Compete

         (a) Each Shareholder agrees that, from and after the date hereof until such Shareholder and its Affiliates have sold or otherwise disposed of their respective Shares such that such Shareholder and its Affiliates no longer own or control, directly or indirectly, the Specified Percentage or the VIP-R Specified Percentage (or an amount in excess thereof), subject to Section 5.02(b) and (c) and except for each such Shareholder's and its Affiliates' Existing Investments, such Shareholder will not, without the prior written consent of the Company, (i) engage in the Business in any region in Russia, (ii) own or control, directly or indirectly, more than five percent (5%) of the voting capital stock of any Person (other than the Company, VIP-R or any of their respective Controlled Affiliates) engaged in the Business in any region in Russia or (iii) permit any of its Controlled Affiliates (other than the Company, VIP-R or any of their respective Controlled Affiliates) to engage in the Business in any region in Russia or own or control, directly or indirectly, more than five percent (5%) of the voting capital stock of any Person (other than the Company, VIP-R or any of their respective Controlled Affiliates) engaged in the Business in any region in Russia; provided, that from and after the date hereof until the earlier of the Closing or the termination of this Agreement, Eco Telecom shall be deemed, for purposes of this Section 5.02, to own and control the Specified Percentage and the VIP-R Specified Percentage.

         (b) The parties acknowledge that this Section 5.02 shall not in any way limit any Shareholder's or any of its Affiliates' right to:

                  (i) maintain, increase the amount of, or otherwise develop its Investments in the Company or any of the Company's Controlled Affiliates, or in VIP-R or any of VIP-R's Controlled Affiliates;

                  (ii) maintain, increase the amount of, or otherwise develop any of the Investments made or scheduled to be made by such Shareholder or Affiliate of such Shareholder on or prior to the date hereof in Persons engaged in the Business in Russia on the date hereof, in each case, as listed in
Schedule 5.02(b) ("Existing Investments"), so long as, as a consequence of any such maintenance, increase or development of an Existing Investment, such Shareholder or Affiliate does not own or control, directly or indirectly, a Controlling Interest in any Person (other than the Company, VIP-R or any of their respective Controlled Affiliates or any Existing Investments) which is engaged in the Business in Russia;

                  (iii) acquire through a merger or exchange of shares or assets of an Existing Investment (which may include cash and/or other property), or a consolidation or other similar business combination involving an Existing Investment, or maintain as a result of the foregoing, directly or indirectly, an ownership interest in any Person engaged in the Business in Russia, so long as, as a consequence of any such transaction, such Shareholder or Affiliate does not own or control, directly or indirectly, a Controlling Interest in any Person (other than the Company, VIP-R or any of their respective Controlled Affiliates) engaged in the Business in Russia; provided, however, that such Party or Affiliate shall be permitted to maintain its ownership interest in such Existing Investments;

                  (iv) without limiting in any way any transactions permitted by clauses (i), (ii), (iii) or (v) of this Section 5.02(b), acquire or maintain, directly or indirectly, any ownership interest in any Person which, on a consolidated basis, derives less than twenty-five percent (25%) of its revenues (calculated on a consolidated basis for such Person under GAAP) from the Business in Russia; or

                  (v) with respect to any Existing Investment, sell to, merge with or into, consolidate with, or otherwise effect a change of control with respect to, any Person which is engaged in the Business in Russia, so long as, as a consequence of such sale, merger, consolidation or change of control, such Shareholder or Affiliate does not own or control, directly or indirectly, a Controlling Interest in any Person (other than the Company, VIP-R or any of their respective Controlled Affiliates) which is engaged in the Business in Russia;

provided, however, that such Party or Affiliate shall be permitted to maintain its ownership interest in such Existing Investments.

         (c) The parties acknowledge that this Section 5.02 shall not, in any way limit the right of Telenor or Eco Telecom or any of their respective Permitted Transferees to identify and pursue on a preliminary basis an opportunity to obtain a telecommunications license to engage in the Business or acquire all or a portion of the shares of a Person holding directly or indirectly a telecommunications license to engage in the Business, or participate in a tender for a telecommunications license to engage in the Business, in any region in the Russian Federation, excluding the Moscow License Area and excluding those opportunities set forth in Schedule 5.02(c) (an "Opportunity"); provided that the conditions specified in Section 6.02(c) of the VIP-R Shareholders Agreement are met.

5.03     Debt Acquisition

         (a) A Shareholder and its other Standstill Parties may enter into any Debt Transactions, if and only if such Shareholder and its Standstill Parties comply with the provisions of this Section 5.03.

         (b) In the event a Shareholder or any of its other Standstill Parties enters into a Debt Transaction, such Shareholder shall, and shall procure that its other Standstill Parties shall:

                  (i) Provide written notice thereof to the Protected Party (with a copy to the Company) within 10 days of entering into a Debt Transaction, which notice shall constitute an offer to such Protected Party (an "Offer Notice") (which offer shall be legally binding on the Standstill Party upon acceptance by such Protected Party or the Company or the Company's designee on behalf of such Protected Party; provided such designee is either a recognized financial institution or a telecommunications equipment vendor of the Company, VIP-R or the Protected Party) to sell to such Protected Party, the Company or the Company's designee, such Debt Obligation (and, if applicable, the underlying obligation to which such Debt Obligation relates, such underlying obligation or Debt Obligation, as applicable, being the "Relevant Obligation") at a purchase price equal to the lesser of the Fair Market Value thereof, or one hundred percent (100%) of the aggregate unpaid principal amount of the Relevant Obligation plus any accrued interest and other amounts, if any, owing under the Relevant Obligation up to (but excluding) the purchase date thereof.

                  (ii) Within ten (10) Business Days from the date of notice of an intention to accept such offer by the Protected Party, the Company or the Company's designee, the Standstill Party shall provide a copy of the document(s) evidencing the outstanding amount of the Relevant Obligation and a calculation of the purchase price thereof showing the amount of unpaid principal, any accrued interest thereon and any other amounts owing thereunder, as well as the basis for determining the Fair Market Value thereof (a "Price Notice"). Within five (5) Business Days from the date of receipt of the Price Notice, the Protected Party, the Company or the Company's designee shall notify the Standstill Party whether it accepts the offer at such time and, if so, shall purchase such Relevant Obligation at such time. If the Protected Party, the Company or the Company's designee, as applicable, do not accept such offer at such time, the provisions of this Section 5.03(b) shall remain in effect with respect to such Relevant Obligation.

                  (iii) The Standstill Party shall not be restricted from selling or otherwise disposing of the Relevant Obligation at any time prior to the acceptance of the Offer Notice in accordance with the terms hereof; provided, however, that the Standstill Party shall provide written notice to the Protected Party (with a copy to the Company) within ten (10) days of such sale or disposition.

         (c) In the event a Shareholder or any of its other Standstill Parties enters into a Debt Transaction, such Shareholder shall, and shall procure that its other Standstill Parties shall, prior to initiating or participating in any enforcement action or bankruptcy proceeding against any Protected Party with respect to any Debt Obligation, provide at least ninety (90) days, prior written notice thereof to the Protected Party (with a copy to the Company) and adhere to the procedures set forth in Section 5.03(b)(i) and 5.03(b)(ii).

         (d) In the event a Shareholder or any of its other Standstill Parties initiates or participates in the initiation of any enforcement action or bankruptcy proceeding against any Protected Party with respect to any Debt Obligation without adhering to the provisions of Section 5.03(c), such Shareholder shall, and shall procure that its other Standstill Parties shall, immediately file all documents necessary to terminate or cause the termination of such action or proceeding within five (5) Business Days of receiving notice from the Protected Party, the Company or any Shareholder that the entity against whom such bankruptcy proceeding was initiated is a Protected Party, and shall thereafter use its best efforts to ensure that such enforcement action or bankruptcy proceeding is terminated, and immediately thereafter or simultaneously with such actions, the relevant Standstill Party shall make an offer to sell to such Protected Party (which offer shall be legally binding on the Standstill Party upon acceptance by such Protected Party or the Company or the Company's designee, as the case may be, on behalf of such Protected Party) and shall sell such Relevant Obligation to the relevant Protected Party or the Company or the Company's designee, as the case may be, pursuant to Section 5.03(b), if such offer is accepted.

         (e) Any breach of Section 5.03(b) shall be deemed cured and no violation of Section 5.03(b) shall be deemed to have occurred or to exist if (x) the aggregate principal amount of the Relevant Obligation is less than US$10,000,000 (calculated without any accrued interest, penalties or other similar amounts thereon), and (y) the terms of Section 5.03(b) are complied with immediately upon the Shareholder becoming aware that it or any of its Standstill Parties have entered into the Debt Transaction.

         (f) Any breach of Section 5.03(c) shall be deemed cured and no violation of Section 5.03(c) shall be deemed to have occurred or to exist if (x) the aggregate principal amount of the Relevant Obligation is less than US$10,000,000 (calculated without any accrued interest, penalties or other similar amounts thereon), (y) the Protected Party is neither the Company, nor any Consolidated Subsidiary of the Company, nor VIP-R nor any Consolidated Subsidiary of VIP-R, and (z) the Standstill Party complies with Section 5.03(d) and such enforcement action or bankruptcy proceeding is thereafter terminated.

         (g) The Company will promptly inform, and will cause any Protected Party affected by any Debt Transaction, to promptly inform each Shareholder if the Company becomes aware of any violation of the terms of this Section 5.03.

5.04     Compliance with Trading Policy

         During the period in which it is an affiliate (as such term is defined in the Securities Act) of the Company, each of Telenor and Eco Telecom shall at all times comply, and shall cause each of its Controlled Affiliates to comply, with (a) the Company's policies relating to insider trading as in effect on the date hereof and as such policies may from time to time be amended in accordance with Article 10.5.10 of the Charter, and (b) applicable law relating to the holding or Transfer of such securities.

                            ARTICLE VI MISCELLANEOUS

6.01     Effectiveness; Term

         This Agreement shall take effect on the date hereof and remain in effect until the earliest of:

         (a) the date on which all of the Parties agree in writing to the termination of this Agreement;

         (b) at midnight (Moscow time) on the Final Date if the Closing has not occurred by such time; and

         (c) the date on which a meeting of the shareholders of the Company is held at which a vote of such shareholders is conducted concerning the transactions contemplated by this Agreement and the other Principal Agreements and such shareholders fail to approve such transactions as are required by Russian Law and the Charter to be approved by such shareholders;

provided that, after the Closing, (i) the rights and obligations of any Shareholder hereunder shall terminate on the date on which such Shareholder, its Controlling Person and any Controlled Affiliates of such Controlling Person, having achieved the Specified Percentage (or a greater number of Shares), own, in the aggregate, Shares representing less than five percent (5%) of the issued and outstanding Common Stock, (ii) the obligations of the Parties specified in Sections 3.03 and 3.04 shall survive any such termination and remain in effect indefinitely, (iii) following an Eco Telecom Second Closing Contribution Default, the obligations of Eco Telecom and its Permitted Transferees under
Section 5.02(a), 5.02(b) and 5.03 shall remain in effect until the Third Closing Date and (iv) Section 5.02(c) shall remain in effect with respect to any Shareholder until all call options with respect to any Opportunities under
Section 5.02(c) have lapsed or been exercised.

6.02     Notices

         (a) All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by facsimile or by hand in writing and transmitted by facsimile or courier and delivered to the "Address for Notices" specified below or at such other address as shall be designated by such Shareholder on at least fourteen (14) days written notice to each other
Shareholder:

If to Eco Telecom, to:

Eco Telecom Limited
Suite 2, 4 Irish Place
Gibraltar

Facsimile No.:  +350-41988
Attn: Franz Wolf

With a copy to:

OOO Alfa-Eco
21, Novy Arbat
121019 Moscow
Russia

Facsimile No.:  +7095-201-5914
Attn: Stanislav Shekshnya

and a copy to:

Herbert Smith CIS Legal Services
24, Korobeinikov Pereulok
119034 Moscow
Russian Federation

Facsimile No.: +7-095-363-65-01
Attn: Vladimir Afonkin

If to Telenor, to:

Telenor East Invest AS
Universitetsgaten 2
N-0130 Oslo
Norway

Facsimile No.: +47-22-77-91-59
Attn: Henrik Torgersen

With a copy to:

Advokatene i Telenor
Universitetsgaten 2
N-0130 Oslo
Norway

Facsimile No.: +47-22-11-44-61
Attn: Bjorn Hogstad

If to the Company, to:

Open Joint Stock Company "Vimpel-Communications"
10 Ulitsa 8-Marta
Building 14
125083 Moscow
Russian Federation

Facsimile No.: +7-095-755-3682
Attn: Georgy Silvestrov
         General Counsel

With a copy to:

Akin, Gump, Strauss, Hauer & Feld, L.L.P.
Ducat Place II
7 Ulitsa Gasheka
123056, Moscow
Russian Federation

Facsimile No.: +7-095-974-2412
Attn: Melissa  J. Schwartz

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given and shall be effective when transmitted by facsimile, personally delivered or, in the case of any notice delivered by courier, upon receipt, in each case, given or addressed as aforesaid.

         (b) Any Demand made by an Eco Shareholder or a Telenor Shareholder pursuant to Section 3.01(a) shall be delivered by courier (i) to the Company and
(ii) to Telenor, if such Demand is made by an Eco Shareholder, and (iii) to Eco Telecom, if such Demand is made by a Telenor Shareholder. A Demand shall be effective for all purposes (including, without limitation, for purposes of determining when such Demand was exercised) as of the date and time of receipt by the Company of such Demand (as evidenced by an original receipt indicating such date and time).

6.03     Entire Agreement

         This Agreement and the other Principal Agreements supersede all prior discussions and agreements among the Parties or to which any Shareholder is a party with respect to the subject matter hereof and thereof, and contain the sole and entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof.

6.04     Waiver

         Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

6.05     Amendment

         This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

6.06 No Assignment; Binding Effect; No Third Party Beneficiary; Obligations Several

         (a) Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties and any attempt to do so will be void, except for assignments and transfers in accordance with the terms of this Agreement. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns. The terms and provisions of this Agreement are intended solely for the benefit of each Party and its respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 3.04.

         (b) The obligations of the Shareholders hereunder shall be several (and not joint). A Shareholder shall not be responsible for the failure of any other Shareholder to perform any obligation required to be performed by it hereunder or under any other Principal Agreement. The obligations of the Company at any time hereunder to each Shareholder shall be separate and independent obligations. Each Shareholder shall be entitled to protect and enforce its rights arising out of this Agreement and the other Principal Agreements as it shall see fit, and it shall not be necessary for any other Shareholder to consent to, or be joined as an additional party in, any proceedings for such purposes.

6.07     Headings

         The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof

6.08     Invalid Provisions

         If any provision contained in this Agreement or any other document executed in connection herewith is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (a) any other provision of this Agreement or any such other document in such jurisdiction or (b) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

6.09 Arbitration; Consent to Jurisdiction; Service of Process; Waiver of Sovereign Immunity

         (a) Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration by a panel of three (3) arbitrators under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the "UNCITRAL Rules") in accordance with the following terms and conditions:

                  (i) In the event of any conflict between the UNCITRAL Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

                  (ii) The place of the arbitration shall be Geneva, Switzerland.

                  (iii) Where there is only one claimant party and one respondent party, each shall appoint one arbitrator in accordance with the UNCITRAL Rules, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the UNCITRAL Rules within thirty
(30) days from the appointment of the second arbitrator. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the International Court of Arbitration of the International Chamber of Commerce, acting in accordance with such rules as it may adopt for this purpose. Where there is more than one claimant party, or more than one respondent party, all claimants and/or all respondents shall attempt to agree on their respective appointment(s). In the event that all claimants and all respondents cannot agree upon their respective appointment(s) within thirty (30) Business Days of the date of the notice of arbitration, all appointments shall be made by the International Court of Arbitration of the International Chamber of Commerce.

                  (iv) The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.

                  (v)The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim, provisional or conservatory measures from judicial authorities and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

                  (vi) The award of the arbitrators shall be final and binding on the Parties.

                  (vii) The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing Party in any competent jurisdiction.

         (b) Except for arbitration proceedings pursuant to Section 6.09(a), no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the Parties in connection with any matter arising out of or in connection with this Agreement.

         (c) Each Party irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, USA, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any judicial action, suit or proceeding permitted by Section 6.09(b), with the same effect as if such Party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the Party effecting such service shall also deliver a copy thereof on the date of such service to the other Parties by facsimile as specified in Section 6.02. Each Party will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected Party will appoint a successor agent and attorney in New York reasonably satisfactory to each other Party, with like powers. Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, in connection with any such action, suit or proceeding, and agrees that any such action, suit or proceeding may be brought in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 6.09 and shall not be deemed to be a general submission to the jurisdiction of said courts of or in the State of New York other than for such purpose. Each Party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction in a manner not inconsistent with Section 6.09(b).

         (d) Each Party hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and each of the other Principal Agreements to which it is a party and in performing its obligations hereunder and thereunder, and each Party hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement or any of the other Principal Agreements and any other document or instrument contemplated hereby or thereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

6.10     Governing Law

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

6.11     Counterparts

         This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, this Registration Rights Agreement has been duly executed and delivered by each Party as of the day and year first above written.

                                           Eco Telecom

                                           ECO TELECOM LIMITED


                                           By  /s/ Serge Barychkov
                                               -------------------------------
                                               Serge Barychkov
                                               Attorney-in-Fact

                                           Telenor

                                           TELENOR EAST INVEST AS

                                           By  /s/ Tron 0stby
                                               -------------------------------
                                               Tron 0stby
                                               Attorney-in-Fact

                                           The Company

                                           OPEN JOINT STOCK COMPANY
                                           "VIMPEL-COMMUNICATIONS"


                                           By  /s/ Dmitri B. Zimin
                                               -------------------------------
                                               Dmitri B. Zimin
                                               President


                                           By  /s/ Vladimir M. Bychenkov
                                               -------------------------------
                                               Vladimir M. Bychenkov
                                               Chief Accountant

                                                                       EXHIBIT E

                            SHARE PURCHASE AGREEMENT

                            dated as of May 30, 2001



                                     between

                               ECO TELECOM LIMITED

                                       and

                           DR. DMITRI BORISOVICH ZIMIN

                                TABLE OF CONTENTS

ARTICLE I     DEFINITIONS AND INTERPRETATION.................................1
         1.01     Definitions................................................1
         1.02     Interpretation.............................................7
ARTICLE II    PURCHASE OF SHARES.............................................7
         2.01     Sale and Purchase of Shares................................7
         2.02     Closing....................................................8
         2.03     Consideration to be Delivered..............................9
ARTICLE III   REPRESENTATIONS AND WARRANTIES.................................9
         3.01     Representations and Warranties of Purchaser................9
         3.02     Representations and Warranties of Seller...................11
ARTICLE IV    COVENANTS OF SELLER............................................13
         4.01     Exclusivity; No Solicitations..............................13
         4.02     Fulfillment of Conditions..................................13
         4.03     Restrictions on Transfer...................................13
         4.04     Negative Covenant..........................................13
ARTICLE V     COVENANT OF PURCHASER..........................................14
ARTICLE VI    CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS............14
         6.01     Representations and Warranties.............................14
         6.02     Performance................................................14
         6.03     Conditions Precedent to Company Closing....................14
         6.04     Orders and Laws............................................14
         6.05     Consents and Approvals.....................................15
         6.06     Secretary's Certificate....................................15
         6.07     Shares.....................................................15
         6.08     Seller's Wire Instruction..................................15
         6.09     Legal Opinions.............................................15
ARTICLE VII   CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS...............16
         7.01     Representations and Warranties.............................16
         7.02     Performance................................................16
         7.03     Conditions Precedent to Company Closing....................16
         7.04     Orders and Laws............................................16
         7.05     Consents and Approvals.....................................16
         7.06     Secretary's Certificate....................................17
         7.07     Legal Opinions.............................................17
         7.08     Registration Documents.....................................17
         7.09     Account with the Registrar.................................17
ARTICLE VIII  MISCELLANEOUS..................................................17
         8.01     Indemnification............................................17
         8.02     Termination................................................18
         8.03     Effect of Termination......................................18
         8.04     Entire Agreement...........................................18
         8.05     Waiver.....................................................19
         8.06     No Third Party Beneficiary.................................19

         8.07     Assignment.................................................19
         8.08     Expenses...................................................19
         8.09     Notice.....................................................19
         8.10     Public Announcements.......................................21
         8.11     Confidentiality............................................21
         8.12     Counterparts...............................................21
         8.13     Amendment..................................................22
         8.14     Arbitration; Consent to Jurisdiction.......................22
         8.15     Survival...................................................23
         8.16     Severability...............................................23
         8.17     Governing Law..............................................23

         Schedule 3.01(d)(ii)      Purchaser's Consents and Approvals
         Schedule 3.02(b)          Spousal Consent
         Schedule 3.02(d)(i)       Seller's Consents and Approvals
         Schedule 6.09(i)          Form of Seller's New York law opinion
         Schedule 6.09 (ii)        Form of Seller's Russian law opinion
         Schedule 7.07(a)          Form of Purchaser's New York law opinion
         Schedule 7.07(b)          Form of Purchaser's Russian law opinion
         Schedule 7.07(c)          Form of Purchaser's Gibraltar law opinion

         Exhibit A                 Individual Share Purchase Agreement
         Schedule 1 to Exhibit A   List of Documents Required from the Seller
         Schedule 2 to Exhibit A   List of Documents Required from the Purchaser
         Schedule 3 to Exhibit A   Form of Transfer Order
         Schedule 4 to Exhibit A   Form of Power of Attorney

         THIS SHARE PURCHASE AGREEMENT dated as of May 30, 2001 is entered into by and between (i) ECO TELECOM LIMITED, a company organized and existing under the laws of Gibraltar with its registered office at: 10/8 International Commercial Centre, Casemates Square, Gibraltar (the "Purchaser"), and (ii) Dr. DmitrI Borisovich Zimin, a Russian citizen, holding a passport XXIV-MIO No. 520067, issued on 4 January 1980 by 126 Moscow Militia Department, residing at:
269, Building 3, House 53, Ulitsa Festivalnaya, Moscow 125502 (the "Seller").

                                   WITNESSETH

         WHEREAS, the Seller wishes to sell Ninety Six Thousand Seven Hundred Forty (96,740) shares of common stock (State Registration Number 73-1-6945 of September 6, 1996), par value 0.005 rubles per share (collectively, the "Shares"), of Open Joint Stock Company "Vimpel-Communications", an open joint stock company organized and existing under the laws of the Russian Federation (the "Company"); and

         WHEREAS, the Purchaser wishes to purchase the Shares from the Seller, in each case, on and subject to the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

         ARTICLE I    DEFINITIONS AND INTERPRETATION

1.01     Definitions

         As used herein, the following terms shall have the following meanings:

         "Actions or Proceedings" shall mean any action, suit, proceeding or arbitration commenced, brought, conducted or heard by or before any Governmental or Regulatory Authority.

         "Affiliate" shall mean with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person or Persons specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including, without limitation, any protector or settlor of a trust or in which such Person or Persons specified herein, directly or indirectly, has a substantial beneficial interest) and any Person who is controlled by any such trust or estate. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise) of such Person.

         "Agreement" shall mean this Share Purchase Agreement and the Schedules and Exhibits hereto.

         "Assets and Properties" shall mean, with respect to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, used, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, Investments, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

         "Board" shall mean the Board of Directors of the Company.

         "Business Day" shall mean a day other than a Saturday, a Sunday or any day on which banks located in Moscow, Russia, Oslo, Norway, London, England or New York, New York are authorized or obliged to close.

         "Change of Control" shall mean, with respect to any Party or any Controlling Person of such Party, (a) the sale or other disposition of all or substantially all of such Party's or such Controlling Person's assets, in one or a series of related transactions, to any Person or Persons (other than a Controlling Person of such Party or any Controlled Affiliate or Controlled Affiliates of such Controlling Person), (b) the sale or other disposition of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such Party or Controlling Person, in one or a series of related transactions, to any Person or Persons (other than a Controlling Person of such Party or any Controlled Affiliate or Controlled Affiliates of such Controlling Person), (c) the merger or consolidation of such Party or Controlling Person with or into another Person or the merger of another Person into such Party or Controlling Person with the effect that any Person or Persons other than the existing shareholders of such Party or Controlling Person prior to such transaction own or control, directly or indirectly, more than fifty (50%) of the securities having ordinary voting power for the election of directors or other governing body of the Person surviving such merger, or the Person resulting from such consolidation or (d) the liquidation or dissolution of such Party or Controlling Person; provided, however, that in the event an individual is a Party or a Controlling Person, the death of such individual and the transfer, assignment or other disposal taking place at the time of such individual's death as a result of legal succession, inheritance by will or any other arrangements made by such individual prior to his (her) death will not be considered a Change of Control; and, provided, further, that the rights of any legal entity that is a Party and a Controlled Affiliate of an individual at the time of such individual's death shall not be affected as a result of such individual's death irrespective of the Change of Control over such Party resulting from the arrangements referred to in the preceding proviso.

         "Charter" shall mean the most recent version of the charter (ustav) of the Company, as registered with the MRC on August 23, 1996, and as amended on October 3, 1996 (approved by the Board on September 30, 1996), December 17, 1996 (approved by the Board on November 20, 1996), December 17, 1996 (approved by the GMS on November 29, 1996), September 3, 1998 (approved by the GMS on June 16,
1998),

February 22, 1999 (approved by the GMS on January 29, 1999), July 7, 1999 (approved by the GMS on June 11, 1999), July 22, 1999 (approved by the Board on July 6, 1999), July 31, 2000 (approved by the GMS on June 30, 2000) and September 20, 2000 (approved by the Board on August 24, 2000).

         "Closing" shall have the meaning specified in Section 2.02.

         "Closing Date" shall mean the date on which the Company Closing is scheduled to occur.

         "Common Stock" shall mean the shares of common stock of the Company, as defined in Section 6.1 of the Charter.

         "Company" shall have the meaning specified in the first recital hereto.

         "Company Closing" shall mean the Closing under (and as defined in) the Primary Agreement.

         "Contract" shall mean any agreement, letter of intent, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract or understanding (whether written or oral), in each case, to the extent legally binding.

         "Controlled Affiliate" shall mean, with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body thereof or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner).

         "Eco Telecom" shall mean Eco Telecom Limited, a company organized and existing under the Laws of Gibraltar.

         "Equity Interest" in a Person shall mean any share of stock of such Person, or any partnership share or other ownership interest in such Person.

         "FCSM" shall mean the Federal Commission for the Securities Market of the Russian Federation (Federalnaya komissiya po rynku tsennikh bumag Rossiyskoi Federatsii or "FKTsB"), or any successor thereto, including any applicable territorial agent thereof.

         "Final Date" shall mean November 30, 2001, or such later date as may be determined in accordance with the Primary Agreement but in no event later than December 31, 2001.

         "GMS" shall mean the general meeting of the shareholders (obschee sobraniye aktsionerov) of the Company, as defined in Article 9 of the Charter.

         "Governmental or Regulatory Authority" shall mean any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official or other competent authority of any country or any state, as well as any county, city or other political subdivision of any of the foregoing.

         "Indemnified Party" shall have the meaning specified in Section 8.01.

         "Indemnifying Party" shall have the meaning specified in Section 8.01.

         "Individual Share Purchase Agreement" shall mean a share purchase agreement substantially in the form attached hereto as Exhibit A.

         "Intellectual Property" shall mean patents and patent rights, licenses, inventions, copyrights and copyright rights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks and trademark rights, service marks and service mark rights, trade names and trade name rights, service names and service name rights, brand names, processes formulae, trade dress, business and product names, logos, slogans, industrial models, processes, designs, methodologies, software programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

         "Investments" shall mean all debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures, general and limited partnerships, and other Persons, mortgage loans and other investment or portfolio assets owned of record or beneficially by a Person.

         "Laws" shall mean all laws, decrees, resolutions, instructions, statutes, rules, regulations, acts, ordinances and other pronouncements having the effect of law or regulation of any country or any state, as well as any county, city or other political subdivision of any of the foregoing.

         "Licenses" shall mean all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

         "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

         "MAMP" shall mean the Ministry for Anti-Monopoly Policy and Support for Entrepreneurship of the Russian Federation (Ministerstvo Rossiyskoi Federatsii po Antimonopolnoy politike i podderzhke predprinimatelstva), or any successor thereto, including any applicable territorial agent thereof.

         "MRC" shall mean the Moscow Registration Chamber (Moskovskaya registratsionnaya palata), or any successor thereto.

         "Option" shall mean, with respect to any Person, any security, right, subscription, warrant, option, phantom stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any Equity Interest in such Person or any security of any kind convertible into or exchangeable or exercisable for any Equity Interest in such Person or (b) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of any Equity Interest in such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any Equity Interests in such Person are voted.

         "Order" shall mean any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority.

         "Overture Limited" shall mean Overture Limited, an exempted limited company organized and existing under the laws of Bermuda (Registration No. 30335).

         "Party" shall mean either of the Purchaser or the Seller, and the plural thereof shall refer to each of them collectively.

         "Person" shall mean any natural person, corporation, general partnership, simple partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority, whether incorporated or unincorporated.

         "Power of Attorney" shall mean the power of attorney, issued by the Purchaser authorizing the Seller to receive an extract from the Purchaser's account in the register of shareholders of the Company, as maintained by the Registrar, on the Closing Date, substantially in the form attached as Schedule 4 of Exhibit A hereto.

         "Preferred Stock" shall mean the shares of preferred stock of the Company, as defined in Section 6.1 of the Charter.

         "Preferred Stock Purchase Agreement" shall mean the Share Purchase Agreement, dated as of May 30, 2001 between Overture Limited and the Purchaser.

         "Primary Agreement" shall mean the Primary Agreement dated as of May 30, 2001 between and among Telenor East Invest AS, the Purchaser and the Company.

         "Principal Agreements" shall have the meaning specified in the Primary Agreement.

         "Purchase Price" shall mean the aggregate purchase price of One Million Nine Hundred Thirty Four Thousand Eight Hundred US dollars (US$1,934,800) to be paid for the Shares.

         "Purchaser" shall have the meaning specified in the preamble hereto.

         "Registrar" shall mean Closed Joint Stock Company National Registry Company (Natsionalnaya Registratsionnaya Kompaniya), a closed joint stock company organized under the Laws of the Russian Federation and the duly appointed shareholder registrar of the Company, or any successor thereto.

         "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Restricted Person" shall mean any Person, or any Controlling Person or Controlled Affiliate of any such Person or Controlling Person, that is engaged in operating and/or managing (A) any means of mass communication (sredstvo massovoi informatsii), including, without limitation, agencies of mass communication, press agencies, newspapers, magazines, radio and television broadcasting companies and any other print or on-line/internet media, and (B) companies engaging in, or which own or control a telecommunications license for, cellular mobile telecommunications business (including GSM, GPRS, UMTS and 3G) in the Russian Federation, but not including (i) fixed wireless extensions (Last Mile Digital Subscriber (LMDS), Bluetooth, wireless local area network (wireless
LAN) and any form of Digital Subcriber Line (xDSL) services), (ii) fixed wireless access, (iii) satellite mobile services, (iv) mobile Internet portals and (v) similar businesses.

         "SEC" shall mean the Securities and Exchange Commission of the United States of America, or any successor thereto.

         "Seller" shall have the meaning specified in the preamble hereto.

         "Share Transfer Order" shall mean a transfer order (peredatochnoye rasporyazhenie) substantially in the form of Schedule 3 to Exhibit A.

         "Shares" shall have the meaning specified in the first recital hereto.

         "Telenor Share Purchase Agreement" shall mean the Share Purchase Agreement dated as of May 30, 2001 between Overture Limited and Telenor East Invest AS.

         "Termination Agreement" shall mean the Termination Agreement dated as of the date hereof between and among Telenor, Telenor Communication AS, the Company, VimpelCom Finance B.V., VimpelCom B.V., VC Limited, Dr. Zimin, Glavsotkom and the Bee Line Fund.

         "Transfer" shall mean any direct or indirect sale, exchange, transfer (including, without limitation, any transfer by gift or operation of law, or any transfer of an economic interest in any derivative security of any Security), assignment, distribution or other disposition, or issuance or creation of any option or any voting proxy, voting trust or other voting agreement in respect of any Person or instrument (including, without limitation, any of the Securities), whether in a single transaction or a series of related transactions, including without limitation, (a) the direct or indirect enforcement or foreclosure of any Lien or (b) any Change of Control; provided, that nationalization, expropriation, confiscation, bankruptcy (other than any bankruptcy initiated by the petition of any Party, or any Affiliate of any such Party), arrest or any similar Action or Proceeding initiated by any Governmental or Regulatory Authority in respect of any Person or instrument shall not constitute a Transfer.

         "US Dollars" and "US$" shall mean the lawful currency of the United States of America.

1.02     INTERPRETATION

         Unless the context of this Agreement otherwise requires, the following rules of interpretation shall apply to this Agreement:

         (a)the singular shall include the plural, and the plural shall include the singular;

         (b)words of any gender shall include each other gender;

         (c)the words "hereof, "herein", "hereby", "hereto" and similar words refer to this entire Agreement and not to any particular Section or any other subdivision of this Agreement;

         (d)a reference to any "Article", "Section", "Schedule" or "Exhibit" is a reference to a specific Article or Section of, or Schedule or Exhibit to, this Agreement;

         (e)a reference to any law, statute, regulation, notification or statutory provision shall include any amendment, modification or re-enactment thereof, any regulations promulgated thereunder from time to time, and any interpretations thereof from time to time by any regulatory or administrative authority;

         (f)a reference to any agreement, instrument, contract or other document shall include any amendment, amendment and restatement, supplement or other modification thereto;

         (g)a reference to any Person shall include such Person's successors and permitted assigns under any agreement, instrument, contract or other document; and

         (h)whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

         ARTICLE II    PURCHASE OF SHARES

2.01     SALE AND PURCHASE OF SHARES

         On and subject to the terms and conditions set forth herein, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller at the Closing, the Shares at a price of Twenty US dollars (US$20) per Share for the aggregate purchase price equal to One Million Nine Hundred Thirty Four Thousand Eight Hundred US dollars (US$1,934,800).

2.02     CLOSING

         The consummation of the transactions contemplated by this Agreement (the "Closing") shall be held at 10:00 a.m. (Moscow time) at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Company, located at Dukat Place II, 7 Ulitsa Gasheka, 123056 Moscow, Russian Federation, on the Closing Date, simultaneously with the Company Closing and the closing under the Preferred Stock Purchase Agreement and the Telenor Share Purchase Agreement. The Purchaser shall notify the Seller in accordance with Section 8.09 of (i) proposed date of the Closing at least fifteen (15) Business Days prior to such date and (ii) the actual date of the Closing at least five (5) Business Days prior to such date. The Parties are committed to taking all necessary action so that the Closing Date will occur no later than the Final Date.

         At the Closing, each and all of the following actions shall take place, all of which shall be considered to be taking place simultaneously and none of which shall be considered to have taken place until and unless all of these actions shall have taken place:

         (a) the Seller shall deliver to the Purchaser a certificate to the effect that the representations and warranties of the Seller contained in this Agreement are true and correct at and as of the Closing Date;

         (b) the Seller shall deliver to the Purchaser a certificate to the effect that conditions precedent to the obligations of the Purchaser contained in this Agreement have been satisfied (or waived by the Seller);

         (c) the Purchaser shall deliver to the Seller a certificate to the effect that the representations and warranties of the Purchaser contained in this Agreement are true and correct at and as of the Closing Date;

         (d) the Purchaser shall deliver to the Seller a certificate to the effect that the conditions precedent to the obligations of the Seller contained in this Agreement have been satisfied (or waived by the Purchaser);

         (e) the Seller and the Purchaser shall execute and deliver the Individual Share Purchase Agreement;

         (f) the Seller and the Purchaser shall execute and deliver the Share Transfer Order;

         (g) the Seller shall deliver (or cause to be delivered) to the Purchaser an extract from the register of the Company's shareholders maintained by the Registrar, evidencing the registration of the Shares in the name of the Purchaser, free and clear of all Liens;

         (h) the Purchaser shall deliver to the Seller a copy of the payment order for the Purchase Price in accordance with Section 2.02 stamped as proof of execution by the Purchaser's bank;

         (i) the Seller shall receive an extract from the Seller's bank account confirming credit to the Seller's bank account of the Purchase Price stamped by the Seller's bank;

         (j) the Seller and the Purchaser shall execute two (2) originals of a notice to the FCSM meeting the requirements of Article 29 of the Federal Law of 22 April 1996 No. 39-FZ "On the Securities Market" regarding the sale by the Seller and the purchase by the Purchaser of the Shares; and

         (k)the Purchaser and the Seller shall execute a cross-receipt evidencing receipt of the Shares, the Purchase Price and the various documents set forth above and completion of the Closing.

2.03     CONSIDERATION TO BE DELIVERED

         Subject to the terms and conditions hereof and in consideration of the sale and transfer to the Purchaser by the Seller of the Shares, on the Closing Date, the Purchaser shall pay to the Seller as consideration for the Shares being sold by the Seller by wire transfer, in immediately available funds, to a bank account designated in writing by the Seller pursuant to Section 6.10, the Purchase Price.

         ARTICLE III    REPRESENTATIONS AND WARRANTIES

3.01     REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The Purchaser represents and warrants to the Seller that, on and as of the date of this Agreement and on and as of the Closing Date:

         (a)The Purchaser is a company duly organized and validly existing as a legal entity under the Laws of Gibraltar and has all requisite corporate and other power and authority to carry on its business as now being and heretofore conducted and to own, use, lease, operate and dispose of the Assets and Properties which it currently owns, uses, leases and operates.

         (b)The Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, provided, that the Purchaser must obtain the approval of the MAMP to consummate the acquisition of the Shares. The execution and delivery of this Agreement by the Purchaser, and the performance by the Purchaser of its obligations hereunder have been duly and validly authorized and no other corporate action on the part of the Purchaser, its board of directors or its shareholders is necessary therefor.

         (c)This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights and remedies generally and by general equitable principles (whether applied by a court of law or equity).

         (d)The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not:

         (i) conflict with or result in a violation or breach of any of the terms or conditions of the Purchaser's constitutive documents;

         (ii) subject to obtaining the consents, approvals and actions, making the filings and giving the notices specified in Schedule 3.01(d)(ii), conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Purchaser or any of its Assets and Properties;

         (iii) conflict with, constitute a breach of or result in a default under any Contract or License to which the Purchaser is a party or by which any of its Assets and Properties is bound; or

         (iv) conflict with any of the Company's internal policies and/or procedures, including without limitation, any policy with respect to insider trading.

         (e)Except as specified in Schedule 3.01(d)(ii), no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Purchaser is required in connection with the Purchaser's execution, delivery or performance of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby.

         (f)There are no Actions or Proceedings pending or, to the knowledge of the Purchaser, threatened against, the Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order which (i) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, (ii) restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement or (iii) would otherwise result in a material impairment of the Seller's rights under this Agreement.

         (g)All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with the Seller without the intervention of any Person on behalf of the Purchaser in such manner as to give rise to any valid claim by any Person against the Seller for any finder's fee, brokerage commission or similar payment.

         (h) The Purchaser is acquiring the Shares for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any distribution thereof or with any present intention of selling, distributing or otherwise disposing of such shares, except in compliance with the Securities Act and all other applicable securities Laws.

         (i) The Purchaser (a) possesses such knowledge and experience in financial and business matters as to enable it to evaluate the merits and risks of its investment in the Shares, (b) understands and is able to bear the economic risk involved in acquiring the Shares, including any loss relating to or arising out of such investment, (c) understands that, as of the date of this Agreement, the Shares are not registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, any "U.S. person", as such term is defined in Rule 902 of Regulation S under the Securities Act, except pursuant to an effective registration statement under the Securities Act, in accordance with Regulation S under the Securities Act or pursuant to another applicable exemption from the registration requirements of the Securities Act, (d) is not a "U.S. person" (as so defined) and is not acquiring any Shares for the account or benefit of any "U.S. person" (as so defined), (e) acknowledges and agrees that the offer and sale of the Shares to the Purchaser have taken place outside of the United States or any of its territories or possessions and (f) has not engaged in any directed selling efforts (as defined in Rule 902 of Regulation S) with respect to the Shares.

3.02     REPRESENTATIONS AND WARRANTIES OF SELLER

         The Seller represents and warrants to the Purchaser that, on and as of the date of this Agreement and on and as of the Closing Date:

         (a)The Seller is a Russian citizen and has all requisite power and authority to dispose of the Shares.

         (b)The Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder, and to consummate the transactions contemplated hereby, including, without limitation, to sell the Shares to the Purchaser. The execution and delivery of this Agreement by the Seller and the performance by the Seller of his obligations hereunder do not require any other action on the part of the Seller (subject to execution of the spousal consent in the form attached as Schedule 3.02(b) hereto).

         (c)This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally and by general equitable principles (whether applied by a court of law or equity).

         (d)The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby will not:

         (i) subject to obtaining the consents, approvals and actions, making the filings and giving the notices specified in Schedule 3.02(d)(i), conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Seller or any of its Assets and Properties; or

         (ii) subject to obtaining the third party consents specified in
Schedule 3.02(d)(i), conflict with or constitute a breach of or result in a default under any Contract or License to which the Seller is a party or by which any of its Assets and Properties (including, without limitation, any Shares) is bound.

         (e)Except as specified in Schedule 3.02(d)(i), no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Seller is required in connection with the Seller's execution, delivery or performance of this Agreement or the consummation by the Seller of the transactions contemplated hereby.

         (f) There are no Actions or Proceedings pending or, to the knowledge of the Seller, threatened against, the Seller or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order which
(i) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, (ii) restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement or
(iii) would otherwise result in a material impairment of the Purchaser's rights under this Agreement.

         (g) To the best of the knowledge of the Seller, the Shares (i) have been duly authorized and validly issued, and (ii) were properly registered with the appropriate authorities competent for registration of the issuance thereof. The Shares are not subject to any preemptive or similar rights with respect to the Company or any other Person. All Shares are uncertificated.

         (h) On the Closing Date, the Seller will have, good and marketable title to the Shares, free and clear of all Liens, equities and claims of any nature, and the Seller will have full right, power and authority to sell, assign, transfer and deliver the Shares to the Purchaser. Except for this Agreement, there are no outstanding Options with respect to any of the Shares. Upon registration of the Shares in the name of the Purchaser in the register of the Company's shareholders, against payment therefor in accordance with the terms of this Agreement, good and valid title to the Shares, free and clear of all Liens, equities and claims of any nature, will be transferred to the Purchaser.

         (i) The Shares were originally acquired by the Seller in compliance with all applicable United States federal and state securities laws and will be transferred to the Purchaser in compliance with all applicable United States federal and state securities laws. The Seller has not made any "directed selling efforts", as such term is defined in Rule 902 of Regulation S under the Securities Act, in the United States in connection with the offer and sale of the Shares to the Purchaser under this Agreement.

         (j) All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by the Seller directly with the Purchaser without the intervention of any Person on behalf of the Seller in such manner as to give rise to any valid claim by any Person against the Purchaser for any finder's fee, brokerage commission or similar payment.

         (k) The Seller has disclosed to the Purchaser all material facts relating to the Seller's title to the Shares. No written information in this respect provided to the Purchaser by the Seller or its counsel contains any untrue statement of a material fact.

         (m) The Seller has owned the Shares for more than four (4) years.


         ARTICLE IV     COVENANTS OF SELLER

         The Seller covenants and agrees with the Purchaser that, at all times from and after the date hereof until the Closing, the Seller will take any reasonable steps necessary for the Closing to occur and will comply with all covenants and provisions of this Article IV.

4.01     EXCLUSIVITY; NO SOLICITATIONS

         The Seller will not take, nor will it permit any of its Affiliates (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on its behalf or on behalf of any such Affiliate) to take, directly or indirectly, any action to initiate, assist, solicit, negotiate, encourage or accept any offer or inquiry from any Person (or any Person known by the Seller to be acting on behalf of another Person) to engage in, reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for the transfer, assignment, pledge, acquisition or other disposition of any of the Shares. If the Seller (or any Person acting for or on its behalf) receives from any Person any offer, inquiry or informational request relating to any transaction of this type referred to in this Section 4.01, the Seller will promptly advise such Person, by written notice, of the terms of this
Section 4.01 and, in each case, will promptly advise the Purchaser in writing of such offer, inquiry or request and, if such offer, inquiry or request is in writing, deliver a copy thereof to the Purchaser.

4.02     FULFILLMENT OF CONDITIONS

         The Seller will take all steps necessary and proceed diligently and in good faith to satisfy each condition precedent contained in Article VI which is required to be fulfilled by it, and will immediately notify the Purchaser if the Seller is unable to satisfy any such condition precedent.

4.03     RESTRICTIONS ON TRANSFER

         The Seller shall not Transfer any shares of Common Stock and/or Preferred Stock owned by the Seller, its Controlling Person, Controlled Affiliates of the Seller or such Controlling Person to any Restricted Person.

4.04     NEGATIVE COVENANT

         The Seller shall not take any direct or indirect actions which would make the Termination Agreement invalid in whole or in part.

         ARTICLE V COVENANT OF PURCHASER

         The Purchaser covenants and agrees with the Seller that, at all times from and after the date hereof until the Closing, the Purchaser will take all steps necessary and proceed diligently and in good faith to satisfy each condition precedent contained in Article VII which is required to be fulfilled by it, and will immediately notify the Seller if the Purchaser is unable to satisfy any such condition precedent.

         ARTICLE VI    CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS

         All obligations of the Purchaser under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser in writing):

6.01     REPRESENTATIONS AND WARRANTIES

         The Seller's representations and warranties contained in this Agreement shall be true and correct on and as of the Closing Date.

6.02     PERFORMANCE

         The Seller shall have fully performed and complied with its obligations under Article IV.

6.03     CONDITIONS PRECEDENT TO COMPANY CLOSING

         All conditions precedent to the obligations of the Company, the Purchaser and Telenor East Invest AS under the Primary Agreement shall have been fulfilled (or waived by the Company, the Purchaser or Telenor East Invest AS, as the case may be).

6.04     ORDERS AND LAWS

         There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to result in a material impairment of the rights of the Purchaser under this Agreement and there shall not be pending on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority (other than any Action on Proceeding initiated at the request of the Purchaser on any of its Affiliates) which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to the Purchaser or the Seller or the transactions contemplated by this Agreement or any such Law.

6.05     CONSENTS AND APPROVALS

         All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other Person specified in Schedule 3.01(d)(ii) and Schedule 3.02(d)(i) which are required to have been obtained, made or given (as applicable) by the Purchaser or the Seller, as the case may be, pursuant to applicable Law and are necessary for the performance of the obligations of the Purchaser or the Seller, as the case may be, under this Agreement (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived (unless any such condition relates to reporting or other requirements which by the terms of such consents, approvals, actions, filings or notices can only be effected on or after the Closing) and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority shall have occurred.

6.06     SECRETARY'S CERTIFICATE

         The Seller shall have delivered to the Purchaser a certificate of the secretary of the Seller as to the incumbency of, and such other documents as are necessary to evidence the signatory authority of, the Person or Persons executing this Agreement, the Individual Share Purchase Agreement, the Share Transfer Order and all other documents hereunder on behalf of the Seller, attached to which are true and correct copies of the Seller's memorandum of association and bye-laws and resolutions of the Seller's board of directors authorizing the Seller's execution, delivery and performance of this Agreement and the sale of the Shares in accordance with the terms hereof.

6.07     SHARES

         The Seller shall have delivered to the Purchaser (a) the documents listed in Schedule 1 to Exhibit A (as applicable) and (b) an extract from the register of the Company's shareholders, as maintained by the Registrar, dated the Closing Date, showing the Seller as the owner of the Shares, free and clear of all Liens.

6.08     SELLER'S WIRE INSTRUCTION

         The Seller shall have delivered (or caused to be delivered) to the Purchaser at least three (3) Business Days prior to the Closing Date the Seller's instruction for the wire transfer of the Purchase Price.

6.09     LEGAL OPINIONS

         The Purchaser shall have received opinions of Skadden, Arps, Slate, Meagher & Flom LLP, special New York and Russian counsel to the Seller, each substantially in the forms attached as Schedule 6.09 hereto.

         ARTICLE VII CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS

         All obligations of the Seller under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Seller in writing).

7.01     REPRESENTATIONS AND WARRANTIES

         The Purchaser's representations and warranties contained in this Agreement shall be true and correct on and as of the Closing Date.

7.02     PERFORMANCE

         The Purchaser shall have fully performed and complied with its obligations under Article V.

7.03     CONDITIONS PRECEDENT TO COMPANY CLOSING

         All conditions precedent to the obligations of the Company, the Purchaser and Eco Telecom under the Primary Agreement shall have been fulfilled (or waived by the Company, the Purchaser or Eco Telecom, as the case may be).

7.04     ORDERS AND LAWS

         There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to result in a material impairment of the rights of the Seller under this Agreement and there shall not be pending on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to the Purchaser or the Seller or the transactions contemplated by this Agreement of any such Law.

7.05     CONSENTS AND APPROVALS

         All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority specified in Schedule 3.01(d)(ii) and
Schedule 3.02(d)(i) which are required to have been obtained, made or given (as applicable) by the Purchaser or the Seller, as the case may be, pursuant to applicable Law and are necessary for the performance of the obligations of the Purchaser or the Seller, as the case may be, under this Agreement (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived (unless any such condition relates to reporting or other requirements which by the terms of such consents, approvals, actions, filings or notices can only be effected on or after the Closing) and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority shall have occurred.

7.06     SECRETARY'S CERTIFICATE

         The Purchaser shall have delivered to the Seller a certificate of the secretary of the Purchaser as to the incumbency of, and such other documents as are necessary to evidence the signatory authority of, the Person or Persons executing this Agreement, the Individual Share Purchase Agreement, the Share Transfer Order, the Purchase Price payment order and all other documents hereunder on behalf of the Purchaser, attached to which are true and correct copies of the Purchaser's constitutive documents and resolutions of the Purchaser's board of directors authorizing the Purchaser's execution, delivery and performance of this Agreement and the acquisition of the Shares in accordance with the terms hereof.

7.07     LEGAL OPINIONS

         The Seller shall have received (a) an opinion of Herbert Smith, special New York counsel to the Purchaser, (b) an opinion of Herbert Smith CIS Legal Services, special Russian counsel to the Purchaser, and (c) an opinion of Triay & Triay, special Gibraltar counsel to the Purchaser, each substantially in the forms attached as Schedule 7.07 hereto.

7.08     REGISTRATION DOCUMENTS

         The Purchaser shall have delivered to the Seller (a) the documents listed in Schedule 2 to Exhibit A (as applicable) and (b) the Power of Attorney, duly notarized and legalized (apostilled), to receive an extract from the Purchaser's personal account in the register of the Company's shareholders maintained by the Registrar, evidencing registration of the Shares in the name of the Purchaser.

7.09     ACCOUNT WITH THE REGISTRAR

         The Purchaser shall have opened a personal account with the Registrar and such personal account shall remain open and operational on the Closing Date.

         ARTICLE VIII     MISCELLANEOUS

8.01     INDEMNIFICATION

         Each Party (the "Indemnifying Party") agrees to indemnify, defend and hold harmless the other Party (and its principals, officers, directors, employees, Affiliates and assigns) (the "Indemnified Party") from and against any and all losses, liabilities, damages, deficiencies, costs or expenses, including attorneys' fees, disbursements or other charges, based upon, arising out of, or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or undertaking of the Indemnifying Party contained in this Agreement, provided that the liability of each Party for indemnification under this Section 8.01 shall not exceed the lesser of (a) an amount equal to the total of such losses, liabilities, damages, deficiencies, costs or expenses indemnified against hereunder and (b) the Purchase Price. Each Party's indemnity hereunder shall be in addition to any liability to which the Indemnifying Party may otherwise be subject, provided that any recovery by the Indemnified Party from the Indemnifying Party in respect of a claim under this
Section 8.01 shall be without duplication of any other recovery for such claim by the Indemnified Party from the Indemnifying Party.

8.02     TERMINATION

         This Agreement shall terminate and the transactions contemplated hereby shall be abandoned:

         (a) at any time prior to the Closing, by mutual written agreement of the Seller and the Purchaser;

         (b) on the Final Date, if the Closing shall not have occurred on or before such date; or

         (c) on the date on which a meeting of the shareholders of the Company is held at which a vote of such shareholders is conducted concerning the transactions contemplated by the Principal Agreements and such shareholders fail to approve the transactions contemplated by the Principal Agreements.

8.03     EFFECT OF TERMINATION

         (a) If this Agreement is validly terminated pursuant to Section 8.02(a) or (c), this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Seller or the Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to expenses in Section
8.08 and confidentiality in Section 8.11 will continue to apply following any such termination.

         (b) Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 8.02(b), the Seller will remain liable to the Purchaser for any breach of this Agreement by the Seller existing at the time of such termination, and the Purchaser will remain liable to the Seller for any breach of this Agreement by the Purchaser existing at the time of such termination, and the Seller or the Purchaser, as the case may be, may seek such remedies, including damages and legal fees, against the other Party with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

8.04     ENTIRE AGREEMENT

         This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof, and contains the sole and entire agreement between the Parties with respect to the subject matter hereof.

8.05     WAIVER

         Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative. No failure on the part of any Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.06     NO THIRD PARTY BENEFICIARY

         The terms and provisions of this Agreement are intended solely for the benefit of each Party and its successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

8.07     ASSIGNMENT

         Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

8.08     EXPENSES

         Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each of the Parties will pay its own costs and expenses, including, without limitation, legal fees, incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby; provided that each Party shall pay an equal portion of the fee charged by the Registrar to register the Shares in the name of Purchaser.

8.09     NOTICE

         All notices, requests and other communications hereunder, including any request for arbitration, must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by courier to the Parties at the following addresses or facsimile numbers:

(a)    If to the Purchaser, to:

       Eco Telecom Limited
       Suite 2, 4 Irish Place
       Gibraltar
       Facsimile No.: +350-41988
       Attention: Franz Wolf

       with a copy to:

       OOO Alfa-Eco
       21 Ulitsa Novy Arbat
       121019 Moscow
       Russian Federation

       Facsimile No.: +7095-201-5914
       Attention: Stanislav Shekshnya

       and a copy to:

       Herbert Smith CIS
       24 Korobeinikov Pereulok
       119034 Moscow
       Russian Federation
       Facsimile No.: + 7095-363-6501
       Attention: Vladimir Afonkin

(b)    If to the Seller, to:

       Dr. Dmitri Borisovich Zimin
       Ulitsa 1-aya Tverskaya-Yamskaya, Dom 2, Stroeniye 1
       125147 Moscow, Russian Federation
       Facsimile No.: + 7095- 721-0017

       with a copy to:

       Skadden, Arps, Slate, Meagher & Flom LLP
       Degtyarniy Pereulok 4, Building 1
       103009 Moscow, Russian Federation
       Facsimile: + 7095-797-4601
       Attention: Andre De Cort, Esq.

       All such notices, requests and other communications including any request for arbitration will: (a) if delivered personally to the address as provided in this section, be deemed given and effective upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given and effective upon receipt, and (c) if delivered by courier in the manner described above to the address as provided in this section, be deemed given and effective upon confirmed receipt (in each case, regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving written notice specifying such change to the other Party.

8.10     PUBLIC ANNOUNCEMENTS

         At all times at or before the Closing, neither the Purchaser nor the Seller will issue or make any reports, statements or releases to the public or, generally, to the employees, customers, suppliers or other Persons to whom the Company sells goods or provides services or with whom the Company otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other Party hereto, which consent shall not be unreasonably withheld. If any Party is unable to obtain the approval of its public report, statement or release from the other Party and such report, statement or release is, on the advice of legal counsel to such Party, required by Law or rule of any stock exchange in order to discharge such Party's disclosure obligations, then such Party may make or issue the legally required report, statement or release and promptly furnish the other Party with a copy thereof. The Purchaser and the Seller will also obtain each other's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transfer of the Shares contemplated by this Agreement.

8.11     CONFIDENTIALITY

         Each Party will hold, and will use its best efforts to cause its Affiliates and their respective representatives to hold, in strict confidence from any Person (other than any such Affiliate or representative), unless (a) compelled to disclose by judicial or administrative process or by other requirements of Law or (b) disclosed in an Action or Proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning (i) the other Party or any of its Affiliates furnished to it by such other Party or such other Party's representatives in connection with this Agreement or the transactions contemplated hereby and (ii) in the case of the Seller, all documents and information concerning the Company or any of its subsidiaries, except to the extent that such documents or information can be shown to have been (A) previously known by the Party receiving such documents or information, (B) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of the receiving Party or (C) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party to keep such documents and information confidential.

8.12     COUNTERPARTS

         This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either Party may execute this Agreement by signing any such counterpart.

8.13     AMENDMENT

         This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

8.14     ARBITRATION; CONSENT TO JURISDICTION

         (a) With respect to any and all disputes, controversies or claims arising under, relating to or in connection with this Agreement or the breach, termination or validity thereof ("Disputes"), a Party initiating any suit, action or arbitration or other proceeding in connection with any Dispute (a "claimant") may at its sole discretion elect to settle such Dispute (i) by arbitration, in which case such Dispute shall be finally and exclusively settled by arbitration in accordance with the procedures set forth in Sections 8.14(b) and 8.14(c) or (ii) by bringing such suit, action or other proceeding in a court of any competent jurisdiction.

         (b) If a claimant elects (as provided in Section 8.14(a)) to settle any Dispute by arbitration, such Dispute shall be finally and exclusively settled by arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce ("ICC") then in effect (the "ICC Rules") by a panel of three
(3) arbitrators with the following terms and conditions:

         (i) In the event of any conflict between the ICC Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

         (ii)     The place of the arbitration shall be Geneva, Switzerland.

         (iii) The claimant and respondent shall each nominate one arbitrator in accordance with the ICC Rules. The two party-appointed arbitrators shall have thirty (30) days from the date of the nomination of the second arbitrator to agree on the nomination a third arbitrator who shall serve as chair of the tribunal. Any arbitrator not timely nominated, shall, on the request of any Party, be appointed by the ICC Court of Arbitration in accordance with the ICC Rules.

         (iv) The English language shall be used as the written and spoken language for the arbitration, the award and all matters connected with the arbitration.

         (v) The award of the arbitrators shall be final and binding on the Parties may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing Party in any competent jurisdiction.

         (c) To the extent related to any arbitration initiated in accordance with Sections 8.14(a)(i) and 8.14(b), each Party unconditionally and irrevocably agrees to submit to the non-exclusive jurisdiction of the courts located in Geneva, Switzerland (the "Geneva Courts"), for the purpose of any proceedings in aid of arbitration and for interim or conservatory measures before an arbitral tribunal is duly constituted under this

Agreement, and for proceedings arising out of or relating to the enforcement of any award or order of an arbitral tribunal duly constituted under this Agreement. Each Party unconditionally and irrevocably waives any objections that they may have now or in the future to such jurisdiction including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

8.15     SURVIVAL

         The Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of the Seller contained in this Agreement. All representations and warranties of the Parties contained in Article III shall survive the Closing and remain in effect for a period of eighteen (18) months following the Closing Date. The covenants of the Seller contained in Sections
4.03 and 4.04 hereof shall survive the Closing and remain in effect until the earlier to occur of (i) the Seller, the Controlling Person(s) of the Seller, and the Controlled Affiliates of the Seller and such Controlling Person(s) ceasing to own any shares of Common Stock and/or Preferred Stock or (ii) the Purchaser, the Controlling Person(s) of the Purchaser, and Controlled Affiliates of the Purchaser and such Controlling Person(s) ceasing to own twenty-five percent (25%) plus one (1) voting shares of the Company. In addition to the foregoing, the obligations of the Parties under this Article VIII shall survive the Closing and the termination of this Agreement.

8.16     SEVERABILITY

         If any one or more of the provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

8.17     GOVERNING LAW

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to its conflict of law principles except for New York General Obligations Law Section 5-1401.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date first above written.

                                  Purchaser

                                  ECO TELECOM LIMITED

                                  By  /s/ Serge Barychkov

                                      Name: Serge Barychkov
                                      Title: Attorney-in-Fact

                                  Seller

                                  DR. DMITRI BORISOVICH ZIMIN


                                  /s/ Dr Dmitri Borisovich Zimin

                        [SCHEDULES INTENTIONALLY OMITTED]

                                           EXHIBIT A TO SHARE PURCHASE AGREEMENT

                   FORM OF INDIVIDUAL SHARE PURCHASE AGREEMENT

                            SHARE PURCHASE AGREEMENT

         This Share Purchase Agreement (this "Agreement") is entered into in the city of Moscow, the Russian Federation, on _______, 2001, between ECO TELECOM LIMITED, a company organized and existing under the laws of Gibraltar with its registered office at: 10/8 International Commercial Centre, Casemates Square, Gibraltar (the "Purchaser"), and Dr. DmitrI Borisovich Zimin, a Russian citizen, holding a passport XXIV-MIO No. 520067, issued on 4 January 1980 by 126
Moscow Militia Department, residing at: 269, Building 3, House 53, Ulitsa Festivalnaya, Moscow 125502 (the "Seller" and, together with the Purchaser, collectively, the "Parties"). The Parties hereby agree as follows:

1.       Subject of the Agreement

                  The Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller ordinary registered shares of Open Joint Stock Company "Vimpel-Communications", an open joint stock company organized and existing under the laws of the Russian Federation (the "Issuer"), with its legal address at 10-12, Ulitsa 8-Marta, Moscow, 125683, Russia. The number of shares being sold hereunder is Ninety Six Thousand Seven Hundred Forty (96,740) ordinary registered shares, with a nominal value of 0.005 rubles per share, Registration No. 73-1-6945 (the "Shares"). The purchase price of the Shares is Twenty US dollars (US$20) per share, amounting to One Million Nine Hundred Thirty Four Thousand Eight Hundred US dollars (US$1,934,800) for all Shares (the "Purchase Price"). The Purchaser shall pay to the Seller the Purchase Price in Russian rubles at the exchange rate of the Central Bank of Russia on the date of payment by wire transfer in immediately available funds to the Seller's account as specified in
         Section 10 hereof.

2. Obligations of the Parties and Incorporation of the Share Purchase Agreement by Reference

                  The purchase of the Shares shall be subject to the terms set forth in the Share Purchase Agreement dated as of May 30, 2001 between the Seller and the Purchaser (the "Share Purchase Agreement"). The Share Purchase Agreement is hereby incorporated into this Agreement by reference and constitutes an inalienable part of this Agreement. All terms used, but not otherwise defined herein, shall have the meanings ascribed to them in the Share Purchase Agreement.

3.       Representations and Warranties of the Seller

                  The Seller hereby represents and warrants to the Purchaser that the representations and warranties of the Seller set forth in
         Section 3.02 of the Share Purchase Agreement are true and correct.

4.       Representations and Warranties of the Purchaser

                  The Purchaser hereby represents and warrants to the Seller that the representations and warranties of the Purchaser set forth in
         Section 3.01 of the Share Purchase Agreement are true and correct.

5.       Share Transfer

                  Concurrently with the execution of this Agreement, (i) the Seller has delivered to the Purchaser the documents specified in
         Schedule 1 hereto (to the extent applicable), together with a duly executed share transfer order, as established by Russian law, substantially in the form attached as Schedule 3 hereto, and (ii) the Purchaser has delivered to the Seller the documents specified in
         Schedule 2 hereto (to the extent applicable), and a power of attorney substantially in the form attached as Schedule 4 hereto, and duly executed the share transfer order provided earlier by the Seller pursuant to (i) above, in order for the transfer of the Shares from the Seller to the Purchaser to be registered in the register of shareholders of the Issuer.

6.       Payment Order

                  Concurrently with the execution of this Agreement, the Purchaser has delivered to the Seller a duly executed payment order for transferring the Purchase Price to the Seller.

7.       Governing Law

                  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

8.       Dispute Resolution

                  Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled in accordance with Section 8.14 of the Share Purchase Agreement.

9.       Counterparts and Language

                  This Agreement is being executed in both English and Russian, with two originals in each language, and the Parties agree that in the event of a discrepancy between the English and the Russian language versions, the English language version shall prevail.

10.      Bank Details of the Seller

                  The Purchase Price shall be transferred by the Purchaser to the following bank account of the Seller:


                  IN WITNESS WHEREOF, this Share Purchase Agreement has been duly executed and delivered by each Party hereto this _____ day of ___________, 2001.

         PURCHASER                          SELLER
         ECO TELECOM LIMITED                DR. DMITRI BORISOVICH
                                            ZIMIN

         By______________________           ______________________
              Name:
              Title:







                        [SCHEDULES INTENTIONALLY OMITTED]

                                                                       EXHIBIT F




                            SHARE PURCHASE AGREEMENT



                            dated as of May 30, 2001



                                     between



                               ECO TELECOM LIMITED



                                       and



                                OVERTURE LIMITED

                                TABLE OF CONTENTS


ARTICLE I    DEFINITIONS AND INTERPRETATION                                  1

      1.01  Definitions                                                      1

      1.02  Interpretation                                                   11

ARTICLE II    PURCHASE OF SHARES                                             12

      2.01  Sale and Purchase of Shares                                      12

      2.02  Payment of the Purchase Price                                    13

      2.03  Closing                                                          14

      2.04  Actions at Closing                                               14

ARTICLE III    REPRESENTATIONS AND WARRANTIES                                15

      3.01  Representations and Warranties of Purchaser                      15

      3.02  Representations and Warranties of Seller                         17

ARTICLE IV   COVENANTS OF SELLER                                             19

      4.01  Exclusivity; No Solicitations                                    20

      4.02  Fulfillment of Conditions                                        20

      4.03  Disclosure of Certain Information                                20

      4.04  Restrictions on Transfer                                         20

ARTICLE V   COVENANTS OF PURCHASER                                           21

      5.01  Payment of Gain on Disposal                                      21

      5.02  Fulfillment of Conditions                                        21

      5.03  Common Stock Pledge and Call Option                              21

      5.04  Compliance with Supplemental Agreements                          22

ARTICLE VI CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS               22

      6.01  Representations and Warranties                                   23

      6.02  Performance                                                      23

      6.03  Conditions Precedent to Company Closing                          23

      6.04  Orders and Laws                                                  23

      6.05  Consents and Approvals                                           23

      6.06  Secretary's Certificate                                          24

      6.07  Shares                                                           24

      6.08  Legal Opinions                                                   24

      6.09  Termination of Original Preferred Stock Call Option              24

      6.10  Surety                                                           24

ARTICLE VII CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS                     25

      7.01  Representations and Warranties                                   25

      7.02  Conditions Precedent to Company Closing                          25

      7.03  Orders and Laws                                                  25

      7.04  Consents and Approvals                                           25

      7.05  Secretary's Certificate                                          26

      7.06  Legal Opinions                                                   26

      7.07  Additional Agreements                                            26

      7.08  Sberbank Restructuring                                           26

      7.09  Registration Documents                                           26

      7.10  Personal Account with the Registrar                              27

ARTICLE VIII    MISCELLANEOUS                                                27

      8.01  Indemnification                                                  27

      8.02  Termination                                                      27

      8.03  Effect of Termination                                            28

      8.04  Entire Agreement                                                 29

      8.05  Waiver                                                           29

      8.06  No Third Party Beneficiary                                       29

      8.07  Assignment                                                       29

      8.08  Expenses                                                         30

      8.09  Notice                                                           30

      8.10  Public Announcements                                             32

      8.11  Confidentiality                                                  32

      8.12  Counterparts                                                     33

      8.13  Amendment                                                        33

      8.14  Arbitration, Consent to Jurisdiction                             33

      8.15  Survival                                                         34

      8.16  Severability                                                     35

      8.17  Governing Law                                                    35

      Schedule 1              Shares
      Schedule 2              Form of Power of Attorney
      Schedule 3A             Form of Preferred Share Transfer Order
      Schedule 3B             Form of Common Share Transfer Order
      Schedule 3.01(d)(ii)    Purchaser's Consents and Approvals
      Schedule 3.02(d)(ii)    Seller's Consents and Approvals
      Schedule 4              Form of Endorsement
      Schedule 5              Form of Guarantee
      Schedule 6.07           List of Documents Required from the Seller
      Schedule 6.08(a)(i)     Form of Seller's New York law opinion
      Schedule 6.08(a)(ii)    Form of Seller's Russian law opinion
      Schedule 6.08(b)        Form of Seller's Bermuda law opinion
      Schedule 7.06(a)        Form of Purchaser's New York law opinion
      Schedule 7.06(b)        Form of Purchaser's Russian law opinion
      Schedule 7.06(c)        Form of Purchaser's Gibraltar law opinion

      Exhibit A               Form of Call Option Agreement
      Exhibit B               Form of Pledge Agreement
      Exhibit C               Forms of Supplemental Agreements

      THIS SHARE PURCHASE AGREEMENT dated as of May 30, 2001 is entered into by and between (i) ECO TELECOM LIMITED, a company organized and existing under the laws of Gibraltar with its registered office at: 10/8 International Commercial Centre, Casemates Square, Gibraltar (the "Purchaser"), and (ii) OVERTURE LIMITED, an exempted limited company organized under the laws of Bermuda (Registration No. 30335) with its registered office at: Richmond House, 12 Par-la-Ville Road, Hamilton HM 08 Bermuda (the "Seller").


                                   WITNESSETH

      WHEREAS, the Seller wishes to sell (i) Six Million Four Hundred Twenty Six Thousand Six Hundred (6,426,600) issued shares of preferred stock, par value
0.005 rubles per share (collectively, the "Preferred Shares"), of Open Joint Stock Company "Vimpel-Communications", an open joint stock company organized and existing under the laws of the Russian Federation (the "Company"), which are specified in Schedule 1 and (ii) Sixteen Thousand Three Hundred Sixty Two (16,362) shares of common stock, par value 0.005 rubles per share (collectively, "Common Shares") of the Company, which are specified in Schedule 1 (the Preferred Shares and Common Shares shall be collectively referred to as "Shares"); and

      WHEREAS, the Purchaser wishes to purchase the Shares from the Seller, in each case, on and subject to the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:


                    ARTICLE I DEFINITIONS AND INTERPRETATION

1.01  DEFINITIONS

      As used herein, the following terms shall have the following meanings:

      "Actions or Proceedings" shall mean any action, suit, proceeding or arbitration commenced, brought conducted or heard by or before any Governmental or Regulatory Authority.

      "Additional Agreements" shall mean collectively (i) the Pledge Agreement and (ii) the Call Option Agreement.

      "Affiliate" shall mean with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person or Persons specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including, without limitation, any protector or settlor of a trust or in which such Person or Persons specified herein, directly or indirectly, has a substantial beneficial interest) and any Person who is controlled by any such trust or estate. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise) of such Person.

      "Agreement" shall mean this Share Purchase Agreement and the Schedules and Exhibits hereto.

      "Assets and Properties" shall mean, with respect to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, used, operated owned or leased by such Person, including, without limitation, cash, cash equivalents, Investments accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

      "Bee Line Fund" shall mean "Bee Line" Non-Profit Fund (known in Russian and formerly known in English as the Fund for Non-Commercial Programs "Bee Line"), a nonprofit organization organized and existing under the Laws of the Russian Federation.

      "Board" shall mean the Board of Directors of the Company.

      "Business Day" shall mean a day other than a Saturday, a Sunday or any day on which banks located in Moscow, Russia, London, England, Oslo, Norway or New York, New York are authorized or obliged to close.

      "Call Option Agreement" shall mean the Call Option Agreement, in the form attached as Exhibit A hereto, by and between the Purchaser and the Seller to be executed and delivered on and as of the Closing Date with respect to a call option on the Preferred Stock as provided therein.

      "Change of Control" shall mean, with respect to any Party or any Controlling Person of such Party, (a) the sale or other disposition of all or substantially all of such Party's or such Controlling Person's assets, in one or a series of related transactions, to any Person or Persons (other than a Controlling Person of such Party or any Controlled Affiliate or Controlled Affiliates of such Controlling Person), (b) the sale or other disposition of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such Party or Controlling Person, in one or a series of related transactions, to any Person or Persons (other than a Controlling Person of such Party or any Controlled Affiliate or Controlled Affiliates of such Controlling Person), (c) the merger or consolidation of such Party or Controlling Person with or into another Person or the merger of another Person into such Party or Controlling Person with the effect that any Person or Persons other than the existing shareholders of such Party or Controlling Person prior to such transaction own or control, directly or indirectly, more than fifty (50%) of the securities having ordinary voting power for the election of directors or other governing body of the Person surviving such merger, or the Person resulting from such consolidation or (d) the liquidation or dissolution of such Party or Controlling Person; provided, however, that in the event an individual is a Party or a Controlling Person, the death of such individual and the transfer, assignment or other disposal taking place at the time of such individual's death as a result of legal succession, inheritance by will or any other arrangements made by such individual prior to his (her) death will not be considered a Change of Control; and, provided, further, that the rights of any legal entity that is a Party and a Controlled Affiliate of an individual at the time of such individual's death shall not be affected as a result of such individual's death irrespective of the Change of Control over such Party resulting from the arrangements referred to in the preceding proviso.

      "Charter" shall mean the most recent version of the charter (ustav) of the Company, as registered with the MRC on August 23, 1996, and as amended on October 3, 1996 (approved by the Board on September 30, 1996), December 17, 1996 (approved by the Board on November 20, 1996), December 17, 1996 (approved by the GMS on November 29, 1996), September 3, 1998 (approved by the GMS on June 16,
1998), February 22, 1999 (approved by the GMS on January 29, 1999), July 7, 1999 (approved by the GMS on June 11, 1999), July 22, 1999 (approved by the Board on July 6, 1999), July 31, 2000 (approved by the GMS on June 30, 2000) and September 20, 2000 (approved by the Board on August 24, 2000).

      "Closing" shall have the meaning specified in Section 2.03.

      "Closing Date" shall mean the date on which the Company Closing is scheduled to occur.

      "Common Shares" shall have the meaning specified in the first recital hereto.

      "Common Share Transfer Order" shall mean a transfer under (peredatochnoye rasporyazhenie) substantially in the form of Schedule 3B.

      "Common Stock" shall mean the shares of common stock of the Company, as defined in Section 6.1 of the Charter.

      "Common Stock Additional Agreements" shall mean collectively (i) the Common Stock Pledge Agreement and (ii) the Common Stock Call Option Agreement.

      "Common Stock Call Option Agreement" shall mean the Call Option Agreement in respect of certain shares of Common Stock, in the form attached as Exhibit A to the Call Option Agreement, by and between the Purchaser and the Seller to be executed and delivered on and as of the Pledge and Call Option Closing Date.

      "Common Stock Pledge Agreement" shall mean the Pledge Agreement in respect of certain shares of Common Stock, in the form attached as Exhibit A to the Pledge Agreement, by and between the Purchaser and the Seller to be executed and delivered on and as of the Pledge and Call Option Closing Date.

      "Common Stock Purchase Agreement" shall mean the Share Purchase Agreement dated as of May 30, 2001 between Dr. Zimin and the Purchaser.

      "Company" shall have the meaning specified in the first recital hereto.

      "Company Closing" shall mean the Closing under (and as defined in) the Primary Agreement.

      "Contract" shall mean any agreement, letter of intent, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract or understanding (whether written or oral) in each case, to the extent legally binding.

      "Controlled Affiliate" shall mean, with respect to any Person, any Affiliate of the such Person in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body thereof or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner).

      "Controlling Person" shall mean, with respect to any Person, any other Person which owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such first named Person or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner of the such first named Person).

      "Controlled Transferee" shall have the meaning specified in Section 2.02.

      "Dr. Zimin" shall mean Dr. Dmitri Borisovich Zimin, a Russian citizen, holding a passport XXIV-MIO No.520067, issued on 4 January 1980 by 126 Moscow Militia Department, residing at:269, Building 3, House 53, Ulitsa Festivalnaya, Moscow 125502.

      "Eco Telecom Contribution Default" shall have the meaning specified in the Primary Agreement.

      "Endorsement" shall mean an endorsement executed by the Company or its designee in connection with the assignment to the Company or its designee of the Purchaser's obligations under this Agreement, substantially in the form of
Schedule 4 hereto.

      "Equity Interest" in a Person shall mean any share of stock of such Person, or any partnership share or other ownership interest in such Person.

      "Event of Default" shall mean any of the following events: (A) the failure of the Purchaser to pay the full amount of the Purchase Price on or before DECEMBER 25, 2003 at the place at and in the currency in which it is expressed to be payable, (B) the failure of the Purchaser to comply with its obligations under Section 3.1(d) of the Common Stock Pledge Agreement, (C) the taking of, or the failure to take action, which results in (i) the Pledge and/or the Pledge Agreement or the Common Stock Pledge Agreement, as the case may be, being held invalid by any court of law in any competent jurisdiction (provided that such invalidity is not the result of (x) the Seller's breach or failure to perform any representation, warranty, covenant or agreement contained in, or (y) the termination of the Pledge pursuant to the terms of, the Pledge Agreement or the Common Stock Pledge Agreement, as the case may be) or (ii) the Pledge ceasing to be validly registered in the registry of shareholders of the Company maintained by the Registrar (provided that the foregoing is not the result of (x) the Seller's breach or failure to perform any representation, warranty, covenant or agreement contained in or (y) the termination of the Pledge pursuant to the terms of, the Pledge Agreement or the Common Stock Pledge Agreement, as the case may be), or (D) the Pledge and Call Option Closing Date shall not have occurred within ten (10) Business Days following the Report Registration Date.

     "FCSM" shall mean the Federal Commission for the Securities Market of the Russian Federation (Federalnaya komissiya po rynku tsennikh bumag Rossiiskoy Federatsii or "FKTsB Rossii"), or any successor thereto, including any applicable territorial agent thereof.

      "Final Date" shall mean November 30, 2001, or such later date as may be determined in accordance with the Primary Agreement but in no event later than December 31, 2001.

      "Gain on Disposal" shall have the meaning specified in Section 5.01.

      "Glavsotkom" shall mean Glavsotkom LLC, a limited liability company organized and existing under the Laws of the Russian Federation.

      "GMS" shall mean the general meeting of the shareholders (obschee sobraniye aktsionerov) of the Company, as defined in Article 9 of the Charter.

      "Governmental or Regulatory Authority" shall mean any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official or other competent authority of any country or any state, as well as any county, city or other political subdivision of any of the foregoing.

      "Guarantee" shall mean the Guarantee in the form of Schedule 5 hereto to be executed and delivered by the Company upon the assignment of the Purchaser's obligations hereunder to the Company's designee pursuant to an Endorsement by the Company's designee.

      "Indemnified Party" shall have the meaning specified in Section 8.01.

      "Indemnifying Party" shall have the meaning specified in Section 8.01.

      "Intellectual Property" shall mean patents and patent rights, licenses, inventions, copyrights and copyright rights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks and trademark rights, service marks and service mark rights, trade names and trade name rights, service names and service name rights, brand names, processes formulae, trade dress, business and product names, logos, slogans, industrial models, processes, designs, methodologies, software programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

      "Investments" shall mean all debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures, general and limited partnerships, and other Persons, mortgage loans and other investment or portfolio assets owned of record or beneficially by a Person.

      "KBI" shall mean Open Joint Stock Company "KB Impuls", an open joint stock company organized and existing under the Laws of the Russian Federation.

      "KB Impuls-TV" shall mean Closed Joint Stock Company "KB Impuls-TV", a closed joint stock company organized and existing under the Laws of the Russian

Federation.

      "Laws" shall mean all laws, decrees, resolutions, instructions, statutes, rules, regulations, acts, ordinances and other pronouncements having the effect of law or regulation of any country or any state, as well as any county, city or other political subdivision of any of the foregoing.

      "Licenses" shall mean all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

      "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

      "Loss" shall mean any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including, without limitation, interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other similar proceedings or of any claim, default or assessment).

      "MAMP" shall mean the Ministry for Anti-Monopoly Policy and Support for Entrepreneurship of the Russian Federation (Ministerstvo Rossiyskoi Federatsii po Antimonopolnoy politike i podderzhke predprinimatelstva), or any successor thereto, including any applicable territorial agent thereof.

      "MRC" shall mean the Moscow Registration Chamber (Moskovskaya registratsionnaya palata), or any successor thereto.

      "Option" shall mean, with respect to any Person, any security, right, subscription, warrant, option, phantom stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any Equity Interest in such Person or any security of any kind convertible into or exchangeable or exercisable for any Equity Interest in such Person or (b) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of any Equity Interest in such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any Equity Interests in such Person are voted.

      "Order" shall mean any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority.

      "Original Preferred Stock Call Option" shall mean the call option on the Preferred Stock currently owned, of record or beneficially, by Dr. Zimin in accordance with the Zimin Preferred Stock Agreements.

      "Party" shall mean either of the Purchaser or the Seller and the plural thereof shall refer to each of them collectively.

      "Payment Date" shall mean the date on which the Purchase Price is or becomes due pursuant to Section 2.02, whether by acceleration or otherwise.

      "Person" shall mean any natural person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority, whether incorporated or unincorporated.

      "Pledge" shall mean the pledge created pursuant to the Pledge Agreement or the Common Stock Pledge Agreement, as the case may be, with the understanding that the pledge under the Pledge Agreement shall not be required to continue and shall cease to exist following the creation of a valid pledge under the Common Stock Pledge Agreement.

      "Pledge Agreement" shall mean the Pledge Agreement, in the form attached as Exhibit B hereto, by and between the Purchaser and the Seller to be executed and delivered on and as of the Closing Date with respect to the pledge of the Preferred Stock.

      "Pledge and Call Option Closing Date" shall mean the date on which (i) the Purchaser and the Seller shall have executed and delivered the Common Stock Pledge Agreement and the Common Stock Call Option Agreement and (ii) the pledge of the shares of Common Stock under the Common Stock Pledge Agreement has been registered in the register of shareholders of the Company maintained by the Registrar.

      "Power of Attorney" shall mean the power of attorney, issued by the Purchaser authorizing the Seller to receive an extract from the Purchaser's account in the register of shareholders of the Company, as maintained by the Registrar, on the Closing Date, substantially in the form of Schedule 2 hereto.

      "Preferred Share Transfer Order" shall mean a transfer order (peredatochnoye rasporyazhenie) substantially in the form of Schedule 3A.

      "Preferred Shares" shall have the meaning specified in the first recital hereto.

      "Preferred Stock" shall mean, collectively, the shares of preferred stock of the Company, as defined in Section 6.1 of the Charter.

      "Preferred Stock Call Option" shall mean the call option on the Preferred Stock owed by the Purchaser to the Company in accordance with the Primary Agreement.

      "Primary Agreement" shall mean the Primary Agreement dated as of May 30, 2001 between and among Telenor East Invest AS, the Purchaser and the Company.

      "Principal Agreements" shall have the meaning specified in the Primary Agreement.

      "Purchase Price" shall have the meaning specified in Section 2.01.

      "Purchaser" shall have the meaning specified in the preamble hereto.

      "Registrar" shall mean Closed Joint Stock Company National Registry Company (Natsionalnaya Registratsionnaya Kompaniya), a closed joint stock company organized under the laws of the Russian Federation and the duly appointed shareholder registrar of the Company, or any successor in such capacity thereto.

      "Report Registration Date" shall mean the date on which the Purchaser receives from the Company a notarized copy of the report on the results of the issuance of shares pursuant to the Primary Agreement, registered with the FCSM.

      "Restricted Person" shall mean any Person, or any Controlling Person or Controlled Affiliate of any such Person or Controlling Person, that is engaged in operating and/or managing (A) any means of mass communication (sredstvo massovoi informatsii), including, without limitation, agencies of mass communication, press agencies, newspapers, magazines, radio and television broadcasting companies and any other print or on-line/internet media, and (B) companies engaging in, or which own or control a telecommunications license for, cellular mobile telecommunications business (including GSM, GPRS, UMTS and 3G) in the Russian Federation, but not including (i) fixed wireless extensions (Last Mile Digital Subscriber (LMDS), Bluetooth, wireless local area network (wireless
LAN) and any form of Digital Subcriber Line (xDSL) services), (ii) fixed wireless access, (iii) satellite mobile services, (iv) mobile Internet portals and (v) similar businesses.

      "Russian Rubles" shall mean the lawful currency of the Russian Federation.

      "Sberbank" shall mean The Sberegatelny Bank of the Russian Federation, a commercial bank organized as an open joint stock company and existing under the Laws of the Russian Federation.

      "Sberbank Loan Agreements" shall mean, collectively, the Non-Revolving Credit Facility Agreement No. 9063 dated April 28, 2000 between Sberbank and the Company and Amendment Agreement No. 1 to Non-Revolving Credit Facility Agreement No. 9063 dated July 20, 2000 between Sberbank and the Company.

      "Sberbank Pledge Agreements" shall mean, collectively, the Agreement on Pledge of Securities No. 3-9063/2-06 dated January 18, 2001 between Sberbank and Bee Line Fund, the Agreement on Pledge of Securities No. 3-9063/2-05 dated January 18, 2001 between Sberbank and Bee Line Fund, the Agreement on Pledge of Securities No. 3-9063/2-04 dated July 21, 2000 between Sberbank and Bee Line Fund, the Additional Agreement No. 1 to the Agreement on Pledge of Securities No. 3-9063/2-04 between Sberbank and Bee Line Fund dated January 18, 2001, the Agreement on Pledge of Securities No. 3-9063/2-03 dated July 21, 2000 between Sberbank and Glavsotkom, the Securities Pledge Termination Agreement No. 3-9063/2-03 dated January 18, 2001 between Sberbank and Glavsotkom, the Agreement on Pledge of Securities No. 3-9063/2-02 dated July 3, 2000 between Sberbank and Bee Line Fund, the Agreement on Pledge of Securities No. 3-9063/2-01 dated July 3, 2000 between Sberbank and Glavsotkom, the Securities Pledge Termination Agreement No. 3-9063/2-01 dated January 18, 2001 between Sberbank and Glavsotkom and the Agreement on Pledge of Property No. 3-9063/1 dated May 18, 2000 between Sberbank and KBI.

      "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

      "Seller" shall have the meaning specified in the preamble hereto.

      "Share Pledge Order" shall mean a pledge order (zalogovoye rasporyazhenie) substantially in the form attached as Schedule 3 to the Pledge Agreement.

      "Shares" shall have the meaning specified in the first recital hereto.

      "Sota-100" shall mean Closed Joint Stock Company "Sota-100", a closed joint stock company organized and existing under the Laws of the Russian Federation.

      "Supplemental Agreements" shall mean, collectively, the Supplemental Agreements, substantially in the forms attached as Exhibit C hereto, to be entered into as of the Closing in respect of the Zimin Preferred Stock Agreements.

      "Surety" shall mean the Surety Agreement, dated as of May 30, 2001, by and between Dr. Zimin and the Purchaser.

      "Telenor" shall mean Telenor East Invest AS, a corporation organized and existing under the Laws of Norway.

      "Telenor Share Purchase Agreement" shall mean the Share Purchase Agreement dated as of May 30, 2001 between Telenor and the Seller.

      "Termination Agreement" shall mean the Termination Agreement dated as of the date hereof between and among Telenor, Telenor Communication AS, the Company, VimpelCom Finance B.V., VimpelCom B.V., VC Limited, Dr. Zimin, Glavsotkom and the Bee Line Fund.

      "Transfer" shall mean any direct or indirect sale, exchange, transfer (including, without limitation, any transfer by gift or operation of law, or any transfer of an economic interest in any derivative security of any security), assignment, distribution or other disposition, or issuance or creation of any option or any voting proxy, voting trust or other voting agreement in respect of any Person or instrument (including, without limitation, any of the securities), whether in a single transaction or a series of related transactions, including without limitation, (a) the direct or indirect enforcement or foreclosure of any Lien or (b) any Change of Control; provided, that nationalization, expropriation, confiscation, bankruptcy (other than any bankruptcy initiated by the petition of any Party, or any Affiliate of any such Party), arrest or any similar Action or Proceeding initiated by any Governmental or Regulatory Authority in respect of any Person or instrument shall not constitute a Transfer.

      "US Dollars" and "US$" shall mean the lawful currency of the United
States.

      "year" shall mean each twelve-month period commencing on the Closing
Date.

      "Zimin Preferred Stock Agreements" shall mean, collectively, this Agreement, the Share Purchase Agreement No. N-I-1 dated April 13, 1998 between Closed Joint Stock Company "Sota-100" and Dr. Zimin, the Share Purchase Agreement No. N-I-2 dated April 13, 1998 between Closed Joint Stock Company "Sota-100" and Dr. Zimin, the Share Purchase Agreement No. EA-I-1 dated April 13, 1998 between Closed Joint Stock Company "KB Impuls-TV" and Dr. Zimin, the Share Purchase Agreement No. EA-I-2 dated April 13, 1998 between Closed Joint Stock Company "KB Impuls-TV" and Dr. Zimin, the Share Swap Agreement dated July 26, 1996 between the Company and Closed Joint Stock Company "Sota-100" and the Share Swap Agreement dated July 26, 1996 between the Company and Closed Joint Stock Company "KB Impuls-TV".


1.02  Interpretation

      Unless the context of this Agreement otherwise requires, the following rules of interpretation shall apply to this Agreement:

      (a) the singular shall include the plural, and the plural shall include the singular;

      (b)   words of any gender shall include each other gender;

      (c) the words "hereof, "herein", "hereby", "hereto" and similar words refer to this entire Agreement and not to any particular Section or any other subdivision of this Agreement;

      (d) a reference to any Article, Section, Schedule or Exhibit is a reference to a specific Article or Section of, or Schedule or Exhibit to, this Agreement;

      (e) a reference to any law, statute, regulation, notification or statutory provision shall include any amendment, modification or re-enactment thereof, any regulations promulgated thereunder from time to time, and any interpretations thereof from time to time by any regulatory or administrative authority;

      (f) a reference to any agreement, instrument, contract or other document shall include any amendment, amendment and restatement, supplement or other modification thereto;

      (g) a reference to any Person shall include such Person's successors and permitted assigns under any agreement, instrument, contract or other document; and

      (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.


                          ARTICLE II PURCHASE OF SHARES

2.01  SALE AND PURCHASE OF SHARES

      On and subject to the terms and conditions set forth herein, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Shares for an aggregate purchase price equal to Twenty Five Million US Dollars (US$ 25,000,000) (the "Purchase Price") that is the sum of (i) the aggregate purchase price of the Common Shares equal to Three Hundred Twenty Seven Thousand Two Hundred Forty US Dollars (US$ 327,240) and (ii) the aggregate purchase price of Preferred Shares equal to Twenty Four Million Six Hundred Seventy Two Thousand Seven Hundred Sixty US Dollars (US$ 24,672,760).

2.02  PAYMENT OF THE PURCHASE PRICE

      Subject to the terms and conditions hereof, in consideration of the sale and subject to transfer of the Shares at the Closing by the Seller to the Purchaser, the Purchaser shall pay the Purchase Price to the Seller in full no later than on DECEMBER 25, 2003; provided, however, that the Purchase Price shall become due and payable immediately (i) upon the sale, transfer, assignment or other disposal of the Shares by the Purchaser (other than (x) to a Controlling Person of the Purchaser or a Controlled Affiliate of the Purchaser or such Controlling Person (each, a "Controlled Transferee") or (y) to the Company or its designee pursuant to the third proviso of Section 8.07) or (ii) if an Event of Default has occurred; provided, further, that following a Change of Control over the Purchaser or if the Shares have been transferred to a Controlled Transferee, a such Controlled Transferee, the Purchase Price shall become due and payable immediately; and, provided, finally, that the two preceding proviso's shall cease to apply following the assignment by the Purchaser of its obligations to the Company or its designee pursuant to the third proviso of Section 8.07. Interest shall accrue on the Purchase Price or any portion thereof outstanding from the Payment Date until actual payment of such amount at a rate of twelve percent (12%) per annum.

      The Purchaser shall have the right at its sole discretion to fulfil any or all of its obligations under this Agreement prior to the due date thereof and to pay the Purchase Price (or any portion thereof) any time prior to the Payment Date, provided, that the Purchaser shall have given ten (10) Business Days prior written notice to the Seller of any such payment.

      All payments to be made by the Purchaser under this Agreement shall be made in US Dollars by bank wire transfer in immediately available funds to the bank account specified by the Seller by written notice to the Purchaser at least five (5) Business Days prior to the date of payment and the Seller shall cause such account to be fully operational on the date of payment.

      The day of payment shall be the date on which the full amount of the Purchase Price shall have been received by the Seller's bank. Payments under this Agreement may be made directly by the Purchaser or by a third party on its instruction. In the event that any payment hereunder is due on a day other than a Business Day, such payment shall be due on the next following Business Day.

2.03  CLOSING

      The consummation of the transfer of the Shares contemplated by this Agreement (the "Closing") shall be held at 10:00 a.m. (Moscow time) at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Company, located at Dukat Place II, 7 Ulitsa Gasheka, 123056 Moscow, Russian Federation, on the Closing Date, simultaneously with the Company Closing and the closing under the Common Stock Purchase Agreement and the Telenor Share Purchase Agreement. The Purchaser shall notify the Seller in accordance with Section 8.09 of (i) the proposed date of the Closing at least fifteen (15) Business Days prior to such date and (ii) the actual date of the Closing at least five (5) Business Days prior to such date. The Parties are committed to taking all necessary action so that the Closing Date will occur no later than the Final Date.

2.04  ACTIONS AT CLOSING

      At the Closing, each and all of the following actions shall take place, all of which shall be considered to be taking place simultaneously and none of which shall be considered to have taken place until and unless all of these actions shall have taken place:

      (a) the Seller shall deliver to the Purchaser a certificate to the effect that the representations and warranties of the Seller contained in this Agreement are true and correct at and as of the Closing Date;

      (b) the Seller shall deliver to the Purchaser a certificate to the effect that the Closing conditions of the Purchaser contained in this Agreement are satisfied or waived by the Seller;

      (c) the Purchaser shall deliver to the Seller a certificate to the effect that the representations and warranties of the Purchaser contained in this Agreement are true and correct at and as of the Closing Date;

      (d) the Purchaser shall deliver to the Seller a certificate to the effect that the Closing conditions of the Seller contained in this Agreement are satisfied or waived by the Purchaser;

      (e) the Seller shall deliver to the Purchaser the notarized copies of (i) the Preferred Share Transfer Order and (ii) Common Share Transfer Order, each duly executed on behalf of the Seller and accepted by the Registrar;

      (f) the Seller shall deliver (or cause to be delivered) to the Purchaser an extract(s) from the register of the Company's shareholders maintained by the Registrar, evidencing the registration of the Shares in the name of the Purchaser free and clear of all Liens;

      (g) subject to the foregoing, the Seller and the Purchaser shall execute the Share Pledge Order; and

      (h) in accordance with Article 29 of the Federal Law of 22 April 1996 No. 39-FZ "On the Securities Market", the Seller and the Purchaser shall execute a notice to the Russian Federal Commission on the Securities Market regarding the sale by the Seller and the purchase by the Purchaser of the Shares.

      The Purchaser and the Seller shall execute a cross-receipt evidencing receipt of the various documents set forth above and completion of the Closing procedures.


                   ARTICLE III REPRESENTATIONS AND WARRANTIES

3.01  REPRESENTATIONS AND WARRANTIES OF PURCHASER

      The Purchaser represents and warrants to the Seller, on and as of the date of this Agreement and on and as of the Closing Date and unless otherwise provided herein during the period prior to the Payment Date, that:

      (a) The Purchaser is a company duly organized and validly existing as a legal entity under the Laws of Gibraltar and has all requisite corporate and other power and authority to carry on its business as now being and heretofore conducted and to own, use, lease, operate and dispose of the Assets and Properties which it currently owns, uses, leases and operates.

      (b) The Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, provided, that the Purchaser must obtain the approval of the MAMP to consummate the acquisition of the Shares. The execution and delivery of this Agreement by the Purchaser, and the performance by the Purchaser of its obligations hereunder have been duly and validly authorized and no other corporate action on the part of the Purchaser, its board of directors or its shareholders is necessary therefor.

      (c) This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights and remedies generally and by general equitable principles (whether applied by a court of law or equity).

      (d) The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not:

            (i) conflict with or result in a violation or breach of any of the terms or conditions of the Purchaser's constitutive documents;

            (ii) on and as of the date of this Agreement and as of the Closing Date, subject to obtaining the consents, approvals and actions, making the filings and giving the notices specified in Schedule 3.01(d)(ii), conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Purchaser or any of its Assets and Properties; or (iii) conflict with, constitute a breach of or result in a default under any Contract or License to which the Purchaser is a party or by which any of its Assets and Properties is bound.

      (e) On and as of the date of this Agreement and as of the Closing Date, except as specified in Schedule 3.01(d)(ii), no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Purchaser is required in connection with the Purchaser's execution, delivery or performance of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby.

      (f) On and as of the date of this Agreement and as of the Closing Date, there are no Actions or Proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order which
(i) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, (ii) restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement or
(iii) would otherwise result in a material impairment of the Seller's rights under this Agreement.

      (g) All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with the Seller without the intervention of any Person on behalf of the Purchaser in such manner as to give rise to any valid claim by any Person against the Seller for any finder's fee, brokerage commission or similar payment.

      (h) The Purchaser is acquiring the Shares for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing or otherwise disposing of such shares, except in compliance with the Securities Act and all other applicable securities Laws.

      (i) The Purchaser (a) possesses such knowledge and experience in financial and business matters as to enable it to evaluate the merits and risks of its investment in the Shares, (b) understands and is able to bear the economic risk involved in acquiring the Shares, including any Loss relating to or arising out of such investment, (c) understands that, as of the date of this Agreement, the Shares that are to be acquired by it under this Agreement are not registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, any "U.S. person", as such term is defined in Rule 902 of Regulation S under the Securities Act, except in accordance with Regulation S under the Securities Act or pursuant to another applicable exemption from the registration requirements of the Securities Act and (d) is not a "U.S. person" (as so defined), and is not acquiring any Shares for the account or benefit of any "U.S. person" (as so defined), and (e) is acquiring the Shares pursuant to an "offshore transaction" as such term is defined in Rule 902 of Regulation S under the Securities Act.

      (j) To the best of the knowledge and belief of the Purchaser, as of the date of this Agreement and as of the Closing Date, the Seller is not in breach of any representation or warranty made by the Seller in this Agreement.

      (k) The Purchaser has delivered to the Seller, prior to the execution of this Agreement, true and complete copies of all Contracts with Telenor relating to the Preferred Stock, all amendments and supplements thereto, all waivers of any terms thereof and any agreement to terminate any such Contracts, to which such Purchaser or any of its Affiliates and Telenor or any of its Affiliates are party and which involve, directly or indirectly, the voting rights of, or the transfer, disposal, purchase, pledge or any other conveyance of, any of the Preferred Stock.

3.02 REPRESENTATIONS AND WARRANTIES OF SELLER

      The Seller represents and warrants to the Purchaser that, on and as of the date of this Agreement and on and as of the Closing Date (unless otherwise provided herein):

      (a) The Seller is duly organized and validly existing as an exempted company limited by shares under the laws of Bermuda and has all requisite corporate and other power and authority to carry on its business as now being and heretofore conducted and to own, use, lease, operate and dispose of the Assets and Properties which it currently owns, uses, leases and operates.

      (b) The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby, including, without limitation, to sell the Shares to the Purchaser. The execution and delivery of this Agreement by the Seller and the performance by the Seller of its obligations hereunder have been duly and validly authorized, and no other corporate action on the part of the Seller, its board of directors or its shareholders is necessary therefor.

      (c) This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally and by general equitable principles (whether applied by a court of law or equity).

      (d) The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby will not:

            (i) conflict with or result in a violation or breach of any of the terms or conditions of the Seller's constitutive documents; (ii) subject to obtaining the consents, approvals and actions, making the filings and giving the notices specified in Schedule 3.02(d)

            (ii), conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Seller or any of its Assets and Properties; or

            (iii) subject to obtaining the third party consents specified in
Schedule 3.02(d)(ii), conflict with or constitute a breach of or result in a default under any Contract or License to which the Seller is a party or by which any of its Assets and Properties (including, without limitation, any Shares) is bound; or

            (iv) conflict with any of the Company's internal policies or procedures, including, without limitation, any policy with respect to insider trading.

      (e) Except as specified in Schedule 3.02(d)(ii), no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Seller is required in connection with the Seller's execution, delivery or performance of this Agreement or the consummation by the Seller of the transactions contemplated hereby.

      (f) There are no Actions or Proceedings pending or, to the knowledge of the Seller, threatened against the Seller or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order which
(i) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, (ii) restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement or
(iii) would otherwise result in a material impairment of the Purchaser's rights under this Agreement.

      (g) On the Closing Date, the Seller will have, good and marketable title to the Shares, free and clear of all Liens, equities and claims of any nature, and the Seller will have full right, power, and authority to sell, assign, transfer and deliver the Shares to the Purchaser. Upon registration of the Shares in the name of the Purchaser in the register of the Company's shareholders against payment therefor in accordance with the terms of this Agreement, good and valid title to the Shares, free and clear of all Liens (except, with respect to the Preferred Shares, for the transfer restrictions imposed by the Principal Agreements), equities and claims of any nature, will be transferred to the Purchaser.

      (h) The Shares were originally acquired by the Seller in compliance with all applicable United States federal and state securities laws and will be transferred to the Purchaser in compliance with all applicable United States federal and state securities laws. The Seller has not made any "directed selling efforts", as such term is defined in Rule 902 of Regulation S under the Securities Act, in the United States in connection with the offer and sale of the Shares to the Purchaser under this Agreement, and the Seller is offering and selling the Shares outside the United States.

      (i) All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by the Seller directly with the Purchaser without the intervention of any Person on behalf of the Seller in such manner as to give rise to any valid claim by any Person against the Purchaser for any finder's fee, brokerage commission or similar payment.

      (j) To the best of the knowledge and belief of the Seller, as of the date of this Agreement and as of the Closing Date, the Purchaser is not in breach of any representation or warranty made by the Purchaser in this Agreement.

      (k) On and as of the Closing Date, (i) there are no outstanding Options with respect to the Shares (other than (x) pursuant to the Call Option Agreement with respect to the Preferred Shares and (y) this Agreement with respect to the Common Shares), (ii) the Original Preferred Stock Call Option is validly and irrevocably terminated, (iii) the Zimin Preferred Stock Agreements have been amended to that effect to the extent required or appropriate and (iv) the Supplemental Agreements have been executed and delivered and entered into full force and effect in this respect.

      (l) On and as of the Closing Date, the purchase price for the Seller's acquisition of the Shares has been paid in full and no amounts are owing by the Seller to any Person with respect to its acquisition of the Shares.


                         ARTICLE IV COVENANTS OF SELLER

      The Seller covenants and agrees with the Purchaser that, at all times from and after the date hereof until the Closing, the Seller will comply with all covenants and provisions of this Article IV.

4.01  EXCLUSIVITY; NO SOLICITATIONS

      The Seller will not take, nor will it permit any of its Affiliates (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on its behalf or on behalf of any such Affiliate) to take, directly or indirectly, any action to initiate, assist, solicit, negotiate, encourage or accept any offer or inquiry from any Person (or any Person known by the Seller to be acting on behalf of another Person) to engage in, reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for the transfer, assignment, pledge, acquisition or other disposition of any of the Shares, except for (i) the Seller's acquisition of the Shares and (ii) the Seller's dealings with the Purchaser pursuant to this Agreement, the Pledge Agreement and the Call Option Agreement. If the Seller (or any Person acting for or on its behalf) receives from any Person any offer, inquiry or informational request relating to any transaction of this type referred to in this Section 4.01, the Seller will promptly advise such Person, by written notice, of the terms of this Section 4.01 and, in each case, will promptly advise the Purchaser in writing of such offer, inquiry or request and, if such offer, inquiry or request is in writing, deliver a copy thereof to the Purchaser.

4.02  FULFILLMENT OF CONDITIONS

      The Seller will take all steps necessary and proceed diligently and in good faith to satisfy each condition precedent contained in Article VI which is required to be fulfilled by it, and will immediately notify the Purchaser if the Seller is unable to satisfy any such condition precedent.

4.03 DISCLOSURE OF CERTAIN INFORMATION

      The Seller shall, and shall ensure that its Affiliates shall, promptly provide to the Purchaser, upon the Purchaser's reasonable request, any information regarding the Seller or any of its Affiliates required to be included in any application, report or filing required to be made by the Purchaser with any governmental or administrative authority in connection with the purchase of the Shares under this Agreement and the actions contemplated by the Principal Agreements.

4.04  RESTRICTIONS ON TRANSFER

      The Seller shall not Transfer any shares of Common Stock and/or Preferred Stock owned by the Seller, its Controlling Person, or any Controlled Affiliates of the Seller or such Controlling Person to any Restricted Person.

                        ARTICLE V COVENANTS OF PURCHASER

      The Purchaser covenants and agrees with the Seller that, at all times from and after the date hereof, the Purchaser will comply with all covenants and provisions of this Article V.

5.01  PAYMENT OF GAIN ON DISPOSAL

      In the event the Purchaser at any time prior to the earlier to occur of
(i) DECEMBER 25, 2003 or (ii) the payment of the full amount of the Purchase Price by the Purchaser to the Seller, sells, transfers, assigns or otherwise disposes of all or any of the Shares to Telenor, the Purchaser shall pay to the Seller, or shall cause Telenor to pay to the Seller, one hundred percent (100%) of the excess (if any) (the "Gain on Disposal") of (i) the purchase price payable by Telenor with respect to such sale, transfer, assignment or other disposal of the Shares over (ii) the Purchase Price, on such date as such amount is or becomes due in accordance with the terms and conditions of the relevant agreement between the Purchaser and Telenor; provided, however, that in the event the purchase price under the relevant agreement between the Purchaser and Telenor is payable in installments, the Purchaser shall first be entitled to receive any such installments up to one hundred percent (100%) of the Purchase Price and the Seller shall only be entitled to any portion of the aforementioned excess (if any) from any payments due and made by Telenor after the Purchaser has received one hundred percent (100%) of the Purchase Price; and, provided, further, that in the event Telenor does not pay the excess to the Seller directly but instead pays such amount to the Purchaser, the Purchaser shall be obliged to transfer any such excess within five (5) Business Days following the receipt thereof. The provisions of this Section 5.01 shall cease to apply following the assignment by the Purchaser of its obligations to the Company or its designee pursuant to the third proviso of Section 8.07.

5.02  FULFILLMENT OF CONDITIONS

      Prior to the Closing Date the Purchaser will take all steps necessary and proceed diligently and in good faith to satisfy each condition precedent contained in Article VII which is required to be fulfilled by it, and will immediately notify the Seller if the Purchaser is unable to satisfy any such condition precedent.

5.03  COMMON STOCK PLEDGE AND CALL OPTION

      (a) Within ten (10) Business Days following the Report Registration Date, the Purchaser (i) shall execute and deliver to the Seller the Common Stock Pledge Agreement and the Common Stock Call Option Agreement and (ii) upon execution and delivery of the Common Stock Pledge Agreement by the Seller the Purchaser shall pledge the shares of Common Stock to the Seller as provided under the Common Stock Pledge Agreement.

      (b) Solely for the purpose of Russian Law and solely to the extent Russian Law may be applicable, (i) the obligations of the Purchaser under this Section
5.03 shall be considered a preliminary agreement (predvaritelnyi dogovor) and not a transaction involving securities (sdelka s tsennymi bumagami); (ii) by virtue of undertaking the obligations set forth in this Section 5.03, the Purchaser shall not (x) be obligated to pledge, or grant a call option over, any shares of Common Stock to the Seller or (y) be considered to have pledged, or granted a call option over, any such shares of Common Stock to the Seller; (iii) the actual transactions contemplated by the Common Stock Pledge Agreement and the Common Stock Call Option Agreement shall in no event take place before the registration of the issuance of the shares of Common Stock to be acquired by the Purchaser pursuant to the Primary Agreement, the payment therefore in full by the Purchaser and the registration of the report on the results of the issuance, if and to the extent such registration and payment are required under Russian Law.

      (c) The pledge of, and the granting of a call option over, certain shares of Common Stock shall occur on the date on which the Common Stock Pledge Agreement and the Common Stock Call Option Agreement are executed and delivered by the Purchaser and the Seller and the pledge over the shares of Common Stock to be pledged under the Common Stock Pledge Agreement is registered in the register of shareholders of the Company maintained by the Registrar, which shall happen on the Pledge and Call Option Closing Date following the registration and payment referred to under clause (b) of this Section 5.03.

      (d) Clauses (b) and (c) of this Section 5.03 shall have no effect on the interpretation of this Agreement under the Laws of the State of New York, by which this Agreement is expressed to be governed.

5.04  COMPLIANCE WITH SUPPLEMENTAL AGREEMENTS

      The Purchaser shall comply with the terms and provisions of Clause 4 (Sub-clauses 4.1, 4.2 and 4.3) of the Supplemental Agreements as if the Purchaser were a party thereto and the Purchaser shall impose a similar obligation on any subsequent acquiror of the Shares.


                                   ARTICLE VI
               CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS

      All obligations of the Purchaser under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser in writing). For the avoidance of doubt, the Purchaser's obligations that are to be fulfilled following the Closing Date shall cease to be subject to any of the conditions set forth below following the Closing Date.

6.01  REPRESENTATIONS AND WARRANTIES

      The Seller's representations and warranties contained in this Agreement shall be true and correct on and as of the Closing Date.

6.02  PERFORMANCE

      The Seller shall have fully performed and complied with its obligations under Article IV.

6.03  CONDITIONS PRECEDENT TO COMPANY CLOSING

      All conditions precedent to the obligations of the Company, the Purchaser and Telenor under the Primary Agreement shall have been fulfilled (or waived by the Company, the Purchaser or Telenor, as the case may be).

6.04 ORDERS AND LAWS

      There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to result in a material impairment of the rights of the Purchaser under this Agreement and there shall not be pending on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority (other than any Action or Proceeding initiated at the request of the Purchaser or any of its Affiliates) which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to the Purchaser or the Seller or the transactions contemplated by this Agreement of any such Law.

6.05  CONSENTS AND APPROVALS

      All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other Person specified in Schedule 3.01(d)(ii) or Schedule 3.02(d)(ii) which are required to have been obtained, made or given (as applicable) by the Purchaser or the Seller, as the case may be, pursuant to applicable Law and are necessary for the performance of the obligations of the Purchaser or the Seller, as the case may be, under this Agreement (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived (unless any such condition relates to reporting or other requirements which by the terms of such consents, approvals, actions, filings or notices can only be effected on or after the Closing) and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority shall have occurred.

6.06  SECRETARY'S CERTIFICATE

      The Seller shall have delivered to the Purchaser a certificate of the secretary of the Seller as to the incumbency of, and such other documents as are necessary to evidence the signatory authority of, the Person or Persons executing this Agreement and the Share Transfer Order on behalf of the Seller, attached to which are true and correct copies of the Seller's memorandum of association and bye-laws and resolutions of the Seller's board of directors authorizing the Seller's execution, delivery and performance of this Agreement and the sale of the Shares in accordance with the terms hereof.

6.07 SHARES

      The Seller shall have delivered to the Purchaser (a) a Preferred Share Transfer Order and a Common Share Transfer Order, each duly executed by the Seller, (b) the documents listed in Schedule 6.07 (as applicable) and (c) an extract(s) from the register of the Company's shareholders, as maintained by the Registrar, dated the day of the Closing Date, showing the Seller as the owner of the Shares, free and clear of all Liens.

6.08  LEGAL OPINIONS

      The Purchaser shall have received (a) opinions of Skadden, Arps, Slate, Meagher & Flom LLP, special New York and Russian counsel to the Seller, and (b) an opinion of Conyers Dill & Pearman, special Bermuda counsel to the Seller, each substantially in the respective form attached as Schedule 6.08 hereto.

6.09  TERMINATION OF ORIGINAL PREFERRED STOCK CALL OPTION

      The Original Preferred Stock Call Option shall have been validly and irrevocably terminated and the Supplemental Agreements shall have been executed and delivered and entered into effect in a manner reasonably satisfactory to the Purchaser and certified copies of such duly executed Supplemental Agreements shall have been provided to the Purchaser.

6.10 SURETY

      Dr. Zimin shall have duly executed and delivered on the date of this Agreement the Surety Agreement (in full compliance with all requirements of Russian law) securing the performance of the Seller's obligations under this Agreement.

                                   ARTICLE VII
                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

      All obligations of the Seller under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Seller in writing). For the avoidance of doubt, the Seller's obligations that are continuing following the Closing Date shall cease to be subject to any of the conditions set forth below following the Closing Date.

7.01  REPRESENTATIONS AND WARRANTIES

      The Purchaser's representations and warranties contained in this Agreement shall be true and correct on and as of the Closing Date.

7.02  CONDITIONS PRECEDENT TO COMPANY CLOSING

      All conditions precedent to the obligations of the Company, the Purchaser and Telenor under the Primary Agreement shall have been fulfilled (or waived by the Company, the Purchaser or Telenor, as the case may be).

7.03 ORDERS AND LAWS

      There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to result in a material impairment of the rights of the Seller under this Agreement and there shall not be pending on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority (other than any Action on Proceeding initiated at the request of the Seller on any of its Affiliates) which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to the Purchaser or the Seller or the transactions contemplated by this Agreement of any such Law.

7.04  CONSENTS AND APPROVALS

      All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other Person specified in Schedule 3.01(d)(ii) or Schedule 3.02(d)(ii) which are required to have been obtained, made or given (as applicable) by the Purchaser or the Seller, as the case may be, pursuant to applicable Law and are necessary for the performance of the obligations of the Purchaser or the Seller, as the case may be, under this Agreement (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived (unless any such condition relates to reporting or other requirements which by the terms of such consents, approvals, actions, filings or notices can only be effected on or after the Closing) and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority shall have occurred.

7.05 SECRETARY'S CERTIFICATE

      The Purchaser shall have delivered to the Seller a certificate of the secretary of the Purchaser as to the incumbency of, and such other documents as are necessary to evidence the signatory authority of, the Person or Persons executing this Agreement on behalf of the Purchaser, attached to which are true and correct copies of (i) the Purchaser's certificate of registration with the competent authorities, (ii) the Purchaser's memorandum of association, (iii) the Purchaser's bye-laws, (iv) resolutions of the Purchaser's competent body authorizing the Purchaser's execution, delivery and performance of this Agreement and the acquisition of the Shares in accordance with the terms hereof,
(v) copy of the passport(s) of the signatories for the Purchaser, (vi) copy of the power-of-attorney for the representative of the Purchaser executing the Agreement (if applicable) and (vii) copy of all consents and approvals set forth on Schedule 3.01(d)(ii) hereto.

7.06  LEGAL OPINIONS

      The Seller shall have received (a) an opinion of Herbert Smith, special New York counsel to the Purchaser, (b) an opinion of Herbert Smith CIS Legal Services, special Russian counsel to the Purchaser and (c) an opinion of Triay & Triay, special Gibraltar counsel to the Purchaser, each substantially in the respective form attached as Schedule 7.06 hereto.

7.07 ADDITIONAL AGREEMENTS

      The Purchaser shall have entered into (i) the Pledge Agreement and (ii) the Call Option Agreement.

7.08  SBERBANK RESTRUCTURING

      The Company shall have secured the release of the pledge of all of the shares of Common Stock owned by Bee Line Fund that are pledged to Sberbank, and the Company shall have delivered to the Seller and the Purchaser a certified copy of each of (i) the executed agreements and other documents amending the Sberbank Loan Agreements and the Sberbank Pledge Agreements and (ii) an extract from the register of the Company's shareholders maintained by the Registrar evidencing the release of the shares of Common Stock owned by Bee Line Fund from the pledge to Sberbank.

7.09  REGISTRATION DOCUMENTS

      The Purchaser shall have delivered to the Seller the Power of Attorney, duly notarized and legalized (apostilled), required to receive an extract(s) from the register of the Company's shareholders maintained by the Registrar from the Purchaser's personal account(s), evidencing registration of the Shares in the name of the Purchaser.

7.10  PERSONAL ACCOUNT WITH THE REGISTRAR

      The Purchaser shall have opened a personal account(s) with the Registrar and such personal account(s) shall remain opened and operational on the Closing Date.


                           ARTICLE VIII MISCELLANEOUS

8.01  INDEMNIFICATION

      Each Party (the "Indemnifying Party") agrees to indemnify, defend and hold harmless the other Party (and its principals, officers, directors, employees, Affiliates and assigns) (the "Indemnified Party") from and against any and all Losses, liabilities, damages, deficiencies, costs or expenses, including attorneys' fees, disbursements or other charges, based upon, arising out of, or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or undertaking of the Indemnifying Party contained in this Agreement and the Additional Agreements or the Common Stock Additional Agreements, as the case may be; provided, however, that the liability of each Party for indemnification under this Section 8.01 shall not exceed the lesser of
(a) an amount equal to the total of such Losses, liabilities, damages, deficiencies, costs or expenses indemnified against hereunder and (b) (i) in the case of the Seller, the portion of the Purchase Price actually received by the Seller or (ii) in the case of the Purchaser, the Purchase Price; and, provided, further, that following the assignment by the Purchaser of its obligations to the Company or its designee pursuant to the third proviso of Section 8.07, (x) the indemnification obligation set forth above shall not include the Additional Agreements or the Common Stock Additional Agreements and (y) the original Purchaser shall remain liable, and the Company or its designee shall not bear any liability, for any claim for indemnification that has arisen prior to any such assignment. Each Party's indemnity hereunder shall be in addition to any liability to which the Indemnifying Party may otherwise be subject, provided that any recovery by the Indemnified Party from the Indemnifying Party in respect of a claim under this Section 8.01 shall be without duplication of any other recovery for such claim by the Indemnified Party from the Indemnifying Party.

8.02 TERMINATION

      This Agreement shall terminate and the transactions contemplated hereby shall be abandoned:

      (a) at any time prior to the Closing, by mutual written agreement of the Seller and the Purchaser;

      (b) on the Final Date, if the Closing shall not have occurred on or before such date;

      (c) on the date on which a meeting of the shareholders of the Company is held at which a vote of such shareholders is conducted concerning the transactions contemplated by the Principal Agreements and such shareholders fail to approve the transactions contemplated by the Principal Agreements; or

      (d) at any time after the tenth (10th) Business Day following the Report Registration Date, by the Seller by means of written notice to the Purchaser, if the Purchaser has failed (i) to execute and deliver the Common Stock Pledge Agreement, or (ii) to pledge the shares of Common Stock as provided thereunder by means of registering the pledge thereof in the register of shareholders of the Company maintained by the Registrar or (iii) to execute and deliver the Common Stock Call Option Agreement.

8.03 EFFECT OF TERMINATION

      (a) If this Agreement is validly terminated pursuant to clauses (a) through (c) of Section 8.02, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Seller or the Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to expenses in Section 8.08 and confidentiality in Section 8.11 will continue to apply following any such termination.

      (b) If this Agreement is validly terminated pursuant to clause (d) of
Section 8.02, this Agreement will forthwith become null and void and each Party shall return to the other Party all that it has received hereunder, including without limitation the return by the Purchaser to the Seller of title to the Shares, free and clear of any Lien, except that the provisions set forth in this
Article VIII will continue to apply following any such termination.

      (c) Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to clauses (b) or (d) of Section 8.02, the Seller will remain liable to the Purchaser for any breach of this Agreement by the Seller existing at the time of such termination, and the Purchaser will remain liable to the Seller for any breach of this Agreement by the Purchaser existing at the time of such termination, and the Seller or the Purchaser, as the case may be, may seek such remedies, including damages and legal fees, against the other Party with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

8.04  ENTIRE AGREEMENT

      This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof, and contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.

8.05  WAIVER

      Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative. No failure on the part of the Seller or the Purchaser to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.06 NO THIRD PARTY BENEFICIARY

      (a) The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and its successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person, except that the Company shall be a third party beneficiary of
Section 5.04 and the third proviso of Section 8.07.

      (b) No provision of this Agreement shall oblige any of the Parties to perform any actions in favour of third parties and, after full payment of the Purchase Price to the Seller, the Purchaser or any third parties (subsequent buyers of the Preferred Stock) shall have no obligations under this Agreement or any of the Zimin Preferred Stock Agreements to the Company or other persons in respect of the Preferred Stock and the Company shall have no rights arising out of this Agreement or the Zimin Preferred Stock Agreements.

8.07 ASSIGNMENT

      Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void; provided, however, that the Seller by simple written notice to the Purchaser shall be entitled to assign all its rights and obligations under this Agreement to a Controlling Person of the Seller or to any Controlled Affiliate of the Seller or such Controlling Person; provided, further, that

(i) following the Pledge and Call Option Closing Date and (ii) in the absence of an Event of Default, the Purchaser by simple written notice to the Seller may assign its rights and obligations under this Agreement to a Controlling Person of the Purchaser or a Controlled Affiliate of the Purchaser or such Controlling Person simultaneously with the sale, transfer, assignment or other disposal of the Shares to such Controlling Person or Controlled Affiliate; and, provided, finally, that the Purchaser by written notice to the Seller shall be entitled to assign its rights and obligations under this Agreement to the Company or its designee following the Company's exercise of the Preferred Stock Call Option under the Primary Agreement upon the occurrence of an Eco Telecom Contribution Default upon (x) the transfer by the Purchaser of the Shares to the Company or its designee, (y) execution by the Company or its designee of an Endorsement and
(z) in the event of an assignment to the Company's designee, the execution by the Company of the Guarantee. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and assigns.

8.08 EXPENSES

      Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each of the Parties will pay its own costs and expenses, including, without limitation, legal fees, incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby; provided, that the Purchaser shall be responsible for payment of the fee charged by the Registrar to register the Purchaser's ownership of the Shares and other alike payment in connection with this Agreement.

8.09  NOTICE

     All notices, requests and other communications hereunder including any request for arbitration must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by courier to the parties at the following addresses or facsimile numbers:

(a)   If to the Purchaser, to:

      Eco Telecom Limited
      Suite 2, 4 Irish Place
      Gibraltar
      Facsimile No.: +350-41988
      Attention: Franz Wolf
      with a copy to:

      OOO Alfa-Eco
      21, Novy Arbat
      121019 Moscow, Russian Federation
      Facsimile No.: +7-095-201-5914
      Attention: Stanislav Shekshnya

      and a copy to:

      Herbert Smith CIS Legal Services
      24 Korobeinikov Pereulok
      119034 Moscow, Russian Federation
      Facsimile No.: + 7-095-363-65-01
      Attention: Vladimir Afonkin

      (b) If to the Seller, to:

      Overture Limited
      Richmond House
      12 Par-la-Ville Road
      Hamilton HM 08, Bermuda
      Facsimile No.: + (1) (441) 299 4979
      Attention: Laurence Aquilina-Stott

      with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      Degtyarniy Pereulok 4, Building 1
      103009 Moscow, Russian Federation
      Facsimile: + 7095-797-4601
      Attention: Andre De Cort, Esq.

      All such notices, requests and other communications including any request for arbitration will: (a) if delivered personally to the address as provided in this section, be deemed given and effective upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given and effective upon receipt, and (c) if delivered by courier in the manner described above to the address as provided in this section, be deemed given and effective upon confirmed receipt (in each case, regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving written notice specifying such change to the other Party.

8.10  PUBLIC ANNOUNCEMENTS

      At all times at or before the Closing, neither the Purchaser nor the Seller will issue or make any reports, statements or releases to the public or, generally, to the employees, customers, suppliers or other Persons to whom the Company sells goods or provides services or with whom the Company otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other Party hereto, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required for any report or filing required to be made by any party with the U.S. Securities and Exchange Commission and other cases where reports and filings are required by law. If any Party is unable to obtain the approval of its public report, statement or release from the other Party and such report, statement or release is, on the advice of legal counsel to such Party, required by Law or rule of any stock exchange in order to discharge such Party's disclosure obligations, then such Party may make or issue the legally required report, statement or release and promptly furnish the other Party with a copy thereof.

8.11 CONFIDENTIALITY

      (a) Each Party hereto will hold, and will use its best efforts to cause its Affiliates and their respective representatives to hold, in strict confidence from any Person (other than any such Affiliate or representative), unless (x) compelled to disclose by judicial or administrative process or by other requirements of Law or (y) disclosed in an Action or Proceeding brought by a Party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other Party hereto or any of its Affiliates furnished to it by such other Party or such other Party's representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (i) previously known by the Party receiving such documents or information, (ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of the receiving Party or (iii) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party hereto to keep such documents and information confidential.

      (b) The Seller shall not disclose to any third parties any confidential information which they received during the period of its participation in the activities of the Company as a shareholder and/or officer of the Company where such disclosure may damage the activity of the Company, excepting cases provided for by Law.

8.12  COUNTERPARTS

      This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either Party hereto may execute this Agreement by signing any such counterpart.

8.13 AMENDMENT

      This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto.

8.14  ARBITRATION, CONSENT TO JURISDICTION

      (a) Any and all disputes, controversies or claims arising under, relating to or in connection with this Agreement or the breach, termination or validity thereof ("Disputes") shall be finally and exclusively settled by arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce ("ICC") then in effect (the "ICC Rules") by a panel of three (3) arbitrators with the following terms and conditions:

      (i) In the event of any conflict between the ICC Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

      (ii)  The place of the arbitration shall be Geneva, Switzerland.

      (iii) The claimant and respondent shall each nominate one arbitrator in accordance with the ICC Rules. The two party-appointed arbitrators shall have thirty (30) days from the date of the nomination of the second arbitrator to agree on the nomination a third arbitrator who shall serve as chair of the tribunal. Any arbitrator not timely nominated, shall, on the request of any Party, be appointed by the ICC Court of Arbitration in accordance with the ICC Rules.

      (iv) The English language shall be used as the written and spoken language for the arbitration, the award and all matters connected with the arbitration.

      (v) The award of the arbitrators shall be final and binding on the Parties may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing Party in any competent jurisdiction.

      (vi) In order to facilitate the comprehensive resolution of related disputes, all Disputes between any of the parties to this Agreement that arise under or in connection with the Call Option Agreement, the Pledge

            Agreement and/or the Common Stock Purchase Agreement ("Other Agreements") may be brought in a single arbitration. Pursuant to a Request submitted under Article 4(6) of the ICC Rules or otherwise, the parties hereby agree that upon the request of any party to an arbitration proceeding initiated under this Agreement or the Other Agreements, the ICC Court shall determine whether to consolidate the arbitration proceeding with any other arbitration proceeding involving any of the parties hereto arising out of or relating to the Agreement or the Other Agreements. It is the parties' intention that any such arbitration proceedings be consolidated in the event that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise.

      (b) Each Party unconditionally and irrevocably agrees to submit to the non-exclusive jurisdiction of the courts located in Geneva, Switzerland (the "Geneva Courts"), for the purpose of any proceedings in aid of arbitration and for interim or conservatory measures before an arbitral tribunal is duly constituted under this Agreement, and for proceedings arising out of or relating to the enforcement of any award or order of an arbitral tribunal duly constituted under this Agreement. Each Party unconditionally and irrevocably waives any objections that they may have now or in the future to such jurisdiction including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

8.15 SURVIVAL

      Each Party has the right to rely fully upon the representations, warranties, covenants and agreements of the other Party contained in this Agreement. All representations and warranties of the Seller contained in Article III and the covenant of the Seller contained in Section 4.03 shall survive the Closing and remain in effect for a period of eighteen (18) months following the Closing Date. The covenant of the Seller contained in Section 4.04 shall survive the Closing and remain in effect until the earlier to occur of (i) the Seller, the Controlling Person(s) of the Seller, and the Controlled Affiliates of the Seller and such Controlling Person(s) ceasing to own any shares of Common Stock and/or Preferred Stock or (ii) the Purchaser, the Controlling Person(s) of the Purchaser, and Controlled Affiliates of the Purchaser and such Controlling Person(s) ceasing to own twenty-five percent (25%) plus one (1) voting shares of the Company. The obligation of the Purchaser contained in Section 2.02, all representations and warranties of the Purchaser contained in Article III and the covenants of the Purchaser contained in Section 5.01 shall survive the Closing and remain in effect until the payment in full of the Purchase Price or, with respect to the Purchaser's obligation to pay the Gain on Disposal that has been triggered pursuant to Section 5.01, until the payment in full of the Gain on Disposal. In addition to the foregoing, the obligations of the Parties under this Article VIII shall survive the Closing.

8.16 SEVERABILITY

      If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and
(d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

8.17 GOVERNING LAW

      This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to its conflicts of law principles except for New York General Obligations Law
Section 5-1401.


                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers, in two originals as of the date first above written.

                                    Purchaser

                                    ECO TELECOM LIMITED


                                    By /s/ Serge Barychov
                                       -------------------------------
                                       Name: Serge Barychkov
                                       Title: Attorney-in-Fact


                                     Seller

                                    OVERTURE LIMITED


                                    By /s/ Dr. Dmitri B. Zimin
                                       -------------------------------
                                       Name: Dr. Dmitri B. Zimin
                                       Title: Director









                        [SCHEDULES INTENTIONALLY OMITTED]

                                           EXHIBIT A TO SHARE PURCHASE AGREEMENT

                          FORM OF CALL OPTION AGREEMENT

PREFERRED STOCK

       ----------------------------------------------------------------








                              CALL OPTION AGREEMENT

                                 by and between

                               Eco Telecom Limited

                                       and

                                Overture Limited

                              dated _________, 2001

















         --------------------------------------------------------------

                                TABLE OF CONTENTS

I. GRANT OF OPTION ......................................................     1
      Section 1.1 Grant of Option .......................................     1
      Section 1.2 Exercise Price ........................................     2
      Section 1.3 Option Period .........................................     2

II. EXERCISE OF OPTION ..................................................     2
      Section 2.1 Manner of Exercise ....................................     2
      Section 2.2 Transfer of Title to Option Shares ....................     2
      Section 2.3 Payment of Taxes ......................................     2
      Section 2.4 Reorganization, Reclassification, Merger,
                   Consolidation or Disposition of Assets ...............     2

III. REPRESENTATIONS AND WARRANTIES .....................................     3
      Section 3.1 Representations and Warranties of the Grantor .........     3
      Section 3.2 Representations and Warranties of the Grantee .........     4

IV. COVENANTS ...........................................................     5
      Section 4.1 Grantor Affirmative Covenants .........................     5
      Section 4.2 Grantor Negative Covenant .............................     5
      Section 4.3 Grantee Affirmative Covenant ..........................     5
      Section 4.4 Indemnification .......................................     6

V. MISCELLANEOUS ........................................................     6
      Section 5.1 Termination of Agreement ..............................     6
      Section 5.2 Suspension ............................................     6
      Section 5.3 Severability ..........................................     7
      Section 5.4 Waiver of Compliance; Consents ........................     7
      Section 5.5 Amendments ............................................     7
      Section 5.6 Assignment ............................................     7
      Section 5.7 Survival ..............................................     7
      Section 5.8 Notices ...............................................     7
      Section 5.9 Governing Law; Arbitration;
                    Consent to Jurisdiction .............................     8
      Section 5.10 Definitions ..........................................     9
      Section 5.11 Captions .............................................    11
      Section 5.12 Counterparts .........................................    11

ANNEX A
EXHIBIT A

            THIS CALL OPTION AGREEMENT (the "Agreement"), dated -, 2001, is entered into by and between (i) Eco Telecom Limited, a company organized and existing under the laws of Gibraltar with its registered office at: 10/8 International Commercial Centre, Casemates Square, Gibraltar (the "Grantor"), and (ii) Overture Limited, a company incorporated under the laws of Bermuda (Registration No. 30335) with its registered office at: Richmond House, 12 Par-la-Ville Road, Hamilton HM 08 Bermuda (the "Grantee"). Grantor and Grantee are sometimes collectively referred to as the "Parties" and individually referred to as a "Party". Capitalized terms used herein are defined in Section
5.10 hereof.

            WHEREAS, pursuant to that certain Share Purchase Agreement, dated as of May 30, 2001, by and between the Grantor and the Grantee (the "Purchase Agreement"), the Grantee has agreed to sell, and the Grantor has agreed to purchase, (i) Six Million Four Hundred Twenty Six Thousand Six Hundred (6,426,600) preferred shares, par value 0.005 Rubles per share (the "Preferred Stock") of Open Joint Stock Company "Vimpel-Communications", an open joint stock company incorporated and existing under the laws of the Russian Federation (the "Company") and (ii) Sixteen Thousand Three Hundred Sixty Two (16,362) shares of common stock, par value 0.005 per share, of the Company, for an aggregate purchase price equal to Twenty Five Million United States dollars (USD 25,000,000) (the "Purchase Price") payable by the Grantor to the Grantee in accordance with the terms of the Purchase Agreement (the date on which the Purchase Price shall become due and payable pursuant to the terms and conditions of the Purchase Agreement shall hereinafter be referred to as the "Payment Date");

            WHEREAS, the Grantor has covenanted under Section 5.03 of the Purchase Agreement to secure the payment by the Grantor of the Purchase Price and the Gain on Disposal under the Purchase Agreement by means of (i) executing and delivering the Common Stock Pledge Agreement and the Common Stock Call Option Agreement and (ii) pledging shares of Common Stock as required pursuant to the Common Stock Pledge Agreement, within ten (10) days (not including any Saturday, Sunday, or any day on which banks located in New York, New York, London, England, Oslo, Norway or Moscow, Russia are authorized or obliged to close) following the Report Registration Date; and

            WHEREAS, pursuant to that certain Share Pledge Agreement, dated the date hereof, by and between the Grantor and the Grantee (the "Pledge Agreement"), the Grantor has agreed to provide adequate security to the Grantee for the payment by the Grantor of the Purchase Price under the Purchase Agreement from the date hereof until the Pledge and Call Option Closing Date by means of pledging all of the Preferred Stock;

            WHEREAS, to induce the Grantee to enter into the Purchase Agreement, the Grantor is willing to grant to the Grantee an option to purchase all of the Preferred Stock of the Company, now or hereafter owned by the Grantor, on the terms and conditions set forth in this Agreement.

            NOW THEREFORE, intending to be legally bound hereby, for good and valuable consideration the receipt whereof is hereby acknowledged, the Parties hereto have agreed as follows:


      I.    GRANT OF OPTION

            Section 1.1 Grant of Option. Subject to the terms and conditions set forth in this Agreement, the Grantor hereby grants to the Grantee, and the Grantee hereby accepts from the Grantor, an option to purchase (the "Option") Six Million Four Hundred Twenty Six Thousand Six Hundred (6,426,600) shares of Preferred Stock owned by the Grantor (the "Option Shares").

            Section 1.2 Exercise Price. The Parties hereby agree that the aggregate exercise price to acquire the Option Shares shall be equal to One Hundred United States dollars (USD 100) (the "Exercise Price").

            Section 1.3 Option Period. Subject to Sections 5.1 and 5.2 hereof, the Grantee shall have the right to exercise the Option and to purchase the Option Shares at any time commencing on the second (2nd) Business Day following the Payment Date until the Termination Date (the "Option Period").


      II.   EXERCISE OF OPTION

            Section 2.1 Manner of Exercise. At any time and from time to time during the Option Period, the Grantee may exercise the Option and purchase the Option Shares by delivering to the Grantor (i) a written notice in substantially the form attached hereto as Annex A (the "Exercise Notice") and (ii) payment of the Exercise Price in immediately available funds by wire transfer to such account of the Grantor as the Grantor shall advise to the Grantee by a written notice in compliance with Section 5.8 hereof prior to the Exercise Date.

            In the event (i) the Grantor has not advised the Grantee of its account or (ii) the account of the Grantor is not operational on the Exercise Date and the Grantee's reasonable attempt to transfer the Exercise Price has failed, the Grantee shall have fulfilled its obligation to pay the Exercise Price by depositing the amount of the Exercise Price with such escrow agent as the Grantee may reasonably appoint (including without limitation its legal counsel) with written notice to the Grantor for delivery or transfer of the Exercise Price to the Grantor at its request.

            Section 2.2 Transfer of Title to Option Shares. Upon receipt of the Exercise Notice, the Grantor will, as promptly as practicable and in any event within three (3) Business Days following the Exercise Date, transfer the Option Shares to the Grantee and cause the Option Shares to be registered in the name of the Grantee or its nominee as set forth in the Exercise Notice. As between the Grantor and the Grantee, the Option will be deemed to have been exercised, and the Grantee will be deemed to have become the beneficial owner and the holder of record of the Option Shares for all purposes (including without limitation the right to vote the Option Shares), as of the Exercise Date. The Grantor shall be liable for the full amount of the fees due to the registrar for the registration of the Option Shares in the name of the Grantee.

            Section 2.3 Payment of Taxes. Grantor will pay all expenses in connection with, and all taxes, regardless of designation, that may be imposed with respect to, the delivery of the Option Shares; provided, however, that such taxes will be paid by the Grantee if (i) such taxes are imposed by law upon the Grantee, or (ii) such taxes could have been legally avoided through the provision by the Grantee of such certifications or declarations as the Grantor shall reasonably request from the Grantee and the Grantee is in a position to obtain, but fails to provide, such certifications or declarations.

            Section 2.4 Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Company reorganizes its capital, reclassifies its capital stock, consolidates or merges with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to shares of Preferred Stock of the Company), or sells, transfers or otherwise disposes of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the Company (in case of a reorganization of its capital or reclassification of its capital stock) or shares of common stock of the successor or acquiring corporation (in any other instance referred to above), or any cash, shares of stock or other securities or property of any nature whatsoever

(including warrants or other subscription or purchase rights) in addition to or in lieu of the Preferred Stock of the Company or the successor or acquiring corporation, as the case may be (the "Other Property"), are to be received by or distributed to the holders of shares of Preferred Stock of the Company, then Grantee will have the right thereafter to receive, upon exercise of the Option, the number of shares of Preferred Stock of the Company and the number of shares of common stock of the Company or the successor or acquiring corporation, as the case may be, and Other Property that is receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Preferred Stock of the Company equal to the number of Option Shares immediately prior to such event.


      III.  REPRESENTATIONS AND WARRANTIES

            Section 3.1 Representations and Warranties of the Grantor. The Grantor represents and warrants to the Grantee as of the date hereof and, except as otherwise set forth below, as of the Exercise Date that:

      (i) it is a legal entity duly organized, validly existing and in good standing under the laws of Gibraltar and has all requisite corporate power to carry on its business as it is now being, and heretofore has been, conducted;

      (ii) it has the full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Grantor and no other proceedings on the part of the Grantor will be necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligations of the Grantor, enforceable in accordance with its terms;

      (iii) no approval, authorization or consent of any governmental entity, or of any third party, is required on the part of the Grantor in connection with the execution and delivery of this Agreement and the other documents contemplated hereby, the performance by the Grantor of any of its obligations hereunder or thereunder, and the consummation of the transactions contemplated hereby or thereby;

      (iv) neither the execution and delivery of this Agreement, nor the performance by the Grantor of any of its obligations under this Agreement, nor the consummation of the transactions contemplated hereby will conflict with its charter and other founding documents, or conflict with or result in a breach or violation of, or constitute a default under, (i) any agreement to which the Grantor is a party or by which it is bound or to which any of its property or assets are or may become subject, or (ii) as of the date hereof, any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or agency or arbitrator or court having jurisdiction over the Grantor or any of its property or assets;

      (v) it has good, valid and marketable title to the Option Shares and to all of the rights afforded thereby, free and clear of any security interest, pledge, claim or any other encumbrance (collectively, "Liens"), except for those established by the Pledge Agreement, the Primary Agreement and the Principal Agreements;

      (vi) except as may result from the Original Preferred Stock Call Option, as of the date hereof the Option Shares are not subject to any rights of first refusal, buy-out and similar rights, calls or assessments, except for those established by this Agreement, the Primary Agreement and the Principal Agreements; and

      (viii)no person other than the Grantor and the Grantee has any rights in or over any of the Option Shares and the Option Shares are not subject to any contract, commitment, agreement, understanding or arrangement of any kind except this Agreement, the Primary Agreement and the Principal Agreements; and

      (ix)  assuming that the representations and warranties contained in
            Section 3.02(h) of the Purchase Agreement were true and correct, the Option Shares were originally acquired by the Grantor in compliance with all applicable United States federal and state securities laws. The Grantor has not made any "directed selling efforts" into the United States, as defined under Regulation S of the Securities Act ("Regulation S") with respect to the granting of the Option, and will not make any "directed selling efforts" in connection with the delivery of the Option Shares to the Grantee pursuant to this Agreement.

            Section 3.2 Representations and Warranties of the Grantee. The Grantee represents and warrants to the Grantor, as of the date hereof and, except as otherwise set forth below, as of the Exercise Date, that:

      (i) it is a legal entity duly organized, validly existing and in good standing under the laws of Bermuda and has all requisite corporate power to carry on its business as it is now being, and heretofore has been, conducted;

      (ii) it has the full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Grantee and no other proceedings on the part of the Grantee will be necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligations of the Grantee, enforceable in accordance with its terms;

      (iii) no approval, authorization or consent of any governmental entity, or of any third party, is required on the part of the Grantee in connection with the execution and delivery of this Agreement and the other documents contemplated hereby, the performance by the Grantee of any of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby;

      (iv) neither the execution and delivery of this Agreement, nor the performance by the Grantee of any of its obligations under this Agreement, nor the consummation of the transactions contemplated hereby will conflict with its charter and other founding documents, or conflict with or result in a breach or violation of, or constitute a default under, (i) any agreement to which the Grantee is a party or by which it is bound or to which any of its property or assets are or may become subject, or (ii) any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or agency or arbitrator or court having jurisdiction over the Grantee or any of its property or assets;

      (v) it has been informed that neither the Option nor the Option Shares have been registered under the Securities Act, or the securities law of any state or jurisdiction of the United States, and it acknowledges that neither the Option nor the Option Shares may be offered, sold, transferred, pledged, hypothecated or otherwise disposed of other than pursuant to a registration statement which has been declared effective under the Securities Act or an exemption from the registration requirements of the Securities Act;

      (vi) it is not, and when it exercises the Option and receives the Option Shares will not be, a "U.S. person" (as such term is defined in Regulation S), and it is not entering into this Agreement, nor will its acquisition of Option Shares pursuant to the exercise of the Option be, for the account or benefit of any U.S. person (as so defined);

      (vii) it has entered into and executed this Agreement in an "offshore transaction" (as such term is defined in Regulation S) outside of the United States of America, its territories and possessions;

      (viii) it will exercise the Option in an "offshore transaction" (as such term is defined in Regulation S); and

      (ix) the Grantee will, upon the exercise of the Option, acquire the Option Shares for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing, or otherwise disposing of such Option Shares, except in compliance with the Securities Act and all other applicable securities laws.


      IV.   COVENANTS

            Section 4.1 Grantor Affirmative Covenants. (a) Notwithstanding the representations and warranties set forth in Section 3.1 hereof, if prior to or during the Option Period the performance of this Agreement or the consummation of the transactions contemplated hereby shall require any further corporate action of the Grantor and/or any other approvals, consents, filings or proceedings, the Grantor shall take, or cause to be taken, any and all such actions and/or obtain, make or initiate any and all such approvals, consents, filings or proceedings as may be required to ensure that the Grantee can exercise the Option at any time during the Option Period.

            (b) The Grantor shall make and deliver to the Grantee prior to or during the Option Period, or upon the exercise of the Option by the Grantee, or the delivery of the Option Shares by the Grantor, such additional representations, warranties, covenants or agreements as may be necessary to ensure that the exercise of the Option and the delivery of the Option Shares upon such exercise do not violate any applicable United States federal and state securities laws.

            Section 4.2 Grantor Negative Covenant. The Grantor shall refrain from taking any action, or from causing any other person to take any action, that may render the Option of the Grantee unexercisable or unenforceable at any time during the term of this Agreement.

            Section 4.3 Grantee Affirmative Covenant. (a) Notwithstanding the representations and warranties set forth in Section 3.2 hereof, if prior to or during the Option Period the performance of this Agreement or the consummation of the transactions contemplated hereby shall require any further corporate action of the Grantee and/or any other approvals, consents, filings or proceedings, the Grantee shall take, or cause to be taken, any and all such actions and/or obtain, make or initiate any and all such approvals, consents, filings or proceedings as may be required to ensure that the Grantor can transfer to the Grantee the Option Shares upon exercise of the Option by the Grantee at any time during the Option Period.

            (b) The Grantee shall make and deliver to the Grantor prior to or during the Option Period, or upon the exercise of the Option by the Grantee, or the delivery of the Option Shares by the Grantor, such additional representations, warranties, covenants or agreements as may be necessary to ensure that the exercise of the Option and the delivery of the Option Shares upon such exercise do not violate any applicable United States federal and state securities laws.

            (c) Upon the exercise of the Option by the Grantee, the Grantee shall comply with the terms and provisions of Clause 4 (Sub-clauses 4.1, 4.2 and 4.3) of the Supplemental Agreements as if the Grantee were a party thereto.

            Section 4.4 Indemnification. Each Party (the "Indemnifying Party") hereby agrees to indemnify and hold harmless the other Party (and its principals, officers, directors, employees, affiliates and assigns) (the "Indemnified Party") from and against any and all losses, damages, costs and reasonable expenses, including attorneys' fees, which the Indemnified Party may suffer or incur by reason of any breach of any representation, warranty, agreement, covenant or undertaking by the Indemnifying Party under this Agreement or in connection with the enforcement by the Indemnified Party of its rights hereunder; provided, that the aggregate liability of a Party under this
Section 4.4 and under Section 8.01 of the Purchase Agreement shall not exceed the amount set forth under Section 8.01 of the Purchase Agreement.


      V.    MISCELLANEOUS

            Section 5.1 Termination of Agreement. Unless otherwise agreed between the Parties in writing, this Agreement shall terminate upon the earlier to occur of: (a) the payment of the Purchase Price in full by the Grantor to the Grantee pursuant to the terms of the Purchase Agreement whether directly or as a result of the enforcement by the Grantee of the Pledge Agreement; or (b) the registration of the Option Shares in the name of the Grantee following the Grantee's exercise of the Option pursuant to the provisions of this Agreement; or (c) upon the assignment by the Grantor of its rights and obligations under the Purchase Agreement to the Company or its designee following the Company's exercise of the Preferred Stock Call Option under the Primary Agreement upon the occurrence of an Eco Telecom Contribution Default, upon (i) the transfer by the Grantor of the Preferred Stock to the Company or its designee, (ii) execution by the Company or its designee of an Endorsement in the form attached as Schedule 4 to the Purchase Agreement and (iii) in case of a transfer and assignment to the Company's designee, the Company's execution of a Guarantee in the form attached as Schedule 5 to the Purchase Agreement; or (d) upon (i) the execution and delivery by the Grantor of the Common Stock Pledge Agreement and the Common Stock Call Option Agreement and (y) the pledge of shares of Common Stock as required pursuant to the Common Stock Pledge Agreement, on the Pledge and Call Option Closing Date.

            Section 5.2. Suspension. Any and all rights of the Grantee under this Agreement shall be suspended with respect to such number of the Option Shares as is equal to the number of shares with respect to which the Grantee has commenced foreclosure of the pledge under the Pledge Agreement by means of appointing the Auction Organizer pursuant to the Pledge Agreement. If, however, after foreclosure of the pledge of such number of shares under the Pledge Agreement all or a portion of the Grantor's obligations under the Purchase Agreement remain outstanding, the suspension of rights pursuant to the first sentence of this Section 5.2 shall cease and the Grantee shall be entitled to exercise its rights hereunder in respect of the remaining shares of Preferred Stock of the Company owned by the Grantor.

            If a competent court of law has found that the Grantee has breached any of its material obligations under Article IV of the Purchase Agreement outstanding after the Closing Date (as defined in the Purchase Agreement) and such breach is not cured by the Grantee, the Option shall not be exercisable.

            Section 5.3 Severability. In the event and to the extent that any provision of this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions in such jurisdictions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

            Section 5.4 Waiver of Compliance; Consents. The failure of any of the Parties to comply with any obligations, agreements, covenants, undertakings or conditions herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver. Any such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

            Section 5.5 Amendments. This Agreement may be amended, modified or supplement only by the written consent of the Parties hereto.

            Section 5.6 Assignment. Neither Party may assign this Agreement or any right, interest or obligation hereunder to any Person without the prior written consent of the other Party hereto and any attempt to do so will be null and void. Subject to the preceding sentence, this Agreement shall inure to the benefit of, be enforceable by, and be binding upon, the Parties and their successors, transferees and assigns.

            Section 5.7 Survival. All agreements, covenants, undertakings, representations and warranties made herein shall survive the execution and delivery of this Agreement until the Termination Date; provided, however, that notwithstanding any investigation heretofore and hereafter made by or on behalf of a Party, all representations and warranties of the Parties shall survive the termination of this Agreement pursuant to Section 5.1(b) hereof and shall continue in full force and effect for a period of twelve (12) months following the Exercise Date; provided, further, that an Indemnified Party's right for indemnification in connection with any breach of representation or warranty asserted prior to the aforementioned date shall survive until the Indemnified Party shall have been indemnified therefore.

            Section 5.8 Notices. Any notice, request or other communication, including any request for arbitration, to be given hereunder to any Party shall be in writing and shall be deemed to have been duly given if delivered by messenger or established overnight courier service or sent by facsimile (with conformation of receipt and confirmed by registered or certified mail) to the following address:

            (a)  if to the Grantor, to:

                 Eco Telecom Limited
                 Suite 2, 4 Irish Place
                 Gibraltar
                 Facsimile: + 350-41988
                 Attention: Franz Wolf

                 with a copy to:

                 OOO Alfa-Eco
                 21, Ulitsa Novy Arbat
                 121019 Moscow, Russian Federation

                 Facsimile: + (7) (095) 201 5914
                 Attention: Stanislav Shekshnya

                 and a copy to:

                 Herbert Smith CIS Legal Services
                 24 Korobeinikov Pereulok
                 119034 Moscow, Russian Federation
                 Facsimile: + (7) (095) 363 6501
                 Attention: Vladimir Afonkin

            (b)  if to the Grantee, to:

                 Overture Limited
                 Richmond House
                 12 Par-la-Ville Road
                 Hamilton HM 08, Bermuda
                 Facsimile: + (1) (441) 299 4979
                 Attention: Laurence Aquilina-Stott

                 with a copy to:

                 Skadden, Arps, Slate, Meagher & Flom LLP
                 Degtyarniy pereulok 4, Building 1
                 103009 Moscow, Russian Federation
                 Facsimile: + (7) (095) 797 4601
                 Attention: Andre De Cort, Esq.

or such other address as any Party shall have specified by written notice given to the other Party in the manner specified above. Any such notices and communications shall be effective (i) if delivered by messenger or established courier service, upon receipt or refusal to accept delivery or (ii) if sent by facsimile, when sent.

            Section 5.9 Governing Law; Arbitration; Consent to Jurisdiction.

            (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to its conflict of law principles except for New York General Obligations Law Section 5-1401.

            (b) Any and all disputes, controversies or claims arising under, relating to or in connection with this Agreement or the breach, termination or validity thereof ("Disputes") shall be finally and exclusively settled by arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce ("ICC") then in effect (the " ICC Rules") by a panel of three (3) arbitrators with the following terms and conditions:

            (i) In the event of any conflict between the ICC Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

            (ii) The place of the arbitration shall be Geneva, Switzerland.

            (iii) The claimant and respondent shall each nominate one arbitrator in accordance with the ICC Rules. The two party-appointed arbitrators shall have thirty (30) days from the date of the nomination of the second arbitrator to agree on the nomination a third arbitrator who shall serve as chair of the tribunal. Any arbitrator not timely nominated, shall, on the request of any Party, be appointed by the ICC Court of Arbitration in accordance with the ICC Rules.

            (iv) The English language shall be used as the written and spoken language for the arbitration, the award and all matters connected with the arbitration.

            (v) The award of the arbitrators shall be final and binding on the Parties may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing Party in any competent jurisdiction.

            (vi) In order to facilitate the comprehensive resolution of related disputes, all Disputes between any of the parties to this Agreement that arise under or in connection with the Purchase Agreement, the Pledge Agreement and/or the Common Stock Purchase Agreement ("Other Agreements") may be brought in a single arbitration. Pursuant to a Request submitted under Article 4(6) of the ICC Rules or otherwise, the parties hereby agree that upon the request of any party to an arbitration proceeding initiated under this Agreement or the Other Agreements, the ICC Court shall determine whether to consolidate the arbitration proceeding with any other arbitration proceeding involving any of the parties hereto arising out of or relating to the Agreement or the Other Agreements. It is the parties' intention that any such arbitration proceedings be consolidated in the event that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise.

            (c) Each Party unconditionally and irrevocably agrees to submit to the non-exclusive jurisdiction of the courts located in Geneva, Switzerland (the "Geneva Courts"), for the purpose of any proceedings in aid of arbitration and for interim or conservatory measures before an arbitral tribunal is duly constituted under this Agreement, and for proceedings arising out of or relating to the enforcement of any award or order of an arbitral tribunal duly constituted under this Agreement. Each Party unconditionally and irrevocably waives any objections that they may have now or in the future to such jurisdiction including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

            Section 5.10 Definitions. The following capitalized terms, used but not otherwise defined herein, shall have the meanings ascribed to them below:

                  "Agreement" shall have the meaning ascribed thereto in the introductory paragraph.

                  "Auction Organizer" shall have the meaning ascribed thereto in Annex A to the Pledge Agreement.

                  "Business Day" shall mean any day except a Saturday, Sunday or nationally recognized holiday in Bermuda or the Russian Federation.

                  "Common Stock" shall have the meaning ascribed thereto in the Purchase Agreement.

                  "Common Stock Call Option Agreement" shall mean the Call Option Agreement, in the form attached as Exhibit A hereto, by and between the Pledgor and the Pledgee to be executed and delivered on and as of the Pledge and Call Option Closing Date with respect to a call option on shares of Common Stock.

                  "Common Stock Pledge Agreement" shall mean the Pledge Agreement, in the form attached as Exhibit A to the Pledge Agreement, by and between the

Pledgor and the Pledgee to be executed and delivered on and as of the Pledge and Call Option Closing Date with respect to the pledge of shares of Common Stock.

                  "Company" shall have the meaning ascribed thereto in the first recital.

                  "Disputes" shall have the meaning ascribed thereto in Section 5.9(b).

                  "Eco Telecom Contribution Default" shall have the meaning ascribed thereto in the Primary Agreement.

                  "Event of Default" shall have the meaning ascribed thereto in the Purchase Agreement.

                  "Exercise Date" shall mean the date of the Exercise Notice.

                  "Exercise Notice" shall have the meaning ascribed thereto in
Section 2.1.

                  "Exercise Price" shall have the meaning ascribed thereto in
Section 1.2.

                  "Geneva Courts" shall have the meaning ascribed thereto in
Section 5.9(c).

                  "Grantee" shall have the meaning ascribed thereto in the introductory paragraph.

                  "Grantor" shall have the meaning ascribed thereto in the introductory paragraph.

                  " ICC" shall have the meaning ascribed thereto in Section 5.9(b).

                  "ICC Rules" shall have the meaning ascribed thereto in Section 5.9(b).

                  "Indemnified Party" shall have the meaning ascribed thereto in
Section 4.4.

                  "Indemnifying Party" shall have the meaning ascribed thereto in Section 4.4.

                  "Liens" shall have the meaning ascribed thereto in Section 3.1(v).

                  "Option" shall have the meaning ascribed thereto in Section
1.1.

                  "Option Period" shall have the meaning ascribed thereto in
Section 1.3.

                  "Option Shares" shall have the meaning ascribed thereto in
Section 1.1.

                  "Original Preferred Stock Call Option" shall have the meaning ascribed thereto in the Purchase Agreement.

                  "Other Agreements" shall have the meaning ascribed thereto in
Section 5.9(b).

                  "Other Property" shall have the meaning ascribed thereto in
Section 2.4.

                  "Parties" and "Party" hall have the meaning ascribed thereto in the introductory paragraph.

                  "Payment Date" shall have the meaning ascribed thereto in the first recital.

                  "Pledge Agreement" shall have the meaning ascribed thereto in the third recital.

                  "Pledge and Call Option Closing Date" shall have the meaning ascribed thereto in the Purchase Agreement.

                  "Preferred Stock" shall have the meaning ascribed thereto in the first recital.

                  "Preferred Stock Call Option" shall have the meaning ascribed thereto in the Purchase Agreement.

                  "Primary Agreement" shall mean the Primary Agreement dated as of May 30, 2001 between and among Telenor East Invest AS, the Grantor and the Company.

                  "Principal Agreements" shall have the meaning ascribed thereto in the Purchase Agreement.

                  "Purchase Agreement" shall have the meaning ascribed thereto in the first recital.

                  "Purchase Price" shall have the meaning ascribed thereto in the first recital.

                  "Regulation S" shall have the meaning ascribed thereto in
Section 3.1(xi).

                  "Supplemental Agreements" shall have the meaning ascribed thereto in the Purchase Agreement.

                  "Termination Date" shall mean the date of termination of this Agreement pursuant to Section 5.1 hereof.

            Section 5.11 Captions. The Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

            Section 5.12 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

                      IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered by a duly authorized officer as of the date first above written.

                              ECO TELECOM LIMITED


                              By:______________________________
                                  Name:
                                  Title:

                              OVERTURE LIMITED


                              By:_____________________________
                                  Name:
                                  Title:

                                                                         ANNEX A


                                 EXERCISE NOTICE


Eco Telecom Limited
Suite 2, 4 Irish Place
Gibraltar


Dear Sirs:

            Reference is made to that certain Call Option Agreement (the "Option Agreement"), dated -, 2001, by and between Eco Telecom Limited, a company organized and existing under the laws of Gibraltar (the "Grantor"), and Overture Limited, a company incorporated under the laws of Bermuda (the "Grantee"). Capitalized terms used in this notice, but not otherwise defined, will have the meanings assigned to such terms in the Option Agreement.

      1. Exercise of Option. The Grantee hereby elects to exercise its Option to purchase the Option Shares pursuant to the Option Agreement.

      2. Transfer of the Option Shares. The Grantee hereby directs the Grantor to transfer the Option Shares in the name of [the Grantee].

      3. Tender of Exercise Price. The Grantee will tender the Purchase Price in the manner provided in Section 2.1 of the Option Agreement.


            IN WITNESS WHEREOF, the Grantee has caused this Exercise Notice to be executed as of the ____ day of _________, _____.


                                OVERTURE LIMITED


                                By:______________________________
                                    Name:
                                    Title:

                                    EXHIBIT A TO PREFERRED CALL OPTION AGREEMENT

                   FORM OF COMMON STOCK CALL OPTION AGREEMENT


COMMON STOCK

        ----------------------------------------------------------------








                              CALL OPTION AGREEMENT

                                 by and between

                               Eco Telecom Limited

                                       and

                                Overture Limited

                            dated ____________, 2001

















         ---------------------------------------------------------------

I. GRANT OF OPTION .....................................................      1
     Section 1.1 Grant of Option .......................................      1
     Section 1.2 Exercise Price ........................................      1
     Section 1.3 Option Period .........................................      2

II. EXERCISE OF OPTION .................................................      2
     Section 2.1 Manner of Exercise ....................................      2
     Section 2.2 Transfer of Title to Option Shares ....................      2
     Section 2.3 Payment of Taxes ......................................      2
     Section 2.4 Fractional Shares .....................................      2
     Section 2.5 Reorganization, Reclassification, Merger,
                  Consolidation or Disposition of Assets ...............      2

III. REPRESENTATIONS AND WARRANTIES ....................................      3
     Section 3.1 Representations and Warranties of the Grantor .........      3
     Section 3.2 Representations and Warranties of the Grantee .........      4

IV. COVENANTS ..........................................................      5
     Section 4.1 Grantor Affirmative Covenants .........................      5
     Section 4.2 Grantor Negative Covenant .............................      6
     Section 4.3 Grantee Affirmative Covenant ..........................      6
     Section 4.4 Indemnification .......................................      6

V. MISCELLANEOUS .......................................................      6
     Section 5.1 Termination of Agreement ..............................      6
     Section 5.2 Suspension ............................................      7
     Section 5.3 Severability ..........................................      7
     Section 5.4 Waiver of Compliance; Consents ........................      7
     Section 5.5 Amendments ............................................      7
     Section 5.6 Assignment ............................................      7
     Section 5.7 Survival ..............................................      7
     Section 5.8 Notices ...............................................      8
     Section 5.9 Governing Law; Arbitration;
                  Consent to Jurisdiction ..............................      8
     Section 5.10 Definitions ..........................................      9
     Section 5.11 Captions .............................................     12
     Section 5.12 Counterparts .........................................     12


ANNEX A

            THIS CALL OPTION AGREEMENT (the "Agreement"), dated --, 2001, is entered into by and between (i) Eco Telecom Limited, a company organized and existing under the laws of Gibraltar with its registered office at: 10/8 International Commercial Centre, Casemates Square, Gibraltar (the "Grantor"), and (ii) Overture Limited, a company incorporated under the laws of Bermuda (Registration No. 30335) with its registered office at: Richmond House, 12 Par-la-Ville Road, Hamilton HM 08 Bermuda (the "Grantee"). Grantor and Grantee are sometimes collectively referred to as the "Parties, " and individually referred to as a "Party." Capitalized terms used herein are defined in Section
5.10 hereof.

            WHEREAS, pursuant to that certain Share Purchase Agreement, dated as of May 30, 2001, by and between the Grantor and the Grantee (the "Purchase Agreement"), the Grantee has agreed to sell, and the Grantor has agreed to purchase, (i) Six Million Four Hundred Twenty Six Thousand Six Hundred (6,426,600) preferred shares, par value 0.005 Rubles per share (the "Preferred Stock") of Open Joint Stock Company "Vimpel-Communications", an open joint stock company incorporated and existing under the laws of the Russian Federation (the "Company") and (ii) Sixteen Thousand Three Hundred Sixty Two (16,362) shares of common stock, par value 0.005 per share, of the Company, for an aggregate purchase price equal to Twenty Five Million United States dollars (USD 25,000,000) (the "Purchase Price") payable by the Grantor to the Grantee in accordance with the terms of the Purchase Agreement (the date on which the Purchase Price shall become due and payable pursuant to the terms and conditions of the Purchase Agreement shall hereinafter be referred to as the "Payment Date");

            WHEREAS, pursuant to that certain Pledge Agreement, dated the date hereof, by and between the Grantor and the Grantee (the "Pledge Agreement"), the Grantor has pledged to the Grantee o (o) ordinary voting shares, par value 0.005 Rubles per share, of the Company (which number of shares may be adjusted as provided in the Pledge Agreement) as collateral for the obligation of the Grantor to pay the Purchase Price and the Gain on Disposal in accordance with the Purchase Agreement; and

            WHEREAS, to induce the Grantee to enter into the Purchase Agreement, the Grantor is willing to grant to the Grantee an option to purchase a certain number of ordinary voting shares of the Company, now or hereafter owned by the Grantor, on the terms and conditions set forth in this Agreement.

            NOW THEREFORE, intending to be legally bound hereby, for good and valuable consideration the receipt whereof is hereby acknowledged, the Parties hereto have agreed as follows:


      I.    GRANT OF OPTION

            Section 1.1 Grant of Option. Subject to the terms and conditions set forth in this Agreement, the Grantor hereby grants to the Grantee, and the Grantee hereby accepts from the Grantor, an option to purchase (the "Option") such number of ordinary voting shares of the Company owned by the Grantor as have an aggregate Market Value on the Exercise Date equal to the amount of the Purchase Price outstanding as of the Exercise Date (such number of shares as may be adjusted as provided herein, the "Option Shares"). Without any prejudice to the foregoing, the amount of the Option Shares as of the date hereof shall be
- (->) ordinary voting shares of the Company.

            Section 1.2 Exercise Price. The Parties hereby agree that the aggregate exercise price to acquire the Option Shares shall be equal to One Hundred United States dollars (USD 100) (the "Exercise Price").

            Section 1.3 Option Period. Subject to Section 5.1 hereof, the Grantee shall have the right to exercise the Option and to purchase the Option Shares at any time commencing on the second (2nd) Business Day following the Payment Date until the Termination Date (the "Option Period").


      II.   EXERCISE OF OPTION

            Section 2.1 Manner of Exercise. At any time and from time to time during the Option Period, the Grantee may exercise the Option in whole and not in part and purchase the Option Shares by delivering to the Grantor (a) a written notice in substantially the form attached hereto as Annex A (the "Exercise Notice") and (b) payment of the Exercise Price in immediately available funds by wire transfer to such account of the Grantor as the Grantor shall advise to the Grantee by a written notice in compliance with Section 5.8 hereof prior to the Exercise Date.

            In the event the aforesaid account of the Grantor is not operational on the Exercise Date, and the Grantee's reasonable attempt to transfer the Exercise Price has failed, the Grantee shall have fulfilled its obligation to pay the Exercise Price by depositing the amount of the Exercise Price with such escrow agent as the Grantee may reasonably appoint (including without limitation its legal counsel) with written notice to the Grantor for delivery or transfer of the Exercise Price to the Grantor at its request.

            Section 2.2 Transfer of Title to Option Shares. Upon receipt of the Exercise Notice, the Grantor will, as promptly as practicable and in any event within three (3) Business Days following the Exercise Date, transfer the Option Shares to the Grantee and cause the Option Shares to be registered in the name of the Grantee or its nominee as set forth in the Exercise Notice. The Grantor at its sole discretion shall have the right to transfer to the Grantee the shares pledged to the Grantee under the Pledge Agreement and the Grantee shall be obliged to permit such transfer and to accept such pledged shares. As between the Grantor and the Grantee, the Option will be deemed to have been exercised, and the Grantee will be deemed to have become the beneficial owner and the holder of record of the Option Shares for all purposes (including without limitation the right to vote the Option Shares), as of the Exercise Date. The Grantor shall be liable for the full amount of the fees due to the registrar for the registration of the Option Shares in the name of the Grantee.

            Section 2.3 Payment of Taxes. Grantor will pay all expenses in connection with, and all taxes, regardless of designation, that may be imposed with respect to, the delivery of the Option Shares; provided, however, that such taxes will be paid by the Grantee if (i) such taxes are imposed by law upon the Grantee, or (ii) such taxes could have been legally avoided through the provision by the Grantee of such certifications or declarations as the Grantor shall reasonably request from the Grantee and the Grantee is in a position to obtain, but fails to provide, such certifications or declarations.

            Section 2.4 Fractional Shares. The Grantor will not be required to sell a fractional share of the Option Shares upon exercise of the Option. As to any fractional share of the Option Shares which the Grantee would otherwise be entitled to purchase upon such exercise, the Grantor will pay an adjustment in cash in an amount equal to such fraction of the Market Value of one (1) ordinary voting share of the Company.

            Section 2.5 Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Company reorganizes its capital, reclassifies its capital stock, consolidates or merges with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to ordinary voting shares of the Company), or sells, transfers or otherwise disposes of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the Company (in case of a reorganization of its capital or reclassification of its capital stock) or of the successor or acquiring corporation (in any other instance referred to above), or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the Company or the successor or acquiring corporation, as the case may be (the "Other Property"), are to be received by or distributed to the holders of ordinary voting shares of the Company, then Grantee will have the right thereafter to receive, upon exercise of the Option, the number of shares of common stock of the Company or the successor or acquiring corporation, as the case may be, and Other Property that is receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of ordinary voting shares of the Company equal to the number of Option Shares immediately prior to such event.


      III.  REPRESENTATIONS AND WARRANTIES

            Section 3.1 Representations and Warranties of the Grantor. The Grantor represents and warrants to the Grantee as of the date hereof and, except as otherwise set forth below, as of the Exercise Date that:

      (i) it is a legal entity duly organized, validly existing and in good standing under the laws of Gibraltar and has all requisite corporate power to carry on its business as it is now being, and heretofore has been, conducted;

      (ii) it has the full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Grantor and no other proceedings on the part of the Grantor will be necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligations of the Grantor, enforceable in accordance with its terms;

      (iii) no approval, authorization or consent of any governmental entity, or of any third party, is required on the part of the Grantor in connection with the execution and delivery of this Agreement and the other documents contemplated hereby, the performance by the Grantor of any of its obligations hereunder or thereunder, and the consummation of the transactions contemplated hereby or thereby;

      (iv) neither the execution and delivery of this Agreement, nor the performance by the Grantor of any of its obligations under this Agreement, nor the consummation of the transactions contemplated hereby will conflict with its charter and other founding documents, or conflict with or result in a breach or violation of, or constitute a default under, (i) any agreement to which the Grantor is a party or by which it is bound or to which any of its property or assets are or may become subject, or (ii) as of the date hereof, any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or agency or arbitrator or court having jurisdiction over the Grantor or any of its property or assets;

      (v) it has good, valid and marketable title to the Option Shares and to all of the rights afforded thereby, free and clear of any security interest, pledge, claim or any other encumbrance (collectively, "Liens"), except for those established by the Pledge Agreement, the Primary Agreement and the Principal Agreements;

      (vi) to the Knowledge of the Grantor, as of the date hereof the Option Shares have been validly issued and properly registered with the appropriate authorities competent for the registration of the issuance thereof in accordance with applicable law;

      (vii) the Option Shares are fully paid-up in accordance with the laws of the Russian Federation, are non-assessable and are not subject to any rights of first refusal, buy-out and similar rights, calls or assessments, except for those established by this Agreement, the Primary Agreement and the Principal Agreements; and

      (viii)no person other than the Grantor and the Grantee has any rights in or over any of the Option Shares and the Option Shares are not subject to any contract, commitment, agreement, understanding or arrangement of any kind except this Agreement, the Primary Agreement and the Principal Agreements; and

      (xi) the Option Shares were originally acquired by the Grantor in compliance with all applicable United States federal and state securities laws. The Grantor has not made any "directed selling efforts" into the United States, as defined under Regulation S of the Securities Act ("Regulation S") with respect to the granting of the Option, and will not make any "directed selling efforts" in connection with the delivery of the Option Shares to the Grantee pursuant to this Agreement.

            Section 3.2 Representations and Warranties of the Grantee. The Grantee represents and warrants to the Grantor, as of the date hereof, that:

      (i) it is a legal entity duly organized, validly existing and in good standing under the laws of Bermuda and has all requisite corporate power to carry on its business as it is now being, and heretofore has been, conducted;

      (ii) it has the full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Grantee and no other proceedings on the part of the Grantee will be necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligations of the Grantee, enforceable in accordance with its terms;

      (iii) no approval, authorization or consent of any governmental entity, or of any third party, is required on the part of the Grantee in connection with the execution and delivery of this Agreement and the other documents contemplated hereby, the performance by the Grantee of any of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby;

      (iv) neither the execution and delivery of this Agreement, nor the performance by the Grantee of any of its obligations under this Agreement, nor the consummation of the transactions contemplated hereby will conflict with its charter and other founding documents, or conflict with or result in a breach or violation of, or constitute a default under, (i) any agreement to which the

            Grantee is a party or by which it is bound or to which any of its property or assets are or may become subject, or (ii) any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or agency or arbitrator or court having jurisdiction over the Grantee or any of its property or assets;

      (v) it has been informed that neither the Option nor the Option Shares have been registered under the Securities Act, or the securities law of any state or jurisdiction of the United States, and it acknowledges that neither the Option nor the Option Shares may be offered, sold, transferred, pledged, hypothecated or otherwise disposed of other than pursuant to a registration statement which has been declared effective under the Securities Act or an exemption from the registration requirements of the Securities Act;

      (vi) it is not, and when it exercises the Option and receives the Option Shares will not be, a "U.S. person" (as such term is defined in Regulation S), and it is not entering into this Agreement, nor will its acquisition of Option Shares pursuant to the exercise of the Option be, for the account or benefit of any U.S. person (as so defined);

      (vii) it has entered into and executed this Agreement in an "offshore transaction" (as such term is defined in Regulation S) outside of the United States of America, its territories and possessions;

      (viii) it will exercise the Option in an "offshore transaction" (as such term is defined in Regulation S); and

      (ix) the Grantee will, upon the exercise of the Option, acquire the Option Shares for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing, or otherwise disposing of such Option Shares, except in compliance with the Securities Act and all other applicable securities laws.


      IV.   COVENANTS

            Section 4.1 Grantor Affirmative Covenants. (a) Notwithstanding the representations and warranties set forth in Section 3.1 hereof, if prior to or during the Option Period the performance of this Agreement or the consummation of the transactions contemplated hereby shall require any further corporate action of the Grantor and/or any other approvals, consents, filings or proceedings, the Grantor shall take, or cause to be taken, any and all such actions and/or obtain, make or initiate any and all such approvals, consents, filings or proceedings as may be required to ensure that the Grantee can exercise the Option at any time during the Option Period.

            (b) The Grantor shall make and deliver to the Grantee prior to or during the Option Period, or upon the exercise of the Option by the Grantee, or the delivery of the Option Shares by the Grantor, such additional representations, warranties, covenants or agreements as may be necessary to ensure that the exercise of the Option and the delivery of the Option Shares upon such exercise do not violate any applicable United States federal and state securities laws.

            (c) On the date of execution hereof, the Grantor shall deliver to the Grantee (i) an opinion of Herbert Smith, special New York counsel to the Grantor, (ii) an opinion of Herbert Smith CIS Legal Services, special Russian counsel to the Grantor and (iii) an opinion of Triay & Triay, special Gibraltar counsel to the Grantor, substantially in the respective form attached as
Schedule 7.06 to the Purchase Agreement (but covering only the opinions rendered with respect to the Preferred Stock Call Option Agreement and substituting any references to the Preferred Stock Call Option Agreement with references to this Agreement).

            Section 4.2 Grantor Negative Covenant. The Grantor shall refrain from taking any action, or from causing any other person to take any action, that may render the Option of the Grantee unexercisable or unenforceable at any time during the term of this Agreement.

            Section 4.3 Grantee Affirmative Covenant. (a) Notwithstanding the representations and warranties set forth in Section 3.2 hereof, if prior to or during the Option Period the performance of this Agreement or the consummation of the transactions contemplated hereby shall require any further corporate action of the Grantee and/or any other approvals, consents, filings or proceedings, the Grante shall take, or cause to be taken, any and all such actions and/or obtain, make or initiate any and all such approvals, consents, filings or proceedings as may be required to ensure that the Grantor can transfer to the Grantee the Option Shares upon exercise of the Option by the Grantee at any time during the Option Period.

            (b) The Grantee shall make and deliver to the Grantor prior to or during the Option Period, or upon the exercise of the Option by the Grantee, or the delivery of the Option Shares by the Grantor, such additional representations, warranties, covenants or agreements as may be necessary to ensure that the exercise of the Option and the delivery of the Option Shares upon such exercise do not violate any applicable United States federal and state securities laws.

            Section 4.4 Indemnification. Each Party (the "Indemnifying Party") hereby agrees to indemnify and hold harmless the other Party (and its principals, officers, directors, employees, affiliates and assigns) (the "Indemnified Party") from and against any and all losses, damages, costs and reasonable expenses, including attorneys' fees, which the Indemnified Party may suffer or incur by reason of any breach of any representation, warranty, agreement, covenant or undertaking by the Indemnifying Party under this Agreement or in connection with the enforcement by the Indemnified Party of its rights hereunder; provided, that the aggregate liability of a Party under this
Section 4.4 and under Section 8.01 of the Purchase Agreement shall not exceed the amount set forth under Section 8.01 of the Purchase Agreement.


      V.    MISCELLANEOUS

            Section 5.1 Termination of Agreement. Unless otherwise agreed between the Parties in writing, this Agreement shall terminate upon the earlier to occur of: (a) the payment of the Purchase Price in full by the Grantor to the Grantee pursuant to the terms of the Purchase Agreement whether directly or as a result of the enforcement by the Grantee of the Pledge Agreement; or (b) the registration of the Option Shares in the name of the Grantee following the Grantee's exercise of the Option pursuant to the provisions of this Agreement; or (c) upon the assignment by the Grantor of its rights and obligations under the Purchase Agreement to the Company or its designee following the Company's exercise of the Preferred Stock Call Option under the Primary Agreement upon the occurrence of an Eco Telecom Contribution Default, upon (i) the transfer by the Grantor of the Preferred Stock to the Company or its designee, (ii) execution by the Company or its designee of an Endorsement in the form attached as Schedule 4 to the Purchase Agreement, and (iii) in case of a transfer and assignment to the Company's designee, the Company's execution of a Guarantee in the form attached as Schedule 5 to the Purchase Agreement.

            Section 5.2. Suspension. Any and all rights of the Grantee under this Agreement shall be suspended with respect to such number of the Option Shares as is equal to the number of shares with respect to which the Grantee has commenced foreclosure of the pledge under the Pledge Agreement by means of appointing the Auction Organizer pursuant to the Pledge Agreement. If, however, after foreclosure of the pledge of such number of shares under the Pledge Agreement all or a portion of the Grantor's obligations under the Purchase Agreement remain outstanding, the suspension of rights pursuant to the first sentence of this Section 5.2 shall cease and the Grantee shall be entitled to exercise its rights hereunder in respect of such number of ordinary voting shares of the Company owned by the Grantor as have an aggregate Market Value on the Exercise Date equal to the outstanding amount of the Purchase Price.

            If a competent court of law has found that the Grantee has breached any of its material obligations under Article IV of the Purchase Agreement outstanding after the Closing Date (as defined in the Purchase Agreement) and such breach is not cured by the Grantee, the Option shall not be exercisable.

            Section 5.3 Severability. In the event and to the extent that any provision of this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions in such jurisdictions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

            Section 5.4 Waiver of Compliance; Consents. The failure of any of the Parties to comply with any obligations, agreements, covenants, undertakings or conditions herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver. Any such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

            Section 5.5 Amendments. This Agreement may be amended, modified or supplement only by the written consent of the Parties hereto.

            Section 5.6 Assignment. Neither Party may assign this Agreement or any right, interest or obligation hereunder to any Person without the prior written consent of the other Party hereto and any attempt to do so will be null and void; provided, however, that the Grantee by simple written notice to the Grantor may transfer, assign or delegate all of its rights and obligations under this Agreement to a Controlling Person of the Grantee or a Controlled Affiliate of such Controlling Person to which it simultaneously transfers, assignes or delegates its rights under the Purchase Agreement and the Pledge Agreement; provided, further, that in the absence of an Event of Default, the Grantor by simple written notice to the Grantee may assign its rights and obligations under this Agreement to a Controlling Person of the Grantor or a Controlled Affiliate of such Controlling Person simultaneously with the sale, transfer, assignment or other disposal of the Shares to such Controlling Person or Controlled Affiliate. Subject to the preceding sentence, this Agreement shall inure to the benefit of, be enforceable by, and be binding upon, the Parties and their successors, transferees and assigns.

            Section 5.7 Survival. All agreements, covenants, undertakings, representations and warranties made herein shall survive the execution and delivery of this Agreement until the Termination Date; provided, however, that notwithstanding any investigation heretofore and hereafter made by or on behalf of a Party, all representations and warranties of the Parties shall survive the termination of this Agreement pursuant to Section 5.1(b) hereof and shall continue in full force and effect for a period of twelve (12) months following the Exercise Date; provided, further, that an Indemnified Party's right for indemnification in connection with any breach of representation or warranty asserted prior to the aforementioned date shall survive until the Indemnified Party shall have been indemnified therefore.

            Section 5.8 Notices. Any notice, request or other communication, including any request for arbitration, to be given hereunder to any Party shall be in writing and shall be deemed to have been duly given if delivered by messenger or established overnight courier service or sent by facsimile (with conformation of receipt and confirmed by registered or certified mail) to the following address:

            (a)  if to the Grantor, to:

                 Eco Telecom Limited
                 Suite 2, 4 Irish Place
                 Gibraltar
                 Facsimile: + 350-41988
                 Attention: Franz Wolf

                 with a copy to:

                 OOO Alfa-Eco
                 21, Novy Arbat
                 121019 Moscow, Russian Federation
                 Facsimile: + (7) (095) 201 5914
                 Attention: Stanislav Shekshnya
                 and a copy to:

                 Herbert Smith CIS Legal Services
                 24 Korobeinikov Pereulok
                 119034 Moscow, Russian Federation
                 Facsimile: + (7) (095) 363 6501
                 Attention: Vladimir Afonkin

            (b)  if to the Grantee, to:

                 Overture Limited
                 Richmond House
                 12 Par-la-Ville Road
                 Hamilton HM 08, Bermuda
                 Facsimile: + (1) (441) 299 4979
                 Attention: Laurence Aquilina-Stott

                 with a copy to:

                 Skadden, Arps, Slate, Meagher & Flom LLP
                 Degtyarniy pereulok 4, Building 1
                 103009 Moscow, Russian Federation
                 Facsimile: + (7) (095) 797 4601
                 Attention: Andre De Cort, Esq.

or such other address as any Party shall have specified by written notice given to the other Party in the manner specified above. Any such notices and communications shall be effective (i) if delivered by messenger or established courier service, upon receipt or refusal to accept delivery or (ii) if sent by facsimile, when sent.

            Section 5.9 Governing Law; Arbitration; Consent to Jurisdiction.

            (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to its conflict of law principles except for New York General Obligations Law Section 5-1401.

            (b) Any and all disputes, controversies or claims arising under, relating to or in connection with this Agreement or the breach, termination or validity thereof ("Disputes") shall be finally and exclusively settled by arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce ("ICC") then in effect (the "ICC Rules") by a panel of three
(3) arbitrators with the following terms and conditions:

            (i) In the event of any conflict between the ICC Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

            (ii) The place of the arbitration shall be Geneva, Switzerland.

            (iii) The claimant and respondent shall each nominate one arbitrator in accordance with the ICC Rules. The two party-appointed arbitrators shall have thirty (30) days from the date of the nomination of the second arbitrator to agree on the nomination a third arbitrator who shall serve as chair of the tribunal. Any arbitrator not timely nominated, shall, on the request of any Party, be appointed by the ICC Court of Arbitration in accordance with the ICC Rules.

            (iv) The English language shall be used as the written and spoken language for the arbitration, the award and all matters connected with the arbitration.

            (v) The award of the arbitrators shall be final and binding on the Parties may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing Party in any competent jurisdiction.

            (vi) In order to facilitate the comprehensive resolution of related disputes, all Disputes between any of the parties to this Agreement that arise under or in connection with the Purchase Agreement, the Pledge Agreement and/or the Common Stock Purchase Agreement ("Other Agreements") may be brought in a single arbitration. Pursuant to a Request submitted under Article 4(6) of the ICC Rules or otherwise, the parties hereby agree that upon the request of any party to an arbitration proceeding initiated under this Agreement or the Other Agreements, the ICC Court shall determine whether to consolidate the arbitration proceeding with any other arbitration proceeding involving any of the parties hereto arising out of or relating to the Agreement or the Other Agreements. It is the parties' intention that any such arbitration proceedings be consolidated in the event that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise.

            (c) Each Party unconditionally and irrevocably agrees to submit to the non-exclusive jurisdiction of the courts located in Geneva, Switzerland (the "Geneva Courts"), for the purpose of any proceedings in aid of arbitration and for interim or conservatory measures before an arbitral tribunal is duly constituted under this Agreement, and for proceedings arising out of or relating to the enforcement of any award or order of an arbitral tribunal duly constituted under this Agreement. Each Party unconditionally and irrevocably waives any objections that they may have now or in the future to such jurisdiction including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

            Section 5.10 Definitions. The following capitalized terms, used but not otherwise defined herein, shall have the meanings ascribed to them below:

                 "Agreement" shall have the meaning ascribed thereto in the introductory paragraph.

                 "Auction Organizer" shall have the meaning ascribed thereto in Annex A to the Pledge Agreement.

                 "Business Day" shall mean any day except a Saturday, Sunday or nationally recognized holiday in Bermuda or the Russian Federation.

                 "Company" shall have the meaning ascribed thereto in the first recital.

                 "Closing Date" shall have the meaning ascribed thereto in the Purchase Agreement.

                 "Dispute" shall have the meaning ascribed thereto in Section 5.9(b).

                 "Eco Telecom Contribution Default" shall have the meaning ascribed thereto in the Purchase Agreement.

                 "Event of Default" shall have the meaning ascribed thereto in the Purchase Agreement.

                 "Exercise Date" shall mean the date of the Exercise Notice.

                 "Exercise Notice" shall have the meaning ascribed thereto in
Section 2.1.

                 "Exercise Price" shall have the meaning ascribed thereto in
Section 1.2.

                 "Gain on Disposal" shall have the meaning ascribed thereto in the Purchase Agreement.

                 "Geneva Courts" shall have the meaning ascribed thereto in
Section 5.9(c).

                 "Grantee" shall have the meaning ascribed thereto in the introductory paragraph.

                 "Grantor" shall have the meaning ascribed thereto in the introductory paragraph.

                 " ICC" shall have the meaning ascribed thereto in Section
5.9(b).

                 "ICC Rules" shall have the meaning ascribed thereto in Section 5.9(b).

                 "Indemnified Party" shall have the meaning ascribed thereto in
Section 4.4.

                 "Indemnifying Party" shall have the meaning ascribed thereto in
Section 4.4.

                 "Knowledge of the Grantor" shall mean to the best of the actual knowledge of the Grantor after having made reasonable inquiries.

                 "Liens" shall have the meaning ascribed thereto in Section 3.1(v).

                 "Market Value" shall mean, with respect to the ordinary voting shares, the value thereof based on (i) the "daily market price" of the Company's American Depositary Shares (or, if the Company no longer has its ordinary voting shares represented by American Depositary Shares, the "daily market price" of the Company's ordinary voting shares) as defined in the Company's prospectus dated July 25, 2000 at page 143, or (ii) in the event the Company's American Depositary Shares (or, if the Company no longer has its ordinary voting shares represented by American Depositary Shares, the Company's ordinary voting shares) are not listed, quoted or traded, the market value thereof as determined by a recognized international investment bank selected by the Grantee (and approved by the Grantor, which approval shall not unreasonably be withheld).

                 "Option" shall have the meaning ascribed thereto in Section
1.1.

                 "Option Period" shall have the meaning ascribed thereto in
Section 1.3.

                 "Option Shares" shall have the meaning ascribed thereto in
Section 1.1.

                 "Other Property" shall have the meaning ascribed thereto in
Section 2.5.

                 "Parties" and "Party" hall have the meaning ascribed thereto in the introductory paragraph.

                 "Payment Date" shall have the meaning ascribed thereto in the first recital.

                 "Pledge Agreement" shall have the meaning ascribed thereto in the second recital.

                 "Preferred Stock" shall have the meaning ascribed thereto in the first recital.

                 "Preferred Stock Call Option" shall have the meaning ascribed thereto in the Purchase Agreement.

                 "Preferred Stock Call Option Agreement" shall mean the Call Option Agreement, dated as of the Closing Date, by and between the Grantor and the Grantee with respect to the Preferred Stock.

                 "Primary Agreement" shall mean the Primary Agreement dated as of May 30, 2001 between and among Telenor East Invest AS, the Grantor and the Company.

                 "Principal Agreements" shall have the meaning ascribed thereto in the Purchase Agreement.

                 "Purchase Agreement" shall have the meaning ascribed thereto in the first recital.

                 "Purchase Price" shall have the meaning ascribed thereto in the first recital.
                 "Regulations S" shall have the meaning ascribed thereto in
Section 3.1(xi).

                 "Termination Date" shall mean the date of termination of this Agreement pursuant to Section 5.1 hereof.

            Section 5.11 Captions. The Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

            Section 5.12 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

                      IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered by a duly authorized officer as of the date first above written.

                               ECO TELECOM LIMITED


                              By:______________________________
                                 Name:
                                 Title:

                              OVERTURE LIMITED


                              By:_____________________________
                                 Name:
                                 Title:

                                                                         ANNEX A


                                 EXERCISE NOTICE


Eco Telecom Limited
Suite 2, 4 Irish Place
Gibraltar


Dear Sirs:

            Reference is made to that certain Call Option Agreement (the "Option Agreement"), dated o, 2001, by and between Eco Telecom Limited, a company organized and existing under the laws of Gibraltar (the "Grantor"), and Overture Limited, a company incorporated under the laws of Bermuda (the "Grantee"). Capitalized terms used in this notice, but not otherwise defined, will have the meanings assigned to such terms in the Option Agreement.

      1. Exercise of Option. The Grantee hereby elects to exercise its Option to purchase the Option Shares pursuant to the Option Agreement.

      2. Transfer of the Option Shares. The Grantee hereby directs the Grantor to transfer the Option Shares in the name of [the Grantee].

      3. Tender of Exercise Price. The Grantee will tender the Purchase Price in the manner provided in Section 2.1 of the Option Agreement.


            IN WITNESS WHEREOF, the Grantee has caused this Exercise Notice to be executed as of the ____ day of _________, _____.


                                OVERTURE LIMITED


                              By:______________________________
                                  Name:
                                  Title:

                                           EXHIBIT B TO SHARE PURCHASE AGREEMENT

                            FORM OF PLEDGE AGREEMENT




PREFERRED STOCK






                                PLEDGE AGREEMENT



                           dated as of ________, 2001



                                     between



                               ECO TELECOM LIMITED



                                       and



                                OVERTURE LIMITED

TABLE OF CONTENTS



ARTICLE I PLEDGE OF SHARES ..............................................     1

      Section 1.1 Pledge of Shares ......................................     1

ARTICLE II ..............................................................     2

REPRESENTATIONS AND WARRANTIES OF THE PARTIES ...........................     2

      Section 2.1 Representations and Warranties of the Pledgor .........     2

      Section 2.2 Representations and Warranties of the Pledgee .........     4

ARTICLE III RIGHTS AND OBLIGATIONS OF THE PLEDGOR .......................     5

      Section 3.1 Affirmative Covenants of the Pledgor ..................     5

      Section 3.2 Negative Covenants of the Pledgor .....................     5

      Section 3.3 Rights of the Pledgor .................................     6

ARTICLE IV RIGHTS AND OBLIGATIONS OF THE PLEDGEE ........................     6

      Section 4.1 Affirmative Covenants of the Pledgee ..................     6

      Section 4.2 Rights of the Pledgee .................................     6

      Section 4.3 No Other Obligations of the Pledgee ...................     7

ARTICLE V FORECLOSURE; REALIZATION OF THE PLEDGED PROPERTY ..............     7

      Section 5.1 Foreclosure ...........................................     7

      Section 5.2 Realization of the Pledged Property ...................     7

ARTICLE VI MISCELLANEOUS ................................................     7

      Section 6.1 Indemnification .......................................     7

      Section 6.2 Termination ...........................................     8

      Section 6.3 Severability ..........................................     8

      Section 6.4 No Waiver .............................................     8

      Section 6.5 Amendments ............................................     8

      Section 6.6 Assignment ............................................     8

      Section 6.7 Notices ...............................................     9

      Section 6.8 Governing Law; Arbitration ............................    10

      Section 6.9 Definitions ...........................................    11

      Section 6.10 Language .............................................    13

      Section 6.11 Captions .............................................    14

      Section 6.12 Counterparts .........................................    14



Schedule 1
Schedule 2
Schedule 3

Annex A
Schedule 1 to Annex A
Schedule 2 to Annex A

EXHIBIT A

            THIS PLEDGE AGREEMENT, dated ___________, 2001 (the "Agreement"), is entered into by and between (i) ECO TELECOM LIMITED, a company organized and existing under the laws of Gibraltar with its registered office at: 10/8 International Commercial Centre, Casemates Square, Gibraltar (the "Pledgor") and
(ii) Overture Limited, an exempted limited company organized under the laws of Bermuda (Registration No. 30335) with its registered office at: Richmond House, 12 Par-la-Ville Road, Hamilton HM 08, Bermuda (the "Pledgee"). Both the Pledgor and the Pledgee are collectively referred to herein as the "Parties" and each individually as a "Party".

            WHEREAS, the Pledgor and the Pledgee have entered into the Share Purchase Agreement, dated as of May 30, 2001 (the "Purchase Agreement"), pursuant to which the Pledgor is obliged to pay to the Pledgee Twenty Five Million United States Dollars (USD 25,000,000) (the "Purchase Price") on the terms and conditions set forth in the Purchase Agreement (a copy of which is attached hereto as Schedule 1) which is incorporated herein by reference and constitutes an integral part hereof;

            WHEREAS, pursuant to the Purchase Agreement the Pledgor is obliged to pay to the Pledgee the Purchase Price in full no later than DECEMBER 25, 2003; provided, however, that the Purchase Price shall become due and payable immediately (i) upon the sale, transfer, assignment or other disposal of the Preferred Stock by the Pledgor (other than to a Controlling Person of the Pledgor or a Controlled Affiliate of the Pledgor or such Controlling Person (a "Controlled Transferee")) or (ii) if an Event of Default has occurred; provided, further, that following a Change of Control over the Pledgor or a Controlled Transferee, the Purchase Price shall become due and payable immediately. (Any such date on which the Purchase Price shall become due and payable being referred to as the "Payment Date");

            WHEREAS, the Pledgor is a substantial shareholder of Open Joint Stock Company "Vimpel-Communications" (the "Company");

            WHEREAS, the Pledgor has covenanted under Section 5.03 of the Purchase Agreement to secure the payment by the Pledgor of the Purchase Price and the Gain on Disposal under the Purchase Agreement by means of (i) executing and delivering the Common Stock Pledge Agreement and the Common Stock Call Option Agreement and (ii) pledging shares of Common Stock as required pursuant to the Common Stock Pledge Agreement, within ten (10) days (not including any Saturday, Sunday, or any day on which banks located in New York, New York, London, England, Oslo, Norway or Moscow, Russia are authorized or obliged to close) following the Report Registration Date; and

            WHEREAS, the Pledgor is willing to provide adequate security to the Pledgee for the payment by the Pledgor of the Purchase Price under the Purchase Agreement from the date hereof until the Pledge and Call Option Closing Date by means of pledging the Preferred Stock.

            NOW THEREFORE, the Pledgor and the Pledgee, intending to be legally bound hereby, have agreed as follows:

                                   ARTICLE I

                                PLEDGE OF SHARES


            Section 1.1 Pledge of Shares. In order to secure the payment by the Pledgor of the Purchase Price under the Purchase Agreement prior to or on the Payment Date (the "Secured Obligations"), the Pledgor hereby pledges (the "Pledge") from the date hereof to the Pledgee the shares (the "Shares") as described below:


Issuer:               Open Joint Stock Company "Vimpel-Communications"

Type of the Shares:   Preference Shares Type "A"

Registration Details  (a) State Registration No. 73-1-6945 of September 6, 1996
                      (b) State Registration No. 73-1-7100 of December 4, 1996

Par Value:            one half of one kopeck (RUR 0.005) per Share

Number of Shares:     (a)  4,170,000 (Four Million One Hundred Seventy
                           Thousand)
                      (b)  2,256,600 (Two Million Two Hundred Fifty Six
                           Thousand Six Hundred)

Pledge Value
of the Shares:        Twenty Five Million United States dollars (USD25,000,000).


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

            Section 2.1 Representations and Warranties of the Pledgor.

                  (a) The Pledgor is a company duly organized, properly registered and validly existing under the laws of Gibraltar and has all requisite corporate and other power and authority to carry on its business as now being and heretofore conducted and to own, use, lease, operate and dispose of the assets and properties which it currently owns, uses, leases and operates, including the Shares.

                  (b) The Shares are not subject to any rights of first refusal, buy-out and similar rights, calls or assessments, except for those established by this Agreement, the Call Option Agreement and the Principal Agreements.

                  (c) No person other than the Pledgor and the Pledgee has any rights in or over any of the Shares and the Shares are not subject to any contract, commitment, agreement, understanding or arrangement of any kind except pursuant to this Agreement, the Call Option Agreement and the Principal Agreements.

                  (d) The Pledgor is the legal and beneficial owner of the Shares, free and clear of any security interest, pledge, claim or any other encumbrance (the "Liens"), except for (i) any Liens in favor of the Pledgor pursuant to this Agreement or (ii) any restrictions that may result from the Call Option Agreement or any that may arise under the Principal Agreements. There are no (i) securities convertible into or exchangeable for the Shares or (ii) options, warrants or other rights to purchase or subscribe to securities convertible into or exchangeable for the Shares, except for any options, warranties or other rights granted under the Principal Agreements.

                  (e) The Shares are properly registered in accordance with the requirements of the Russian law in the name of the Pledgor in the shareholders register of the Company (the "Register") which is maintained by ZAO "Natsionalnaya Registratsionnaya Kompaniya" (the "Registrar") as evidenced by an extract from the Register issued by the Registrar in accordance with the requirements of Russian law and attached hereto as Schedule 2.

                  (f) The Pledgor has full corporate power and authority to enter into, execute and deliver this Agreement and the other documents contemplated hereby and to pledge the Shares as provided in this Agreement.

                  (g) The Pledgor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and no other proceedings on the part of the Pledgor or the Company will be necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.

                  (h) This Agreement has been duly executed and delivered by the Pledgor. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of, or give rise to a right of termination of, any permit or authorization to which the Pledgor or the Company is subject or a party and no approval or authorization of any governmental entity, or of any third party, is required on the part of the Pledgor or the Company in connection with the execution, delivery and performance of this Agreement and the other documents contemplated hereby.

                  (i) The execution, delivery and performance by the Pledgor of this Agreement do not violate, breach or conflict with (i) the Pledgor's constituent documents, (ii) any agreement, contract or instrument to which the Pledgor is a party or by which the Pledgor or its properties are bound except for any agreement with the Pledgee, or (iii) any applicable law, regulation, decree, order or rule.

                  (j) There is no pending or threatened action, suit, claim or investigation by any third party, or inquiry by a governmental agency, or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree which may have adverse effect with regard to (i) the financial position or activities the Pledgor, (ii) the Pledgor's title to the Shares or (iii) the legality, validity or enforceability of this Agreement.

                  (k) This Agreement constitutes the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms.

                  (l) The Pledgor has provided the Pledgee with full, complete and accurate copies of the Principal Agreements as currently in force and effect.

                  (m) On the Closing Date, upon the execution and delivery of this Agreement and registration of the Pledge of the Shares in the Register pursuant to Section 3.1(a), a valid first priority pledge and a valid security interest over the Shares shall have been created in favor and for the benefit of the Pledgee to secure the Secured Obligations pursuant to this Agreement and no further filings or recording of any document or instrument or any other action will be required to perfect such pledge or security interest (except that the pledge of additional Shares than those pledged on and as of the Closing Date shall require registration thereof in the Register).

            Section 2.2 Representations and Warranties of the Pledgee.

                  (a) The Pledgee is a company duly organized, properly registered and validly existing under the laws of Bermuda and has all requisite corporate and other power and authority to carry on its business and to own, use, lease, operate and dispose of the assets and properties which it currently owns, uses, leases and operates.

                  (b) The Pledgee has full corporate power and authority to enter into, execute and deliver this Agreement and the other documents contemplated hereby.

                  (c) The Pledgee has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and no other proceedings on the part of the Pledgee or the Company will be necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.

                  (d) This Agreement has been duly executed and delivered by the Pledgee. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of, or give rise to a right of termination of, any permit or authorization to which the Pledgee is subject or a party and no approval or authorization of any governmental entity, or of any third party, is required on the part of the Pledgee or the Company in connection with the execution, delivery and performance of this Agreement and the other documents contemplated hereby.

                  (e) The execution, delivery and performance by the Pledgee of this Agreement do not violate, breach or conflict with (i) the Pledgee's constituent documents, (ii) any agreement, contract or instrument to which the Pledgee is a party or by which the Pledgee or its properties are bound except for any agreement with the Pledgor, or (iii) any applicable law, regulation, decree, order or rule.

                  (f) This Agreement constitutes the legal, valid and binding obligation of the Pledgee, enforceable against the Pledgee in accordance with its terms.



                                  ARTICLE III

                      RIGHTS AND OBLIGATIONS OF THE PLEDGOR

            Section 3.1 Affirmative Covenants of the Pledgor. The Pledgor hereby covenants and agrees that:

                  (a) on the date of execution and delivery of this Agreement, the Pledgor shall (i) submit to the Registrar a duly completed and executed pledge order substantially in the form attached hereto as Schedule 3 with respect to the Shares to register the Pledge in the Register and (ii) deliver to the Pledgee an extract from the Register evidencing registration of the Pledge;

                  (b) the Pledgor shall (i) be solely responsible for all matters relating to the Shares; (ii) from time to time take all actions, and make all filings, registration and recordation as may be required by applicable law or reasonably requested by the Pledgee in connection with the Pledgee's security interest in the Shares; (iii) promptly notify the Pledgee of the occurrence of any event which may, or may lead to, affect in adverse manner the Pledgee's security interest in the Shares; and (iv) defend at its own expense its ownership rights to the Shares against any and all claims of any third party; provided, however, that the Pledgor shall not be required to take insurance on the Shares;

                  (c) the Pledgor shall, at its own expense, do, make, execute and deliver any and all additional documents that the Pledgee may reasonably require to protect the Pledge and the Pledgee's rights over the Shares pursuant to this Agreement.

            Section 3.2 Negative Covenants of the Pledgor. The Pledgor hereby covenants and agrees with the Pledgee that, unless otherwise agreed in writing with the Pledgee, until the Termination Date:

                  (a) the Pledgor shall not dispose of, sell, convert, exchange, transfer or alienate in any manner all or any portion of the Shares, except for transferring any or all of the Shares pursuant to this Agreement or to the Pledgee pursuant to the Call Option Agreement;

                  (b) the Pledgor shall not grant or suffer any Liens against the Shares, including, without limitation, any subsequent pledge or retention rights, or any other pre-emptive rights with respect to the Shares other than resulting from this Agreement, the Principal Agreements or in favor of the Pledgee; and

                  (c) the Pledgor shall not take any action, enter into any agreement, commitment or arrangement which is intended to or which the Pledgor knows will result in the delisting of the American Depository Shares representing ordinary voting shares of the Company from the New York Stock Exchange, unless such delisting coincides with the listing of the ordinary voting shares of the Company or depositary receipts thereof on another recognized international exchange or trading system. For the avoidance of doubt, any actions by directors or officers designated by the Pledgor in accordance with the Principal Agreements in the exercise of their fiduciary duties, which actions may result in the delisting of such American Depository Shares, shall not be considered actions taken by the Pledgor.

            Section 3.3 Rights of the Pledgor. The Pledgee hereby agrees with the Pledgor that as long as no Event of Default has occurred under the Purchase Agreement and the Pledgee has not otherwise commenced foreclosure of the Shares pursuant to Article V hereof, the Pledgor shall continue to enjoy the following rights with regard to the Shares: (i) to receive dividends on the Shares, distributed by the Company in accordance with its founding documents; (ii) to vote the Shares at any general meeting of the shareholders of the Company; and
(iii) to exercise any other rights attached to the Shares in accordance with the Company's founding documents and applicable law; provided, however, that in the event the Pledgor exercises any such right that would result in an exchange of the Shares for other securities of the Company or another legal entity as a result of a reorganization, the Pledgor shall be required to pledge the resulting consideration in favor of the Pledgee; and, provided, further, that in the event the Pledgor exercises any right of redemption of the Shares, the Pledgor shall be required to grant a security interest over the resulting consideration in favor of the Pledgee.

                                   ARTICLE IV

                      RIGHTS AND OBLIGATIONS OF THE PLEDGEE

            Section 4.1 Affirmative Covenants of the Pledgee. The Pledgee hereby covenants and agrees that upon termination of the Pledge pursuant to Section 6.2 of this Agreement, the Pledgee shall execute and deliver to the Pledgor and the Registrar an order releasing the Shares from the Pledge and such other documents as are required by the applicable legislation or as may be reasonably requested by the Pledgor to release the Shares from the Pledge.

            Section 4.2 Rights of the Pledgee. In addition to the rights provided by applicable law or set forth elsewhere in this Agreement, including without limitation Article V hereof, the Pledgee shall have the following rights with respect to the Shares:

                  (a) to the extent that the Pledgor does not comply with its covenants hereunder, the Pledgee may take any action with respect to the Shares that it deems appropriate to maintain or protect its security interest in the Shares at the Pledgor's expense; and

                  (b) the Pledgee is authorized to give notice to third parties regarding the Pledge of the Shares without consent or approval of the Pledgor.

            Section 4.3 No Other Obligations of the Pledgee. Except as expressly set forth in this Agreement, the Pledgee shall have no other obligations with respect to the Shares, including without limitation no obligation to insure the Shares.



                                   ARTICLE V

                FORECLOSURE; REALIZATION OF THE PLEDGED PROPERTY

            Section 5.1 Foreclosure. In the event the Pledgor fails to fully perform the Secured Obligations in accordance with the Purchase Agreement, the Pledgee, upon written notice to the Pledgor of such failure (the "Default Notice"), shall be entitled to take any and all actions with regard to the Shares which is permitted by applicable law, including, but not limited to, the foreclosure on the Shares; provided, that the Parties hereby expressly agree that for such foreclosure on the Shares no decision of any court of law or state arbitration court, or any award of an arbitration tribunal is required, and the Pledgor hereby waives its right to apply to any court of law, state arbitration court or arbitration for foreclosure under any court or arbitration procedure.

            Section 5.2 Realization of the Pledged Property. The Shares shall be sold by the Auction Organizer through a public auction, in accordance with the procedures provided for in Annex A to this Agreement which constitutes an integral part of this Agreement.



                                   ARTICLE VI

                                  MISCELLANEOUS

            Section 6.1 Indemnification. To the extent permitted by applicable law, the Pledgor shall indemnify and hold the Pledgee harmless from and against any and all losses, claims, taxes, costs, fees and expenses, including attorneys' fees, incurred by the Pledgee in connection with the enforcement by the Pledgee of its rights hereunder and the realization of the Shares. The provisions of this Section 6.1 shall survive the termination of this Agreement as set forth in Section 6.2 hereof.

            Section 6.2 Termination. The Pledge created by this Agreement shall terminate and the Shares shall be released from the Pledge on the earlier to occur of (i) the payment of the Secured Obligations in full by the Pledgor to the Pledgee pursuant to the terms of the Purchase Agreement, or (ii) the payment of the sales proceeds from the realization of the Shares to the Pledgee, or
(iii) the transfer of ownership of the Shares to the Pledgee, or (iv) the delivery by the Pledgor to the Pledgee of the Preferred Stock required to be delivered by the Pledgor pursuant to the Call Option Agreement following the Pledgee's exercise of the call option thereunder, or (v) the assignment by the Pledgor of its rights and obligations under the Purchase Agreement to the Company or its designee following the Company's exercise of the Preferred Stock Call Option under the Primary Agreement upon the occurrence of an Eco Telecom Contribution Default upon (x) the transfer by the Pledgor of the Preferred Stock to the Company or its designee, (y) the execution by the Company or its designee of an Endorsement in the form attached as Schedule 4 to the Purchase Agreement, and (z) in case of a transfer and assignment to the Company's designee, the execution by the Company of a Guarantee in the form attached as Schedule 5 to the Purchase Agreement, or (vi) upon (x) the execution and delivery of the Common Stock Pledge Agreement and the Common Stock Call Option Agreement by the Pledgor and (y) the pledge of shares of Common Stock as required pursuant to the Common Stock Pledge Agreement, on the Pledge and Call Option Closing Date.

            This Agreement shall terminate upon release of the Shares from the Pledge in the Register (the "Termination Date"); provided, however, that the provisions of Sections 6.1, 6.7 and 6.8 shall survive any termination pursuant to clauses (ii) or (iii) above.

            Section 6.3 Severability. In the event and to the extent that any provision of this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions in such jurisdictions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

            Section 6.4 No Waiver. No failure or delay by the Pledgee in exercising any right or remedy and no course of dealing between the Pledgee and the Pledgor shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or future exercise thereof.

            Section 6.5 Amendments. This Agreement may be amended, modified or supplement only by the written consent of the Parties hereto.

            Section 6.6 Assignment. This Agreement shall inure to the benefit of, and be enforceable by, the Pledgee and its successors, transferees and assigns, and shall be binding upon the Parties and their heirs, executors, successors and assigns; provided, however, that the Pledgor may not, without prior written consent of the Pledgee, transfer, assign or delegate any of its rights or obligations hereunder, and any such purported transfer, assignment or delegation shall be null and void, and shall not release the Pledgor of any of its obligations hereunder.

            Section 6.7 Notices. Any notice, request or other document, including any request for arbitration, to be given hereunder to any Party shall be in writing and shall be deemed to have been duly given and effective if and when (i) delivered by a courier against receipt or (ii) sent by fax and simultaneously confirmed by registered or certified mail, as follows:

           (a)         if to the Pledgor, to:

                       Eco Telecom Limited
                       Suite 2, 4 Irish Place
                       Gibraltar
                       Facsimile No.: +350-41988
                       Attention: Franz Wolf
                       with a copy to:

                       OOO Alfa-Eco
                       21, Novy Arbat
                       121019 Moscow
                       Russian Federation
                       Facsimile No.: +7095-201-5914
                       Attention: Stanislav Shekshnya

                       and a copy to:

                       Herbert Smith CIS Legal Services
                       24 Korobeinikov Pereulok
                       119034 Moscow
                       Russian Federation
                       Facsimile No.: + 7095-363-6501
                       Attention: Vladimir Afonkin

           (b)         if to the Pledgee, to:

                       Overture Limited
                       Richmond House
                       12 Par-la-Ville Road
                       Hamilton HM 08, Bermuda
                       Facsimile: + (1) (441) 299 4979
                       Attention: Laurence Aquilina-Stott

                       With a copy to:

                       Skadden, Arps, Slate, Meagher & Flom LLP
                       Degtyarniy Pereulok 4, Building 1
                       103009 Moscow, Russian Federation
                       Facsimile: + 7095-797-4601
                       Attention: Andre De Cort, Esq.

or such other address as any Party shall have specified by written notice given to the other Party in the manner specified above. All such notices and communications shall, when mailed or sent by facsimile, be effective when received at the above addresses.

            Section 6.8 Governing Law; Arbitration.

                  (a) This Agreement shall be governed by, and construed in accordance with, the laws of the Russian Federation.

                  (b) Any and all disputes, controversies or claims arising under, relating to or in connection with this Agreement or the breach, termination or validity thereof ("Disputes") shall be finally and exclusively settled by arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce ("ICC") then in effect (the "ICC Rules") by a panel of three (3) arbitrators with the following terms and conditions:

                        (i) In the event of any conflict between the ICC Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

                        (ii) The place of the arbitration shall be Geneva, Switzerland.

                        (iii) The claimant and respondent shall each nominate one arbitrator in accordance with the ICC Rules. The two party-appointed arbitrators shall have thirty (30) days from the date of the nomination of the second arbitrator to agree on the nomination a third arbitrator who shall serve as chair of the tribunal. Any arbitrator not timely nominated, shall, on the request of any Party, be appointed by the ICC Court of Arbitration in accordance with the ICC Rules.

                        (iv) The English language shall be used as the written and spoken language for the arbitration, the award and all matters connected with the arbitration.

                        (v) The award of the arbitrators shall be final and binding on the Parties may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing Party in any competent jurisdiction.

                        (vi) In order to facilitate the comprehensive resolution of related disputes, all Disputes between any of the parties to this Agreement that arise under or in connection with the Purchase Agreement, the Call Option Agreement and/or the Common Stock Purchase Agreement ("Other Agreements") may be brought in a single arbitration. Pursuant to a Request submitted under Article 4(6) of the ICC Rules or otherwise, the parties hereby agree that upon the request of any party to an arbitration proceeding initiated under this Agreement or the Other Agreements, the ICC Court shall determine whether to consolidate the arbitration proceeding with any other arbitration proceeding involving any of the parties hereto arising out of or relating to the Agreement or the Other Agreements. It is the parties' intention that any such arbitration proceedings be consolidated in the event that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise

                  (c) Each Party unconditionally and irrevocably agrees to submit to the non-exclusive jurisdiction of the courts located in Geneva, Switzerland (the "Geneva Courts"), for the purpose of any proceedings in aid of arbitration and for interim or conservatory measures before an arbitral tribunal is duly constituted under this Agreement, and for proceedings arising out of or relating to the enforcement of any award or order of an arbitral tribunal duly constituted under this Agreement. Each Party unconditionally and irrevocably waives any objections that they may have now or in the future to such jurisdiction including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

            Section 6.9 Definitions. The following capitalized terms, used but not otherwise defined herein, shall have the meanings ascribed to them below:

            "Agreement" shall have the meaning ascribed thereto in the introductory paragraph and shall include all Schedules, Annexes and Exhibits hereto.

            "Auction Organizer" shall have the meaning ascribed thereto in Annex A hereto.

            "Business Day" shall mean any day except a Saturday, Sunday or nationally recognized holiday in Bermuda or the Russian Federation.

            "Call Option Agreement" shall mean the Call Option Agreement, dated as of the date hereof, by and between the Pledgor as the grantor and the Pledgee as the grantee with respect to a call option on the Preferred Stock as provided therein.

            "Closing Date" shall have the meaning ascribed thereto in the Purchase Agreement.

            "Common Stock" shall have the meaning ascribed thereto in the Purchase Agreement.

            "Common Stock Call Option Agreement" shall mean the Call Option Agreement, in the form attached as Exhibit A to the Call Option Agreement, by and between the Pledgor and the Pledgee to be executed and delivered on and as of the Pledge and Call Option Closing Date with respect to a call option on shares of Common Stock.

            "Common Stock Pledge Agreement" shall mean the Pledge Agreement, in the form attached as Exhibit A hereto, by and between the Pledgor and the Pledgee to be executed and delivered on and as of the Pledge and Call Option Closing Date with respect to the pledge of shares of Common Stock.

            "Company" shall have the meaning ascribed thereto in the third paragraph of the recitals.

            "Controlled Affiliate" shall mean, with respect to any Party, any Affiliate of such Party in which such Party owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body thereof or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner).

            "Controlling Person" shall mean, with respect to any Party, any other Person which owns or controls, directly or indirectly, more than fifty percent (50%) of the securities of such Party having ordinary voting power for the election of directors or other governing body of such Party or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner of such Party).

            "Controlled Transferee" shall have the meaning ascribed thereto in the second paragraph of the recitals.

            "Default Notice" shall have the meaning ascribed thereto in Section 5.1.

            "Dispute" shall have the meaning ascribed thereto in Section 6.8(b).

            "Event of Default" shall have the meaning ascribed thereto in the Purchase Agreement.

            "Eco Telecom Contribution Default" shall have the meaning ascribed thereto in the Purchase Agreement.

            "Governmental or Regulatory Authority" shall mean any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official or other competent authority of any country or any state, as well as any county, city or other political subdivision of any of the foregoing.

            "Geneva Courts" shall have the meaning ascribed thereto in Section 6.8(c).

            "ICC" shall have the meaning ascribed thereto in Section 6.8(b).

            "ICC Rules" shall have the meaning ascribed thereto in Section
6.8(b).

            "Liens" shall have the meaning ascribed thereto in Section 2.1(d).

            "Parties" shall have the meaning ascribed thereto in the introductory paragraph.

            "Party" shall have the meaning ascribed thereto in the introductory paragraph.

            "Payment Date" shall have the meaning ascribed thereto in the second paragraph of the recitals.

            "Person" shall mean any natural person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority, whether incorporated or unincorporated.

            "Pledge" shall have the meaning ascribed thereto in Section 1.1.

            "Pledge and Call Option Closing Date" shall have the meaning ascribed thereto in the Purchase Agreement.

            "Pledgee" shall have the meaning ascribed thereto in the introductory paragraph.

            "Pledgor" shall have the meaning ascribed thereto in the introductory paragraph.

            "Preferred Stock" shall have the meaning ascribed thereto in the Purchase Agreement.

            "Preferred Stock Call Option" shall have the meaning ascribed thereto in the Purchase Agreement.

            "Primary Agreement" shall have the meaning ascribed thereto in the Purchase Agreement.

            "Principal Agreements" shall have the meaning ascribed thereto in the Purchase Agreement.

            "Purchase Agreement" shall have the meaning ascribed thereto in the first paragraph of the recitals.

            "Purchase Price" shall have the meaning ascribed thereto in the first paragraph of the recitals.

            "Register" shall have the meaning ascribed thereto in Section
2.1(e).

            "Registrar" shall have the meaning ascribed thereto in Section
2.1(e).

            "Report Registration Date" shall have the meaning ascribed thereto in the Purchase Agreement.

            "Secured Obligations" shall have the meaning ascribed thereto in
Section 1.1.

            "Shares" shall have the meaning ascribed thereto in Section 1.1.

            "Trading Day" shall mean a day on which the American Depositary Shares of the Company (or, if the Company no longer has its ordinary voting shares represented by American Depositary Shares, a day on which the Company's ordinary voting shares) are traded on the exchange or market used to determine the Market Value of the Shares.

            "Termination Date" shall have the meaning ascribed thereto in
Section 6.2.

            Section 6.10 Language. This Agreement and any amendment hereto shall be executed in English and Russian. In the event of a conflict between the English and Russian language versions of this Agreement, the English language version shall prevail.

            Section 6.11 Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

            Section 6.12 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers, in two originals as of the date first above written.



ECO TELECOM LIMITED                       OVERTURE LIMITED
as Pledgor                                as Pledgee



By__________________                      By__________________
   Name:                                     Name:
   Title:                                    Title:





                        [SCHEDULES INTENTIONALLY OMITTED]

ANNEX A


AUCTION PROCEDURES


1. In case of foreclosure on the Shares in accordance with this Agreement, the pledged Shares shall be subject to sale exclusively in an open auction (the "Auction") which shall be carried out in accordance with Russian law.

2. The Auction shall be carried out by a specialized organization (the "Auction Organizer"), which shall be a legal entity constituted and existing under Russian Law and bearing a professional securities market participant license issued by the Federal Commission on the Securities Market.

3. The Auction Organizer shall be selected by both the Pledgor and the Pledgee within five (5) Business Days from the date of the Default Notice from the list set forth on Schedule 1 hereto (or any successor to an entity listed thereon) (the "Preferred Auction Organizers"), provided that none of the entities set forth thereon which is then an affiliate or a consultant (advisor) to either the Pledgor or the Pledgee shall be eligible to act as an Auction Organizer. If the Pledgor and the Pledgee fail to agree upon the identity of the Auction Organizer within the aforementioned time period, then the Pledgee shall be entitled to select one of the Preferred Auction Organizers at its sole discretion subject to the proviso set forth in the preceding sentence. If none of the Preferred Auction Organizers is able or willing to act as Auction Organizer, then the Pledgor and the Pledgee shall agree upon the identity of the Auction Organizer within the aforementioned time period. If the Parties fail to agree upon the identity of the Auction Organizer within the aforementioned time period, then the Pledgee shall be entitled to select the Auction Organizer at its sole discretion subject to the proviso in the first sentence of this clause 3 and provided that the Auction Organizer meets the criteria set out in clause 2 above. The Pledgee shall notify the Pledgor of the identity of the Auction Organizer within two (2) Business Days from the date of such appointment.

4. The Auction Organizer shall be acting on the basis of a contract negotiated between the Auction Organizer, the Pledgor and the Pledgee and entered into between the Auction Organizer and the Pledgor. In the event the Pledgee and Pledgor fail to agree upon the terms of the contract with the Auction Organizer within 10 (ten) Business Days following the appointment of the Auction Organizer, the Pledgee is hereby authorized and given full power and authority to execute the contract with the

      Auction Organizer in its own name upon which the Pledgee shall send a true and full copy of such contract to the Pledgor. The fee charged by the Auction Organizer shall be paid from the proceeds received from the sale of the Shares in accordance with these Auction Procedures, provided that if the Shares are acquired by the Pledgee after failure of the Auction or the Second Auction or the proceeds are not sufficient to pay the Secured Obligation and the fee, the fee charged by the Auction Organizer shall be paid by the Pledgor.

            4.1 Auction Procedures. The minimum initial bid price for the Shares in case they are sold as set forth herein shall be agreed upon in a separate agreement between the Pledgor and the Pledgee. If the Parties fail to reach an agreement in respect of the minimum initial bid price within ten (10) Business Days from the date of the Default Notice, the minimum initial bid price shall be equal to ninety eight percent (98%) of the Pledge Value of the Shares, unless otherwise agreed between the Pledgor and the Pledgee.

            4.2 The Auction Organizer is entitled to take decisions on the following matters (and such decisions shall be duly and immediately notified to the Pledgor and the Pledgee):

                  4.2.1 to define the date, place and time of the Auction (provided, however, that the date of the Auction shall not be earlier than the expiry of one month from the moment of the public announcement by the Auction Organizer specifying the exact place and time of the Auction);

                  4.2.2 to define other conditions (except from the minimum initial bid price), such as the amount of security deposit, the time and method of deposit. The Auction Organizer shall not allow security deposits to be made in any form other than that of immediately available funds and shall procure that a reputable bank of international standing is used for the making of such a deposit; and

                  4.2.3 to determine the results of the Auction or recognise the Auction as not having taken place (the full minutes of the results of the Auction, duly executed by the Auction Organizer shall be provided to both the Pledgor and the Pledgee).

            4.3 If the Auction is declared invalid the Pledgee is entitled to acquire the Shares under agreement with the Pledgor and set-off its claim under the Secured Obligations within three (3) Business Days after the end of the Auction, provided that (i) the price of each Share to be acquired pursuant to this clause 4.3 shall be equal to the minimum initial bid price set at the Auction and (ii) the aggregate price of the Shares to be acquired by the Pledgee shall not exceed the amount of the Secured Obligations due and outstanding at the time of such acquisition.

            4.4 If the Pledgee does not exercise its right to acquire the Shares as set forth in this clause 4.3, the Auction Organizer shall conduct another auction (the "Second Auction"). The initial bid price at the Second Auction shall be fixed at ninety five percent (95%) of the Pledge Value of the Shares.

            4.5 If the Second Auction is declared as not having taken place or is declared invalid, the Pledgee shall be entitled to acquire title to the Shares (or any portion thereof) and the Pledgor shall transfer such Shares within three (3) Business Days after the end of the Second Auction, at the price, which shall be equal to ninety percent (90%) of the Pledge Value of the Shares. If the Pledgee does not exercise its right to acquire the Shares as described in this clause 4.5 within one month from the date when the Second Auction was declared as not having taken place or invalid, this Agreement shall terminate.

5. If the Shares are acquired by the winner of the Auction or, as the case may be, the Second Auction, the Pledgor within ten (10) Business Days after the date of respective auction shall enter into the share purchase agreement substantially in the form attached as Schedule 2 hereto with the winner of the Auction or the Second Auction, as the case may be, provided that if the Pledgee becomes the winner of the Auction or the Second Auction, as the case may be, the amount to be paid by the Pledgee for the Shares shall be set-off against the amount of the Secured Obligations outstanding at the time of payment and the Pledgor shall transfer the Shares (or any portion thereof) to the Pledgee within (2) Business Days after the date of respective auction without entering into the above-mentioned share purchase agreement.

6. For the avoidance of doubt, after, and only if, all payments and obligations to the Pledgee, the Auction Organizer and other persons are made and performed in full as provided herein, the balance of any auction proceeds left with the Auction Organizer shall be paid to the Pledgor.

                       [SCHEDULES INTENTIONALLY OMITTED]

                                         EXHIBIT A TO PREFERRED PLEDGE AGREEMENT

                      FORM OF COMMON STOCK PLEDGE AGREEMENT
                      -------------------------------------





COMMON STOCK





                                PLEDGE AGREEMENT



                          dated as of __________, 2001



                                     between



                               ECO TELECOM LIMITED



                                       and



                                OVERTURE LIMITED

                                TABLE OF CONTENTS

ARTICLE I PLEDGE OF SHARES .............................................      1

      Section 1.1 Pledge of Shares .....................................      1

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE PARTIES ...............      2

      Section 2.1 Representations and Warranties of the Pledgor ........      2

      Section 2.2 Representations and Warranties of the Pledgee ........      4

ARTICLE III RIGHTS AND OBLIGATIONS OF THE PLEDGOR ......................      5

      Section 3.1 Affirmative Covenants of the Pledgor .................      5

      Section 3.2 Negative Covenants of the Pledgor ....................      6

      Section 3.3 Rights of the Pledgor ................................      7

ARTICLE IV RIGHTS AND OBLIGATIONS OF THE PLEDGEE .......................      7

      Section 4.1 Affirmative Covenants of the Pledgee .................      7

      Section 4.2 Rights of the Pledgee ................................      8

      Section 4.3 No Other Obligations of the Pledgee ..................      8

ARTICLE V FORECLOSURE; REALIZATION OF THE PLEDGED PROPERTY .............      8

      Section 5.1 Foreclosure ..........................................      8

      Section 5.2 Realization of the Pledged Property ..................      9

ARTICLE VI MISCELLANEOUS ...............................................      9

      Section 6.1 Indemnification ......................................      9

      Section 6.2 Termination ..........................................      9

      Section 6.3 Severability .........................................     10

      Section 6.4 No Waiver ............................................     10

      Section 6.5 Amendments ...........................................     10

      Section 6.6 Assignment ...........................................     10

      Section 6.7 Notices ..............................................     10

      Section 6.8 Governing Law; Arbitration ...........................     11

      Section 6.9 Definitions ..........................................     12

      Section 6.10 Language ............................................     15

      Section 6.11 Captions ............................................     15

      Section 6.12 Counterparts ........................................     15


Schedule 1
Schedule 2
Schedule 3

Annex A
Schedule 1 to Annex A
Schedule 2 to Annex A

            THIS PLEDGE AGREEMENT, dated ___________, 2001 (the "Agreement"), is entered into by and between: (i) ECO TELECOM LIMITED, a company organized and existing under the laws of Gibraltar with its registered office at: 10/8 International Commercial Centre, Casemates Square, Gibraltar (the "Pledgor") and
(ii) OVERTURE LIMITED, an exempted limited company organized under the laws of Bermuda (Registration No. 30335) with its registered office at: Richmond House, 12 Par-la-Ville Road, Hamilton HM 08, Bermuda (the "Pledgee"). Both the Pledgor and the Pledgee are collectively referred to herein as the "Parties" and each individually as a "Party".

            WHEREAS, the Pledgor and the Pledgee have entered into the Share Purchase Agreement, dated as of May 30, 2001 (the "Purchase Agreement"), pursuant to which the Pledgor is obliged to pay to the Pledgee Twenty Five Million United States Dollars (USD 25,000,000) (the "Purchase Price") on the terms and conditions set forth in the Purchase Agreement (a copy of which is attached hereto as Schedule 1) which is incorporated herein by reference and constitutes an integral part hereof;

            WHEREAS, pursuant to the Purchase Agreement the Pledgor is obliged to pay to the Pledgee the Purchase Price in full no later than DECEMBER 25, 2003; provided, however, that the Purchase Price shall become due and payable immediately (i) upon the sale, transfer, assignment or other disposal of the Preferred Stock by the Pledgor (other than to a Controlling Person of the Pledgor or a Controlled Affiliate of the Pledgor or such Controlling Person (a "Controlled Transferee")) or (ii) if an Event of Default has occurred; and, provided, further, that following a Change of Control over the Pledgor or a Controlled Transferee, the Purchase Price shall become due and payable immediately (any such date on which the Purchase Price shall become due and payable being referred to as the "Payment Date");

            WHEREAS, the Pledgor is a substantial shareholder of Open Joint Stock Company "Vimpel-Communications" (the "Company"); and

            WHEREAS, the Pledgor is willing to provide adequate security to the Pledgee for the payment by the Pledgor of the Purchase Price and the Gain on Disposal under the Purchase Agreement until payment in full thereof.

            NOW THEREFORE, the Pledgor and the Pledgee, intending to be legally bound hereby, have agreed as follows:






                                  ARTICLE VII

                                PLEDGE OF SHARES

            Section 7.1 Pledge of Shares. In order to secure the payment by the Pledgor of the Purchase Price and the Gain on Disposal that may become due under the Purchase Agreement prior to or on the Payment Date (the "Secured Obligations"), the Pledgor hereby pledges (the "Pledge") from the date hereof to the Pledgee the shares (the "Shares" which defined term shall include, for the avoidance of doubt, such number of additional ordinary voting shares of the Company as the Pledgor may from time to time be required to pledge to the Pledgee pursuant to this Agreement) as described below:

Issuer:                 Open Joint Stock Company "Vimpel-Communications"

Type of the Shares:     Ordinary Voting Shares

Registration Details    ____________________________

Par Value:              one half of one kopeck (RUR 0.005) per Share

Number of Shares:.      __________________________ (_______)(1)

Pledge Value
of the Shares:

                        United States dollars (USD___________).


                                  ARTICLE VIII

                  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

            Section 8.1 Representations and Warranties of the Pledgor.

                  (a) The Pledgor is a company duly organized, properly registered and validly existing under the laws of Gibraltar and has all requisite corporate and other power and authority to carry on its business as now being and heretofore conducted and to own, use, lease, operate and dispose of the assets and properties which it currently owns, uses, leases and operates, including the Shares.

                  (b) To the best of the Pledgor's knowledge, the Shares have been validly issued and properly registered with the appropriate authorities competent for the registration of the issuance thereof in accordance with applicable law.

                  (c) The Shares are fully paid-up in accordance with the laws of the Russian Federation, are non-assessable and are not subject to any rights of first refusal, buy-out and similar rights, calls or assessments, except for those established by this Agreement, the Call Option Agreement and the Principal Agreement.

                  (d) No person other than the Pledgor and the Pledgee has any rights in or over any of the Shares and the Shares are not subject to any contract, commitment, agreement, understanding or arrangement of any kind except pursuant to this Agreement, the Call Option Agreement and the Principal Agreements.

                  (e) The Pledgor is the legal and beneficial owner of the Shares, free and clear of any security interest, pledge, claim or any other


--------

(1)Market Value on the execution date hereof equal to 150% of Purchase Price.

encumbrance (the "Liens"), except for (i) any Liens in favour of the Pledgor pursuant to this Agreement or (ii) any restrictions that may result from the Call Option Agreement or any that may arise under the Principal Agreements. There are no (i) securities convertible into or exchangeable for the Shares or
(ii) options, warrants or other rights to purchase or subscribe to securities convertible into or exchangeable for the Shares, except for any options, warranties or other rights granted under the Principal Agreements.

                  (f) The Shares are properly registered in accordance with the requirements of the Russian law in the name of the Pledgor in the shareholders register of the Company (the "Register") which is maintained by ZAO "Natsionalnaya Registratsionnaya Kompaniya" (the "Registrar") as evidenced by an extract from the Register issued by the Registrar in accordance with the requirements of Russian law and attached hereto as Schedule 2.

                  (g) The Pledgor has full corporate power and authority to enter into, execute and deliver this Agreement and the other documents contemplated hereby and to pledge the Shares as provided in this Agreement.

                  (h) The Pledgor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and no other proceedings on the part of the Pledgor or the Company will be necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.

                  (i) This Agreement has been duly executed and delivered by the Pledgor. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of, or give rise to a right of termination of, any permit or authorization to which the Pledgor or the Company is subject or a party and no approval or authorization of any governmental entity, or of any third party, is required on the part of the Pledgor or the Company in connection with the execution, delivery and performance of this Agreement and the other documents contemplated hereby.

                  (j) The execution, delivery and performance by the Pledgor of this Agreement do not violate, breach or conflict with (i) the Pledgor's constituent documents, (ii) any agreement, contract or instrument to which the Pledgor is a party or by which the Pledgor or its properties are bound except for any agreement with the Pledgee, or (iii) any applicable law, regulation, decree, order or rule.

                  (k) There is no pending or threatened action, suit, claim or investigation by any third party, or inquiry by a governmental agency, or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree which may have adverse effect with regard to (i) the financial position or activities the Pledgor, (ii) the Pledgor's title to the Shares or (iii) the legality, validity or enforceability of this Agreement.

                  (l) This Agreement constitutes the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms.

                  (m) The Pledgor has provided the Pledgee with full, complete and accurate copies of the Principal Agreements as currently in force and effect.

                  (n) On the Closing Date, upon the execution and delivery of this Agreement and registration of the Pledge of the Shares in the Register pursuant to Section 3.1(a), a valid first priority pledge and a valid security interest over the Shares shall have been created in favor and for the benefit of the Pledgee to secure the Secured Obligations pursuant to this Agreement and no further filings or recording of any document or instrument or any other action will be required to perfect such pledge or security interest (except that the pledge of additional Shares than those pledged on and as of the Closing Date shall require registration thereof in the Register).

                  Section 8.2 Representations and Warranties of the Pledgee.

                  (a) The Pledgee is a company duly organized, properly registered and validly existing under the laws of Bermuda and has all requisite corporate and other power and authority to carry on its business and to own, use, lease, operate and dispose of the assets and properties which it currently owns, uses, leases and operates.

                  (b) The Pledgee has full corporate power and authority to enter into, execute and deliver this Agreement and the other documents contemplated hereby.

                  (c) The Pledgee has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and no other proceedings on the part of the Pledgee or the Company will be necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.

                  (d) This Agreement has been duly executed and delivered by the Pledgee. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of, or give rise to a right of termination of, any permit or authorization to which the Pledgee is subject or a party and no approval or authorization of any governmental entity, or of any third party, is required on the part of the Pledgee or the Company in connection with the execution, delivery and performance of this Agreement and the other documents contemplated hereby.

                  (e) The execution, delivery and performance by the

Pledgee of this Agreement do not violate, breach or conflict with (i) the Pledgee's constituent documents, (ii) any agreement, contract or instrument to which the Pledgee is a party or by which the Pledgee or its properties are bound except for any agreement with the Pledgor, or (iii) any applicable law, regulation, decree, order or rule.

                  (f) This Agreement constitutes the legal, valid and binding obligation of the Pledgee, enforceable against the Pledgee in accordance with its terms.


                                   ARTICLE IX

                      RIGHTS AND OBLIGATIONS OF THE PLEDGOR


            Section 9.1 Affirmative Covenants of the Pledgor. The Pledgor hereby covenants and agrees that:

                  (a) on the date of, or on the Business Day immediately following the date of, execution and delivery of this Agreement by the Pledgor and the Pledgee, the Pledgor shall (i) submit to the Registrar a duly completed and executed pledge order substantially in the form attached hereto as Schedule 3 with respect to the Shares to register the Pledge in the Register and (ii) deliver to the Pledgee an extract from the Register evidencing registration of the Pledge;

                  (b) the Pledgor shall (i) be solely responsible for all matters relating to the Shares; (ii) from time to time take all actions, and make all filings, registration and recordation as may be required by applicable law or reasonably requested by the Pledgee in connection with the Pledgee's security interest in the Shares; (iii) promptly notify the Pledgee of the occurrence of any event which may, or may lead to, affect in adverse manner the Pledgee's security interest in the Shares; and (iv) defend at its own expense its ownership rights to the Shares against any and all claims of any third party; provided, however, that the Pledgor shall not be required to take insurance on the Shares;

                  (c) the Pledgor shall, at its own expense, do, make, execute and deliver any and all additional documents that the Pledgee may reasonably require to protect the Pledge and the Pledgee's rights over the Shares pursuant to this Agreement;

                  (d) in the event the Market Value of the Shares falls below One Hundred Twenty percent (120%) of the Purchase Price and the Market Value remains below One Hundred Twenty percent (120%) of the Purchase Price for a continuous period of ten (10) Trading Days, the Pledgor at the latest on the expiration of such ten (10) Trading Day period shall pledge or, as the case may be, shall cause any other person to pledge to the Pledgee, in accordance with the terms of this Agreement such number of additional ordinary voting shares of the Company such that the total Market Value of the Shares pledged shall be not less than One Hundred Fifty percent (150%) of the Purchase Price; provided, however, that the Pledgor shall be relieved from its obligation set forth in the preceding sentence if, when and as long as the Market Value of the Shares has increased above One Hundred Twenty percent (120%) of the Purchase Price; and, provided, further, that if the Pledgor does not pledge additional ordinary voting shares of the Company as required hereby on the later of (i) the expiration of the ten (10) Trading Days referred to above and (ii) three (3) Trading Days following the receipt of a written notice from the Pledgee, then the Secured Obligations shall automatically become due and payable immediately without any further demand or notice from the Pledgee;

                  (e) in order to effect the pledge of additional shares as may be required by sub-section (d) above, the Pledgor shall duly execute and deliver to the Registrar the pledge orders in respect of the required number of additional shares and such other documents as may be required by the Registrar in accordance with Russian law; and

                  (f) on the date of execution of this Agreement, the Pledgor shall deliver to the Pledgee (i) an opinion of Herbert Smith, special New York counsel to the Pledgor, (ii) an opinion of Herbert Smith CIS Legal Services, special Russian counsel to the Pledgor and (iii) an opinion of Triay & Triay, special Gibraltar counsel to the Pledgor, substantially in the respective form attached as Schedule 7.06(a), (b) and (c) to the Purchase Agreement (but covering only the opinions rendered with respect to the Preferred Stock Pledge Agreement and substituting any references to (x) the Preferred Stock Pledge Agreement with references to this Agreement and (y) the pledge of the shares of preferred stock thereunder with references to the Pledge of Shares hereunder).

            Section 9.2 Negative Covenants of the Pledgor. The Pledgor hereby covenants and agrees with the Pledgee that, unless otherwise agreed in writing with the Pledgee, until the Termination Date:

                  (a) the Pledgor shall not dispose of, sell, convert, exchange, transfer or alienate in any manner the Shares that are actually pledged to the Pledgor in accordance with this Agreement, except for transferring any or all of the Shares pursuant to this Agreement or to the Pledgee pursuant to the Call Option Agreement;

                  (b) the Pledgor shall not grant or suffer any Liens against the Shares, including, without limitation, any subsequent pledge or retention rights, or any other pre-emptive rights with respect to the Shares other than resulting from this Agreement, the Principal Agreements or in favor of the Pledgee; and

                  (c) the Pledgor shall not take any action, enter into any agreement, commitment or arrangement which is intended to or which the

Pledgor knows will result in the delisting of the American Depository Shares representing ordinary voting shares of the Company from the New York Stock Exchange, unless such delisting coincides with the listing of the ordinary voting shares of the Company or depositary receipts thereof on another recognized international exchange or trading system. For the avoidance of doubt, any actions by directors or officers designated by the Pledgor in accordance with the Principal Agreements in the exercise of their fiduciary duties, which actions may result in the delisting of such American Depository Shares, shall not be considered actions taken by the Pledgor.

            Section 9.3 Rights of the Pledgor. The Pledgee hereby agrees with the Pledgor that as long as no Event of Default has occurred under the Purchase Agreement and the Pledgee has not otherwise commenced foreclosure of the Shares pursuant to Article V hereof, the Pledgor shall continue to enjoy the following rights with regard to the Shares: (i) to receive dividends on the Shares, distributed by the Company in accordance with its founding documents; (ii) to vote the Shares at any general meeting of the shareholders of the Company; and
(iii) to exercise any other rights attached to the Shares in accordance with the Company's founding documents and applicable law; provided, however, that in the event the Pledgor exercises any such right that would result in an exchange of the Shares for other securities of the Company or another legal entity as a result of a reorganization, the Pledgor shall be required to pledge the resulting consideration in favor of the Pledgee; and, provided, further, that in the event the Pledgor exercises any right of redemption of the Shares, the Pledgor shall be required to grant a security interest over the resulting consideration in favor of the Pledgee.

                                   ARTICLE X

                      RIGHTS AND OBLIGATIONS OF THE PLEDGEE


            Section 10.1 Affirmative Covenants of the Pledgee. The Pledgee hereby covenants and agrees that:

                  (a) in the event the Market Value of the Shares exceeds One Hundred Fifty percent (150%) of the Purchase Price and the Market Value remains above One Hundred Fifty percent (150%) of the Purchase Price a continuous period of ten (10) Trading Days, then the Pledgee shall release from pledge a portion of the Shares such that the total Market Value of the Shares shall be equal to but not less than One Hundred Fifty percent (150%) of the Purchase Price; provided, however, that the Pledgee shall be relieved from its obligation to release Shares as set forth herein if, when and as long as the Market Value of the Shares has decreased below One Hundred Fifty percent (150%) of the Purchase Price; and, provided, further, that the Pledgee shall not be in default of its obligation hereunder unless the Pledgee has failed to release Shares as required hereby on the later of (i) the expiration of the ten (10) Trading Days referred to above and (ii) three (3) Trading Days following the receipt of a written notice from the Pledgor; and

                  (b) in order to effect such release, the Pledgee shall duly execute and deliver to the Registrar the pledge orders in respect of the required number of shares to be released and such other documents as may be required by the Registrar in accordance with Russian law; and

                  (c) upon termination of the Pledge pursuant to Section 6.2 of this Agreement, the Pledgee shall execute and deliver to the Pledgor and the Registrar an order releasing the Shares from the Pledge and such other documents as are required by the applicable legislation or as may be reasonably requested by the Pledgor to release the Shares from the Pledge.

            Section 10.2 Rights of the Pledgee. In addition to the rights provided by applicable law or set forth elsewhere in this Agreement, including without limitation Article V hereof, the Pledgee shall have the following rights with respect to the Shares:

                  (a) to the extent that the Pledgor does not comply with its covenants hereunder, the Pledgee may take any action with respect to the Shares that it deems appropriate to maintain or protect its security interest in the Shares at the Pledgor's expense; and

                  (b) the Pledgee is authorized to give notice to third parties regarding the Pledge of the Shares without consent or approval of the Pledgor.

            Section 10.3 No Other Obligations of the Pledgee. Except as expressly set forth in this Agreement, the Pledgee shall have no other obligations with respect to the Shares, including without limitation no obligation to insure the Shares.

                                   ARTICLE XI

                FORECLOSURE; REALIZATION OF THE PLEDGED PROPERTY


            Section 11.1 Foreclosure. In the event the Pledgor fails to fully pay the Secured Obligations in accordance with the Purchase Agreement, the Pledgee, upon written notice to the Pledgor of such failure (the "Default Notice"), shall be entitled to take any and all actions with regard to the Shares which is permitted by applicable law, including, but not limited to, the foreclosure on the Shares; provided, that the Parties hereby expressly agree that for such foreclosure on the Shares no decision of any court of law or state arbitration court, or any award of an arbitration tribunal is required, and the Pledgor hereby waives its right to apply to any court of law, state arbitration court or arbitration for foreclosure under any court or arbitration procedure.

            Section 11.2 Realization of the Pledged Property. The Shares shall be sold by the Auction Organizer through a public auction, in accordance with the procedures provided for in Annex A to this Agreement which constitutes an integral part of this Agreement.

                                  ARTICLE XII

                                  MISCELLANEOUS

            Section 12.1 Indemnification. To the extent permitted by applicable law, the Pledgor shall indemnify and hold the Pledgee harmless from and against any and all losses, claims, taxes, costs, fees and expenses, including attorneys' fees, incurred by the Pledgee in connection with the enforcement by the Pledgee of its rights hereunder and the realization of the Shares. The provisions of this Section 6.1 shall survive the termination of this Agreement as set forth in Section 6.2 hereof.

            Section 12.2 Termination. The Pledge created by this Agreement shall terminate and the Shares shall be released from the Pledge on the earlier to occur of (i) the payment of the Secured Obligations in full by the Pledgor to the Pledgee pursuant to the terms of the Purchase Agreement or (ii) the payment of the sales proceeds from the realization of the Shares to the Pledgee or (iii) the transfer of ownership of the Shares to the Pledgee or (iv) the delivery by the Pledgor to the Pledgee of the ordinary voting shares of the Company required to be delivered by the Pledgor pursuant to the Call Option Agreement following the Pledgee's exercise of the call option thereunder or (v) the assignment by the Pledgor of its rights and obligations under the Purchase Agreement to the Company or its designee following the Company's exercise of the Preferred Stock Call Option under the Primary Agreement upon the occurrence of an Eco Telecom Contribution Default upon (x) the transfer by the Pledgor of the Preferred Stock to the Company or its designee, (y) the execution by the Company or its designee of an Endorsement in the form attached as Schedule 4 to the Purchase Agreement, and (z) in case of a transfer and assignment to the Company's designee, the execution by the Company of a Guarantee in the form attached as Schedule 5 to the Purchase Agreement.

            This Agreement shall terminate upon release of the Shares from the Pledge in the Register (the "Termination Date"); provided, however, that the provisions of Sections 6.1, 6.7 and 6.8 shall survive any termination pursuant to clauses (ii) or (iii) above.

            Upon payment of any part of the Secured Obligations by the Pledgor to the Pledgee pursuant to the terms of the Purchase Agreement (the "Partial Payment"), the Pledgee (i) shall release from the Pledge such number of Shares (the "Released Shares") as shall result in the remaining Shares having an aggregate Market Value equal to One Hundred Fifty percent (150%) of the outstanding amount of the Secured Obligations, and (ii) shall execute and deliver to the Pledgor an order releasing the Released Shares from the Pledge and such other documents as may be reasonably required by the Pledgor to release the Released Shares from the Pledge. Upon such release of the Released Shares from the Pledge, the Pledgor shall regain full ownership rights to the Released Shares free and clear from any Liens resulting from the Pledge.

            Section 12.3 Severability. In the event and to the extent that any provision of this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions in such jurisdictions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

            Section 12.4 No Waiver. No failure or delay by the Pledgee in exercising any right or remedy and no course of dealing between the Pledgee and the Pledgor shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or future exercise thereof.

            Section 12.5 Amendments. This Agreement may be amended, modified or supplement only by the written consent of the Parties hereto.

            Section 12.6 Assignment. This Agreement shall inure to the benefit of, and be enforceable by, the Pledgee and its successors, transferees and assigns, and shall be binding upon the Parties and their heirs, executors, successors and assigns; provided, however, that the Pledgor may not, without prior written consent of the Pledgee, transfer, assign or delegate any of its rights or obligations hereunder, and any such purported transfer, assignment or delegation shall be null and void, and shall not release the Pledgor of any of its obligations hereunder.

            Section 12.7 Notices. Any notice, request or other document, including any request for arbitration, to be given hereunder to any Party shall be in writing and shall be deemed to have been duly given and effective if and when (i) delivered by a courier against receipt or (ii) sent by fax and simultaneously confirmed by registered or certified mail, as follows:

            (a)  if to the Pledgor, to:

                 Eco Telecom Limited
                 Suite 2, 4 Irish Place
                 Gibraltar
                 Facsimile No.: +350-41988
                 Attention: Franz Wolf

                 with a copy to:

                 OOO Alfa-Eco
                 21, Novy Arbat
                 121019 Moscow
                 Russian Federation
                 Facsimile No.: +7095-201-5914
                 Attention: Stanislav Shekshnya

                 and a copy to:

                 Herbert Smith CIS Legal Services
                 24 Korobeinikov Pereulok

                 119034 Moscow
                 Russian Federation
                 Facsimile No.: + 7 095-363-65-01
                 Attention: Vladimir Afonkin

            (b)  if to the Pledgee, to:

                 Overture Limited
                 Richmond House
                 12 Par-la-Ville Road
                 Hamilton HM 08, Bermuda
                 Facsimile: + (1) (441) 299 4979
                 Attention: Laurence Aquilina-Stott

                 With a copy to:

                 Skadden, Arps, Slate, Meagher & Flom LLP
                 Degtyarniy Pereulok 4, Building 1
                 103009 Moscow, Russian Federation
                 Facsimile: + 7 095-797-4601
                 Attention: Andre De Cort, Esq.

or such other address as any Party shall have specified by written notice given to the other Party in the manner specified above. All such notices and communications shall, when mailed or sent by facsimile, be effective when received at the above addresses.

            Section 12.8 Governing Law; Arbitration.

                  (a) This Agreement shall be governed by, and construed in accordance with, the laws of the Russian Federation.


                  (b) Any and all disputes, controversies or claims arising under, relating to or in connection with this Agreement or the breach, termination or validity thereof ("Disputes") shall be finally and exclusively settled by arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce ("ICC") then in effect (the " ICC Rules") by a panel of three (3) arbitrators with the following terms and conditions:

                        (i) In the event of any conflict between the ICC Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

                        (ii) The place of the arbitration shall be Geneva, Switzerland.

                        (iii) The claimant and respondent shall each nominate one arbitrator in accordance with the ICC Rules. The two party-appointed arbitrators shall have thirty (30) days from the date of the nomination of the second arbitrator to agree on the nomination a third arbitrator who shall serve as chair of the tribunal. Any arbitrator not timely nominated, shall, on the request of any Party, be appointed by the ICC Court of Arbitration in accordance with the ICC Rules.

                        (iv) The English language shall be used as the written and spoken language for the arbitration, the award and all matters connected with the arbitration.

                        (v) The award of the arbitrators shall be final and binding on the Parties may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing Party in any competent jurisdiction.

                        (vi) In order to facilitate the comprehensive resolution of related disputes, all Disputes between any of the parties to this Agreement that arise under or in connection with the Purchase Agreement, the Call Option Agreement and/or the Common Stock Purchase Agreement ("Other Agreements") may be brought in a single arbitration. Pursuant to a Request submitted under Article 4(6) of the ICC Rules or otherwise, the parties hereby agree that upon the request of any party to an arbitration proceeding initiated under this Agreement or the Other Agreements, the ICC Court shall determine whether to consolidate the arbitration proceeding with any other arbitration proceeding involving any of the parties hereto arising out of or relating to the Agreement or the Other Agreements. It is the parties' intention that any such arbitration proceedings be consolidated in the event that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise.

                  (c) Each Party unconditionally and irrevocably agrees to submit to the non-exclusive jurisdiction of the courts located in Geneva, Switzerland (the "Geneva Courts"), for the purpose of any proceedings in aid of arbitration and for interim or conservatory measures before an arbitral tribunal is duly constituted under this Agreement, and for proceedings arising out of or relating to the enforcement of any award or order of an arbitral tribunal duly constituted under this Agreement. Each Party unconditionally and irrevocably waives any objections that they may have now or in the future to such jurisdiction including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

            Section 12.9 Definitions. The following capitalized terms, used but not otherwise defined herein, shall have the meanings ascribed to them below:

                  "Agreement" shall have the meaning ascribed thereto in the introductory paragraph and shall include all Schedules, Annexes and Exhibits hereto.

                  "Auction Organizer" shall have the meaning ascribed thereto in Annex A hereto.

                  "Business Day" shall mean any day except a Saturday, Sunday or nationally recognized holiday in Bermuda or the Russian Federation.

                  "Call Option Agreement" shall mean the Call Option Agreement, dated as of the date hereof, by and between the Pledgor as the grantor and the Pledgee as the grantee with respect to a call option on shares of Common Stock as provided therein.

                  "Closing Date" shall have the meaning ascribed thereto in the Purchase Agreement.

                  "Company" shall have the meaning ascribed thereto in the third paragraph of the recitals.

                  "Controlled Affiliate" shall mean, with respect to any Party, any Affiliate of such Party in which such Party owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body thereof or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner).

                  "Controlling Person" shall mean, with respect to any Party, any other Person which owns or controls, directly or indirectly, more than fifty percent (50%) of the securities of such Party having ordinary voting power for the election of directors or other governing body of such Party or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner of such Party).

                  "Controlled Transferee" shall have the meaning ascribed thereto in the second paragraph of the recitals.

                  "Default Notice" shall have the meaning ascribed thereto in
Section 5.1.

                  "Dispute" shall have the meaning ascribed thereto in Section 6.8(b).

                  "Event of Default" shall have the meaning ascribed thereto in the Purchase Agreement.

                  "Eco Telecom Contribution Default" shall have the meaning ascribed thereto in the Purchase Agreement.

                  "Gain on Disposal" shall have the meaning ascribed thereto in the Purchase Agreement.

                  "Geneva Courts" shall have the meaning ascribed thereto in
Section 6.8(c).

                  "Governmental or Regulatory Authority" shall mean any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official or other competent authority of any country or any state, as well as any county, city or other political subdivision of any of the foregoing.

                  "ICC" shall have the meaning ascribed thereto in Section
6.8(b).

                  "ICC Rules" shall have the meaning ascribed thereto in Section 6.8(b).

                  "Liens" shall have the meaning ascribed thereto in Section 2.1(e).

                  "Market Value" shall mean, with respect to the Shares, the value thereof based on (i) the "daily market price" of the Company's American Depositary Shares (or, if the Company no longer has its ordinary voting shares represented by American Depositary Shares, the Company's ordinary voting shares) as defined in the Company's prospectus dated July 25, 2000 at page 143 or (ii) in the event the Company's American Depositary Shares (or, if the Company no longer has its ordinary voting shares represented by American Depositary Shares, the Company's ordinary voting shares) are not listed, quoted or traded, the market value thereof as determined by a recognized international investment bank selected by the Pledgee (and approved by the Pledgor, which approval shall not unreasonably be withheld).

                  "Partial Payment" shall have the meaning ascribed thereto in
Section 6.2.

                  "Parties" shall have the meaning ascribed thereto in the introductory paragraph.

                  "Party" shall have the meaning ascribed thereto in the introductory paragraph.

                  "Payment Date" shall have the meaning ascribed thereto in the second paragraph of the recitals.

                  "Person" shall mean any natural person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority, whether incorporated or unincorporated.

                  "Pledge" shall have the meaning ascribed thereto in Section
1.1.

                  "Pledgee" shall have the meaning ascribed thereto in the introductory paragraph.

                  "Pledgor" shall have the meaning ascribed thereto in the introductory paragraph.

                  "Preferred Stock" shall have the meaning ascribed thereto in the Purchase Agreement.

                  "Preferred Stock Call Option" shall have the meaning ascribed thereto in the Purchase Agreement.

                  "Preferred Stock Pledge Agreement" shall mean the Pledge Agreement, dated as of the Closing Date, by and between the Pledgor and the Pledgee with respect to the Preferred Stock.

                  "Primary Agreement" shall have the meaning ascribed thereto in the Purchase Agreement.

                  "Principal Agreements" shall have the meaning ascribed thereto in the Purchase Agreement.

                  "Purchase Agreement" shall have the meaning ascribed thereto in the first paragraph of the recitals.

                  "Purchase Price" shall have the meaning ascribed thereto in the first paragraph of the recitals.

                  "Register" shall have the meaning ascribed thereto in Section 2.1(f).

                  "Registrar" shall have the meaning ascribed thereto in Section 2.1(f).

                  "Released Shares" shall have the meaning ascribed thereto in
Section 6.2.

                  "Secured Obligations" shall have the meaning ascribed thereto in Section 1.1.

                  "Shares" shall have the meaning ascribed thereto in Section
1.1.

                  "Termination Date" shall have the meaning ascribed thereto in
Section 6.2.

                  "Trading Day" shall mean a day on which the American Depositary Shares of the Company (or, if the Company no longer has its ordinary voting shares represented by American Depositary Shares, a day on which the Company's ordinary voting shares) are traded on the exchange or market used to determine the Market Value of the Shares.

            Section 12.10 Language. This Agreement and any amendment hereto shall be executed in English and Russian. In the event of a conflict between the English and Russian language versions of this Agreement, the English language version shall prevail.

            Section 12.11 Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

            Section 12.12 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


      [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers, in two originals as of the date first above written.


ECO TELECOM LIMITED                       OVERTURE LIMITED
as Pledgor                                as Pledgee



By__________________                      By__________________
   Name:                                     Name:
   Title:                                    Title:

                        [SCHEDULES INTENTIONALLY OMITTED]

                                                                         ANNEX A

AUCTION PROCEDURES


7. In case of foreclosure on the Shares in accordance with this Agreement, the pledged Shares shall be subject to sale exclusively in an open auction (the "Auction") which shall be carried out in accordance with Russian law.

8. The Auction shall be carried out by a specialized organization (the "Auction Organizer"), which shall be a legal entity constituted and existing under Russian Law and bearing a professional securities market participant license issued by the Federal Commission on the Securities Market.

9. The Auction Organizer shall be selected by both the Pledgor and the Pledgee within five (5) Business Days from the date of the Default Notice from the list set forth on Schedule 1 hereto (or any successor to an entity listed thereon) (the "Preferred Auction Organizers"), provided that none of the entities set forth thereon which is then an affiliate or a consultant (advisor) to either the Pledgor or the Pledgee shall be eligible to act as an Auction Organizer. If the Pledgor and the Pledgee fail to agree upon the identity of the Auction Organizer within the aforementioned time period, then the Pledgee shall be entitled to select one of the Preferred Auction Organizers at its sole discretion subject to the proviso set forth in the preceding sentence. If none of the Preferred Auction Organizers is able or willing to act as Auction Organizer, then the Pledgor and the Pledgee shall agree upon the identity of the Auction Organizer within the aforementioned time period. If the Parties fail to agree upon the identity of the Auction Organizer within the aforementioned time period, then the Pledgee shall be entitled to select the Auction Organizer at its sole discretion subject to the proviso in the first sentence of this clause 3 and provided that the Auction Organizer meets the criteria set out in clause 2 above. The Pledgee shall notify the Pledgor of the identity of the Auction Organizer within two (2) Business Days from the date of such appointment.

10. The Auction Organizer shall be acting on the basis of a contract negotiated between the Auction Organizer, the Pledgor and the Pledgee and entered into between the Auction Organizer and the Pledgor. In the event the Pledgee and Pledgor fail to agree upon the terms of the contract with the Auction Organizer within 10 (ten) Business Days following the appointment of the Auction Organizer, the Pledgee is hereby authorized and given full power and authority to execute the contract with the Auction Organizer in its own name upon which the Pledgee shall send a true and full copy of such contract to the Pledgor. The fee charged by the Auction Organizer shall be paid from the proceeds received from the sale of the Shares in accordance with these Auction Procedures, provided that if the Shares are acquired by the Pledgee after failure of the Auction or the Second Auction or the proceeds are not sufficient to pay the Secured Obligation and the fee, the fee charged by the

      Auction Organizer shall be paid by the Pledgor.

            10.1 Auction Procedures. The minimum initial bid price for the Shares in case they are sold as set forth herein shall be agreed upon in a separate agreement between the Pledgor and the Pledgee. If the Parties fail to reach an agreement in respect of the minimum initial bid price within ten (10) Business Days from the date of the Default Notice, the minimum initial bid price shall be equal to ninety eight percent (98%) of the Market Value of the pledged Shares on the date of the Auction, unless otherwise agreed between the Pledgor and the Pledgee.

            10.2 The Auction Organizer is entitled to take decisions on the following matters (and such decisions shall be duly and immediately notified to the Pledgor and the Pledgee):

                  10.2.1 to define the date, place and time of the Auction (provided, however, that the date of the Auction shall not be earlier than the expiry of one month from the moment of the public announcement by the Auction Organizer specifying the exact place and time of the Auction);

                  10.2.2 to define other conditions (except from the minimum initial bid price), such as the amount of security deposit, the time and method of deposit. The Auction Organizer shall not allow security deposits to be made in any form other than that of immediately available funds and shall procure that a reputable bank of international standing is used for the making of such a deposit; and

                  10.2.3 to determine the results of the Auction or recognise the Auction as not having taken place (the full minutes of the results of the Auction, duly executed by the Auction Organizer shall be provided to both the Pledgor and the Pledgee).

            10.3 If the Auction is declared invalid the Pledgee is entitled to acquire the Shares under agreement with the Pledgor and set-off its claim under the Secured Obligations within three (3) Business Days after the end of the Auction, provided that (i) the price of each Share to be acquired pursuant to this clause 4.3 shall be equal to the minimum initial bid price set at the Auction and (ii) the aggregate price of the Shares to be acquired by the Pledgee shall not exceed the amount of the Secured Obligations due and outstanding at the time of such acquisition.

            10.4 If the Pledgee does not exercise its right to acquire the Shares as set forth in this clause 4.3, the Auction Organizer shall conduct another auction (the "Second Auction"). The initial bid price at the Second Auction shall be fixed at ninety five percent (95%) of the Market Value of the pledged Shares on the date of the Second Auction.

            10.5 If the Second Auction is declared as not having taken place or is declared invalid, the Pledgee shall be entitled to acquire title to the Shares (or any portion thereof) and the Pledgor shall transfer such Shares within three (3) Business

Days after the end of the Second Auction, at the price, which shall be equal to ninety percent (90%) of the Market Value of the pledged Shares on the date of the Second Auction. If the Pledgee does not exercise its right to acquire the Shares as described in this clause 4.5 within one month from the date when the Second Auction was declared as not having taken place or invalid, this Agreement shall terminate.

11. If the Shares are acquired by the winner of the Auction or, as the case may be, the Second Auction, the Pledgor within ten (10) Business Days after the date of respective auction shall enter into the share purchase agreement substantially in the form attached as Schedule 2 hereto with the winner of the Auction or the Second Auction, as the case may be, provided that if the Pledgee becomes the winner of the Auction or the Second Auction, as the case may be, the amount to be paid by the Pledgee for the Shares shall be set-off against the amount of the Secured Obligations outstanding at the time of payment and the Pledgor shall transfer the Shares (or any portion thereof) to the Pledgee within (2) Business Days after the date of respective auction without entering into the above-mentioned share purchase agreement.

12. For the avoidance of doubt, after, and only if, all payments and obligations to the Pledgee, the Auction Organizer and other persons are made and performed in full as provided herein, the balance of any auction proceeds left with the Auction Organizer shall be paid to the Pledgor.



                       [SCHEDULES INTENTIONALLY OMITTED]

                                           EXHIBIT C TO SHARE PURCHASE AGREEMENT


                            AMENDMENT AGREEMENT NO.1

      TO SHARE SALE AND PURCHASE CONTRACT NO. [       ] DATED 13 APRIL 1998

Moscow                                                                    , 2001



This Amendment Agreement No. I (the "AMENDMENT AGREEMENT") has been made between [ ] (the "SELLER"), represented by _____________, acting under the Charter and in accordance with Resolution No. dated of the Meeting of Shareholders, and Dmitry Borisovich Zimin (the "BUYER").

1. Whereas Open Joint Stock Company Vimpel-Communications ("AO VIMPELCOM") having waived (Decision of AO VimpelCom Board of Directors No ___ dated______ 2001) all and any rights granted to AO VimpelCom under Clauses 6 and 8 of the Share Sale and Purchase Contract No. [
         ] dated 13 April 1998 (the "CONTRACT"), the Parties have agreed to make the following amendments to the Contract:

         1.1.1    Clause 6 and sub-clause 6.1 of the Contact shall be deleted;

         1.1.2    Clause 8 of the Contract shall be deleted;

         1.1.3 due to the deletion of Clauses 6 and 8, Clauses 7, 9 and 10 shall be renumbered as Clauses 6, 7 and 8, respectively.

2. The remaining provisions of the Contract shall remain in full force and effect.

3. The Seller and the Buyer agree that from the date of execution of this Amendment Agreement neither the Buyer nor any subsequent buyers of the Preferred Shares (as defined in the Contract) shall have any obligations under the Contact to AO VimpelCom or other persons arising out of or in connection with Clauses 6 or 8 of the Contract as deleted pursuant to Section 1 of this Amendment Agreement and AO VimpelCom shall have no rights arising out of such provisions of the Contract.

4. In consideration of the waiver by AO VimpelCom of all and any rights granted to AO VimpelCom under Clauses 6 and 8 of the Contract, as deleted pursuant to Section 1 of this Amendment Agreement, the parties hereto agree and acknowledge that:

         4.1 this Amendment Agreement shall not amend or affect any other rights or obligations relating to the Preferred Share (as defined in the Contract) as set forth in the Decision on Issuance of Securities, approved by the Board of Directors of AO VimpelCom (Protocol No. 12, dated September 2, 1996) and registered by the Department of Finance of the city of Moscow on September 6, 1996 under No. 73-1-6945, and the Decision on Issuance of Securities, approved by the Board of Directors of AO VimpelCom (Protocol No. 15, dated October 7, 1996) and registered by the Department of Finance of the city of Moscow on October 8, 1996 under No. 73-1-7100, including the obligation to pay, prior to the conversion of the Preferred Shares, the amount in cash equal to the market value of the common shares into which the Preferred Shares shall be converted, provided that the market value of common shares shall be determined at the time of conversion.

         4.2 If for any circumstances irrespective of their nature, the obligations set forth in sub-clause 4.1 hereof, cannot be performed, then. in the event of conversion of the Preferred Shares into common registered shares of' AO VimpelCom, the holder of the Preferred Shares shall on the conversion date, pay to AO VimpelCom the "forgiveness" money (as defined in Article 409 of the effective Civil Code of the Russian Federation) in cash form, the sum being equal to the aggregate market value of common shares into which the Preferred Shares shall be converted, provided that the market value of common shares shall be determined at the time of conversion.

         4.3 Any further sale and purchase, gift or other disposition of the Preferred Shares may be effected only if the person acquiring the title to the Preferred Shares acknowledges and agrees to be bound by the terms set forth in Sub-clauses 4.1 and 4.2 hereof and such agreement shall be reflected in the corresponding Preferred Shares transfer agreement.

5. The acceptance by AO VimpelCom of this Amendment Agreement shall be an unconditional and irrevocable waiver of all and any right granted to AO VimpelCom under Clauses 6 and 8 of the Contract, as deleted pursuant to
         Section 1 of this Amendment Agreement.

6. This Amendment Agreement shall be effective from the moment of its execution by the parties and the acceptance thereof by AO VimpelCom.

7.       This Amendment Agreement shall be an integral part of the Contract.

8. This Amendment Agreement has been executed in four counterparts, one to each party, one to AO VimpelCom and one shall be filed with the registrar of AO VimpelCom.

9. This Amendment Agreement is made in Russian and English languages. In the event of inconsistencies the Russian version shall prevail.



         ADDRESSES AND SIGNATURES OF THE PARTIES:

         The Seller        [                                  ]

         Address: Building 1. 37 Dmitrovskoye Shosse, Moscow, 127550



         ----------------                            ------------------
         General Director                            Chief Accountant

         The Buyer: Dmitry Borisovich Zimin, Passport XXIV-MIO, No. 520067, issued on 4 January 1980 by 126 Moscow Police Dept; Place of residence:
         Flat 269, Build. 3, House 53, Ul. Festivalnaya, Moscow, 125502


         -------------
         D.B. Zimin
         Accepted by:
         Open Joint Stock Company Vimpel-Communications

         Represented by__________________________

         In accordance with Resolution No.___ dated____________ May 2001, of the General Shareholders Meeting


         Signature_________________

                            AMENDMENT AGREEMENT NO. 1

               TO SHARE SWAP CONTRACT NO. n/n DATED JULY 26, 1996

Moscow                                                                    , 2001

This Amendment Agreement No. 1 (the "AMENDMENT AGREEMENT") has been made between Open Joint Stock Company Vimpel-Communications ("AO VIMPELCOM"), represented by _________ acting under the Charter and in accordance with Resolution No. dated of the Board of Directors, and __________ (the "COMPANY").

1.       Whereas "AO VIMPELCOM" having waived (Decision of AO VimpelCom Board of
         Directors No.         dated May 30, 2001) all and any rights granted to
         AO VimpelCom under Clauses 5.2 and 12.1 of to Share Swap Contract dated July 26 1996 (the "Contract"), the Parties have agreed to make the following amendments to the Contract:

         1.1      Clause 5.2 of the Contract shall be deleted;

         1.2 due to the deletion of Clause 5.2, Clause 5.3 shall be renumbered as Clause 5.2;

         1.3 to delete from Clause 12.1 the following provision "except the obligation provided for in Clause 5.2" ("hereinafter" "Clause
                  12.1 Provision").

2. The remaining provisions of the Contract shall remain in full force and effect

3. AO VimpelCom and the Company agree that from the date of execution of this Amendment Agreement neither the Company nor any subsequent buyers of the Preferred Shares (as defined in the Contract) shall have my obligations under the Contract to AO VimpelCom or other persons arising out of' or in connection with Clauses 5.2 and Cause 12.1 provision of the Contract, as deleted pursuant to Section 1 of this Amendment Agreement, and AO VimpelCom shall have no rights arguing out of such provisions of the Contract.

4. In consideration of the waiver by AO VimpelCom of all and any rights granted to AO VimpelCom under Clauses 5.2 and Clause 12.1 provision of the Contract, as deleted pursuant to Section 1 of this Amendment Agreement, the parties hereto agree and acknowledge that:

         4.1 this Amendment Agreement shall not amend or affect any other rights or obligations relating to the Preferred Shams (as defined in the Contract) as set forth in the Decision on Issuance of Securities, approved by the Board of Directors of AO VimpelCom (Protocol No. 12, dated September 2, 1996) and registered by the Department of Finance of the city of Moscow on September 6,1996 under No. 73-1-6945, and the Decision on Issuance of Securities, approved by the Board of Directors of AO VimpelCom (Protocol No. 15, dated October 7, 1996) and registered by the Department of Finance of the city of Moscow on October 8,1996 under No. 73-1-7100, including the obligation to pay, prior to the conversion of the Preferred Shares, the amount in cash equal to the market value of the common shares into which the Preferred Shares shall be converted, provided that the market value of common shares shall be determined at the time of conversion.

         4.2 If for any circumstances irrespective of their nature, the obligations set forth in sub-clause 4.1 hereof, cannot be performed, then, in the event of conversion of the Preferred Shares into common registered shares of AO VimpelCom, the holder of the Preferred Shares shall, on the conversion date, pay to AO VimpelCom the "forgiveness" money (as defined in Article 409 of the effective Civil Code of the Russian Federation) in cash form, the sum being equal to the aggregate market value of common shares into which the Preferred Shares shall be converted, provided that the market value of common shares shall be determined at the time of conversion.

         4.3 Any further sale and purchase, gift or other disposition of the Preferred Shares may be effected only if the person acquiring the title to the Preferred Shares acknowledges and agrees to be bound by the terms set forth in Sub-clauses 4.1 and 4.2 hereof and such agreement shall be reflected in the corresponding Preferred Shares transfer agreement.

5. Hereby AO VimpelCom unconditionally and irrevocably waives all and any rights granted to AO VimpelCom under Clauses 5.2 and Clause 12.1 Provision of the Contract, as deleted pursuant to Section 1 of this Amendment Agreement

6. This Amendment Agreement shall be effective from the moment of its execution by the parties.

7.       This Amendment Agreement shall be an integral part of the Contract.

8. This Amendment Agreement has been executed in three counterparts, one to each party, and one shall be filed with the registrar AO VimpelCom.

9. This Amendment Agreement is made in Russian and English languages. In the event of inconsistencies the Russian version shall prevail.



         ADDRESSES AND SIGNATURES OF THE PARTIES:

         AG VimpelCom

         Address: 10-14, 8th of March Street, Moscow, 125083

                                                     ---------------------

         ---------------------                       Chief Accountant

         ---------------------

         ---------------------

         The Company:               [                                 ]

         Address:

         ---------------------------

         Name [                       ]

                            AMENDMENT AGREEMENT NO. 1

                     TO SHARE PURCHASE AGREEMENT DATED 2001

Moscow                                                                   , 2001

This Amendment Agreement No. 1 (the "AMENDMENT AGREEMENT") has been made between Dmitry Borisovich Zimin (the "SELLER") and Overture Limited, represented by
______________, acting under the [      ] and in accordance with Resolution No.
___dated _____of the Meeting of [                        ], (the "BUYER").

10. Whereas Open Joint Stock Company Vimpel-Communications ("AO VimpelCom") having waived (decision of AO VimpelCom Board of Directors No. ____ dated ______ 2001) all and any rights granted to AO VimpelCom under agreements referred to in Section 2.2 (d), Section 2.2 (e) and Section
         2.2 (f) of the Share Purchase Agreement dated _______ 2001 (the "Agreement"), the Parties have agreed to make the following amendments to the Agreement:

         10.1 Section 2.2 (d) of the Agreement shall read as follows: "(d) The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby will not (i) conflict with or result in a violation or breach of any of the terms or conditions of the Seller's constitutive documents, (ii) conflict with or result in a violation or breach of any term or provision of any law or order applicable to the Seller or any of its assets and properties or (iii) conflict with, constitute a breach of or result in a default under any contract or license to which the Seller is a party or by which any of its assets and properties is bound."

         10.2 Section 2.2 (e) of the Agreement shall read as follows: "To the best of the knowledge of the Seller, the Shares (i) have been duly authorized and validly issued, and (ii) were properly registered with the appropriate authorities competent for registration of the issuance thereof. The Shares are not subject to any preemptive or similar rights with respect to the Company or any other person. All of the Shares are uncertificated."

         10.3 Section 2.2 (f) of the Agreement shall read as follows: "No consent, approval or action of, filing with or notice to any governmental or regulatory authority or any other person on the part of the Seller is required in connection with the Seller's execution, delivery or performance of this Agreement or the consummation by the Seller of the transactions contemplated hereby."

11. The remaining provisions of the Agreement shall remain in full force and effect.

12. The Seller and the Buyer agree that from the date of execution of this Amendment Agreement, neither the Buyer nor any subsequent buyers of the Preferred Shares (as defined in the Agreement) shall have any obligations under the Agreement to AO VimpelCom or other persons arising out of or in connection with the agreements referred to in
         Section 2.2 (d), Section 2.2 (e) and Section 2.2 (f) to the Agreement, as amended pursuant to Section 1 of this Amendment Agreement, and AO VimpelCom shall have no rights arising out of such provisions of the Agreement.

13. In consideration of the waiver by AO VimpelCom of all and any rights granted to AO VimpelCom under agreements referred to under Section 2.2
         (d), Section 2.2 (e) and Section 2.2 (f) of the Agreement, as amended pursuant to Section 1 of this Amendment Agreement the parties hereto agree and acknowledge that:

         13.1 this Amendment Agreement shall not amend or affect any other rights or obligations relating to the Preferred Shares (as defined in the Agreement) as set forth in the Decision on Issuance of Securities, approved by the Board of Directors of AO VimpelCom (Protocol No. 12, dated September 2, 1996) and registered by the Department of Finance of the city of Moscow on September 6, 1996 under No. 73-1-6945, and the Decision on Issuance of Securities, approved by the Board of Directors of AO VimpelCom (Protocol No. 15, dated October 7, 1996) and registered by the Department of Finance of the city of Moscow on October 8,1996 under No. 73-1-7100, including the obligation to pay, prior to the conversion of the Preferred Shares, the amount in cash equal to the market value of the common shares into which the Preferred Shares shall be converted, provided that the market value of common shares shall be determined at the time of conversion.

         13.2 If for any circumstances irrespective of their nature, the obligations set forth in sub-clause 4.1 hereof, cannot be performed, then, in the event of conversion of the Preferred Shares into common registered shares of AO VimpelCom, the holder of the Preferred Shares shall, on the conversion date, pay to AO VimpelCom the "forgiveness" money (as defined in Article 409 of the effective Civil Code of the Russian Federation) in cash form, the sum being equal to the aggregate market value of common shares into which the Preferred Shares shall be converted, provided that the market value of common shares shall be determined at the time of conversion.

         13.3 Any further sale and purchase, gift or other disposition of the Preferred Shares may be effected only if the person acquiring the title to the Preferred Shares acknowledges and agrees to be bound by the terms set forth in Sub-clauses 4.1 and 4.2 hereof and such agreement shall be reflected in the corresponding Preferred Shares transfer agreement.

14. The acceptance by AO VimpelCom of this Amendment Agreement shall be an unconditional and irrevocable waiver of all and any rights granted to AO VimpelCom under agreements referred to in Section 2.2 (d), Section
         2.2 (e) and Section 2.2 (f) of the Agreement, as amended pursuant to
         Section 1 of this Amendment Agreement.

15. This Amendment Agreement shall be effective from the moment of its execution by the parties and the acceptance thereof by AO VimpelCom.

16.      This Amendment Agreement shall be an integral part of the Agreement.

17. This Amendment Agreement has been executed in four counterparts, one to each party, one to AO VimpelCom and one shall be filed with the registrar of AO VimpelCom.

ADDRESSES AND SIGNATURES OF THE PARTIES:

The Seller: Dmitry Borisovich Zimin, Passport: XXIV-MIO, No- 520067, issued on 4 January 1980 by 126 Moscow Police Dept; Place of residence: Flat 269, Build. 3, House 53, Ul. Festivalnaya, Moscow, 125502





The Buyer: Overture Limited

Address: [_________________________]



__________________________________
Name:


Accepted by:
Open Joint Stock Company Vimpel-Communications
Represented by ________________________________
In accordance with Resolution No. ___ dated _____ May 2001, of the General Shareholders Meeting

Signature: ______________________________

                                                                       EXHIBIT G


                               DATED MAY 30, 2001












                        (1) DR. DMITRI BORISOVICH ZIMIN



                                     - and -



                            (2) ECO TELECOM LIMITED








                                SURETY AGREEMENT

                                    CONTENTS

CLAUSE                                                                    PAGE

1.       SURETY .......................................................      1
2.       PRINCIPAL OBLIGOR ............................................      2
3.       NO GREATER LIABILITY .........................................      2
4.       NO EFFECT ....................................................      2
5.       TERMINATION ..................................................      3
6.       CONTINUING SURETY ............................................      4
7.       AMENDMENTS TO GUARANTEED AGREEMENTS ..........................      4
8.       ENFORCEMENT ..................................................      4
9.       ALIENATION ...................................................      4
10.      LIMITATION PERIOD ............................................      4
11.      REPRESENTATION AND WARRANTY ..................................      5
12.      INDEMNITY ....................................................      5
13.      SEVERABILITY .................................................      5
14.      WITHHOLDINGS AND DEDUCTIONS ..................................      5
15.      Notice .......................................................      6
16.      GOVERNING LAW AN DISPUTE RESOLUTION ..........................      7

THIS SURETY AGREEMENT (the "AGREEMENT") is made on May 30, 2001 BETWEEN:

(1) DR. DMITRI BORISOVICH ZIMIN, a Russian citizen, holding a passport XXIV-MIO No. 520067, issued on 4 January 1980 by 126 Moscow Militia Department, residing at: 269, Building 3, House 53, Ulitsa Festivalnaya, Moscow 125502 ("DR. ZIMIN"); and

(2) ECO TELECOM LIMITED, a company organized and existing under the laws of Gibraltar with its registered office at: 10/8 International Commercial Centre, Casemates Square, Gibraltar ("ECO TELECOM").

         Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference in the Share Purchase Agreement (as defined below).

WHEREAS

(A) Eco Telecom and Overture Limited ("OVERTURE") are entering into a Share Purchase Agreement dated as of the date of this Agreement (the "SHARE PURCHASE AGREEMENT") in respect of the sale and purchase of (i) 6,426,600 shares of preferred stock (the "PREFERRED SHARES") of Open Joint Stock Company "Vimpel-Communications" (the "COMPANY") and (ii) 16,362 shares of common stock of the Company (the "COMMON SHARES").

(B) Overture is in the process of acquiring the Preferred Shares from Dr. Zimin who has owned the Preferred Shares for more than three (3) years pursuant to a Share Purchase Agreement, dated as of May 30, 2001, by and between Overture and Dr. Zimin (the "ACQUISITION AGREEMENT").

(C) In order to induce Eco Telecom to secure its obligations under the Share Purchase Agreement and to enter into (i) the Share Pledge Agreement pursuant to which Eco Telecom will pledge shares of common stock of the Company to Overture (the "SHARE PLEDGE AGREEMENT") and
         (ii) the Call Option Agreement pursuant to which Eco Telecom will grant a call option on shares of common stock of the Company to Overture (the "CALL OPTION AGREEMENT"), Dr. Zimin has agreed to guarantee and secure the due performance of the certain of the obligations of Overture under the Share Purchase Agreement and the Share Pledge Agreement (the "GUARANTEED AGREEMENTS") as set out below.

NOW IT IS HEREBY AGREED as follows:

1.       SURETY

1.1 Dr. Zimin provides an absolute and unconditional surety for the performance by Overture of its obligations to Eco Telecom under the Guaranteed Agreement relating to (A) the representations and warranties by Overture regarding (i) Eco Telecom's title to the Preferred Shares set forth in Sections 3.02(c) and 3.02(g) of the Share Purchase Agreement, (ii) its payment of the purchase price under the Acquisition Agreement set forth in Section 3.02(l) of the Share Purchase Agreement, and (iii) the validity of the cancellation of the Original Preferred Stock Call Option set forth in Section 3.02(k) of the Share Purchase Agreement, (B) the release of shares of common stock of the Company pursuant to Section 4.01(a) of the Share Pledge Agreement and (C) the obligation to carry out the realization of the Pledged Property (as defined in the Share Pledge Agreement) in compliance with the auction procedures established in accordance with Section 5.2. of and Annex 1 to the Share Pledge Agreement; provided, that Dr. Zimin's obligations under this Agreement and the surety extended hereunder shall not exceed the aggregate liability of Overture under the Guaranteed Agreements in this respect (the "GUARANTEED OBLIGATIONS").

1.2 To the extent permitted by applicable law, if Overture fails to perform or discharge or is in default in respect of any of the Guaranteed Obligations, Dr. Zimin shall, forthwith upon the first written demand of Eco Telecom, perform and discharge such Guaranteed Obligations as if Dr. Zimin instead of Overture was expressed to be an obligor under the Guaranteed Agreements.

1.3 Dr. Zimin acknowledges having received a copy of each of the Guaranteed Agreements and confirms his awareness of the provisions thereof.

2.       PRINCIPAL OBLIGOR

2.1 Without prejudice to Eco Telecom's rights against Overture and to the extent permitted by applicable law, Dr. Zimin shall be deemed a principal obligor in respect of the Guaranteed Obligations and not merely a surety and, accordingly, Dr. Zimin shall not be discharged nor shall his liability hereunder be affected by any act or thing or means whatsoever by which such liability would have been discharged or affected if Dr. Zimin had not been a principal obligor.

2.2 As a separate and alternative, continuing primary obligation Dr. Zimin unconditionally and irrevocably agrees that any obligation expressed to be performed by him under this Agreement but which is for any reason (whether or not now existing and whether or not now known or becoming known to Dr. Zimin) not recoverable from or enforceable against Dr. Zimin in his capacity as surety shall nevertheless be recoverable from or enforceable against Dr. Zimin as if Dr. Zimin were the sole principal debtor or obligor (where relevant).

3.       NO GREATER LIABILITY

         Notwithstanding any other provision of this Agreement except in relation to any taxes, Dr. Zimin shall have no greater liability under this Agreement than that of Overture pursuant to the terms of the Guaranteed Agreements and, for the avoidance of doubt, no call can validly be made under any provision of this Agreement unless and until an obligation to be performed under the Guaranteed Agreements has fallen due and not been performed in accordance with the terms of the Guaranteed Agreements.

4.       NO EFFECT

4.1 The obligations of Dr. Zimin under this Agreement shall not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Agreement including:

         4.1.1 any alteration to any provision of the Guaranteed Agreements or to the extent or nature of the obligations to be performed pursuant to the Guaranteed Agreements or the granting of any time or other indulgence or the making of any concession or arrangement pursuant to or in connection with the same;

         4.1.2 the taking, variation, compromise, renewal or release of or refusal or neglect to effect, take up or enforce any rights against Overture;

         4.1.3 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status, function, control or ownership of Overture;

         4.1.4 any unenforceability, illegality or invalidity, under any applicable law, of any obligation or liability of Overture under the Guaranteed Agreements (in the event of such, Dr. Zimin's liability under this Agreement shall remain in full force as a separate, original and independent principal obligation and this Agreement shall be construed accordingly);

         4.1.5 the giving by Overture or Eco Telecom of any consent to an assignment or any transfer or novation or the making of any assignment, transfer or novation of the Share Purchase Agreement or any part thereof.

4.2 The liabilities and obligations of Dr. Zimin under this Agreement shall remain in force notwithstanding any act, omission, neglect, event or matter whatsoever, and (subject to Clause 4.3) the foregoing shall apply, without limitation, in relation to:

         4.2.1 without prejudice to any legal or equitable defence which Overture may have under the Guaranteed Agreements, anything which would have discharged Dr. Zimin (wholly or in part) whether as principal, surety, co-obligor or otherwise or which would have afforded Dr. Zimin any legal or equitable defence;

         4.2.2 any winding up, dissolution, reconstruction or reorganisation, legal limitation, incapacity or lack of corporate power or authority or other circumstances of, or any change in the constitution or corporate identity or loss of corporate identity by, Overture; and

         4.2.3 partial performance of the Guaranteed Obligations by Overture, provided that in the event of partial performance by Overture, any liability of Dr. Zimin shall not be greater than any obligations or liability of Overture that would be necessary to render full and complete performance by Overture under the terms of the Guaranteed Agreements.

4.3 Notwithstanding any other provision in this Agreement, Dr. Zimin shall not be liable under this Agreement for any obligation or liability of Overture to the extent that such obligation or liability is or would be illegal.

5.       TERMINATION

5.1 The surety provided in this Agreement shall be terminated with the termination of the Guaranteed Obligations.

6.       CONTINUING SURETY

6.1 This Agreement shall be a continuing surety and remain in force notwithstanding any intermediate settlement of account or payment or any change in the constitution or control of Overture, or the appointment of a receiver, administrative receiver or administrator of any of Overture's assets, insolvency or any bankruptcy, winding-up, reorganisation, amalgamation, reconstruction or analogous matter or proceedings relating to Overture.

6.2 Notwithstanding any matter referred to in Clause 6.1, each assurance, security or payment made hereunder which may be avoided under any enactment relating to bankruptcy or insolvency from time to time shall remain in force or payable, as appropriate.

6.3 No single exercise of any right, power or privilege conferred by this Agreement shall preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

7.       AMENDMENTS TO GUARANTEED AGREEMENTS

         Dr. Zimin hereby authorises Overture and Eco Telecom to make any amendment or variation to the Guaranteed Agreements. The full and due performance and observance of any such amendment or variation shall be likewise guaranteed by Dr. Zimin in accordance with the terms of this Agreement; provided, however, that the obligations of Dr. Zimin under this Agreement shall not be increased without his prior consent.

8.       ENFORCEMENT

         This Agreement may be enforced without first taking any steps or proceedings against Overture. This Agreement is in addition to and not in substitution for any present and future guarantee, lien or other security held by Eco Telecom. Eco Telecom's rights hereunder are in addition to and not exclusive of those provided by law.

9.       ALIENATION

9.1 Eco Telecom shall be entitled at any time to assign the benefit of this Agreement to any person to whom Eco Telecom is entitled to assign and actually assigns the benefit of the Guaranteed Agreements.

9.2 Dr. Zimin may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Eco Telecom.

10.      LIMITATION PERIOD

         No action or proceedings under this Agreement may be commenced against Dr. Zimin after the date upon which the claim which is the subject of such proceedings would, if it had been made the subject of proceedings under the relevant Guaranteed Agreements, have been subject to a statutory limitation period under that Guaranteed Agreements.

11.      REPRESENTATION AND WARRANTY

         Dr. Zimin represents and warrants to Eco Telecom that he has full power, authority and right to enter into this Agreement and, subject to any restrictions which may exist under Russian currency laws and regulations (including the need to obtain permission from the Central Bank of the Russian Federation), to perform its obligations hereunder and that this Agreement constitutes Dr. Zimin's valid and legally binding obligations.

12.      INDEMNITY

         As a separate, additional, continuing and primary obligation Dr. Zimin hereby unconditionally and irrevocably undertakes with Overture that it will fully indemnify Eco Telecom on an after-tax basis upon demand against all losses, claims, costs, charges and expenses (and any taxes or charges thereon) to which Eco Telecom may be subject or which Eco Telecom may incur as a result of any default or breach by Overture of its liabilities or the Guaranteed Obligations under or pursuant to the Guaranteed Agreements or any default in respect of any of such Obligations or liabilities by Dr. Zimin under or pursuant to this Agreement.

13.      SEVERABILITY

         If any of the provisions of this Agreement become invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired.

14.      WITHHOLDINGS AND DEDUCTIONS

14.1 All payments made by any party under this Agreement shall be made in full without deduction or withholding whatsoever (whether in respect of any set off, counterclaim, duties, taxes, charges or otherwise) unless such deduction or withholding is required by law. If such a deduction or withholding in respect of tax is required by law in respect of any payments made by Dr. Zimin to Eco Telecom under this Agreement:

         14.1.1 Dr. Zimin shall ensure that the deduction or withholding does not exceed the minimum amount legally required;

         14.1.2 Dr. Zimin shall pay to the relevant taxation or other authorities within the period for payment permitted by the applicable law the full amount of the deduction or withholding;

         14.1.3 Dr. Zimin shall furnish to Eco Telecom within the period for payment permitted by the relevant law, either:

                  (A) an official receipt of the relevant taxation or other authorities involved in respect of all amounts so deducted or withheld; or

                  (B) if such receipts are not issued by the taxation or other authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding, and

         14.1.4 Dr. Zimin shall pay to Eco Telecom an additional amount calculated to ensure that the net amount received by Eco Telecom (taking into account any deduction or withholding required on such additional amount) will equal the full amount which would have been received by it had no such deduction or withholding been made.

14.2 If and to the extent that Eco Telecom pays any additional amount under Clause 14.1.4 and Eco Telecom receives and retains the benefit of a refund of tax or credit against tax on its overall net income which is identified by Eco Telecom as attributable to the tax that was withheld or deducted, then Eco Telecom shall reimburse to Dr. Zimin such amount as Eco Telecom shall determine as to leave Eco Telecom, after the reimbursement, in no better or worse position than it would have been in if payment of the relevant additional amount had not been required.

15.      NOTICE

15.1 All notices, requests and other communications hereunder including any request for arbitration must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by courier to the parties at the following addresses or facsimile numbers:

         (a) If to Eco Telecom:

         Eco Telecom Limited
         Suite 2, 4 Irish Place
         Gibraltar
         Facsimile No.: +350-41988
         Attention: Franz Wolf

         with a copy to:

         OOO Alfa-Eco
         21 Ulitsa Novy Arbat
         121019 Moscow
         Russian Federation
         Facsimile No.: +7095-201-5914
         Attention: Stanislav Shekshnya

         and a copy to:

         Herbert Smith CIS Legal Services
         24 Korobeinikov Pereulok
         119034 Moscow
         Russian Federation
         Facsimile No.: + 7-095-363-65-01
         Attention: Vladimir Afonkin

         (b) If to Dr. Zimin, to:

         Dr. Dmitri Borisovich Zimin
         Ulitsa 1-aya Tverskaya-Yamskaya Dom 2, Stroenie 1

         125147 Moscow, Russian Federation
         Facsimile No.: +(7) (095) 721 0017
         Attention: Dr. Dmitri B. Zimin

         with a copy to:

         Skadden, Arps, Slate, Meagher & Flom LLP
         Degtyarniy Pereulok 4, Building 1
         103009 Moscow, Russian Federation
         Facsimile: + (7) (095) 797 4601
         Attention: Andre De Cort, Esq.

15.2 All such notices, requests and other communications including any request for arbitration will: (a) if delivered personally to the address as provided in this section, be deemed given and effective upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given and effective upon receipt, and (c) if delivered by courier in the manner described above to the address as provided in this section, be deemed given and effective upon confirmed receipt (in each case, regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other party.

16.      GOVERNING LAW; DISPUTE RESOLUTION; CONSENT TO JURISDICTION

16.1 This Agreement shall be governed by and construed in accordance with the laws of the Russian Federation. With respect to any and all disputes, controversies or claims arising under, relating to or in connection with this Agreement or the breach, termination or validity thereof ("Disputes"), a Party initiating any suit, action or arbitration or other proceeding in connection with any Dispute (a "claimant") may at its sole discretion elect to settle such Dispute (i) by arbitration, in which case such Dispute shall be finally and exclusively settled by arbitration in accordance with the procedures set forth in Clauses 16.2 and 16.3 or (ii) by bringing such suit, action or other proceeding in a court of any competent jurisdiction.

16.2 If a claimant elects (as provided in Clause 16.1) to settle any Dispute by arbitration, such Dispute shall be finally and exclusively settled by arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce ("ICC") then in effect (the " ICC Rules") by a panel of three (3) arbitrators with the following terms and conditions:

         (a) In the event of any conflict between the ICC Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

         (b)      The place of the arbitration shall be Geneva, Switzerland.

         (c) The claimant and respondent shall each nominate one arbitrator in accordance with the ICC Rules. The two party-appointed arbitrators shall have thirty (30) days from the date of the nomination of the second arbitrator to agree on the nomination a third arbitrator who shall serve as chair of the tribunal. Any arbitrator not timely nominated, shall, on the request of any Party, be appointed by the ICC Court of Arbitration in accordance with the ICC Rules.

         (d) The English language shall be used as the written and spoken language for the arbitration, the award and all matters connected with the arbitration.

         (e) The award of the arbitrators shall be final and binding on the Parties may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing Party in any competent jurisdiction.

16.3 To the extent related to any arbitration initiated in accordance with Clauses 16.1(i) and 16.2, each Party unconditionally and irrevocably agrees to submit to the non-exclusive jurisdiction of the courts located in Geneva, Switzerland (the "Geneva Courts"), for the purpose of any proceedings in aid of arbitration and for interim or conservatory measures before an arbitral tribunal is duly constituted under this Agreement, and for proceedings arising out of or relating to the enforcement of any award or order of an arbitral tribunal duly constituted under this Agreement. Each Party unconditionally and irrevocably waives any objections that they may have now or in the future to such jurisdiction including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

16.4 Except for arbitration proceedings pursuant to Clause 16.2 and except as set forth in Clause 16.3, no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional, or conservatory measures in connection with the arbitration), shall be brought by or between the parties to this Agreement and/or any of their affiliates in connection with any matter arising out of or in connection with this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, in two originals as of the date first above written.

                                         DR. DMITRI B. ZIMIN


                                         /s/ Dr. Dmitri B. Zimin
                                         ---------------------------------

                                         ECO TELECOM LIMITED

                                         By /s/ Serge Barychkov
                                            ------------------------------
                                            Name: Serge Barychkov
                                            Title: Attorney-in-Fact

                                 SPOUSE CONSENT

to the other spouse owning, using and disposing of the common property of the spouses and to the consummation of the transactions with such property, including those which require notarization and/or registration

Moscow, May 30, 2001

I, Maya Pavlovna Zimina, born 1936, passport: series X-NA, No. 694061, issued on November 8, 1995 by OVD MO Khovrino, Moscow, registered and residing at: Russian Federation, Moscow, ul. Festivalnaya, 53, bldg. 3, appt. 269, have been legally married to Dmitri Borisovich Zimin, born in 1933, since November 16, 1961 (marriage certificate series II--DA No. 345632). During our marriage we have acquired certain property, including 6,426,600 (six million four hundred twenty six thousand six hundred) registered preferred shares of the Open Joint Stock Company Vimpel-Communications ("VimpelCom") and 181,739 (one hundred eighty-one thousand seven hundred thirty-nine) ordinary shares of VimpelCom ("Property"). Such property is our common property and is not owned together with us by our grown-up children of age or any other persons on any grounds contemplated by the Russian law.

As required by Article 35 of the Family Code of the Russian Federation, I hereby give consent to the performance by my husband Dmitri Borisovich Zimin of any actions in connection with the ownership, use and disposal of all or any part of the aforementioned Property, and to the consummation by him of transactions, including those which require notarisation and/or registration, including:

(i) I confirm by consent, both as of the time of the consummation of the relevant transactions and execution of the relevant documents, and as of now, to the signing by Dmitri B. Zimin of:

-        Share Purchase Agreement with Overture Limited dated as of May 30,
         2001;

-        Share Purchase Agreement with Eco Telecom Limited dated as of May 30,
         2001;

-        Surety Agreement with Eco Telecom Limited dated as of May 30, 2001;

- Other contracts, agreements, letters and other documents issued in connection with the said transaction;

-        Any amendments to the said agreements;

(ii) I consent to the execution by Dmitri B. Zimin of any transactions and documents and performance of any actions with respect to the aforementioned shares in future.

The content of Article 35 of the Family Code of the Russian Federation was explained to me and I understand it.

Signature
              -------------------------------
              Maya Pavlovna Zimina

                                                                       EXHIBIT H

To: OAO "Vimpel-Commimications"
10 Ulitsa 8-Marta, Building 14
125083 Moscow Russian Federation

ATTENTION: JO LUNDER
Chief Executive Officer and General Director

30 May 2001

GUARANTEE NO. 41949

Dear Sirs,

We, OAO "Alfa-Bank", an open joint stock company organised and existing under the laws of the Russian Federation with our registered office at 7, Building One, Novatorov Street, 117421 Moscow, Russia, and acting on the basis of the general license for carrying out banking operations of the Central Bank of the Russian Federation No. 1326, dated 29 January 1998 (the "GUARANTOR"), at the request of, and for proper and lawful consideration from, Eco Telecom Limited, a company organised and existing under the laws of Gibraltar ("ECO TELECOM"), hereby issue in favour of you, OAO "Vimpel-Communications", an open joint stock company organised and existing under the laws of the Russian Federation with your registered office at 10 Ulitsa 8-Marta, Building 14, 125083 Moscow, Russian Federation (the "BENEFICIARY") our bank guarantee No. 41949 (the "GUARANTEE") as follows.

ARTICLE I PRELIMINARY MATTERS

WHEREAS the Beneficiary, Eco Telecom and Telenor East Invest AS, a company organised and existing under the laws of Norway, are parties to the Primary Agreement dated the same date herewith (the "PRIMARY AGREEMENT") pursuant to which each of Telenor East Invest AS and Eco Telecom has agreed to purchase certain shares of voting capital stock of the Beneficiary.


[RUSSIAN TRANSLATION OMITTED]

WHEREAS Eco Telecom, the Beneficiary and Citibank N.A. (London Branch) are parties to the Escrow Agreement dated as of the date hereof. Under the terms of the Escrow Agreement, Eco Telecom is to pay Fifty Million US Dollars (US$50,000,000) to account number 40702840400700474054 of the Beneficiary at Citibank T/O (OOO) (the "VIP DOLLAR ACCOUNT") in accordance with the transfer and payment instructions set forth on SCHEDULE C hereto (collectively the "INSTRUCTIONS").

WHEREAS capitalised terms used herein shall have the respective meanings assigned to them in the Primary Agreement unless otherwise defined herein, and the rales of interpretation set forth in Section 1.02 of the Primary Agreement shall apply to this Guarantee, as if set forth in full herein, mutatis mutandis. The headings contained in this Guarantee are for convenience of reference only, and do not form a part hereof and in no way interpret or construe the provisions hereof.

WHEREAS, in accordance with Section 2.03 (c)(i)(B) of the Primary Agreement Eco Telecom is obliged to pay to the Beneficiary Fifty-Three Million US Dollars (US$53,000,000) (the "GUARANTEED OBLIGATION").

WHEREAS to induce the Beneficiary to enter into and perform its obligations under the Primary Agreement and the documents executed and delivered by it in connection therewith (such documents, together with any other documents executed and delivered by any person or entity in connection therewith being, collectively referred to herein as the "RELATED AGREEMENTS"), the Guarantor has agreed to


[RUSSIAN TRANSLATION OMITTED]
provide this Guarantee to the Beneficiary.

ARTICLE II GUARANTEE

2.1. The Guarantor hereby irrevocably and unconditionally guarantees to the Beneficiary the full and timely payment of the Guaranteed Obligation, and upon default by Eco Telecom in the full and timely payment of the Guaranteed Obligation, the Guarantor will pay to the Beneficiary by wire transfer of funds to the VIP Dollar Account in accordance with the Instructions on the third (3rd) Business Day after presentation of a demand notice in the form of EXHIBIT A hereto signed by one of the duly authorised officers as per authorised signatures card of the Beneficiary deposited with us (the "NOTICE OF DEMAND") any amount up to a maximum of Fifty-Three Million US Dollars (US$53,000,000). Your Notice of Demand must be accompanied by (a) an original written statement from the VIP Dollar Account for the period starting from the date of execution of this Guarantee and ending on the date of the Notice of Demand, confirming the amount, if any, paid into the VIP Dollar Account and (b) a final closing notice substantially in the form of EXHIBIT B, duly executed by Eco Telecom and the Beneficiary in accordance with the Escrow Agreement (the "FINAL CLOSING NOTICE"). As used in this Guarantee, "BUSINESS DAY" means any day other than a Saturday, a Sunday, or a day on which banks in any of London, England, Moscow, Russia, New York, USA and Oslo, Norway are authorised or obliged to close.

2.2. Except for interest under Article 2.7.


[RUSSIAN TRANSLATION OMITTED]
below, our liability under this Guarantee shall in no event exceed the above maximum amount and shall automatically decrease by the amount of (i) any payment effected by us hereunder, and/or (ii) any payment received by the Beneficiary from Eco Telecom on account of the Guaranteed Obligation.

2.3. In the event that Russian Law does not permit the payments under this Guarantee to be made in the currency of the Guaranteed Obligation as set forth in Article II of the Primary Agreement, all payments due under this Guarantee shall be made to the Ruble account of the Beneficiary set forth in Schedule C in Russian Roubles at the exchange rate of the Central Bank of the Russian Federation as of the date immediately preceding the date of payment.

2.4. The liability of the Guarantor hereunder shall be unaffected by (a) any amendment or modification of the provisions of the Primary Agreement or any Related Agreement, (b) any extension of time for performance required thereby,
(c) except as expressly provided herein, the release of, or unenforceability against, Eco Telecom from performance or observance of the Guaranteed Obligation or any other obligation under the Primary Agreement or any Related Agreement, whether by operation of law or otherwise (other than by payment or performance, to the full extent required thereby, or by waiver by the Beneficiary), or (d) any bankruptcy, insolvency, reorganisation, arrangement, assignment for the benefit of creditors, receivership or trusteeship affecting Eco Telecom.


[RUSSIAN TRANSLATION OMITTED]

2.5. To the extent permitted by applicable law the Guarantor hereby waives any and all legal requirements that the Beneficiary shall commence any arbitration or institute any action or proceedings at law or in equity against Eco Telecom, Eco Holdings Limited or CTF Holdings Limited, or exhaust its remedies against Eco Telecom, Eco Holdings Limited or CTF Holdings Limited, as a condition precedent to making demand under or bringing any action against the Guarantor under this Guarantee.

2.6. To the extent permitted by applicable law, the Guarantor hereby waives any right or claim of right to cause the Beneficiary to marshal Eco Telecom's assets or to cause the Beneficiary to proceed against any security for the Guaranteed Obligation before proceeding against the Guarantor.

2.7. In the event that the Guarantor fails to effect payment in full or in part within three (3) Business Days after the date of the Notice of Demand, interest shall accrue on the unpaid amount at a rate of fifteen percent (15%) per annum from the date of the Notice of Demand until the date of actual payment.

ARTICLE III TERM

3.1. This Guarantee and the Guarantor's obligations hereunder shall take effect immediately after the execution and delivery of the Primary Agreement on the date hereof and shall remain in effect until the earlier to occur of (i) the full discharge by Eco Telecom of the Guaranteed Obligation or (ii) 17:00 Moscow time on 31 December 2001.

3.2. In order to be effective, any Notice of Demand shall have been received by us no later than 17:00 on 31 December, 2001.


[RUSSIAN TRANSLATION OMITTED]

ARTICLE IV REPRESENTATIONS AND WARRANTIES

The Guarantor represents and warrants to the Beneficiary as follows:

(a) Organisation. The Guarantor is a bank duly organised and validly existing under the laws of the Russian Federation and is licensed by the Central Bank of the Russian Federation, inter alia, to carry out operations in hard currency.

(b) Capacity and Authority. The Guarantor has all requisite corporate or other power and authority to execute and deliver this Guarantee and to perform its obligations hereunder. The execution and delivery by the Guarantor of this Guarantee, and the performance by the Guarantor of its obligations hereunder have been duly authorised by the Guarantor, and no other corporate or other action on the part of the Guarantor is required. This Guarantee has been duly executed and delivered by the Guarantor and constitutes the valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws now or hereafter in effect, affecting the enforcement of creditors(1) rights generally.

(c) Validity of Guarantee. The execution, delivery and performance of this Guarantee by the Guarantor does not and will not (i) conflict with, or result in a breach of any provision of, the Guarantor's charter, or (ii) conflict with, result in a breach of any provision of, or constitute a default under, any agreement or instrument by which the Guarantor or any of its assets or


[RUSSIAN TRANSLATION OMITTED]
properties is bound, or (Hi) conflict with, or result in a breach or violation of any law, regulation, decree or order by which the Guarantor or any of its assets or properties is bound, or (iv) require any authorisation, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative, regulatory or judicial authority; except, in the case of clauses (ii), (iii) and (iv) above, where such conflicts, breaches, defaults or violations or such failure to obtain or make any such authorisations, consents, orders, permits, approvals, notices, filings, registrations or qualifications would not have a material adverse effect on the Guarantor or the ability of the Beneficiary to enforce this Guarantee.

(d) Legal Proceedings. There are no actions, suits, proceedings or arbitration pending or, to the knowledge of the Guarantor, threatened, against the Guarantor or any of its assets or properties that could reasonably be expected to result in the issuance of any writ, judgement, decree, injunction or similar order of any governmental or regulatory authority restraining, or prohibiting or making illegal the execution, delivery or performance by the Guarantor of this Guarantee.

ARTICLE V MISCELLANEOUS PROVISIONS

5.1. Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission (except from the Notice of Demand, which shall be delivered in original) or sent by courier to the Guarantor or the Beneficiary, as applicable at the following addresses or facsimile numbers:


[RUSSIAN TRANSLATION OMITTED]

If to the Guarantor, to:

OAO "Alfa-Bank"
12, Prospekt Ak. Sakharova
107078 Moscow
Russian Federation
Attention: Valery G. Lukin
Facsimile No.: + 7 095 755 5848

with a copy to:

HERBERT SMITH CIS LEGAL SERVICES
24 Korobeinikov Pereulok
119034 Moscow
Russian Federation
Attention: Vladimir Afonkin
Facsimile No.: + 7 095 363 6501

If to the Beneficiary, to:

OAO "Vimpel-Commimications"
10 Ulitsa 8-Marta, Building 14
125083 Moscow
Russian Federation
Attention: Jo Lunder
Chief Executive Officer and General Director
Facsimile No.: +7 095 755 3682

with a copy to:

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
7 Gasheka Street, Ducat Place II
123 056 Moscow
Russian Federation
Attention: Melissa J. Schwartz
Facsimile No.: +1 095 974 2412

All such notices, requests and other communications will (a) if delivered personally against receipt to the address as provided in this Section 5.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 5.1, be deemed given upon receipt, and (c) if delivered by courier in the manner described


[RUSSIAN TRANSLATION OMITTED]
above to the address as provided in this Section 5.1, be deemed given upon confirmed receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 5.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other party.

5.2. Waiver. No waiver of any term or condition of this Guarantee shall be effective unless set forth in a written instrument duly executed by the Beneficiary and the Guarantor. No waiver of any term or condition of this Guarantee, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Guarantee on any future occasion.

5.3. No Other Beneficiary. The terms and provisions of this Guarantee are intended solely for the benefit of the Beneficiary.

5.4. Assignment: Binding Effect. All rights and benefits of the Beneficiary arising under this Guarantee or in connection therewith may be assigned and transferred by the Beneficiary to any third party only upon the prior written consent of the Guarantor. The Guarantor may not delegate its duties under this Guarantee without the prior written consent of the Beneficiary.

5.5. Governing Law: Jurisdiction: Waiver of Sovereign Immunity.

(a) This Guarantee shall be governed by


[RUSSIAN TRANSLATION OMITTED]
and construed in accordance with the laws of the Russian Federation.

(b) Any and all disputes and controversies arising under, relating to or in connection with this Guarantee shall be settled in the Arbitrazh Court of the City of Moscow in accordance with applicable laws of the Russian Federation.

(c) The Guarantor hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Guarantee and in performing its obligations hereunder, and the Guarantor hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Guarantee and any other document or instrument contemplated hereby or thereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

5.6. Invalid Provisions. If any provision in this Guarantee is or shall become invalid, illegal or unenforceable, this shall not affect or impair the validity, legality or enforceability of any other provision of this Guarantee.

5.7. Expenses. The Guarantor shall pay its own expenses and costs incidental to its negotiation, execution, delivery and performance of this Guarantee and shall not be responsible for the expenses and costs of the Beneficiary with respect to the same.


[RUSSIAN TRANSLATION OMITTED]

5.8. Language. This Guarantee is made in the English and Russian language, both of which are equally authentic and valid. In the event of any discrepancy between the English and the Russian versions, the Russian version shall prevail.

IN WITNESS WHEREOF, we have caused this Guarantee to be duly executed on behalf of OAO "Alfa-Bank" as of the day and year first above written.


[RUSSIAN TRANSLATION OMITTED]

By:  /s/ Leonard B. Vid
    -------------------------------
Name: Leonard B. Vid
Title: Chairman of Management Board




By:  /s/ Igor I. Akimushkin
    -------------------------------
Name: Igor I. Akimushkin
Title: Chief Accountant


[RUSSIAN TRANSLATION OMITTED]

                                                                       EXHIBIT I

                                OPTION AGREEMENT



                            dated as of May 30, 2001



                                     between



                             TELENOR EAST INVEST AS



                                       and



                               ECO TELECOM LIMITED

                                TABLE OF CONTENTS


ARTICLE I    DEFINITIONS AND INTERPRETATION..............................    1
1.01        Definitions..................................................    1
1.02        Interpretation...............................................    9

ARTICLE II    REPRESENTATIONS AND WARRANTIES OF PARTIES..................   10
2.01        Representations and Warranties True and Correct..............   10
2.02        The Options..................................................   10

ARTICLE III         THE OPTIONS..........................................   11
3.01        Grant of Options.............................................   11
3.02        Exercise of the VIP Share Put Option.........................   11
3.03        Exercise of the VIP Preferred Share Put Option...............   12
3.04        Exercise of the VIP-R Put Option.............................   13
3.05        Exercise of the VIP-R Call Option............................   13
3.06        VIP Change of Control Notice.................................   14
3.07        Compliance with Securities Laws; Tender Offers...............   14
3.08        Option Closing Date..........................................   15
3.09        Eco Telecom Contribution Default.............................   16
3.10        Closing......................................................   16
3.11        Required Approvals...........................................   18

ARTICLE IV    TRANSFERS..................................................   18
4.01        Transfers by Eco Telecom.....................................   18
4.02        Transfers by Telenor.........................................   18
4.03        Certain Purchases by Eco Telecom Prohibited..................   18

ARTICLE V    ANTI-DILUTION ADJUSTMENTS...................................   19
ARTICLE VI    EFFECTIVENESS AND TERMINATION..............................   21
ARTICLE VII    MISCELLANEOUS.............................................   21
7.01        Specific Performance.........................................   21
7.02        Further Assurances...........................................   21
7.03        Entire Agreement.............................................   21
7.04        No Waiver....................................................   22
7.05        No Assignment; Agreement not Binding on Transferees..........   22
7.06        Expenses.....................................................   22
7.07        Notice.......................................................   22
7.08        Counterparts.................................................   23
7.09        Amendment....................................................   24
7.10        Arbitration; Waiver of Sovereign Immunity....................   24
7.11        Governing Law................................................   25
7.12        Invalid Provisions...........................................   26

    EXHIBIT A              FORM OF VIP PUT OPTIONS NOTICE OF EXERCISE

    EXHIBIT B              FORM VIP-R PUT OPTIONS NOTICE OF EXERCISE

    EXHIBIT C              FORM OF VIP-R CALL OPTION NOTICE OF EXERCISE

    EXHIBIT D              FORM OF VIP CHANGE OF CONTROL NOTICE

    EXHIBIT E              FORM OF INDIVIDUAL SHARE PURCHASE AGREEMENT

         OPTION AGREEMENT dated as of May 30, 2001 between TELENOR EAST INVEST AS, a company organized and existing under the laws of Norway ("Telenor"), and ECO TELECOM Limited, a company organized and existing under the laws of Gibraltar ("Eco Telecom" and, together with Telenor, individually, each, a "Party" and, collectively, the "Parties").

                                   WITNESSETH

         WHEREAS, Open Joint Stock Company "Vimpel-Communications", an open joint stock company organized and existing under the laws of the Russian Federation (the "Company"), Telenor and Eco Telecom are parties to the Primary Agreement dated as the date hereof (the "Primary Agreement");

         WHEREAS, on the date hereof, Telenor is a shareholder of the Company;

         WHEREAS, Eco Telecom has agreed to purchase on the date hereof, on and subject to the terms of the Primary Agreement, shares of common stock of the Company;

         WHEREAS, Eco Telecom has also agreed to purchase from Dr. Dmitri Borisovich Zimin, a Russian citizen ("Dr. Zimin") and Overture Limited, respectively, on and subject to the terms of the Eco Telecom Share Purchase Agreements (as hereinafter defined), shares of common stock and shares of preferred stock of the Company;

         WHEREAS, Eco Telecom has also agreed to purchase, on and subject to the terms of the VIP-R Primary Agreement (as hereinafter defined), shares of preferred stock and common stock of Closed Joint Stock Company
"VimpelCom-Region" ("VIP-R"), a subsidiary of the Company;

         WHEREAS, Telenor wishes to grant to Eco Telecom certain put options in respect of certain of Eco Telecom's shares of capital stock of the Company and VIP-R, in each case, on and subject to the terms and conditions set forth herein; and

         WHEREAS, Eco Telecom wishes to grant to Telenor a call option in respect of certain of Eco Telecom's shares of capital stock of VIP-R, in each case, on and subject to the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                    ARTICLE I DEFINITIONS AND INTERPRETATION

1.01     Definitions

         As used herein, the following terms shall have the following meanings:

         "Action or Proceeding" shall mean any action, suit, proceeding or arbitration commenced, brought, conducted or heard by or before any Governmental or Regulatory Authority.

         "ADSs" shall mean any American Depository Shares or receipts or Global Depository Shares or receipts or similar instruments for VIP Shares or VIP-R Shares, as the case may be.

         "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person or Persons specified therein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including, without limitation, any protector or settlor of a trust) or in which such Person or Persons specified herein, directly or indirectly, has a substantial beneficial interest and any Person who is controlled by any such trust or estate. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise) of such Person.

         "Agreement" shall mean this Option Agreement.

         "Board" shall mean the Board of Directors of the Company.

         "Business Day" shall mean a day other than a Saturday, a Sunday or any day on which banks located in Moscow, Russia, Oslo, Norway, London, England or New York, New York are authorized or obliged to close.

         "Calculation Agent" shall mean an independent investment bank mutually agreed upon by the Parties.

         "Change of Control" shall mean, with respect to any Party or any Controlling Person of such Party, (a) the sale or other disposition of all or substantially all of such Party's or such Controlling Person's assets, in one or a series of related transactions, to any Person or Persons (other than a Controlling Person of such Party or any Controlled Affiliate or Controlled Affiliates of such Controlling Person), (b) the sale or other disposition of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such Party or Controlling Person, in one or a series of related transactions, to any Person or Persons (other than a Controlling Person of such Party or any Controlled Affiliate or Controlled Affiliates of such Controlling Person), (c) the merger or consolidation of such Party or Controlling Person with or into another Person or the merger of another Person into such Party or Controlling Person with the effect that any Person or Persons other than the existing shareholders of such Party or Controlling Person prior to such transaction own or control, directly or indirectly, more than fifty (50%) of the securities having ordinary voting power for the election of directors or other governing body of the Person surviving such merger, or the Person resulting from such consolidation or (d) the liquidation or dissolution of such Party or Controlling Person; provided, however, that a Change of Control shall not include (i) a bona fide underwritten public offering of the capital stock of such Party or any Controlling Person of such Party or (ii) any of (A) the sale of all or substantially all of the assets of Telenor ASA, Telenor Communication AS, Telenor Mobile Communications AS or CTF Holdings Limited, (B) the sale of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of Telenor ASA, Telenor Communication AS, Telenor Mobile Communications AS or CTF Holdings Limited, (C) the liquidation or dissolution of Telenor ASA, Telenor Communication AS, Telenor Mobile Communication AS or CTF Holdings Limited or (D) any merger, consolidation, divestiture or de-merger to which Telenor ASA, Telenor Communication AS, Telenor Mobile Communications AS or CTF Holdings Limited is a party.

         "Charter" shall have the meaning specified in the Primary Agreement.

         "Closing" shall have the meaning specified in the Primary Agreement.

         "Closing Date" shall have the meaning specified in the Primary
Agreement.

         "Closing Notice" shall have the meaning specified in Section 3.08(a).

         "Commission" shall mean the Commission of the European Communities.

         "Common Stock" shall mean the shares of common stock of the Company, as defined in Section 6.1 of the Charter.

         "Company" shall have the meaning specified in the first recital hereto.

         "Contract" shall mean any agreement, letter of intent, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or understanding (whether written or oral), in each case, to the extent legally binding.

         "Control Threshold" shall mean the ownership by Telenor and any Permitted Transferee of Telenor of fifty percent (50%) of the outstanding voting capital stock of the Company plus one (1) VIP Share (calculated on a fully diluted basis).

         "Controlled Affiliate" shall mean, with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body thereof or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner).

         "Controlling Person" shall mean, with respect to any Person, any other Person which owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such first Person or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner of such first Person).

         "Dr. Zimin" shall have the meaning specified in the fourth recital hereto.

         "Eco Telecom" shall have the meaning specified in the preamble hereto.

         "Eco Telecom Contribution Default" shall have the meaning specified in the VIP-R Primary Agreement.

         "Eco Telecom VIP-R Preferred Stock Purchase Agreement" shall mean the Stock Purchase Agreement substantially in the form attached as Annex A to
Schedule 2.07(a) to the VIP-R Primary Agreement, to be entered into at the Preferred Stock Closing Date (as defined in the VIP-R Primary Agreement) by Eco Telecom and VIP-R.

         "Eco Telecom Preferred Stock Purchase Agreement" shall mean the Share Purchase Agreement dated as of the date hereof between Overture and Eco Telecom with respect to shares of Preferred Stock and shares of Common Stock.

         "Eco Telecom Share Purchase Agreements" shall mean, collectively, the Share Purchase Agreement dated as of the date hereof between Eco Telecom and Dr. Zimin with respect to shares of Common Stock and the Eco Telecom Preferred Stock Purchase Agreement.

         "Eco Telecom's Initial Twenty-Five Percent Stake" shall mean 5,150,000 VIP Shares purchased by Eco Telecom pursuant to the Primary Agreement, 6,426,600 VIP Preferred Shares and 113,102 VIP Shares purchased by Eco Telecom pursuant to the Eco Telecom Share Purchase Agreements and such number of VIP Shares, if any, as Eco Telecom shall have purchased in new issuances by the Company from time to time to maintain Eco Telecom's ownership of twenty-five percent (25%) plus one
(1) share of the issued and outstanding voting capital stock of the Company.

         "Exercise Price" shall mean the VIP Preferred Share Put Option Exercise Price, the VIP Share Put Option Exercise Price, the VIP-R Call Option Exercise Price or the VIP-R Put Option Exercise Price, in each case, on the date of the applicable Notice of Exercise.

         "Fair Market Value" shall mean, as of any date of determination for any securities which are listed, traded or quoted on a national or international securities exchange, the average of the Market Prices for such securities for the thirty (30) trading days prior to such date of determination. For any securities not so listed, traded or quoted, "Fair Market Value" shall have the meaning set forth in Schedule 1 to the VIP Registration Rights Agreement.

         "Final Date" shall have the meaning specified in the Primary Agreement.

         "GMS" shall have the meaning specified in the Primary Agreement.

         "Governmental or Regulatory Authority" shall mean any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official or other competent authority of the Russian Federation, any other country or any state, as well as any county, city or other political subdivision of any of the foregoing.

         "Highest Price" shall mean, as at any date of determination thereof and subject to adjustment to take into account differences between the price of shares of Common Stock and ADSs, with respect to the four (4) month period preceding the date on which Telenor's stake in the Company reaches the Control
Threshold: (a) if during such four (4) month period Telenor has not made an offer to purchase the VIP Shares held by the other shareholders of the Company in accordance with the JSC Law and/or the Charter (and has not made such an offer at any time prior to such period), the highest price, if any, paid by Telenor for any VIP Shares purchased by Telenor during such period; (b) if during such four (4) month period Telenor has not made an offer to purchase the VIP Shares held by the other shareholders in accordance with the JSC Law and/or the Charter but made such an offer at any time prior to such period, the price offered by Telenor in its most recent such offer; or (c) if during such four (4) month period Telenor has made an offer to purchase the VIP Shares held by the other shareholders of the Company in accordance with the JSC Law and/or the Charter, the price offered by Telenor in such offer.

         "Individual Share Purchase Agreement" shall mean a share purchase agreement substantially in the form attached hereto as Exhibit E.

         "JSC Law" shall mean the Federal Law of the Russian Federation No. 208-FZ "On Joint Stock Companies", dated December 26, 1995, as amended.

         "Laws" shall mean all laws, decrees, resolutions, instructions, statutes, rules, regulations, acts, ordinances and other pronouncements having the effect of law or regulation of the Russian Federation, any other country or any state, as well as any county, city or other political subdivision of any of the foregoing.

         "Lien" shall have the meaning specified in the Primary Agreement.

         "MAMP" shall have the meaning specified in the Primary Agreement.

         "Market Price" shall mean the price of one Share or unit on the relevant date determined

         (a) on the basis of the last reported sales price regular way on the NYSE, or, if the securities are not listed or admitted to trading on the NYSE, on the principal US national securities exchange on which the securities are listed or admitted to trading;

         (b) if there is no such reported sale price on such day, on the basis of the average of the reported closing bid and asked prices regular way on the NYSE, or, if the securities are not listed or admitted to trading on the NYSE, on the principal US national securities exchange on which the securities are listed or admitted to trading;

         (c) if the securities are not listed on any national securities exchange, on the basis of the average of the high bid and low asked quotations on the over-the-counter market as furnished by any NYSE firm selected from time to time by the issuer for that purpose; or

         (d) or if not so quoted, on the basis of the closing prices on the principal international stock exchange on which the securities are then listed and traded.

         "Notice of Exercise" shall mean the VIP Put Options Notice of Exercise, the VIP-R Put Option Notice of Exercise or the VIP-R Call Option Notice of Exercise.

         "NYSE" shall mean The New York Stock Exchange.

         "Option Closing Date" shall mean the date of any purchase by Telenor of, and payment for, any VIP Shares, VIP Preferred Shares or VIP-R Shares, as the case may be, following the exercise of the relevant Option.

         "Options" shall mean, collectively, the VIP Share Put Option, the VIP Preferred Share Put Option, the VIP-R Put Option and the VIP-R Call Option.

         "Permitted Transferee" shall mean, with respect to any Person, any Controlling Person of such Person, or any Controlled Affiliate of any such Controlling Person or Person.

         "Person" shall mean any natural person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority, whether incorporated or unincorporated.

         "Post-Default Amount" shall mean, with respect to the VIP Put Options, an amount equal to 2.5% per month of the VIP Share Put Option Exercise Price, the VIP Preferred Share Put Option Exercise Price and the VIP-R Put Option Price, which shall be prorated for each portion of a month in which the VIP Share Put Option Exercise Price, the VIP Preferred Share Put Option Exercise Price or the VIP-R Put Option Exercise Price, as the case may be, remains unpaid beyond sixty (60) days after the date of the VIP Put Options Notice of Exercise or the VIP-R Put Option Notice of Exercise, as the case may be.

         "Primary Agreement" shall have the meaning specified in the first recital hereto.

         "Principal Agreements" shall have the meaning specified in the Primary Agreement.

         "Registrar" shall mean Closed Joint Stock Company "National Registry Company" (Natsionalnaya Registratsionnaya Kompaniya), a closed joint stock company organized under the Laws of the Russian Federation and the duly appointed shareholder registrar of the Company, or any successor thereto.

         "Regulation S" shall have the meaning specified in Section 2.02(b).

         "SEC" shall mean the Securities and Exchange Commission of the United States of America, or any successor thereto.

         "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Share Transfer Order" shall mean a share transfer order
(peredatochnoye resporyazhenie) substantially in the form of Schedule 2 to Exhibit E.

         "Specified Percentage" shall mean twenty-five percent (25%) plus one
(1) share of the issued and outstanding shares of voting capital stock of the Company.

         "Telenor" shall have the meaning specified in the preamble hereto.

         "Transfer" shall mean any direct or indirect sale, exchange, transfer (including, without limitation, any transfer by gift or operation of law, or any transfer of an economic interest in any derivative security of any share), assignment, distribution or other disposition, issuance or creation of any option, or any voting proxy, voting trust or other voting agreement in respect of any Person or instrument (including, without limitation, any of the VIP Shares, VIP Preferred Shares or VIP-R Shares), whether in a single transaction or a series of related transactions, including without limitation, (a) the direct or indirect enforcement or foreclosure of any Lien or (b) any Change of Control; provided, that nationalization, expropriation, confiscation, bankruptcy (other than any bankruptcy initiated by the petition of any Party or any Affiliate of such Party), arrest or any similar Action or Proceeding initiated by any Governmental or Regulatory Authority in respect of any Person or instrument shall not constitute a Transfer.

         "US" shall have the meaning specified in Section 2.02(c).

         "UNCITRAL Rules" shall have the meaning specified in Section 7.10(a).

         "VIP Change of Control Notice" shall mean the earlier of (a) a press release issued by Telenor to the effect that its equity interest in the Company has reached or exceeded the Control Threshold which is published in (a) Vedomosti or The Moscow Times and (b) The Wall Street Journal or the Financial Times, or any successors thereto, and (b) written notice from Telenor to Eco Telecom in the form of Exhibit D that Telenor's equity interest in the Company has reached or exceeded the Control Threshold.

         "VIP Preferred Shares" shall mean shares of Preferred Stock (as such term is defined in the Primary Agreement) and any shares into which such shares of Preferred Stock may be changed, whether by reclassification or otherwise.

         "VIP Preferred Share Put Option" shall mean a put option in respect of the VIP Preferred Shares which are a part of Eco Telecom's Initial Twenty-Five Percent Stake.

         "VIP Preferred Share Put Option Exercise Price" shall mean, as at any date of determination thereof and subject to adjustment to take into account differences between the price of shares of Common Stock and ADSs, an amount equal to the sum of (a) with respect to each VIP Preferred Share purchased by Eco Telecom prior to the fifth anniversary of the Closing Date, (i) the cost of such VIP Preferred Share plus (ii) a rate of return of six percent (6%) per annum thereon, compounded annually, for the period from (and including) the date of purchase of such VIP Preferred Share up to (but excluding) the earlier of (A) the date of purchase of such VIP Preferred Share by Telenor following an exercise of the VIP Preferred Share Put Option and (B) the fifth anniversary of the Closing Date plus (b) with respect to any VIP Preferred Shares purchased by Eco Telecom after the fifth anniversary of the Closing Date, the higher of (i) the cost of acquisition of such VIP Preferred Shares and (ii) the Fair Market Value of such VIP Preferred Shares.

         "VIP Put Options" shall mean the VIP Share Put Option and the VIP Preferred Share Put Option.

         "VIP Put Options Notice of Exercise" shall mean the Notice of Exercise attached hereto as Exhibit A.

         "VIP Registration Rights Agreement" shall mean the Registration Rights Agreement dated as of the date hereof between and among Telenor, Eco Telecom and the Company.

         "VIP Share Put Option" shall mean a put option in respect of the VIP Shares which comprise a part of Eco Telecom's Initial Twenty-Five Percent Stake.

         "VIP Share Put Option Exercise Price" shall mean, as at any date of determination thereof and subject to adjustment to take into account differences between the price of shares of Common Stock and ADSs, an amount equal to the sum of (a) with respect to each VIP Share purchased by Eco Telecom prior to the fifth anniversary of the Closing Date, the higher of (i) (A) the cost of such VIP Share purchased by Eco Telecom pursuant to the Primary Agreement, the Eco Telecom Share Purchase Agreements or such other share purchase agreements entered into by Eco Telecom for the purpose of maintaining its ownership of twenty five percent (25%) plus one (1) share of the issued and outstanding voting capital stock of the Company plus (B) a rate of return of fifteen percent (15%) per annum thereon, compounded annually, for the period from (and including) the date of Eco Telecom's purchase of such VIP Share up to (but excluding) the earlier of (1) the date of purchase of such VIP Share by Telenor following an exercise of the VIP Share Put Option and (2) the fifth anniversary of the Closing Date, and (ii) the Highest Price per VIP Share plus an amount equal to fifteen percent (15%) of the Highest Price per VIP Share multiplied by the number of VIP Shares purchased by Eco Telecom prior to the fifth anniversary of the Closing Date and then subject to the VIP Share Put Option, and (b) with respect to any VIP Shares purchased by Eco Telecom after the fifth anniversary of the Closing Date, the higher of (i) the cost of acquisition of such VIP Shares and (ii) the Fair Market Value of such VIP Shares.

         "VIP Shares" shall mean shares of Common Stock or ADSs, as the case may be, and any shares into which such shares of Common Stock may be changed, whether by reclassification or otherwise.

         "VIP-R" shall have the meaning specified in the fifth recital hereto.

         "VIP-R Call Option" shall mean a call option in respect of all of Eco Telecom's VIP-R Shares.

         "VIP-R Call Option Exercise Price" shall mean, as at any date of determination thereof and subject to adjustment to take into account differences between the price of shares of Common Stock and ADSs, an amount equal to the sum of (a) with respect to each VIP-R Share purchased by Eco Telecom prior to the fifth anniversary of the Closing Date, (i) the cost of such VIP-R Share plus
(ii) a rate of return of twenty-five percent (25%) per annum thereon, compounded annually, for the period from (and including) the date(s) of Eco Telecom's purchase of such VIP-R Share up to (but excluding) the earlier of (A) the date of purchase of such VIP-R Share by Telenor following an exercise of the VIP-R Call Option and (B) the fifth anniversary of the Closing Date, and (b) with respect to any VIP-R Shares purchased by Eco Telecom after the fifth anniversary of the Closing Date, the higher of (I) the cost of acquisition of such VIP-R Shares and (ii) the Fair Market Value of such VIP Shares.

         "VIP-R Call Option Notice of Exercise" shall mean the Notice of Exercise attached as Exhibit C.

         "VIP-R Primary Agreement" shall mean the Primary Agreement dated as of the date hereof between and among Eco Telecom, Telenor, the Company and VIP-R.

         "VIP-R Put Option" shall mean a put option in respect of all of Eco Telecom's VIP-R Shares.

         "VIP-R Put Option Exercise Price" shall mean, as at any date of determination thereof, subject to adjustment to take into account differences between the price of shares of Common Stock and ADSs and subject to Section 4.03, an amount equal to the sum of (a) with respect to each VIP-R Share purchased by Eco Telecom prior to the fifth anniversary of the Closing Date, (i) the cost of such VIP-R Share plus (ii) a rate of return of twelve percent (12%) per annum thereon, compounded annually, for the period from (and including) the date(s) of Eco Telecom's purchase of such VIP-R Share up to (but excluding) the earlier of (A) the date of purchase of such VIP-R Share by Telenor following the exercise by Eco Telecom of the VIP-R Share Put Option and (B) the fifth anniversary of the Closing Date, and (b) with respect to any VIP-R Shares purchased by Eco Telecom after the fifth anniversary of the Closing Date, the higher of (i) the cost of acquisition of such VIP-R Shares and (ii) the Fair Market Value of such VIP-R Shares.

         "VIP-R Put Option Notice of Exercise" shall mean the Notice of Exercise attached hereto as Exhibit B.

         "VIP-R Shares" shall mean shares of common stock of VIP-R or ADSs, as the case may be, and any shares into which such shares of common stock may be changed, whether by reclassification or otherwise.

         "Voting Securities" shall mean, collectively, any capital stock, common stock, preferred stock and any other securities that ordinarily, and in the absence of contingencies, entitle its holder to vote in any GMS and that are, at the time specified in the context in which such term is used, issued and outstanding. 1.02 Interpretation

         Unless the context of this Agreement otherwise requires, the following rules of interpretation shall apply to this Agreement:

         (a) the singular shall include the plural, and the plural shall include the singular;

         (b)      words of any gender shall include the other gender;

         (c) the words "hereof'", "herein", "hereby", "hereto" and similar words refer to this entire Agreement and not to any particular Section or any other subdivision of this Agreement;

         (d) a reference to any "Section", "Schedule" or "Exhibit" is a reference to a specific Section of, or Schedule or Exhibit to, this Agreement;

         (e) a reference to any law, statute, regulation, notification or statutory provision shall include any amendment, modification or re-enactment thereof, any regulations promulgated thereunder from time to time, and any interpretations thereof from time to time by any regulatory or administrative authority;

         (f) a reference to any agreement, instrument, contract or other document shall include any amendment, amendment and restatement, supplement or other modification thereto;

         (g) a reference to any Person shall include such Person's successors and permitted assigns under any agreement, instrument, contract or other document; and

         (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.


              ARTICLE II REPRESENTATIONS AND WARRANTIES OF PARTIES

         Each Party hereby represents and warrants as of the date hereof that:

2.01     Representations and Warranties True and Correct

         The representations and warranties made by such Party in the Primary Agreement and the other Principal Agreements required to be executed on the date hereof and to which it is a party are true and correct on and as of the date hereof.

2.02     The Options

         (a) None of the VIP Shares, VIP Preferred Shares or VIP-R Shares or any of the Options have been registered under the Securities Act, or under the securities laws of any state or jurisdiction of the United States, and may not be offered, sold, transferred, pledged, hypothecated or otherwise disposed of other than pursuant to a registration statement which has been declared effective under the Securities Act or an exemption from the registration requirements of the Securities Act.

         (b) Such Party is not a "U.S. person" (as such term is defined in Regulation S under the Securities Act ("Regulation S")), and such Party is not acquiring and will not acquire, any Option or any VIP Shares, VIP Preferred Shares or VIP-R Shares, as the case may be, pursuant to the exercise of any Option for the account or benefit of any U.S. person (as so defined).

         (c) The offer and sale of each Option, as the case may be, to the relevant Party has taken place, and the exercise of each Option will take place, outside of the United States of America, its territories and possessions (the "US"), and such Party has executed this Agreement outside of the US.

         (d) Such Party will not (i) offer, sell or otherwise transfer (A) any Option or (B) any VIP Shares, VIP Preferred Shares or VIP-R Shares acquired upon exercise of any Option, as the case may be, except in a manner permitted by this Agreement, prior to the expiration of any applicable distribution compliance period under Regulation S, other than pursuant to (1) a registration statement which has been declared effective under the Securities Act, (2) an exemption from the registration requirements of the Securities Act provided by Regulation S or (3) another exemption from the registration requirements of the Securities Act, as confirmed in an opinion of counsel (such counsel being of recognized standing) or (ii) engage in any hedging transaction with respect to any Option, VIP Shares, VIP Preferred Shares or VIP-R Shares, other than in compliance with the Securities Act.

         (e) Such Party understands that any VIP Shares, VIP Preferred Shares or VIP-R Shares acquired upon the exercise of any Option may be "restricted securities" under the United States federal securities laws in as much as they are being acquired from a Party in a transaction (i) not involving a public offering and (ii) subject to the conditions of Rule 901 and 903 under Regulation S, and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, each Party represents that it is familiar with Rule 144 and Regulation S under the Securities Act, as presently in effect, and understands the conditions imposed thereby and by the Securities Act.

                             ARTICLE III THE OPTIONS

3.01     Grant of Options

         (a) Telenor hereby grants to Eco Telecom the following options, each of which shall be exercisable by Eco Telecom on the terms, for the periods and subject to the conditions set forth herein, at the Exercise Price specified opposite such option:

          Option                                                Exercise Price
          ------                                                --------------
VIP Share Put Option                                       VIP Share Put Option Exercise Price

VIP Preferred Share Put Option                             VIP Preferred Share Put Option Exercise Price

VIP-R Put Option                                           VIP-R Put Option Exercise Price



         (b) Eco Telecom hereby grants to Telenor the VIP-R Call Option, which shall be exercisable by Telenor on the terms and subject to the conditions set forth herein, at the VIP-R Call Option Exercise Price.

3.02     Exercise of the VIP Share Put Option

         (a) Subject to Section 3.07(b) and Section 3.09, the VIP Share Put Option shall be exercisable by Eco Telecom on the following terms:

                  (i) The VIP Share Put Option shall be exercisable by Eco Telecom if and only if Telenor's ownership interest in the Company reaches or exceeds the Control Threshold.

                  (ii) The VIP Share Put Option shall be exercisable for a period of one hundred twenty (120) days, commencing on the date of a VIP Change of Control Notice and expiring at 12:00 midnight on the 120th day following such date.

                  (iii) Eco Telecom shall exercise the VIP Share Put Option during the period in which such Option is exercisable by delivering to Telenor the VIP Put Options Notice of Exercise.

                  (iv) The VIP Share Put Option shall be exercisable in whole only and not in part.

                  (v) Telenor shall be obligated to purchase only such number of VIP Shares as are part of Eco Telecom's Initial Twenty-Five Percent Stake, as determined in accordance with Article V.

                  (vi) If Telenor fails to pay the applicable Exercise Price and any Post-Default Amount within ninety (90) days following the date of the VIP Put Options Notice of Exercise, Eco Telecom may revoke its exercise of the VIP Share Put Option and demand payment of such Post-Default Amount. In such case, the VIP Put Options shall survive and be exercisable at any time thereafter in accordance with the terms of this Agreement by delivery of a VIP Put Options Notice of Exercise.

         (b) Telenor shall pay to Eco Telecom the VIP Share Put Option Exercise Price on or prior to the date that is sixty (60) days after the date on which Telenor received the VIP Put Options Notice of Exercise. The Post-Default Amount shall be payable by Telenor for each day of delay in payment beyond such sixty (60) calendar day period.

3.03     Exercise of the VIP Preferred Share Put Option

         (a) Subject to Section 3.07(b) and Section 3.09, the VIP Preferred Share Put Option shall be exercisable by Eco Telecom on the following terms:

                  (i) The VIP Preferred Share Put Option shall be exercisable by Eco Telecom if and only if Telenor's ownership interest in the Company reaches or exceeds the Control Threshold.

                  (ii) The VIP Preferred Share Put Option shall be exercisable for a period of one hundred twenty (120) days, commencing on the date of a VIP Change of Control Notice and expiring at 12:00 midnight on the 120th day following such date.

                  (iii) Eco Telecom shall exercise the VIP Preferred Share Put Option during the period in which such Option is exercisable by delivering to Telenor the VIP Put Options Notice of Exercise. The VIP Share Put Option and the VIP Preferred Share Put Option must be exercised simultaneously by Eco Telecom.

                  (iv) The VIP Preferred Share Put Option shall be exercisable in whole only and not in part.

                  (v) Telenor shall be obligated to purchase only such number of VIP Preferred Shares as are part of Eco Telecom's Initial Twenty-Five Percent Stake, as determined in accordance with Article V.

                  (vi) If Telenor fails to pay the applicable Exercise Price and any Post-Default Amount within ninety (90) days following the date of the VIP Put Options Notice of Exercise, Eco Telecom may revoke its exercise of the VIP Preferred Share Put Option and demand payment of such Post-Default Amount. In such case, the VIP Put Options shall survive and be exercisable at any time thereafter in accordance with the terms of this Agreement by delivery of a VIP Put Options Notice of Exercise.

         (b) Telenor shall pay to Eco Telecom the VIP Preferred Share Put Option Exercise Price on or prior to the date that is sixty (60) days after the date on which Telenor received the VIP Put Options Notice of Exercise. The Post-Default Amount shall be payable by Telenor for each day of delay in payment beyond such sixty (60) calendar day period.

3.04     Exercise of the VIP-R Put Option

         (a) Subject to Section 3.07(b) and Section 3.09, the VIP-R Put Option shall be exercisable by Eco Telecom on the following terms:

                  (i) The VIP Put Options shall have become exercisable by Eco Telecom in accordance with the terms of Section 3.02 and Section 3.03.

                  (ii) On the date on which the VIP Put Options shall have become exercisable (A) Eco Telecom held less than twenty-five percent (25%) of the shares of voting capital stock of VIP-R and (B) no Eco Telecom Contribution Default shall have occurred.

                  (iii) The VIP-R Put Option shall be exercisable for a period of one hundred twenty (120) days, commencing on the date of a VIP Change of Control Notice and expiring at 12:00 midnight on the 120th day following such date.

                  (iv) Eco Telecom shall exercise the VIP-R Put Option during the period in which such Option is exercisable by delivering to Telenor the VIP-R Put Option Notice of Exercise.

                  (v) The VIP-R Put Option shall be exercisable in whole only and not in part.

                  (vi) Telenor shall be obligated to purchase all VIP-R Shares owned by Eco Telecom on the date of the VIP-R Put Option Notice of Exercise.

                  (vii) If Telenor fails to pay the applicable Exercise Price and any Post-Default Amount within ninety (90) days following the date of the VIP-R Put Option Notice of Exercise , Eco Telecom may revoke its exercise of the VIP-R Put Option and demand payment of such Post-Default Amount. In such case, the VIP-R Put Option shall survive and be exercisable at any time thereafter in accordance with the terms of this Agreement by delivery of a VIP-R Put Option Notice of Exercise.

                  (b) Telenor shall pay to Eco Telecom the VIP-R Put Option Exercise Price on or prior to the date that is sixty (60) days after the date on which Telenor received the VIP-R Put Option Notice of Exercise. The Post-Default Amount shall be payable by Telenor for each day of delay in payment beyond such sixty (60) calendar day period.

3.05     Exercise of the VIP-R Call Option

                  (a) Subject to Section 3.07(b) and Section 3.09, the VIP-R Call Option shall be exercisable by Telenor on the following terms:

                  (i) Eco Telecom shall have exercised the VIP Put Options in accordance with the terms of Section 3.02.

                  (ii) On the date on which the VIP Put Options shall have become exercisable Eco Telecom held at least twenty-five percent (25%) of the shares of voting capital stock of VIP-R plus one (1) VIP-R Share.

                  (iii) The VIP-R Call Option shall be exercisable for a period of one hundred twenty (120) days, commencing on the date of the VIP-R Put Options Notice of Exercise and expiring at 12:00 midnight on the 120th day following such date.

                  (iv) Telenor shall exercise the VIP-R Call Option during the period in which such Option is exercisable by delivering to Eco Telecom the VIP-R Call Option Notice of Exercise.

                  (v) The VIP-R Call Option shall be exercisable in whole only and not in part.

                  (vi) Eco Telecom shall be obligated to sell to Telenor all VIP-R Shares owned by Eco Telecom on the date of the VIP-R Call Option Notice of Exercise.

         (b) Telenor shall pay to Eco Telecom the VIP-R Call Option Exercise Price on or prior to the date that is sixty (60) days after the date on which Telenor delivered to Eco Telecom the VIP-R Call Option Notice of Exercise
 . If Telenor fails to pay the VIP-R Call Option Price on or prior to the date that is sixty calendar days after the date on which Telenor delivered to Eco Telecom the VIP-R Call Option Notice Exercise, the VIP-R Call Option shall terminate and cease to be exercisable.

3.06     VIP Change of Control Notice

         If at any time Telenor's ownership interest in the Company reaches or exceeds the Control Threshold, Telenor shall (a) promptly (and, in any event, not later than three (3) Business Days thereafter) deliver (or cause to be delivered) to Eco Telecom a VIP Change of Control Notice and (b) if it has not already done so, promptly apply to the MAMP and, if necessary, the Commission for approval of the transactions contemplated by this Agreement.

3.07     Compliance with Securities Laws; Tender Offers

         (a) Each Party shall comply with applicable requirements of (i) the JSC Law and the Charter; and (ii) the SEC, including the rules and regulations promulgated under Sections 13 and 14 of the Exchange Act. Each Party shall be responsible for filing any reports or schedules, including any amendments to its respective Schedule 13D under the Exchange Act, in connection with the transactions contemplated by this Agreement.

         (b) No Option shall be exercisable (and no Notice of Exercise shall be delivered) during any period in which a tender offer is in effect with respect to any shares of capital stock of the Company or VIP-R and in which Telenor or any Affiliate of Telenor is a bidder. If the exercise period for any Option otherwise would have commenced during the period in which any such tender offer is in effect, such exercise period shall commence on the first Business Day following the end of such tender offer. For purposes of determining the duration of the exercise period of any Option under this Article III, any day on which the exercise of such Option is prohibited by applicable law shall be disregarded.

         (c) Notwithstanding anything in this Agreement to the contrary, Eco Telecom may, subject to the terms and conditions of the relevant tender offer, tender any VIP Shares, VIP Preferred Shares or VIP-R Shares owned by Eco Telecom in any tender offer for such Shares.

3.08     Option Closing Date

         (a) The Option Closing Date for the VIP Put Options shall be set by Telenor on a Business Day which is on or prior to the 60th calendar day immediately following receipt by Telenor from Eco Telecom of the VIP Put Options Notice of Exercise. Telenor shall give notice (a "Closing Notice") to Eco Telecom of such Option Closing Date not less than forty-five (45) days prior to such Option Closing Date, together with Telenor's calculation of the VIP Put Options Exercise Price and the VIP Preferred Share Put Option Exercise Price. Unless Eco Telecom shall object to any such calculation by notice to Telenor not less than thirty (30) days prior to such Option Closing Date, Telenor's calculations of the VIP Put Options Exercise Price and the VIP Preferred Share Put Option Exercise Price shall be final. If Eco Telecom objects to any such calculation by notice to Telenor not less than thirty (30) days prior to such Option Closing Date, the provisions of Section 3.08(d) shall apply. Such Closing Notice shall include Telenor's instructions as to the name or names in which all such VIP Shares and VIP Preferred Shares shall be registered for delivery on such Option Closing Date.

         (b) The Option Closing Date for the VIP-R Put Option shall be set by Telenor on a Business Day which is on or prior to the 60th calendar day immediately following receipt by Telenor from Eco Telecom of the VIP-R Put Option Notice of Exercise. Telenor shall give a Closing Notice to Eco Telecom specifying such Option Closing Date not less than forty-five (45) days prior to such Option Closing Date, together with Telenor's calculation of the VIP-R Put Option Exercise Price. Unless Eco Telecom shall object to such calculation by notice to Telenor not less than thirty (30) days prior to the Option Closing Date, Telenor's calculation of the VIP-R Put Option Exercise Price shall be final. If Eco Telecom objects to such calculation by notice to Telenor not less than thirty (30) days prior to such Option Closing Date, the provisions of
Section 3.08(d) shall apply. Such Closing Notice shall include Telenor's instructions as to the name or names in which all such VIP-R Shares shall be registered for delivery on such Option Closing Date.

         (c) The Option Closing Date for the VIP-R Call Option shall be set by Telenor on a Business Day which is on or prior to the 60th calendar day immediately following the date of the VIP-R Call Option Notice of Exercise and shall be specified in such Notice of Exercise. Telenor shall, in such Notice of Exercise, specify Telenor's calculation of the VIP-R Call Option Exercise Price. Unless Eco Telecom shall object to such calculation by notice to Telenor not less than thirty (30) days prior to such Option Closing Date, Telenor's calculation of the VIP-R Call Option Exercise Price shall be final. If Eco Telecom objects to such calculation by notice to Telenor not less than thirty
(30) days prior to such Option Closing Date, the provisions of Section 3.08(d) shall apply. Such Notice of Exercise shall also include Telenor's instructions as to the name or names in which all such VIP-R Shares shall be registered for delivery on such Option Closing Date.

         (d) If Eco Telecom objects to any calculation of any Exercise Price by notice to Telenor not less than thirty (30) days prior to the related Option Closing Date, the Parties shall, within ten (10) days of Telenor's receipt of notice of such objection, appoint a Calculation Agent and provide the Calculation Agent with all information required by the Calculation Agent to determine such Exercise Price. The Calculation Agent shall have ten (10) days to determine such Exercise Price. Upon its determination of such Exercise Price, the Calculation Agent shall provide written notification thereof to the Parties. In the absence of manifest error, the Calculation Agent's determination of such Exercise Price shall be final and binding on the Parties. If the Parties shall fail to agree upon and appoint a Calculation Agent or if either Party objects to any Calculation Agent's determination of any Exercise Price, the provisions of
Section 7.10 shall apply and Telenor's obligation to purchase and pay for the VIP-R shares shall be suspended pending resolution of any dispute concerning the Exercise Price.

3.09     Eco Telecom Contribution Default

         In the event of an Eco Telecom Contribution Default the VIP Share Put Option, the VIP Preferred Share Put Option and the VIP-R Put Option shall finally and irrevocably terminate and Eco Telecom and its Permitted Transferees shall lose all rights granted under this Agreement and such Options, provided, however, that the VIP-R Call Option shall remain in full force and effect.

3.10     Closing

         The obligation of Telenor to purchase and pay for any VIP Shares, VIP Preferred Shares or VIP-R Shares on any Option Closing Date shall be subject to the fulfillment on or prior to such Option Closing Date of each of the following conditions precedent (any or all of which may be waived in whole or in part by Telenor in writing in its sole discretion):

         (a) Eco Telecom and Telenor shall have executed and delivered an Individual Share Purchase Agreement in respect of such VIP, Shares, VIP Preferred Shares or VIP-R Shares, as the case may be.

         (b) The approval of the MAMP shall have been obtained on or prior to such Option Closing Date; provided that if Telenor shall have voluntarily purchased more than 45% or more than 50% of the outstanding Voting Securities of the Company without obtaining approval of the MAMP to purchase up to 85% of the outstanding Voting Securities of the Company, then such approval shall not be a condition precedent to the obligations of Telenor on such Option Closing Date. For the avoidance of doubt, Telenor shall not be deemed to have voluntarily purchased any VIP Shares or Voting Securities by reason of any reduction of capital by the Company or by the declaration of invalidity of any VIP Shares or other Voting Securities of the Company.

         (c) There shall not be in effect on such Option Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions intended to be consummated on such Option Closing Date and there shall not be pending on such Option Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Telenor or Eco Telecom or the transactions contemplated by this Agreement of any such Law other than approval of the MAMP.

         (d) All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority which are required to have been obtained, made or given (as applicable) by Telenor pursuant to applicable Law and are necessary for the performance of the obligations of Telenor under this Agreement (i) shall have been duly obtained, made or given, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived (unless any such condition relates to reporting or other requirements which by the terms of such consents, approvals, actions, filings or notices can only be effected on or after such Option Closing Date) and (iii) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority shall have occurred other than approval of the MAMP.

         (e) Eco Telecom shall have delivered to Telenor (i) all powers of attorney, Eco Telecom's memorandum of association, bye-laws and such other documents as are necessary to evidence Eco Telecom's signature authority, (ii) a Share Transfer Order duly executed by Eco Telecom, (iii) the documents listed in
Schedule 1 to Exhibit A (as applicable) and (iv) an extract from the register of the Company's shareholders, as maintained by the Registrar, dated the day of the Closing, showing Eco Telecom as the owner of the VIP Shares, VIP Preferred Shares or VIP-R Shares, as the case may be, free and clear of all Liens (other than such restrictions on Transfer as may arise under Article IV of the VIP-R Shareholders Agreement other than rights under Section 4.03 thereof).

         (f) Eco Telecom shall have delivered to Telenor a certificate of a senior officer of Eco Telecom confirming that Eco Telecom has good title to the VIP Shares, VIP Preferred Shares or VIP-R Shares, as the case may be, and such VIP Shares, VIP Preferred Shares or VIP-R Shares, as the case may be, are free and clear of (i) any Liens (other than such restrictions on Transfer as may arise under Article IV of the VIP-R Shareholders Agreement other than Section
4.03 thereof), and (ii) any proxies, voting trusts or agreements, understandings or arrangements whatsoever except for those arising under the Principal Agreements.

         (g) Eco Telecom shall have delivered to Telenor signed resignation letters of any directors of VIP or VIP-R nominated by Eco Telecom pursuant to any of the Principal Agreements or otherwise.

         (h) Eco Telecom shall have delivered (or caused to be delivered) to Telenor at least three (3) days prior to such Option Closing Date Eco Telecom's instructions for the wire transfer of the relevant Exercise Price.

         (i) Eco Telecom shall have delivered to Telenor a receipt signed by Eco Telecom, confirming that upon receipt from Telenor of the wire transfer of the relevant Exercise Price such Exercise Price will have been fully paid.

         (j) Telenor shall have received an opinion as to Russian law of Herbert Smith CIS Legal Services or another reputable international law firm in form and substance satisfactory to Telenor.

3.11     Required Approvals

         (a) Telenor hereby undertakes to use reasonable efforts to obtain the approval of the MAMP and, if required, the Commission and to file any required notices as promptly as practicable and to take such other actions as may be required, in each case, in order to ensure that the conditions precedent set forth in Section 3.10 are satisfied on or prior to each Option Closing Date.

         (b) Telenor agrees that it shall not voluntarily purchase more than 45% or more than 50% of the outstanding Voting Securities of the Company unless Telenor has previously obtained approval of the MAMP to acquire up to 85% of the outstanding Voting Securities of the Company.


                              ARTICLE IV TRANSFERS

4.01     Transfers by Eco Telecom

         None of the VIP Put Options, the VIP-R Put Option or any rights thereunder shall be transferable or assignable by Eco Telecom to any Person; provided that, upon the prior written consent of Telenor (such consent not to be unreasonably withheld so long as Eco Telecom delivers to Telenor satisfactory evidence that Eco Telecom's proposed transferee is a Permitted Transferee of Eco Telecom), Eco Telecom may Transfer its rights and obligations hereunder (in whole but not in part) to a Permitted Transferee of Eco Telecom. Any VIP-R Shares owned by such Permitted Transferee shall remain subject to the VIP-R Call Option. If after giving effect to any such Transfer any Person who was, at the time of such Transfer, a Permitted Transferee of Eco Telecom ceases for any reason to be a Permitted Transferee of Eco Telecom, whether due to a Change of Control or otherwise, all rights of such Person hereunder, including, without limitation, all rights in respect of the VIP Put Options or the VIP-R Put Option, shall immediately terminate, and such Person shall remain subject to all of its obligations hereunder, including, without limitation, the VIP-R Call Option. Any Transfer which violates any of the terms of this Section 4.01 shall be void in its entirety.

4.02     Transfers by Telenor


         In the event of any Transfer of VIP Shares, VIP Preferred Shares or VIP-R Shares by Telenor to a Permitted Transferee of Telenor, such Permitted Transferee shall receive and hold any and all such Shares so transferred subject to the terms and conditions of this Agreement. In the event of any Transfer of VIP Shares, VIP Preferred Shares or VIP-R Shares by Telenor to a transferee other than a Permitted Transferee of Telenor, such transferee shall not be bound by any of the terms of this Agreement or by any Option.

4.03     Certain Purchases by Eco Telecom Prohibited

         Eco Telecom shall not purchase any VIP-R Shares on or after the date on which Telenor delivers a VIP Change of Control Notice, any VIP-R Shares so purchased shall not benefit from, and may not be sold pursuant to, the VIP-R Put Option, shall remain subject to the VIP-R Call Option, and may be purchased by Telenor pursuant to such Option (if exercised) at an exercise price equal to Eco Telecom's cost per Share of such VIP-R Shares, provided, however, that, notwithstanding the foregoing, if Eco Telecom is, on such date obligated to purchase, pursuant to a preexisting binding agreement, any VIP-R Shares on or after the date on which Telenor delivers a VIP Change of Control Notice, Eco Telecom may purchase such VIP-R Shares and may deliver them pursuant to the VIP-R Put Option and shall deliver them pursuant to the VIP-R Call Option at an Exercise Price equal to Eco Telecom's cost per share for each such VIP-R Share.

                       ARTICLE V ANTI-DILUTION ADJUSTMENTS

         The applicable Exercise Price per share for each Option and the number of VIP Shares, VIP Preferred Shares or VIP-R Shares purchasable under such Option are subject to adjustment from time to time as follows:

         (a)      Merger, Sale of Assets, Etc.

         If at any time while any Option is outstanding and unexpired there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), a merger or consolidation of the Company or VIP-R, as the case may be, with or into another corporation in which the Company or VIP-R, as the case may be, is not the surviving entity or pursuant to which the shares of the Company's or VIP-R's capital stock outstanding immediately prior to the reorganization, merger or consolidation are converted by virtue of the reorganization, merger or consolidation into other property, whether in the form of securities, property, cash, or otherwise (including, in each case, any merger or consolidation of the Company with or into VIP-R), or (ii) a sale or transfer of the Company's or VIP-R's properties and assets as, or substantially as, an entirety to any other Person and in connection with such sale or transfer holders of the VIP Shares, VIP Preferred Shares or VIP-R Shares, as the case may be, receive property, whether in the form of securities, property, cash, or otherwise, then (A) such Option shall thereafter represent the right to acquire or sell, as the case may be, such number of shares of stock and other securities and such amount of property and cash as have been issued or paid on or prior to the date of the Notice of Exercise with respect to such Option in such reorganization, consolidation, merger, sale or transfer with respect to the number of VIP Shares, VIP Preferred Shares or VIP-R Shares, as the case may be, that would have been deliverable upon exercise of such Option, (B) in the event that the Company is not the surviving entity, the term "Control Threshold" shall thereafter refer to the ownership by Telenor, together with any Permitted Transferees of Telenor, of more than fifty percent (50%) of the outstanding voting capital stock of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer and (C) the aggregate Exercise Price payable in respect of the shares, securities and other property that are subject to such Option pursuant to clause (A) of this Section (a) of
Article V shall equal the aggregate Exercise Price that would have been payable in respect of the VIP Shares, VIP Preferred Shares or VIP-R Shares, as the case may be, subject to such Option had such reorganization, merger, consolidation, sale or transfer not occurred, in each case, subject to further adjustment as provided in this Article V.

         The foregoing provisions of this Article V shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the shares of stock or securities of any other corporation that are at the time receivable upon the exercise of such Option.

         In all events, Eco Telecom and Telenor shall negotiate in good faith to provide that appropriate adjustment shall be made in the application of the provisions of such Option with respect to the rights and interests of Eco Telecom and Telenor after the transaction, to the end that the provisions of such Option shall be applicable after such event, as near as reasonably may be, in relation to any shares or other property deliverable as a result of such event in respect of the VIP Shares, VIP Preferred Shares or VIP-R Shares.

         (b)      Reclassification, Etc.

         If the Company or VIP-R, as the case may be, at any time while any Option remains outstanding and unexpired, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under such Option exist into the same or a different number of securities of any other class or classes, such Option shall thereafter represent the right to acquire or sell, as the case may be, such number and kind of securities as have been issued on or prior to the date of the applicable Notice of Exercise as the result of such change with respect to the securities that were subject to the purchase rights under such Option immediately prior to such reclassification or other change and the applicable Exercise Price per share therefor shall be appropriately adjusted so that the aggregate Exercise Price payable in respect of the shares or securities subject to such Option shall remain unchanged as a result of such reclassification or other change, all subject to further adjustment as provided in this Article V.

         (c) Split, Subdivision or Combination of VIP Shares, VIP Preferred Shares or VIP-R Shares.

         If the Company or VIP-R, as the case may be, at any time while any Option remains outstanding and unexpired, shall split, subdivide or combine the securities as to which purchase rights under such Option exist into a different number of securities of the same class, such Option shall thereafter represent the right to acquire or sell, as the case may be, such number and kind of securities as have been issued on or prior to the date of the applicable Notice of Exercise as the result of such split, subdivision or combination with respect to the securities that were subject to the purchase rights under such Option immediately prior to such split, subdivision or combination, and the applicable Exercise Price per share for such securities shall be, in the case of a split or subdivision, proportionately decreased, or in the case of a combination, proportionately increased.

         (d)      Adjustments for Dividends in Stock or Other Securities or
                  Property.

         If while any Option remains outstanding and unexpired the holders of the securities as to which purchase rights under such Option exist at the time shall have received, or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled to receive, in each case without payment of any additional consideration therefor, other or additional stock or other securities or property (other than cash) of the Company or VIP-R by way of dividend, then and in each case, each Option shall represent the right to acquire or sell, in addition to the number of shares or other securities receivable upon exercise of such Option, the amount of such other or additional stock or other securities or property (other than cash) of the Company or VIP-R, as the case may be, that Telenor would hold on the date of such exercise had it been the holder of record of the shares or other securities receivable upon exercise of such Option on the date hereof and had thereafter, during the period from the date hereof to and including the date of the Notice of Exercise with respect to such Option, retained such shares and/or all other additional stock available to it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Article V.

                    ARTICLE VI EFFECTIVENESS AND TERMINATION

         This Agreement shall take effect on the date hereof and remain in effect until the earliest of:

         (a) the date on which the Parties agree in writing to the termination of this Agreement;

         (b) the date on which all of the Options have expired or have been fully exercised;

         (c) the date on which Telenor or any of its Permitted Transferees cease to own any VIP Shares;

         (d) the date on which Eco Telecom (or any Permitted Transferee to whom Telenor has consented in accordance with Section 4.01) ceases to own all of Eco Telecom's Initial Twenty-Five Percent Stake;

         (e) at midnight (Moscow time) on the Final Date if the Closing has not occurred by such time; and

         (f) the date on which a meeting of the shareholders of the Company is held at which a vote of such shareholders is conducted concerning the transactions contemplated by this Agreement and the other Principal Agreements and such shareholders fail to approve such transactions as are required by Russian Law and the Charter to be approved by such shareholders.

                            ARTICLE VII MISCELLANEOUS

7.01     Specific Performance

         The Parties hereby declare that it is impossible to measure in money the damages that will accrue to a Party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any Party shall, in accordance with Section 7.10, institute any proceeding to enforce specifically the provisions hereof, any Party against whom such proceeding is brought hereby waives the claim or defense therein that the Party instituting such proceeding has an adequate remedy at law or in damages, and the Party against whom such proceeding is brought shall not urge in any such proceeding the claim or defense that such remedy at law or in damages exists.

7.02     Further Assurances

         From time to time, at any Party's reasonable request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

7.03     Entire Agreement

         This Agreement and the other Principal Agreements supersede all other prior discussions and agreements among the Parties (or, after giving effect to the Closing, will supersede all other prior agreements to which any Party is a party on the date hereof) with respect to the subject matter hereof and thereof, and contain the sole and entire agreement among the Parties with respect to the subject matter hereof and thereof.

7.04     No Waiver

         No failure on the part of any Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.05     No Assignment; Agreement not Binding on Transferees

         (a) Except as specified in Article IV, (i) no Party may assign any of its rights under this Agreement without the prior written consent of the other Party and (ii) this Agreement shall not be binding upon any successor, assign or transferee of any Party.

         (b) For the avoidance of doubt, each Party agrees that this Agreement and such Party's obligations hereunder shall not under any circumstances attach to any VIP Shares, VIP Preferred Shares or VIP-R Shares and shall not be binding upon any Person to whom legal or beneficial ownership of any VIP Shares, VIP Preferred Shares or VIP-R Shares shall pass by operation of law, other than in accordance with Article IV.

7.06     Expenses

         Each Party shall pay its own expenses and costs incidental to its execution and delivery of this Agreement

7.07     Notice

         All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by facsimile or by hand in writing and transmitted by facsimile or courier and delivered to the "Address for Notices" specified below or at such other address as shall be designated by a Party in a notice to the other Party:

If to Telenor, to:

Telenor East Invest AS
Universitetsgaten 2
N-0130 Oslo
Norway

Facsimile No.: +47-22-77-99-09
Attn: Henrik Torgersen

With a copy to:


Advokatene i Telenor
Universitetsgaten 2
N-0130 Oslo
Norway

Facsimile No.: +47-22-11-44-61
Attn: Bjorn Hogstad

If to Eco Telecom, to

Eco Telecom Limited
Suite 2, 4 Irish Place
Gibraltar

Facsimile No.: +350-41988
Attn: Franz Wolf

With a copy to:

OOO Alfa-Eco
21, Novy Arbat
Moscow 121019
Russia

Facsimile No.: +7095-202-9663
Attn: Stanislav Shekshnya

Herbert Smith CIS Legal Services
24, Korobeinikov Pereulok
119034 Moscow
Russian Federation

Facsimile No.:  +7095-363-6501
Attn:  Vladimir Afonkin

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given and shall be effective when transmitted by facsimile, personally delivered or, in the case of any notice delivered by courier, upon receipt, in each case, given or addressed as aforesaid.

7.08     Counterparts

         This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7.09     Amendment

         This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

7.10     Arbitration; Waiver of Sovereign Immunity

         (a) Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration by a panel of three (3) arbitrators under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the "UNCITRAL Rules") in accordance with the following terms and conditions:

                  (i) In the event of any conflict between the UNCITRAL Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

                  (ii) The place of the arbitration shall be Geneva, Switzerland.

                  (iii) Where there is only one claimant party and one respondent party, each shall appoint one arbitrator in accordance with the UNCITRAL Rules, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the UNCITRAL Rules within thirty (30) days from the appointment of the second arbitrator. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the International Court of Arbitration of the International Chamber of Commerce acting in accordance with such rules as it may adopt for this purpose. Where there is more than one claimant party, or more than one respondent party, all claimants and/or all respondents shall attempt to agree on their respective appointment(s). In the event that all claimants and all respondents cannot agree upon their respective appointment(s) within thirty (30) Business Days of the date of the notice of arbitration, all appointments shall be made by the International Court of Arbitration of the International Chamber of Commerce.

                  (iv) The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.

                  (v) The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim, provisional or conservatory measures from judicial authorities and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

                  (vi) The award of the arbitrators shall be final and binding on the Parties.

                  (vii) The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing Party in any competent jurisdiction.

         (b) Except for arbitration proceedings pursuant to Section 7.10(a), no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the Parties in connection with any matter arising out of or in connection with this Agreement.

         (c) Each Party irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, USA, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any judicial action, suit or proceeding permitted by Section 7.10(b), with the same effect as if such Party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the party effecting such service shall also deliver a copy thereof on the date of such service to the other Parties by facsimile as specified in
Section 7.08. Each Party will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected Party will appoint a successor agent and attorney in New York reasonably satisfactory to each other Party, with like powers. Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, in connection with any such action, suit or proceeding, and agrees that any such action, suit or proceeding may be brought in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 7.10 and shall not be deemed to be a general submission to the jurisdiction of said courts of or in the State of New York other than for such purpose. Each Party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction in a manner not inconsistent with Section 7.10(b).

         (d) Each Party hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and each of the other Principal Agreements to which it is a party and in performing its obligations hereunder and thereunder, and each such Party hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement or any of the other Principal Agreements and any other document or instrument contemplated hereby or thereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

7.11     Governing Law

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

7.12     Invalid Provisions

         If any provision contained in this Agreement or any other document executed in connection herewith is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (a) any other provision of this Agreement or any such other document in such jurisdiction or (b) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

       IN WITNESS WHEREOF, the Parties have executed this Option Agreement as of the date first above written.

                                                     TELENOR EAST INVEST AS


                                                     By /s/ Tron Ostby
                                                        ------------------------
                                                        Tron Ostby
                                                        Attorney-in-Fact



                                                     ECO TELECOM Limited


                                                     By /s/ Serge Barychkov
                                                        ------------------------
                                                        Serge Barychkov
                                                        Attorney-in-Fact

                                                                       EXHIBIT J

                               DATED MAY 30, 2001









                               ECO TELECOM LIMITED

                                       and

                OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS"



                                       and


                                 CITIBANK, N.A.
                       (acting through its London Branch)
                                 as Escrow Agent



                           --------------------------
                                ESCROW AGREEMENT
                           --------------------------

                                    CONTENTS

1.    INTERPRETATION.........................................................  1
2.    APPOINTMENT OF ESCROW AGENT............................................  3
3.    THE ESCROW ACCOUNT AND THE VIP DOLLAR ACCOUNT..........................  3
4.    ESCROW AMOUNT..........................................................  3
5.    OPERATING PROCEDURES...................................................  3
6.    ESCROW AGENT...........................................................  6
7.    REPLACEMENT OF ESCROW AGENT............................................  7
8.    FEES AND EXPENSES......................................................  8
9.    NOTICES................................................................  9
10.   GENERAL................................................................ 10
11.   TERMINATION............................................................ 12
12.   EFFECTIVE DATE......................................................... 12

THIS AGREEMENT is dated May 30, 2001

BETWEEN:

1. ECO TELECOM LIMITED a company organized and existing under the laws of Gibraltar (the "INVESTOR");

2. CITIBANK, N.A., a commercial bank organized and existing under the laws of the United States of America acting through its London Branch (the "ESCROW AGENT"); and

3. OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS", an open joint stock company organized and existing under the laws of the Russian Federation ("VIP" and, together with the Investor, the "TRANSACTION PARTIES," and the Transaction Parties, together with the Escrow Agent, being the "PARTIES").

WHEREAS:

(A) Concurrently with the execution and delivery of this Agreement, the Transaction Parties are entering into a series of agreements, pursuant to which the Investor intends, among other things, to invest in VIP (the transactions contemplated by such agreements being, collectively, the "TRANSACTION");

(B) The Investor is a party to a primary agreement dated on or about the date of this Agreement (the "VIP PRIMARY AGREEMENT"), pursuant to which VIP has agreed to issue and sell, and the Investor has agreed to subscribe for and purchase, 5,150,000 shares of VIP common stock ("VIP STOCK") on the terms and subject to the conditions set forth therein;

(C) As part of the Transaction, at the Closing under and as defined in the VIP Primary Agreement, the Investor is to pay ONE HUNDRED AND THREE MILLION UNITED STATES DOLLARS (US$103,000,000) for the VIP Stock, of which FIFTY MILLION UNITED STATES DOLLARS (US$50,000,000) (the "INITIAL DEPOSIT AMOUNT") is to be deposited in escrow with the Escrow Agent for disbursement in accordance with this Agreement; and

(D) To facilitate the Transaction, the Transaction Parties have requested the Escrow Agent to open and operate an escrow account in accordance with the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.   INTERPRETATION

         (1) The definitions of the terms listed on SCHEDULE 8 may be found at the location specified therein. In addition, the following terms shall have the meanings specified below:

         "ACCOUNT BANK" shall mean Citibank T/O (OOO), a commercial bank organized and existing under the laws of the Russian Federation.

         "ACCOUNT BANK AGREEMENT" shall mean the account bank and overdraft agreement dated on or about the date of this Agreement entered into among the Account Bank, the Transaction Parties and Closed Joint-Stock Company "VimpelCom-Region".

         "AUTHORISED REPRESENTATIVES" shall mean the persons set out in SCHEDULE 4, PART A, as amended pursuant to CLAUSE 5(4).

         "BUSINESS DAY" means a day other than a Saturday, a Sunday, or any day on which banks in any of London, England, Moscow, Russia, New York, USA and Oslo, Norway are authorized or obliged to close.

         "CALLBACK CONTACT" means:

                  (a)      any Authorised Representative; and

                  (b) the persons set out in SCHEDULE 4, PART B, as amended from time to time, pursuant to CLAUSE 5(4).

         "CERTIFICATE AND PAYMENT INSTRUCTION" means a certification by VIP to the Escrow Agent substantially in the form of SCHEDULE 1 with the dates appropriately completed.

         "CLOSING DATE" shall mean the date notified as such in the Preliminary Closing Notice which date shall be no later than the Latest Closing Date and at least 5 (five) Business Days after the receipt by the Escrow Agent from VIP of such Preliminary Closing Notice.

         "ESCROW AMOUNT" means the Principal Amount and any Interest Due Amount.

         "EXECUTION DATE" means such date as the VIP Primary Agreement and all Principal Agreements, as defined therein, are duly executed and delivered by each of the parties thereto.

         "FINAL CLOSING NOTICE" means a notice from the Investor and VIP to the Escrow Agent substantially in the form of SCHEDULE 6 with the dates appropriately completed.

         "INTEREST DUE AMOUNT" means any interest accrued on the Principal Amount in accordance with the terms of this Agreement and not yet added to the Principal Amount.

         "INVESTOR REFUND ACCOUNT" shall mean the account specified as such in
         SCHEDULE 5.1 hereto, as amended from time to time pursuant to CLAUSE 5(8).

         "LATEST CLOSING DATE" means November 30, 2001 subject to (i) the Escrow Agent not having received a Preliminary Closing Notice, Final Closing Notice and Readiness Notice by the Latest Readiness Notice Time on such date in accordance with the terms of this Agreement and (ii) the Transaction Parties notifying the Escrow Agent in writing signed by the Authorised Representatives of the Investor and VIP on November 30, 2001 promptly after the Latest Readiness Notice Time or at the latest by 4:00 p.m. (London time) on the first Business Day after November 30, 2001, that the Latest Closing Date shall be the sixth Business Day after November 30, 2001, in which event the Latest Closing Date shall be the sixth Business Day after November 30, 2001.

         "LIBID" shall mean the rate certified by the Escrow Agent to be the "Citibank Overnight LIBID Rate".

         "MEETING DATE" means July 27, 2001.

         "PRELIMINARY CLOSING NOTICE" means a notice from VIP to the Escrow Agent substantially in the form of SCHEDULE 2 with the dates appropriately completed.

         "PRINCIPAL AMOUNT" means, at the date hereof, the Initial Deposit Amount, and thereafter means the Initial Deposit Amount and any interest capitalized and added to the Principal Amount, subject to any payment thereof, in accordance with the terms of this Agreement.

         "READINESS NOTICE" means a notice from the Account Bank to the Escrow Agent substantially in the form of SCHEDULE 7 with the date appropriately completed.

         "RUBLES" means the lawful currency of the Russian Federation.

         "TERMINATION NOTICE" means a notice from the Investor and VIP to the Escrow Agent substantially in the form of SCHEDULE 3 with the date appropriately completed.

         "US$" means lawful currency of the United States of America.

         "VIP DOLLAR ACCOUNT" shall mean the account specified as such in
         SCHEDULE 5.2 hereto.

         (2)      Construction

         The index to and headings in this Agreement are for convenience only and should not be taken into account in construing this Agreement.

2.   APPOINTMENT OF ESCROW AGENT

     The Transaction Parties hereby designate and appoint the Escrow Agent as escrow agent and the Escrow Agent hereby accepts such designation and appointment in accordance with the terms and conditions of this Agreement. The term "Escrow Agent" shall include the Escrow Agent for the time being and all its successors pursuant to the provisions of CLAUSE 7 (Replacement of Escrow Agent).

3.   THE ESCROW ACCOUNT AND THE VIP DOLLAR ACCOUNT

         (1) The Investor has the following bank account in the name of and for the benefit of the Investor with the Escrow Agent: Purchase Account, designated account number 10111759 denominated in US$ (the "ESCROW ACCOUNT").

         (2) VIP has the VIP Dollar Account in the name of and for the benefit of VIP with the Account Bank.

4.   ESCROW AMOUNT

         (1) The Escrow Agent hereby acknowledges and confirms to the Transaction Parties that it has received cleared funds in the amount of the Initial Deposit Amount from or for the benefit of the Investor and that it has deposited such sum into the Escrow Account.

         (2) The Principal Amount from time to time shall bear interest at a per annum rate of interest of not less than LIBID minus 35 basis points. Such interest shall begin to accrue on the date that cleared funds representing the Initial Deposit Amount are received by the Escrow Agent in connection herewith and shall accrue monthly, and such interest shall be capitalized and added to the Principal Amount on the first Business Day of the following calendar month or on such other date determined in accordance with this Agreement, as applicable, unless other terms are agreed to in accordance with CLAUSES 4(3) or 4(4).

         (3) After the date hereof and until (but excluding) the Meeting Date, the Investor may agree with the Escrow Agent to deposit the Principal Amount into time deposit(s) with the Escrow Agent upon terms agreed upon by the Investor and the Escrow Agent, provided that the end of the term of such deposit(s) shall not occur after the day preceding the Meeting Date.

         (4) At any time after the Meeting Date, the Investor and VIP may agree with the Escrow Agent to deposit the Principal Amount into time deposit(s) with the Escrow Agent upon terms agreed upon by the Investor, VIP and the Escrow Agent.

         (5) Any interest rate agreed in accordance with CLAUSE 4(3) or 4(4) or determined in accordance with CLAUSE 4(2) (the "APPLICABLE RATE") shall be net of all taxes due or withheld with respect thereto and shall be calculated on the basis of a 360-day year, consisting of 12 months of 30 days each. All such accrued interest shall be credited to the Escrow Account.

5.   OPERATING PROCEDURES

         (1) The Escrow Agent shall act as custodian of the Escrow Amount and shall disburse the same in accordance with the terms of this Agreement; provided, that notwithstanding anything to the contrary in this Agreement, the Escrow Account may not go into overdraft.

         (2) The Transaction Parties hereby instruct the Escrow Agent to release the Escrow Amount or the relevant portion thereof from the Escrow Account as follows:

                  (i) NO SHAREHOLDERS' APPROVAL. Subject to CLAUSE 5(3), if the Escrow Agent shall not have received from VIP within five (5) Business Days after the Meeting Date (the fifth Business Day after the Meeting Date being the "LATEST APPROVAL NOTICE DATE"), a duly executed Certificate and Payment Instruction substantially in the form of
         SCHEDULE 1 hereto, signed by VIP, then the Escrow Agent is instructed to pay to the Investor by wire transfer of immediately available funds to the Investor Refund Account, (i) no later than the second Business Day after the Latest Approval Notice Date, the Principal Amount and
         (ii) no later than the fifth Business Day after the Latest Approval Notice Date, the Interest Due Amount to but excluding the date of payment of the Principal Amount.

         The Escrow Agent shall confirm in writing to the Investor and VIP that it has effected the transfers to be made in accordance with this CLAUSE 5(2)(i) promptly after having executed each such transfer.

                  (ii) SHAREHOLDERS' APPROVAL. Subject to CLAUSE 5(3), if, on or before the close of business on August 3, 2001, the Escrow Agent shall have received a duly executed Certificate and Payment Instruction substantially in the form of SCHEDULE 1 hereto, signed by VIP, then the Escrow Agent is instructed to pay to the Investor by wire transfer of immediately available funds to the Investor Refund Account, no later than the fifth Business Day after receipt of such notice, the amount representing interest accrued on the Principal Amount at the Applicable Rate from the date cleared funds in the amount of the Initial Deposit Amount are credited to the Escrow Account to (but excluding) the Meeting Date. The Escrow Agent shall confirm in writing to the Investor and VIP that it has effected the transfer to be made in accordance with this CLAUSE 5(2)(II) promptly after having executed such transfer.

                  (iii) CLOSING. Subject to CLAUSES 5(3), 5(5) and 5(6), upon receipt by the Escrow Agent of all of the following:

                           (a) no later than the fifth Business Day prior to the Latest Closing Date, a duly executed Preliminary Closing Notice substantially in the form of SCHEDULE 2 signed by VIP;

                           (b) no later than the Latest Closing Date, a duly executed Final Closing Notice substantially in the form of SCHEDULE 6 signed by VIP and the Investor; and

                           (c) no later than the Latest Closing Date, a duly executed Readiness Notice substantially in the form of SCHEDULE 7 signed by the Account Bank;

         the Escrow Agent is instructed to:

                           (aa) transfer on the Closing Date from the Escrow Account to the VIP Dollar Account with details of payment as specified in the Preliminary Closing Notice, by wire transfer of immediately available funds, the Initial Deposit Amount;

                           (bb) transfer on the Closing Date from the Escrow Account to the Investor Refund Account, by wire transfer of immediately available funds, the amount representing the difference between the Principal Amount on the Closing Date and the Initial Deposit Amount; and

                           (cc) transfer from the Escrow Account to the Investor no later than the fifth Business Day after the Closing Date, by wire transfer of immediately available funds to the Investor Refund Account the Interest Due Amount to but excluding the Closing Date.

         The Escrow Agent shall (x) by the close of business (London time) on the Business Day preceding the Closing Date, notify the Account Bank and the Transaction Parties that, subject to receipt of a Final Closing Notice and a Readiness Notice, the transfer of the Initial Deposit Amount to the VIP Dollar Account will be effected by the Escrow Agent on the Closing Date (such notice being an "ESCROW AGENT FUNDING NOTICE"), and (y) subject to the other provisions of this CLAUSE 5(2)(III), promptly confirm in writing to VIP and the Investor on the Closing Date that the Escrow Agent has effected the transfers to be made in accordance with this CLAUSE 5(2)(III) promptly after having executed each such transfer.

                  (iv) TERMINATION (AGREEMENT OF THE PARTIES). Subject to CLAUSE 5(3), upon the receipt by the Escrow Agent of a duly executed Termination Notice substantially in the form of SCHEDULE 3 hereto signed by VIP and the Investor (the date of such receipt being the "TERMINATION DATE"), the Escrow Agent is instructed to transfer to the Investor by wire transfer of immediately available funds to the Investor Refund Account (i) no later than the second Business Day immediately following the Termination Date, the Principal Amount and
         (ii) no later than the fifth Business Day immediately following such payment of the Principal Amount, the Interest Due Amount to but excluding the date of such payment of the Principal Amount. The Escrow Agent shall confirm in writing to the Investor and VIP that it has effected each transfer to be made in accordance with this CLAUSE 5(2)(iv) promptly after having executed each such transfer.

                  (v) TERMINATION (LATEST CLOSING DATE). Subject to CLAUSE 5(2)(ii) and CLAUSE 5(3), if immediately after the Latest Readiness Notice Time (as defined below), the Escrow Agent has not received a duly executed Preliminary Closing Notice, Final Closing Notice and Readiness Notice in each case signed by the relevant party or parties, then the Escrow Agent is instructed to transfer to the Investor by wire transfer of immediately available funds to the Investor Refund Account
         (i) on and not before the fifth Business Day immediately following the Latest Closing Date, the Principal Amount and (ii) no later than the fifth Business Day immediately following such payment of the Principal Amount, the Interest Due Amount to but excluding the date of such payment of the Principal Amount. The Escrow Agent shall confirm in writing to the Investor and VIP that it has effected each transfer to be made in accordance with this CLAUSE 5(2)(V) promptly after having executed each such transfer.

         (3)

                  (i) Upon the Escrow Agent's receipt in accordance with CLAUSE 9 of a notice from any Transaction Party, executed by a person purporting to be an executive officer or director of such Transaction Party, that any dispute, controversy or claim in connection with the transactions contemplated by this Agreement has been submitted to arbitration in accordance with CLAUSE 10(5) of this Agreement (an "ARBITRATION NOTICE"), the Escrow Agent shall continue to hold any sums in the Escrow Account (and shall continue to credit interest to the Escrow Account in accordance with CLAUSE 4 of this Agreement) until authorized to release such funds in accordance with this CLAUSE 5(3).

                  (ii) Notwithstanding anything to the contrary in this Agreement, forthwith upon receipt by the Escrow Agent of an order, judgment, award or decree ordering the release of the Escrow Amount, the sum on deposit in the Escrow Account, or any portion of either thereof (a "RELEASE ORDER"), accompanied by a legal opinion satisfactory to the Escrow Agent given by counsel for the party requesting such release (a "LEGAL OPINION," and, together with the Release Order, a "FINAL ADJUDICATION NOTICE") to the effect that such order, judgment or decree represents a final adjudication of the rights of the Parties by a court or arbitral tribunal of competent jurisdiction, and that the time for appeal from such order, judgment, award or decree has expired without an appeal having been made, the Escrow Agent shall release the Escrow Amount in accordance with the Release Order.

         (4) Each of the Transaction Parties undertakes to give the Escrow Agent five (5) Business Days' notice in writing of any amendment to its Authorised Representatives or Callback Contacts, as specified in
         SCHEDULE 4, PART A or PART B, as applicable. Any amendment of the Authorised Representatives or Callback Contacts of any Transaction Party shall take effect upon the expiry of such five (5) Business Days' notice.

         (5) Any Preliminary Closing Notice delivered to the Escrow Agent pursuant to CLAUSE 5(2)(iii) shall be void and without effect and this Agreement shall remain in effect and the Escrow Agent shall continue to hold and disburse the Escrow Amount in accordance with this Agreement as if such Preliminary Closing Notice had not been so delivered to the Escrow Agent, unless, on or before the Latest Readiness Notice Time, the Escrow Agent shall have received (i) a duly executed Final Closing Notice signed by the Investor and VIP and (ii) a duly executed Readiness Notice signed by the Account Bank. As used in this Agreement, "LATEST READINESS NOTICE TIME" means 7:00 a.m. (London time) on the Closing Date or such later time, not later than 7:45 a.m. (London time) on the Closing Date, as the Account Bank may, in its sole discretion, have determined in accordance with the Account Bank Agreement that it is willing to accept a duly executed Final Closing Notice, the Account Bank in such case shall have consulted with and informed the Escrow Agent of such decision before 7:00 a.m. (London time) on the Closing Date, such determination to be conclusively evidenced by the delivery by the Account Bank to the Escrow Agent by 7:45 a.m. (London time) on the Closing Date of a duly executed Readiness Notice. For the avoidance of doubt, the Escrow Agent shall be fully protected and indemnified in accordance with the terms of this Agreement, in transferring the Initial Deposit Amount to the VIP Dollar Account and transferring the amount representing the difference between the Principal Amount on the Closing Date and the Initial Deposit Amount to the Investor Refund Account on the Closing Date upon receipt by the Latest Readiness Notice Time of a duly executed Final Closing Notice signed by the Investor and VIP and a duly executed Readiness Notice signed by the Account Bank and, subject to CLAUSE 5(3), in transferring the Interest Due Amount to but excluding the Closing Date to the Investor Refund Account no later than the fifth Business Day after the Closing Date.

         (6) The Escrow Agent shall not initiate the transfer of funds from the Escrow Account as stipulated in CLAUSE 5(2)(iii) unless it has received:

                  (i)      the Preliminary Closing Notice;

                  (ii)     the Final Closing Notice; and

                  (iii)    the Readiness Notice.

         (7) If, after the Escrow Agent transfers the Initial Deposit Amount to the Account Bank in accordance with CLAUSES 5(2)(iii) and 5(6), the Account Bank returns the Initial Deposit Amount to the Escrow Agent and notifies the Escrow Agent that such sum is being returned because of a "Completion Difficulty" in accordance with the Account Bank Agreement, then the Escrow Agent shall deposit such sum in the Escrow Account and this Agreement shall remain in effect and the Escrow Agent shall hold and disburse the Escrow Amount in accordance with this Agreement as if any Preliminary Closing Notice, Final Closing Notice and Readiness Notice delivered to the Escrow Agent in accordance with this Agreement had not been so delivered to the Escrow Agent.

         (8) The Investor may amend SCHEDULE 5.1 hereto from time to time by delivering an amended SCHEDULE 5.1 to the other Parties in accordance with CLAUSE 9, which amendment shall state expressly that such amended SCHEDULE 5.1 is to replace the SCHEDULE 5.1 hereto (or any prior amendment to SCHEDULE 5.1 delivered in accordance with this CLAUSE 5(8)) and shall be signed by an Authorised Representative of the Investor. No such amendment will take effect until five (5) Business Days after the amended SCHEDULE 5.1 is received by the Parties in accordance with this CLAUSE 5(8).

6.   ESCROW AGENT

         It is further agreed that:

         (1) the Escrow Agent shall be obliged to exercise the same degree of care with respect to the Escrow Amount that it exercises with respect to its own property;

         (2) this Agreement expressly sets forth all the duties and obligations of the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any other agreement between or among any of the Transaction Parties except this Agreement and the instructions delivered in accordance herewith and no implied duties or obligations of the Escrow Agent shall be read into this Agreement;

         (3) the Escrow Agent shall not be liable to any person or entity for any loss, liability, claim, action, damages or expenses arising out of or in connection with its performance of or its failure to perform any of its obligations under this Agreement, provided the Escrow Agent has exercised the standard of care described in CLAUSE 6(1) above, and provided, however, that notwithstanding any other provision in this Agreement, the Escrow Agent shall be liable for its own gross negligence or wilful misconduct (except for consequential losses or special damages of any kind whatsoever, in each case however caused and whether or not foreseen). The liability of the Escrow Agent hereunder shall be limited to an amount equal to the Escrow Amount;

         (4) except with respect to Pre-Signing Legal Fees, for which VIP is solely responsible pursuant to CLAUSE 8.1, the Transaction Parties shall jointly and severally indemnify and hold harmless the Escrow Agent from and against any and all losses, liabilities, claims, actions, damages and expenses (including but not limited to reasonable lawyers' fees and disbursements) arising out of or in connection with this Agreement, save as are caused by its own gross negligence or wilful misconduct (all sums payable pursuant to this CLAUSE 6(4) being "REIMBURSABLE ITEMS");

         (5) the Escrow Agent shall not be obliged to make any payment or otherwise to act on any Certificate and Payment Instruction, Preliminary Closing Notice, Final Closing Notice, Termination Notice, or other request or instruction notified to it under this Agreement if it is unable:

                  (i) to verify any signature on the notice, request, or instruction against the specimen signature provided for the relevant Authorised Representative hereunder; and

                  (ii) (in the case of any such notice received by fax) to validate the authenticity of the request by telephoning a Callback Contact for the relevant Party.

         (6) the Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, or other written instrument delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or validity or the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorised to do so;

         (7) the Escrow Agent may consult lawyers over any question as to the provisions of this Agreement or its duties hereunder. The Escrow Agent may act pursuant to the advice of lawyers or other professional advisers with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted in accordance with such advice;

         (8) the Escrow Agent does not have any interest in the Escrow Amount deposited hereunder but is serving as custodian only. Without limiting the generality of the foregoing sentence of this CLAUSE 6(8), none of the sums on deposit in the Escrow Account shall be used by, or available to the Escrow Agent to set off any obligations of the Investor or any of the other Transaction Parties owing to the Escrow Agent in any capacity. The Escrow Amount shall not be subject to any lien or attachment by any creditor of any party (other than those arising by operation of law) and the Escrow Amount shall be used solely for the purpose set forth in this Agreement. The obligation of the Escrow Agent to disburse the Escrow Amount in accordance with the terms of this Agreement constitutes an independent and separate obligation of the Escrow Agent, and the Escrow Agent shall not under any circumstances whatsoever deduct from or otherwise offset against such amounts any amounts owed, or alleged to be owed, by a Transaction Party to the Escrow Agent or any other party under or in connection with this Agreement or any other agreement, or any claim, obligation or other liability of any nature whatsoever incurred or alleged to have been incurred by a Transaction Party under or in connection with any such agreement or any other matter whatsoever. This CLAUSE 6(8), CLAUSE 6(3) and CLAUSE 6(4), above, shall survive notwithstanding any termination of this Agreement or the resignation or replacement of the Escrow Agent;

         (9) the Escrow Agent shall have no responsibility for the contents of any ruling of the arbitrators or any third party contemplated in any other document between or among any of the Transaction Parties as a means to resolve disputes and may rely without any liability upon the contents thereof;

         (10) in the event of any disagreement between or among the Transaction Parties resulting in an Arbitration Notice being delivered to the Escrow Agent in accordance with CLAUSE 5(3), or in the event that the Escrow Agent in good faith is in doubt as to its duties and rights hereunder, the Escrow Agent shall be entitled to refrain from taking any action in that instance and its sole obligation, in addition to those duties hereunder as to which there is no such uncertainty (including the crediting of accrued interest to the Escrow Account in accordance with CLAUSE 4(2) hereto), shall be to safely keep all property held in the Escrow Account until it shall be required to release it in accordance with CLAUSE 5(3) or as directed in writing jointly by the Transaction Parties; and

         (11) The Escrow Agent shall not be required to make any disbursement under this Agreement to the extent that the funds available for such purpose under this Agreement are insufficient.

7.   REPLACEMENT OF ESCROW AGENT

         (1) The Transaction Parties, acting together, may at any time replace the Escrow Agent by delivering to the Escrow Agent written notice signed by each Transaction Party to such effect; such notice to include the removal date and the details of a successor escrow agent. Within thirty (30) calendar days of receipt of such notice and details, the Escrow Agent shall execute and deliver such documents and take such action as may be reasonably necessary, in its opinion, to transfer to the successor escrow agent the Escrow Amount together with such records maintained by the Escrow Agent in connection with its duties hereunder and other information with respect to the Escrow Amount as such successor may reasonably request (provided such information is not of a commercially sensitive nature). The successor escrow agent named in the notice and details shall be an internationally recognized bank which is not affiliated with any Transaction Party.

         (2) The Escrow Agent may at any time and for any reason resign by giving written notice to such effect to the Transaction Parties.

         (3) Such resignation or removal of the Escrow Agent will take effect on the earlier of:

                  (a) the appointment of a successor escrow agent designated by the Transaction Parties in writing pursuant to this CLAUSE 7 or by order of a court or arbitral tribunal of competent jurisdiction and the acceptance of such successor of such appointment; or

                  (b) if no successor escrow agent shall have been appointed and/or the successor escrow agent shall not have accepted such appointment (i) in the case of resignation, thirty (30) calendar days after the date of delivery of the Escrow Agent's written notice of resignation to the Transaction Parties, or (ii) in the case of removal, upon confirmation by the Transaction Parties to the Escrow Agent of the appointment of an internationally recognised bank which is not affiliated with any Transaction Party to be the successor escrow agent, the acceptance by such bank of such appointment, and confirmation by the Account Bank in accordance with CLAUSE 7(5).

                  If 30 days after (i) in the case of resignation, delivery of the notice of resignation of the Escrow Agent or (ii) in the case of removal, the date designated for the Escrow Agent's removal, a successor escrow agent has not been appointed in accordance with the terms hereof, the Escrow Agent's sole responsibility shall be to safekeep the Escrow Amount until receipt of (w) notice of such an appointment, (x) a Certificate and Payment Instruction, Preliminary Closing Notice, Final Closing Notice and Readiness Notice or (y) a Termination Notice in accordance with the terms hereunder or
                  (z) a Final Adjudication Notice in accordance with CLAUSE 5(3) hereof.

         (4) Notwithstanding the foregoing, no resignation or removal of the Escrow Agent shall be effective until a successor escrow agent has acknowledged its appointment as such is provided in this CLAUSE 7 hereof.

         (5) The Transaction Parties shall ensure that the appointment of a successor escrow agent is made on the terms of this Agreement and the Transaction Parties shall ensure such appointment shall be binding on all of the Parties. The appointment of a successor escrow agent shall be subject to confirmation by the Account Bank that such appointment will not prevent timely performance by the Account Bank of its obligations under the Account Bank Agreement or any amendment thereto.

         (6) Upon written acknowledgement by a successor escrow agent appointed in accordance with this CLAUSE 7 of its agreement to serve as escrow agent hereunder and the receipt of property then comprising the Escrow Amount, the Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Agreement, subject to such liability as the Escrow Agent may have under CLAUSE 6(3) for any gross negligence or wilful misconduct prior thereto, and such successor escrow agent shall for all purposes hereof be the Escrow Agent.

8.   FEES AND EXPENSES

         (1) In consideration of the performance of its role under this Agreement, VIP shall pay to the Escrow Agent:

                  (i)      an acceptance fee of US$5,000 (the "ACCEPTANCE FEE");

                  (ii) an administration fee of US$10,000 (the "ADMINISTRATION FEE"); and

                  (iii) legal fees and all out of pocket expenses incurred by the Escrow Agent in connection with the negotiation and preparation of this Agreement (the "PRE-SIGNING LEGAL FEES");

         in each case, payable on the date of this Agreement and otherwise in accordance with the letter agreement dated as of 22 March 2001 between the Escrow Agent and VIP, without regard to the "Assumptions" set forth therein.

         (2) As between the Transaction Parties and without prejudice to CLAUSE 8(1), the Investor shall reimburse VIP for one-half of the Acceptance Fee and one-half of the Administration Fee on the date of this Agreement, but shall have no liability for any Pre-Signing Legal Fees.

         (3) All amounts of whatever nature payable to, and recoverable by, the Escrow Agent pursuant to the terms of this Agreement shall be payable, without set-off or counterclaim, by the Transaction Parties, as applicable, on the earlier of the date specified in this Agreement and thirty (30) Business Days following the receipt of any invoice from the Escrow Agent, which invoice shall be delivered to VIP and the Investor in accordance with CLAUSE 9 hereof.

         (4) Without prejudice to CLAUSE 6(4), the Transaction Parties agree among themselves that any liability for Reimbursable Items shall be allocated between themselves as follows:

         (i) if a Reimbursable Item is not incurred in connection with an arbitration proceeding or other claim under this Agreement which results in an arbitrators' award or final judgment, then the Transaction Parties shall share liability for such Reimbursable Item equally;

         (ii) if a Reimbursable Item is incurred in connection with an arbitration proceeding or other claim under this Agreement which results in an arbitrators' award or final judgment, then liability for such Reimbursable Item shall be allocated between the Transaction Parties (a) in accordance with such arbitrators' award or final judgment, if liability for the Reimbursable Item is expressly addressed therein, (b) pro-rata in accordance with the liability assessed against the respective Transaction Parties, if liability for the Reimbursable Item is not expressly addressed therein and either or both of the Transaction Parties is held to have any liability for any matter thereunder, or (c) evenly if neither Transaction Party is held to have any liability; provided, that notwithstanding the preceding clauses (a), (b) and (c), to the extent that the Reimbursable Item consists of reimbursing the Escrow Agent for damages payable to a Transaction Party (the "DAMAGED TRANSACTION PARTY") as a consequence of the Escrow Agent making a disbursement of funds to the other Transaction Party, such other Transaction Party shall be liable for such Reimbursable Item; and

         (iii) to the extent that either Transaction Party (the "OVERPAYING TRANSACTION PARTY") has paid more than its share of a Reimbursable Item to the Escrow Agent in accordance with CLAUSE 6(4), the other Transaction Party shall, so long as the liability under CLAUSE 6(4) has been fully and finally discharged, forthwith on demand of the Overpaying Transaction Party, reimburse the Overpaying Transaction Party such amount as shall be necessary for each of the Transaction Parties to have borne the cost of such Reimbursable Item in accordance with their liability, as between the Transaction Parties, determined in accordance with this CLAUSE 8.4.

9.   NOTICES

         All communications required pursuant to this Agreement shall be addressed to the respective party as follows:

         (1)      If to the Investor, to:

                  Eco Telecom Limited
                  Suite 2, 4 Irish Place
                  Gibraltar
                  Attention: Franz Wolf
                  Facsimile: +350-41988

                  with a copy to:

                  OOO Alfa-Eco
                  21, Novy Arbat
                  121019 Moscow
                  Russian Federation
                  Attention: Stanislav Shekshnya

                  Fax: +7 095  202 9663
                  and a copy to:

                  Herbert Smith CIS Legal Services
                  24, Korobeinikov Pereulok
                  119034 Moscow
                  Russian Federation
                  Attention: Vladimir Afonkin

                  Fax: +7 095 363 6501

         (2)      If to the Escrow Agent, to:

                  Citibank, N.A.
                  Cottons Centre
                  Hay's Lane
                  London SE1 2QT
                  Attention: Carl Hardie/Mark O'Hare

                  Fax: (+44 20) 7500 5857/2931

         (3)      If to VIP, to:

                  OJSC "Vimpel-Communications"
                  10 Ulitsa 8-Marta, Building 14
                  Moscow, Russian Federation 125803
                  Attention: Jo Lunder

                  Fax: +7 095 755 3682

                  with a copy to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  7 Gasheka Street, Ducat Place II
                  Moscow 123056, Russian Federation
                  Attention: Melissa J. Schwartz

                  Fax: +7 095 974 2412

         (4)      If to the Account Bank, to:

                  Citbank T/O (OOO)
                  8-10 Gasheka St.
                  125047 Moscow, Russian Federation
                  Attention: Andrei Silkin

                  Fax: +7 095 725 6892

         All such notices, requests and other communications will (a) if delivered personally to the address provided in this CLAUSE 9, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number provided in this Clause 9, be deemed given upon printed electronic confirmation of receipt, and (c) if delivered by courier to the address provided in this CLAUSE 9, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this CLAUSE 9). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices hereunder by giving notice of such change to the other Parties.

10.  GENERAL

         (1) This Agreement shall be binding upon and inure solely for the benefit of the Parties and their respective successors and assigns. Unless otherwise expressly permitted by this Agreement, no Party may assign or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties.

         (2) No Party shall be bound by any amendment or modification of this Agreement, including the transfer of any interest hereunder, unless such amendment or modification is in writing and signed by or on behalf of each Party; provided, however, that the Parties shall be bound by any amendment to SCHEDULE 4 or SCHEDULE 5.1 hereto effected in accordance with the provisions of this Agreement.

         (3) Terms of this Agreement may only be waived by written consent signed by or on behalf of each Party. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision and any extension of time for the performance of any obligation shall not be deemed to be an extension of time for the performance of any other obligation.

         (4) This Agreement and any dispute, controversy or claim arising out of or relating to this Agreement shall be construed in accordance with and governed by English law, without giving effect to any conflicts of laws principles thereof which would result in the application of laws of another jurisdiction.

         (5) Arbitration; Consent to Jurisdiction; Service of Process; Waiver of Sovereign Immunity

                  (a) Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration by a panel of three (3) arbitrators under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the "UNCITRAL Rules") in accordance with the following terms and conditions:

                           (i) In the event of any conflict between the UNCITRAL Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

                           (ii) The place of the arbitration shall be Geneva, Switzerland.

                           (iii) Where there is only one claimant party and one respondent party, each shall appoint one arbitrator in accordance with the UNCITRAL Rules, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the UNCITRAL Rules within thirty (30) days from the appointment of the second arbitrator. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the International Court of Arbitration of the International Chamber of Commerce, acting in accordance with such rules as it may adopt for this purpose. Where there is more than one claimant party, or more than one respondent party, all claimants and/or all respondents shall attempt to agree on their respective appointment(s). In the event that all claimants and all respondents cannot agree upon their respective appointment(s) within thirty (30) Business Days of the date of the notice of arbitration, all appointments shall be made by the International Court of Arbitration of the International Chamber of Commerce.

                           (iv) The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.

                           (v) The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim, provisional or conservatory measures from judicial authorities and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

                           (vi) The award of the arbitrators shall be final and binding on the Parties .

                           (vii) The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction.

                  (b) Except for arbitration proceedings pursuant to CLAUSE 10(5), no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration in accordance with Clause 10(5)(a)(v)) shall be brought by or between the Parties and/or any of their affiliates in connection with any matter arising out of or in connection with this Agreement.

                  (c) Each Transaction Party irrevocably appoints Law Debenture Corporation, located on the date hereof at 5th Floor, 100 Wood Street, London, England EC2V 7EX, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any action, suit or proceeding permitted by CLAUSE 10(5), with the same effect as if such Party were a resident of England and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the Party effecting such service shall also deliver a copy thereof to the other Parties at their addresses specified in CLAUSE 9 hereof. Each Transaction Party will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected Transaction Party will appoint a successor agent and attorney in London reasonably satisfactory to each other Party, with like powers.

                  (d) Each Party hereto hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and in performing its obligations hereunder, and each such Party hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement and any other document or instrument contemplated hereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

         (6) If any provision in this Agreement or any other document executed in connection herewith is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (i) any other provision of this Agreement or any such other document in such jurisdiction or (ii) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

         (7) This Agreement may be executed in any number of counterparts, each having the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

         (8) A person who is not party to this Agreement may not enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

         (9) Each of the Transaction Parties shall provide to the Escrow Agent all instruments and documents within their respective powers to provide that are necessary for the Escrow Agent to perform its duties and responsibilities hereunder.

         (10) Unless otherwise agreed in writing by the Transaction Parties, the Escrow Agent shall not be entitled to appoint any sub-agents for performance of any rights or obligations under this Agreement.

11.  TERMINATION

         This Agreement shall terminate and the Escrow Agent shall be discharged from all duties and liabilities hereunder, only upon such date as the Escrow Agent shall have distributed all of the Escrow Amount and all sums on deposit in the Escrow Account in accordance with this Agreement, without prejudice to the rights of the Parties accruing hereunder during the term of this Agreement. CLAUSES 6, 8 and 10 of this Agreement shall survive the termination of this Agreement.

12.  EFFECTIVE DATE

         This Agreement shall come into effect upon signing thereof.

IN WITNESSETH WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above and shall be effective on the Execution Date.

                                          THE INVESTOR

                                          ECO TELECOM LIMITED

                                          By: /s/ Serge Barychkov
                                              ----------------------------------
                                              Name: Serge Barychkov
                                              Title: Attorney-in-Fact

                                          VIP

                                          OPEN JOINT STOCK COMPANY
                                          "VIMPEL-COMMUNICATIONS"

                                          By: /s/ Dmitri B. Zimin
                                              ----------------------------------
                                              Name: Dmitri B. Zimin
                                              Title: President

                                          By: /s/ Vladimir M. Bychenkov
                                              ----------------------------------
                                              Name: Vladimir M. Bychenkov
                                              Title: Chief Accountant



                                          THE ESCROW AGENT

                                          CITIBANK, N.A.
                                          ACTING THROUGH ITS LONDON BRANCH

                                          By: /s/ Mark O'Hare
                                              ----------------------------------
                                              Name: Mark O'Hare
                                              Title: Assistant Vice President

                                                                       EXHIBIT K


                               GUARANTEE AGREEMENT


            THIS AGREEMENT (this "Agreement") dated as of May 30, 2001, by and among CTF HOLDINGS LIMITED, a company organized and existing under the laws of Gibraltar (the "Limited Guarantor") and ECO HOLDINGS LIMITED, a company organized and existing under the laws of Gibraltar (the "General Guarantor" and, together with the Limited Guarantor, the "Guarantors"), in favor of, as applicable, OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS", an open joint stock company organized and existing under the laws of the Russian Federation ("VIP"), CLOSED JOINT STOCK COMPANY "VIMPELCOM-REGION", a closed joint stock company organized and existing under the laws of the Russian Federation ("VIP-R") and TELENOR EAST INVEST AS, a company organized and existing under the laws of Norway ("Telenor East Invest AS", and, together with VIP and VIP-R, collectively, the "Beneficiaries" and each, individually, a "Beneficiary").


                              W I T N E S S E T H:


            WHEREAS, (a) Eco Telecom Limited, a company organized and existing under the laws of Gibraltar ("Eco Telecom"), Telenor East Invest AS and VIP are parties to the Primary Agreement dated as of the date hereof (the "VIP Primary Agreement") pursuant to which each of Telenor East Invest AS and Eco Telecom has agreed to purchase certain shares of voting capital stock in VIP, (b) Telenor East Invest AS and Eco Telecom are parties to the Shareholders Agreement dated as of the date hereof (the "VIP Shareholders Agreement") and (c) Telenor East Invest AS, Eco Telecom and VIP are parties to the Registration Rights Agreement dated as of the date hereof (the "VIP Registration Rights Agreement", and, together with the VIP Primary Agreement and the VIP Shareholders Agreement, collectively, the "VIP Agreements") pursuant to which VIP has agreed to grant each of Telenor East Invest AS and Eco Telecom certain registration rights with respect to their ownership of shares of common stock in VIP;


            WHEREAS, Eco Telecom, Telenor East Invest AS, VIP and VIP-R are parties to (a) the Primary Agreement dated as of the date hereof (the "VIP-R Primary Agreement") pursuant to which each of Telenor East Invest AS, VIP and Eco Telecom has agreed, or has the right, to subscribe for and purchase shares of voting capital stock in VIP-R, (b) the Shareholders Agreement dated as of the date hereof (the "VIP-R Shareholders Agreement") and (c) the Registration Rights Agreement dated as of the date hereof (the "VIP-R Registration Rights Agreement", and, together with the VIP-R Primary Agreement and the VIP-R Shareholders Agreement, collectively, the "VIP-R Agreements") pursuant to which VIP-R has agreed to grant each of Telenor East Invest AS, Eco Telecom and VIP certain registration rights with respect to their ownership of shares of common stock in VIP-R;


            WHEREAS, Eco Telecom, VIP, VIP-R, Citibank, N.A. and Citibank T/O
(OOO) are parties to that certain Escrow Agreement (the "Escrow Agreement"), dated as of the date hereof (the Escrow Agreement, together with the VIP Agreements and the VIP-R Agreements, collectively, the "Transaction Agreements");


            WHEREAS, Eco Telecom is an affiliate of the Guarantors; and

            WHEREAS, to induce each of VIP, VIP-R and Telenor East Invest AS to enter into and perform their obligations under the Transaction Agreements to which each is a party, the Guarantors have agreed to enter into and perform its obligations under this Agreement.


            NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION


            1.1 Unless otherwise defined herein, terms defined in the VIP Primary Agreement are used herein as therein defined, and the rules of interpretation set forth in Section 1.02 thereof shall apply to this Agreement, as if set forth in full herein, mutatis mutandis.


                                   ARTICLE II
                                    GUARANTEE

            2.1. The General Guarantor hereby guarantees to VIP, Telenor East Invest AS and VIP-R, as the case may be, the due, complete and timely performance and/or fulfillment by Eco Telecom of each and every obligation of Eco Telecom under each of the Transaction Agreements other than the payment obligations of Eco Telecom arising under Section 2.02 of the VIP Primary Agreement and Article II of the VIP-R Primary Agreement (such obligations of Eco Telecom, other than the payment obligations of Eco Telecom arising under Section
2.02 of the VIP Primary Agreement and Article II of the VIP-R Primary Agreement, are collectively referred to herein as "General Obligations").

            2.2. The Limited Guarantor hereby guarantees to VIP, Telenor East Invest AS and VIP-R, as the case may be, the due, complete and timely performance and/or fulfillment by Eco Telecom of the following obligations of Eco Telecom: (i) Section 7.04 of the VIP Primary Agreement, (ii) Article II (Transfers), Section 5.02 (Non-Compete) and Section 5.03 (Debt Acquisition) of the VIP Registration Rights Agreement, (iii) Article III (Transfers) of the VIP Shareholders Agreement, and (iv) Article IV (Transfers), Section 5.03 (Debt Acquisition) and Section 6.02 (Non-Compete) of the VIP-R Shareholders Agreement (all such obligations are collectively referred to herein as "Limited Obligations", and all Limited Obligations and General Obligations are collectively referred to herein as "Obligations").

            2.3. It is understood and agreed that, subject to Sections 2.4 and
2.6 below, nothing herein shall require either Guarantor to perform, or cause to be performed, any obligation under circumstances in which Eco Telecom would not be required, pursuant to the terms of the relevant Transaction Agreement, to perform such obligation by reason of a breach or misrepresentation by any other party to the relevant Transaction Agreement or the failure of any condition to such performance to be satisfied. It is also understood and agreed that such guarantees are continuing guarantees and that, subject to the preceding sentence, the General Obligations of the General Guarantor and the Limited Obligations of the Limited Guarantor are and shall be absolute under any and all circumstances.

            2.4. Each Guarantor hereby agrees that its liability hereunder shall be unaffected by (a) any amendment or modification of the provisions of the Transaction Agreements unless such amendment or modification increases the amount of the Obligation or is executed by the Guarantor, (b) any extension of time for performance required thereby, (c) except as expressly provided herein, the release of, or unenforceability against, Eco Telecom or any other Person from performance or observance of any of the Obligations by operation of law or otherwise (other than by payment or performance, to the full extent required thereby), whether made with or without notice to such Guarantor, or (d) any bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, receivership or trusteeship affecting Eco Telecom or any other Person, or any of their respective successors or assigns, whether or not any notice thereof is given to such Guarantor.

            2.5. Each Guarantor hereby waives any and all legal requirements that any Beneficiary shall commence any arbitration or institute any action or proceedings at law or in equity against the other Guarantor, Eco Telecom or any other Person, or exhaust its remedies against the other Guarantor, Eco Telecom or any other Person, in respect of any of the Transaction Agreements, as a condition precedent to bringing an action against such Guarantor under this Agreement.

            2.6. The Obligations shall be deemed not to have been observed or performed, and the Guarantors' obligations in respect thereof shall continue and not be discharged, to the extent that any observance or performance thereof by Eco Telecom is recovered from or paid over by or for the account of any Beneficiary for any reason, including as a preference or fraudulent transfer or by virtue of any subordination (whether present or future or contractual or otherwise) of the Obligations, whether such recovery or payment over is effected by any judgment, decree or order of any court or governmental agency, by any plan of reorganization or by settlement or compromise by any Beneficiary (provided that the Guarantors have given consent, which the Guarantors shall not unreasonably withhold or delay, to any such settlement or compromise) of any claim for any such recovery or payment over. The General Guarantor hereby expressly agrees that it shall be liable hereunder with respect to any General Obligation whenever such a recovery or payment over thereof occurs. The Limited Guarantor hereby expressly agrees that it shall be liable hereunder with respect to any Limited Obligation whenever such a recovery or payment over thereof occurs.

            2.7. Each Guarantor hereby waives notice of acceptance of this Agreement by any Beneficiary and of presentment for payment, demand, protest, notice of demand, of protest and of dishonor, notices of default and of nonpayment and all other notices and demands of every kind and description now or hereafter provided by any statute or rule of law.

            2.8. Each Guarantor hereby waives any right or claim of right to cause a marshaling of Eco Telecom's or any other Person's assets or to cause any Beneficiary to proceed against any security for the Obligations before proceeding against the Guarantor.

                                   ARTICLE III
                                CERTAIN COVENANTS

            3.1 Without prejudice to the generality of Article II, each Guarantor hereby agrees:

            (a) to cause Eco Telecom, and any other Controlled Affiliate of such Guarantor which is a successor to or permitted assign of all or any part of Eco Telecom's obligations under the VIP Primary Agreement, the VIP Registration Rights Agreement, the VIP Shareholders Agreement and/or the VIP-R Shareholders Agreement, to perform and comply with Eco Telecom's and such other Controlled Affiliate's respective obligations under Section 7.04 of the VIP Primary Agreement, Article II (Transfers), Section 5.02 (Non-Compete) and Section 5.03 (Debt Acquisition) of the VIP Registration Rights Agreement, Article III (Transfers) of the VIP Shareholders Agreement and/or Article IV (Transfers of Securities), Section 5.03 (Debt Acquisition) and Section 6.02 (Non-Compete) of the VIP-R Shareholders Agreement, as the case may be, provided that this Article III(a) shall not release Eco Telecom or any such other Controlled Affiliate from any of their respective obligations thereunder;

            (b) not to take or permit any of its Controlled Affiliates to take any action which would be prohibited by any such Section or Article if such Guarantor or any such Controlled Affiliate were an original signatory to any such Agreement as a "Purchaser" or "Shareholder", in each case to the extent provided therein;

            (c) to comply with, and cause each of its Controlled Affiliates to comply with, the obligations of Eco Telecom under any such Section or Article as if such Guarantor or any such Controlled Affiliate were an original signatory to such Agreement in place of Eco Telecom, in each case to the extent provided therein; and

            (d) to cause the transferee (the "Transferee") of the General Guarantor's entire direct or indirect interest in either of VIP or VIP-R to execute and deliver to each Beneficiary an endorsement ("Endorsement") to this Agreement in the form of Exhibit A as a condition to any such transfer.

            3.2 VIP shall use reasonable efforts to notify the Limited Guarantor as soon as reasonably practicable upon obtaining knowledge of any breach of the covenants set forth in the preceding Section 3.1; provided, that the liability of the Guarantors in connection with any such breach shall not be affected by any failure by VIP to provide such notice.

            3.3 Upon receipt by each Beneficiary of a duly executed Endorsement from the Transferee, the General Guarantor shall be automatically released from any liability under this Agreement.

                                   ARTICLE IV
                                      TERM


            4.1 This Agreement and each Guarantor's obligations hereunder shall take effect on the date hereof and remain in effect until the date which is one year after the date on which all of the Transaction Agreements are terminated.


                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

            5.1. Each Guarantor hereby represents and warrants to each Beneficiary as follows:

                  (a) Organization. Such Guarantor is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation.

                  (b) Capacity and Authority. Such Guarantor has all requisite corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by such Guarantor of this Agreement, and the performance by such Guarantor of its obligations hereunder, have been duly authorized by such Guarantor, and no other corporate or other action on the part of such Guarantor is required. This Agreement has been duly executed and delivered by such Guarantor and constitutes the valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect, affecting the enforcement of creditors' rights generally.

                  (c) Validity of Agreement. The execution, delivery and performance of this Agreement by such Guarantor does not and will not (i) conflict with, or result in a breach of any provision of, such Guarantor's charter or other constitutive documents, or (ii) conflict with, result in a breach of any provision of, or constitute a default under, any agreement or instrument by which such Guarantor or any of its assets or properties is bound, or (iii) conflict with, or result in a breach or violation of any law, regulation, decree or order by which such Guarantor or any of its assets or properties is bound, or (iv) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative, regulatory or judicial authority; except, in the case of clauses (ii), (iii) and (iv) above, where such conflicts, breaches, defaults or violations or such failure to obtain or make any such authorizations, consents, orders, permits, approvals, notices, filings, registrations or qualifications would not have a material adverse effect on such Guarantor or the ability of such Guarantor to perform its obligations hereunder.

                  (d) Legal Proceedings. There are no actions, suits, proceedings or arbitrations pending or, to the knowledge of such Guarantor, threatened, against such Guarantor or any of its assets or properties that could reasonably be expected to result in the issuance of any writ, judgment, decree, injunction or similar order of any governmental or regulatory authority restraining, enjoining or otherwise prohibiting or making illegal the execution, delivery or performance by such Guarantor of this Agreement.

                                   ARTICLE VI
                    LIMITED RECOURSE FOR CERTAIN OBLIGATIONS

            6.1. Limited Recourse for General Obligations. Each of the parties to this Agreement acknowledges and agrees that the maximum amount payable by the General Guarantor in respect of all claims under this Agreement by all Beneficiaries shall be limited to an aggregate of One Hundred and Sixty Million U.S. Dollars (US$160,000,000) less the sum of (x) any amounts up to US$160,000,000 paid by Eco Telecom to the Beneficiaries in damages or as the result of a settlement of any claim arising from any failure to duly, completely and timely perform and/or fulfill any obligation under any of the Transaction Agreements and (y) any amounts paid by the Limited Guarantor to any Beneficiary hereunder, and that the Beneficiaries will have no further recourse to the General Guarantor hereunder.

            6.2. Limited Recourse for Limited Obligations. Each of the parties to this Agreement acknowledges and agrees that the maximum amount payable by the Limited Guarantor under this Agreement shall be limited to One Hundred and Sixty Million U.S. Dollars (US$160,000,000) less the sum of (x) any amounts up to US$160,000,000 paid by Eco Telecom to the Beneficiaries in damages or as the result of a settlement of any claim arising from any failure to duly, completely and timely perform and/or fulfill any obligation under any of the Transaction Agreements and (y) any amounts paid by the General Guarantor to any Beneficiary under this Agreement, and that the Beneficiaries will have no further recourse to the Limited Guarantor hereunder.


                                   ARTICLE VII
                            MISCELLANEOUS PROVISIONS

            7.1. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by courier to the parties at the following addresses or facsimile numbers:

      If to the General Guarantor, to:

         Eco Holdings Limited
         Suite 2, 4 Irish Place
         Gibraltar
         Attn:  Franz Wolf

         Facsimile No.:   +350 41988
      with a copy to:

         OOO Alfa-Eco
         21, Novy Arbat
         121019 Moscow
         Russian Federation
         Attn:  Stanislav Shekshnya

         Facsimile No.:  +7 095 201 5914

      and a copy to:

         Herbert Smith CIS Legal Services
         24, Korobeinikov Pereulok
         119034 Moscow
         Russian Federation
         Attn:  Vladimir Afonkin

         Facsimile No.:  +7 095 363 6501

      If to the Limited Guarantor, to:

         CTF Holdings Limited
         Suite 2, 4 Irish Place
         Gibraltar
         Attn:  Franz Wolf

         Facsimile No.:  +350 41988

      with a copy to:

         OOO Alfa-Eco
         21, Novy Arbat
         121019 Moscow
         Russian Federation
         Attn:  Stanislav Shekshnya

         Facsimile No.:  +7 095 201 5914
      and a copy to:

         Herbert Smith CIS Legal Services
         24, Korobeinikov Pereulok
         119034 Moscow
         Russian Federation
         Attn:  Vladimir Afonkin

         Facsimile No.:  +7 095 363 6501

      If to VIP, to:

         OAO "Vimpel-Communications"
         10 Ulitsa 8-Marta
         Building 14
         125083 Moscow
         Russian Federation
         Attn: Chief Executive Officer

         Facsimile No.:  +7 095 755 3682

      with a copy to:

         Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         7 Gasheka Street, Ducat Place II
         123056 Moscow
         Russian Federation
         Attn:  Melissa J. Schwartz

         Facsimile No.:  +7 095 974 2412

      If to VIP-R, to:

         ZAO "VimpelCom-Region"
         10 Ulitsa 8-Marta
         Building 14
         125083 Moscow
         Russian Federation
         Attn:        General Counsel

         Facsimile No.:  +7 095 755 3682
      with a copy to:

         Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         7 Gasheka Street, Ducat Place II
         123056 Moscow
         Russian Federation
         Attn:  Melissa J. Schwartz

         Facsimile No.:  +7 095 974 2412;

      and a copy to:

         Herbert Smith CIS Legal Services
         24, Korobeinikov Pereulok,
         119034 Moscow
         Russian Federation
         Attn:  Vladimir Afonkin

         Facsimile No.:  +7 095 363 6501

      If to Telenor East Invest AS, to:

         Telenor East Invest AS
         Keysers Gate 13
         N-0130 Oslo
         Norway
         Attn:  Henrik Torgersen

         Facsimile No.: +47 22 77 91 59

      with a copy to:

         Advokatene i Telenor
         Universitatsgaten 2
         N-0130 Oslo
         Norway
         Attn:  Bjorn Hogstad

         Facsimile No.: +47 22 11 44 61


All such notices, requests and other communications will (a) if delivered personally against receipt to the address as provided in this Section 7.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 7.1, be deemed given upon receipt, and (c) if delivered by courier in the manner described above to the address as provided in this Section 7.1, be deemed given upon confirmed receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 7.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

            7.2. Entire Agreement. This Agreement, together with the Transaction Agreements, supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contains the sole and entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof.

            7.3. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

            7.4. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

            7.5. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person.

            7.6. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned or transferred by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

            7.7. Headings. The headings contained in this Agreement are for convenience of reference only, and do not form a part hereof and in no way interpret or construe the provisions hereof.

            7.8. No Joint Venture. Nothing contained herein shall be construed to constitute a joint venture or an agency or partnership relationship among any of the parties hereto.

            7.9. Arbitration; Consent to Jurisdiction; Service of Process; Waiver of Sovereign Immunity.

            (a) Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration by a panel of three (3) arbitrators under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration

Rules then in force (the "UNCITRAL Rules") in accordance with the following terms and conditions:

            (i) In the event of any conflict between the UNCITRAL Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

            (ii)  The place of the arbitration shall be Geneva, Switzerland.

            (iii) Where there is only one claimant party and one respondent party, each shall appoint one arbitrator in accordance with the UNCITRAL Rules, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the UNCITRAL Rules within thirty (30) days from the appointment of the second arbitrator. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the International Court of Arbitration of the International Chamber of Commerce, acting in accordance with such rules as it may adopt for this purpose. Where there is more than one claimant party, or more than one respondent party, all claimants and/or all respondents shall attempt to agree on their respective appointment(s). In the event that all claimants and all respondents cannot agree upon their respective appointments(s) within thirty (30) Business Days of the date of the notice of arbitration, all appointments shall be made by the International Court of Arbitration of the International Chamber of Commerce.

            (iv) The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.

            (v) The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each party hereto retains the right to seek interim, provisional or conservatory measures from judicial authorities and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

            (vi) The award of the arbitrators shall be final and binding on the parties to this Agreement.

            (vii) The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction.

            (b) Except for arbitration proceedings pursuant to Section 7.9(a), no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the parties to this Agreement in connection with any matter arising out of or in connection with this Agreement.

            (c) Each party hereto irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, USA, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any judicial action, suit or proceeding permitted by Section 7.9(b), with the same effect as if such party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the party effecting such service shall also deliver a copy thereof on the date of such service to the other parties by facsimile as specified in Section 7.1. Each party to this Agreement will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected party will appoint a successor agent and attorney in New York reasonably satisfactory to each other party, with like powers. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, in connection with any such action, suit or proceeding, and agrees that any such action, suit or proceeding may be brought in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 7.9 and shall not be deemed to be a general submission to the jurisdiction of said courts of or in the State of New York other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction in a manner not inconsistent with Section 7.9(b).

            (d) Each of the Guarantors and Beneficiaries hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and each of the other Principal Agreements to which it is a party and in performing its obligations hereunder and thereunder, and each of the Guarantors and Beneficiaries hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement or any of the Principal Agreements and any other document or instrument contemplated hereby or thereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

            7.10. Invalid Provisions. If any provision in this Agreement or any other document executed in connection herewith is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (i) any other provision of this Agreement or any such other document in such jurisdiction or (ii) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

            7.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

            7.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which constitute one and the same instrument

            7.13. Expenses. Each party shall pay its own expenses and costs incidental to its negotiation, execution, delivery and performance of this Agreement.


         [Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto as of the day and year first above written.


                                       The Limited Guarantor:

                                       CTF HOLDINGS LIMITED


                                       By /s/ Nigel J. Robinson
                                          -----------------------------
                                          Name: Nigel J. Robinson
                                          Title: Attorney-in-Fact


                                       The General Guarantor:

                                       ECO HOLDINGS LIMITED


                                       By /s/ Serge Barychkov
                                          -----------------------------
                                          Name: Serge Barychkov
                                          Title: Attorney-in-Fact


                                       The Beneficiaries:

                                       OPEN JOINT-STOCK COMPANY
                                       "VIMPEL-COMMUNICATIONS"


                                       By /s/ Dmitri B. Zimin
                                          -----------------------------
                                          Name: Dmitri B. Zimin
                                          Title: President

                                       By /s/ Vladimir M. Bychenkov
                                          -----------------------------
                                          Name: Vladimir M. Bychenkov
                                          Title: Chief Accountant

                                       CLOSED JOINT-STOCK COMPANY
                                       "VIMPELCOM-REGION"



                                       By /s/ Maurice Worsfold
                                          -----------------------------
                                          Name: Maurice Worsfold
                                          Title: Attorney-in-Fact

                                       By /s/ Galina V. Nesterova
                                          -----------------------------
                                          Name:  Galina V. Nesterova
                                          Title: Chief Accountant


                                       TELENOR EAST INVEST AS


                                       By /s/ Tron Ostby
                                          -----------------------------
                                          Name:  Tron Ostby
                                          Title: Attorney-in-Fact

                                                                       EXHIBIT L


          -------------------------------------------------------------

                                PRIMARY AGREEMENT

                            dated as of May 30, 2001

                                     between

                              ECO TELECOM LIMITED,

                             TELENOR EAST INVEST AS

                                       and

                OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS",

                                as the Purchasers

                                       and

                 CLOSED JOINT STOCK COMPANY "VIMPELCOM-REGION",

                                  as the Issuer

          with respect to shares of Common Stock and Preferred Stock of

                  CLOSED JOINT STOCK COMPANY "VIMPELCOM-REGION"

          -------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                            PAGE NOS
                                                                                                            --------
ARTICLE I - DEFINITIONS AND INTERPRETATION.............................................................         1

   1.01     DEFINITIONS................................................................................         1
   1.02     INTERPRETATIONS............................................................................        20

ARTICLE II - SALE OF SHARES AND CLOSINGS; GRANT OF OPTIONS.............................................        21

   2.01     FIRST CLOSING..............................................................................        21
   2.02     SECOND CLOSING.............................................................................        22
   2.03     THIRD CLOSING..............................................................................        26
   2.04     SECOND CLOSING PURCHASE OPTIONS............................................................        30
   2.05     THIRD CLOSING PURCHASE OPTIONS.............................................................        34
   2.06     EFFECT OF ECO TELECOM CONTRIBUTION DEFAULT ON PURCHASE OPTIONS; DEEMED BREACH..............        38
   2.07     PREFERRED STOCK............................................................................        38
   2.08     REDISTRIBUTION OF PREFERRED STOCK AT THE SECOND CLOSING....................................        39
   2.09     REDISTRIBUTION OF PREFERRED STOCK AT THE THIRD CLOSING.....................................        40
   2.10     REDISTRIBUTION OF PREFERRED STOCK UPON EXERCISE OF VIP-R CALL  OPTION......................        40
   2.11     CONVERSION OF PREFERRED STOCK; FURTHER ASSURANCES..........................................        41
   2.12     CALL RIGHT ON PREFERRED STOCK..............................................................        42
   2.13     NON-TRANSFERABILITY OF PREFERRED STOCK.....................................................        42

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF ISSUER.................................................        42

   3.01     ORGANIZATION OF THE ISSUER.................................................................        43
   3.02     AUTHORITY..................................................................................        43
   3.03     CHARTER CAPITAL OF ISSUER..................................................................        43
   3.04     NO CONFLICTS...............................................................................        45
   3.05     GOVERNMENTAL APPROVALS AND FILINGS.........................................................        45
   3.06     COMPLIANCE WITH SECURITIES LAWS............................................................        46
   3.07     SUBSIDIARIES OF THE ISSUER.................................................................        46
   3.08     BOOKS AND RECORDS..........................................................................        46
   3.09     FINANCIAL STATEMENTS.......................................................................        46
   3.10     NO UNDISCLOSED INDEBTEDNESS, LIENS AND LIABILITIES.........................................        47
   3.11     COMPLIANCE WITH LAWS AND ORDERS............................................................        47
   3.12     LICENSES...................................................................................        47
   3.13     INVESTMENTS................................................................................        48
   3.14     BROKERS....................................................................................        48

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PURCHASERS..............................................        48

   4.01     ORGANIZATION; ABILITY TO CONSUMMATE TRANSACTIONS...........................................        48
   4.02     AUTHORITY..................................................................................        48
   4.03     NO CONFLICTS...............................................................................        49
   4.04     GOVERNMENTAL APPROVALS AND FILINGS.........................................................        49
   4.05     LEGAL PROCEEDINGS..........................................................................        50
   4.06     BROKERS....................................................................................        50
   4.07     INVESTMENT INTENT..........................................................................        50

   4.08     STATUS OF EACH PURCHASER...................................................................        50
   4.09     NO KNOWLEDGE OF BREACH.....................................................................        51
   4.10     INDEPENDENT INVESTIGATION..................................................................        51

ARTICLE V - COVENANTS OF THE ISSUER....................................................................        51

   5.01     REGULATORY AND OTHER APPROVALS.............................................................        51
   5.02     DELIVERY OF INFORMATION....................................................................        51
   5.03     FULFILLMENT OF CONDITIONS..................................................................        52
   5.04     FURTHER ASSURANCES.........................................................................        52
   5.05     USE OF PROCEEDS............................................................................        52
   5.06     ISSUANCE OF SHARES.........................................................................        52
   5.07     TRANSACTIONS WITH AFFILIATES...............................................................        52
   5.08     COOPERATION WITH VIP AUDIT; ACCOUNTING CONTROLS; NON-DISCLOSURE OF INFORMATION.............        53
   5.09     REQUIRED DISCLOSURE BY VIP CONCERNING ISSUER...............................................        53
   5.10     COMPLIANCE WITH INDENTURE..................................................................        54
   5.11     TELECOM LICENSES...........................................................................        54
   5.12     COVENANTS UNDER VIP PRIMARY AGREEMENT......................................................        54
   5.13     CONTRACT PROVISION REGARDING CANCELLATION OF PREFERRED STOCK...............................        54

ARTICLE VI - NOTICE AND CURE...........................................................................        54


ARTICLE VII - COVENANTS OF THE PURCHASERS..............................................................        55

   7.01     REGULATORY AND OTHER APPROVALS.............................................................        55
   7.02     DELIVERY OF INFORMATION....................................................................        55
   7.03     FULFILLMENT OF CONDITIONS..................................................................        55
   7.04     FURTHER ASSURANCES.........................................................................        56

ARTICLE VIII - ADDITIONAL COVENANTS....................................................................        56

   8.01     REIMBURSEMENT OF CERTAIN TAX LIABILITIES...................................................        56
   8.02     REPAYMENT OF LOANS TO VIP..................................................................        56
   8.03     TRADEMARK LICENSE COVENANT.................................................................        56
   8.04     VIP/ECO TELECOM SHARE PURCHASE AGREEMENT...................................................        57
   8.05     CERTAIN INFORMATION........................................................................        57

ARTICLE IX - CONDITIONS PRECEDENT TO OBLIGATIONS OF VIP AND ISSUER FOR FIRST CLOSING...................        57

   9.01     CONDITIONS PRECEDENT TO OBLIGATIONS OF VIP FOR FIRST CLOSING...............................        57
   9.02     CONDITIONS PRECEDENT TO OBLIGATIONS OF ISSUER FOR FIRST CLOSING............................        57

ARTICLE X - CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASERS AND ISSUER FOR SECOND CLOSING............        57

   10.01    CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASERS FOR SECOND CLOSING.......................        57
   10.02    CONDITIONS PRECEDENT TO OBLIGATIONS OF ISSUER FOR SECOND CLOSING...........................        58

ARTICLE XI - CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASERS AND ISSUER FOR THIRD CLOSING,
ADDITIONAL CLOSINGS AND PREFERRED STOCK CLOSING .......................................................        59

   11.01    CONDITIONS PRECEDENT TO OBLIGATIONS FOR THIRD CLOSING......................................        59
   11.02    CONDITIONS PRECEDENT TO OBLIGATIONS FOR ADDITIONAL CLOSINGS................................        60
   11.03    CONDITIONS PRECEDENT TO OBLIGATIONS FOR PREFERRED STOCK CLOSING............................        60

ARTICLE XII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES...............................................        60

   12.01    SURVIVAL OF ISSUER REPRESENTATIONS AND WARRANTIES..........................................        60
   12.02    SURVIVAL OF PURCHASERS, REPRESENTATIONS AND WARRANTIES.....................................        61

ARTICLE XIII - INDEMNIFICATION.........................................................................        61

   13.01    INDEMNIFICATION............................................................................        61
   13.02    DETERMINATION OF LOSSES....................................................................        62
   13.03    LIMITATIONS ON LIABILITY...................................................................        62
   13.04    OTHER INDEMNIFICATION PROVISIONS...........................................................        64

ARTICLE XIV - TERMINATION..............................................................................        64

   14.01    TERMINATION................................................................................        64
   14.02    EFFECT OF TERMINATION......................................................................        64

ARTICLE XV - MISCELLANEOUS.............................................................................        65

   15.01    NOTICES....................................................................................        65
   15.02    ENTIRE AGREEMENT...........................................................................        68
   15.03    EXPENSES...................................................................................        68
   15.04    PUBLIC ANNOUNCEMENTS.......................................................................        69
   15.05    CONFIDENTIALITY............................................................................        69
   15.06    WAIVER; ENFORCEMENT OF RIGHTS..............................................................        70
   15.07    AMENDMENT..................................................................................        70
   15.08    OBLIGATIONS OF PURCHASERS SEVERAL; NO THIRD PARTY BENEFICIARY..............................        70
   15.09    NO ASSIGNMENT; BINDING EFFECT..............................................................        70
   15.10    HEADINGS...................................................................................        70
   15.11    ARBITRATION; CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF
            SOVEREIGN IMMUNITY................ ........................................................        71
   15.12    INVALID PROVISIONS.........................................................................        72
   15.13    GOVERNING LAW..............................................................................        73
   15.14    COUNTERPARTS...............................................................................        73

                                    EXHIBITS




EXHIBIT A - FORM OF SUPPLEMENTAL AGREEMENTS

EXHIBIT B - FORM OF SECOND AND THIRD CLOSING DISCLOSURE LETTERS

EXHIBIT C - FORM OF SECOND AND THIRD CLOSING OPTION WAIVER NOTICES

EXHIBIT D - BUSINESS PLAN

EXHIBIT E - FORM OF FUTURE TRADEMARK LICENSE AGREEMENT

EXHIBIT F - VIP/ECO TELECOM SHARE PURCHASE AGREEMENT

EXHIBIT G - FORM OF VIP OFFICER'S CERTIFICATE TO BE DELIVERED AT SECOND CLOSING

EXHIBIT H - FORM OF VIP OFFICER'S CERTIFICATE TO BE DELIVERED AT THIRD CLOSING

                                    SCHEDULES


SCHEDULE 1.01(A)               PERSONS WITH ACTUAL KNOWLEDGE

SCHEDULE 1.01(B)               PURCHASERS' DESIGNEES FOR ELECTION TO THE BOARD

SCHEDULE 1.01(C)               PER SHARE PRICE

SCHEDULE 1.01(D)               LIST OF TRADEMARK LICENSE AGREEMENTS

SCHEDULE 2.01(a)(i)            FORM OF FIRST CLOSING INDIVIDUAL SHARE PURCHASE AGREEMENT

SCHEDULE 2.01(b)               FIRST CLOSING VIP PURCHASE PRICE

SCHEDULE 2.02(a)(i)            FORM OF SECOND CLOSING ECO TELECOM INDIVIDUAL SHARE PURCHASE AGREEMENT

SCHEDULE 2.02(a)(ii)           FORM OF SECOND CLOSING VIP INDIVIDUAL SHARE PURCHASE AGREEMENT

SCHEDULE 2.02(a)(iii)          FORM OF SECOND CLOSING TELENOR INDIVIDUAL SHARE PURCHASE AGREEMENT

SCHEDULE 2.02(b)(i)            SECOND CLOSING ECO TELECOM PURCHASE PRICE

SCHEDULE 2.03(a)(i)            FORM OF THIRD CLOSING ECO TELECOM INDIVIDUAL SHARE PURCHASE AGREEMENT

SCHEDULE 2.03(a)(ii)           FORM OF THIRD CLOSING VIP INDIVIDUAL SHARE PURCHASE AGREEMENT

SCHEDULE 2.03(a)(iii)          FORM OF THIRD CLOSING TELENOR INDIVIDUAL SHARE PURCHASE AGREEMENT

SCHEDULE 2.03(b)(i)            THIRD CLOSING ECO TELECOM PURCHASE PRICE

SCHEDULE 2.07(a)               FORM OF PREFERRED STOCK PURCHASE AGREEMENT

SCHEDULE 3.03(h)               OUTSTANDING OPTIONS

SCHEDULES 3.04(b)              ISSUER THIRD PARTY CONSENTS

SCHEDULES 3.04(c)              ISSUER REGULATORY CONSENT AND APPROVALS

SCHEDULE 3.07(a)               ISSUER SUBSIDIARIES

SCHEDULE 3.08(a)               GMS AND BOARD PROTOCOLS OF ISSUER

SCHEDULE 3.08(b)               SHARE REGISTER OF ISSUER AND LIST OF SHAREHOLDERS OF SUBSIDIARIES

SCHEDULE 3.08(c)               LOCATION OF SHARE REGISTER, TELECOM LICENSES AND ACCOUNTING RECORDS

SCHEDULE 3.09                  FINANCIAL STATEMENTS

SCHEDULE 3.10                  UNDISCLOSED INDEBTEDNESS, LIENS AND LIABILITIES

SCHEDULE 3.12(a)               POSSESSION OF LICENSES

SCHEDULE 3.12(b)               PERFORMANCE OF OBLIGATIONS UNDER LICENSES/REVOCATIONS

SCHEDULE 3.12(c)               LICENSE RESTRICTIONS

SCHEDULE 3.13                  INVESTMENTS

SCHEDULE 3.14                  ISSUER BROKERS

SCHEDULE 4.02                  VIP SHAREHOLDER APPROVAL REQUIRED

SCHEDULE 4.03(b)(i)            ECO TELECOM REGULATORY CONSENTS AND APPROVALS

SCHEDULE 4.03(b)(ii)           VIP REGULATORY CONSENTS AND APPROVALS

SCHEDULE 4.03(b)(iii)          TELENOR REGULATORY CONSENTS AND APPROVALS

SCHEDULE 4.03(c)               VIP THIRD PARTY CONSENTS

SCHEDULE 4.06                  PURCHASERS' BROKERS

SCHEDULE 5.08                  INFORMATION NOT TO BE DISCLOSED BY VIP-R

SCHEDULE 5.13                  CONTRACT PROVISION REGARDING CANCELLATION OF PREFERRED STOCK

SCHEDULE 8.01                  CERTAIN EXPENSES AND VAT

SCHEDULE 8.01(b)               CERTAIN TAX LIABILITIES

SCHEDULE 8.02                  LOAN AGREEMENTS AND OTHER ARRANGEMENTS

         PRIMARY AGREEMENT dated as of May 30, 2001 between ECO TELECOM LIMITED, a company organized and existing under the Laws of Gibraltar ("ECO TELECOM"), TELENOR EAST INVEST AS, a company organized and existing under the Laws of Norway ("TELENOR"), OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS", an open joint stock company organized and existing under the Laws of the Russian Federation ("VIP" and together with Eco Telecom and Telenor, the "PURCHASERS") and CLOSED JOINT STOCK COMPANY "VIMPELCOM-REGION", a closed joint stock company organized and existing under the Laws of the Russian Federation (the "ISSUER").


                                   WITNESSETH:

         WHEREAS, the Issuer currently is a wholly-owned subsidiary of VIP;

         WHEREAS, VIP and the Issuer desire to enter into a strategic relationship with Eco Telecom for the purpose, among other things, of accelerating the development, through the Issuer, of VIP's regional GSM license portfolio;

         WHEREAS, the Issuer desires to issue and to sell, and each of VIP and Eco Telecom desires to subscribe for and purchase, shares of Common Stock, on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the Issuer desires to grant to each of VIP and Telenor an option to subscribe for and purchase shares of Common Stock, on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, the Issuer desires to issue and sell, and Eco Telecom desires to subscribe for and purchase, shares of Preferred Stock, on the terms and subject to the conditions (including conditions regarding the subsequent repurchase of such shares of Preferred Stock) set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                   ARTICLE I - DEFINITIONS AND INTERPRETATION

1.01     Definitions

         As used herein, the following terms shall have the following meanings:

         "ACCOUNT BANK" shall mean Citibank T/O (OOO), as account bank under the Account Bank and Overdraft Agreement.

         "ACCOUNT BANK AND OVERDRAFT AGREEMENT" shall mean the Account Bank and Overdraft Agreement, dated the date hereof, by and among the Issuer, VIP, Eco Telecom and the Account Bank.

         "ACTIONS OR PROCEEDINGS" shall mean any action, suit, proceeding or arbitration commenced, brought, conducted or heard by or before any Governmental or Regulatory Authority.

         "ACTUALLY KNOWN TO SUCH PURCHASER" shall mean, with respect to each Purchaser, to the knowledge and belief of the Persons specified immediately below the name of such Purchaser on Schedule 1.01(A), except that for purposes of Sections 2.04 and 2.05, such phrase shall have the respective meanings set forth in Section 2.04(e)(iii) and 2.05(e)(iii).

         "ADDITIONAL CLOSINGS" shall mean the Additional Second Closings and the Additional Third Closings.

         "ADDITIONAL CLOSINGS SHARES" shall mean the number of shares of Common Stock that VIP and/or Telenor, as the case may be, may purchase pursuant to Sections 2.04(e), 2.04(g), 2.05(e) and 2.05(g).

         "ADDITIONAL SECOND CLOSINGS" shall mean the consummation of the sale of Common Stock to Telenor or VIP, as the case may be, pursuant to Sections 2.04(e) and 2.04(g).

         "ADDITIONAL THIRD CLOSINGS" shall mean the consummation of the sale of Common Stock to Telenor or VIP, as the case may be, pursuant to Sections 2.05(e) and 2.05(g).

         "ADDITIONAL CLOSINGS PURCHASE PRICE" shall mean the aggregate cash amount, if any, paid by VIP or Telenor, as the case may be, at the Additional Closings.

         "AFFILIATE" shall mean, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such Person's spouse, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person or Persons specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including, without limitation, any protector or settlor of a trust) or in which any such Person or Persons identified herein, directly or indirectly, has a substantial beneficial interest and any Person who is controlled by any such trust or estate. As used in this definition, "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise) of such Person.

         "AGREEMENT" shall mean this Primary Agreement, the Disclosure Letters, the Exhibits and the Schedules hereto and the certificates delivered in accordance with Article VIII and Article IX.

         "ALFA BANK GUARANTEE" shall mean the Guarantee, dated as of the date hereof, executed and delivered by OAO Alfa Bank, as guarantor, in favor of VIP, as beneficiary.

         "APPLICABLE RATE" shall mean the rate of interest from time to time announced by J.P. Morgan Chase & Co. as its prime commercial lending rate.

         "ASSETS AND PROPERTIES" shall mean, with respect to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, used, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, Investments, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

         "BEE LINE FUND" shall mean "Bee Line" Non-Profit Fund (known in Russian and formerly known in English as the Fund for Non-Commercial Programs "Bee Line"), a nonprofit organization organized and existing under the Laws of the Russian Federation.

         "BOARD" shall mean the Board of Directors of the Issuer.

         "BOOKS AND RECORDS" shall mean the documents and information which the Issuer is obliged to disclose to its shareholders in accordance with the laws of the Russian Federation and the Charter.

         "BUSINESS" shall have the meaning specified in the VIP-R Shareholders Agreement.

         "BUSINESS COMBINATION" shall mean, with respect to any Person, any merger, consolidation or combination to which such Person is a party, the issuance or disposition or acquisition of any shares to or from, as applicable, any third party, any sale, dividend, split or other disposition or acquisition of Equity Interests of such Person, any sale, dividend or other disposition or acquisition of all or substantially all of the Assets or Properties of such Person or the creation of any Subsidiary, the value of which exceeds US$5 million.

         "BUSINESS DAY" shall mean a day other than a Saturday, a Sunday or any day on which banks located in Moscow, Russia, Oslo, Norway, London, England or New York, New York are authorized or obliged to close.

         "BUSINESS OR CONDITION OF THE ISSUER" shall mean the business, condition (financial or otherwise), results of operations and Assets and Properties of the Issuer and its Subsidiaries taken as a whole.

         "BUSINESS PLAN" shall have the meaning specified in Section 5.05.

         "CBR" shall mean the Central Bank of the Russian Federation (Tsentralniy bank Rossiiskoy Federatsii or Bank Rossii), including any applicable territorial agency thereof, or any successor thereto.

         "CEO" shall mean the individual executive body (edinolichniy ispolnitelniy organ) of the Issuer, whether the title of such officer is "Chief Executive Officer", "General Director" or otherwise.

         "CHARTER" shall mean the most recent version of the charter (ustav) of the Issuer, as registered with the MRC on August 31, 1999, amended November 24, 2000 and as may be amended from time to time.

         "CHARTER CAPITAL" (ustavniy kapital) shall mean the aggregate value of the ownership interests in a Person as stated in its charter, provided that, with respect to a joint stock company, the Charter Capital shall mean the aggregate nominal value of its issued and outstanding shares.

         "CLOSINGS" shall mean the First Closing, the Second Closing, the Third Closing, the Additional Closings and the Preferred Stock Closing.

         "COMMON STOCK" shall mean the shares of common stock of the Issuer, as defined in the Charter .

         "COMPENSATING SECTIONS" shall have the meaning specified in Section
2.11.

         "CONTRACT" shall mean any agreement, letter of intent, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral), in each case, to the extent legally binding.

         "CONVERSION" shall have the meaning specified in Section 2.11.

         "CONVERTIBLE DECISION ON ISSUANCE" shall have the meaning specified in
Section 2.11.

         "CONVERTIBLE NOTES" shall mean the 5.5% Senior Convertible Notes due 2005 of VimpelCom B.V., guaranteed by VIP and issued under the Indenture.

         "DEFAULT DATE" shall have the meaning specified in Section 2.12.

         "DEFAULT REPURCHASE NOTICE" shall have the meaning specified in Section 2.12.

         "DISCLOSURE LETTERS" shall mean the Second Closing Disclosure Letter and/or the Third Closing Disclosure Letter, as the case may be.

         "DR. ZIMIN" shall mean Dr. Dmitri Borisovich Zimin, a Russian citizen.

         "ECO TELECOM" shall have the meaning specified in the preamble to this Agreement.

         "ECO TELECOM CONTRIBUTION DEFAULT" shall mean an Eco Telecom Second Closing Contribution Default and/or an Eco Telecom Third Closing Contribution Default.

         "ECO TELECOM GUARANTEE AGREEMENT" shall mean the Guarantee Agreement, dated as of the date hereof, by and among CTF Holdings Limited, Eco Holdings Limited, Telenor, the Issuer and VIP.

         "ECO TELECOM PREFERRED STOCK" shall mean 1,323 shares of Preferred Stock issued by the Issuer to Eco Telecom at the Preferred Stock Closing.

         "ECO TELECOM PREFERRED STOCK PURCHASE AGREEMENT" shall mean the Share Purchase Agreement, dated the date hereof, between Eco Telecom and Overture Limited with respect to shares of preferred stock and shares of common stock of VIP.

         "ECO TELECOM SECOND CLOSING CONTRIBUTION DEFAULT" shall be deemed to have occurred if Eco Telecom does not pay the Second Closing Eco Telecom Purchase Price to the Issuer on the Second Closing Date for any reason other than due to the non-fulfillment on the Second Closing Date of the conditions precedent contained in paragraphs (c) through (g) of Section 10.01.

         "ECO TELECOM SHARE PURCHASE AGREEMENTS" shall mean, collectively, the Share Purchase Agreement, dated the date hereof, between Eco Telecom and Dr. Zimin in respect of shares of common stock of VIP and the Eco Telecom Preferred Stock Purchase Agreement.

         "ECO TELECOM THIRD CLOSING CONTRIBUTION DEFAULT" shall be deemed to have occurred if Eco Telecom does not pay the Third Closing Eco Telecom Purchase Price to the Issuer on the Third Closing Date for any reason other than due to the non-fulfillment on the Closing Date of the conditions precedent contained in paragraphs (a)(iii) through (a)(vii) of Section 11.01.

         "ECO TELECOM UNDERTAKING LETTER" shall mean the letter of undertaking, dated the date hereof, between Eco Telecom and the Issuer.

         "EQUITY INTEREST" in a Person shall mean any share of capital stock of such Person, or any partnership share or other ownership interest in such Person.

         "ESCROW AGENT" shall mean Citibank, N.A., London Branch, as escrow agent under the Escrow Agreement.

         "ESCROW AGREEMENT" shall mean the Escrow Agreement dated the date hereof among the Escrow Agent, Eco Telecom and VIP.

         "EXCHANGE ACT" shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission thereunder.

         "EXERCISE TRANSFER" shall have the meaning specified in Section 2.10.

         "EXISTING SUBSIDIARIES" shall mean the Subsidiaries of the Issuer other than Closed Joint Stock Company "Sotovaya Compania".

         "FCSM" shall mean the Federal Commission for the Securities Market of the Russian Federation (Federalnaya komissiya po rinku tsennikh bumag Rossiiskoy Federatsii or "FKTsB"), or any successor thereto, including any applicable territorial agency thereof.

         "FINAL DATE" shall have the meaning specified in the VIP Primary Agreement.

         "FINANCIAL STATEMENTS" shall have the meaning specified in Section
3.09.

         "FIRST CLOSING" shall mean the consummation of the purchase and sale of the First Closing VIP Shares.

         "FIRST CLOSING DATE" shall mean the date on which the First Closing is to occur, which date shall be the same day as the VIP Closing.

         "FIRST CLOSING ISSUER/ECO TELECOM INDEMNITY AMOUNT" shall mean the amount of that portion of the purchase price as is specified opposite Eco Telecom's name in Schedule 2.02 to the VIP Primary Agreement.

         "FIRST CLOSING ISSUER/VIP INDEMNITY AMOUNT" shall equal the First Closing VIP Purchase Price.

         "FIRST CLOSING VIP PURCHASE PRICE" shall mean a cash amount equal to the amount as set forth on Schedule 2.01(b).

         "FIRST CLOSING VIP SHARES" shall mean 2,969 shares of Common Stock.

         "FIRST VIP-R BOARD DATE" shall mean the date of the first meeting (or unanimous written consent in lieu of a meeting) of the Board at which all designees of each Purchaser listed on Schedule 1.01(B) and then legally capable of serving on the Board are members of the Board.

         "FLSM" shall mean the Russian Federation Federal Law on Securities Markets dated 22 April, 1996 (1) 39-FZ, as amended.

         "FUTURE TRADEMARK LICENSE AGREEMENT" shall have the meaning specified in Section 8.04.

         "FUTURE VIP TRADEMARKS" shall mean any trademarks of VIP registered by Rospatent following the date hereof which are used by VIP in the Business (it being understood that this shall not include trademarks used for the promotion of mobile Internet/WAP portals and related content services provided by means of mobile access to such content and services/resources).

         "GAAP" shall mean United States generally accepted accounting principles, as in effect from time to time.

         "GMS" shall mean the general meeting of the shareholders (obschee sobraniye aktsionerov) of the Issuer, as defined in the Charter.

         "GOVERNMENTAL OR REGULATORY AUTHORITY" shall mean any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official or other competent authority of the Russian Federation, any other country or any state, as well as any county, city or other political subdivision of any of the foregoing.

         "INDEBTEDNESS" shall mean, with respect to any Person, all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases or (e) in the nature of a guarantee of any obligation described in clauses (a) through (d) above of any other Person.

         "INDENTURE" shall mean the Indenture dated as of July 28, 2000 among VimpelCom B.V., as the issuer, VIP, as the guarantor, and The Bank of New York, as trustee.

         "INDIVIDUAL SHARE PURCHASE AGREEMENT" shall mean the share purchase agreement substantially in the form attached as Annex A to the Schedules to
Article II, as indicated in Article II.

         "INTELLECTUAL PROPERTY" shall mean patents and patent rights, licenses, inventions, copyrights and copyright rights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks and trademark rights, service marks and service mark rights, trade names and trade name rights, service names and service name rights, brand names, processes formulae, trade dress, business and product names, logos, slogans, industrial models, processes, designs, methodologies, software programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

         "ISSUER" shall have the meaning specified in the preamble to this Agreement.

         "INVESTMENTS" shall mean all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures, general and limited partnerships, and other Persons, mortgage loans and other investment or portfolio assets owned of record or beneficially by a Person (other than (a) any direct or indirect Subsidiaries of the Issuer or any ownership interests therein and (b) any short-term trade receivables generated in the ordinary course of business).

         "KBI" shall mean Public Joint Stock Company KB Impuls, an open joint stock company organized and existing under the Laws of the Russian Federation. "KNOWLEDGE" of a Person or "KNOWN" to a Person shall mean to the best of the knowledge and belief of such Person after having made reasonable inquiries.

         "LAWS" shall mean all laws, decrees, resolutions, instructions, statutes, rules, regulations, acts, ordinances and other pronouncements having the effect of law or regulation of the Russian Federation, any other country or any state as well as any county, city or other political subdivision of any of the foregoing.

         "LIABILITIES" shall mean all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

         "LICENSES" shall mean all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority, including, without limitation, all Telecom Licenses.

         "LIEN" shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to grant any of the foregoing.

         "LOSS" shall mean any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including, without limitation, interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other similar proceedings or of any claim, default or assessment).

         "MAMP" shall mean the Ministry for Anti-Monopoly Policy and Support for Entrepreneurship of the Russian Federation (Ministerstvo Rossiiskoy Federatsii po Antimonopolnoy politike i podderzhke predprinimatelstva), or any successor thereto, including any applicable territorial agency thereof.

         "MATERIAL ADVERSE EFFECT" shall mean, with respect to any Person, a material adverse effect on or with respect to the business, assets, financial condition or results of operations of such Person and its Subsidiaries taken as a whole, or upon such Person's ability to perform its obligations under this Agreement and the other Principal Agreements, if any, to which it is a party.

         "MRC" shall mean the Moscow Registration Chamber (Moskovskaya registratsionaya palata), or any successor thereto.

         "MOSCOW LICENSE AREA" shall mean the city of Moscow and the Moscow region (Moskovskaya Oblast).

         "NON-DEDUCTIBLE VAT" shall have the meaning specified in Section 8.02.

         "ONE SHARE OF VIP-R COMMON STOCK" shall have the meaning specified in
Section 8.05.

         "OPTION" shall mean, with respect to any Person, any security, right, subscription, warrant, option, phantom stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any Equity Interest in such Person or any security of any kind convertible into or exchangeable or exercisable for any Equity Interest in such Person or (b) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of any Equity Interest in such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any Equity Interests in such Person are voted.

         "OPTION AGREEMENT" shall mean the Option Agreement dated the date hereof, between Eco Telecom and Telenor.

         "ORDER" shall mean any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority.

         "PER SHARE PRICE" shall mean the price per share of Common Stock as set forth in Schedule 1.01(C); provided, however, if in connection with the Second Closing and/or Third

Closing, the Board determines, upon written advice of legal counsel and an independent licensed appraiser (otsenshik), that the Per Share Price shall represent an amount less than or greater than set forth in Schedule 1.01(C), then the parties hereto agree that for purposes of Sections 2.02, 2.03, 2.04 and
2.05 of this Agreement, the Per Share Price shall mean such amount as determined by the Board..

         "PERMITTED LIEN" shall mean (a) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent, and (c) any mechanic's, materialman's or other similar Lien arising by operation of Law or any minor imperfection of title or similar Lien, none of which individually or in the aggregate with other such Liens materially impairs the value of the property subject to such Lien or the use of such property in the conduct of the business of the Issuer.

         "PERSON" shall mean any natural person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority, whether incorporated or unincorporated.

         "PREFERRED STOCK" shall mean, collectively, the shares of type A convertible preferred stock of the Issuer, as will be defined in the Charter.

         "PREFERRED STOCK CLOSING" shall mean the consummation of the purchase and sale of the Eco Telecom Preferred Stock on the Preferred Stock Closing Date.

         "PREFERRED STOCK CLOSING DATE" shall mean the date on which the Preferred Stock Closing is scheduled to occur, which date shall occur within seventy-five (75) days after the First Closing Date as notified in writing by the Issuer or such other date as the Issuer, VIP and Eco Telecom may mutually determine.

         "PREFERRED STOCK PURCHASE AGREEMENT" shall mean the purchase agreement attached as Annex A to Schedule 2.07(a) to this Agreement to be entered into at the Preferred Stock Closing between Eco Telecom and the Issuer.

         "PREFERRED STOCK PURCHASE PRICE" shall mean a cash amount, to be paid in US dollars, equal to the aggregate nominal value of the Eco Telecom Preferred Stock.

         "PRINCIPAL AGREEMENTS" shall mean this Agreement, the VIP-R Shareholders Agreement, the Escrow Agreement, the Account Bank and Overdraft Agreement, the Option Agreement, the Zimin Principal Agreements, the VIP-R Registration Rights Agreement, the Preferred Stock Purchase Agreement, the VIP/Eco Telecom Share Purchase Agreement, the Eco Telecom Guarantee Agreement, the Alfa Bank Guarantee, the Telenor Guarantee Agreement, the VIP Primary Agreement, the VIP Shareholders Agreement, the VIP Registration Rights Agreement, the Termination Agreement, the Supplemental Agreements, the Telenor Undertaking Letter, the Eco Telecom Undertaking Letter and the Trademark Agreements.

         "PURCHASERS" shall have the meaning specified in the preamble to this Agreement.

         "PURCHASERS' SHARES" shall mean the First Closing VIP Shares, the Second Closing Shares, the Third Closing Shares and the Additional Closings Shares collectively.

          "REGISTRAR" shall mean the duly appointed shareholder registrar of the Issuer or any successor thereto, as of the date of this Agreement, being the Russian closed joint stock company National Registry Company.

         "REPRESENTATIVES" shall mean, with respect to any Person, its officers, directors, shareholders, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.

         "ROSPATENT" shall mean the patent agency (office) of the Russian Federation.

         "SECOND CLOSING" shall mean the consummation of the purchase and sale of the Second Closing Eco Telecom Shares as provided in the Agreement.

         "SECOND CLOSING APPLICABLE PERCENTAGE" shall have the meaning specified in Section 2.08(a).

         "SECOND CLOSING CONTRIBUTION DEFAULT PERCENTAGE" shall mean, in respect of any Purchaser, the percentage of the issued and outstanding voting capital stock of the Issuer that such Purchaser would have owned if

         (i) the issuance of the Second Closing VIP Shares (if any) and the Second Closing Telenor Shares (if any) at the Second Closing was effected at the Per Share Price specified in Schedule 1.01(C) without redistribution of Preferred Stock as contemplated in Section 2.08;

         (ii) (if Telenor has exercised the VIP-R Call Option before the Second Closing Date) Telenor exercised the VIP-R Call Option, but redistribution of the Preferred Stock as contemplated in Section 2.10 did not occur; and

         (iii) the Preferred Stock Closing has occurred and the Issuer repurchased from Eco Telecom and cancelled all the shares of Eco Telecom Preferred Stock.

         "SECOND CLOSING DATE" shall mean the date on which the Second Closing is scheduled to occur, which date will be the twelve (12) month anniversary of the First Closing Date (or, if such date is not a Business Day, then on the first Business Day following such date), or such other date as the parties hereto may mutually determine; provided, however, that Eco Telecom may extend the Second Closing Date by written notice to the Issuer, VIP and Telenor, to a date which is a Business Day and which is not more than seven (7) months following the 12 month anniversary of the First Closing Date, if it has complied with Section 7.01 and notwithstanding such compliance, MAMP approval has not yet been obtained by Eco Telecom on such 12 month anniversary.

         "SECOND CLOSING DISCLOSURE LETTER" shall have the meaning specified in
Section 2.04(e).

         "SECOND CLOSING ECO TELECOM PURCHASE PRICE" shall mean a cash amount equal to the amount as set forth on Schedule 2.02(b)(i), reduced by the Second Closing Redirection Amount, if any.

         "SECOND CLOSING ECO TELECOM SHARES" shall mean the number of shares of Common Stock determined by dividing the Second Closing Eco Telecom Purchase Price by the Per Share Price.

         "SECOND CLOSING IMPLIED PERCENTAGE" shall mean, in respect of any Purchaser, the percentage of the issued and outstanding voting capital stock of the Issuer that such Purchaser would have owned if:

         (i) (if Telenor has exercised the VIP-R Call Option before the Second Closing Date) Telenor exercised the VIP-R Call Option, but redistribution of the Preferred Stock as contemplated by Section 2.10 did not occur,

         (ii) the issuance of the Second Closing Shares at the Second Closing was effected at the Per Share Price specified in Schedule 1.01(C), without redistribution of shares of Eco Telecom Preferred Stock as contemplated by Section 2.08, and

         (iii) the Preferred Stock Closing has occurred and the Issuer repurchased from Eco Telecom and cancelled such number of shares of Eco Telecom Preferred Stock which would have been required to have been repurchased and cancelled for Eco Telecom to own twenty-five percent (25%) plus one (1) share of the issued and outstanding voting capital stock of the Issuer (after giving effect to the transactions described in clauses (ii) and (iii)).

         "SECOND CLOSING ISSUER/ECO TELECOM INDEMNITY AMOUNT" shall mean the sum of (a) the First Closing Issuer/Eco Telecom Indemnity Amount plus (b) (x) if Eco Telecom has purchased the Second Closing Eco Telecom Shares, US$58.5 million or
(y) if Eco Telecom has not purchased the Second Closing Eco Telecom Shares,
US$0.

         "SECOND CLOSING ISSUER/TELENOR INDEMNITY AMOUNT" shall mean, (x) if Telenor has exercised its Second Closing Telenor Option and purchased shares in connection therewith, an amount equal to the Second Closing Telenor Purchase Price or (y) if Telenor has not exercised its Second Closing Telenor Option and purchased shares in connection therewith, an amount equal to US$0.

         "SECOND CLOSING ISSUER/VIP INDEMNITY AMOUNT" shall mean the sum of (a) the First Closing Issuer/VIP Indemnity Amount plus (b) (x) if VIP has exercised its Second Closing VIP Option and purchased shares in connection therewith, an amount equal to the Second Closing VIP Purchase Price or (y) if VIP has not exercised its Second Closing VIP Option and purchased shares in connection therewith, an amount equal to US$0.

         "SECOND CLOSING NOTICE OF INTENTION" shall have the meaning specified in Section 2.04(d).

         "SECOND CLOSING OPTION" shall have the meaning specified in Section 2.04(d).

         "SECOND CLOSING PRE-CLOSING MEETING" shall have the meaning specified in Section 2.02(c)(i).

         "SECOND CLOSING PURCHASE PRICE" shall mean the aggregate of the Second Closing Eco Telecom Purchase Price, the Second Closing VIP Purchase Price and the Second Closing Telenor Purchase Price.

         "SECOND CLOSING REDIRECTION AMOUNT" shall mean the cash amount (up to a maximum of US$25 million), if any, paid by Eco Telecom in the aggregate between the First Closing and the Second Closing to purchase New Securities of VIP in connection with an issuance of New Securities of VIP with respect to which Eco Telecom voted in favor pursuant to the Eco Telecom Undertaking Letter and only
(i) in the amount necessary to maintain its aggregate percentage ownership interest in the voting capital stock of VIP at the Specified Percentage and (ii) in connection with issuances of New Securities the proceeds of which are not used to purchase new shares of voting capital stock of the Issuer in connection with a share issuance by the Issuer to acquire an Opportunity offered to the Issuer by Eco Telecom pursuant to Section 5.02(c) of the VIP Registration Rights Agreement or Section 6.02(c) of the VIP-R Shareholders Agreement. As used in this definition, the terms "New Securities", "Specified Percentage" and "Opportunity" shall have the meanings specified in the VIP Registration Rights Agreement.

         "SECOND CLOSING SHARES" shall mean the Second Closing Eco Telecom Shares, the Second Closing VIP Shares, if any, and the Second Closing Telenor Shares, if any.

         "SECOND CLOSING TELENOR OPTION" shall have the meaning specified in
Section 2.04(b).

         "SECOND CLOSING TELENOR PRIMARY OPTION SHARES" shall have the meaning specified in Section 2.04(b).

         "SECOND CLOSING TELENOR PRIMARY OPTION PURCHASE PRICE" shall have the meaning specified in Section 2.04(b).

         "SECOND CLOSING TELENOR PURCHASE PRICE" shall mean the cash amount to be paid by Telenor as determined pursuant to Section 2.04(b).

         "SECOND CLOSING TELENOR REDUCED SHARES" shall have the meaning specified in Section 2.04(b).

         "SECOND CLOSING TELENOR SECONDARY OPTION SHARES" shall have the meaning specified in Section 2.04(b).

         "SECOND CLOSING TELENOR SHARES" shall mean the number of shares of Common Stock that Telenor elects to purchase at the Second Closing pursuant to
Section 2.04(b).

         "SECOND CLOSING VIP OPTION" shall have the meaning specified in Section 2.04(a).

         "SECOND CLOSING VIP PRIMARY OPTION SHARES" shall have the meaning specified in Section 2.04(a).

         "SECOND CLOSING VIP PRIMARY OPTION PURCHASE PRICE" shall have the meaning specified in Section 2.04(a).

         "SECOND CLOSING VIP PURCHASE PRICE" shall mean the cash amount to be paid by VIP as determined pursuant to Section 2.04(a).

         "SECOND CLOSING VIP SECONDARY OPTION SHARES" shall have the meaning specified in Section 2.04(a).

         "SECOND CLOSING VIP SHARES" shall mean the number of shares of Common Stock that VIP elects to purchase at the Second Closing pursuant to Section 2.04(a).

         "SECURITIES ACT" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission thereunder.

          "SPECIFIED LEGISLATION" shall mean a presidential decree (oeac), governmental resolution (iinoaiiaeaiea) or law enacted by the Duma and signed by the President (caeii).

         "SRC" shall mean the State Registration Chamber under the Ministry of Justice of the Russian Federation (Gosudarstvennaya registratsionnaya palata pri Ministerstve iustitsii Rossiiskoy Federatsii), or any successor thereto.

         "SUBSIDIARY" shall mean, with respect to any Person, (a) any corporation in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such corporation and/or (b) any partnership, association, joint venture or other entity in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the Equity Interest of such partnership, association, joint venture or other entity.

         "SUPPLEMENTAL AGREEMENTS" shall mean, collectively, each of the Supplemental Agreements, each substantially in the form attached as Exhibit A, to be entered into as of the First Closing, in respect of the Zimin Preferred Stock Agreements.

         "TAXES" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added alternative or add-on minimum, estimated, or other tax, duty, governmental fee or charge or any kind whatsoever, including any interest, penalty, or addition thereto.

         "TELECOM LICENSES" shall mean (a) the Issuer's four (4) licenses for GSM 900/1800 services in the following regions: the Central and the Central Black Earth region, the North Caucasus region, the Siberian region and the Volga region and (b) frequency permits (razreshenia na ispolzovanie radiochastot dlya exploitazii RES) relating to the licenses referred to in clause (a).

         "TELENOR" shall have the meaning specified in the preamble to this Agreement.

         "TELENOR GUARANTEE AGREEMENT" shall mean the Guarantee Agreement, dated as of the date hereof, by and among Telenor ASA, Eco Telecom, the Issuer and VIP.

         "TELENOR OPTION EXERCISE PERCENTAGE" shall mean, in respect of any Purchaser, the percentage of the issued and outstanding voting capital stock of the Issuer that such Purchaser would have owned if:

         (i) Telenor exercised the VIP-R Call Option;

         (ii) (if Telenor has exercised the VIP-R Call Option between the Second Closing Date and the Third Closing Date) the issuance of the shares of Common Stock of the Issuer at the Second Closing was effected at the Per Share Price specified in Schedule 1.01(C) (if an Eco Telecom Second Closing Contribution Default has actually occurred, taking such Eco Telecom Second Closing Contribution Default into account) without redistribution of Preferred Stock as contemplated in Section 2.08 ;

         (iii) (if Telenor has exercised the VIP-R Call Option after the Third Closing Date) the issuance of the shares of Common Stock of the Issuer at the Third Closing was effected at the Per Share Price specified in
         Schedule 1.01(C), (if an Eco Telecom Third Closing Contribution Default has actually occurred, taking such Eco Telecom Third Closing Contribution Default into account) without redistribution of the Preferred Stock as contemplated in Section 2.09; and

         (iv) the Preferred Stock Closing has occurred and the Issuer repurchased from Eco Telecom and cancelled all the Eco Telecom Preferred Stock.

         "TELENOR SHARE PURCHASE AGREEMENT" shall mean the Share Purchase Agreement dated the date hereof, between Telenor and Overture Limited.

         "TELENOR THIRD CLOSING NOTICE OF INTENTION" shall have the meaning specified in Section 2.05(c)(ii).

         "TELENOR UNDERTAKING LETTER" shall mean the letter of undertaking, dated the date hereof, between Telenor and the Issuer.

         "TERMINATION AGREEMENT" shall mean the Termination Agreement, dated the date hereof, between and among Telenor, Telenor Communication AS, VIP, VimpelCom Finance B.V., VimpelCom B.V., VC Limited, Dr. Zimin, Glavsotkom and the Bee Line Fund.

         "THIRD CLOSING" shall mean the consummation of the purchase and sale of the Third Closing Eco Telecom Shares as provided in this Agreement.

         "THIRD CLOSING APPLICABLE PERCENTAGE" shall have the meaning specified in Section 2.09(a).

         "THIRD CLOSING CONTRIBUTION DEFAULT PERCENTAGE" shall mean, in respect of any Purchaser, the percentage of the issued and outstanding voting capital stock of the Issuer that such Purchaser would have owned if:

         (i) the issuance of the Second Closing Shares at the Second Closing was effected at the Per Share Price specified in Schedule 1.01(C) without redistribution of Preferred Stock as contemplated in Section 2.08;

         (ii) the issuance of the Third Closing VIP Shares (if any) and the Third Closing Telenor Shares (if any) at the Third Closing was effected at the Per Share Price specified in Schedule 1.01(C) without redistribution of Preferred Stock as contemplated in Section 2.09;

         (iii) (if Telenor has exercised the VIP-R Call Option before the Third Closing Date) Telenor exercised the VIP-R Call Option, but redistribution of the Preferred Stock as contemplated in Section 2.10 did not occur; and

         (iv) the Preferred Stock Closing has occurred and the Issuer repurchased from Eco Telecom and cancelled all the shares of Preferred Stock.


         "THIRD CLOSING DATE" shall mean the date on which the Third Closing is scheduled to occur, which date will be the twelve (12) month anniversary of the Second Closing Date, (or, if such date is not a Business Day, then on the first Business Day following such date) or such other date as the parties hereto may mutually determine; provided, however, that Eco Telecom may extend the Third Closing Date by written notice to the Issuer, VIP and Telenor to a date which is a Business Day and which is not more than seven (7) months following the 12 month anniversary of the Second Closing Date, if, it has complied with Section
7.01 and notwithstanding such compliance, MAMP approval has not yet been obtained by Eco Telecom on such 12 month anniversary.

         "THIRD CLOSING DISCLOSURE LETTER" shall have the meaning specified in
Section 2.05(e).

         "THIRD CLOSING ECO TELECOM PURCHASE PRICE" shall mean a cash amount equal to amount as set forth on Schedule 2.03(b)(i), reduced by the Third Closing Redirection Amount, if any.

         "THIRD CLOSING ECO TELECOM SHARES" shall mean the number of shares of Common Stock determined by dividing the Third Closing Eco Telecom Purchase Price by the Per Share Price.

         "THIRD CLOSING IMPLIED PERCENTAGE" shall mean, in respect of any Purchaser, the percentage of the issued and outstanding voting capital stock of the Issuer that such Purchaser would have owned if

         (i) the issuance of the Second Closing Shares at the Second Closing was effected at the Per Share Price specified in Schedule 1.01(C), without redistribution of shares of Eco Telecom Preferred Stock contemplated by
         Section 2.08;

         (ii) the issuance of the Third Closing Shares at the Third Closing was effected at the Per Share Price specified in Schedule 1.01(C), without redistribution of shares of Eco Telecom Preferred Stock contemplated by
         Section 2.09;

         (iii) (if Telenor has exercised the VIP-R Call Option before the Third Closing Date) Telenor exercised the VIP-R Option, without redistribution of the Preferred Stock as contemplated by Section 2.10; and

         (iv) the Preferred Stock Closing has occurred and the Issuer repurchased from Eco Telecom and cancelled the shares of Eco Telecom Preferred Stock.

         "THIRD CLOSING NOTICE OF INTENTION" shall have the meaning specified in
Section 2.05(c)(ii).

         "THIRD CLOSING PRE-CLOSING MEETING" shall have the meaning specified in
Section 2.03(c)(i).

         "THIRD CLOSING PURCHASE PRICE" shall mean the aggregate of the Third Closing Eco Telecom Purchase Price, the Third Closing VIP Purchase Price and the Third Closing Telenor Purchase Price.

         "THIRD CLOSING REDIRECTION AMOUNT" shall mean the cash amount (up to a maximum of US$25 million less any Second Closing Redirection Amount), if any, paid by Eco Telecom in the aggregate between the Second Closing and the Third Closing to purchase New Securities of VIP in connection with an issuance of New Securities of VIP with respect to which Eco Telecom has voted in favor pursuant to the Eco Telecom Undertaking Letter and only (i) in the amount necessary to maintain its aggregate percentage ownership interest in the voting capital stock of VIP at the Specified Percentage and (ii) in connection with issuances of New Securities the proceeds of which are not used to purchase new shares of voting capital stock of the Issuer in connection with a share issuance by the Issuer to acquire an Opportunity offered to the Issuer by Eco Telecom pursuant to Section 5.02(c) of the VIP Registration Rights Agreement or Section

6.02(c) of the VIP-R Shareholders Agreement. As used in this definition, the terms "New Securities", "Specified Percentage" and "Opportunity" shall have the meanings specified in the VIP Registration Rights Agreement.

         "THIRD CLOSING SHARES" shall mean the Third Closing Eco Telecom Shares, the Third Closing VIP Shares, if any, and the Third Closing Telenor Shares, if any.

         "THIRD CLOSING TELENOR OPTION" shall have the meaning specified in
Section 2.05(b).

         "THIRD CLOSING TELENOR PRIMARY OPTION SHARES" shall have the meaning specified in Section 2.05(b).

         "THIRD CLOSING TELENOR PRIMARY OPTION PURCHASE PRICE" shall have the meaning specified in Section 2.05(b).

         "THIRD CLOSING TELENOR PURCHASE PRICE" shall mean the cash amount to be paid by Telenor as determined pursuant to Section 2.05(b).

         "THIRD CLOSING TELENOR SECONDARY OPTION SHARES" shall have the meaning specified in Section 2.05(b).

         "THIRD CLOSING TELENOR SECONDARY OPTION PURCHASE PRICE" shall have the meaning specified in Section 2.05(b).

         "THIRD CLOSING TELENOR SHARES" shall mean the number of shares of Common Stock that Telenor elects to purchase at the Third Closing pursuant to
Section 2.05(b).

         "THIRD CLOSING TELENOR TERTIARY OPTION SHARES" shall have the specified in Section 2.05(b).

         "THIRD CLOSING VIP OPTION" shall have the meaning specified in Section 2.05(a).

         "THIRD CLOSING VIP PRIMARY OPTION SHARES" shall have the meaning specified in Section 2.05(a).

         "THIRD CLOSING VIP PRIMARY OPTION PURCHASE PRICE" shall have the meaning specified in Section 2.05(a).

         "THIRD CLOSING VIP PURCHASE PRICE" shall mean the cash amount to be paid by VIP as determined pursuant to Section 2.05(a).

         "THIRD CLOSING VIP SECONDARY OPTION PURCHASE PRICE" shall have the meaning specified in Section 2.05(a).

         "THIRD CLOSING VIP SECONDARY OPTION SHARES" shall have the meaning specified in Section 2.05(a).

         "THIRD CLOSING VIP SHARES" shall mean the number of shares of Common Stock that VIP elects to purchase at the Third Closing pursuant to Section 2.05(a).

         "TOTAL ISSUER/ECO TELECOM INDEMNITY AMOUNT" shall mean, (a) from the First Closing Date to (but excluding) the date on which the Second Closing occurs, the First Closing Issuer/Eco Telecom Indemnity Amount, (b) from (and including) the date on which the Second Closing occurs to (but excluding) the date on which the Third Closing occurs, the Second Closing Issuer/Eco Telecom Indemnity Amount, and (c) from (and including) the date on which the Third Closing occurs to the date the representations, warranties, covenants and agreements of the parties to this Agreement cease to survive as provided in
Article XII herein, the sum of (i) the First Closing Issuer/Eco Telecom Indemnity Amount, (ii) the Second Closing Issuer/Eco Telecom Indemnity Amount and (iii) (x) if Eco Telecom has purchased the Third Closing Eco Telecom Shares, US$58.5 million or (y) if Eco Telecom has not purchased the Third Closing Eco Telecom Shares, US$0.

         "TOTAL ISSUER/TELENOR INDEMNITY AMOUNT" shall mean (a) from (and including) the date on which the Second Closing occurs to (but excluding) the date on which the Third Closing occurs, the Second Closing Issuer/Telenor Indemnity Amount, and (b) from (and including) the date on which the Third Closing occurs to the date the representations, warranties, covenants and agreements of the parties to this Agreement cease to survive as provided in
Article XII herein, the sum of (i) the Second Closing Issuer/Telenor Indemnity Amount and (ii) (x) if Telenor has exercised its Third Closing Telenor Option and purchased shares in connection therewith, an amount equal to the Third Closing Telenor Purchase Price or (y) if Telenor has not exercised its Third Closing Telenor Option and purchased shares in connection therewith, an amount equal to US$0.

         "TOTAL ISSUER/VIP INDEMNITY AMOUNT" shall mean (a) from the First Closing Date to (but excluding) the date on which the Second Closing occurs, the First Closing Issuer/VIP Indemnity Amount, (b) from (and including) the date on which the Second Closing occurs to (but excluding) the date on which the Third Closing occurs, the Second Closing Issuer/VIP Indemnity Amount, and (c) from (and including) the date on which the Third Closing occurs to the date the representations, warranties, covenants and agreements of the parties to this Agreement cease to survive as provided in Article XII herein, the sum of (i) the First Closing Issuer/VIP Indemnity Amount, (ii) the Second Closing Issuer/VIP Indemnity Amount and (iii) (x) if VIP has exercised its Third Closing VIP Option and purchased shares in connection therewith, an amount equal to the Third Closing VIP Purchase Price or (y) if VIP has not exercised its Third Closing VIP Option and purchased shares in connection therewith, an amount equal to US$0.

         "TRADEMARK AGREEMENTS" shall mean the Trademark License Agreements, dated the date hereof, between the Issuer and VIP, as listed on Schedule 1.01(D).

         "UNCITRAL RULES" shall have the meaning specified in Section 15.11.

         "UPDATED SECOND CLOSING DISCLOSURE LETTER" shall have the meaning specified in Section 2.04(e).

         "UPDATED THIRD CLOSING DISCLOSURE LETTER" shall have the meaning specified in Section 2.05(e).

         "US DOLLARS" and "US$" shall mean the lawful currency of the United States.

         "VIP" shall have the meaning specified in the preamble to this Agreement.

         "VIP CLOSING" shall mean the "Closing" as defined in the VIP Primary Agreement.

         "VIP LLC" shall have the meaning specified in Section 2.07(d).

         "VIP PRIMARY AGREEMENT" shall mean the Primary Agreement, dated the date hereof, among Eco Telecom, Telenor and VIP.

          "VIP REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement, dated the date hereof, among Eco Telecom, Telenor and VIP.

         "VIP SHAREHOLDERS AGREEMENT" shall mean the Shareholders Agreement, dated the date hereof, among Telenor and Eco Telecom.

         "VIP SUB" shall have the meaning specified in Section 2.12.

         "VIP THIRD CLOSING NOTICE OF INTENTION" shall have the meaning specified in Section 2.05(c)(i).

         "VIP/ECO TELECOM SHARE PURCHASE AGREEMENT" has the meaning specified in
Section 8.04.

         "VIP-R CALL OPTION" shall have the meaning specified in the Option Agreement.

         "VIP-R REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement, dated the date hereof, among the Issuer, VIP, Eco Telecom and Telenor.

         "VIP-R SHAREHOLDERS AGREEMENT" shall mean the Shareholders Agreement, dated the date hereof, among Eco Telecom, Telenor, VIP and the Issuer.

         "ZIMIN CALL OPTION AGREEMENTS" shall mean (i) the Zimin Common Call Option Agreement and (ii) the Zimin Preferred Call Option Agreement.

          "ZIMIN COMMON CALL OPTION AGREEMENT" the Call Option Agreement, to be entered into following the First Closing, between Eco Telecom and Overture Limited in respect of shares of common stock of VIP substantially in the form attached as Exhibit A to the Zimin Preferred Call Option Agreement.

         "ZIMIN COMMON PLEDGE AGREEMENT" shall mean the Pledge Agreement, to be entered into following the First Closing, between Eco Telecom and Overture Limited in respect of shares of common stock of VIP substantially in the form attached as Exhibit A to the Zimin Preferred Pledge Agreement.

         "ZIMIN PLEDGE AGREEMENTS" shall mean (i) the Zimin Common Pledge Agreement and the Zimin Preferred Pledge Agreement.

         "ZIMIN PREFERRED CALL OPTION AGREEMENT" shall mean the Call Option Agreement, to be entered into at the First Closing, between Eco Telecom and Overture Limited in respect of shares of preferred stock of VIP substantially in the form attached as Exhibit A to the Eco Telecom Preferred Stock Purchase Agreement.

         "ZIMIN PREFERRED PLEDGE AGREEMENT" shall mean the Pledge Agreement, to be entered into at the First Closing, between Eco Telecom and Overture Limited in respect of shares of preferred stock of VIP substantially in the form attached as Exhibit B to the Eco Telecom Preferred Stock Purchase Agreement.

         "ZIMIN PREFERRED STOCK AGREEMENTS" shall mean, collectively, the Share Purchase Agreement, dated the date hereof, between Dr. Zimin and Overture, the Share Purchase Agreement No. N-I-1 dated April 13, 1998 between Closed Joint Stock Company "Sota-100" and Dr. Zimin, the Share Purchase Agreement No. N-I-2 dated April 13, 1998 between Closed Joint Stock Company "Sota-100" and Dr. Zimin, the Share Purchase Agreement No. EA-I-1 dated April 13, 1998 between Closed Joint Stock Company "KB Impuls-TV" and Dr. Zimin, the Share Purchase Agreement No. EA-I-2 dated April 13, 1998 between Closed Joint Stock Company "KB Impuls-TV" and Dr. Zimin, the Share Swap Agreement dated July 26, 1996 between the Issuer and Closed Joint Stock Company "Sota-100" and the Share Swap Agreement dated July 26, 1996 between the Issuer and Closed Joint Stock Company "KB Impuls-TV".

         "ZIMIN PRINCIPAL AGREEMENTS" shall mean, collectively, the Telenor Share Purchase Agreement, the Eco Telecom Share Purchase Agreements, the Zimin Pledge Agreements, the Zimin Call Option Agreements and the Zimin Surety Agreement.

         "ZIMIN SURETY AGREEMENT" shall mean the Surety Agreement, dated the date hereof, between Eco Telecom and Dr. Zimin.

1.02     Interpretations

         Unless the context of this Agreement otherwise requires, the following rules of interpretation shall apply to this Agreement:

         (a) the singular shall include the plural, and the plural shall include the singular;

         (b) words of any gender shall include each other gender;

         (c) the words "hereof", "herein", "hereby", "hereto" and similar words refer to this entire Agreement and not to any particular Section or any other subdivision of this Agreement;

         (d) a reference to any Article, Section, Schedule or Exhibit is a reference to a specific Article or Section of, or Schedule or Exhibit to, this Agreement;

         (e) a reference to any law, statute, regulation, notification or statutory provision shall include any amendment, modification or re-enactment thereof, any regulations promulgated thereunder from time to time, and any interpretations thereof from time to time by any regulatory or administrative authority;

         (f) a reference to any agreement, instrument, contract or other document shall include any amendment, amendment and restatement, supplement or other modification thereto;

         (g) a reference to any Person shall include such Person's successors and permitted assigns under any agreement, instrument, contract or other document;

         (h) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" shall refer to the business and practice of the Issuer;

         (i) the word "pending" shall mean, with respect to a particular matter, the service of process or delivery of written notice to the Person to whom such matter relates;

         (j) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; and

         (k) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

           ARTICLE II - SALE OF SHARES AND CLOSINGS; GRANT OF OPTIONS

2.01     First Closing

         (a)      Purchase and Sale

                  (i) Subject to the terms and conditions contained in this Agreement and in accordance with the procedures set forth in Schedule 2.01(a)(i) attached hereto, on the First Closing Date, (i) the Issuer shall issue and sell to VIP, and (ii) VIP shall purchase from the Issuer, the First Closing VIP Shares.

                  (ii) Subject to the terms and conditions of this Agreement, solely for the purpose of Russian Law and solely to the extent Russian Law may be applicable (i) this Agreement shall be considered a preliminary agreement (predvaritelnyi dogovor) and not a transaction involving securities (sdelka s tsennymi bumagami); (ii) by virtue of entering into this Agreement, (x) the Issuer shall not be obligated to transfer any First Closing VIP Shares to VIP or be considered to have offered any First Closing VIP Shares to VIP and (y) VIP shall not be obligated to purchase any First Closing VIP Shares from the Issuer or to make payment for any First Closing VIP Shares; (iii) the actual transactions contemplated by Section 2.01(a)(i) shall not constitute transactions involving securities (sdelki s tsennymi bumagami); and (iv) in no event shall such transactions take place before the registration of the issuance of the First Closing VIP Shares with the FCSM and payment in full for the First Closing VIP Shares by VIP, if and to the extent such registration and payment are required under Russian Law. The placement of the First Closing VIP Shares shall occur on the date on which the First Closing VIP

Shares are disposed of (otchuzdeny) by the Issuer in favor of VIP, by transferring the title to the First Closing VIP Shares to VIP at the First Closing. This Section 2.01(a)(ii) shall have no effect on the interpretation of this Agreement under the laws of the State of New York, by which this Agreement is expressed to be governed. Subject to the terms and conditions contained in this Agreement, immediately upon the registration of the issuance of the First Closing VIP Shares with the FCSM and in any event prior to the Issuer's execution of any other agreement with respect to any of the First Closing VIP Shares, the Issuer and VIP shall execute the Individual Share Purchase Agreement (osnovnoi dogovor) attached as Annex A to Schedule 2.01(a)(i) which shall incorporate by reference the terms and conditions of this Agreement applicable to VIP, except that this Section 2.01(a)(ii) shall be excluded.

       (b)    Purchase Price

              Subject to the terms and conditions hereof and in consideration of the sale and transfer to VIP by the Issuer of the First Closing VIP Shares, on the First Closing Date, VIP shall pay to the Issuer the First Closing VIP Purchase Price in the manner provided in Section 2.01(c)(ii) and the First Closing VIP Purchase Price shall be allocable entirely to, and deemed to be in consideration of, the First Closing VIP Shares being purchased hereunder.

       (c)    Pre-Closing; Closing

                  (i) Pre-Closing. VIP shall notify the Issuer and Eco Telecom of the proposed date of the First Closing at the same times VIP is obligated to provide notice of the VIP Closing to Eco Telecom and Telenor under Article II of the VIP Primary Agreement. On the same date scheduled for the pre-closing meeting in Section 2.03(a) of the VIP Primary Agreement, VIP, the Issuer and Eco Telecom shall (i) attend a pre-closing meeting at the offices of VIP's counsel, located at Ducat Place II, Ulitsa Gasheka 7, Moscow 123056, Russia (or at such other place as VIP, the Issuer and Eco Telecom mutually agree) at 10:00 am (Moscow time), and (ii) review the documents to be delivered at the First Closing to determine whether the conditions precedent specified in Article IX have been, or will on the First Closing Date be capable of being, fulfilled.

                  (ii) Closing. The First Closing will take place at the offices of VIP's counsel at the address set out in the immediately preceding paragraph, or at such other place as VIP, Eco Telecom and the Issuer mutually agree, at 10:00 am local time on the First Closing Date. On the First Closing Date, if the conditions precedent specified in Article IX have been fulfilled (or properly waived in writing in accordance with Article IX), then (i) VIP shall pay to the Issuer the First Closing VIP Purchase Price in rubles based on the CBR dollar to ruble exchange rate for the Business Day immediately preceding the First Closing Date, by wire transfer of immediately available funds to the account(s) designated by the Issuer, as specified in the Account Bank and Overdraft Agreement, and (ii) upon receipt by the Issuer of the First Closing VIP Purchase Price, the Issuer shall deliver immediately to VIP an extract from the share register of the Issuer issued by the Registrar and showing VIP as the owner of the First Closing VIP Shares.

2.02     Second Closing

         (a)      Purchase and Sale.

                  (i)       Eco Telecom.

                           (A) Subject to the terms and conditions contained in
this Agreement and in accordance with the procedures set forth in Schedule 2.02(a)(i) attached hereto, on the Second Closing Date, (x) the Issuer shall issue and sell to Eco Telecom, and (y) Eco Telecom shall purchase from the Issuer, the Second Closing Eco Telecom Shares.

                           (B) Subject to the terms and conditions of this
Agreement, solely for the purpose of Russian Law and solely to the extent Russian Law may be applicable (i) this Agreement shall be considered a preliminary agreement (predvaritelnyi dogovor) and not a transaction involving securities (sdelka s tsennymi bumagami); (ii) by virtue of entering into this Agreement, (x) the Issuer shall not be obligated to transfer any Second Closing Eco Telecom Shares to Eco Telecom or be considered to have offered any Second Closing Eco Telecom Shares to Eco Telecom and (y) Eco Telecom shall not be obligated to purchase any Second Closing Eco Telecom Shares from the Issuer or to make payment for any Second Closing Eco Telecom Shares; (iii) the actual transactions contemplated by Section 2.02(a)(i)(A) shall not constitute transactions involving securities (sdelki s tsennymi bumagami); and (iv) in no event shall such transactions take place before the registration of the issuance of the Second Closing Eco Telecom Shares with the FCSM and payment in full for the Second Closing Eco Telecom Shares by Eco Telecom, if and to the extent such registration and payment are required under Russian Law. The placement of the Second Closing Eco Telecom Shares shall occur on the date on which the Second Closing Eco Telecom Shares are disposed of (otchuzdeny) by the Issuer in favor of Eco Telecom, by transferring the title to the Second Closing Eco Telecom Shares to Eco Telecom at the Second Closing. This Section 2.02(a)(i)(B) shall have no effect on the interpretation of this Agreement under the laws of the State of New York, by which this Agreement is expressed to be governed. Subject to the terms and conditions contained in this Agreement, immediately upon the registration of the issuance of the Second Closing Eco Telecom Shares with the FCSM and in any event prior to the Issuer's execution of any other agreement with respect to any of the Second Closing Eco Telecom Shares, the Issuer and Eco Telecom shall execute the Individual Share Purchase Agreement (osnovnoi dogovor) attached as Annex A to Schedule 2.02(a)(i) which shall incorporate by reference the terms and conditions of this Agreement applicable to Eco Telecom, except that this Section 2.02(a)(i)(B) shall be excluded.

                  (ii)     VIP.

                           (A) Subject to the terms and conditions contained in
this Agreement and in accordance with the procedures set forth in Schedule 2.02(a)(ii) attached hereto, on the Second Closing Date, in the event that VIP exercises the Second Closing VIP Option pursuant to Section 2.04, (x) the Issuer shall issue and sell to VIP, and (y) VIP shall purchase from the Issuer, the Second Closing VIP Shares.

                           (B) Subject to the terms and conditions of this
Agreement, solely for the purpose of Russian Law and solely to the extent Russian Law may be applicable (i) this Agreement shall be considered a preliminary agreement (predvaritelnyi dogovor) and not a transaction involving securities (sdelka s tsennymi bumagami); (ii) by virtue of entering into this Agreement, (x) the Issuer shall not be obligated to transfer any Second Closing VIP Shares to

VIP or be considered to have offered any Second Closing VIP Shares to VIP and
(y) VIP shall not be obligated to purchase any Second Closing VIP Shares from the Issuer or to make payment for any Second Closing VIP Shares; (iii) the actual transactions contemplated by Section 2.02(a)(ii)(A) shall not constitute transactions involving securities (sdelki s tsennymi bumagami); and (iv) in no event shall such transactions take place before the registration of the issuance of the Second Closing VIP Shares with the FCSM and payment in full for the Second Closing VIP Shares by VIP, if and to the extent such registration and payment are required under Russian Law. The placement of the Second Closing VIP Shares shall occur on the date on which the Second Closing VIP Shares are disposed of (otchuzdeny) by the Issuer in favor of VIP, by transferring the title to the Second Closing VIP Shares to VIP at the Second Closing. This
Section 2.02(a)(ii)(B) shall have no effect on interpretation of this Agreement under the laws of the State of New York, by which this Agreement is expressed to be governed. Subject to the terms and conditions contained in this Agreement, immediately upon the registration of the issuance of the Second Closing VIP Shares with the FCSM and in any event prior to the Issuer's execution of any other agreement with respect to any of the Second Closing VIP Shares, the Issuer and VIP shall execute the Individual Share Purchase Agreement (osnovnoi dogovor) attached as Annex A to Schedule 2.02(a)(ii) which shall incorporate by reference the terms and conditions of this Agreement applicable to VIP, except that this
Section 2.02(a)(ii)(B) shall be excluded.

                  (iii)     Telenor.

                           (A) Subject to the terms and conditions contained in
this Agreement and in accordance with the procedures set forth in Schedule 2.02(a)(iii) attached hereto, on the Second Closing Date, in the event that Telenor exercises the Second Closing Telenor Option pursuant to Section 2.04,
(x) the Issuer shall issue and sell to Telenor, and (y) Telenor shall purchase from the Issuer, the Second Closing Telenor Shares.


                           (B) Subject to the terms and conditions of this
Agreement, solely for the purpose of Russian Law and solely to the extent Russian Law may be applicable (i) this Agreement shall be considered a preliminary agreement (predvaritelnyi dogovor) and not a transaction involving securities (sdelka s tsennymi bumagami); (ii) by virtue of entering into this Agreement, (x) the Issuer shall not be obligated to transfer any Second Closing Telenor Shares to Telenor or be considered to have offered any Second Closing Telenor Shares to Telenor and (y) Telenor shall not be obligated to purchase any Second Closing Telenor Shares from the Issuer or to make payment for any Second Closing Telenor Shares; (iii) the actual transactions contemplated by Section 2.02(a)(iii)(A) shall not constitute transactions involving securities (sdelki s tsennymi bumagami); and (iv) in no event shall such transactions take place before the registration of the issuance of the Second Closing Telenor Shares with the FCSM and payment in full for the Second Closing Telenor Shares by Telenor, if and to the extent such registration and payment are required under Russian Law. The placement of the Second Closing Telenor Shares shall occur on the date on which the Second Closing Telenor Shares are disposed of (otchuzdeny) by the Issuer in favor of Telenor, by transferring the title to the Second Closing Telenor Shares to Telenor at the Second Closing. This Section 2.02(a)(iii)(B) shall have no effect on the interpretation of this Agreement under the laws of the State of New York, by which this Agreement is expressed to be governed. Subject to the terms and conditions contained in this Agreement, immediately upon the registration of the issuance of the Second Closing Telenor Shares with the FCSM and in any event prior to the Issuer's execution of any other agreement with respect to any of the Second Closing Telenor Shares, the Issuer and Telenor shall execute the Individual Share Purchase Agreement (osnovnoi dogovor) attached as Annex A to Schedule 2.02(a)(iii) which shall incorporate by reference the terms and conditions of this Agreement applicable to Telenor, except that this Section 2.02(a)(iii)(B) shall be excluded.

         (b)   Purchase Price.

                  (i) Eco Telecom. Subject to the terms and conditions hereof and in consideration of the sale and transfer to Eco Telecom by the Issuer of the Second Closing Eco Telecom Shares, on the Second Closing Date, Eco Telecom shall pay to the Issuer the Second Closing Eco Telecom Purchase Price in the manner provided in Section 2.02(c)(ii) and the Second Closing Eco Telecom Purchase Price shall be allocable entirely to, and deemed to be in consideration of, the Second Closing Eco Telecom Shares being purchased hereunder.


                  (ii) VIP. Subject to the terms and conditions hereof and in consideration of the sale and transfer to VIP by the Issuer of the Second Closing VIP Shares, on the Second Closing Date, in the event that VIP exercises the Second Closing VIP Option pursuant to Section 2.04, VIP shall pay to the Issuer the Second Closing VIP Purchase Price in the manner provided in Section 2.02(c)(ii) and the Second Closing VIP Purchase Price shall be allocable entirely to, and deemed to be in consideration of, the Second Closing VIP Shares being purchased hereunder.

                  (iii) Telenor. Subject to the terms and conditions hereof and in consideration of the sale and transfer to Telenor by the Issuer of the Second Closing Telenor Shares, on the Second Closing Date, in the event that Telenor exercises the Second Closing Telenor Option pursuant to Section 2.04, Telenor shall pay to the Issuer the Second Closing Telenor Purchase Price in the manner provided in Section 2.02(c)(ii) and the Second Closing Telenor Purchase Price shall be allocable entirely to, and deemed to be in consideration of, the Second Closing Telenor Shares being purchased hereunder.

       (c)    Pre-Closing; Closing

                  (i) Pre-Closing. On a date which is five (5) Business Days prior to the Second Closing Date the Issuer, Eco Telecom, VIP and Telenor, if applicable, shall (i) attend a pre-closing meeting (the "SECOND CLOSING PRE-CLOSING MEETING") at the offices of VIP's counsel, located at Ducat Place II, 7 Gasheka Street, Moscow 123056, Russian Federation (or at such other place as Eco Telecom and the Issuer, and VIP and Telenor if applicable, mutually agree) at 10:00 am local time, and (ii) review the documents to be delivered at the Second Closing to determine whether the conditions precedent specified in
Article X with respect to the Second Closing have been, or will on the Second Closing Date be capable of being, fulfilled. At the Second Closing Pre-Closing Meeting, VIP shall present its calculations concerning the re-distributions of Preferred Stock required at the Second Closing pursuant to Section 2.08.

                  (ii) Closing. The Second Closing will take place at the offices of VIP's counsel at the address set out in the immediately preceding paragraph, or at such other place as Eco Telecom and the Issuer, and VIP and Telenor, if applicable, mutually agree, at 10:00 am local time on the Second Closing Date. On the Second Closing Date, (A) if the conditions precedent specified in Article X with respect to the Second Closing have been fulfilled (or properly waived in writing in accordance with Article X), then (i) Eco Telecom shall pay to the Issuer the Second Closing Eco Telecom Purchase Price in US dollars, by wire transfer of immediately available funds to the account(s) designated by the Issuer, and (ii) upon receipt by the Issuer of the Second Closing Eco Telecom Purchase Price, the Issuer shall deliver immediately to Eco Telecom an extract from the share register of the Issuer issued by the Registrar and showing Eco Telecom as the owner of the Second Closing Eco Telecom Shares;
(B) in the event that VIP exercises the Second Closing VIP Option and if the conditions precedent specified in Article X have been fulfilled (or properly waived in writing in accordance with Article X), then (i) VIP shall pay to the Issuer the Second Closing VIP Purchase Price in rubles based on the CBR dollar to ruble exchange rate for the Business Day immediately preceding the Second Closing Date, by wire transfer of immediately available funds to the account(s) designated by the Issuer, and (ii) upon receipt by the Issuer of the Second Closing VIP Purchase Price, the Issuer shall deliver immediately to VIP an extract from the share register of the Issuer issued by the Registrar and showing VIP as the owner of the Second Closing VIP Shares; and (C) in the event that Telenor exercises the Second Closing Telenor Option and if the conditions precedent specified in Article X have been fulfilled (or properly waived in writing in accordance with Article X), then (i) Telenor shall pay to the Issuer the Second Closing Telenor Purchase Price in US dollars, by wire transfer of immediately available funds to the account(s) designated by the Issuer, and (ii) upon receipt by the Issuer of the Second Closing Telenor Purchase Price, the Issuer shall deliver immediately to Telenor an extract from the share register of the Issuer issued by the Registrar and showing Telenor as the owner of the Second Closing Telenor Shares.

2.03     Third Closing

         (a) Purchase and Sale

                  (i) Eco Telecom.

                           (A) Subject to the terms and conditions contained in
this Agreement and in accordance with the procedures set forth in Schedule 2.03(a)(i) attached hereto, on the Third Closing Date, (x) the Issuer shall issue and sell to Eco Telecom, and (y) Eco Telecom shall purchase from the Issuer, the Third Closing Eco Telecom Shares.

                           (B) Subject to the terms and conditions of this
Agreement, solely for the purpose of Russian Law and solely to the extent Russian Law may be applicable (i) this Agreement shall be considered a preliminary agreement (predvaritelnyi dogovor) and not a transaction involving securities (sdelka s tsennymi bumagami); (ii) by virtue of entering into this Agreement, (x) the Issuer shall not be obligated to transfer any Third Closing Eco Telecom Shares to Eco Telecom or be considered to have offered any Third Closing Eco Telecom Shares to Eco Telecom and (y) Eco Telecom shall not be obligated to purchase any Third Closing Eco Telecom Shares from the Issuer or to make payment for any Third Closing Eco Telecom Shares;

(iii) the actual transactions contemplated by Section 2.03(a)(i)(A) shall not constitute transactions involving securities (sdelki s tsennymi bumagami); and
(iv) in no event shall such transactions take place before the registration of the issuance of the Third Closing Eco Telecom Shares with the FCSM and payment in full for the Third Closing Eco Telecom Shares by Eco Telecom, if and to the extent such registration and payment are required under Russian Law. The placement of the Third Closing Eco Telecom Shares shall occur on the date on which the Third Closing Eco Telecom Shares are disposed of (otchuzdeny) by the Issuer in favor of Eco Telecom, by transferring the title to the Third Closing Eco Telecom Shares to Eco Telecom at the Third Closing. This Section 2.03(a)(i)(B) shall have no effect on the interpretation of this Agreement under the laws of the State of New York, by which this Agreement is expressed to be governed. Subject to the terms and conditions contained in this Agreement, immediately upon the registration of the issuance of the Third Closing Eco Telecom Shares with the FCSM and in any event prior to the Issuer's execution of any other agreement with respect to any of the Third Closing Eco Telecom Shares, the Issuer and Eco Telecom shall execute the Individual Share Purchase Agreement (osnovnoi dogovor) attached as Annex A to Schedule 2.03(a)(i) which shall incorporate by reference the terms and conditions of this Agreement applicable to Eco Telecom, except that this Section 2.03(a)(i)(B) shall be excluded.

(ii)     VIP.

                           (A) Subject to the terms and conditions contained in
this Agreement and in accordance with the procedures set forth in Schedule 2.03(a)(ii) attached hereto, on the Third Closing Date, in the event that VIP exercises the Third Closing VIP Option pursuant to Section 2.05, (x) the Issuer shall issue and sell to VIP, and (y) VIP shall purchase from the Issuer, the Third Closing VIP Shares.

                           (B) Subject to the terms and conditions of this
Agreement, solely for the purpose of Russian Law and solely to the extent Russian Law may be applicable (i) this Agreement shall be considered a preliminary agreement (predvaritelnyi dogovor) and not a transaction involving securities (sdelka s tsennymi bumagami); (ii) by virtue of entering into this Agreement, (x) the Issuer shall not be obligated to transfer any Third Closing VIP Shares to VIP or be considered to have offered any Third Closing VIP Shares to VIP and (y) VIP shall not be obligated to purchase any Third Closing VIP Shares from the Issuer or to make payment for any Third Closing VIP Shares;
(iii) the actual transactions contemplated by Section 2.03(a)(ii)(A) shall not constitute transactions involving securities (sdelki s tsennymi bumagami); and
(iv) in no event shall such transactions take place before the registration of the issuance of the Third Closing VIP Shares with the FCSM and payment in full for the Third Closing VIP Shares by VIP, if and to the extent such registration and payment are required under Russian Law. The placement of the Third Closing VIP Shares shall occur on the date on which the Third Closing VIP Shares are disposed of (otchuzdeny) by the Issuer in favor of VIP, by transferring the title to the Third Closing VIP Shares to VIP at the Third Closing. This Section 2.03(a)(ii)(B) shall have no effect on interpretation of this Agreement under the laws of the State of New York, by which this Agreement is expressed to be governed. Subject to the terms and conditions contained in this Agreement, immediately upon the registration of the issuance of the Third Closing VIP Shares with the FCSM and in any event prior to the Issuer's execution of any other agreement with respect to any of the Third Closing VIP Shares, the Issuer and VIP shall execute the

Individual Share Purchase Agreement (osnovnoi dogovor) attached as Annex A to
Schedule 2.03(a)(ii) which shall incorporate by reference the terms and conditions of this Agreement applicable to VIP, except that this Section 2.03(a)(ii)(B) shall be excluded.

         (iii) Telenor.

                           (A) Subject to the terms and conditions contained in
this Agreement and in accordance with the procedures set forth in Schedule 2.03(a)(iii) attached hereto, on the Third Closing Date, in the event that Telenor exercises the Third Closing Telenor Option pursuant to Section 2.05, (x) the Issuer shall issue and sell to Telenor, and (y) Telenor shall purchase from the Issuer, the Third Closing Telenor Shares.


                           (B) Subject to the terms and conditions of this
Agreement, solely for the purpose of Russian Law and solely to the extent Russian Law may be applicable (i) this Agreement shall be considered a preliminary agreement (predvaritelnyi dogovor) and not a transaction involving securities (sdelka s tsennymi bumagami); (ii) by virtue of entering into this Agreement, (x) the Issuer shall not be obligated to transfer any Third Closing Telenor Shares to Telenor or be considered to have offered any Third Closing Telenor Shares to Telenor and (y) Telenor shall not be obligated to purchase any Third Closing Telenor Shares from the Issuer or to make payment for any Third Closing Telenor Shares; (iii) the actual transactions contemplated by Section 2.03(a)(iii)(A) shall not constitute transactions involving securities (sdelki s tsennymi bumagami); and (iv) in no event shall such transactions take place before the registration of the issuance of the Third Closing Telenor Shares with the FCSM and payment in full for the Third Closing Telenor Shares by Telenor, if and to the extent such registration and payment are required under Russian Law. The placement of the Third Closing Telenor Shares shall occur on the date on which the Third Closing Telenor Shares are disposed of (otchuzdeny) by the Issuer in favor of Telenor, by transferring the title to the Third Closing Telenor Shares to Telenor at the Third Closing. This Section 2.03(a)(iii)(B) shall have no effect on the interpretation of this Agreement under the laws of the State of New York, by which this Agreement is expressed to be governed. Subject to the terms and conditions contained in this Agreement, immediately upon the registration of the issuance of the Third Closing Telenor Shares with the FCSM and in any event prior to the Issuer's execution of any other agreement with respect to any of the Third Closing Telenor Shares, the Issuer and Telenor shall execute the Individual Share Purchase Agreement (osnovnoi dogovor) attached as Annex A to Schedule 2.03(a)(iii) which shall incorporate by reference the terms and conditions of this Agreement applicable to Telenor, except that this Section 2.03(a)(iii)(B) shall be excluded.

         (b) Purchase Price

                  (i) Eco Telecom. Subject to the terms and conditions hereof and in consideration of the sale and transfer to Eco Telecom by the Issuer of the Third Closing Eco Telecom Shares, on the Third Closing Date, Eco Telecom shall pay to the Issuer the Third Closing Eco Telecom Purchase Price in the manner provided in Section 2.03(c)(ii) and the Third Closing Eco Telecom Purchase Price shall be allocable entirely to, and deemed to be in consideration of, the Third Closing Eco Telecom Shares being purchased hereunder.

                  (ii) VIP. Subject to the terms and conditions hereof and in consideration of the sale and transfer to VIP by the Issuer of the Third Closing VIP Shares, on the Third Closing Date, in the event that VIP exercises the Third Closing VIP Option pursuant to Section 2.05, VIP shall pay to the Issuer the Third Closing VIP Purchase Price in the manner provided in Section 2.03(c)(ii) and the Third Closing VIP Purchase Price shall be allocable entirely to, and deemed to be in consideration of, the Third Closing VIP Shares being purchased hereunder.

                  (iii) Telenor. Subject to the terms and conditions hereof and in consideration of the sale and transfer to Telenor by the Issuer of the Third Closing Telenor Shares, on the Third Closing Date, in the event that Telenor exercises the Third Closing Telenor Option pursuant to Section 2.05, Telenor shall pay to the Issuer the Third Closing Telenor Purchase Price in the manner provided in Section 2.03(c)(ii) and the Third Closing Telenor Purchase Price shall be allocable entirely to, and deemed to be in consideration of, the Third Closing Telenor Shares being purchased hereunder.

         (c) Pre-Closing; Closing

                  (i) Pre-Closing. On a date which is five (5) Business Days prior to the Third Closing Date the Issuer and Eco Telecom, and VIP and Telenor, if applicable, shall (i) attend a pre-closing meeting ("the THIRD CLOSING PRE-CLOSING MEETING") at the offices of the VIP's counsel, located at Ducat Place II, 7 Gasheka Street, Moscow 123056, Russian Federation (or at such other place as Eco Telecom and the Issuer, and VIP and Telenor, if applicable, mutually agree) at 10:00 am local time, and (ii) review the documents to be delivered at the Third Closing to determine whether the conditions precedent specified in Article XI with respect to the Third Closing have been, or will on the Third Closing Date be capable of being, fulfilled. At the Third Closing Pre-Closing Meeting, VIP shall present its calculations concerning the re-distributions of Preferred Stock required at the Third Closing pursuant to
Section 2.09.

                  (ii) Closing. The Third Closing will take place at the offices of VIP's counsel at the address set out in the immediately preceding paragraph, or at such other place as Eco Telecom and the Issuer, and VIP and Telenor, if applicable, mutually agree, at 10:00 am local time on the Third Closing Date. On the Third Closing Date, (A) if the conditions precedent specified in Article XI with respect to the Third Closing have been fulfilled (or properly waived in writing in accordance with Article XI), then (i) Eco Telecom shall pay to the Issuer the Third Closing Eco Telecom Purchase Price in US dollars, by wire transfer of immediately available funds to the account(s) designated by the Issuer, and (ii) upon receipt by the Issuer of the Third Closing Eco Telecom Purchase Price, the Issuer shall deliver immediately to Eco Telecom an extract from the share register of the Issuer issued by the Registrar and showing Eco Telecom as the owner of the Third Closing Eco Telecom Shares; (B) in the event that VIP exercises the Third Closing VIP Option and if the conditions precedent specified in Article XI with respect to the Third Closing have been fulfilled (or properly waived in writing in accordance with Article XI), then (i) VIP shall pay to the Issuer the Third Closing VIP Purchase Price in rubles based on the CBR dollar to ruble exchange rate from the Business Day immediately preceding the Third Closing Date, by wire transfer of immediately available funds to the account(s) designated by the Issuer, and (ii) upon receipt by the Issuer of the Third Closing VIP Purchase Price, the Issuer shall deliver immediately to VIP an extract from the share register of the Issuer issued by the

Registrar and showing VIP as the owner of the Third Closing VIP Shares; and (C) in the event that Telenor exercises the Third Closing Telenor Option and if the conditions precedent specified in Article XI have been fulfilled (or properly waived in writing in accordance with Article XI), then (i) Telenor shall pay to the Issuer the Third Closing Telenor Purchase Price in US dollars, by wire transfer of immediately available funds to the account(s) designated by the Issuer, and (ii) upon receipt by the Issuer of the Third Closing Telenor Purchase Price, the Issuer shall deliver immediately to Telenor an extract from the share register of the Issuer issued by the Registrar and showing Telenor as the owner of the Third Closing Telenor Shares. Upon payment by Eco Telecom of the Third Closing Eco Telecom Purchase Price in accordance with this Section 2.03, the Issuer shall cause to be delivered to each party to this Agreement a certificate of the bank to which the Third Closing Eco Telecom Purchase Price is paid confirming that the Third Closing Eco Telecom Purchase Price has been received by the Issuer into its account.

2.04     Second Closing Purchase Options

         (a) VIP Option. Subject to the terms and conditions hereof, including without limitation Section 2.02(a)(ii), on but not later than the Second Closing Date, VIP shall have the option, exercisable by written notice to the Issuer and Telenor (the "SECOND CLOSING VIP OPTION"):

                  (i) to purchase from the Issuer newly-issued shares of Common Stock in the amount (but not less than the amount) equal to fifty percent (50%) of the number of Second Closing Eco Telecom Shares required to be purchased by Eco Telecom at the Second Closing (assuming the conditions precedent specified in Article X have been fulfilled or properly waived by Eco Telecom) (the "SECOND CLOSING VIP PRIMARY OPTION SHARES") for a purchase price in an amount equal to the product of the Second Closing VIP Primary Option Shares and the Per Share Price (the "SECOND CLOSING VIP PRIMARY OPTION PURCHASE PRICE"); or

                  (ii) in the event Telenor does not exercise the Second Closing Telenor Option at the Second Closing, to purchase from the Issuer newly-issued shares of Common Stock in the amount (but not less than the amount) equal to one hundred percent (100%) of the number of Second Closing Eco Telecom Shares required to be purchased by Eco Telecom at the Second Closing (assuming the conditions precedent specified in Article X have been fulfilled or properly waived by Eco Telecom) (the "SECOND CLOSING VIP SECONDARY OPTION SHARES") for a purchase price in an amount equal to the product of the Second Closing VIP Secondary Option Shares and the Per Share Price.

         (b) Telenor Option. Subject to the terms and conditions hereof, including without limitation Section 2.02(a)(iii), on but not later than the Second Closing Date, Telenor shall have the option, exercisable by written notice to the Issuer and VIP (the "SECOND CLOSING TELENOR OPTION"):

                  (i) to purchase from the Issuer newly-issued shares of Common Stock in the amount (but not less than the amount) equal to fifty percent (50%) of the number of Second Closing Eco Telecom Shares required to be purchased by Eco Telecom at the Second Closing (assuming the conditions precedent specified in Article X have been fulfilled or properly waived by Eco Telecom) (the "SECOND CLOSING TELENOR PRIMARY OPTION SHARES") for a purchase price in an amount equal to the product of the Second Closing Telenor Primary Option Shares and the Per Share Price (the "SECOND CLOSING TELENOR PRIMARY OPTION PURCHASE PRICE"); or

                  (ii) in the event VIP does not exercise the Second Closing VIP Option at the Second Closing, to purchase from the Issuer newly-issued shares of Common Stock in the amount (but not less than the amount) equal to one hundred percent (100%) of the number of Second Closing Eco Telecom Shares required to be purchased by Eco Telecom at the Second Closing (assuming the conditions precedent specified in Article X have been fulfilled or properly waived by Eco Telecom) (the "SECOND CLOSING TELENOR SECONDARY OPTION SHARES") for a purchase price in an amount equal to the product of the Second Closing Telenor Secondary Option Shares and the Per Share Price; provided, however, that Telenor may, at its further option, reduce the number of Second Closing Telenor Secondary Option Shares to be purchased by it hereunder by such number of shares as is necessary in order to result in Telenor owning, immediately following the Second Closing, twenty percent (20%) minus one (1) share of the outstanding voting capital stock of the Issuer (determined after taking into account all shares issued in the Second Closing) (the number of shares by which the Second Closing Telenor Secondary Option Shares are reduced hereunder, the "SECOND CLOSING TELENOR REDUCED SHARES").

         (c) Second Closing Due Diligence Review.

                  (i) During the period commencing ninety (90) calendar days prior to the Second Closing Date and ending on the Second Closing Date, the Issuer shall grant VIP and Telenor (and their respective authorized Representatives) reasonable access during normal business hours to its, and its Subsidiaries', premises, Books and Records and employees in order for VIP and Telenor to perform a due diligence review of the Issuer's business and operations.

                  (ii) With respect to each of VIP and Telenor, the Issuer shall, no later than thirty (30) Business Days prior to the Second Closing Date, deliver to each of VIP and Telenor in writing all information reasonably requested in writing by such Purchaser (provided that such written request by such Purchaser was delivered to the Issuer no later than forty (40) Business Days prior to the Second Closing Date).

                  (iii) Between such fortieth (40th) Business Day prior to the Second Closing Date and the Second Closing Date, the Issuer shall use reasonable efforts to promptly supply in writing all other information reasonably requested by VIP and Telenor in writing.

         (d) Notice of Intention. At the Second Closing Pre-Closing Meeting, each of VIP and Telenor shall deliver written notice (the "SECOND CLOSING NOTICE OF INTENTION") to the other and the Issuer stating whether (and to what extent) it intends to exercise its option pursuant to Section 2.04 (with respect to each of VIP and Telenor, its "SECOND CLOSING OPTION"). The Second Closing Notice of Intention shall be for the sole purpose of providing reasonable notice to the Issuer and each of VIP and Telenor of VIP's and/or Telenor's intention to exercise its Second Closing Option and shall in no way obligate VIP or Telenor to exercise its Second Closing Option on the Second Closing Date in the manner indicated in the Second Closing

Notice of Intention or otherwise; provided, however, that each of VIP and Telenor shall be deemed to have elected not to exercise its Second Closing Option if it fails to attend the Second Closing Pre-Closing Meeting and deliver a Second Closing Notice of Intention as provided herein.

         (e) Disclosure Letter.

                  (i) Ten (10) Business Days prior to the Second Closing Date, the Issuer shall deliver to VIP and Telenor the Disclosure Letter in the form attached hereto as Exhibit B with the information contemplated to be included in the schedules thereto to be provided as of the date of delivery of such letter (the "SECOND CLOSING DISCLOSURE LETTER").

                  (ii) By no later than 10:00 a.m. (Moscow time) on the Business Day immediately preceding the Second Closing Date, the Issuer shall re-deliver to VIP and Telenor the Second Closing Disclosure Letter with the information included in the letter and the schedules thereto updated as of the date of delivery of such letter (the "UPDATED SECOND CLOSING DISCLOSURE LETTER"). The Updated Second Closing Disclosure Letter (including the schedules thereto) shall be clearly marked to show all changes from the Second Closing Disclosure Letter. If notwithstanding the foregoing, the Updated Second Closing Disclosure Letter shall be delivered after 10:00 a.m. (Moscow time) on such date, then the closing date with respect to the Second Closing VIP Shares and the Second Closing Telenor Shares only shall be postponed to (A) one (1) Business Day following the date of delivery of such Updated Second Closing Disclosure Letter (if such letter is delivered by 10:00 a.m. (Moscow time) on the date of delivery) or (B) two (2) Business Days following the date of delivery of such Updated Second Closing Disclosure Letter (if such letter is delivered after 10:00 a.m. (Moscow time) on the date of delivery). At such later closing date, VIP and Telenor shall have the right, but not the obligation, to purchase (and the Issuer shall have the obligation to sell to VIP and Telenor) the Second Closing VIP Shares and the Second Closing Telenor Shares, at the same price and in the same manner as VIP and Telenor were each entitled to purchase such shares at the Second Closing. The Second Closing Disclosure Letter and the Updated Second Closing Disclosure Letter shall be considered delivered to VIP and Telenor for purposes of this Agreement if such letters are delivered to the Moscow offices of VIP and the Moscow offices of both Telenor and Telenor's legal counsel, respectively, as indicated in Section 15.01.

                  (iii) Provided that the Issuer has complied with its obligations under Section 2.04(c), on the Second Closing Date (or such later closing date as contemplated in clause (ii) above or Section 2.04(g)), each of VIP and Telenor (if they exercise their respective Second Closing Options) shall represent to the Issuer in writing (by a certificate signed by the President or member of the Board of Directors of such Purchaser) as to whether there is any breach by the Issuer actually known to such Purchaser of any representation or warranty made by the Issuer in the Updated Second Closing Disclosure Letter. "Actually known" for purposes of this clause (iii) shall mean that such Purchaser has been informed in writing, whether in the form of written responses or any written materials or documentation provided to such Purchaser by the Issuer or its counsel, independent accountants or financial advisor.

         (f) Waivers of Option Exercise. In the event that either VIP or Telenor elect not to exercise its Second Closing Option, VIP and/or Telenor, as the case may be shall (not later than the Second Closing Date or such later date, if applicable, to which the closing date with respect to the Second Closing VIP Shares and/or the Second Closing Telenor Shares has been postponed in accordance with Section 2.04(e) or Section 2.04(g)) deliver an option waiver notice to the Issuer in the form attached hereto as Exhibit C.

         (g) Consequences of Failure to Consummate Second Closing; Additional Second Closing.

                  (i) Notwithstanding any provision of this Agreement to the contrary, if Eco Telecom for whatever reason does not pay the Second Closing Eco Telecom Purchase Price to the Issuer on the Second Closing Date, all rights and obligations of each party hereto under Sections 2.03 and 2.05 shall terminate; provided, however, that Eco Telecom will be deemed to have breached its obligations under this Agreement to pay the Second Closing Eco Telecom Purchase Price and the Third Closing Eco Telecom Purchase Price, respectively, if Eco Telecom does not pay the Second Closing Eco Telecom Purchase Price to the Issuer on the Second Closing Date for any reason other than due to non-fulfillment on the Second Closing Date of the conditions precedent contained in paragraphs (b) through (g) of Section 10.01

                  (ii) Notwithstanding any provision of this Agreement to the contrary, following an Eco Telecom Second Closing Contribution Default and provided that at the Second Closing VIP has the right pursuant to Section 2.04(a)(ii) to purchase the Second Closing VIP Secondary Option Shares, VIP may, in its sole discretion by written notice to the Issuer and Telenor delivered on the Second Closing Date, elect to postpone the closing date with respect only to its purchase of fifty percent (50%) of the aggregate amount of shares of Common Stock which VIP has the right to purchase pursuant to Section 2.04(a)(ii) to a date which is no later than five (5) Business Days following the Second Closing Date. At such later closing date, VIP shall have the right, but not the obligation, to purchase (and the Issuer shall have the obligation to sell to VIP) such shares, at the same purchase price and in the same manner as VIP was entitled to purchase such shares at the Second Closing, provided that no additional Disclosure Letter need be delivered.

                  (iii) Notwithstanding any provision of this Agreement to the contrary, following an Eco Telecom Second Closing Contribution Default and provided that at the Second Closing Telenor has the right pursuant to Section 2.04(b)(ii) to purchase the Second Closing Telenor Secondary Option Shares, Telenor may, in its sole discretion by written notice to the Issuer and VIP delivered on the Second Closing Date, elect to postpone the closing date with respect only to its purchase of fifty percent (50%) of the aggregate amount of shares of Common Stock which Telenor has the right to purchase pursuant to
Section 2.04(b)(ii) to a date which is no later than five (5) Business Days following the Second Closing Date. At such later closing date, Telenor shall have the right, but not the obligation, to purchase (and the Issuer shall have the obligation to sell to Telenor) such shares, at the same purchase price and in the same manner as Telenor was entitled to purchase such shares at the Second Closing, provided that no additional Disclosure Letter need be delivered.

2.05     Third Closing Purchase Options

         (a) VIP Option. Subject to the terms and conditions hereof, including without limitation Section 2.03(a)(ii), on but not later than the Third Closing Date, VIP shall have the option, exercisable by written notice to the Issuer and Telenor (the "THIRD CLOSING VIP OPTION"):

                  (i) to purchase from the Issuer newly-issued shares of Common Stock in the amount equal to (A) fifty percent (50%) of the number of Third Closing Eco Telecom Shares required to be purchased by Eco Telecom at the Third Closing (assuming the conditions precedent specified in Article XI have been fulfilled or properly waived by Eco Telecom) or (B) a lesser number of such shares of Common Stock as may be required for VIP to maintain its ownership in the Issuer at fifty percent (50%) plus one share of the outstanding voting capital stock of the Issuer (the "THIRD CLOSING VIP PRIMARY OPTION SHARES") for a purchase price in an amount equal to the product of the Third Closing VIP Primary Option Shares and the Per Share Price (the "THIRD CLOSING VIP PRIMARY OPTION PURCHASE PRICE"); or

                  (ii) (x) to purchase from the Issuer newly-issued shares of Common Stock in the amount equal to (A) the Third Closing VIP Primary Option Shares plus (B) the Second Closing VIP Primary Option Shares (or, at VIP's further option, such lesser number of such shares of Common Stock as may be required for VIP to maintain its ownership in the Issuer at fifty percent (50%) plus one share of the outstanding voting capital stock of the Issuer) provided that the Second Closing VIP Primary Option Shares were not purchased by VIP or Telenor at the Second Closing (the shares as provided in this clause (B), the "THIRD CLOSING VIP SECONDARY OPTION SHARES"), (y) for a purchase price equal to
(A) the Third Closing VIP Primary Option Purchase Price plus (B) the product of the Third Closing VIP Secondary Option Shares and the Per Share Price (the "THIRD CLOSING VIP SECONDARY OPTION PURCHASE PRICE"); or

                  (iii) in the event Telenor does not exercise its option to purchase the Third Closing Telenor Primary Option Shares or, if available, the Third Closing Telenor Secondary Option Shares or exercises neither such option at the Third Closing, and provided further, that VIP purchases the Third Closing VIP Primary Option Shares in the maximum amount and, if available, the Third Closing VIP Secondary Option Shares in the maximum amount at the Third Closing
(x) to purchase from the Issuer newly-issued shares of Common Stock in the amount (but not less than the amount) equal to the Third Closing Telenor Primary Option Shares or the Third Closing Telenor Secondary Option Shares or both, as VIP may elect (provided that Telenor has not previously exercised such options),
(y) for a purchase price equal to (in addition to the Third Closing VIP Primary Option Purchase Price and the Third Closing VIP Secondary Option Purchase Price, if applicable) the Third Closing Telenor Primary Option Purchase Price and/or the Third Closing Telenor Secondary Option Purchase Price, as the case may be.

         (b) Telenor Option. Subject to the terms and conditions hereof, including without limitation, Section 2.03(a)(iii), on but not later than the Third Closing Date, Telenor shall have the option, exercisable by written notice to the Issuer and VIP (the "THIRD CLOSING TELENOR OPTION"):

                  (i) to purchase from the Issuer newly-issued shares of Common Stock in the amount (but not less than the amount) equal to fifty percent (50%) of the number of Third Closing Eco Telecom Shares required to be purchased by Eco Telecom at the Third Closing (assuming the conditions precedent specified in Article XI have been fulfilled or properly waived by Eco Telecom) plus the Second Closing Telenor Reduced Shares if not previously purchased (the "THIRD CLOSING TELENOR PRIMARY OPTION SHARES") for a purchase price in an amount equal to the product of the Third Closing Telenor Primary Option Shares and the Per Share Price (the "THIRD CLOSING TELENOR PRIMARY OPTION PURCHASE PRICE"); or

                  (ii) (x) to purchase from the Issuer newly-issued shares of Common Stock in the amount (but not less than the amount) equal to (A) the Third Closing Telenor Primary Option Shares plus (B) the Second Closing Telenor Primary Option Shares provided that the Second Closing Telenor Primary Option Shares were not purchased by Telenor or VIP at the Second Closing (the shares as provided in this clause (B), the "THIRD CLOSING TELENOR SECONDARY OPTION SHARES"), (y) for a purchase price equal to (A) the Third Closing Telenor Primary Option Purchase Price plus (B) the product of the Third Closing Telenor Secondary Option Shares and the Per Share Price (the "THIRD CLOSING TELENOR SECONDARY OPTION PURCHASE PRICE"); or

                  (iii) in the event VIP does not exercise all or any portion of its option to purchase the Third Closing VIP Primary Option Shares or, if available, the Third Closing VIP Secondary Option Shares or exercises neither such option at the Third Closing, and provided further, that Telenor purchases the Third Closing Telenor Primary Option Shares and, if available, the Third Closing Telenor Secondary Option Shares) at the Third Closing (x) to purchase from the Issuer newly-issued shares of Common Stock in the amount (but not less than the amount) equal to the Third Closing VIP Primary Option Shares or the Third Closing VIP Secondary Option Shares or both, as Telenor may elect (but only to the extent that VIP has not previously exercised such options with respect to such shares) (the "THIRD CLOSING TELENOR TERTIARY OPTION SHARES"),
(y) for a purchase price equal to (in addition to the Third Closing Telenor Primary Option Purchase Price and the Third Closing Telenor Secondary Option Purchase Price, if applicable) the product of the Third Closing Telenor Tertiary Option Shares and the Per Share Price.

         (c) Notice of Intention.

                  (i) VIP Notice of Intention. At least ninety (90) days prior to the Third Closing Date, VIP must provide written notice (the "VIP THIRD CLOSING NOTICE OF INTENTION") to the Issuer and Telenor stating whether and to what extent VIP intends to exercise at the Third Closing its option to purchase the Third Closing VIP Primary Option Shares and/or the Third Closing VIP Secondary Option Shares, if applicable. At the Third Closing, Telenor shall have the option pursuant to Section 2.05(b)(iii) to purchase (i) any such shares which VIP has the right to purchase but indicates in the VIP Third Closing Notice of Intention that it is not intending to purchase or (ii) all such shares if VIP fails to deliver the VIP Third Closing Notice of Intention on or prior to the first day of such ninety (90) day period. Notwithstanding anything in this
Section 2.05(c) to the contrary, VIP shall be under no obligation to purchase at the Third Closing any shares of Common Stock that the Notice of Intention indicates an intention by VIP to purchase.

                  (ii) Telenor Notice of Intention. At the Third Closing Pre-Closing Meeting, Telenor shall deliver written notice (the "TELENOR THIRD CLOSING NOTICE OF INTENTION") to VIP and the Issuer stating whether (and to what extent) it intends to exercise its Third Closing Telenor Option. The Telenor Third Closing Notice of Intention shall be for the sole purpose of providing reasonable notice to the Issuer and VIP of Telenor's intention to exercise its Third Closing Telenor Option and shall in no way obligate Telenor to exercise its Third Closing Telenor Option on the Third Closing Date in the manner indicated in the Telenor Third Closing Notice of Intention or otherwise; provided, however, that Telenor shall be deemed to have elected not to exercise its Third Closing Telenor Option if it fails to attend the Third Closing Pre-Closing Meeting and deliver a Telenor Third Closing Notice of Intention as provided herein.

         (d)      Third Closing Due Diligence Review.

                  (i) During the period commencing one hundred twenty (120) calendar days prior to the Third Closing Date and ending on the Third Closing Date, the Issuer shall grant VIP and Telenor (and their respective authorized Representatives), reasonable access during normal business hours to its, and its Subsidiaries', premises, Books and Records and employees in order for VIP and Telenor to perform a due diligence review of the Issuer's business and operations.

                  (ii) With respect to each of VIP and Telenor, the Issuer shall, no later than thirty (30) Business Days prior to the Third Closing Date, deliver to each of VIP and Telenor in writing all information reasonably requested in writing by such Purchaser (provided that such written request by such Purchaser was delivered to the Issuer no later than forty (40) Business Days prior to the Third Closing Date).

                  (iii) Between such fortieth (40th) Business Day prior to the Third Closing Date and the Third Closing Date, the Issuer shall use reasonable efforts to promptly supply in writing all other information reasonably requested by VIP and Telenor in writing.

         (e)      Disclosure Letter.

                  (i) Ten (10) Business Days prior to the Third Closing Date, the Issuer shall deliver to VIP and Telenor the Disclosure Letter in the form attached hereto as Exhibit B with the information contemplated to be included in the schedules thereto to be provided as of the date of delivery of such letter (the "THIRD CLOSING DISCLOSURE LETTER").

                  (ii) By no later than 10:00 a.m. (Moscow time) on the Business Day immediately preceding the Third Closing Date, the Issuer shall re-deliver to VIP and Telenor the Third Closing Disclosure Letter with the information included in the letter and the schedules thereto updated as of the date of delivery of such letter (the "UPDATED THIRD CLOSING DISCLOSURE LETTER"). The Updated Third Closing Disclosure Letter (including the schedules thereto) shall be clearly marked to show all changes from the Third Closing Disclosure Letter. If notwithstanding the foregoing, the Updated Third Closing Disclosure Letter shall be delivered after 10:00 a.m. (Moscow time) on such date, then the closing date with respect to the Third Closing VIP Shares and the Third Closing Telenor Shares only shall be postponed to (A) one (1) Business Day following the date of delivery of such Updated Third Closing Disclosure Letter (if such letter is delivered by 10:00 a.m. (Moscow time) on the date of delivery) or (B) two (2) Business Days following the date of delivery of such Updated Third Closing Disclosure Letter (if such letter is delivered after 10:00 a.m. (Moscow time) on the date of delivery). At such later closing date, VIP and Telenor shall have the right, but not the obligation, to purchase (and the Issuer shall have the obligation to sell to VIP and Telenor) the Third Closing VIP Shares and the Third Closing Telenor Shares, at the same price and in the same manner as VIP and Telenor were each entitled to purchase such shares at the Third Closing. The Third Closing Disclosure Letter and the Updated Third Closing Disclosure Letter shall be considered delivered to VIP and Telenor for purposes of this Agreement if such letters are delivered to the Moscow offices of VIP and the Moscow offices of both Telenor and Telenor's legal counsel, respectively, as indicated in Section 15.01.

                  (iii) Provided that the Issuer has complied with its obligations under Section 2.05(d), on the Third Closing Date (or such later closing date as contemplated in clause (ii) above or Section 2.05(g)), each of VIP and Telenor (if they exercise their respective Third Closing Options) shall represent to the Issuer in writing (by a certificate signed by the President or member of the Board of Directors of such Purchaser) as to whether there is any breach by the Issuer actually known to such Purchaser of any representation or warranty made by the Issuer in the Updated Third Closing Disclosure Letter. "Actually known" for purposes of this clause (iii) shall mean that such Purchaser has been informed in writing, whether in the form of written responses or any written materials or documentation provided to such Purchaser by the Issuer or its counsel, independent accountants or financial advisor.

         (f) Waivers of Option Exercise. In the event that either VIP or Telenor elect not to exercise its Third Closing VIP Option or Third Closing Telenor Option, respectively, VIP and/or Telenor, as the case may be, shall (not later than the Third Closing Date or such later date, if applicable, to which the closing date with respect to the Third Closing VIP Shares and/or the Third Closing Telenor Shares has been postponed in accordance with Section 2.05(e) or
Section 2.05(g)) deliver an option waiver notice to the Issuer in the form attached hereto as Exhibit C.

         (g)      Additional Closing

                  (i) At the Third Closing, if VIP has the right pursuant to Section 2.05(a)(iii) to purchase the Third Closing Telenor Primary Option Shares and/or the Third Closing Telenor Secondary Option Shares, VIP may, in its sole discretion by written notice to the Issuer and Telenor delivered on the Third Closing Date, elect to postpone the closing date with respect only to its purchase of such shares to a date which is no later than five (5) Business Days from the Third Closing Date. At such later closing date, VIP shall have the right, but not the obligation, to purchase (and the Issuer shall have the obligation to sell to VIP) the same number of such shares, at the same purchase price and in the same manner as VIP was entitled to purchase such shares at the Third Closing, provided that no additional Disclosure Letter need be delivered.

                  (ii) At the Third Closing, if Telenor has the right pursuant to Section 2.05(b)(iii) to purchase the Third Closing VIP Primary Option Shares and/or the Third Closing VIP Secondary Option Shares, Telenor may, in its sole discretion by written notice to the Issuer and VIP delivered on the Third Closing Date, elect to postpone the closing date with respect only to its purchase of such shares to a date which is no later than five (5) Business Days from the Third Closing Date. At such later closing date, Telenor shall have the right, but not the obligation, to purchase (and the Issuer shall have the obligation to sell to Telenor) the same number of such shares, at the same purchase price and in the same manner as Telenor was entitled to purchase such shares at the Third Closing, provided that no additional Disclosure Letter need be delivered.

2.06     Effect of Eco Telecom Contribution Default on Purchase Options; Deemed
         Breach

         (a) Subject to Section 2.04(g)(i), the rights of VIP and Telenor under Sections 2.04 and 2.05 above shall not be affected by the occurrence of an Eco Telecom Second Closing Contribution Default or an Eco Telecom Third Closing Contribution Default, respectively.

         (b) Eco Telecom will be deemed to have breached its obligations under this Agreement to pay the Third Closing Eco Telecom Purchase Price if Eco Telecom does not pay the Third Closing Eco Telecom Purchase Price to the Issuer on the Third Closing Date for any reason other than due to non-fulfillment on the Third Closing Date of the conditions precedent contained in paragraphs
(a)(ii) through (a)(vii) of Section 11.01.

2.07     Preferred Stock

         (a)      Purchase and Sale

                  (i) Subject to the terms and conditions contained in this Agreement and in accordance with the procedures set forth in Schedule 2.07(a) attached hereto, on the Preferred Stock Closing Date, (i) the Issuer shall issue and sell to Eco Telecom, and (ii) Eco Telecom shall purchase from the Issuer, the Eco Telecom Preferred Stock.

                  (ii) Subject to the terms and conditions of this Agreement, solely for the purpose of Russian Law and solely to the extent Russian Law may be applicable (i) this Agreement shall be considered a preliminary agreement (predvaritelnyi dogovor) and not a transaction involving securities (sdelka s tsennymi bumagami); (ii) by virtue of entering into this Agreement, (x) the Issuer shall not be obligated to transfer the Eco Telecom Preferred Stock to Eco Telecom or be considered to have offered the Eco Telecom Preferred Stock to Eco Telecom and (y) Eco Telecom shall not be obligated to purchase the Eco Telecom Preferred Stock from the Issuer or to make payment for the Eco Telecom Preferred Stock; (iii) the actual transactions contemplated by
Section 2.07(a)(i) shall not constitute transactions involving securities (sdelki s tsennymi bumagami); and (iv) in no event shall such transactions take place before the registration of the issuance of the Eco Telecom Preferred Stock with the FCSM and payment in full for the Eco Telecom Preferred Stock by Eco Telecom, if and to the extent such registration and payment are required under Russian Law. The placement of the Eco Telecom Preferred Stock shall occur on the date on which the Eco Telecom Preferred Stock are disposed of (otchuzdeny) by the Issuer in favor of Eco Telecom, by transferring the title to the Eco Telecom Preferred Stock to Eco Telecom at the Preferred Stock Closing. This Section 2.07(a)(ii) shall have no effect on the interpretation of this Agreement under the laws of the State of New York, by which this Agreement is expressed to be governed. Subject to the terms and conditions contained in this Agreement, immediately upon the registration of the issuance of the Eco Telecom Preferred Stock with the FCSM and in any event prior to the Issuer's execution of any other agreement with respect to the Eco Telecom Preferred Stock, the Issuer and Eco Telecom shall execute a Preferred Stock Purchase Agreement (osnovnoi dogovor) which shall incorporate by reference the terms and conditions of this Agreement applicable to Eco Telecom, except that this Section 2.07(a)(ii) shall be excluded.

         (b)      Purchase Price

         Subject to the terms and conditions hereof and in consideration of the sale and transfer to Eco Telecom by the Issuer of the Eco Telecom Preferred Stock, on the Preferred Stock Closing Date, Eco Telecom shall pay to the Issuer the Preferred Stock Purchase Price in the manner provided in Section 2.07(c)(ii) and the Preferred Stock Purchase Price shall be allocable entirely to, and deemed to be in consideration of, the Eco Telecom Preferred Stock being purchased hereunder.

         (c)      Pre-Closing; Closing

                  (i) Pre-Closing. On a date which is five (5) Business Days prior to the Preferred Stock Closing Date (as notified by the Issuer to Eco Telecom, VIP and Telenor in writing) the Issuer, Eco Telecom, VIP and Telenor shall (i) attend a pre-closing meeting at the offices of VIP's counsel, located at Ducat Place II, 7 Gasheka Street, Moscow 123056, Russian Federation (or at such other place as the Issuer, Eco Telecom, VIP and Telenor mutually agree) at 10:00 am local time, and (ii) review the documents to be delivered at the Preferred Stock Closing.

                  (ii) Closing. The Preferred Stock Closing will take place at the offices of VIP's counsel at the address set out in the immediately preceding paragraph, or at such other place as the Issuer, Eco Telecom, VIP and Telenor mutually agree, at 10:00 am local time on the Preferred Stock Closing Date. At the Preferred Stock Closing, if the conditions precedent specified in
Article XI with respect to the Preferred Stock Closing have been fulfilled (or properly waived in writing in accordance with Article XI), then (i) Eco Telecom shall pay to the Issuer the Preferred Stock Purchase Price by wire transfer of immediately available funds to the account(s) designated by the Issuer, and (ii) upon receipt by the Issuer of the Preferred Stock Purchase Price, the Issuer shall deliver immediately to Eco Telecom an extract from the share register of the Issuer issued by the Registrar and showing Eco Telecom as the owner of the Eco Telecom Preferred Stock.

2.08     Redistribution of Preferred Stock at the Second Closing

         (a) The parties hereto agree that simultaneously with the Second Closing (or on the Second Closing Date in the event of an Eco Telecom Second Closing Contribution Default), Eco Telecom will sell at nominal value to each other Purchaser such number of shares of Preferred Stock, and each other Purchaser will purchase at nominal value from Eco Telecom such number of shares of Preferred Stock, so that after taking into account all shares of Common Stock actually issued in the Second Closing and the transfers of the Preferred Stock pursuant to this Section 2.08(a), each of the Purchasers will own the Second Closing Implied Percentage (or the

Second Closing Contribution Default Percentage in the event of a Second Closing Eco Telecom Contribution Default) (the Second Closing Implied Percentage or the Second Closing Contribution Default Percentage, as the case may be, the "SECOND CLOSING APPLICABLE PERCENTAGE"). For the avoidance of doubt, it is understood that Eco Telecom shall own twenty-five percent (25%) plus one (1) share of the voting capital stock of the Issuer after giving effect to the transactions contemplated in this Section 2.08, assuming that no Second Closing Eco Telecom Contribution Default has occurred and that Eco Telecom has not sold or otherwise disposed of any shares of Preferred Stock prior to the Second Closing.

         (b) If shares of Common Stock are purchased at any Additional Second Closing following the Second Closing Date, then, simultaneously with such Additional Second Closing, each Purchaser will sell at nominal value to each other Purchaser such number of shares of Preferred Stock, and/or each Purchaser will purchase at nominal value from each other Purchaser, such number of shares of Preferred Stock, so that each of the Purchasers will own the Second Closing Applicable Percentage as if the Additional Second Closing occurred simultaneously with the Second Closing.

2.09     Redistribution of Preferred Stock at the Third Closing

         (a) The parties hereto agree that simultaneously with the Third Closing (or simultaneously with any Additional Third Closing described in Section 2.05(g) if Eco Telecom believes, in good faith, that it would be required to obtain MAMP approval in connection with the purchase of shares of Preferred Stock under Section 2.09(b)), or on the Third Closing Date in the event of an Eco Telecom Third Closing Contribution Default, each Purchaser will sell at nominal value to each other Purchaser such number of shares of Preferred Stock, and/or each Purchaser will purchase at nominal value from each other Purchaser such number of shares of Preferred Stock, so that after taking into account all shares of Common Stock actually issued in the Third Closing and the transfers of the shares of the Preferred Stock pursuant to this Section 2.09(a), each of the Purchasers will own the Third Closing Implied Percentage (or the Third Closing Contribution Default Percentage in the event of a Third Closing Eco Telecom Contribution Default) (the Third Closing Implied Percentage or the Third Closing Default Percentage, as the case may be, the "THIRD CLOSING APPLICABLE PERCENTAGE").

         (b) If shares of Common Stock are purchased at any Additional Third Closing following the Third Closing Date, then each Purchaser will sell at nominal value to each other Purchaser such number of shares of Preferred Stock, and/or each Purchaser will purchase at nominal value from each other Purchaser such number of shares of Eco Telecom Preferred Stock, so that each of the Purchasers will own the Third Closing Applicable Percentage as if the Additional Third Closing occurred simultaneously with the Third Closing.

2.10     Redistribution of Preferred Stock Upon Exercise of VIP-R Call Option

         The parties hereto agree that on any date prior to the Conversion when Eco Telecom transfers to Telenor any shares of Common Stock of the Issuer as a result of Telenor's exercise of the VIP-R Call Option (the "EXERCISE TRANSFER") the following shall occur (and shall be deemed to occur simultaneously): each Purchaser will sell at nominal value to each other

Purchaser such number of shares of Preferred Stock and/or each Purchaser will purchase at nominal value from the other Purchasers such number of shares of Preferred Stock, so that after taking into account the Exercise Transfer and the transfers of the Preferred Stock pursuant to this Section 2.10 each of the Purchasers will own the Telenor Option Exercise Percentage.

2.11     Conversion of Preferred Stock; Further Assurances

         (a) Immediately following the later of the Third Closing and any Additional Third Closings and the completion of all regulatory steps in connection therewith, or the exercise by VIP (through VIP Sub) of the right to repurchase shares of Preferred Stock as specified in Section 2.12, the Issuer shall approve a decision on the issuance of the shares of Common Stock (the "CONVERTIBLE DECISION ON ISSUANCE"). The Convertible Decision on Issuance shall provide (x) for the issuance of an amount of shares of Common Stock equal to the amount of shares of Preferred Stock then outstanding and held by all Purchasers and (y) that such shares of Common Stock shall be issued only in exchange for such shares of Preferred Stock without any additional payments or premium. As soon as practicable following such approval the Issuer will effect the registration of the Convertible Decision on Issuance with the FCSM and shall take all measures necessary to effect the conversion of such shares of the Preferred Stock into shares of Common Stock (the "CONVERSION").

         (b) In the event that the magnitude of (i) any redistribution of shares of Preferred Stock at the Second Closing and/or the Third Closing and/or Exercise Transfer as set forth in Sections 2.08, 2.09 or 2.10 or (ii) the exercise by VIP (through VIP Sub) of the right to repurchase shares of Preferred Stock as specified in Section 2.12, results in any Purchaser having fewer shares of Preferred Stock than such Purchaser is required to sell to the other Purchasers (or VIP Sub) to comply fully with the provisions of Sections 2.08,
2.09 or 2.10 (as applicable for such particular Closing or Exercise Transfer) or
Section 2.12, then such Second Closing, Third Closing or Exercise Transfer (as applicable) shall be effected and shall be completed but the provisions of Sections 2.08, 2.09 or 2.10 (as applicable for such particular Closing or Exercise Transfer) shall not apply and the parties agree to negotiate in good faith and use reasonable efforts to reach an alternative arrangement which will allow the parties to attain the results contemplated in Sections 2.08, 2.09 2.10, 2.11(a) and 2.12.

         (c) Each of the Issuer and each Purchaser agrees to take all actions reasonably necessary to effect the transactions set forth in, or contemplated by, Article II of this Agreement, including, but not limited to waiving any rights under Articles 30 and 75 of the Federal Law of the Russian Federation "On Joint Stock Companies", dated December 26, 1996, as amended, or similar rights which may be established by laws and regulations amending or replacing the provisions of the above-mentioned Articles.

         (d) The Parties hereby acknowledge that the general purpose of the provisions of Sections 2.08, 2.09 2.10, 2.11(a), 2.11(b) and 2.12 (the
"COMPENSATING SECTIONS") hereof is that (A) after the implementation of the provisions of the Compensating Sections (and, for the avoidance of doubt, after the Conversion) each of the Purchasers own the same percentage of the shares of the Common Stock of the Issuer (which percentage shall then be equal to the percentage of the voting capital stock of the Issuer) as if (x) all the Purchasers' Shares, ever issued by the Issuer to the Purchasers pursuant to this Agreement, were issued at the Per Share

Price specified in Schedule 1.01(C), (y) the Eco Telecom Preferred Stock was never issued, and (z) all transactions in respect of the shares of Common Stock occurred as they actually occurred before the Conversion, and, at the same time, that (B) after the Second Closing, if no Eco Telecom Second Closing Contribution Default has occurred and assuming Eco Telecom has not previously sold or otherwise disposed of its Common Stock or Preferred Stock, Eco Telecom owns twenty-five percent (25%) plus one (1) share of the voting capital stock of the Issuer.

2.12     Call Right on Preferred Stock

         (a) Subject to the terms and conditions of this Agreement, (A) upon (i) the occurrence of an Eco Telecom Contribution Default or (ii) an Exercise Transfer (the date of such default or Exercise Transfer, the "DEFAULT DATE") and (B) provided that for any reason the redistribution of shares of Preferred Stock contemplated by Sections 2.08, 2.09, or 2.10, as applicable, has not occurred as required by such sections, VIP, through a wholly-owned Subsidiary of VIP ("VIP SUB"), shall have the right to purchase from the Purchasers (including VIP), as soon as possible following the Default Date, upon written notice to the Purchasers (the "DEFAULT REPURCHASE NOTICE"), such number of shares of Preferred Stock owned by such Purchasers (including VIP), and such Purchasers shall sell to VIP Sub at a purchase price equal to nominal value, on the date indicated in the Default Repurchase Notice, such number of shares of Preferred Stock so that after taking into account all shares of Common Stock actually issued in the Second Closing and Third Closing, any redistributions of the shares of Preferred Stock effected prior to the Default Date pursuant to Sections 2.08 and/or 2.09, and the transfers of the shares of Preferred Stock pursuant to this Section 2.12, each of the Purchasers will own the Second Closing Contribution Default Percentage, the Third Closing Contribution Default Percentage or the Telenor Option Exercise Percentage (as applicable). For the avoidance of doubt, for the purposes of determination of the actual percentage of voting capital stock of the Issuer owned by any Purchaser pursuant to this
Section 2.12(a), it shall be assumed that the shares of Preferred Stock repurchased by VIP Sub have been cancelled pursuant to the provisions of paragraph (b) below and such shares shall not be counted as issued and outstanding voting capital stock of the Issuer.

         (b) If VIP Sub repurchases the shares of Preferred Stock pursuant to Section 2.12(a), it shall not exercise any voting rights or be considered as present for quorum purposes at any meeting of shareholders of the Issuer with respect to such repurchased shares of Preferred Stock. Such repurchased shares of Preferred Stock shall be transferred by VIP Sub to, and cancelled by, the Issuer as soon as practicable under the Laws of the Russian Federation.

2.13     Non-Transferability of Preferred Stock

         No Purchaser shall Transfer or otherwise create or permit a Lien upon (as such terms are defined in the VIP-R Shareholders Agreement) any shares of Preferred Stock which it now owns or hereinafter acquires, except as contemplated by this Article II.

             ARTICLE III - REPRESENTATIONS AND WARRANTIES OF ISSUER

         Subject to the information contained in the Schedules hereto, the Issuer hereby represents and warrants to each of the Purchasers that, as of the date of this Agreement:

3.01     Organization of the Issuer

         The Issuer is a closed joint stock company and has been duly organized, is validly existing as a legal entity properly organized, registered and existing under the Laws of the Russian Federation, with corporate power and authority to carry on its business as it is currently being conducted and to own, lease and operate its Assets and Properties, and is not required to be qualified as a foreign corporation or other entity authorized to do business in any other jurisdiction.

3.02     Authority


         (a) The Issuer has full corporate power and authority to execute and deliver this Agreement and the other Principal Agreements to which the Issuer is a party.


         (b) The execution and delivery by the Issuer of this Agreement and the other Principal Agreements to which it is a party, and the performance by the Issuer of its obligations hereunder and thereunder, have been duly and validly authorized by the shareholder of the Issuer, no other corporate action on the part of the Issuer or its shareholder being necessary. This Agreement has been duly and validly executed and delivered by the Issuer and constitutes, and upon the execution and delivery by the Issuer of the other Principal Agreements to which it is a party, such other Principal Agreements will constitute, the legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights and remedies generally and by general equitable principles (whether applied by a court of law or equity), except as rights to indemnity and contribution may be limited by applicable Law or public policy and except to the extent any clause hereof or thereof provides for the payment of a penalty.


         (c)      Subject only to the actions and proceedings identified in
Schedule 3.04(c) (Regulatory Consents and Approvals) and Schedule 3.04(b) (Third Party Consents), the Issuer has full power and authority to perform the Issuer's obligations hereunder and under the other Principal Agreements to which the Issuer is a party, and to consummate the transactions contemplated hereby and thereby, including, without limitation, to issue and sell (pursuant to this Agreement) the Purchasers' Shares to the Purchasers and the Eco Telecom Preferred Stock to Eco Telecom.

3.03     Charter Capital of Issuer

         (a) As of the date of this Agreement, the Charter Capital of the Issuer consists solely of one thousand (1,000) issued shares of Common Stock.

         (b) All of the outstanding Equity Interests of the Issuer (i) have been duly authorized and validly issued, (ii) are fully paid, and non-assessable, (iii) are not subject to any preemptive or similar rights or any Lien with respect to the Issuer except as may be provided by Law, the

Charter or the Principal Agreements and (iv) were properly registered with the appropriate authorities competent for registration of the issue of such shares. All of the shares of the Issuer, including the Purchasers' Shares and the Eco Telecom Preferred Stock, are, or will be when issued, uncertificated.


         (c) As of each of the Closings, assuming the completion of each of the steps specified in Section 6.03 of the VIP-R Shareholders Agreement, the Purchasers' Shares and the Eco Telecom Preferred Stock, as applicable, issued and purchased on the respective Closings (i) will have been duly authorized,
(ii) when issued and delivered to and paid for by the Purchasers as provided herein and in accordance with the documents filed with the FCSM, will be validly issued, fully paid and non-assessable, (iii) (upon registration of a report on the issuance thereof with the FCSM, compliance with the disclosure requirements of the FLSM and regulations of the FCSM, and corporate approval of the amendments to the Charter and their registration with the MRC and SRC), the issuance of such Purchasers' Shares and Eco Telecom Preferred Stock, as applicable, shall have been properly registered with the appropriate authorities competent therefor, and (iv) (upon registration of a report on the issuance thereof with the FCSM, full payment for the Purchasers' Shares and the Eco Telecom Preferred Stock, as applicable, compliance with the disclosure requirements of the FLSM and regulations of the FCSM, and approval of the amendments to the Charter by the Board and their registration with the MRC and
SRC), the Purchasers shall acquire from the Issuer their respective Purchasers' Shares and Eco Telecom Preferred Stock, as applicable, free and clear of all Liens, except as may be set out herein or in the Principal Agreements.

         (d) No holder of any security of the Issuer, other than the Purchasers pursuant to the VIP-R Registration Rights Agreement, has any right to require registration of the shares of Common Stock or any other security of the Issuer under the Securities Act.

         (e) Immediately following (x) the issuance to Eco Telecom of the Eco Telecom Preferred Stock, and payment in full therefor, and (y) the sale by VIP to Eco Telecom of the One Share of VIP-R Common Stock, the Eco Telecom Preferred Stock together with the One Share of VIP-R Common Stock, shall represent twenty-five percent (25%) plus one (1) share of the outstanding voting capital stock of the Issuer on a fully diluted basis.

         (f) Immediately following the issuance to Eco Telecom of the Second Closing Eco Telecom Shares, and payment in full therefor, the Second Closing Eco Telecom Shares, together with any shares of Eco Telecom Preferred Stock held by Eco Telecom immediately following the Second Closing (provided that Eco Telecom has not sold or otherwise disposed of any shares of Eco Telecom Preferred Stock prior to the Second Closing), shall represent at least twenty-five percent (25%) plus one (1) share of the issued and outstanding voting capital stock of the Issuer on a fully diluted basis.

         (g) Subject to Section 2.11(b), immediately following the issuance to Eco Telecom of the Third Closing Eco Telecom Shares, and payment in full therefor, the Third Closing Eco Telecom Shares, when aggregated with the Second Closing Eco Telecom Shares and any shares of Eco Telecom Preferred Stock held by Eco Telecom immediately following the Third Closing (provided that Eco Telecom has not sold or otherwise disposed of any Second Closing Eco

Telecom Shares or shares of Eco Telecom Preferred Stock prior to the Third Closing), shall represent, immediately following the Third Closing and the redistribution of shares of Preferred Stock pursuant to Section 2.09, at least twenty-five percent (25%) plus one (1) share of the issued and outstanding voting capital stock of the Issuer on a fully-diluted basis.

         (h)      Except as otherwise set forth in the Principal Agreements or
Schedule 3.03(h), there are no outstanding Options related to or entitling any Person to purchase or otherwise acquire from the Issuer or any of its Subsidiaries any Equity Interest in the Issuer or any such Subsidiary, as the case may be.

3.04     No Conflicts

         Except as set forth in Schedule 3.04, the execution, delivery and performance by the Issuer of this Agreement and the other Principal Agreements to which it is a party, compliance by the Issuer with all of the provisions hereof and thereof and the consummation by the Issuer of the transactions contemplated hereby and thereby:

         (a) will not conflict with or constitute a breach of any of the terms or provisions of the Charter (after giving effect to the amendments described in Section 6.03 of the VIP-R Shareholders Agreement);

         (b)      subject to obtaining the third party consents referred to in
Schedule 3.04(b), will not conflict with or constitute a breach of, or a default under, or give rise to a right of termination of any Contract or License to which the Issuer is a party as of the date of this Agreement or by which the Issuer or any of its Assets and Properties is bound;

         (c) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 3.04(c), will not violate or conflict with any Orders or Laws applicable to the Issuer or any of its Assets and Properties; and

         (d) will not (i) result in a Change of Control (as such term is defined in the Indenture), (ii) require VimpelCom B.V. to offer to repurchase any of the Convertible Notes pursuant to the terms of the Indenture, (iii) require an adjustment to the Conversion Price (as such term is defined in the Indenture), (iv) constitute a Default or Event of Default under (and as defined
in) the Indenture, (v) constitute a default in respect of, or require the mandatory prepayment prior to the scheduled due date of, any other Indebtedness of the Issuer or any of its Subsidiaries having an aggregate principal amount of US$5 million or more, or (vi) result in the imposition of any Lien on any of the Issuer's or any of its Subsidiaries' Assets and Properties (other than a Lien arising under the Principal Agreements or Russian Law), except, in the case of clauses (b), (c) and (d)(vi), any conflict, breach, violation, failure to obtain consent or approval or make any filing or give any notice, or any incurrence of any Lien, in each case, which would not have a Material Adverse Effect on the Issuer.

3.05     Governmental Approvals and Filings

         Except as set forth in Schedule 3.04(c), the execution, delivery and performance by the Issuer of this Agreement and the other Principal Agreements to which it is a party, the compliance by the Issuer with all of the provisions hereof and thereof and the consummation by the Issuer of the transactions contemplated hereby and thereby will not require any consent, approval, authorization or other order of any Governmental or Regulatory Authority, except for those consents, approvals, authorizations or orders already obtained or the failure to obtain which would not have a Material Adverse Effect on the Issuer.

3.06     Compliance with Securities Laws

         Assuming the accuracy of the representations and warranties of the Purchasers contained in Article IV hereof, the offer, sale and issuance of the Purchasers' Shares and the Eco Telecom Preferred Stock by the Issuer as contemplated by this Agreement are exempt from the registration requirements of the Securities Act.

3.07     Subsidiaries of the Issuer

         The direct and indirect Subsidiaries of the Issuer consist entirely of the entities set forth in Schedule 3.07(a).

3.08     Books and Records

         (a) Schedule 3.08(a) is a true and complete list of all written protocols of meetings and all written consents in lieu of GMSs of the Issuer from the inception of the Issuer up to and including the date of this Agreement. A true and complete copy of each such consent and the minutes of each such meeting has been made available for review by the Purchasers.

         (b) True and complete copies of the share register of the Issuer (as provided by the share registrar of the Issuer), and a complete list of shareholders of each Subsidiary of the Issuer, are attached hereto as Schedule 3.08(b).

         (c) The Issuer holds its share register, Telecom Licenses and accounting records at the locations specified in Schedule 3.08(c).

         (d) The Issuer makes and keeps accurate books and records and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.09     Financial Statements

         (a) Prior to the execution of this Agreement, the Issuer has delivered to each Purchaser a true and complete copy of the GAAP audited balance sheet, income statement and statement of cash flows of the Issuer as of December 31, 2000 and for the period then ended (the "FINANCIAL STATEMENTS").

         (b) Except as disclosed therein or in Schedule 3.09, such Financial Statements were prepared in accordance with GAAP.

3.10     No Undisclosed Indebtedness, Liens and Liabilities

         Except as disclosed in Schedule 3.10, (a) there is no Indebtedness of the Issuer and its Existing Subsidiaries the value of which exceeds US$1 million, (b) there are no Liens (other than Permitted Liens) on any of the Assets and Properties of the Issuer and its Existing Subsidiaries and (c) there are no Liabilities against, relating to or affecting the Issuer and its Existing Subsidiaries or any of their Assets and Properties, other than Indebtedness, Liens and Liabilities incurred in the ordinary course of business consistent with past practice which in the aggregate are not material to the Business or Condition of the Issuer.

3.11     Compliance With Laws and Orders

         (a) Except for any violation or alleged violation of, or default or alleged default under, any Law or Order applicable to the Issuer or any of its Assets and Properties which has been settled or otherwise resolved, neither the Issuer nor any Subsidiary is, or has at any time since its organization, received any written notice that it is, or has at any time since its organization been, in violation of or in default under any Law or Order applicable to it or any of its Assets and Properties, in each case, which could have a Material Adverse Effect on the Issuer.

         (b) Neither the Issuer, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Issuer, (i) has used any corporate funds for any unlawful contributions, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any governmental official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the business of the Issuer.

3.12     Licenses

         (a) Except as otherwise set forth in Schedule 3.12(a), the Issuer and each of the Subsidiaries have such Licenses as are used or necessary to own, lease, and operate its respective Assets and Properties and to conduct its business, except where the failure to have such Licenses would not have a Material Adverse Effect on the Issuer;

         (b) Except as otherwise set forth in Schedule 3.12(b), the Issuer and each of the Subsidiaries have fulfilled and performed all of their material obligations with respect to such Licenses and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder or any such License, except such events as would not have a Material Adverse Effect on the Issuer;

         (c) Except as otherwise set forth in Schedule 3.12(c), no such License contains any restrictions that have or that the Issuer could reasonably expect to have a Material Adverse

Effect on the Issuer;

         (d) Except as set forth on Schedule 3.12(b), no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the Issuer or any Subsidiary in respect of any Telecom License.

3.13     Investments

         Schedule 3.13 sets forth a list of each equity Investment of the Issuer (other than in respect of its Subsidiaries). All such equity Investments are free and clear of all Liens other than Permitted Liens.

3.14     Brokers

         Except as described on Schedule 3.14, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by the Issuer directly with the Purchasers without the intervention of any Person on behalf of the Issuer in such manner as to give rise to any valid claim by any Person against any Purchaser or the Issuer for any finder's fee, brokerage commission or similar payment.

           ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PURCHASERS

         Each Purchaser, as to itself only, hereby represents and warrants to the Issuer and the other Purchasers that, as of the date of this Agreement and as of the date of each Closing (to the extent such Purchaser is purchasing shares of Common Stock or Preferred Stock at such Closing):

4.01     Organization; Ability to Consummate Transactions

         Such Purchaser is a corporation duly organized and validly existing under the Laws of the jurisdiction of its formation. Such Purchaser has full corporate power and authority to execute and deliver this Agreement and the other Principal Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

4.02     Authority

         The execution and delivery by such Purchaser of this Agreement and the other Principal Agreements to which it is a party, and the performance by such Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors or the equivalent governing body of such Purchaser, no other corporate action on the part of such Purchaser or its stockholders being necessary, except as set out in Schedule 4.02 with respect to VIP. This Agreement has been duly and validly executed and delivered by such Purchaser and constitutes, and upon the execution and delivery by such Purchaser of the other Principal Agreements to which it is a party, such other Principal Agreements will constitute, the legal, valid and binding obligations of such Purchaser enforceable against such Purchaser in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights and remedies generally and by general equitable principles (whether applied by a court of law or equity), except as rights to indemnity and contribution may be limited by applicable Law or public policy and except to the extent any clause hereof or thereof provides for the payment of a penalty.

4.03     No Conflicts

         The execution, delivery and performance by such Purchaser of this Agreement and the other Principal Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby:

         (a) will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter, or equivalent governing documents, of such Purchaser;

         (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 4.03(b)(i) hereto with respect to Eco Telecom, Schedule 4.03(b)(ii) hereto with respect to VIP and Schedule 4.03(b)(iii) hereto with respect to Telenor, will not conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to such Purchaser or any of its Assets and Properties, unless such a violation or conflict would not have a material adverse effect on such Purchaser's ability to perform its obligations under this Agreement and the other Principal Agreements to which it is a party; or

         (c) (subject to obtaining the third party consents disclosed in Schedule 4.03(c) hereto with respect to VIP only), will not conflict with, constitute a breach of or a default under, or give rise to a right of termination of any Contract or License to which such Purchaser is a party as of the date of this Agreement or by which any of its Assets and Properties is bound, unless such a conflict, breach, default or termination right would not have a material adverse effect on such Purchaser's ability to perform its obligations under this Agreement and the other Principal Agreements to which it is a party.

4.04     Governmental Approvals and Filings

         Except as disclosed in Schedule 4.03(b)(i) hereto with respect to Eco Telecom, Schedule 4.03(b)(ii) hereto with respect to VIP and Schedule 4.03(b)(iii) hereto with respect to Telenor, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of such Purchaser is required in connection with the execution, delivery and performance of this Agreement or the other Principal Agreements to which it is a party, compliance with all of the provisions hereof and thereof or the consummation of the transactions contemplated hereby or thereby, except for those consents, approvals, authorizations or order already obtained or the failure to obtain which would not have a material adverse effect on such Purchaser's ability to perform its obligations under this Agreement and the other Principal Agreements to which it is a party.

4.05     Legal Proceedings

         There are no Actions or Proceedings pending, or, to the Knowledge of such Purchaser, threatened, against such Purchaser or any of its Assets and Properties as of the date of this Agreement which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the other Principal Agreements to which such Purchaser is a party.

4.06     Brokers

         Except as described on Schedule 4.06, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by such Purchaser directly with the Issuer without the intervention of any Person on behalf of such Purchaser in such manner as to give rise to any valid claim by any Person against the Issuer for any finder's fee, brokerage commission or similar payment.

4.07     Investment Intent

         Such Purchaser is acquiring its portion of the Purchasers' Shares and the Preferred Stock, as applicable, for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing or otherwise disposing of such shares, except in compliance with the Securities Act and all other applicable securities Laws.

4.08     Status of Each Purchaser

         Such Purchaser (a) possesses such knowledge and experience in financial and business matters as to enable it to evaluate the merits and risks of its investment in the Purchasers' Shares and Preferred Stock, as applicable, that are to be acquired by it under this Agreement (b) understands that the Purchasers' Shares and Preferred Stock, as applicable, that are to be acquired by it under this Agreement are not registered under the Securities Act and may not be offered or sold or otherwise transferred within the United States or to or for the account or benefit of a "U.S. person" (as such term is defined under Rule 902 of Regulation S under the Securities Act) unless such securities are registered under the Securities Act or an exemption from the registration requirements of the Securities Act and relevant states securities laws are available, (c) understands that the Purchasers' Shares and the Preferred Stock, as applicable, to be acquired by it under this Agreement may, in certain jurisdictions, be subject to restrictions on any resale by such Purchaser, (d) understands and is able to bear the economic risk involved in acquiring the Purchasers' Shares and Preferred Stock, as applicable, that are to be acquired by it under this Agreement including any loss relating to or arising out of such investment, (e) is not a "U.S. person", as such term is defined under Rule 902 of Regulations S under the Securities Act, and is not acquiring the Purchasers' Shares or Preferred Stock, as applicable, that are to be acquired by it under this Agreement for the account of a U.S. person (as so defined), (f) acknowledges and agrees that the offer and sale of the Purchasers' Shares and the Preferred Stock, as applicable, to such Purchaser has taken place outside of the United States of America or any of its territories or possessions, and such Purchaser has executed this Agreement outside of the United States or any of its territories or possessions and (g) has not, and its Affiliates and any Person acting on its or their behalf have not, engaged in any directed selling efforts (as defined in Rule 902 of Regulation S) with respect to the Purchasers' Shares or the Preferred Stock that are to be acquired by it under this Agreement.

4.09     No Knowledge of Breach

         As of the date of this Agreement, there is no breach by the Issuer Actually known to such Purchaser of any representation or warranty made by the Issuer in this Agreement.

4.10     Independent Investigation

         Such Purchaser has (a) conducted its own investigation with respect to the Issuer and its Affiliates and the Purchasers' Shares and Preferred Stock, as applicable, that are to be acquired by it under this Agreement and has had the opportunity to ask executive officers of the Issuer such questions as it has considered necessary, relevant or appropriate with respect to the Issuer and its Affiliates and the Purchasers' Shares or Preferred Stock, as applicable, that are to be acquired by it under this Agreement; (b) consulted its own legal advisors with respect to its investment in the Purchasers' Shares and Preferred Stock, as applicable, that are to be acquired by it under this Agreement and the risks associated with such investment to the extent such Purchaser deems necessary or appropriate; and (c) received all information that it believes is necessary, relevant or appropriate in connection with its acquisition of the Purchasers' Shares and Preferred Stock, as applicable, that are to be acquired by it under this Agreement.

                      ARTICLE V - COVENANTS OF THE ISSUER

5.01     Regulatory and Other Approvals

         The Issuer will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain and maintain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of the Issuer to consummate the transactions contemplated hereby and by the other Principal Agreements, including, without limitation, those described in
Schedule 3.04(b) and Schedule 3.04(c) hereto and (b) take all commercially reasonable steps to cooperate with such Purchasers as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with, and giving all notices to, Governmental or Regulatory Authorities or other Persons required of each Purchaser to consummate the transactions contemplated hereby and by the other Principal Agreements.

5.02     Delivery of Information

         The Issuer will (a) provide prompt notification to each Purchaser when any consent, approval, action, filing or notice referred to in Section 5.01 is obtained, taken, made or given, as applicable, (b) deliver to each Purchaser from time to time as soon as practicable after they become available, copies of public filings relating to any actions related to the Purchasers'

Shares or the Eco Telecom Preferred Stock, agreements entered into between the Issuer and each Purchaser, publications required to be made in accordance with Russian securities laws and evidence of payment for any Purchasers' Shares or the Eco Telecom Preferred Stock, and (c) advise each Purchaser in writing of any written communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the other Principal Agreements.

5.03     Fulfillment of Conditions

         The Issuer will take all commercially reasonable steps necessary and proceed diligently and in good faith to satisfy each condition to the obligations of the Purchasers contained in this Agreement that is within its control.

5.04     Further Assurances

         The Issuer agrees to execute and deliver each other Principal Agreement to which it is a party and such other documents and take such other acts, as the other parties to this agreement may reasonably request for the purpose of carrying out the intent of this Agreement and the Principal Agreements.

5.05     Use of Proceeds

         (a) The First Closing VIP Purchase Price shall be used by the Issuer (i) to repay the outstanding amounts pursuant to Section 8.02, and (ii) the remainder in accordance with its business plan attached as Exhibit D (the "BUSINESS PLAN") or as the Board may otherwise direct.

         (b) The Second Closing Purchase Price, the Third Closing Purchase Price, the Additional Closings Purchase Price and the Preferred Stock Purchase Price shall be applied by the Issuer in accordance with its Business Plan or as the Board may otherwise direct.

5.06     Issuance of Shares

         As soon as practicable following each Closing, the Issuer shall take all actions necessary to cause the registration of a report on the issuance of the relevant Purchasers' Shares and Eco Telecom Preferred Stock, as applicable, with the FCSM and compliance with the disclosure requirements of the FLSM and regulations of the FCSM.

5.07     Transactions with Affiliates

         (a) Except as expressly permitted by this Agreement (including, without limitation, Section 5.07(b) hereof) and the other Principal Agreements, the Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly: (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate).

         (b) (i) any Affiliate who is an individual may serve as a director, officer or employee of the Issuer or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity and
(ii) (subject to the provisions of Section 5.03 of the VIP-R Shareholders Agreement and Section 5.03 of the VIP Registration Rights Agreement) the Issuer and its Subsidiaries may enter into (x) transactions (other than extensions of credit by the Issuer or any of its Subsidiaries to an Affiliate) providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Issuer and its Subsidiaries as the monetary or business consideration which would obtain in a comparable transaction with a Person who is not an Affiliate or (y) any transaction (including any Business Combination between the Issuer and any of its Subsidiaries, on the one hand, and any Affiliate, on the other) which is approved by the Board or shareholders in accordance with the Charter or in accordance with the internal documents of the Company approved by the Board in accordance with Section 10.5.10 of the Charter.

         (c) Each Purchaser will be entitled to enforce this Section 5.07 only so long as such Purchaser owns five percent (5%) or more of the issued and outstanding voting capital stock of the Issuer.

5.08 Cooperation with VIP Audit; Accounting Controls; Non-disclosure of Information

         As long as the financial results of the Issuer and its Subsidiaries are required to be consolidated with VIP's financial results pursuant to GAAP:

         (a) the Issuer shall assist, and cooperate with, VIP and VIP's auditors and accountants with respect to the preparation and audit of VIP's consolidated financial statements;

         (b) the Issuer shall, and shall ensure that its Subsidiaries shall, make and keep accurate books and records and maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

         (c) the Issuer shall not, and shall ensure that its Subsidiaries shall not, disclose publicly its financial results, operating information, acquisitions and dispositions or any other material information (including, without limitation, the information specified in Schedule 5.08) without the prior written consent of VIP, except to the extent disclosure is, on the advice of legal counsel to Issuer, required by Law.

5.09     Required Disclosure by VIP Concerning Issuer

         The Issuer shall, and shall ensure that its Subsidiaries shall, promptly provide such information about it as is requested by VIP to be provided in order for VIP to comply with its disclosure and/or reporting obligations under U.S. securities Laws, New York Stock Exchange requirements or any other Laws or rules (including the requirements of applicable tax authorities) which apply to VIP from time to time and require the inclusion by VIP of information concerning the Issuer and its Subsidiaries.

5.10     Compliance with Indenture

         The Issuer shall, and shall ensure that its Subsidiaries shall, use its best efforts to not take any actions (or omit to take any actions) that would result in a breach of any of the covenants or result in an "Event of Default" occurring under the Indenture, dated July 28, 2000, among VIP, VimpelCom B.V. and The Bank of New York, as trustee relating to the 5.5% Senior Convertible Notes due 2005 (including, without limitation, Section 5.9 (Limitations on Guarantees and Liens in favor of Relevant Securities), Section 5.10 (Limitation on Status as Investment Company) and Article VIII (Events of Default and Remedies)).

5.11     Telecom Licenses

         Promptly upon their becoming available, the Issuer shall provide to VIP copies of all telecom Licenses and telecom License revocations, if any, received after the date hereof with any Governmental or Regulatory Authority (other than routine, recurring filings made in the ordinary course of business consistent with past practice).

5.12     Covenants Under VIP Primary Agreement

         Following the First VIP-R Board Date, the Issuer shall not take any actions that would cause VIP to breach any covenant or agreement made by VIP in Sections 5.01, 5.02, 5.03, 5.09 and 5.10 of the VIP Primary Agreement.

5.13     Contract Provision Regarding Cancellation of Preferred Stock.

         From the date hereof until such time as the Eco Telecom Preferred Stock has been cancelled in full in accordance with Russian Law, the Issuer shall (i) as soon as reasonably practicable following the date hereof, use its reasonable efforts to amend all existing Contracts to which it is a party to include the language set forth in Schedule 5.13, and (ii) use its best efforts to include the language set forth in Schedule 5.13 in every Contract entered into by the Issuer following the date hereof.

                          ARTICLE VI - NOTICE AND CURE

         Each party will notify the other parties in writing of, and will use all commercially reasonable efforts to cure before the relevant Closings, any violation or breach, as soon as practicable after such party becomes aware of such violation or breach of any representation, warranty, covenant or agreement made by such party in this Agreement, whether occurring or arising before, on or after the date of this Agreement, provided that no notice given pursuant to this
Article VI shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein, or shall in any way relieve the breaching party from any obligations or affect the rights of the other parties hereto or be deemed to amend or supplement any Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

                   ARTICLE VII - COVENANTS OF THE PURCHASERS

7.01     Regulatory and Other Approvals

         Each Purchaser will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable, to obtain and maintain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of the Purchaser to consummate the transactions contemplated hereby and by the other Principal Agreements, including, without limitation, those described in Schedule 4.03(b)(i), Schedule 4.03(b)(ii), Schedule 4.03(b)(iii) and Schedule 4.03(c) hereto as applicable to such Purchaser (and in any event Eco Telecom shall make all necessary applications to, and file all notices and other filings with, MAMP as soon as practicable but not later than thirty (30) calendar days after the date of the First Closing with respect to the Second Closing, and as soon as practicable but not later than ninety (90) calendar days after the Second Closing with respect to the Third Closing) and (b) take all commercially reasonable steps to cooperate with the Issuer as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with, and giving all notices to, Governmental or Regulatory Authorities or other Persons required of the Issuer to consummate the transactions contemplated hereby and by the other Principal Agreements.

7.02     Delivery of Information

         Each Purchaser will (a) provide prompt notification to the Issuer each other Purchaser when any consent, approval, action, filing or notice referred to in Section 7.01 is obtained, taken, made or given, as applicable, (b) deliver to the Issuer and each other Purchaser from time to time as soon as practicable after they become available, copies of public filings relating to any actions related to the Purchasers' Shares or Eco Telecom Preferred Stock, agreements entered into between or among the Purchasers, publications required to be made in accordance with Russian securities laws, and (c) advise the Issuer and each other Purchaser in writing of any written communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the other Principal Agreements

7.03     Fulfillment of Conditions

         Each Purchaser will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of the Issuer contained in this Agreement that is within its control.

7.04     Further Assurances

         Each Purchaser agrees to execute and deliver each other Principal Agreement to which it is a party and such other documents and take such other acts, as the other parties to this Agreement may reasonably request for the purpose of carrying out the intent of this Agreement and the Principal Agreements.

                      ARTICLE VIII - ADDITIONAL COVENANTS


8.01     Reimbursement of Certain Tax Liabilities

         (a) In the event Russian Law does not allow the Issuer to claim for the set-off of all or a portion of the value added tax (such portion being referred to as the "NON-DEDUCTIBLE VAT") relating to expenses indicated on
Schedule 8.01, incurred by the Issuer prior to May 30, 2001 and such amount of expenses shall not exceed the amount which is set forth on Schedule 8.01, VIP shall, upon request of the Issuer, reimburse the Issuer for the amount of such Non-Deductible VAT in a manner to be agreed between VIP and the Issuer, provided, however, that such request shall be accompanied by a confirmation specifying the amount of such Non-Deductible VAT from the Issuer's duly appointed auditor for the GAAP financial statements.

         (b) In the event Russian Law requires the Issuer to pay any Taxes in connection with (and caused by) the execution and performance by the Issuer of the documents specified in Schedule 8.01 (b), VIP shall, upon request of the Issuer, reimburse the Issuer for the amount of such taxes in a manner to be agreed between VIP and the Issuer, provided, however, that such request shall be accompanied by a confirmation specifying the amount of such Taxes from the Issuer's duly appointed auditor for the GAAP financial statements.

8.02     Repayment of Loans to VIP

         Simultaneously with the First Closing, the Issuer shall repay to VIP all amounts previously drawn upon by the Issuer or paid by VIP to other Persons on the order of the Issuer and not yet repaid under those loan agreements and other arrangements listed on Schedule 8.02 as such schedule may be amended in writing by VIP and the Issuer between the date hereof and the First Closing.

8.03     Trademark License Covenant

         VIP hereby agrees that as long as the Trademark License Agreements remain in effect, VIP shall grant to the Issuer licenses to use each Future VIP Trademark within the territory of the Russian Federation with the exclusion of the Moscow License Area. With respect to each such Future VIP Trademark, VIP and the Issuer shall enter into a License Agreement substantially in the form attached as Exhibit E (the "FUTURE TRADEMARK LICENSE AGREEMENT") or shall amend the relevant existing Trademark License Agreement to include such Future VIP Trademark, as appropriate, in each case, as promptly as practicable following the registration of each Future VIP Trademark with the Rospatent. Following the execution and delivery of the

Future Trademark License Agreement or an amendment to an existing Trademark License Agreement, VIP shall promptly register such license agreement with Rospatent.

8.04     VIP/Eco Telecom Share Purchase Agreement

         On the Preferred Stock Closing Date, VIP and Eco Telecom shall execute a Share Purchase Agreement, in the form attached hereto as Exhibit F (the "VIP/ECO TELECOM SHARE PURCHASE AGREEMENT"), whereby simultaneously with the Preferred Stock Closing VIP shall sell and Eco Telecom shall purchase one share of Common Stock of the Issuer (the "ONE SHARE OF VIP-R COMMON STOCK").

8.05     Certain Information

         Upon each other Purchaser's reasonable request, VIP shall provide each other Purchaser with information necessary for such Purchaser to make an independent determination that the consummation of the Second Closing and the Third Closing will not cause VIP to become an "investment company" under the United States Investment Company Act of 1940, as amended.

       ARTICLE IX - CONDITIONS PRECEDENT TO OBLIGATIONS OF VIP AND ISSUER
                               FOR FIRST CLOSING

9.01     Conditions Precedent to Obligations of VIP for First Closing

         The obligation of VIP to pay the First Closing VIP Purchase Price at the First Closing to the Issuer is subject to the fulfillment, at or before the First Closing, of the condition precedent (which may be waived by VIP in writing in its sole discretion) that the VIP Closing shall occur prior to, or simultaneously with, the First Closing.

9.02     Conditions Precedent to Obligations of Issuer for First Closing

         The obligations of the Issuer hereunder with respect to the First Closing are subject to the fulfillment, at or before the First Closing, of the condition precedent (which may be waived by the Issuer in writing in its sole discretion) that the VIP Closing shall occur prior to, or simultaneously with, the First Closing.

         ARTICLE X - CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASERS
                         AND ISSUER FOR SECOND CLOSING

10.01    Conditions Precedent to Obligations of Purchasers for Second Closing

         The obligation of each Purchaser to pay its portion of the Second Closing Purchase Price at the Second Closing to the Issuer is subject to the fulfillment, at or before the Second Closing, of the following conditions precedent (all or any of which may be waived in whole or in part by such Purchaser in writing in its sole discretion):

         (a) Orders and Laws. There shall not be in effect on the Second Closing Date any Order (including any Order issued by MAMP) or Law (other than Specified Legislation which is subject to paragraph (b) below) restraining, enjoining or otherwise prohibiting or making illegal the Second Closing.

         (b) Specified Legislation. There shall not be in effect on the Second Closing Date any Specified Legislation which prevents the Second Closing.

         (c) Option Agreement. Eco Telecom shall not have exercised its option to sell its shares of VIP common stock to Telenor under the Option Agreement.

         (d) No Breach of VIP-R Shareholders Agreement. VIP shall not be in breach of its obligations under Article II or Section 4.02(e) of the VIP-R Shareholders Agreement.

         (e) Preferred Stock. The Eco Telecom Preferred Stock shall have been issued in accordance with the terms of this Agreement; provided, however, that Eco Telecom will have the benefit of this condition precedent only if the Issuer fails to issue the Eco Telecom Preferred Stock and (i) such failure is due to the failure by VIP, in its capacity as a shareholder of the Issuer, to vote in favor of such issuance, or (ii) VIP is then in breach of its obligations under section 2 of the Board Rules of the Issuer with respect to the exercise by VIP of its rights as a shareholder of the Issuer.

         (f) Delivery of VIP Officer's Certificate. VIP shall have delivered to each Purchaser a certificate dated the Second Closing Date and executed by the CEO of VIP, substantially in the form of Exhibit G.

         (g) Consummation of Sale of the One Share of VIP-R Common Stock. VIP shall not have breached its obligation under this Agreement and the VIP/Eco Telecom Share Purchase Agreement to sell the One Share of VIP-R Common Stock to Eco Telecom at the Preferred Stock Closing.

10.02    Conditions Precedent to Obligations of Issuer for Second Closing

         The obligations of the Issuer hereunder to issue to the Purchasers the Second Closing Shares at the Second Closing are subject to the fulfillment, at or before the Second Closing, of the conditions precedent (which may be waived by the Issuer in writing in its sole discretion) that there shall not be in effect on the Second Closing Date any Order or Law (including Specified Legislation) restraining, enjoining or otherwise prohibiting or making illegal the Second Closing.

         ARTICLE XI - CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASERS
        AND ISSUER FOR THIRD CLOSING, ADDITIONAL CLOSINGS AND PREFERRED
                                 STOCK CLOSING

11.01    Conditions Precedent to Obligations for Third Closing

         (a) Purchasers. The obligation of each Purchaser to pay its portion of the Third Closing Purchase Price at the Third Closing to the Issuer is subject to the fulfillment, at or before the Third Closing, of the following conditions precedent (all or any of which may be waived in whole or in part by such Purchaser in writing in its sole discretion):

                  (i) Orders and Laws. There shall not be in effect on the Third Closing Date any Order (including any Order issued by MAMP) or Law (other than Specified Legislation which is subject to clause (ii) below) restraining, enjoining or otherwise prohibiting or making illegal the Third Closing.

                  (ii) Specified Legislation. There shall not be in effect on the Third Closing Date any Specified Legislation which prevents the Third Closing.

                  (iii) Option Agreement. Eco Telecom shall not have exercised its option to sell its shares of VIP common stock to Telenor under the Option Agreement.

                  (iv) No Breach of VIP-R Shareholders Agreement. VIP shall not be in breach of its obligations under Article II or Section 4.02(e) of the VIP-R Shareholders Agreement.

                  (v) Preferred Stock. The Eco Telecom Preferred Stock shall have been issued in accordance with the terms of this Agreement; provided, however, that Eco Telecom will have the benefit of this condition precedent only if the Issuer fails to issue the Eco Telecom Preferred Stock and (i) such failure is due to the failure by VIP, in its capacity as a shareholder of the Issuer, to vote in favor of such issuance, or (ii) VIP is then in breach of its obligations under section 2 of the Board Rules of the Issuer with respect to the exercise by VIP of its rights as a shareholder of the Issuer.

                  (vi) Delivery of VIP Officer's Certificate. VIP shall have delivered to each Purchaser a certificate dated the Third Closing Date and executed by the CEO of VIP, substantially in the form of Exhibit H.

                  (vii) Consummation of Sale of the One Share of VIP-R Common Stock. VIP shall not have breached its obligation under this Agreement and the VIP/Eco Telecom Share Purchase Agreement to sell the One Share of VIP-R Common Stock to Eco Telecom at the Preferred Stock Closing.

         (b) Issuer. The obligations of the Issuer hereunder to issue to Purchasers the Third Closing Shares at the Third Closing are subject to the fulfillment, at or before the Third Closing, of the conditions precedent (which may be waived by the Issuer in writing in its sole discretion) that there shall not be in effect on the Third Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the Third Closing.

11.02    Conditions Precedent to Obligations for Additional Closings

         The obligations of the Issuer hereunder to issue to VIP or Telenor, as the case may be, the shares of Common Stock at the Additional Closings, and the obligations of VIP and Telenor, as the case may be, to pay the relevant portion of the Additional Closings Purchase Price, are subject to the fulfillment, at or before the respective Additional Closings, of the condition precedent (which may be waived in writing by the Issuer or VIP or Telenor, as the case may be, with regard to their respective obligations) that there shall not be in effect on the date of an Additional Closing any Order or Law (including Specified Legislation) restraining, enjoining or otherwise prohibiting or making illegal such Additional Closing.

11.03    Conditions Precedent to Obligations for Preferred Stock Closing

         (a) Eco Telecom. The obligation of Eco Telecom to pay the Preferred Stock Purchase Price at the Preferred Stock Closing to the Issuer is subject to the fulfillment, at or before the Preferred Stock Closing, of the condition precedent (which may be waived by Eco Telecom in writing in its sole discretion) that there shall not be in effect on the Preferred Stock Closing Date any Order or Law (including Specified Legislation) restraining, enjoining or otherwise prohibiting or making illegal the Preferred Stock Closing.

         (b) Issuer. The obligations of the Issuer hereunder to issue to Eco Telecom the Eco Telecom Preferred Stock at the Preferred Stock Closing are subject to the fulfillment, at or before the Preferred Stock Closing, of the condition precedent (all or any of which may be waived in whole or in part by the Issuer in writing in its sole discretion) that there shall not be in effect on the Preferred Stock Closing Date any Order or Law (including Specified Legislation) restraining, enjoining or otherwise prohibiting or making illegal the Preferred Stock Closing.


            ARTICLE XII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES

12.01    Survival of Issuer Representations and Warranties

         Unless otherwise noted herein, (i) all representations and warranties of the Issuer contained in Article III of this Agreement will survive the First Closing and remain in effect until three (3) months from the publication date of the audited, consolidated financial statements for VIP's fiscal year ending December 31, 2002 and (ii) all representations and warranties of the Issuer contained in the Disclosure Letters will survive the Closing, at which such letters were delivered, and remain in effect until the eighteen (18) month anniversary of the relevant Closing, provided in each case that any such representation or warranty that would otherwise terminate will continue to survive if a written claim for indemnity shall been made under Article XIII on or prior to such termination date, until such claim has been satisfied or otherwise resolved.

12.02    Survival of Purchasers, Representations and Warranties

         Unless otherwise noted herein, all representations and warranties of each of the Purchasers contained in Article IV of this Agreement that are deemed to be given at any Closing will survive the Closings at which they are deemed to be given and remain in effect until the eighteen (18) month anniversary of the relevant Closing, provided that any such representation or warranty that would otherwise terminate will continue to survive if a written claim for indemnity shall been made under Article XIII on or prior to such termination date, until such claim has been satisfied or otherwise resolved.

                         ARTICLE XIII - INDEMNIFICATION

13.01    Indemnification

         Subject to Section 13.03, in the event the First Closing occurs:

         (a) The Issuer shall indemnify Eco Telecom in respect of, and hold Eco Telecom harmless from and against, any and all Losses suffered, incurred or sustained by Eco Telecom resulting from, arising out of or relating to any non-fulfillment of or failure to perform, following the First VIP-R Board Date, any covenant or agreement on the part of the Issuer contained in this Agreement (to the extent not waived in writing by Eco Telecom); provided that such non-fulfillment of or failure to perform any covenant or agreement on the part of the Issuer was not caused by (i) a breach by Eco Telecom of its obligations under any of the Principal Agreements (including, without limitation, its obligations under the VIP-R Shareholders Agreement to vote its shares of Common Stock as necessary to effect the performance by the Issuer of the obligations of the Issuer undertaken pursuant to this Agreement) or (ii) any willful misconduct, or bad faith action or failure to act by the CEO of the Issuer (appointed by the members of the Board nominated to the Board by Eco Telecom (or by VIP as instructed by Eco Telecom) pursuant to the VIP-R Shareholders Agreement) and/or any member of the senior management of the Issuer appointed by such CEO.

         (b) The Issuer shall indemnify Telenor in respect of, and hold Telenor harmless from and against, any and all Losses suffered, incurred or sustained by Telenor resulting from, arising out of or relating to (i) any non-fulfillment of or failure, following the First VIP-R Board Date, to perform any covenant or agreement on the part of the Issuer contained in this Agreement (to the extent not waived in writing by Telenor); provided that such non-fulfillment of or failure to perform any covenant or agreement on the part of the Issuer was not caused by a breach by Telenor of its obligations under any of the Principal Agreements (including, without limitation, its obligations under the VIP-R Shareholders Agreement to vote its shares of Common Stock as necessary to effect the performance by the Issuer of the obligations of the Issuer undertaken pursuant to this Agreement) and (ii) any misrepresentation or breach of warranty on the part of the Issuer contained in the Disclosure Letters delivered to Telenor in connection with the Second Closing and/or Third Closing in accordance with this Agreement.

         (c) The Issuer shall indemnify VIP in respect of, and hold VIP harmless from and against, any and all Losses suffered, incurred or sustained by VIP resulting from, arising out of or relating to (i) non-fulfillment of or failure, following the First VIP-R Board Date, to perform any covenant or agreement on the part of the Issuer contained in this Agreement (to the extent not waived in writing by VIP); provided that such non-fulfillment of or failure to perform any covenant or agreement on the part of the Issuer was not caused by a breach by VIP of its obligations under any of the Principal Agreements (including, without limitation, its obligations under the VIP-R Shareholders Agreement to vote its shares of Common Stock as necessary to effect the performance by the Issuer of the obligations of the Issuer undertaken pursuant to this Agreement) and (ii) any misrepresentation or breach of warranty on the part of the Issuer contained in the Disclosure Letters delivered to VIP in connection with the Second Closing and/or Third Closing in accordance with this Agreement.

         (d) Each Purchaser shall indemnify the Issuer in respect of, and hold the Issuer harmless from and against, any and all Losses suffered, incurred or sustained by the Issuer resulting from, arising out of or relating to any misrepresentation, breach of warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of such Purchaser contained in this Agreement (to the extent not waived in writing by the Issuer).

         (e) In the event that any claim is asserted against any party hereto, or any party hereto is made a party defendant in any Action or Proceeding, and such claim, Action or Proceeding involves a matter which is the subject of a claim for indemnification under Section 13.01(a), (b), (c) or (d), then such party (an "INDEMNIFIED PARTY") shall (i) promptly give written notice pursuant to Section 15.01 to each Purchaser or the Issuer, as the case may be (the "INDEMNIFYING PARTY"), of such claim, Action or Proceeding, and (ii) not make any admission of liability, agreement or compromise with any Person in relation to such claim without the prior written consent of the Indemnifying Party; and such Indemnifying Party shall have the right to join in the defense of said claim, Action or Proceeding at such Indemnifying Party's own cost and expense and, if the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken to the extent such judgment involves an indemnifiable claim under this Section 13.01 and subject to the limitations in Section 13.03, and if the Indemnified Party is reasonably assured of the Indemnifying Party's ability to satisfy such agreement, then, at the option of the Indemnifying Party, such Indemnifying Party may take over the defense of such claim, Action or Proceeding, except that, in such case, the Indemnified Party shall have the right to join in the defense of said claim, Action or Proceeding at its own cost and expense, and the Indemnifying Party shall not make any admission of liability, agreement or compromise with respect to such claim without the prior written consent of the Indemnified Party.

13.02    Determination of Losses

         The parties shall take into account the time value of money (using the Applicable Rate as the discount rate) in determining Losses for purposes of this
Article XIII.

13.03    Limitations on Liability

         Notwithstanding any other provision of this Agreement to the contrary:

         (a) the aggregate liability of the Issuer in respect of all claims of Eco Telecom shall be limited to the Total Issuer/Eco Telecom Indemnity Amount; provided, that the aggregate liability of the Issuer and VIP in respect of all claims of Eco Telecom under this Agreement and the VIP Primary Agreement may not exceed the Total Issuer/Eco Telecom Indemnification Amount.

         (b) the aggregate liability of Eco Telecom in respect of all claims of the Issuer, shall be limited to US$117 million;

         (c) the aggregate liability of the Issuer in respect of all claims of Telenor, and the aggregate liability of Telenor, in respect of all claims of the Issuer shall be limited to the Total Issuer/Telenor Indemnity Amount;

         (d) the aggregate liability of the Issuer in respect of all claims of VIP, and the aggregate liability of VIP, in respect of all claims of the Issuer shall be limited to the Total Issuer/VIP Indemnity Amount;

         (e) a party shall have no liability in respect of any claim unless such claim is made in good faith and unless written particulars of such claim (giving such details of the specific matter in respect of which such claim is made as are then in the possession the claimant party) shall have been given to such party pursuant to Section 15.01 within the survival period specified in
Article XII;

         (f)      no party shall have any liability in respect of any claim:

                  (i) to the extent that it arose or is increased as a result of an increase in rates of Tax on or after the date immediately prior to the First Closing Date or the passing of any legislation (or making of any subordinate legislation or any change in any published practice of any Tax authority) with retrospective effect;

                  (ii)     to the extent such claim:

                           (A)      relates to any matter provided for, or
included as a liability in (but only to the extent so provided for or included in), the Financial Statements; or

                           (B)      relates to any liability for Tax arising out
of the ordinary course of business of the Issuer after the First Closing Date;

         (g)      no party shall have any liability in respect of any claim:

                  (i)      if the amount of such claim does not exceed
US$250,000;

                  (ii) if, as of the date such claim is made, the aggregate amount of all claims made against such party under this Article XIII does not exceed US$2,000,000; or

                  (iii) to the extent that such claim relates to any Loss for which the claimant party actually recovers under the terms of any insurance policy;

         (h) no party shall be entitled to be paid more than once in respect of any claim arising out of the same subject matter (including, without limitation, with respect to the VIP Primary Agreement);

         (i) if any potential claim shall arise by reason of a liability of a party which is contingent only, then such party shall have no obligation to make any payment in respect of such claim until such time as the contingent liability ceases to be contingent and becomes actual;

         (j) without prejudice to the generality of Section 15.08(a), any liability of any Purchaser under Section 13.01 shall be several (and not joint); and

         (k) as used in this Article XIII, "claim" shall mean any claim under Section 13.01.

13.04    Other Indemnification Provisions

         The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any party may have for any misrepresentation made in connection with the transactions contemplated by this Agreement, or any breach of warranty or non-fulfillment of or failure to perform any covenant or agreement.

                           ARTICLE XIV - TERMINATION

14.01    Termination

         This Agreement shall take effect on the date hereof and shall terminate and the transactions contemplated hereby shall be abandoned:

         (a) at midnight (Moscow time) on the Final Date if the First Closing has not occurred by such time;

         (b) on the date on which a meeting of the shareholders of VIP is held at which a vote of such shareholders is conducted concerning the transactions contemplated by this Agreement and the other Principal Agreements and such shareholders fail to approve such transactions as are required to be approved by such shareholders; and

         (c) with respect to Telenor only if, at the time of the later of the Third Closing or the Additional Third Closing, if applicable, Telenor shall not have exercised the Second Closing Telenor Option or the Third Closing Telenor Option.

14.02    Effect of Termination

         (a) If this Agreement is validly terminated pursuant to Section 14.01(b), this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Issuer or the Purchasers (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions contained in this Section 14.02 and Article XV will continue to apply following any such termination.

         (b) Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 14.01(a), the Issuer will remain liable to the Purchasers for any breach of this Agreement by the Issuer existing at the time of such termination, and each Purchaser, severally and not jointly, will remain liable to the Issuer and each of the other Purchasers for any breach of this Agreement by such Purchaser existing at the time of such termination, and the Issuer or the Purchasers may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as otherwise available at law or in equity.

                           ARTICLE XV - MISCELLANEOUS

15.01    Notices

         All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by courier to the parties at the following addresses or facsimile numbers:


         If to Eco Telecom, to:

                  Eco Telecom Limited
                  Suite 2
                  4 Irish Place
                  Gibraltar
                  Attention: Franz Wolf

                  Facsimile No.: +350-41988

                  -and-

                  OOO Alfa-Eco
                  21 Novy Arbat
                  121019 Moscow
                  Russian Federation
                  Attention: Stanislav Shekshnya

                  Facsimile No.: +7095-202-8364
                  with a copy to:

                  Herbert Smith CIS Legal Services
                  24 Korobeinikov Pereulok
                  119034 Moscow
                  Russian Federation
                  Attention: Vladimir Afonkin

                  Facsimile No.: +7 095 363 6501


                  If to VIP, to:

                  Vimpel-Communications
                  10 Ulitsa 8-Marta
                  125083, Moscow
                  Russian Federation

                  Facsimile No.: +7095 755-3682
                  Attn: Georgy Silvestrov
                        General Counsel

                  with a copy to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  Ducat Place II
                  7 Ulitsa Gasheka
                  123056, Moscow
                  Russian Federation

                  Facsimile No. +7095-974-2412
                  Attn: Melissa J. Schwartz



         If to Telenor, to:

                  Telenor East Invest AS
                  Universitetsgaten 2
                  N-0130 Oslo
                  Norway

                  Facsimile No.: +47-22-77-99-09
                  Attn: Henrik Torgersen

                  with copies to:

                  Telenor Russia AS
                  33/7 Ulitsa Usacheva
                  Moscow
                  Russian Federation

                  Facsimile: +7095 937-9589
                  Attn: General Director

                  -and-

                  Advokatene i Telenor
                  Universitetsgaten 2
                  N-0130 Oslo
                  Norway

                  Facsimile No.: +47-22-11-44-61
                  Attn: Bjorn Hogstad

                  -and-

                  Coudert Brothers
                  Ducat Place II
                  7 Ulitsa Gasheka
                  123056, Moscow
                  Russian Federation

                  Facsimile: +7095 258-5455
                  Attn: Peter S. O'Driscoll

                  If to the Issuer, to:

                  VimpelCom-Region
                  10 Ulitsa 8-Marta
                  125683, Moscow
                  Russian Federation

                  Facsimile No.: +7095 755-3682
                  Attn: Vladimir Golosov, General Counsel

                  with a copy to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  Ducat Place II
                  7 Ulitsa Gasheka
                  123056, Moscow
                  Russian Federation

                  Facsimile No. +7095-974-2412
                  Attn: Melissa J. Schwartz

                  -and-

                  Herbert Smith CIS Legal Services
                  24 Korobeinikov Pereulok
                  119034 Moscow
                  Russian Federation
                  Attention:  Vladimir Afonkin

                  Facsimile No.: +7 095 363 6501

         All such notices, requests and other communications will (a) if delivered personally against receipt to the address as provided in this Section 15.01, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 15.01, be deemed given upon receipt, and (c) if delivered by courier in the manner described above to the address as provided in this Section 15.01, be deemed given upon confirmed receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 15.01). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

15.02    Entire Agreement

         This Agreement and the other Principal Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contain the sole and entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof.

15.03    Expenses

         Except as otherwise expressly provided in this Agreement (including, without limitation, as provided in Section 14.02), whether or not the transactions contemplated hereby are consummated, each of the parties will pay its own costs and expenses, including, without limitation, legal fees, incurred in connection with the negotiation, execution and closing of this Agreement and the other Principal Agreements and the transactions contemplated hereby and thereby; provided that the Issuer shall pay, without limitation, all costs associated with the registration of the Purchasers' Shares and the Eco Telecom Preferred Stock as required by all applicable Laws and Russian Federation securities regulations, including the costs associated with preparing a prospectus, if any, and each Purchaser shall pay the fee charged by the NRC to register its ownership of its Purchasers' Shares and the Eco Telecom Preferred Stock. In the event that any party hereto is required to pay any documentary, transfer, stamp or other similar Tax (including any Tax on surplus capital) with respect to any purchase and sale of Preferred Stock effected in connection with Sections 2.08, 2.09 and 2.10 hereof, the parties to the relevant transaction will use all commercially reasonable efforts to structure such transaction in a manner which minimizes any such Taxes which may become payable in connection therewith.

15.04    Public Announcements

         At all times at or before any Closing, neither the Issuer nor the Purchasers will issue or make any reports, statements or releases to the public or, generally, to the employees, customers, suppliers or other Persons to whom the Issuer sells goods or provides services or with whom the Issuer otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties hereto, which consent shall not be unreasonably withheld. If any party is unable to obtain the approval of its public report, statement or release from the other parties and such report, statement or release is, on the advice of legal counsel to such party, required by Law or rule of any stock exchange in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof. The Issuer and the Purchasers will also obtain each other parties' prior approval of any press release to be issued immediately following the respective Closings announcing the consummation of the transactions contemplated by this Agreement.

15.05    Confidentiality

         Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (a) compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities or as required to be disclosed under the Securities Act, the Exchange Act or applicable stock exchange rules) or by other requirements of Law, (b) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder or (c) on the advice of legal counsel to such party, required by Law or rule of any stock exchange in order to discharge such party's disclosure obligations, all documents and information concerning any other party hereto or any of its Affiliates furnished to it by such other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, (including any due diligence review undertaken by VIP or Telenor pursuant to Sections 2.04(c) and 2.05(d) of this Agreement) except to the extent that such documents or information can be shown to have been (i) previously known by the party receiving such documents or information, (ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (iii) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. In the event the transactions contemplated hereby are not consummated, upon the request of the party which provided such information or documents, each receiving party hereto will, and will cause its Affiliates and their respective Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other parties in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

15.06    Waiver; Enforcement of Rights

         Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

15.07    Amendment

         This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

15.08    Obligations of Purchasers Several; No Third Party Beneficiary

         (a) The obligations of each Purchaser hereunder shall be several (and not joint). A Purchaser shall not be responsible for the failure of any other Purchaser to perform any obligation required to be performed by it hereunder or under any other Principal Agreement. The obligations of the Issuer at any time hereunder to each Purchaser shall be a separate and independent obligations. Each Purchaser shall be entitled to protect and enforce its rights arising out of this Agreement and the other Principal Agreements as it shall see fit, and it shall not be necessary for any other Purchaser to consent to, or be joined as an additional party in, any proceedings for such purposes.

         (b) The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person.

15.09    No Assignment; Binding Effect

         Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

15.10    Headings

         The headings contained in this Agreement are for convenience of reference only, and do not form a part hereof and in no way interpret or construe the provisions hereof.

15.11 Arbitration; Consent to Jurisdiction; Service of Process; Waiver of Sovereign Immunity

         (a) Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration by a panel of three (3) arbitrators under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the "UNCITRAL RULES") in accordance with the following terms and conditions:

                  (i) In the event of any conflict between the UNCITRAL Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

                  (ii) The place of the arbitration shall be Geneva, Switzerland.

                  (iii) Where there is only one claimant party and one respondent party, each shall appoint one arbitrator in accordance with the UNCITRAL Rules, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the UNCITRAL Rules within thirty
(30) days from the appointment of the second arbitrator. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the International Court of Arbitration of the International Chamber of Commerce, acting in accordance with such rules as it may adopt for this purpose. Where there is more than one claimant party, or more than one respondent party, all claimants and/or all respondents shall attempt to agree on their respective appointment(s). In the event that all claimants and all respondents cannot agree upon their respective appointment(s) within thirty (30) Business Days of the date of the notice of arbitration, all appointments shall be made by the International Court of Arbitration of the International Chamber of Commerce.

                  (iv) The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.

                  (v) The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each party hereto retains the right to seek interim, provisional or conservatory measures from judicial authorities and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

                  (vi) The award of the arbitrators shall be final and binding on the parties to this Agreement.

                  (vii) The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction.

         (b) Except for arbitration proceedings pursuant to Section 15.11(a), no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the parties to this Agreement in connection with any matter arising out of or in connection with this Agreement.

         (c) Each party hereto irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, USA, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any judicial action, suit or proceeding permitted by Section 15.11(b), with the same effect as if such party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the party effecting such service shall also deliver a copy thereof on the date of such service to the other parties by facsimile as specified in Section 15.01. Each party to this Agreement will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected party will appoint a successor agent and attorney in New York reasonably satisfactory to each other party, with like powers. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, in connection with any such action, suit or proceeding, and agrees that any such action, suit or proceeding may be brought in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 15.11 and shall not be deemed to be a general submission to the jurisdiction of said courts of or in the State of New York other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction in a manner not inconsistent with Section 15.11(b).

         (d) Each of the Purchasers and the Issuer hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and each of the other Principal Agreements to which it is a party and in performing its obligations hereunder and thereunder, and each of the Purchasers and the Issuer hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement or any of the other Principal Agreements and any other document or instrument contemplated hereby or thereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

15.12    Invalid Provisions

         If any provision in this Agreement or any other document executed in connection herewith is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (i) any other provision of this Agreement or any such other document in such jurisdiction or
(ii) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

15.13    Governing Law

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to the conflicts of Laws principles thereof which would result in the application of the Laws of another jurisdiction.

15.14    Counterparts

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which constitute one and the same instrument.

         IN WITNESS WHEREOF, this Primary Agreement has been duly executed and delivered by each party hereto as of the day and year first above written.


                                         THE PURCHASERS

                                         ECO TELECOM LIMITED


                                         By  /s/ Serge Barychkov
                                             --------------------------------
                                             Name: Serge Barychkov
                                             Title: Attorney-in-Fact


                                         OPEN JOINT-STOCK COMPANY
                                         "VIMPEL-COMMUNICATIONS"


                                         By  /s/ Dmitri Borisovich Zimin
                                             --------------------------------
                                             Name: Dmitri Borisovich Zimin
                                             Title: President


                                         By  /s/ Vladimir Bychenkov
                                             --------------------------------
                                             Name: Vladimir Bychenkov
                                             Title: Chief Accountant


                                         TELENOR EAST INVEST AS


                                         By  /s/ Tron Ostby
                                             --------------------------------
                                             Name: Tron Ostby
                                             Title: Attorney-in-Fact

                                         THE ISSUER

                                         CLOSED JOINT-STOCK COMPANY
                                         "VIMPELCOM-REGION"


                                         By  /s/ Maurice Worsfold
                                             --------------------------------
                                             Name: Maurice Worsfold
                                             Title: Attorney-in-Fact


                                         By  /s/ Galina Nesterova
                                             --------------------------------
                                             Name: Galina Nesterova
                                             Title: Chief Accountant

                                                                       EXHIBIT M




                             SHAREHOLDERS AGREEMENT

                            Dated as of May 30, 2001


                                      among



                OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS",

                               ECO TELECOM LIMITED

                                       and

                             TELENOR EAST INVEST AS,


                               as the Shareholders

                                       and

                 CLOSED JOINT STOCK COMPANY "VIMPELCOM-REGION",

                                 as the Company

                                TABLE OF CONTENTS

    ARTICLE I DEFINITIONS AND INTERPRETATION.....................................   1

    1.01     DEFINITIONS.........................................................   1
    1.02     INTERPRETATION......................................................  10

    ARTICLE II MANAGEMENT OF THE COMPANY.........................................  10

    2.01   BOARD OF DIRECTORS; SHAREHOLDERS......................................  10

    ARTICLE III..................................................................  14

    REPRESENTATIONS AND WARRANTIES...............................................  14

    ARTICLE IV TRANSFERS OF SECURITIES...........................................  15

    4.01     GENERAL.............................................................  15
    4.02     TRANSFERS AND LIENS.................................................  16
    4.04     TRANSFERS TO PERSONS OTHER THAN PERMITTED TRANSFEREES...............  20
    4.05     RIGHT OF FIRST REFUSAL..............................................  20
    4.06     REQUIRED SALE RIGHTS................................................  22
    4.07     CO-SALE RIGHTS......................................................  22
    4.08     CLOSING.............................................................  23
    4.09     EFFECTIVENESS OF TRANSFER...........................................  23
    4.10     IMPROPER TRANSFERS INEFFECTIVE......................................  24
    4.11     INFORMATION LETTER..................................................  24
    4.12     OTHER ARRANGEMENTS..................................................  25

    ARTICLE V FUNDING COVENANTS; DEBT ACQUISITION; NEW CAPITAL STOCK.............  25

    5.01     LOANS AND FINANCING.................................................  25
    5.02     CAPITAL INCREASE....................................................  25

    ARTICLE VI CERTAIN CORPORATE MATTERS.........................................  28

    6.01     BUSINESS COMBINATION................................................  28
    6.02     NON-COMPETE.........................................................  29
    6.03     CHARTER.............................................................  34
    6.04     AMENDMENT OF CHARTER................................................  34

    ARTICLE VII CONFIDENTIALITY..................................................  35

    ARTICLE VIII BOOKS AND RECORDS; REPORTING....................................  35

    8.01     MAINTENANCE OF BOOKS AND RECORDS....................................  35
    8.02     RIGHT TO EXAMINE BOOKS AND RECORDS..................................  36
    8.03     REPORTING...........................................................  36

    ARTICLE IX INDEMNIFICATION...................................................  36

    ARTICLE X TERM AND TERMINATION...............................................  37

    ARTICLE XI DISPUTE RESOLUTION................................................  38

    ARTICLE XII MISCELLANEOUS....................................................  40

    12.01    NOTICES.............................................................  40
    12.02    ENTIRE AGREEMENT....................................................  42
    12.03    WAIVER..............................................................  42
    12.05    NO ASSIGNMENT; BINDING EFFECT;  NO THIRD PARTY BENEFICIARY..........  43

    12.06    GOVERNING LAW.......................................................  43
    12.07    SEVERABILITY........................................................  43
    12.08    FURTHER ASSURANCES..................................................  43
    12.09    HEADINGS............................................................  43
    12.10    COUNTERPARTS........................................................  43
    12.11    STOP TRANSFER.......................................................  43

VIP-R SHAREHOLDERS AGREEMENT No. TVER-6, dated May 30, 2001        Page 1 of 48

         SHAREHOLDERS AGREEMENT (the "AGREEMENT") dated as of the 30th day of May, 2001, by and among OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS", an open joint stock company organized and existing under the laws of the Russian Federation ("VIP"), Eco Telecom Limited, a company organized and existing under the laws of Gibraltar ("ECO TELECOM"), TELENOR EAST INVEST AS, a company organized and existing under the laws of Norway ("TELENOR") and CLOSED JOINT STOCK COMPANY "VIMPELCOM-REGION", a closed joint stock company organized and existing under the laws of the Russian Federation (the "COMPANY") and such other holders of Securities of the Company as shall be party hereto from time to time.

                                   WITNESSETH

         WHEREAS, the Company currently is a wholly-owned subsidiary of VIP;

         WHEREAS, the Company has agreed to issue and to sell, and Eco Telecom, VIP and Telenor have agreed, or have the right, to subscribe for and purchase, shares of Common Stock and/or Preferred Stock on the terms and subject to the conditions set forth in the Primary Agreement, dated as of the date hereof, by and between the Company, as issuer, and Eco Telecom, VIP and Telenor, as purchasers (the "PRIMARY AGREEMENT");

         WHEREAS, Eco Telecom, VIP, Telenor and the Company desire to enter into this Agreement in respect of certain matters of corporate governance, including the composition of the Board of Directors and the conduct of the affairs of the Company, and to provide certain rights and set certain restrictions in connection with the Common Stock and other Securities of the Company.

         NOW, THEREFORE, to implement the foregoing and in consideration of the mutual terms, conditions and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

1.01     Definitions.

As used herein, the following terms shall have the following meanings:

"ACTIONS OR PROCEEDINGS" shall mean any action, suit, proceeding or arbitration commenced, brought, conducted or heard by or before any Governmental or Regulatory Authority.

"AFFILIATE" shall mean, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person or Persons specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including, without limitation, any protector or settlor of a trust) or in which any such Person or Persons specified herein, directly or indirectly, has a substantial beneficial interest, and any Person who is controlled by any such trust or estate. As used in this definition, "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and

"UNDER COMMON CONTROL WITH") shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

"AGREEMENT" has the meaning specified in the preamble.

"APPRAISER" shall mean an independent, internationally recognized investment bank or accounting firm which (i) shall have substantial experience in Russian corporate transactions and (ii) shall not be an Affiliate of any Party.

"ARCO" shall mean the Agency for Restructuring of Credit Organizations (Agenstvo po Restruckturizatzii Kreditnykh Organizaziy).

"ASSETS AND PROPERTIES" shall mean, with respect to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, used, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, investments, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property. "BOARD" shall mean the Board of Directors of the Company.

"BOOKS AND RECORDS" shall mean the documents and information which the Company is obliged to disclose to its shareholders in accordance with the laws of the Russian Federation and the Charter.

"BUSINESS" shall mean the cellular mobile telecommunications business (including, without limitation, GSM, UMTS, 3G and other new standards or technologies), it being understood that this shall not include fixed wireless extensions (including, without limitation, Last Mile Digital Subscriber (LMDS), Bluetooth, wireless local area network (wireless LAN), and any form of Digital Subscriber Line (xDSL) services), fixed wireless access (including, without limitation, point to point and point to multipoint), satellite mobile services, mobile Internet portals and related content services, and similar businesses.

"BUSINESS COMBINATION" shall mean (i) the merger of the Company into VIP (prisoedinenie), (ii) the purchase by VIP or a wholly owned subsidiary of VIP of all of the issued and outstanding Common Stock of the Company, or (iii) such other form of business combination as the Parties may agree (provided, that the entity which survives the Business Combination shall be listed or quoted on the New York Stock Exchange or a similar, internationally recognized stock exchange or market), in each case, with all of the issued and outstanding Common Stock of the Company to be exchanged for the applicable securities of VIP at the Combination Ratio determined pursuant to Schedule 3 hereto.

"BUSINESS COMBINATION FEES" has the meaning specified in Section 6.01(e).

"BUSINESS COMBINATION REVIEW" has the meaning specified in Section 6.01(a).

"BUSINESS DAY" shall mean a day other than a Saturday, a Sunday or any day on which banks located in Moscow, Russia, Oslo, Norway, London, England or New York, New York are authorized or obliged to close.

"CEO" shall mean the individual executive body (edinolichniy ispolnitelniy organ) of the Company, whether the title of such officer is "Chief Executive Officer", "General Director" or otherwise.

"CHANGE OF CONTROL" shall mean, with respect to any Party or any Controlling Person of such Party, (a) the sale or other disposition of all or substantially all of such Party's or such Controlling Person's assets, in one or a series of related transactions, to any Person or Persons (other than a Controlling Person of such Party or any Controlled Affiliate or Controlled Affiliates of such Controlling Person), (b) the sale or other disposition of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such Party or Controlling Person, in one or a series of related transactions, to any Person or Persons (other than a Controlling Person of such Party or any Controlled Affiliate or Controlled Affiliates of such Controlling Person), (c) the merger or consolidation of such Party or Controlling Person with or into another Person or the merger of another Person into such Party or Controlling Person with the effect that any Person or Persons other than the existing shareholders of such Party or Controlling Person prior to such transaction own or control, directly or indirectly, more than fifty (50%) of the securities having ordinary voting power for the election of directors or other governing body of the Person surviving such merger, or the Person resulting from such consolidation or (d) the liquidation or dissolution of such Party or Controlling Person; provided, however, that a Change of Control shall not include (i) a bona fide underwritten public offering of the capital stock of such Party or any Controlling Person of such Party or (ii) any of (w) the sale of all or substantially all of the assets of Telenor ASA, Telenor Communication AS, Telenor Mobile Communications AS or CTF Holdings Limited, (x) the sale of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of Telenor ASA, Telenor Communication AS, Telenor Mobile Communications AS or CTF Holdings Limited, (y) the liquidation or dissolution of Telenor ASA, Telenor Communication AS, Telenor Mobile Communication AS or CTF Holdings Limited or (z) any merger, consolidation, divestiture or de-merger to which Telenor ASA, Telenor Communication AS, Telenor Mobile Communications AS or CTF Holdings Limited is a party.

"CHARTER" shall mean the most recent version of the charter (ustav) of the Company, as registered with the Moscow Registration Chamber (Moskovskaya registratsionaya palata) on August 31, 1999, as amended on November 24, 2000 and as it may be amended from time to time.

"COMMON STOCK" shall mean the common stock of the Company, as defined in the Charter.

"COMBINATION RATIO" shall mean the ratio of the Value of the Company divided by the Value of VIP, as determined pursuant to Schedule 3 hereto.

"COMPANY" has the meaning specified in the preamble.

"CONSOLIDATED SUBSIDIARY" shall mean, at any time, a consolidated subsidiary of a Person, as identified in such Person's financial statements for the prior fiscal year audited in accordance with GAAP.

"CONTRACT" shall mean any agreement, letter of intent, lease, license, evidence of Debt Obligations, mortgage, indenture, security agreement or other contract or understanding (whether written or oral), in each case, to the extent legally binding.

"CONTROLLED AFFILIATE" shall mean, with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body thereof or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner).

"CONTROLLING INTEREST" shall mean the ownership or control, direct or indirect, of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of a Person or more than fifty percent (50%) of the partnership or other ownership interest therein (other than as a limited partner of such Person).

"CONTROLLING PERSON" shall mean, with respect to any Person, any other Person which owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such first Person or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner of such first Person).

"CO-SALE NOTICE" has the meaning specified in Section 4.07(a).

"DAMAGES" has the meaning specified in Article IX.

"DEBT OBLIGATIONS" shall mean, with respect to any Person, any obligations of such Person (i) for borrowed money; (ii) evidenced by notes, bonds, debentures or similar instruments; (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business); (iv) arising out of any credit facility or financial accommodation; (v) in respect of any liabilities and obligations of third parties (referred to in this definition or otherwise) to the extent that they are guaranteed by such Person or such Person has otherwise assumed or become liable for the payment of such liabilities or obligations or to the extent that they are secured by any Lien upon property owned by such Person, whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; (vi) arising under any lease that would be capitalized on the balance sheet of such Person in accordance with GAAP or Russian Accounting Standards (RAS) that is otherwise in substance a financing lease; (vii) arising in respect of any security, any acceptance or documentary credit or any receivables sold or discounted other than on a non-recourse basis; (viii) for trade payables incurred in the ordinary course of business; (ix) arising in connection with damages, fines, penalties, compensatory damages and other charges of similar kind or nature that may be assessed, charged or appraised against such Person under any loan agreement, sale-purchase agreement, delivery of goods (works, services) agreement, lease agreement or any other agreement of commercial nature; (x) arising in connection with any other transaction that, in accordance with GAAP or RAS, results in such obligation being treated as "indebtedness"; (xi) any other monetary obligation of a Person to pay an amount of money in excess of 500 minimum monthly wages (as such minimum monthly wage is determined in accordance with Russian law) to a counter-party either under an agreement or on another basis, including without limitation on the basis of a normative act of a state body (including without limitation payments to state bodies such as taxes, fees or fines) or a judicial decree or Order; and (xii) any other obligations or liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, and whether due or to become due).

"DEBT TRANSACTION" means any transaction by which a Standstill Party directly or indirectly makes any loan or extends any credit to any Protected Party or otherwise becomes an obligee or holds or is a beneficiary of any Debt Obligation of any Protected Party (other than the Telenor Service Obligation Agreement).

"DIRECT COMPETITOR" shall mean, as at any date of determination, any Person, or any Controlling Person of such Person, or any Controlled Affiliate of any such Controlling Person (other than the Company or VIP or any of their respective Controlled Affiliates), which is engaged in, or proposes to engage in, the Business and which owns or controls a telecommunications license for the Business in the Moscow License Area or in any ten (10) subjects (subyekti) of the Russian Federation for which any of the Company, VIP, or any of their respective Controlled Affiliates holds a telecommunications license for the Business.

"DIRECTOR" shall mean a member of the Board.

"ECO TELECOM" has the meaning specified in the preamble.

"ECO TELECOM CONTRIBUTION DEFAULT" has the meaning specified in the Primary Agreement.

"ECO TELECOM GUARANTEE AGREEMENT" shall mean the Guarantee Agreement, dated as of the date hereof, between and among CTF Holdings Limited, Eco Holdings Limited, Telenor, VIP and the Company.

"ENDORSEMENT" shall mean an endorsement to this Agreement, in the form of Exhibit A.

"EXCHANGE ACT" shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

"EXISTING INVESTMENTS" has the meaning set forth in Section 6.02(b)(ii).

"FINAL DATE" shall have the meaning specified in the Primary Agreement.

"FAIR MARKET VALUE" shall mean the fair market value of the item to which such term is applied as determined in accordance with the methodology set forth on
Schedule 1 attached hereto.

"FIRST CLOSING" has the meaning specified in the Primary Agreement.

"FORECLOSURE ACTIONS" has the meaning specified in Section 4.03(b)(i).

"FORECLOSURE NOTICE" has the meaning specified in Section 4.03(b)(i).

"GAAP" shall mean United States generally accepted accounting principles, as in effect from time to time.

"GENERAL MEETING OF THE SHAREHOLDERS" shall mean any general meeting of the shareholders (obschee sobraniye aktsionerov) of the Company.

"GOVERNMENTAL OR REGULATORY AUTHORITY" shall mean any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official or other competent authority of the Russian Federation, any other country or any state, as well as any county, city or other political subdivision of any of the foregoing.

"INDEMNIFIED PERSON" has the meaning specified in Article IX.

"INDEPENDENT DIRECTOR" shall mean any Person who is not an employee, officer, director or other Affiliate (but who may be a consultant or former employee) of any Party, any Controlling Person of such Party or any Controlled Affiliate of such Controlling Person.

"INITIATING SHAREHOLDER" has the meaning specified in Section 6.01(a).

"INTELLECTUAL PROPERTY" shall mean patents and patent rights, licenses, inventions, copyrights and copyright rights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks and trademark rights, service marks and service mark rights, trade names and trade name rights, service names and service name rights, brand names, processes formulae, trade dress, business and product names, logos, slogans, industrial models, processes, designs, methodologies, software programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

"IPO" shall mean the initial underwritten public offering of the Company's Common Stock which results in the listing of the Company's Common Stock (or Common Stock-linked Securities) on a national or international exchange or securities trading facility.

"LAWS" shall mean all laws, decrees, resolutions, instructions, statutes, rules, regulations, acts, ordinances and other pronouncements having the effect of law or regulation of the Russian Federation, any other country or any state, as well as any county, city or other political subdivision of any of the foregoing

"LICENSES" shall mean all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

"LIEN" shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to grant any of the foregoing.

"MANAGEMENT REGULATIONS" shall mean the Management Regulations on the Procedure for the Company to Conclude Transactions with Interested Parties (Rukovodstvo o sdelkakh, v sovershenii kotorykh imeetsya zainteresovannost) to be adopted by the Board in accordance with Section 2.01(e) hereof, pursuant to Sections
11.2.19 and 11.2.22 of the Charter, as a supplement to the provisions set forth in the Charter which are applicable to the Board.

"MOSCOW LICENSE AREA" shall mean the city of Moscow and the Moscow region (Moskovskaya Oblast).

"NEW SECURITIES" has the meaning specified in Section 5.02(a).

"OFFER" has the meaning specified in Section 4.04.

"OFFER NOTICE" has the meaning specified in Section 4.05(a).

"OFFERED SECURITIES" has the meaning specified in Section 4.04.

"OPPORTUNITY" has the meaning set forth in Section 6.02(c).

"OPTION AGREEMENT" shall mean the Option Agreement, as defined in the Primary Agreement.

"ORDER" shall mean any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each case, whether preliminary or final).

"OUTSTANDING VOTING SECURITIES" shall mean, collectively, (i) Common Stock, Preferred Stock and any other Securities now or yet to be authorized that ordinarily, and in the absence of contingencies, entitle its holder to vote at any General Meeting of the Shareholders, and that are, at the time specified in the context in which such term is used, issued and outstanding, and (ii) Securities that are, at the time specified in the context in which such term is used, issued and outstanding and convertible into, or exercisable or exchangeable for, any shares of Securities described in clause (i).

"PARTY" shall mean (i) each of VIP, Eco Telecom and Telenor and (ii) each Person that acquires Securities in accordance with this Agreement and executes an Endorsement.

"PERMITTED TRANSFEREE" shall mean, with respect to any Shareholder, any Controlling Person of such Shareholder, or any Controlled Affiliate of any such Controlling Person or Shareholder.

"PERSON" shall mean any natural person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority, whether incorporated or unincorporated.

"PLEDGE ARRANGEMENT" has the meaning specified in Section 4.03(d).

"PLEDGE CO-SALE NOTICE" has the meaning specified in Section 4.03(b)(iii).

"PLEDGE NOTICE" has the meaning specified in Section 4.03(a).

"PLEDGED SECURITIES" has the meaning specified in Section 4.03.

"PLEDGEE" has the meaning specified in Section 4.03.

"PLEDGING SHAREHOLDER" has the meaning specified in Section 4.03.

"PREFERRED STOCK" shall mean the shares of preferred stock of the Company, as defined in the Charter.

"PREFERRED STOCK PURCHASE AGREEMENT" shall mean the Preferred Stock Purchase Agreement substantially in the form of Annex A to Schedule 2.07(a) of the Primary Agreement.

"PREFERRED STOCK CLOSING" has the meaning specified in the Primary Agreement.

"PRIMARY AGREEMENT" has the meaning specified in the second recital.

"PRINCIPAL AGREEMENTS" has the meaning specified in the Primary Agreement.

"PROTECTED PARTY" shall mean any of the Company, VIP or any of their respective Controlled Affiliates.

"PURCHASING SHAREHOLDER" has the meaning specified in Section 4.05(b).

"REGISTRAR" shall mean the duly appointed shareholder registrar of the Company, or any successor thereto, as of the date of this Agreement being the Russian closed joint stock company National Registry Company (Natsionalnaya Registratsionnaya Kompaniya).

"REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement dated as of the date hereof between the Company, Eco Telecom, VIP and Telenor.

"REJECTION NOTICE" has the meaning specified in Schedule 3 hereto.

"REQUIRED SALE RIGHT" has the meaning specified in Section 4.06.

"REQUIRED SALE SECURITIES" has the meaning specified in Section 4.07.

"REVIEW NOTICE" has the meaning specified in Schedule 3 hereto.

"SEC" shall mean the Securities and Exchange Commission of the United States of America, or any successor thereto.

"SECOND CLOSING" has the meaning specified in the Primary Agreement.

"SECURITIES" shall mean Common Stock, Preferred Stock or other capital stock of the Company, whether now authorized or not, or any option, right, subscription, warrant, phantom stock right or other contract right to receive Common Stock or such other capital stock, or securities of any kind whatsoever, that are, or may become, convertible into or exchangeable or exercisable for, Common Stock or such other capital stock.

"SECURITIES ACT" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

"SELLING SHAREHOLDER" has the meaning specified in Section 4.04.

"SHAREHOLDER RESPONSE NOTICE" has the meaning specified in Section 4.05(b).

"SHAREHOLDERS" shall mean (i) VIP, for as long as it owns any Securities, (ii) Eco Telecom, after such date that Eco Telecom has purchased Securities in accordance with the terms and conditions of the Primary Agreement, and for so long as Eco Telecom owns any Securities, (iii) Telenor, after such date that Telenor has purchased Securities in accordance with the terms and conditions of the Primary Agreement, and for so long as Telenor owns any Securities and
(iv) each Person that acquires Securities in accordance with this Agreement and executes an Endorsement, in respect of each such Person for as long as such Person owns any Securities (and each of the foregoing, individually, a "SHAREHOLDER").

"SPECIFIED LEGISLATION" has the meaning specified in the Primary Agreement.

"SPECIFIED PERCENTAGE" shall mean (i) with respect to the Company, twenty-five percent (25%) plus one (1) share of the Voting Securities or (ii), with respect to VIP, twenty-five percent (25%) plus one (1) share of the issued and outstanding shares of voting capital stock of VIP.

"STANDSTILL PARTIES" shall mean, with respect to a Party (other than VIP), such Party, its Controlling Persons, its Controlled Affiliates, any Controlled Affiliate of any Controlling Person of such Party and any Person acting on behalf of any of the foregoing, in each case, pursuant to a Contract; provided, however, that for the purposes of this definition, neither VIP, nor any of its Controlled Affiliates, nor the Company, nor any of its Controlled Affiliates shall be deemed Controlled Affiliates of any Party or any Controlling Person of any Party.

"TELENOR" has the meaning specified in the preamble.

"TELENOR GUARANTEE AGREEMENT" shall mean the Guarantee Agreement, dated as of the date hereof, between and among Telenor ASA, Eco Telecom, VIP and the Company.

"TELENOR SERVICE OBLIGATION AGREEMENT" shall mean the Telenor Service Obligation Agreement dated as of April 1, 1999, between Telenor Russia AS and the Company.

"THIRD CLOSING" has the meaning specified in the Primary Agreement.

"THIRD CLOSING DATE" has the meaning specified in the Primary Agreement.

"THIRD-PARTY PLEDGE AGREEMENT" has the meaning specified in Section 4.03(a).

"TRANSFER" shall mean any direct or indirect sale, exchange, transfer (including, without limitation, any transfer by gift or operation of law, or any transfer of an economic interest in any derivative security of any Security), assignment, distribution or other disposition, or issuance or creation of any option or any voting proxy, voting trust or other voting agreement in respect of any Person or instrument (including, without limitation, any of the Securities), whether in a single transaction or a series of related transactions, including without limitation, (a) the direct or indirect enforcement or foreclosure of any Lien or (b) any Change of Control; provided, that nationalization, expropriation, confiscation, bankruptcy (other than any bankruptcy initiated by the petition of any Party, or any Affiliate of such Party), arrest or any similar Action or Proceeding initiated by any Governmental or Regulatory Authority in respect of any Person or instrument shall not constitute a Transfer.

"UNCITRAL RULES" has the meaning specified in Section 11.01(a).

"VALUE OF THE COMPANY" has the meaning specified in Schedule 3 hereto.

"VALUE OF VIP" has the meaning specified in Schedule 3 hereto.

"VIP" has the meaning specified in the preamble.

"VOTING SECURITIES" shall mean, collectively, Common Stock, Preferred Stock and any other Securities now or yet to be authorized that ordinarily, and in the absence of contingencies, entitle its holder to vote in any General Meeting of the Shareholders and that are, at the time specified in the context in which such term is used, issued and outstanding.

1.02     Interpretation.

Unless the context of this Agreement otherwise requires, the following rules of interpretation shall apply to this Agreement:

         (a) the singular shall include the plural, and the plural shall include the singular;

         (b)      words of any gender shall include the other gender;

         (c) the words "hereof", "herein", "hereby", "hereto" and similar words refer to this entire Agreement and not to any particular Section or any other subdivision of this Agreement;

         (d) a reference to any "Articles", "Section", "Schedule" or "Exhibit" is a reference to a specific Article or Section of, or Schedule or Exhibit to, this Agreement;

         (e) a reference to any law, statute, regulation, notification or statutory provision shall include any amendment, modification or re-enactment thereof, any regulations promulgated thereunder from time to time, and any interpretations thereof from time to time by any regulatory or administrative authority;

         (f) a reference to any agreement, instrument, contract or other document shall include any amendment, amendment and restatement, supplement or other modification thereto; and

         (g) a reference to any Person shall include such Person's successors and permitted assigns under any agreement, instrument, contract or other document.

                                   ARTICLE II
                            MANAGEMENT OF THE COMPANY

2.01     Board of Directors; Shareholders.

         (a) General. Except as limited by, or otherwise provided in, this Agreement or the Charter, the conduct of the overall business, management and affairs of the Company shall be the responsibility of the Board and the CEO.

         (b)      Composition; Election; Voting.

                  (i) From and after the date hereof, the Board shall consist of nine (9) Directors. Subject to Section 2.01(b)(ii):

                           (x)      Eco Telecom shall nominate five (5)
                                    Directors, including (a) at least one (1) nominee who shall be an Independent Director and

                                    (b) at least one (1) nominee who shall also serve on VIP's board of directors; and

                           (y) VIP shall nominate four (4) Directors, including (a) two (2) nominees who shall be members of the senior management of VIP, in each case whose initial appointment to such senior management position was approved by the board of directors of VIP, (b) one (1) nominee who shall be a designee of Telenor; provided, however, that if Telenor exercises its option(s) to purchase Voting Securities pursuant to the Primary Agreement and, after such purchase, Telenor owns such number of Voting Securities which would entitle Telenor to cumulatively elect two (2) Directors to the Board (assuming that the Directors are elected by the cumulative vote of the shareholders at any General Meeting of the Shareholders, in accordance with the Charter), then two (2) of the Directors nominated by VIP shall be designees of Telenor for so long as Telenor owns at least such amount of Voting Securities and (c) if, at any time after exercising (or declining to exercise, as the case may be) its option(s) to purchase Voting Securities pursuant to the Primary Agreement, Telenor does not own such number of Voting Securities which would entitle Telenor to cumulatively elect two (2) Directors to the Board, then one (1) of the Directors nominated by VIP shall be either a member of the senior management of VIP (whose initial appointment to such senior management position was approved by the board of directors of VIP) or an Independent Director; provided, further, that in any event Telenor shall not separately nominate any additional Directors to the Board. Notwithstanding the foregoing, until such time as Telenor owns or controls 50% or more of the Voting Securities, then (i) if Telenor has not invested at least $58,500,000 in the Company by exercising its options to purchase Voting Securities at the Second Closing and/or the Third Closing, no more than two (2) Director nominees (including the Directors nominated pursuant to clause (b) hereof) shall be affiliated with Telenor and (ii) if Telenor has invested at least $58,500,000 in the Company by exercising its options to purchase Voting Securities at the Second Closing and/or the Third Closing, no more than three (3) Director nominees (including the Directors nominated pursuant to clause (b) hereof) shall be affiliated with Telenor.

                           Notwithstanding the foregoing, if the election of Directors pursuant to this Section 2.01(b)(i) occurs before Eco Telecom and/or Telenor first become Shareholders, then VIP shall nominate the Eco Telecom Director nominees and/or the Telenor Director nominees, as the case may be, pursuant to the written instructions received from the respective nominating Party.

                  (ii)     Subject to Section 2.01(b)(iii), the provisions of
                           Section 2.01(b)(i) shall terminate on the date on which Eco Telecom (having once obtained ownership or control of at least the Specified Percentage of the Company) owns or controls less than the Specified Percentage of the Company, and on and after such date the Directors shall be elected by the cumulative vote of the shareholders of the Company. Upon such termination, Eco Telecom agrees to use its best efforts to cause the Directors nominated by (or pursuant to the written instructions of) Eco Telecom to resign from the Board as expeditiously as practicable, but in no event later than three (3) Business Days following such event. Following such termination the remaining Directors or, in their failure to do so, the Shareholders, shall take all actions necessary to convene a General Meeting of the Shareholders for the purpose of electing a new Board as promptly as practicable, but in no event shall such meeting be held later than five (5) Business Days after the occurrence of any such termination, and the Shareholders hereby expressly agree to waive any and all notice requirements required to be delivered in connection with such meeting, to the extent permitted by the Laws of the Russian Federation.

                  (iii) In the event of an Eco Telecom Contribution Default in connection with the Second Closing, the provisions of Section 2.01(b)(i) shall terminate and all five Directors nominated by (or pursuant to the instructions of) Eco Telecom shall resign from the Board as expeditiously as practicable, but in no event later than three (3) Business Days following such event. In the event of an Eco Telecom Contribution Default in connection with the Third Closing, the provisions of Section 2.01(b)(i) shall terminate and four (4) of the five (5) Directors nominated by (or pursuant to the instructions of) Eco Telecom shall resign from the Board as expeditiously as practicable, but in no event later than three (3) Business Days following such event. In either such event, the Directors shall thereafter be elected by the cumulative vote of the shareholders of the Company. Following such Eco Telecom Contribution Default the remaining Directors or, in their failure to do so, the Shareholders, shall take all actions necessary to convene a General Meeting of the Shareholders for the purpose of electing a new Board as promptly as practicable, but in no event shall such meeting be held later than five (5) Business Days after the occurrence of any such Eco Telecom Contribution Default, and the Shareholders hereby expressly agree to waive any and all notice requirements required to be delivered in connection with such meeting, to the extent permitted by the Laws of the Russian Federation.

         (c) Chairman. The Board shall elect the Chairman of the Board by a simple majority vote. Until the earlier to occur of (i) an Eco Telecom Contribution Default or (ii) the date on which Eco Telecom (having once obtained ownership or control of at least the Specified Percentage of the Company) owns or controls less than the Specified Percentage of the Company, the nominees for the position of Chairman of the Board shall be chosen from the Directors nominated by (or pursuant to the instructions of) Eco

         Telecom and may be nominated by any one or more of the Directors. The Chairman of the Board shall not have any specific powers, other than the authority to arrange the work of the Board or as otherwise provided by applicable law and the Charter.

         (d) Removal of Directors. VIP has convened a General Meeting of the Shareholders on the date hereof for the purpose of electing the new Directors pursuant to the terms of Section 2.01(b)(i). Each Director nominated by (or pursuant to the instructions of) Eco Telecom and elected to the Board shall be obligated to execute the conditional resignation letter in the form of Exhibit B upon such Director's election to the Board, which letter shall be countersigned by the Company and held in escrow as the Parties may agree.

         (e) Approval of Certain Matters. On the date hereof a meeting of the Board shall be held for the purpose of affording the Directors an opportunity to vote on the matters set forth in the form of protocol annexed hereto as Schedule 2.01(e).

         (f) Deadlock Recommendation. Until the earlier to occur of (i) an Eco Telecom Contribution Default or (ii) the date on which Eco Telecom (having once obtained ownership or control of at least the Specified Percentage of the Company) owns or controls less than the Specified Percentage of the Company, in the event that a deadlock arises with regard to a single, material Board action at two (2) consecutive meetings of the Board convened within a twenty (20) Business Days period, upon the request of any Director, a committee consisting of a representative of each of Eco Telecom, VIP and Telenor shall convene to discuss the deadlock and provide the Board with a non-binding recommendation for how to resolve such deadlock.

         (g) Vote of Shareholders. The Shareholders hereby agree that they will vote, or will cause to be voted, all of their respective Voting Securities at any meeting of shareholders (in person or by ballot) in furtherance of the provisions of this Article II. In addition to the foregoing, until the earlier of (i) the date on which Eco Telecom owns at least 25% plus one (1) share of the Voting Securities of the Company or (ii) the date of an Eco Telecom Contribution Default, VIP shall not take any decisions or actions in its capacity as a shareholder of the Company without the prior written consent of Eco Telecom, with respect to the following: (a) requesting the convocation of a meeting of shareholders of the Company, (b) being considered present for quorum purposes at any meeting of shareholders of the Company (whether by being represented personally at a meeting or by submitting a ballot) or
         (c) voting (or abstaining from voting) any Voting Securities on issues requiring super-majority consent or cumulative voting under the Charter or the Laws of the Russian Federation or with respect to issues under
         Section 9.2.9 of the Charter; provided, however, that Eco Telecom will exercise such rights in furtherance of the provisions of this Article II; and, provided, further, that if such Eco Telecom Contribution Default is caused by any Specified Legislation which prevents the Second Closing or the Third Closing then Eco Telecom shall be given a veto right (as if it owned the Specified Percentage of the Company), for a period of one year following the Second Closing Date or the Third Closing Date, as applicable, with respect to (and only with respect to) the matters set forth in Sections 9.2.1, 9.2.2, 9.2.3 or 9.2.4 (except with respect to capital increases contemplated by the Primary Agreement) of the Charter.

2.02     CEO.

         (a) Following the date hereof, and subject to Section 2.02(c), the Directors nominated to the Board by (or pursuant to the instructions of) Eco Telecom shall nominate the CEO. The Chairman of the Board shall send written notice of such nomination to all Directors. Each nominee for the position of CEO shall be a person experienced in the Business who meets the criteria set forth on Schedule 2 hereto and who shall be chosen from among those candidates recommended by an internationally recognized executive recruiting firm. Each such CEO nominee shall be considered by the Board within two (2) weeks of being nominated. On the first Business Day of such two-week period, the Directors shall be given the resume of such CEO nominee and a copy of the letter from an internationally recognized executive recruiting firm recommending the CEO nominee, and shall have the opportunity to interview such nominee prior to the vote on such nomination.

         (b) The CEO shall be appointed in accordance with the provisions of the Charter. The CEO shall have the rights and responsibilities granted to general directors under the Laws of the Russian Federation and Section 12 of the Charter; provided that such rights and responsibilities may be expanded or restricted by a decision of the Board in accordance with the Charter. It is hereby acknowledged by the Parties that the rights and responsibilities of the CEO under the Laws of the Russian Federation and Section 12 of the Charter are substantially the same as those of the general director of VIP under the Laws of the Russian Federation and Section 11 of the charter of VIP, as such rights and responsibilities may be expanded or restricted by the Board or the VIP board of directors, respectively, in accordance with the Charter or the charter of VIP, respectively, in each case to the extent permitted by the Laws of the Russian Federation.

         (c) In the event of an Eco Telecom Contribution Default, or on the date that Eco Telecom, (having once obtained ownership or control of the Specified Percentage of the Company), owns or controls less than the Specified Percentage of the Company, the Directors nominated by (or pursuant to the instructions of) Eco Telecom shall lose the right to nominate the CEO and the CEO will immediately tender to the Board his or her resignation as the CEO.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

3.01     Representations and Warranties of the Parties.

VIP, Eco Telecom and Telenor each hereby represent and warrant, in each case severally and not jointly, as of the date of (and after giving effect to) the consummation of such Party's purchase of Securities pursuant to the Primary Agreement, that:

         (a) On each date that such Party purchases such Securities, such Party is the record holder and beneficial owner of such Securities;

         (b) Other than Securities which may be purchased pursuant to the terms of the Primary Agreement, the Preferred Stock Purchase Agreement, the Option Agreement or this Agreement (and, with respect to VIP only, other than Securities owned by VIP as of the date of this Agreement), such Securities are the only shares of capital stock of the Company owned of record or beneficially by such Party;

         (c) With respect to Telenor and VIP only, such Party has sole power of disposition and sole voting power with respect to all of such Securities, with no restrictions on such rights, other than such restrictions on Transfer as arise under applicable United States federal securities laws, Russian federal securities laws, the terms and conditions of this Agreement, the Preferred Stock Purchase Agreement, the Option Agreement and the Registration Rights Agreement;

         (d) With respect to Eco Telecom only, no Person other than Eco Telecom (together with its Controlling Persons) has power of disposition or voting power with respect to any such Securities, and Eco Telecom is not subject to any restrictions on such rights, other than such restrictions on Transfer as arise under applicable United States federal securities laws, Russian federal securities laws, and the terms and conditions of this Agreement, the Preferred Stock Purchase Agreement, the Option Agreement and the Registration Rights Agreement;

         (e) Such Securities are held free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements whatsoever, except for those arising under this Agreement, the Preferred Stock Purchase Agreement, the Option Agreement and the Registration Rights Agreement; and

         (f) Since the date of this Agreement, there has not been any Change of Control with respect to such Party or any Controlling Person of such Party.

3.02     Representations and Warranties of Subsequent Parties.

Each Person (other than the Parties hereto as of the date hereof) who subsequently becomes a Shareholder hereunder after the date hereof shall make the representations and warranties set forth on Annex 1 to the Endorsement, which representations and warranties shall be incorporated by reference herein, as though made in this Agreement, upon execution of the Endorsement by such Person.


                                   ARTICLE IV
                             TRANSFERS OF SECURITIES

4.01     General.

         (a) The provisions of this Article IV shall be applicable to all Securities owned, directly or indirectly, by a Party or hereafter Transferred to a Party in any manner whatsoever.

         (b) For the purposes of this Article IV, the fees and expenses incurred in determining the Fair Market Value of any Securities shall be divided pro rata among the Shareholders who are party to the relevant transaction, in proportion to the amount of Securities purchased or sold by such Shareholder, as the case may be.

4.02     Transfers and Liens.

         (a) Except as provided in this Article IV, no Party may Transfer any or all of its Securities to, or create or permit any Lien on any Securities in favor of, any Person.

         (b) Notwithstanding Section 4.04, a Shareholder may Transfer any or all of its Securities to a Permitted Transferee at any time without compliance with Sections 4.05, 4.06 or 4.07; provided, that such Permitted Transferee executes an Endorsement, in accordance with
         Section 4.09 hereof, at the time of such Transfer.

         (c) Notwithstanding anything to the contrary contained herein, no Party may Transfer (or permit the Transfer of) any Securities to, or create or permit a Lien upon any Securities in favor of, any Person (including, without limitation, any Permitted Transferee) who is a Direct Competitor.

         (d) Notwithstanding Section 4.04, Eco Telecom (or any Controlled Affiliate of Eco Telecom) may Transfer any or all of its Securities to Telenor or a Controlled Affiliate of Telenor ASA in accordance with the terms of the Option Agreement at any time without compliance with Sections 4.05, 4.06 or 4.07; provided, that Telenor (or any such Controlled Affiliate of Telenor ASA) executes an Endorsement in accordance with Section 4.09 hereof.

         (e) Until the earlier to occur of the second anniversary of the First Closing or an Eco Telecom Contribution Default, VIP shall not Transfer to any Person other than a Permitted Transferee any Voting Securities which it now owns or which it hereafter acquires.

         (f) Notwithstanding anything to the contrary contained herein, Eco Telecom shall not Transfer (including any Transfer pursuant to any co-sale rights under this Article IV), or permit the Transfer of, any shares of Preferred Stock to, or create or permit a Lien upon any shares of Preferred Stock in favor of, any Person, except that any Transfer required by Eco Telecom pursuant to the terms of the Preferred Stock Purchase Agreement or the Primary Agreement shall be expressly permitted hereunder and shall be an express obligation of Eco Telecom hereunder.

4.03     Pledge.

Any Shareholder (a "PLEDGING SHAREHOLDER") may pledge Securities to any Person (a "PLEDGEE") to secure a bona fide obligation, provided that the following terms and conditions are satisfied:

         (a) Within three (3) Business Days of the pledge of any Securities to a Pledgee or the execution of any agreement with a Pledgee concerning such a pledge (a "THIRD-PARTY PLEDGE AGREEMENT"), the Pledging Shareholder shall give (i) written notice of the pledge (the "PLEDGE NOTICE") to each of the non-pledging Shareholders (each, a "NON-PLEDGING SHAREHOLDER" and collectively, the "NON-PLEDGING SHAREHOLDERS"), which Pledge Notice shall set forth the identity of the Pledgee, the amount and term of financing being secured by the pledge, and the number of Securities pledged thereby (the "PLEDGED SECURITIES"), (ii) copies of the relevant pledge agreement, which pledge agreement shall be delivered subject to the confidentiality provisions set forth in
         Article VII hereof and (iii) a written acknowledgement from the Pledgee (which acknowledgement may be included in the Third-Party Pledge Agreement) that the Pledgee agrees to the terms and conditions of this
         Section 4.03.

         (b) The pledge shall be governed by a Third-Party Pledge Agreement, which shall be binding on the Pledgee and which shall provide that:

                  (i) The Pledgee, prior to taking any actions to enforce its rights in or to the Pledged Securities (including, but not limited to, any foreclosure upon, sale of, or acceptance of title to, the Pledged Securities) (a "FORECLOSURE ACTION"), shall give at least forty-five (45) days prior written notice of such intention (a "FORECLOSURE NOTICE") to each of the Non-Pledging Shareholders;

                  (ii) Upon receipt of such Foreclosure Notice, each of the Non-Pledging Shareholders shall have the right, at the option of such Non-Pledging Shareholders to be exercised not later than forty-five (45) days after receipt of such Foreclosure Notice, to purchase from the Pledgee (pro rata according to the respective percentage of Voting Securities owned by each Non-Pledging Shareholder exercising its purchase rights hereunder (each, a "PURCHASING SHAREHOLDER" and collectively, the "PURCHASING SHAREHOLDERS") relative to the total number of Voting Securities owned by all other Purchasing Shareholders, or in such other proportion as such Purchasing Shareholders may agree among themselves) the underlying obligation (or portion thereof) at a purchase price equal to the lesser of (a) the Fair Market Value of the Pledged Securities being purchased by such Purchasing Shareholder, as determined without taking into account any decrease in value resulting from the pledge or (b) the principal amount of the relevant underlying obligation being purchased by such Purchasing Shareholder, plus any interest, penalties and other similar payments (if any) accrued and owing thereon up to, but excluding, the purchase date thereof. For the avoidance of doubt, if the Purchasing Shareholder(s) exercise their right to purchase the underlying obligation hereunder, the Purchasing Shareholder(s) shall be obligated to purchase, and the Pledgee shall be obligated to sell, the underlying obligation in whole and not in part; provided, that if there is more than one Purchasing Shareholder, the purchase of such underlying obligation shall be apportioned among the Purchasing Shareholders in accordance with the immediately preceding sentence. The Purchasing Shareholder(s)' purchase of the underlying obligation from the Pledgee shall be effective upon delivery of a purchase notice by the Purchasing Shareholder(s) to the Pledgee, and such purchase shall not require the Pledgee's consent. The Transfer of the relevant underlying obligation to each Purchasing Shareholder shall be effective upon payment of the relevant purchase price to the Pledgee by each such Purchasing Shareholder, which payment shall be effected not later than forty-five (45) calendar days after receipt of the Foreclosure Notice.

                           Concurrently with such purchase of the underlying obligation (or portion thereof), the Third-Party Pledge Agreement shall be automatically assigned to the Purchasing Shareholder(s). Thereafter, the Pledging Shareholder shall Transfer the relevant Pledged Securities to each such Purchasing Shareholder, free and clear of all Liens, in exchange for cancellation of the underlying obligation with respect to such Pledged Securities, without any additional purchase price owed or payable with respect thereto. For the avoidance of doubt, the Pledged Securities shall be apportioned among each Purchasing Shareholder based on the pro rata amount of the underlying obligation purchased by each such Purchasing Shareholder;

                  (iii) If a Pledging Shareholder has entered into any Pledge Arrangement (as defined in Section 4.03(d)) then the Purchasing Shareholders or, if there are no Purchasing Shareholders, any other Non-Pledging Shareholder, shall have the right to purchase from the Pledging Shareholder such number of Securities which are the subject of any such Pledge Arrangement, at a purchase price equal to the Fair Market Value of such Securities. Any such sale shall be consummated within 180 days after the date of receipt of the Foreclosure Notice. For avoidance of doubt, the right set forth in this Section 4.03(b)(iii) shall exist regardless of whether or not the Pledgee decides to exercise its rights under such Pledge Arrangement. If the Purchasing Shareholders or any Non-Pledging Shareholders, as applicable, waive in writing (or fail to exercise within such 180-day period) their rights to purchase the Securities that are the subject of the Pledge Arrangement, the Pledging Shareholder may Transfer such Securities to the Pledgee free of any right of first refusal of the Non-Pledging Shareholders pursuant to Section 4.05 hereof, provided that such Transfer occurs within ninety (90) days of the expiration of such 180-day period;

                  (iv) If any Foreclosure Action would result in the Transfer of Securities such that a Person, together with any of its Affiliates (other than VIP and any of its Controlled Affiliates), would acquire a Controlling Interest in the Company, and the Non-Pledging Shareholders do not elect to purchase in the aggregate all of the Pledged Securities pursuant to Section 4.03(b)(ii), then the Non-Pledging Shareholders shall each have the right, exercisable by written notice to the Pledging Shareholder and the Pledgee (a "PLEDGE CO-SALE NOTICE") within forty-five
                           (45) days from delivery by the Pledgee of the Foreclosure Notice, to elect to sell in the proposed Transfer of Pledged Securities to such Person, all or any portion of such Non-Pledging Shareholders' Securities free and clear of any Liens other than obligations under this Agreement. The Transfer of Securities by the Non-Pledging Shareholders pursuant to a Pledge Co-Sale Notice shall be at a price equal to the Fair Market Value thereof or, at the election of such Non-Pledging Shareholders, such other price as may be agreed between the Pledgee and the Non-Pledging Shareholders electing to Transfer their

                           Securities hereunder (which shall not be less than the Fair Market Value thereof). Failure of any Non-Pledging Shareholders to provide a Pledge Co-Sale Notice within such forty-five (45) day period shall be deemed an election by such Non-Pledging Shareholder not to participate in the proposed Transfer pursuant to this Section 4.03(b)(iv);

                  (v) Each Non-Pledging Shareholder shall be an express third-party beneficiary of the Third-Party Pledge Agreement (and the Pledge Arrangement, if any) with respect to each such Non-Pledging Shareholder's rights set forth under this Agreement;

                  (vi) In the event that the Pledged Securities are Transferred, the transferee which acquires the Securities agrees to be bound by the terms and conditions of this Agreement and to execute an Endorsement; and

                  (vii) In the event that the Option Agreement is in effect at the time when a Pledging Shareholder enters into a pledge, such pledge shall be subject to all rights of Telenor and its Permitted Transferees set forth in the Option Agreement with respect to the VIP-R Call Option (as defined therein) and the Pledgee shall agree to deliver all Pledged Securities subject to the VIP-R Call Option (and release all such Pledged Securities from the pledge) in accordance with the terms of the VIP-R Call Option upon exercise thereof in exchange for, and upon payment by Telenor of, the VIP-R Call Option Exercise Price (as defined in the Option Agreement).

         (c) The Pledgee shall not be an Affiliate of such Pledging Shareholder and shall be either:

                  (i) A licensed Russian bank with equity capital of at least $200,000,000 which is not subject to ARCO administration and in which ARCO does not possess any controlling or blocking rights; or

                  (ii) A foreign (i.e., non-Russian) bank with an investment grade rating from Moody's Corporation (i.e., Baa or higher) or Standard & Poor's (i.e., BBB or higher), as such ratings are determined at the time of the pledge; or

                  (iii) Any other lender or supplier of vendor financing for the Company that has a long term debt rating of Baa or higher from Moody's Corporation or a rating of BBB or higher from Standard & Poor's, as such ratings are determined at the time of the pledge.

         (d) Any arrangement (a "PLEDGE ARRANGEMENT") which (i) provides the Pledgee (or any of its Affiliates, designees, successors or assigns) with the opportunity to obtain such number of Voting Securities which, together with the Pledged Securities, equals or exceeds the Specified Percentage of the Company or (ii) requires the Pledging Shareholder to sell to any Person (whether in connection with an auction or otherwise), such number of Voting Securities which, together with the Pledged Securities, equals or exceeds the Specified Percentage of the Company, shall be disclosed to the Non-Pledging

         Shareholders in the Pledge Notice; provided, however, that in no event may a Pledging Shareholder enter into any such Pledge Arrangement unless such Pledge Arrangement is entered into in connection with a pledge by such Pledging Shareholder of Pledged Securities which represents at least 24% of the Voting Securities of the Company and which otherwise complies with this Section 4.03.

         (e) Such Pledged Securities shall be pledged to the Pledgee under one pledge only, and the underlying obligation secured by such pledge shall not be secured by any collateral other than the Pledged Securities.

         (f) No Shareholder (or group of Shareholders) may pledge Securities to any one Pledgee which, together with its Affiliates, owns, controls and/or has pledged to it (or them) Securities which represent 25% or more of the Voting Securities.

         (g)      Any breach by the Pledgee of any provision set forth in this
         Section 4.03 to be observed by the Pledgee shall be deemed a breach of this Agreement by the Pledging Shareholder.

4.04     Transfers to Persons Other than Permitted Transferees.

Any Shareholder (a "SELLING SHAREHOLDER") may sell or otherwise effect the physical disposition of (but in no event may otherwise Transfer) any or all of such Selling Shareholder's Securities (the "OFFERED SECURITIES") to any Person from whom the Selling Shareholder receives a bona fide offer (whether or not such offer is solicited by the Selling Shareholder) that such Selling Shareholder desires to accept (an "OFFER"); provided, that such Selling Shareholder complies with Sections 4.05, 4.06 and 4.07 prior to effecting any such sale or disposition; and provided, further, that Transfers in connection with Foreclosure Actions shall be governed by Section 4.03 rather than Sections 4.05, 4.06 and 4.07.

4.05     Right of First Refusal.

         (a) A Selling Shareholder, before accepting any Offer, shall first give sixty (60) days prior written notice of such Offer (the "OFFER NOTICE") to the other Shareholders. The Offer Notice shall set forth
         (i) the identity of the third-party offeror (including its Controlling Persons) (the "THIRD PARTY OFFEROR"), (ii) the number and type of Offered Securities subject to the Offer, (iii) the purchase price per share in cash of the Offer (or, if the Offer consists in whole or in part of non-cash consideration, a description of such non-cash consideration, the Selling Shareholder's proposed good faith determination of the fair market value per share thereof and any valuation by the Third Party Offeror of such non-cash consideration) and (iv) if applicable, notice of the exercise of its Required Sale Right pursuant to Section 4.06 hereof.

         (b) Upon receipt of the Offer Notice, the other Shareholders shall each have the first right and option to elect to purchase, for cash, in the aggregate, all (but not less than all) of the Offered Securities (pro rata according to the respective percentage of Voting Securities owned by each of the other Shareholders prior to the giving of the Offer Notice relative to the total number of Voting Securities owned by such other Shareholders prior to the giving of the Offer Notice, or in such other proportion as such other Shareholders electing to purchase such Offered Securities may agree among themselves) at the purchase price and on the terms and conditions set forth in the Offer Notice, such election to be made by the other Shareholders by written notice delivered to the Selling Shareholder (a "SHAREHOLDER RESPONSE NOTICE") within forty-five (45) days from the date of receipt of the Offer Notice. Failure of any other Shareholder to provide a Shareholder Response Notice within such forty-five (45) day period shall be deemed an election by such Shareholder not to purchase any of the Offered Securities. If the purchase price set forth in the Offer Notice consists in whole or in part of non-cash consideration, the Shareholder(s) electing to purchase the Offered Securities (the "PURCHASING SHAREHOLDER(S)") shall pay such portion of the consideration in cash equal to the Fair Market Value thereof.

         (c) In the event of any election by the other Shareholders to purchase in the aggregate all of the Offered Securities, a single closing for the purchase of all of the Offered Securities shall be held at the time and place designated by the Purchasing Shareholder(s), but in any event no later than one hundred eighty (180) days following receipt of the Offer. At such closing, the Selling Shareholder shall deliver to the Purchasing Shareholder(s), against payment of the purchase price, the Offered Securities, free and clear of all Liens, and documents required to cause the Registrar to enter the sale in the Company's share register.

         (d) In the event that the other Shareholders do not elect to purchase in the aggregate all of the Offered Securities in accordance with Section 4.05(b), the Selling Shareholder (i) shall not be required to sell any of the Offered Securities to any of the other Shareholders and (ii) subject to Section 4.07, may, within one hundred eighty (180) days following receipt of the Offer, Transfer to the Third Party Offeror identified in the Offer Notice all (but not less than all) of the Offered Securities for a purchase price payable in cash (or, if the Offer Notice states that the purchase price consists in whole or in part of non-cash consideration, such non-cash consideration stated therein) equal to or greater than the purchase price specified in the Offer Notice and otherwise on the same terms and conditions specified in the Offer Notice. Such Transfer shall be made in accordance with and subject to Section 4.09. If the Selling Shareholder fails to effect the Transfer of the Offered Securities on such terms and within such time period, then such proposed Transfer or any other proposed Transfer shall again become subject to the provisions of this Section 4.05.

         (e) Other than as provided in this Article IV, without the prior written consent of the Selling Shareholder, the other Shareholders shall not negotiate with, or sell any of their Securities to, the Third Party Offeror identified in the Offer Notice until the earliest of (i) one hundred eighty (180) days following receipt of the Offer by the Selling Shareholder, (ii) the Transfer of the Offered Securities by the Selling Shareholder or (iii) the termination of the Offer by the Selling Shareholder.

         (f) In the event of an Eco Telecom Contribution Default, neither Eco Telecom nor its Permitted Transferees which are Affiliates (other than VIP or any of its Controlled Affiliates) shall have any rights under this Section 4.05, but shall remain subject to all obligations hereunder; provided, however, that if such Eco Telecom Contribution Default is caused by any Specified Legislation which prevents the Second Closing, any rights granted to Eco Telecom pursuant to this Section
         4.05 shall not be suspended.

4.06     Required Sale Rights.

If the Offer described in Section 4.04 is delivered after the fifth (5th) anniversary of the execution of this Agreement and is for a number of Offered Securities such that, following such Transfer, the Third Party Offeror identified in the Offer Notice, together with any Affiliate thereof (other than VIP or any of its Controlled Affiliates), would hold a Controlling Interest in the Company, and the other Shareholders do not elect to purchase in the aggregate all of the Offered Securities pursuant to Section 4.05, then such Selling Shareholder shall have the right (the "REQUIRED SALE RIGHT") to require all, but not less than all, other Shareholders to sell to such Third Party Offeror a number of Securities (other than Preferred Stock) owned by each other Shareholder in an amount equal to (i) the number of Securities (other than Preferred Stock) owned by such other Shareholder multiplied by (ii) a fraction, the numerator of which is the number of Securities to be Transferred by the Selling Shareholder, and the denominator of which is the total number of Securities owned by the Selling Shareholder immediately prior to such proposed Transfer, which in any event shall equal an amount not greater than the number of shares to be sold by the Selling Shareholder; provided, however, that neither Eco Telecom nor its Permitted Transferees which are Affiliates (other than VIP or any of its Controlled Affiliates) shall have any rights under this Section
4.06 (but shall remain subject to all obligations hereunder) if there has been an Eco Telecom Contribution Default; provided, that if such Eco Telecom Contribution Default is caused by any Specified Legislation which prevents the Second Closing, any rights granted to Eco Telecom pursuant to this Section 4.06 shall not be suspended. The Selling Shareholder shall exercise its Required Sale Right by reference thereto in the Offer Notice, which shall state the number of Securities that the Selling Shareholder is requiring each of the other Shareholders to sell. Failure by the Selling Shareholder to set forth its Required Sale Right in the Offer Notice shall be deemed a waiver by the Selling Shareholder of its Required Sale Right with respect to such Offer. The sale of Securities by the other Shareholders pursuant to this Section 4.06 shall be on the same terms and conditions as are set forth in the Offer Notice, except that
(A) the purchase price shall be paid in cash and (B) the purchase price per share shall be the greater of (x) the purchase price per share stated in the Offer Notice and (y) the Fair Market Value per share of the Securities as of the date of delivery of the Offer Notice.

4.07     Co-Sale Rights.

         (a) If the Offer described in Section 4.04 is for a number of Offered Securities such that, as a result of such Transfer, the Third Party Offeror, together with any of its Affiliates (other than VIP or any of its Controlled Affiliates), would beneficially hold a Controlling Interest in the Company, and the other Shareholders do not elect to purchase in the aggregate all of the Offered Securities pursuant to Section 4.05, and either (i) the Selling Shareholder does not exercise its Required Sale Right in respect of such Transfer or
         (ii) the number of Securities of each other Shareholder, respectively, with regard to which such Selling Shareholder exercises its Required Sale Right ("REQUIRED SALE SECURITIES") is less than all of the Securities owned, respectively, by each other Shareholder, then each other Shareholder shall have the right, exercisable by written notice to the Selling Shareholder (a "CO-SALE NOTICE") within sixty (60) days from delivery by the Selling Shareholder of the Offer Notice, to elect to sell in the proposed Transfer of Offered Securities to such Third Party Offeror, all or any portion of such other Shareholder's Securities free and clear of any Liens other than obligations under this Agreement (other than any Required Sale Securities); provided, however, that neither Eco Telecom nor its Permitted Transferees which are Affiliates (other than VIP or any of its Controlled Affiliates) shall have any rights under this Section 4.07 (but shall remain subject to all obligations hereunder) if there has been an Eco Telecom Contribution Default; provided, that if such Eco Telecom Contribution Default is caused by any Specified Legislation which prevents the Second Closing, any rights granted to Eco Telecom pursuant to this Section 4.06 shall not be suspended. The Transfer of Securities by the other Shareholders pursuant to a Co-Sale Notice shall be at the purchase price and on the same terms and conditions set forth in the Offer Notice; provided, however, that, notwithstanding the foregoing, if the Third Party Offeror identified in the Offer Notice, together with any of its Affiliates (other than VIP or any of its Controlled Affiliates), beneficially holds a Controlling Interest in the Company as a result of more than one Transfer of Securities by the same Selling Shareholder and/or its Affiliates, then the purchase price of the Transferred Securities pursuant to such Co-Sale Notice shall be paid to each other respective Shareholder in cash in an amount equal to the greatest of
         (x) the purchase price per share stated in any applicable Offer Notice,
         (y) the highest purchase price per share paid by the Third Party Offeror in any such Transfer and (z) the Fair Market Value per share of the Securities as of the date of delivery of any applicable Offer Notice. Failure of any of the other Shareholders to provide a Co-Sale Notice within such sixty (60) day period shall be deemed an election by such Shareholder not to participate in the proposed Transfer pursuant to this Section 4.07.

         (b) In the event any of the other Shareholders gives a Co-Sale Notice, the Selling Shareholder shall have the option to (i) cause the Third Party Offeror to purchase both the Offered Securities (including any Required Sale Securities) and the additional Securities to be Transferred by such other Shareholders pursuant to the Co-Sale Notice or (ii) cancel such Transfer to the Third Party Offeror.

4.08     Closing.

The closing of any Transfer of Securities pursuant to Section 4.06 or 4.07 shall be held at the time and place designated by the purchaser(s). At the closing of such Transfer, (i) each Shareholder participating in the Transfer shall deliver to the purchaser(s) its Securities to be Transferred to the purchaser(s) free and clear of all Liens and documents required to cause the Registrar to amend the Company's share register to reflect the Transfer and (ii) such purchaser(s) shall pay the purchase price for such Securities and deliver an Endorsement to the Company and the Shareholders.

4.09     Effectiveness of Transfer.

         (a) Securities Transferred in accordance with the terms and conditions of this Agreement shall remain subject to the provisions of this Agreement; provided, that no proposed Transfer of Securities shall be effective, nor shall the Company authorize any proposed Transfer to be recorded by the Registrar in the Company's share register, unless and until the proposed transferee, including, but not limited to, any Permitted Transferee, agrees in writing to assume and be bound by the provisions of this Agreement by executing and delivering to the Company and each other Shareholder an Endorsement. Following delivery of such Endorsement, the transferee shall be deemed to be a Shareholder for purposes of this Agreement, and shall be entitled to all rights and subject to all obligations of Shareholders under this Agreement. Notwithstanding the foregoing provisions of this Section 4.09(a), at any time following an IPO the provisions of this Article IV shall not apply to any Transfer of Securities by a Shareholder conducted through the New York Stock Exchange or any other national or international exchange or securities trading facility on which the Company's Securities are then listed and traded and, in each such case the Securities so acquired shall not be subject to this Agreement, and the transferee shall not be entitled to any rights or subject to any obligations of the transferor Shareholder under this Agreement.

         (b) A Shareholder which effects a Transfer of all of such Shareholder's Securities in accordance with the terms of this Agreement shall, after giving effect to such Transfer, cease to be a Party to, or be bound by the terms of, this Agreement from and after the date of such Transfer. Notwithstanding the foregoing, no Transfer shall be deemed to relieve the transferor Shareholder of any obligations of such Shareholder pursuant to this Agreement accruing, or resulting from actions or omissions of such Shareholder occurring prior to the date of such Transfer.

4.10     Improper Transfers Ineffective.

Any purported Transfer of, or creation or permission of a Lien upon, any Securities that is in violation of the provisions of this Agreement shall be void and of no force or effect whatsoever, and, to the extent within the Company's control, the Company shall not permit the Registrar to record any such event on the Company's share register or treat any such transferee as the owner or pledgee of such Securities for any purpose. Without prejudice to any other rights or remedies of any Party or the Company, if any Party effects a Transfer of any Securities to any Person in violation of this Article IV, then any transferee of such Securities shall receive and hold any and all such Securities so Transferred without any of the rights, but subject to all of the obligations, set forth in this Agreement.

4.11     Information Letter.

The Company will use its reasonable efforts, to the extent permitted by the laws of the Russian Federation and regulations applicable to the Registrar, to cause the Registrar to deliver with each (i) share extract issued in due course in respect of Common Stock and Preferred Stock of the Shareholders, or (ii) copy of the register of the Company as permitted by the laws of the Russian Federation, an original information letter on the Registrar's letterhead executed on behalf of the Registrar which shall contain (in addition to the addressee's details) a Russian translation of the following text: "THE STOCK OF THE COMPANY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER (AND PLEDGE) AS SET FORTH IN THE SHAREHOLDERS AGREEMENT DATED AS OF MAY 30, 2001, COPIES OF WHICH MAY BE FURNISHED BY THE COMPANY UPON WRITTEN REQUEST AND WITHOUT CHARGE." (the "INFORMATION LETTER"). The Company shall receive a copy of each such Information Letter and shall maintain the list of any written requests to provide copies of the

Shareholders Agreement. Each Shareholder shall be entitled to receive from the Company copies of any such written requests or Information Letters.

4.12     Other Arrangements.

         (a) Except for the Principal Agreements, no Party shall grant any proxy or enter into or agree to be bound by any understanding or any voting trust, voting proxy or other voting agreement with respect to any Securities, nor shall any Party enter into any shareholders agreement or arrangement of any kind (whether written or oral) with any Person with respect to any Securities, including, without limitation, any agreement, understanding or arrangement with respect to the acquisition, ownership, transfer or other disposition or voting of Securities, nor shall any Party act, for any reason, as a member of a group or in concert with any other Person in connection with the acquisition, transfer or other disposition or voting of Securities in any manner which is inconsistent with any obligation of such Party under this Agreement, provided that each Party shall be permitted to Transfer its Securities in accordance with the terms of this Agreement.

         (b) Without prejudice to any other rights or remedies of any Party to this Agreement, if any representation and warranty made by any Party in Article III hereof is shown to have been false or misleading when made or confirmed, or if any Party violates the provisions of this
         Article IV, the rights of such Party under this Agreement and the Registration Rights Agreement shall terminate forthwith, but such Party shall continue to be bound by all of its obligations hereunder and thereunder.

                                    ARTICLE V
             FUNDING COVENANTS; DEBT ACQUISITION; NEW CAPITAL STOCK

5.01     Loans and Financing.

Each of the Parties agrees to use its reasonable best efforts and utilize its existing banking and vendor relationships to ensure that commercial loans and vendor financing on commercially favorable terms are made available to the Company. No Party shall be obligated to guarantee or provide any security in furtherance of such loans or financing.

5.02     Capital Increase.

         (a) From the date hereof through the second (2nd) anniversary of the First Closing, unless otherwise agreed by all of the Shareholders, and other than in connection with any issuance of Common Stock and/or Preferred Stock pursuant to the Primary Agreement or in connection with the financing of an acquisition of any Opportunity pursuant to Section 6.02(c)(iii) hereof, no Party shall take any action, including, but not limited to, voting of any Securities, in favor of the sale or issuance by the Company of any Securities ("NEW SECURITIES"); provided, that New Securities shall not include (i) Securities purchased or to be purchased by a Party under the Primary Agreement; (ii) any borrowing or debt securities that are not, and will not become, convertible into or exchangeable for Securities; and (iii) Securities issued in connection with any share split, share consolidation, share dividend or recapitalization of the Company; provided, further, that the restriction contained in this Section 5.02 shall no longer apply if there has been an Eco Telecom Contribution Default.

         (b) The Parties shall exercise (a) their rights and powers as holders of the Company's Securities, and (b) their rights and powers granted hereunder to, and the Company shall, ensure that the Company fulfills all of its obligations under the Primary Agreement and the Preferred Stock Agreement to (i) issue a sufficient number of Securities to satisfy the issuance of Securities to Eco Telecom in connection with the Preferred Stock Closing, the Second Closing and the Third Closing and any Securities required to be issued to Telenor and VIP upon exercise of their options in accordance with, and as defined in, the Primary Agreement, and (ii) to repurchase shares of Preferred Stock and subsequently dispose of such shares of Preferred Stock as set forth in the Primary Agreement and the Preferred Stock Agreement.

5.03     Debt Acquisition.

         (a) A Party and its other Standstill Parties may enter into any Debt Transactions if and only if such Party and its Standstill Parties comply with the provisions of this Section 5.03.

         (b) In the event a Party or any of its other Standstill Parties enters into a Debt Transaction, such Party shall, and shall procure that its other Standstill Parties shall:

                  (i) Provide written notice thereof to the Protected Party (with a copy to the Company) within 10 days of entering into a Debt Transaction, which notice shall constitute an offer to such Protected Party (an "OFFER NOTICE") (which offer shall be legally binding on the Standstill Party upon acceptance by such Protected Party or the Company or the Company's designee on behalf of such Protected Party; provided such designee is either a recognized financial institution or telecommunications equipment vendor of the Company, VIP or the Protected Party) to sell to such Protected Party, the Company or the Company's designee, such Debt Obligation (and, if applicable, the underlying obligation to which such Debt Obligation relates, such underlying obligation or Debt Obligation, as applicable, being the "RELEVANT OBLIGATION") at a purchase price equal to the lesser of the Fair Market Value thereof, or one hundred percent (100%) of the aggregate unpaid principal amount of the Relevant Obligation plus any accrued interest and other amounts, if any, owing under the Relevant Obligation up to (but excluding) the purchase date thereof.

                  (ii) Within ten (10) Business Days from the date of notice of an intention to accept such offer by the Protected Party, the Company or the Company's designee, the Standstill Party shall provide a copy of the document(s) evidencing the outstanding amount of the Relevant Obligation and a calculation of the purchase price thereof showing the amount of unpaid principal, any accrued interest thereon and any other amounts owing thereunder, as well as the basis for determining the Fair Market Value thereof ("PRICE NOTICE"). Within five (5) Business Days from the date of receipt of the Price Notice, the Protected Party, the Company or the Company's designee shall notify the Standstill Party whether it accepts the offer at such time and, if so, shall purchase such Relevant Obligation at such time. If the Protected Party, the Company or the Company's designee, as applicable, do not accept such offer at such time, the provisions of this Section 5.03(b) shall remain in effect with respect to such Relevant Obligation.

                  (iii) The Standstill Party shall not be restricted from selling or otherwise disposing of the Relevant Obligation at any time prior to the acceptance of the Offer Notice in accordance with the terms hereof; provided, however, that the Standstill Party shall provide written notice to the Protected Party (with a copy to the Company) within ten (10) days of such sale or disposition.

         (c) In the event a Party or any of its other Standstill Parties enters into a Debt Transaction, such Party shall, and shall procure that its other Standstill Parties shall, prior to initiating or participating in any enforcement action or bankruptcy proceeding against any Protected Party with respect to any Debt Obligation, provide at least 90 days prior written notice thereof to the Protected Party (with a copy to the Company) and adhere to the procedures set forth in Section 5.03(b)(i) and 5.03(b)(ii).

         (d) In the event a Party or any of its other Standstill Parties initiates or participates in the initiation of any enforcement action or bankruptcy proceeding against any Protected Party with respect to any Debt Obligation without adhering to the provisions of Section 5.03(c), such Party shall, and shall procure that its other Standstill Parties shall, immediately file all papers necessary to terminate or cause the termination of such action or proceeding within five (5) Business Days of receiving notice from the Protected Party, the Company or any Party that the entity against whom such bankruptcy proceeding was initiated is a Protected Party, and shall thereafter use its best efforts to ensure that such enforcement action or bankruptcy proceeding is terminated, and immediately thereafter or simultaneously with such actions, the relevant Standstill Party shall make an offer to sell to such Protected Party (which offer shall be legally binding on the Standstill Party upon acceptance by such Protected Party or the Company or the Company's designee, as the case may be, on behalf of such Protected Party) and shall sell such Relevant Obligation to the relevant Protected Party or the Company or the Company's designee, as the case may be, pursuant to Section 5.03(b), if such offer is accepted.

         (e) Any breach of Section 5.03(b) shall be deemed cured and no violation of Section 5.03(b) shall be deemed to have occurred or to exist if: (x) the aggregate principal amount of the Relevant Obligation is less than US$10,000,000 (calculated without any accrued interest, penalties or other similar amounts thereon), and (y) the terms of
         Section 5.03(b) are complied with immediately upon the Party becoming aware of it or any of its Standstill Parties have entered into the Debt Transaction.

         (f) Any breach of Section 5.03(c) shall be deemed cured and no violation of Section 5.03(c) shall be deemed to have occurred or to exist if: (x) the aggregate principal amount of the Relevant Obligation is less than US$10,000,000 (calculated without any accrued interest, penalties or other similar amounts thereon), (y) the Protected Party is neither VIP, nor any Consolidated Subsidiary of VIP, nor the Company, nor any Consolidated Subsidiary of the Company, and (z) the Standstill Party complies with Section 5.03(d) and such enforcement action or bankruptcy proceeding is thereafter terminated.

         (g) Each of the Company and VIP will, or will cause each Protected Party to, promptly inform each other Party if it becomes aware of any violation of the terms of this Section 5.03.

                                   ARTICLE VI
                            CERTAIN CORPORATE MATTERS

6.01     Business Combination.

         (a)      From and after the earlier of (i) the Third Closing Date or
         (ii) with respect to VIP only, an Eco Telecom Contribution Default, each of Eco Telecom and VIP shall have the right, for so long as such party is a Shareholder which owns the Specified Percentage (and, with respect to Eco Telecom only, so long as there has not occurred an Eco Telecom Contribution Default), to initiate a review of a Business Combination, in accordance with the procedures set forth in Schedule 3 hereto (such initiating Shareholder, the "INITIATING SHAREHOLDER" and such review, a "BUSINESS COMBINATION Review").

         (b) In the event of a Business Combination Review, the Appraisers selected in accordance with the procedures set forth in Schedule 3 hereto shall determine the Combination Ratio. If such Appraisers determine that the Combination Ratio is at least 90% and if two Appraisers' respective Combination Ratios do not differ by more than 20% from each other, then each of Eco Telecom, Telenor, VIP and the Company agree to take the following actions in furtherance of a Business Combination:

                  (i) Subject to each party's relevant fiduciary duties and obtaining shareholder, regulatory and other customary and necessary approvals, each of VIP and the Company agrees to negotiate in good faith and use all commercially reasonable efforts to take all actions necessary to effect the Business Combination, including but not limited to entering into such agreements (subject to usual and customary terms and conditions) as are necessary to effect the Business Combination;

                  (ii) Subject to the foregoing, VIP agrees to submit to its shareholders for approval (a) the Business Combination and (b) the issuance of capital stock by VIP, or a wholly owned subsidiary of VIP, or such other entity as the Parties may determine in accordance with the provisions hereof, in connection therewith; provided, that nothing hereunder shall be deemed to require the board of directors of VIP to recommend the Business Combination or such issuance in any such submission to its shareholders; and

                  (iii) Each of Eco Telecom, VIP and Telenor and their respective Permitted Transferees, if any, agrees to take all actions within the power of such

                  Shareholder (solely in their respective capacity as a shareholder of the Company) to approve and effect the Business Combination, including but not limited to voting any securities of the Company held by such Shareholder, or any of its Controlled Affiliates, in favor of the Business Combination.

         (c)      In the event of a Business Combination effected pursuant to
         Section 6.01(b), VIP will acquire all of the issued and outstanding shares of Common Stock of the Company in exchange for newly issued shares of capital stock of VIP, or a wholly owned subsidiary of VIP, or such other entity as the Parties may determine in accordance with the provisions hereof, at an exchange ratio equal to the final Combination Ratio determined pursuant to Schedule 3 hereto.

         (d) In the event of a Business Combination Review in which any Appraiser determines, in accordance with the procedures set forth in
         Schedule 3 hereto, that the Combination Ratio is less than 90%, or if no two of three Appraisers have determined Combination Ratios that are within 20% of each other, then such proposed Business Combination shall not be effected pursuant to the requirements set forth in this Section 6.01.

         (e) In the event that the Initiating Shareholder commences a Business Combination Review, all fees and expenses of the Initiating Shareholder, the non-Initiating Shareholder, the Appraisers and the Company incurred in connection with the Business Combination Review including, in each case, any legal, banking, accounting, and regulatory fees and expenses (collectively, the "BUSINESS COMBINATION FEES") shall be paid in accordance with the provisions of Schedule 3 hereto; provided, however, that each party shall be responsible for its own fees and expenses in connection with carrying out the provisions set forth in Section 6.01(b)(i) hereof.

         (f) The Parties acknowledge and agree it is their intent that, if Eco Telecom and/or Telenor, individually, own at the Specified Percentage of VIP immediately prior to the consummation of a Business Combination, Eco Telecom and/or Telenor, as the case may be, should have the right to individually own at least the Specified Percentage of VIP following such Business Combination. Accordingly, if Eco Telecom and/or Telenor, individually, own at least the Specified Percentage of VIP immediately prior to a Business Combination, the Parties shall use all commercially reasonable efforts to provide Eco Telecom and/or Telenor, as the case may be, with the opportunity to own individually at least the Specified Percentage of VIP following such Business Combination. If the Parties are unable to provide Eco Telecom and/or Telenor, as the case may be, with such opportunity, Eco Telecom and/or Telenor, as the case may be, shall not be required to take any action in accordance with this Section 6.01 or Schedule 3 hereto, including, without limitation, the actions specified in Section 6.01(b)(3), in connection with any such Business Combination.

6.02     Non-Compete.

         (a) Subject to Sections 6.02(b) and (c) and the provisos set forth at the end of this Section 6.02(a) and except for each Party's and its Affiliates' Existing Investments, each Party or Shareholder, as the case may be, agrees that such Party or Shareholder, as the case may be, will not, without the prior written consent of the Company, (i) engage in the Business in any region in Russia, (ii) own or control, directly or indirectly, more than five percent (5%) of the voting capital stock in any Person (other than the Company, VIP, or any of their respective Controlled Affiliates) engaged in the Business in any region in Russia or (iii) permit any of its Controlled Affiliates (other than the Company, VIP, or any of their respective Controlled Affiliates) to engage in the Business in any region in Russia or own or control, directly or indirectly, more than five percent (5%) of the voting capital stock in any Person (other than the Company, VIP, or any of their respective Controlled Affiliates) engaged in the Business in any region in Russia; provided, however, that the restrictions contained in this Section 6.02(a) shall apply only to Parties which, together with their Affiliates, own or control, directly or indirectly, the Specified Percentage of the Company or the Specified Percentage of VIP; and, provided, further, that from the date hereof until the earlier of the Third Closing Date or the termination of this Agreement, Eco Telecom shall be deemed, for the purposes of this Section 6.02, to own and control the Specified Percentage of the Company and the Specified Percentage of VIP. Notwithstanding the foregoing, (i) nothing herein shall prohibit VIP from engaging in the Business in the Moscow License Area and (ii) nothing herein shall permit the Company to engage in the Business in the Moscow License Area without the prior written consent of VIP.

         (b) The Parties acknowledge that this Section 6.02 shall not in any way limit any Party's or any of its Affiliates' right to:

                  (i) maintain, increase the amount of, or otherwise develop its Investments in the Company or any of the Company's Controlled Affiliates, or in VIP or any of VIP's Controlled Affiliates;

                  (ii) maintain, increase the amount of, or otherwise develop any of the Investments made or scheduled to be made by such Party or Affiliate of such Party on or prior to the date hereof in Persons engaged in the Business in Russia on the date hereof, in each case, as listed in Schedule 6.02(b) ("EXISTING INVESTMENTS"), so long as, as a consequence of any such maintenance, increase or development of an Existing Investment, such Party or Affiliate does not own or control, directly or indirectly, a Controlling Interest in any Person (other than the Company, VIP, any of their respective Controlled Affiliates or any Existing Investments) which is engaged in the Business in Russia;

                  (iii) acquire through a merger, or exchange of shares or assets of an Existing Investment (which may include cash and/or other property), or a consolidation or other similar business combination involving an Existing Investment, or maintain as a result of the foregoing, directly or indirectly, an ownership interest in any Person engaged in the Business in Russia, so long as, as a consequence of any such transaction, such Party or Affiliate does not own or control, directly or indirectly, a Controlling Interest in any Person (other than the Company, VIP or any of their respective Controlled Affiliates) engaged in the Business in Russia; provided, however, that such Party or Affiliate shall be permitted to maintain its ownership interest in such Existing Investment;

                  (iv) without limiting in any way any transactions permitted by clauses (i), (ii), (iii) or (v) of this Section 6.02(b), acquire or maintain, directly or indirectly, any ownership interest in any Person which, on a consolidated basis, derives less than 25% of its revenues (calculated on a consolidated basis for such Person under GAAP) from the Business in Russia; or

                  (v) with respect to any Existing Investment, sell to, merge with or into, consolidate with, or otherwise effect a change of control with respect to, any Person which is engaged in the Business in Russia, so long as, as a consequence of such sale, merger, consolidation or change of control, such Party or Affiliate does not own or control, directly or indirectly, a Controlling Interest in any Person (other than the Company, VIP or any of their respective Controlled Affiliates) which is engaged in the Business in Russia; provided, however, that such Party or Affiliate shall be permitted to maintain its ownership interest in such Existing Investment.

         (c) The Parties acknowledge that this Section 6.02 shall not, in any way limit the right of Telenor or Eco Telecom, or any of their respective Permitted Transferees, to identify and pursue on a preliminary basis an opportunity (the "Opportunity") to obtain a telecommunications license to engage in the Business or acquire all or a portion of the shares of a Person holding directly or indirectly a telecommunications license to engage in the Business, or participate in a tender for such telecommunications license to engage in the Business, in any region in the Russian Federation, excluding the Moscow License Area and excluding those opportunities set forth in Schedule 6.02(c); provided, that neither Telenor nor Eco Telecom (nor any of their respective Permitted Transferees) may pursue any such Opportunity more than twice prior to the second anniversary of the First Closing; and provided, further, that the following conditions are met:

                  (i) Upon identifying any such Opportunity, the relevant Party shall promptly notify the Company thereof in writing, providing all relevant details to the Company (with a copy to VIP);

                  (ii) The Company shall have a right of first refusal to pursue any such Opportunity, exercisable at no cost to the Company. The Board of the Company shall determine whether to exercise such right and pursue such Opportunity in accordance with the Management Regulations. If the Board of the Company determines that the Company should pursue such Opportunity, the Company shall, within fifteen (15) days of receipt of such notice from such Party, notify such Party that the Company has elected to exercise its right of first refusal in respect of such Opportunity. Thereafter, the Company may pursue such Opportunity as it shall, in its sole discretion, see fit, and such Party shall desist from pursuing such Opportunity;

                  (iii) If the Board of the Company determines that the Company should not pursue such Opportunity, the Company shall, within fifteen (15) days of receipt of such notice from such Party, notify such Party that the Company has elected not to exercise its right of first refusal in respect of such Opportunity. If such Party decides to pursue such Opportunity, it shall do so through a Russian special purpose vehicle established solely for the purpose of owning and developing such Opportunity. Such special purpose vehicle shall have financial statements audited in accordance with GAAP commencing from the date of its establishment prepared by an internationally recognized accounting firm. In such event:

                           (A) With respect to any Opportunity for which notice was given pursuant to Section 6.02(c)(i) prior to the second anniversary of the First Closing, and with respect to any Opportunity in any subject (subyekt) of the Russian Federation in which the Company then holds a license to engage in the Business for which notice was given pursuant to
                           Section 6.02(c)(i) on or after the second anniversary of the First Closing, the Company shall have a call option in respect of all of such Party's right, title and interest in and to the Opportunity, exercisable within three (3) years from the date of such Party's notice to the Company pursuant to Section 6.02(c)(i) at an exercise price equal to the greater of the Fair Market Value of such Opportunity and the cost of acquiring and developing such Opportunity through the date of exercise of such call option as evidenced by documents provided by such Party to the Company; and

                           (B) With respect to any Opportunity for which notice was given pursuant to Section 6.02(c)(i) on or after the second anniversary of the First Closing in any subject (subyekt) of the Russian Federation in which the Company does not then hold a license to engage in the Business, the Company shall have a call option in respect of all of such Party's right, title and interest in and to the Opportunity, exercisable within two (2) years from the date of such Party's notice to the Company pursuant to Section 6.02(c)(i), at an exercise price equal to the greater of the Fair Market Value of such Opportunity and the cost of acquiring and developing such Opportunity through the date of exercise of such call option, as evidenced by documents provided by such Party to the Company;

                  provided, however, that if such Party decides to sell or otherwise dispose of such Opportunity prior to the expiration of the relevant call option period, such Party shall provide thirty (30) days' prior written notice to the Company and the Company shall decide, prior to the expiration of such thirty
                  (30) day period, whether to initiate the due diligence process set forth in Section 6.02(c)(iv) and thereafter, to exercise its call option in accordance with and subject to the terms described in this Section 6.02;

                  (iv) With respect to each call option described in Section 6.02(c)(iii), the Board of the Company shall determine whether to exercise such call option in accordance with the Management Regulations. If the Board of the Company determines that the Company should exercise such call option, the Company shall, at least ninety (90) days prior to the end of such two (2) year period or three (3) year period, as the case may be, notify such Party that, subject to due diligence, obtaining the necessary approvals from all Governmental and Regulatory Authorities and obtaining the representations and warranties, and guarantee set forth below, the Company wishes to exercise such call option. The Company shall have sixty (60) days to conduct a due diligence investigation in respect of such Opportunity, commencing on the date on which the Board of the Company notifies such Party of the Company's wish to exercise such call option. Such Party shall cooperate with the Company in connection with such due diligence investigation and, upon request of the Company, its counsel, auditors or financial advisors, provide the Company with all documents and other information concerning such Opportunity. In addition, such Party agrees that it will not vote any of its Securities (and, in the case of Eco Telecom, exercise any other rights provided hereunder) against the sale or issuance by the Company or VIP of any shares of capital stock (provided such Party is given the opportunity to participate on a pro rata basis in order to maintain its shareholding in the Company and/or VIP, as applicable, and that such Party may make payment for such portion of the shares of capital stock of the Company and/or VIP by contributing the Opportunity (in whole or in part) to the Company and/or VIP (based on the Fair Market Value of the Opportunity)), or the borrowing by the Company or VIP of any public debt securities, in each case, the proceeds of which will be used to finance, directly or indirectly, the purchase of such Opportunity. If following such due diligence investigation the Company still wishes to exercise such call option, it shall, at least thirty (30) days prior to the end of such two (2) year period or three (3) year period, as the case may be, notify such Party thereof and instruct its counsel to prepare definitive documentation to effect the exercise of such call option, which definitive documentation will include the following:

                           (A) customary representations by the seller of the Opportunity and such Party substantially similar to those representations set forth on Schedule 6.02(c)(iv)(A);

                           (B) delivery of financial statements of the relevant Person, audited by an internationally recognized accounting firm in accordance with GAAP; and

                           (C) a guarantee by the General Guarantor under (and as defined in) the Eco Telecom Guarantee Agreement or by the Guarantor under (and as defined in) the Telenor Guarantee Agreement, as applicable, of the representations and warranties of the seller of the Opportunity and Eco Telecom or Telenor, as applicable, and performance by the seller of the Opportunity and Eco Telecom or Telenor, as applicable, of the covenants and other terms in connection with the sale of the Opportunity substantially in the form of Schedule 6.02(c)(iv)(C); and

                  (v) If for any reason the Company has not exercised such call option due to the failure of such Party to meet the requirements set forth in Section 6.02(c)(iv) within ninety
                  (90) days from the date the Company notified such Party of its election to exercise the call option with respect to such Opportunity, such Party shall promptly sell or otherwise dispose of such Opportunity to a third party which shall not be an Affiliate of such Party and shall not be a Direct Competitor; provided, that in any event, such sale or disposition shall be consummated within 18 months from the date of such notice by the Company to such Party.

         (d) For the avoidance of doubt, any Shareholder hereunder shall be deemed a "Party" for the purposes of this Section 6.02.

6.03     Charter.

Within three (3) Business Days following the date hereof, the Company shall file and, as promptly as practicable thereafter, shall register an amended and restated charter, substantially in the form of Exhibit C hereto, with the Moscow Registration Chamber. As soon as practicable after the date that the Company has completed all necessary corporate and regulatory approvals following the issuance of Preferred Stock to Eco Telecom in connection with the Preferred Stock Closing, the Company shall file an amended and restated charter, substantially in the form of Exhibit D hereto, with the Moscow Registration Chamber in connection with the reorganization of the Company into an open joint stock company organized and existing under the laws of the Russian Federation. The Company and the Shareholders shall promptly undertake all other actions required to be performed in connection with such reorganization including but not limited to increasing the charter capital to meet the minimum requirements under Russian Law of open joint stock companies; provided, however, that the Shareholders shall not be required to make any additional payments to the Company in connection with respect to such reorganization.

6.04     Amendment of Charter.

To the extent that pursuant to applicable law the legality, validity or enforceability of any of the provisions contained in this Agreement now or at any time hereafter requires that such provisions, or a reference to such provisions, be contained in the Company's Charter, or requires any amendment to the Company's Charter, then the Parties shall cause the Company to take such action as may be necessary to supplement or amend the Charter as so required, and each of the Parties hereby consents to such amendment to the fullest extent permitted by law. Without limiting the generality of the foregoing, the Parties shall take such action as may be necessary to supplement or amend the Charter to reflect, and not conflict or be inconsistent with, the provisions of this Agreement. The Parties also agree, to the extent permitted by law, to waive any rights or privileges granted to them (including but not limited to redemption rights, rights of first refusal and the like) by applicable law or the Charter that conflict or are inconsistent with the terms and conditions of this Agreement.

6.05     Certain Corporate Actions.

Each Shareholder agrees to take all actions necessary to effect the transactions set forth in, or contemplated by, the Principal Agreements, including, but not limited to, voting (or causing to be voted) all of such Shareholder's respective Voting Securities at any meeting of shareholders (in person or by ballot) in favor of any action to effect the foregoing, and each Shareholder further agrees to waive any rights under Articles 30 and 75 of the Federal Law "On Joint Stock Companies" dated December 26, 1996, as amended, or similar rights under Russian Laws.

                                   ARTICLE VII
                                 CONFIDENTIALITY

Each Party will hold, and will use its best efforts to cause its Affiliates, and their respective representatives to hold, in strict confidence from any Person (other than any such Affiliate or representative or a bona fide Pledgee in connection with any action contemplated by Article IV hereof), unless (a) compelled to disclose by judicial or administrative process (including, without limitation, as required to be disclosed under the Act, the Exchange Act or applicable stock exchange rules) or by other requirements of law or (b) disclosed in an action or proceeding brought by a Party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the Company or any other Party or any of its or their Affiliates furnished by the Company or such other Party or their respective representatives to such Party in such capacity, except to the extent that such documents or information can be shown to have been (i) previously known by the Party receiving such documents or information, (ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party or (iii) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party hereto to keep such documents and information confidential. In the event that this Agreement is terminated, upon the request of another Party, each Party hereto will, and will cause its Affiliates and their respective representatives to, unless otherwise required by law, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other Parties in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the Party furnished such documents and information or its representatives.

                                  ARTICLE VIII
                          BOOKS AND RECORDS; REPORTING

8.01     Maintenance of Books and Records.

The Company shall maintain such corporate Books and Records necessary or appropriate for the conduct of its business. Such Books and Records, and the minutes of actions and/or meetings of the shareholders and directors of the Company, shall be kept at the principal office of the Company or at such other reasonable place as the Board may determine.

8.02     Right to Examine Books and Records.

Any Shareholder shall have the right, at such Shareholder's expense, to examine, audit and make copies of the Books and Records of the Company, in person or by duly authorized agent or attorney, upon reasonable prior notice to the Company and during normal business hours.

8.03     Reporting.

The Company shall furnish the following reports to each Party:

         (a) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within ninety (90) days thereafter, an unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of each such quarterly period, and the related unaudited consolidated statements of income and cash flows of the Company and its consolidated subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP, as adjusted by the accounting procedures and policies utilized by the Company for internal management reports consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, which statements shall be subject to changes resulting from audit adjustments. Such statements, upon delivery thereof, shall have been reviewed by the Company's auditors; and

         (b) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred eighty (180) days thereafter, an audited consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such fiscal year, and audited consolidated statements of income and cash flows of the Company and its consolidated subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied and setting forth in comparative form the figures for the previous fiscal year. Such statements, upon delivery thereof, shall have been audited by the Company's auditor, which shall be selected by the Board in accordance with the Charter and this Agreement from among the major international accounting firms.

                                   ARTICLE IX
                                 INDEMNIFICATION

The Company shall indemnify, defend and hold harmless the Parties' respective directors, officers and employees who are acting as a Director or officer of the Company or any of its Controlled Affiliates, and any other directors or officers of the Company or any of its Controlled Affiliates, in such Person's capacity as a Director or officer of the Company or any of its Controlled Affiliates (each and severally, an "INDEMNIFIED PERSON", and collectively, the "INDEMNIFIED PERSONS"), from and against any and all liabilities, losses, damages, claims, fines, penalties, costs and expenses, including reasonable fees and expenses of counsel selected by the Indemnified Person (collectively, "DAMAGES") to which the Indemnified Person may become subject by reason of, or in connection with, any action taken or omitted to be taken by such Person arising out of such Person's status as a director or officer of the Company or any of its Controlled Affiliates, to the fullest extent permitted by law, except that the Company shall not indemnify any Indemnified Person for any Damages (i) arising from such Indemnified Person's bad faith or willful misconduct, or (ii) as to which indemnification is barred under applicable law. Attorneys' fees and expenses shall be paid by the Company as they are incurred, upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Person to repay such amounts if it is ultimately determined that such Indemnified Person is not entitled to indemnification with respect thereto.

The Company shall procure director and officer liability insurance or similar insurance policy, at its expense, insuring such Indemnified Persons against any of the Damages for which the Company is obligated to indemnify any Indemnified Person pursuant to this Article IX. Notwithstanding any other provision of this
Article IX, the Company shall be obligated to indemnify any Indemnified Person eligible for indemnification hereunder only to the extent payments under such insurance policy are insufficient to hold harmless such Indemnified Person in respect of any such Damages (or actions in respect thereof).

                                    ARTICLE X
                              TERM AND TERMINATION

This Agreement shall take effect on the date hereof and remain in effect until the earliest of:

         (a) at midnight (Moscow time) on the Final Date, if the First Closing has not occurred by such time ;

         (b) the date on which all of the Parties and the Company agree in writing to the termination of this Agreement;

         (c) the date on which a meeting of the shareholders of VIP is held at which a vote of such shareholders is conducted concerning the transactions contemplated by this Agreement and the other Principal Agreements and such shareholders fail to approve such transactions as are required by Russian Law and the Charter to be approved by such shareholders;

         (d) with respect to any Party, such date that such Party has effectively Transferred, in accordance with Section 4.09, all of its Securities; provided, that following an Eco Telecom Contribution Default, Eco Telecom's obligations (and the obligations of any of Eco Telecom's Permitted Transferees) under Sections 5.03, 6.02(a) and 6.02(b) shall remain in effect until the Third Closing Date; and

         (e) with respect to Telenor only, upon the Third Closing if Telenor has not purchased the Second Closing Telenor Shares or the Third Closing Telenor Shares (as such terms are defined in the Primary Agreement), pursuant to the terms of the Primary Agreement;

provided, that no such termination shall be deemed to relieve any Party of any obligations of such Party pursuant to this Agreement accruing, or resulting from actions or omissions of such Party occurring, prior to the date of such termination; and provided, further, that Section 6.02(c) shall not terminate with respect to any Party until all call options with respect to any Opportunities under Section 6.02(c) have lapsed or been exercised.

                                   ARTICLE XI
                               DISPUTE RESOLUTION

11.01 Arbitration; Consent to Jurisdiction; Service of Process; Waiver of Sovereign Immunity.

         (a) Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration by a panel of three (3) arbitrators under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the "UNCITRAL Rules") in accordance with the following terms and conditions:

                  (i) In the event of any conflict between the UNCITRAL Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

                  (ii) The place of the arbitration shall be Geneva, Switzerland.

                  (iii) Where there is only one claimant party and one respondent party, each shall appoint one arbitrator in accordance with the UNCITRAL Rules, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the UNCITRAL Rules within thirty (30) days from the appointment of the second arbitrator. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the International Court of Arbitration of the International Chamber of Commerce, acting in accordance with such rules as it may adopt for this purpose. Where there is more than one claimant party, or more than one respondent party, all claimants and/or all respondents shall attempt to agree on their respective appointment(s). In the event that all claimants and all respondents cannot agree upon their respective appointments(s) within thirty (30) Business Days of the date of the notice of arbitration, all appointments shall be made by the International Court of Arbitration of the International Chamber of Commerce.

                  (iv) The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.

                  (v)The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is accordance with the terms of this Agreement, including specific performance, and including, but not limited to injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim, provisional or conservatory measures from judicial authorities and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

                  (vi) The award of the arbitrators shall be final and binding on the Parties.

                  (vii) The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing Party in any competent jurisdiction.

         (b) Except for arbitration proceedings pursuant to Section 11.01(a), no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the Parties in connection with any matter arising out of or in connection with this Agreement.

         (c) Each Party irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, USA, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any judicial action, suit or proceeding permitted by Section 11.01(b), with the same effect as if such Party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the Party effecting such service shall also deliver a copy thereof on the date of such service to the other Parties by facsimile as specified in
         Section 12.01. Each Party will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected Party will appoint a successor agent and attorney in New York reasonably satisfactory to each other Party, with like powers. Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, in connection with any such action, suit or proceeding, and agrees that any such action, suit or proceeding may be brought in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 11.01 and shall not be deemed to be a general submission to the jurisdiction of said courts of or in the State of New York other than for such purpose. Each Party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction in a manner not inconsistent with this Section 11.01(c).

         (d) Each Party hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and each of the other Principal Agreements to which it is a party and in performing its obligations hereunder and thereunder, and each Party hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement or any of the other Principal Agreements and any other document or instrument contemplated hereby or thereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

                                   ARTICLE XII
                                  MISCELLANEOUS

12.01    Notices.

All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by facsimile or by hand in writing and transmitted by facsimile or courier and delivered to the "Address for Notices" specified below or at such other address as shall be designated by such Party in a notice to each other Party:

If to VIP, to:

     Vimpel-Communications
     10 Ulitsa 8-Marta
     Building 14
     125083, Moscow
     Russian Federation

     Facsimile No.: +7 095 755 3682
     Attention: Georgy Silvestrov
     General Counsel

With a copy to:

     Akin, Gump, Strauss, Hauer & Feld, L.L.P.
     Ducat Place II
     7 Ulitsa Gasheka
     123056, Moscow
     Russian Federation

     Facsimile No.: +7 095 974 2412
     Attention: Melissa J. Schwartz


If to Eco Telecom, to:

     Eco Telecom Limited
     Suite 2, 4 Irish Place
     Gibraltar

     Facsimile No.: + 3 504 1988
     Attention: Franz Wolf

With a copy to:

     OOO Alfa-Eco
     21 Novy Arbat
     121019 Moscow
     Russian Federation

     Facsimile No.: + 7 095 202 8364
     Attention: Stanislav Shekshnya

And a copy to:

     Herbert Smith CIS Legal Services

     24 Korobeinikov Pereulok
     119034 Moscow
     Russian Federation

     Facsimile No.: +7 095 363 6501
     Attention: Vladimir Afonkin

If to the Company, to:

     VimpelCom-Region
     10 Ulista 8-Marta
     Building 14
     125083 Moscow
     Russian Federation

     Facsimile No.: +7 095 755 3682
     Attention: Vladimir Golosov
                General Counsel

With a copy to:

     Akin, Gump, Strauss, Hauer & Feld, L.L.P.
     Ducat Place II
     7 Ulitsa Gasheka
     123056, Moscow
     Russian Federation

     Facsimile No.: +7 095 974 2412
     Attention: Melissa J. Schwartz

And a copy to :

     Herbert Smith CIS Legal Services

     24 Korobeinikov Pereulok
     119034 Moscow
     Russian Federation

     Facsimile No.: +7 095 363 6501
     Attention: Vladimir Afonkin

If to Telenor, to:

Telenor East Invest AS
Universitetsgaten 2
N-0130 Oslo
Norway

Facsimile No.: +47 22 77 9159
Attention: Henrik Torgersen

With a copy to:

Advokatene i Telenor
Universitetsgaten 2
N-0130 Oslo
Norway

Facsimile No.: +47 22 11 4461
Attention: Bjorn Hogstad

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given and shall be effective when transmitted by facsimile, personally delivered or, in the case of any notice delivered by courier, upon receipt, in each case, given or addressed as aforesaid.

12.02    Entire Agreement.

This Agreement, together with the Principal Agreements, supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and thereof, and contains the sole and entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof.

12.03    Waiver.

Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

12.04    Amendment.

This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

12.05    No Assignment; Binding Effect;  No Third Party Beneficiary.

Except as expressly provided herein, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties hereto to confer third party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article IX.

12.06    Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of a different law.

12.07    Severability.

If any provision in this Agreement or any other document executed in connection herewith is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (i) any other provision of this Agreement or any such other document in such jurisdiction or (ii) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

12.08    Further Assurances.

From time to time, at any Party's reasonable request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

12.09    Headings.

The headings contained in this Agreement are for convenience of reference only, and do not form a part hereof and in no way interpret or construe the provisions hereof.

12.10    Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

12.11    Stop Transfer.

To the extent permitted by applicable law, each Party agrees with, and covenants to the other Parties that such Party shall not request that the Company or the Registrar register the transfer (book-entry or otherwise) of any of such Party's Securities, unless such transfer is made in compliance with this Agreement.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed by its duly authorized officer, effective as of the day and year first above written.


OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS"


By:      /s/ Dmitri Borisovich Zimin
         -----------------------------------
         Name:  Dmitri Borisovich Zimin
         Title:  President

By:      /s/ Vladimir Bychenkov
         -----------------------------------
         Name:  Vladimir Bychenkov
         Title:  Chief Accountant


ECO TELECOM LIMITED


By:      /s/ Serge Barychkov
         -----------------------------------
         Name:  Serge Barychkov
         Title:  Attorney-in-Fact


CLOSED JOINT STOCK COMPANY "VIMPELCOM-REGION"


By:      /s/ Maurice H. Worsfold
         -----------------------------------
         Name:  Maurice H. Worsfold
         Title:  Attorney-in-Fact


By:      /s/ Galina V. Nesterova
         -----------------------------------
         Name:  Galina V. Nesterova
         Title:  Chief Accountant


TELENOR EAST INVEST AS


By:      /s/ Tron Ostby
         -----------------------------------
         Name:  Tron Ostby
         Title:  Attorney-in-Fact

                                                                       EXHIBIT N


                          REGISTRATION RIGHTS AGREEMENT

                            Dated as of May 30, 2001


                                      among



                 CLOSED JOINT STOCK COMPANY "VIMPELCOM-REGION",

                                 as the Company,

                                       and

                OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS",

                               ECO TELECOM LIMITED

                                       and

                             TELENOR EAST INVEST AS

                             as the Initial Holders

                                TABLE OF CONTENTS

                                                                                                       PAGE
ARTICLE 1 CERTAIN DEFINITIONS ......................................................................      1
   1.1.    Definitions .............................................................................      1
   1.2.    Interpretation ..........................................................................      4
ARTICLE 2 DEMAND REGISTRATIONS .....................................................................      5
   2.1.    Demand Requests .........................................................................      5
   2.2.    Certain Company Obligations .............................................................      6
   2.3.    Effective Registration Statement ........................................................      6
   2.4.    Selection of Underwriters; Conditions to Underwritten Offering ..........................      6
   2.5.    Priority for Demand Registration ........................................................      7
   2.6.    Limitation on Demand Registrations ......................................................      7
   2.7.    Circumstances and Effect of Withdrawal ..................................................      9
ARTICLE 3 PIGGYBACK REGISTRATION ...................................................................      9
   3.1.    Right to Include Registrable Securities .................................................      9
   3.2.    Piggyback Procedure .....................................................................      9
   3.3.    Selection of Underwriters; Conditions of Underwritten Offering ..........................     10
   3.4.    Priority for Piggyback Registration .....................................................     10
ARTICLE 4 REGISTRATION PROCEDURES ..................................................................     11
   4.1.    Procedures ..............................................................................     11
ARTICLE 5 REGISTRATION AND SELLING EXPENSES ........................................................     14
   5.1.    Registration Expenses ...................................................................     14
   5.2.    Selling Expenses ........................................................................     14
   5.3.    Different Allocations ...................................................................     14
ARTICLE 6 UNDERTAKINGS OF THE HOLDERS OF REGISTRABLE SECURITIES ....................................     14
   6.1.    Suspension of Sales .....................................................................     14
   6.2.    Compliance ..............................................................................     14
   6.3.    Termination of Effectiveness ............................................................     14
   6.4.    Furnish Information .....................................................................     15
ARTICLE 7 UNDERWRITTEN REGISTRATIONS ...............................................................     15
ARTICLE 8 ASSIGNMENT OF REGISTRATION RIGHTS ........................................................     15
ARTICLE 9 INDEMNIFICATION ..........................................................................     16
   9.1.    Indemnification by the Company ..........................................................     16
   9.2.    Indemnification by Holders ..............................................................     17
   9.3.    Conduct of Indemnification Proceedings ..................................................     17
   9.4.    Survival ................................................................................     18
   9.5.    Contribution ............................................................................     18
   9.6.    Other Rights ............................................................................     19
   9.7.    Indemnification and Contribution of Underwriters ........................................     19
ARTICLE 10 RULE 144; Rule 144A; OTHER EXEMPTIONS; MARKET STANDOFF ..................................     19
   10.1.   Rule 144; Rule 144A; Other Exemptions ...................................................     19
   10.2.   "Market Stand-Off" Agreement ............................................................     20
ARTICLE 11 TERMINATION OF AGREEMENT AND RIGHTS .....................................................     20
   11.1.   Termination of Agreement ................................................................     20
   11.2.   Termination of Holders Rights ...........................................................     20
ARTICLE 12 MISCELLANEOUS ...........................................................................     21
   12.1.   Notices .................................................................................     21
   12.2.   Entire Agreement ........................................................................     23

   12.3.   Limitations on Subsequent Registration Rights ...........................................     23
   12.4.   Waiver ..................................................................................     24
   12.5.   Amendment ...............................................................................     24
   12.6.   No Assignment; Binding Effect; No Third Party Beneficiary; Obligations Several ..........     24
   12.7.   Governing Law ...........................................................................     24
   12.8.   Arbitration; Consent to Jurisdiction; Service of Process; Waiver of Sovereign Immunity ..     24
   12.9.   Severability ............................................................................     26
   12.10.  Headings ................................................................................     26
   12.11.  Counterparts ............................................................................     27

Exhibit A                  Form of Endorsement

         This REGISTRATION RIGHTS AGREEMENT (this "AGREEMENT") is made as of the 30th day of May, 2001, by and among CLOSED JOINT STOCK COMPANY "VIMPELCOM-REGION", a closed joint stock company organized under the laws of the Russian Federation (the "COMPANY"), OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS", an open joint stock company organized under the laws of the Russian Federation ("VIP"), ECO TELECOM LIMITED, a company organized under the laws of Gibraltar ("ECO TELECOM"), and TELENOR EAST INVEST AS, a company organized under the laws of Norway ("TELENOR" and, along with Eco Telecom and VIP, the "INITIAL HOLDERS" and, collectively with such other successors, transferees and assignees that acquire Registrable Securities from Initial Holders, in each case, in accordance with the terms hereof, the "HOLDERS").

                                    RECITALS:

         WHEREAS, the Company is currently a wholly-owned subsidiary of VIP;

         WHEREAS, the Company has agreed to issue and to sell, and the Initial Holders have agreed, or have the right, to subscribe for and purchase, shares of Common Stock on the terms and subject to the conditions set forth in the Primary Agreement, dated as of the date hereof, by and between the Company, as issuer, and each of the Initial Holders, as purchasers (the "PRIMARY AGREEMENT"); and

         WHEREAS, a condition precedent to the obligations of each of the Initial Holders under the Primary Agreement is that the Company and the Initial Holders enter into this Agreement in order to provide each of the Initial Holders with certain registration rights with respect to their ownership of the Common Stock.

         NOW, THEREFORE, to implement the foregoing and in consideration of the mutual terms, conditions and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                               CERTAIN DEFINITIONS

         1.1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  "ADSs" shall mean any American Depositary Shares issued by the Company, representing shares of the Common Stock.

                  "AFFILIATE" shall mean, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person or Persons specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including, without limitation, any protector or settlor of a trust) or in which any such Person or Persons identified herein, directly or indirectly, has a substantial beneficial interest, and any Person who is controlled by any such trust or estate. As used in this definition, "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean, with respect to any Person, the possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person; provided, however, that for the purposes of this definition, neither the Company, nor any of its Controlled Affiliates, nor VIP, nor any of its Controlled Affiliates shall be deemed an Affiliate of any Party.

                  "AGREEMENT" has the meaning specified in the preamble.

                  "BUSINESS DAY" shall mean a day other than a Saturday, a Sunday or any day on which banks located in Moscow, Russia, London, England, Oslo, Norway or New York, New York are authorized or obliged to close.

                  "CHARTER" shall have the meaning specified in the Primary Agreement.

                  "CLAIM" has the meaning specified in Section 9.1(a).

                  "COMMON STOCK" shall mean the shares of common stock of the Company, as defined in the Charter.

                  "COMPANY" has the meaning specified in the preamble.

                  "COMPANY INDEMNIFIED PARTIES" has the meaning specified in
Section 9.2(a).

                  "COMPANY REGISTRATION" has the meaning specified in Section
3.1.

                  "CONTROLLED AFFILIATE" shall mean, with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body thereof or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner).

                  "DEMAND REGISTRATION" has the meaning specified in Section
2.1.

                  "DEMAND REQUEST" has the meaning specified in Section 2.1.

                  "ECO TELECOM" has the meaning specified in the preamble.

                  "ENDORSEMENT" shall mean an endorsement to this Agreement, in the form annexed to this Agreement as Exhibit A.

                  "EXCHANGE ACT" shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as in effect at the relevant time.

                  "FINAL DATE" has the meaning specified in the Primary
Agreement.

                  "FIRST CLOSING" has the meaning specified in the Primary Agreement.

                   "HOLDER INDEMNIFIED PARTIES" has the meaning specified in
Section 9.1(a).

                  "HOLDERS" has the meaning specified in the preamble.

                  "INITIAL HOLDERS" has the meaning specified in the preamble.

                  "INSPECTOR" and "INSPECTORS" have the meanings specified in
Section 4.1(b).

                  "IPO" has the meaning specified in Section 2.1.

                  "LOSSES" has the meaning specified in Section 9.1(a).

                  "PARTICIPATING HOLDERS" has the meaning specified in Section 4.1(b).

                  "PERMITTED TRANSFEREE" has the meaning specified in the Shareholders Agreement.

                  "PERSON" shall mean any natural person, corporation, general partnership, simple partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory authority, whether incorporated or unincorporated.

                  "PRIMARY AGREEMENT" shall have the meaning set forth in the first recital to this Agreement.

                  "REGISTRABLE SECURITIES" shall mean any and all shares of Common Stock (excluding any warrants or other securities convertible into or exchangeable for shares of Common Stock) or ADSs that any Holder may own (whether now owned or acquired after the date hereof), including any such ADSs or shares of Common Stock acquired by any Holder as a result of the exercise of any Option as defined in the Option Agreement. As to any particular shares of Common Stock or ADSs constituting Registrable Securities, such ADSs or shares will cease to be Registrable Securities when (i) such ADSs or shares, as the case may be, shall have been sold by a Holder pursuant to an effective registration statement under the Securities Act, (ii) they shall have been distributed pursuant to Rule 144, Rule 144A, Rule 145 or any similar provision then in force under the Securities Act, and the transferee shall not have become party to this Agreement in accordance with Article 8 hereof, (iii) they have become eligible for sale by such Holder pursuant to Rule 144(k) under the Securities Act, (iv) they have been Transferred in violation of this Agreement, or (v) they have ceased to be outstanding. The terms "REGISTER", "REGISTERED", and "REGISTRATION" refer to a registration of the Common Stock effected by preparing and filing a registration statement or similar document (a "REGISTRATION STATEMENT") in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement. If the Company registers and maintains its registration of ADSs with the SEC, then Registrable Securities consisting of shares of Common Stock shall be deposited with the depositary of such ADSs and registration shall be made of ADSs (for sale thereof in a public offering), and not Common Stock, under this Agreement.

                  "REGISTRATION EXPENSES" shall mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees, depositary fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company (including fees incurred by counsel in connection with the delivery of any opinions required in connection with the filing of any Registration Statement), blue sky fees and expenses, the expenses of any regular or special audits incident to or required by any such registration, but excluding (a) Selling Expenses and (b) the compensation of regular employees of the Company (which shall be paid in any event by the Company).

                  "REGISTRATION STATEMENT" has the meaning specified under the definition of "Registrable Securities".

                  "REQUESTING HOLDERS" has the meaning specified in Section 2.1.

                  "RULE 144" shall mean Rule 144 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC under the Securities Act.

                  "RULE 144A" shall mean Rule 144A as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC under the Securities Act.

                  "RULE 145" shall mean Rule 145 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC under the Securities Act.

                  "SECURITIES ACT" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as in effect at the relevant time.

                  "SEC" shall mean the United States Securities and Exchange Commission, or any successor thereto.

                  "SELLING EXPENSES" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and all fees and disbursements of counsel for any Holder (which shall, in any event, be paid by such Holder).

                  "SHAREHOLDERS AGREEMENT" shall mean the Shareholders Agreement, dated as of the date hereof, by and among the Company and each of VIP, Eco Telecom and Telenor.

                  "TELENOR" has the meaning specified in the preamble.

                  "TRANSFER" has the meaning specified in the Shareholders Agreement.

                  "UNCITRAL RULES" has the meaning specified in Section 12.8.

                  "VALID BUSINESS REASON" has the meaning specified in Section 2.6(a).

                  "VIP" has the meaning specified in the preamble.

         1.2. Interpretation


         Unless the context of this Agreement otherwise requires, the following rules of interpretation shall apply to this Agreement:

         (a) the singular shall include the plural, and the plural shall include the singular;

         (b) words of any gender shall include each other gender;

         (c) the words "hereof', "herein", "hereby", "hereto" and similar words refer to this entire Agreement and not to any particular Section or any other subdivision of this Agreement;

         (d) a reference to any Article, Section or Exhibit is a reference to a specific Article or Section of, or Exhibit to, this Agreement;

         (e) a reference to any law, statute, regulation, notification or statutory provision shall include any amendment, amendment and restatement, modification or re-enactment thereof, any regulations promulgated thereunder from time to time, and any interpretations thereof from time to time by any regulatory or administrative authority;

         (f) a reference to any agreement, instrument, Contract or other document shall include any amendment, amendment and restatement, supplement or other modification thereto;

         (g) a reference to any Person shall include such Person's successors, permitted assigns and permitted transferees under any agreement, instrument, Contract or other document; and

         (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.



                                   ARTICLE 2

                              DEMAND REGISTRATIONS

         2.1. Demand Requests. At any time following the six (6) month anniversary of the date on which the Company has completed an initial public offering pursuant to an effective Registration Statement under the Securities Act (an "IPO"), a Holder or Holders, as the case may be, holding individually or in the aggregate not less than five percent (5%) of the issued and outstanding Common Stock shall have the right to request (each, individually, a "REQUESTING HOLDER" and, collectively, the "REQUESTING HOLDERS") in writing that the Company effect a registration under the Securities Act with respect to all or part of the Registrable Securities held by such Requesting Holder(s) (a "DEMAND REGISTRATION"), provided the anticipated aggregate offering price to the public (before deduction of underwriting discounts and expenses of sale) is not less than US$7.5 million. The Requesting Holders shall deliver to the Company a written request for a Demand Registration (a "DEMAND REQUEST") in accordance with Section 12.1 that specifies the number of shares and the methods by which each Requesting Holder intends to sell or dispose of such Registrable Securities (including whether the Requesting Holder intends to distribute the Registrable Securities by means of an underwritten offering).

         2.2. Certain Company Obligations. Following delivery of a Demand Request, and subject to the conditions of this Article 2, the Company shall:

                  (a) give prompt written notice of such Demand Request to all other Holders of Registrable Securities, to which such Holders will have thirty
(30) days from receipt thereof to respond in order to have any Registrable Securities of such Holders included in such registration; provided, however, that if such Holder has more than fifty (50) shareholders and is required by applicable law to obtain the approval of its shareholders in order to sell such Registrable Securities, then (if prior to the expiration of the thirty (30) day period such Holder shall so notify the Company in writing) such Holder shall have seventy (70) days from the receipt of such notice to deliver to the Company its written response;

                  (b) use all reasonable efforts to effect such registration as promptly as practicable (including, without limitation, by filing a Registration Statement (and executing an undertaking to file any amendments thereto) covering the Registrable Securities so requested to be registered (subject to Section 2.5 if such registration is an underwritten public offering), qualifying such Registrable Securities under applicable blue sky or other securities laws of any state of the United States of America (to the extent set forth in this Agreement) and complying with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and to the extent necessary to permit or facilitate the sale and distribution of all or a portion of such Registrable Securities as are specified in such request; and

                  (c) refrain from filing any other Registration Statements, other than pursuant to a Registration Statement on Form F-4 or S-8 (or successor forms), with respect to any securities, including Registrable Securities, of the Company until such date that is ninety (90) days following effectiveness of the Registration Statement filed in connection with such Demand Registration.

         2.3. Effective Registration Statement. A Demand Registration shall not be deemed to have been effected unless a Registration Statement with respect thereto has become effective and remained effective in compliance with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement for the period of time required pursuant to Section 4.1(d) hereof.

         2.4. Selection of Underwriters; Conditions to Underwritten Offering. In the event that any Demand Registration is to be an underwritten public offering, the lead managing underwriter shall be one or more reputable investment banks selected by the Company and approved by the Requesting Holder(s), such approval not to be unreasonably withheld. The Company (together with the Holders proposing to distribute Registrable Securities and any other Person distributing securities through such underwriting) shall, upon request of the managing underwriter, enter into any reasonable agreement requested by such managing underwriter in connection with the offering, including, without limitation, an underwriting agreement in customary form with such managing underwriter; provided, however, that (a) the Requesting Holder(s) shall be permitted to select a co-managing underwriter for such offering, which co-managing underwriter shall be subject to the approval of the Company, such approval not to be unreasonably withheld; and (b) subject to Section 2.5 the Company may, but in no event shall the Company be required to, include securities for its own account in such offering. If a Holder disapproves of the terms of the underwriting (including, without limitation, any limits on the number of Registrable Securities to be included), such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter in accordance with Section 12.1.



         2.5. Priority for Demand Registration.

                  (a) Notwithstanding any other provision of this Article 2, if the lead managing underwriter advises the Company in writing that, in the opinion of the lead managing underwriter, the number of securities of the Company requested to be included in the underwriting is likely to have an adverse effect on the price, timing or distribution of securities offered in such offering, the lead managing underwriter may limit the Registrable Securities to be included in such registration and underwriting to such number of Registrable Securities that, in the opinion of the lead managing underwriter, can be sold without having such adverse effect. In the event the lead managing underwriter so advises the Company, the Company shall so advise the Holders proposing to sell Registrable Securities (and any other Person distributing securities through such underwriting, if any), and such maximum number of securities to be included in such registration, as determined by the lead managing underwriter, shall be allocated in the following priority:

                  (i) first, all Registrable Securities of the Requesting Holder(s) in the amount indicated in the Demand Registration, and if such amount exceeds the maximum number of Registrable Securities to be included in such registration as determined by the lead managing underwriter, then pro rata to the amounts of Registrable Securities requested by each Requesting Holder;

                  (ii) second, any Registrable Securities requested to be included in such Demand Registration by other Holders pursuant to
         Section 2.2(a), as nearly as practicable, pro rata to the number of Registrable Securities requested by each Holder to be included in such Demand Registration;

                  (iii) third securities proposed by the Company to be included in such Demand Registration for its own account; and

                  (iv) fourth, securities of other Persons, if any, that have requested to have such securities included in such Demand Registration as a result of piggyback registration rights, pro rata to the amount of securities that each such Person requested to be included in such Demand Registration.

                  (b) Upon the occurrence of any of the foregoing restrictions, any Holder may elect to withdraw from a registration by written notice to the Company and the lead managing underwriter. If as a result of such withdrawal, a greater number of Registrable Securities held by other Holders may be included in such registration, then the Company shall offer to all other Holders who have included Registrable Securities in the registration, the right to include additional Registrable Securities in the same proportions as used in determining the limitations set forth above.

2.6.     Limitation on Demand Registrations.

                  (a) The Company may delay making a filing of a Registration Statement in respect of a Demand Registration by not more than ninety (90) days past the time the

Company would otherwise be required to file such Registration Statement if the Company, prior to the time it would otherwise have been required to file such Registration Statement pursuant to this Article 2 in connection with a Demand Request determines in the good faith judgment of the Board of Directors of the Company that the filing of such Registration Statement would be seriously detrimental to the Company or would otherwise materially adversely affect a material transaction, such as a financing, acquisition, disposition or merger (a "VALID BUSINESS REASON"); provided, however, that such right to delay the filing of such Registration Statement shall be exercised by the Company not more than once in any twelve-month (12-month) period and the Company shall only have the right to delay such filing for only so long as such Valid Business Reason exists.

                  (b) The Company shall not be required to effect any Demand
         Registration:

                  (i) prior to the six (6) month anniversary of the IPO;

                  (ii) in response to a request from any Requesting Holder(s) within six (6) months after the effective date of a Registration Statement relating to a prior Demand Registration or within six (6) months after the effective date of any other Registration Statement effected by the Company for a public offering of Common Stock or ADSs;

                  (iii) after the Company has, in response to requests for Demand Registrations from any Requesting Holder, or any Requesting Holder's predecessors in interest pursuant to this Article 2, effected the registration of Registrable Securities and has sold such Registrable Securities on at least three (3) prior occasions; provided, that for purposes of determining the number of Demand Registrations effected by a Requesting Holder and its predecessors in interest, (a) Eco Telecom and Persons acquiring Registrable Securities directly or indirectly from Eco Telecom (including, without limitation, any transferee or assignee who obtains registration rights pursuant to the terms of this Agreement) shall count as one Requesting Holder, (b) Telenor and Persons acquiring Registrable Securities directly or indirectly from Telenor (including, without limitation, any transferee or assignee who obtains registration rights pursuant to the terms of this Agreement) shall count as one Requesting Holder and (c) VIP and Persons acquiring Registrable Securities directly or indirectly from VIP shall count as one Requesting Holder;

                  (iv) if, in the good faith judgment of the Board of Directors of the Company, in connection with such registration, the shareholders of the Company not participating in such registration would be afforded the right under applicable law to require the Company to repurchase their shares of Common Stock and such purchase obligation would be materially detrimental to the Company's financial position, business and/or strategic plans; or

                  (v) with respect to any Demand Registration that is underwritten pursuant to the terms hereunder, if the Company is unable, after good faith efforts, to retain an underwriter in accordance with
         Section 2.4 hereof.

         2.7. Circumstances and Effect of Withdrawal. Except as provided in
Section 2.7(b) below, at the request of any Requesting Holder, or in the event that a sufficient number of Holders withdraw from a Demand Registration for any reason such that the amount of Registrable Securities to be included by Holders in such Demand Registration will result in such Demand Registration failing to meet the threshold amounts set forth in Section 2.1, the Company shall have the right to cease proceeding with such Demand Registration and in such event:

                  (a) The Requesting Holders shall either (i) bear all Registration Expenses incurred in connection with such Demand Registration, in which event such Demand Registration shall not count as a Demand Registration under this Article 2 or (ii) require that the Company bear all such Registration Expenses, in which event such withdrawn Demand Registration shall count as a Demand Registration under this Article 2.

                  (b) Notwithstanding anything in Section 2.7(a) to the contrary, the Holders shall be entitled to withdraw from a Demand Registration and neither (i) pay any Registration Expenses in connection therewith nor (ii) forfeit the right to such Demand Registration if (A) the Holders have learned of a material adverse change in the financial condition, business or prospects of the Company that was not known to the Holders at the time of the Demand Request and (B) the Company failed to disclose such material adverse change to the Holders at the time the Demand Request was delivered.

                                   ARTICLE 3

                             PIGGYBACK REGISTRATION

         3.1. Right to Include Registrable Securities. If at any time the Company shall determine to register any of its Common Stock or ADSs under the Securities Act for its own account or on account of its shareholders (a "COMPANY REGISTRATION"), other than a Holder and other than pursuant to a Registration Statement on Form F-1 (solely in connection with the Company's IPO), Form F-4 or Form S-8 (or successor forms), the Company shall promptly give written notice of such Company Registration to all Holders of Registrable Securities (which notice shall be given not less than thirty (30) days prior to the expected effective date of the Registration Statement in connection with such Company Registration) and shall offer all Holders the right to request inclusion of any of such Holder's Registrable Securities in such Company Registration, provided, however, that rights of Holders in respect of a Demand Registration shall be governed by
Article 2 hereof.

         3.2. Piggyback Procedure. Each Holder of Registrable Securities shall have thirty (30) days from the receipt of notice of a Company Registration to deliver to the Company a written request in accordance with Section 12.1 specifying the number of Registrable Securities such Holder intends to sell (which in any one request shall not exceed fifty percent (50%) of the Registrable Securities owned in the aggregate by such Holder at such time or 5% of the issued and outstanding Common Stock, whichever is greater); provided, however, that if such Holder has more than fifty (50) shareholders and is required by applicable law to obtain the approval of its shareholders in order to sell such Registrable Securities, then (if prior to the expiration of the thirty (30) day period such Holder shall so notify the Company in writing) such Holder shall have seventy (70) days from the receipt of such notice to deliver to the Company its written response. Any Holder shall have the right to withdraw such Holder's request for inclusion of such Holder's Registrable Securities in such Company Registration by delivering written notice to the Company of such withdrawal in accordance with Section 12.1 prior to the anticipated effectiveness of a Registration Statement in connection therewith. Subject to Section 3.4, the Company shall include in such Registration Statement all such Registrable Securities so requested to be included therein, provided, however, that the Company may at any time withdraw or cease proceeding with any such Company Registration whether or not any Holder has elected to include Registrable Securities in such Company Registration.

         3.3. Selection of Underwriters; Conditions of Underwritten Offering. The managing underwriter for any Company Registration that the Company proposes as an underwritten public offering shall be one or more reputable investment banks selected by the Company. All Holders proposing to distribute their Registrable Securities through such underwriting shall, together with the Company and the other Persons distributing their securities through such underwriting, if any, enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Company. The right of any Holder to registration pursuant to this Article 3 in connection with any underwritten public offering shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. If any Holder disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the managing underwriter.

         3.4. Priority for Piggyback Registration.

         Notwithstanding any other provision of this Article 3, if the managing underwriter in a Company Registration advises the Company in writing that, in the opinion of such managing underwriter, the number of securities of the Company requested to be included in such underwriting is likely to have an adverse effect on the price, timing or distribution of securities offered in such offering, the managing underwriter may limit the securities to be included in such Company Registration and underwriting to the number of securities that, in the opinion of the managing underwriter, can be sold without having such adverse effect. In the event the managing underwriter so advises the Company, the Company shall so advise the Holders proposing to sell Registrable Securities (and any other Person distributing securities through such underwriting, if any), and such maximum number of securities to be included in such registration shall be allocated in the following priority:

                  (i) first, the securities proposed by the Company to be sold for its own account;

                  (ii) second, any Registrable Securities requested to be included in such Company Registration by the Holders and any securities requested to be included therein by such other Persons having piggyback registration rights that are on par with the piggyback registration rights granted to the Holders, as nearly as practicable, pro rata to the amounts of Registrable Securities requested by each Holder and securities requested by each such other Person to be included in the Company Registration at the time of filing of the Registration Statement; and

                  (iii) third, any securities requested to be included in such Company Registration by other Persons having piggyback registration rights that are junior to the piggyback registration right granted to the Holders, as nearly as practicable, pro rata to the amounts of securities requested by each such other Person to be included in the Company Registration at the time of filing the Registration Statement;

provided, however, that notwithstanding anything to the contrary in this Section 3.4, in the circumstance that, as a result of the provisions of this Section 3.4, a Holder shall not be entitled to include all of the Registrable Securities in a Company Registration that such Holder has requested to be so included, such Holder may withdraw such Holder's request to include Registrable Securities in such Registration Statement at the time such Holder is delivered notice of such circumstance.

                                   ARTICLE 4

                             REGISTRATION PROCEDURES

         4.1. Procedures. Whenever Holders of Registrable Securities have requested that any Registrable Securities be registered in accordance with the terms of this Agreement, the Company shall, as soon as practicable:

                  (a) Prepare and file with the SEC a Registration Statement on any form that the Company deems appropriate and pursuant to which such registration and sale may be made in accordance with the intended method of distribution, and use its best efforts to cause such registration statement to become effective and to keep such registration statement effective for a period of not less than one hundred twenty (120) consecutive days or, if earlier, until the Holder or Holders have completed the distribution related thereto;

                  (b) Provide any Holders participating, or electing to participate, in such registration and sale of Registrable Securities (the "PARTICIPATING HOLDERS"), any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney, accountant or other agent retained by any Participating Holder or underwriter (each an "INSPECTOR" and, collectively, the "INSPECTORS"), the opportunity to participate, including, without limitation, reviewing, commenting on and attending all meetings, in the preparation of such Registration Statement, each prospectus included therein or filed with the SEC and each amendment or supplement thereto;

                  (c) For a reasonable period prior to the filing of any Registration Statement pursuant to this Agreement, make available for inspection and copying by the Participating Holders and the Inspectors such financial and other information and books and records, pertinent corporate documents and properties of the Company and its subsidiaries and cause the officers, directors, employees, counsel and independent certified public accountants of the Company and its subsidiaries to respond to such inquiries and to supply all information reasonably requested by any such Inspector in connection with such Registration Statement, as shall be reasonably necessary, in the judgment of the respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act;

                  (d) Promptly notify each Participating Holder, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold, (a) when such Registration Statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to any such Registration Statement or any post-effective amendment, when the same has become effective, (b) of any comments (oral or written) by the SEC and by the blue sky or securities commissioner or regulator of any state with respect thereto or (c) of any request by the SEC for any amendments or supplements to such Registration Statement or the prospectus or for additional information, and in the case of a Demand Registration, prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than one hundred twenty (120) consecutive days or such shorter period that will terminate upon the date when all Registrable Securities covered by such Registration Statement have been sold (but not before the expiration of the applicable prospectus delivery period), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

                  (e) Furnish to each seller of Registrable Securities such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

                  (f) Register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions within the United States as the sellers or underwriters shall request, to keep such registration or qualification in effect for so long as the Registration Statement is in effect and do any and all other acts and things which may be reasonably necessary or advisable to enable such sellers to consummate the disposition in such jurisdictions of the Registrable Securities owned by such sellers (provided that the Company will not be required to qualify generally to do business or file any general consent to service of process in any jurisdiction where it would not otherwise be required to qualify or file but for this subparagraph);

                  (g) Obtain all necessary approvals, covenants, exemptions or authorizations from such governmental agencies or authorities as may be necessary to enable the sellers of such Registrable Securities to consummate the disposition of such Registrable Securities;

                  (h) Promptly notify each Participating Holder of Registrable Securities at any time when a prospectus relating to a registration thereof is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and subject to Section 2.2 hereof, prepare and file as soon as practicable (but in no event later than fourteen (14) days following notice of the occurrence of such event to each Participating Holder of Registrable Securities) with the SEC and promptly notify each Participating Holder of Registrable Securities of the filing of, a supplement to such prospectus or an amendment to the Registration Statement so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made and in the case of an amendment to the Registration Statement, use reasonable efforts to cause it to become effective promptly;

                  (i) Promptly notify in writing the Participating Holders, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold of the issuance by the SEC of (a) any stop order issued or threatened to be issued by the SEC or (b) any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and the Company agrees to use reasonable efforts (x) to prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of any such stop order and (y) to prevent the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction, and in the event of such issuance, to obtain the withdrawal of such order, at the earliest practicable date;

                  (j) If the offering is to be underwritten, enter into any necessary agreements in connection therewith (including an underwriting agreement containing customary representations, warranties and agreements);

                  (k) Obtain a "cold comfort" letter from the Company's independent certified public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the managing underwriter may reasonably request;

                  (l) If such Registrable Securities are being sold through underwriters, furnish, at the request of any underwriter of Registrable Securities on the date such Registrable Securities are delivered to the underwriters for sale in connection with a Registration Statement pursuant to this Agreement, or, if such Registrable Securities are not being sold through underwriters, furnish, at the request of any Participating Holder, on the date that the Registration Statement, with respect to such Registrable Securities, becomes effective, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the Participating Holders, the placement agent or sales agent, if any, thereof and the underwriters, if any, thereof, covering such legal matters with respect to such registration as any such underwriter, placement agent or Participating Holder may reasonably request and as are customarily included in such opinions;

                  (m) Cooperate with each Participating Holder and each underwriter participating in the disposition of such Registrable Securities and underwriters' counsel in connection with any filings required to be made with the exchange or market on which the Registrable Securities are traded;

                  (n) Cause all Registrable Securities registered pursuant hereto to be listed on each securities exchange or market on which similar securities issued by the Company are then listed or, if none of the Company's securities are so listed, then on any of The New York Stock Exchange, The American Stock Exchange or The Nasdaq National Market;

                  (o) Provide a transfer agent and registrar or depositary for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

                  (p) Use reasonable efforts to take all other actions necessary to effect the registration of the Registrable Securities contemplated hereby.

                                   ARTICLE 5

                        REGISTRATION AND SELLING EXPENSES

5.1.     Registration Expenses.

         Subject to Sections 2.7(a) and 2.7(b) hereof, all Registration Expenses relating to any Registrable Securities registered on behalf of any Holder in connection with any Demand Registration or Company Registration shall be borne by the Company.

         5.2. Selling Expenses. All Selling Expenses relating to any Registrable Securities registered on behalf of any Holder in connection with any Demand Registration or Company Registration shall be borne by the Holders participating in such registration pro rata on the basis of the number of Registrable Securities of each such Holder included in such registration to the total number of Registrable Securities that have been registered in such registration on behalf of all Holders.

         5.3. Different Allocations. Notwithstanding the provisions of Section
5.1 and 5.2, if, as a condition of registration, qualification or compliance of any offering in any state or jurisdiction in which the Company (by vote of its Board of Directors) or any underwriter determines in good faith that it wishes to offer securities registered in an offering to which this Agreement applies, Registration Expenses and/or Selling Expenses are required to be allocated in a manner different from that provided in Section 5.1 and 5.2, respectively, such expenses shall be allocated in whatever permitted manner is most nearly in compliance with the provisions of this Agreement.

                                   ARTICLE 6

              UNDERTAKINGS OF THE HOLDERS OF REGISTRABLE SECURITIES

         6.1. Suspension of Sales. If any Registrable Securities are included in a Registration Statement pursuant to the terms of this Agreement, the Holder thereof shall not (until further notice) effect sales thereof after receipt of written notice from the Company pursuant to Section 4.1(h) of the occurrence of an event specified therein in order to permit the Company to correct or update the Registration Statement or prospectus as set forth in this Agreement, as applicable; provided that the obligations of the Company with respect to maintaining any Registration Statement current and effective shall be extended by a period of days equal to the period said suspension is in effect.

         6.2. Compliance. If any Registrable Securities are being registered in any registration pursuant to this Agreement, the Holder thereof shall comply with all anti-stabilization, manipulation and similar provisions of Section 10 of the Exchange Act.

         6.3. Termination of Effectiveness. At the end of the period during which the Company is obligated to keep a Registration Statement current and effective pursuant hereto, each Holder of Registrable Securities included in the Registration Statement shall discontinue sales thereof pursuant to such Registration Statement, unless such Holder has received written notice from the Company of its intention to continue the effectiveness of such Registration Statement with respect to any of such Registrable Securities that remain unsold.

         6.4. Furnish Information. A condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder shall be that such Holder deliver to the Company notice of certain information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such Registrable Securities as shall reasonably be required to effect the registration of such Holder's Registrable Securities or as shall otherwise reasonably be requested by the Company in connection therewith.

                                   ARTICLE 7

                           UNDERWRITTEN REGISTRATIONS

         No Holder of Registrable Securities may participate in any underwritten registration hereunder unless such Holder (i) agrees to sell such Holder's Registrable Securities on the basis provided in any underwriting arrangements approved by the Holder or Holders entitled hereunder to approve such arrangements, and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreements, "lock-up" agreements and other documents reasonably required under the terms of such underwriting arrangements, provided that no Holder of Registrable Securities included in any underwritten registration hereunder shall be required to make any representations or warranties to the Company or the underwriters on account of the registration of Registrable Securities owned by such Holder other than representations and warranties regarding such Holder (including valid title to the Registrable Securities being sold free and clear of all liens) and such Holder's intended method of distribution. Holders of Registrable Securities to be sold in an underwritten registration hereunder may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters also be made to and for the benefit of such Holders of Registrable Securities and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Holders of Registrable Securities hereunder.

                                   ARTICLE 8

                        ASSIGNMENT OF REGISTRATION RIGHTS

         The rights of a Holder of Registrable Securities set forth in this Agreement, including the right to cause the Company to register Registrable Securities and pay the Registration Expenses incurred in connection therewith, to the extent set forth herein, may not be Transferred by such Holder except (i) in connection with a Transfer of Registrable Securities to a Permitted Transferee in accordance with the Shareholders Agreement or (ii) in connection with a Transfer by a Holder of 100% of such Holder's Registrable Securities to a transferee other than a Permitted Transferee in accordance with the Shareholders Agreement; and in each case only if such transferee agrees in writing to assume and be bound by the provisions of both the Shareholders Agreement and this Agreement by executing an Endorsement (and/or such further documents as may be necessary in the opinion of the Company and other Holders to make such transferee a party to each such agreement). No such Transfer shall be deemed to relieve the transferor Holder of any obligations of such transferor Holder pursuant to this Agreement, accruing before the date of such Transfer.

                                   ARTICLE 9

                                 INDEMNIFICATION

9.1.     Indemnification by the Company.

                  (a) The Company shall, notwithstanding termination of this Agreement, indemnify and hold harmless, to the fullest extent permitted by law, each Holder of Registrable Securities covered by such Registration Statement, such Holder's officers, directors, employees, agents and general or limited partners (and the directors, officers, employees and agents thereof) and each other Person, if any, who controls such Holder (within the meaning of Section 15 of the Securities Act), with respect to any sale which has been effected pursuant to the terms of this Agreement, and each underwriter, if any, and each Person who controls any underwriter (within the meaning of Section 15 of the Securities Act) (collectively, the "HOLDER INDEMNIFIED PARTIES"), against any and all losses, claims, damages, liabilities and expenses joint or several (including without limitation reasonable fees and expenses of counsel and any amounts paid in settlement effected with the Company's consent, which consent shall not be unreasonably delayed, withheld or conditioned) (collectively, "LOSSES") to which any such Holder Indemnified Party may become subject, or in which the Company has notified the Holder that the Registrable Securities have otherwise been registered and qualified or are eligible for sale, in each case insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) are resulting from or arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus, or any other Company approved offering circular or other document, or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) any violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act (or any rule or regulation promulgated under the Securities Act or the Exchange Act), the securities or similar laws of any state or other jurisdiction in which Registrable Securities are sold in an underwritten offering or, with respect to any non-underwritten offering effected pursuant to the terms of this Agreement, the securities laws of those jurisdictions in which the Holders have requested registration or qualification of the Registrable Securities covered by the request (unless the Company shall have notified such Holder in a timely manner that such registration or qualification is not available or has not been made for any reason permitted by this Agreement), or in which the Company has notified the Holder that the Registrable Securities have otherwise been registered and qualified or are eligible for sale; in each such case as applicable to the Company in connection with any such registration, qualification, compliance or sale in which such Holder's Registrable Securities were included as contemplated herein and, in each such case, the Company shall reimburse each such Holder Indemnified Party for any Losses incurred by any of them in connection with investigating or defending any such claim, action or proceeding (collectively a "CLAIM"); provided, however, that the Company shall not be liable to any such Holder Indemnified Party in any such case to the extent that any such Claim (whether commenced or threatened) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or amendment thereof or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in strict conformity with written information furnished to the Company by or on behalf of any such Holder Indemnified Party relating to such Holder Indemnified Party specifically stating that it is for use in the preparation thereof.

                  (b) In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each person who controls such underwriters (within the meaning of Section 15 of the Securities Act) to the same extent as provided in Section 9.1(a) with respect to the indemnification of the Holders of Registrable Securities.

         9.2. Indemnification by Holders.

                  (a) Each Holder of Registrable Securities participating in any registration hereunder shall severally, and not jointly, indemnify and hold harmless, to the fullest extent permitted by law, the Company and any other Holder participating in such registration, their respective directors, officers, employees and agents, and each Person who controls the Company and any such Holder (within the meaning of the Securities Act), respectively, (collectively, the "COMPANY INDEMNIFIED PARTIES") to the same extent as the foregoing indemnity from the Company to the Holders as set forth in Section 9.1 (subject to the exceptions set forth in the foregoing indemnity, the proviso to this sentence and applicable law), but only with respect to any such information furnished in writing by such Holder stated to be specifically for use in connection with any such registration. Such indemnity obligation shall remain in full force and effect regardless of any investigation made by or on behalf of the Company Indemnified Parties (except as expressly provided above) and shall survive the Transfer of Registrable Securities by such Holder; provided, however, that the liability of such Holder for indemnification under this Section 9.2(a) shall not exceed the net proceeds from the offering received by such Holder.

                  (b) In connection with an underwritten offering, each Holder of Registrable Securities participating in any registration hereunder shall severally, and not jointly, indemnify and hold harmless, to the fullest extent permitted by law, such underwriters, their officers and directors and each person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided in Section 9.2(a) with respect to the indemnification of the Company.

         9.3. Conduct of Indemnification Proceedings. Promptly after a party indemnified under this Article 9 receives notice or becomes aware of information regarding the commencement or threatened commencement of any Claim in respect of which indemnification may be required pursuant to this Article 9, such indemnified party shall promptly deliver written notice to the indemnifying party of such commencement or threatened commencement, provided, however, that the failure to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party except to the extent that the indemnifying party's ability to defend such action is materially prejudiced by such failure to give such timely notice. If any such Claim is brought against any indemnified party and the indemnifying party is notified thereof, the indemnifying party shall, upon notice to the indemnified party, be entitled to participate therein and, to the extent that it wishes, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After delivery of such notice by the indemnifying party to the indemnified party, the indemnifying party shall not be liable to such indemnified party under this Article 9 for any legal expenses of counsel or any other expenses (other than reasonable costs of investigation) subsequently incurred by such indemnified party in connection with the defense thereof, unless the indemnifying party has failed to assume the defense of such Claim or to employ counsel reasonably satisfactory to such indemnified party. Notwithstanding the foregoing, the indemnified party shall have the right to retain its own counsel, reasonably acceptable to the indemnifying party, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The indemnifying party shall not be required to indemnify the indemnified party with respect to any amounts paid in settlement of any Claim entered into without the written consent of the indemnifying party, which consent shall not be unreasonably delayed or withheld. No indemnifying party shall consent to the entry of any judgment or enter into any settlement without the consent of the indemnified party unless
(i) such judgment or settlement does not impose any obligation or liability upon the indemnified party other than the execution, delivery or approval thereof, and (ii) such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a full release and discharge from all liability in respect of such Claim.

         9.4. Survival. The obligations of the Company and the Holders of Registrable Securities under this Article 9 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement and the termination of this Agreement or the rights of any party hereunder.

         9.5. Contribution. If a claim for indemnification under Section 9.1 or
9.2 is available by its terms but is held by a court of competent jurisdiction to be unavailable or insufficient to hold harmless an indemnified party, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses that would have been indemnified under Section 9.1 or 9.2, as the case may be, in proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party, any action or inaction by any such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission, action or inaction; provided, however, that the liability of any Holder under this Section 9.5 shall be limited to the amount of net proceeds received by such Holder in the offering giving rise to such liability, less any amounts paid pursuant to Section 9.2. The amount of Losses subject to this Section 9.5 shall be deemed to include any reasonable legal or other expenses incurred by such indemnified party in connection with investigating or defending any such Claim (which shall be limited as provided in Section 9.3 if the indemnifying party has assumed the defense of any such action in accordance with the provisions thereof). Notwithstanding the foregoing in this Section 9.5, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any party who was not guilty of such fraudulent misrepresentation. Promptly after receipt by an indemnified party of written notice of the commencement or threatened commencement of any Claims for which a claim for contribution may be made against an indemnifying party under this Section 9.5 and if a notice for indemnification has not been otherwise given under this Article 9, such indemnified party shall give written notice thereof in the manner set forth hereunder for a Claim for indemnification to the indemnifying party, provided, however, that the failure to so notify the indemnifying party shall not relieve it from any obligation to provide contribution hereunder except to the extent that the indemnifying party's ability to defend such action is materially prejudiced by the failure to give such timely notice. The parties hereto acknowledge that determining contribution pursuant to this Section 9.5 by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 9.5 would not be just or equitable. For the avoidance of doubt, if indemnification is available under Sections 9.1 or 9.2, the Indemnifying Parties shall indemnify each Indemnified Party to the fullest extent provided in Section 9.1 and 9.2, as the case may be, without regard to the relative fault of said Indemnifying Party or Indemnified Party or any other equitable consideration provided for in this
Section 9.5.

         9.6. Other Rights. Except to the extent expressly provided otherwise, the provisions of this Article 9 shall be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract, shall remain in full force and effect regardless of any investigation made by or on behalf of any indemnified party, and shall survive the Transfer of securities by any such party; provided that any indemnification of similar scope entered into pursuant to an underwriting agreement in connection with an offering contemplated herein shall supersede this Article 9.

         9.7. Indemnification and Contribution of Underwriters. In connection with any underwritten offering contemplated by this Agreement that includes Registrable Securities, the Company and all Holders of Registrable Securities included in any Registration Statement shall agree to customary provisions for indemnification and contribution (consistent with the other provisions of this Article 9) in respect of Losses of the underwriters of such offering.

                                   ARTICLE 10

             RULE 144; RULE 144A; OTHER EXEMPTIONS; MARKET STANDOFF

         10.1. Rule 144; Rule 144A; Other Exemptions. With a view to making available to the Holders the benefits of certain rules and regulations promulgated under the Securities Act and other rules and regulations of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company covenants that, at any time after the date which is ninety (90) days following an IPO, it shall (i) file in a timely manner all reports and other documents required to be filed by the Company under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, (ii) furnish to a Holder (for so long as such Holder owns any Registrable Securities), upon request, a written statement by the Company as to its compliance with reporting requirements of Rule 144 and Rule 144A(d) and a copy of the most recent annual and quarterly report of the Company, and take such further action as each Holder may reasonably request (including, without limitation, providing any information necessary to comply with Rule 144 under the Securities Act), and to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (x) Rule 144 and Rule 144A under the Securities Act, as such rules may be amended from time to time or (y) any other rules or regulations now existing or hereafter adopted by the SEC.

         10.2. "Market Stand-Off" Agreement. During the period of duration (up to, but not exceeding, one hundred and eighty (180) days) specified by the Company and/or the underwriters managing any underwriting of the securities of the Company, following the date of the final prospectus distributed in connection with the Registration Statement of the Company filed under the Securities Act with respect to an IPO, no Holder may, to the extent requested by such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), loan, grant any option to purchase or otherwise Transfer or dispose of (other than to donees who agree to be similarly bound) any Registrable Securities or other securities of the Company held by it at any time during such period; provided, however, that the Company shall utilize its reasonable efforts to ensure that all officers and directors of the Company, all ten percent (10%) equity holders, and all other persons with registration rights granted subsequent to the date hereof enter into similar agreements, provided that to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to each Holder's Registrable Securities or other securities of the Company (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period, and, if so requested, each such Holder shall execute an agreement in the form provided by the underwriter containing terms that are essentially consistent with the provisions of this Section 10.2. Notwithstanding the foregoing, the obligations described in this Section 10.2 shall not apply to a registration relating solely to employee benefit plans on Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form F-4 or successor forms that may be promulgated in the future.

                                   ARTICLE 11

                       TERMINATION OF AGREEMENT AND RIGHTS

         11.1. Termination of Agreement. This Agreement shall take effect on the date hereof and continue in effect and shall not terminate except (i) upon the liquidation or dissolution of the Company, (ii) upon the unanimous written agreement of the Holders and the Company, (iii) at midnight (Moscow time) on the Final Date, if the First Closing shall not have occurred by such time ; or (iv) upon the consummation of a Business Combination, as such term is defined in the Shareholders Agreement, in which VIP is the surviving entity.

         11.2. Termination of Holders Rights. The rights granted pursuant to this Agreement (other than Article 9) shall terminate as to any Holder upon the earliest of: (i) the occurrence of any of the events set out in Section 11.1,
(ii) at such time, beginning six (6) months after the closing of an IPO, when such Holder, together with its Affiliates which have executed Endorsements in accordance with the terms of this Agreement own, in the aggregate, less than five percent (5%) of the issued and outstanding Common Stock and (iii) with respect to Telenor only, upon the Third Closing under the Primary Agreement, if Telenor has not purchased the Second Closing Telenor Shares or the Third Closing Telenor Shares (as such terms are defined in the Primary Agreement), in each case pursuant to the terms of the Primary Agreement.

                                   ARTICLE 12

                                  MISCELLANEOUS


12.1.    Notices.

         (a) All notices, requests and other communications provided for hereunder (including, without limitation, any modifications of, waivers or consents under, this Agreement) must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by courier to the parties at the following addresses or facsimile numbers:

If to VIP, to:

Open Joint Stock Company "Vimpel-Communications"
10 Ulitsa 8-Marta
Building 14
125083, Moscow
Russian Federation

Facsimile No.:  +7 095 755 3682
Attention: Georgy Silvestrov
General Counsel

With a copy to:
Akin, Gump, Strauss, Hauer & Feld, L.L.P.
Ducat Place II
7 Ulitsa Gasheka
123056, Moscow
Russian Federation

Facsimile No.:  +7 095 974 2412
Attention: Melissa J. Schwartz

If to Eco Telecom, to:

Eco Telecom Limited
Suite 2, 4 Irish Place
Gibraltar

Facsimile No.: +3 504 1988
Attn:   Franz Wolf

with a copy to

OOO Alfa-Eco
21 Novy Arbat
121019 Moscow
Russian Federation

Facsimile No.: 7 095 202 8364
Attention:  Stanislav Shekshnya

and a copy to:

Herbert Smith CIS Legal Services
24 Korobeinikov Pereulok
119034 Moscow
Russian Federation

Facsimile No.: +7 095 363 6501
Attention:  Vladimir Afonkin


If to the Company, to:

VimpelCom-Region
10 Ulitsa 8-Marta
Building 14
125083, Moscow
Russian Federation

Facsimile No.: +7 095 755 3682
Attention: Vladimir Golosov
              General Counsel

With a copy to:

Akin, Gump, Strauss, Hauer & Feld, L.L.P.
Ducat Place II
7 Ulitsa Gasheka
123056, Moscow
Russian Federation

Facsimile No.:  +7 095 974 2412
Attention: Melissa J. Schwartz

and a copy to:

Herbert Smith CIS Legal Services
24 Korobeinikov Pereulok
119034 Moscow
Russian Federation

Facsimile No.: +7 095 363 6501
Attention: Vladimir Afonkin

If to Telenor, to:

Telenor East Invest AS
Universitetsgaten 2

N-0130 Oslo
Norway

Facsimile No.:  +47 2277-91-59
Attention: Henrik Torgersen

With a copy to:

Advokatene i Telenor
Universitetsgaten 2
N-0130 Oslo
Norway

Facsimile No.: +47-22-11-44-61
Attention: Bjorn Hogstad

         (b) All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 12.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 12.1, be deemed given upon receipt, and (iii) if delivered by courier in the manner described above to the address as provided in this Section 12.1, be deemed given upon confirmed receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 12.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

         12.2. Entire Agreement.

                  This Agreement, together with the Principal Agreements (as defined in the Primary Agreement), supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contains the sole and entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof.

         12.3. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of each Holder holding five percent (5%) or more of the Registrable Securities then held by all Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder rights superior or pari passu to those granted to the Holders pursuant to this Agreement.

         12.4. Waiver.

         Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

         12.5. Amendment.

         This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

         12.6. No Assignment; Binding Effect; No Third Party Beneficiary; Obligations Several.

         (a) Except as expressly provided herein, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns. The terms and provisions of this Agreement are intended solely for the benefit of each Party and its respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article 9.

         (b) The obligations of the Shareholders hereunder shall be several (and not joint). A shareholder shall not be responsible for the failure of any other Shareholder to perform any obligation required to be performed by it hereunder or under any other Principal Agreement (as defined in the Primary Agreement). The obligations of the Company at any time hereunder to each Shareholder shall be separate and independent obligations. Subject to the terms of this Agreement, each Shareholder shall be entitled to protect and enforce its rights arising out of this Agreement as it shall see fit, and it shall not be necessary for any other Shareholder to consent to, or be joined as an additional party in, any proceeding for such purposes.

         12.7. Governing Law.

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to the conflicts of laws principles thereof which would result in the application of the laws of a different jurisdiction.

         12.8. Arbitration; Consent to Jurisdiction; Service of Process; Waiver of Sovereign Immunity.

         (a) Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration by a panel of three (3) arbitrators under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the "UNCITRAL Rules") in accordance with the following terms and conditions:

         (i) In the event of any conflict between the UNCITRAL Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

         (ii) The place of the arbitration shall be Geneva, Switzerland.

         (iii) Where there is only one claimant party and one respondent party, each shall appoint one arbitrator in accordance with the UNCITRAL Rules, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the UNCITRAL Rules within thirty (30) days from the appointment of the second arbitrator. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the International Court of Arbitration of the International Chamber of Commerce, acting in accordance with such rules as it may adopt for this purpose. Where there is more than one claimant party, or more than one respondent party, all claimants and/or all respondents shall attempt to agree on their respective appointment(s) (within thirty (30) Business Days of the date of the notice of arbitration). In the event that all claimants and all respondents cannot agree upon their respective appointments(s), all appointments shall be made by the International Court of Arbitration of the International Chamber of Commerce.

         (iv) The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.

         (v) The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each party hereto retains the right to seek interim, provisional or conservatory measures from judicial authorities and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

         (vi) The award of the arbitrators shall be final and binding on the parties to this Agreement.

         (vii) The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any jurisdiction.

         (b) Except for arbitration proceedings pursuant to Section 12.8(a), no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the parties to this Agreement in connection with any matter arising out of or in connection with this Agreement.

         (c) Each party hereto irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, USA, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any judicial action, suit or proceeding permitted by Section 12.8(b), with the same effect as if such party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the party effecting such service shall also deliver a copy thereof on the date of such service to the other parties by facsimile as specified in Section 12.01. Each party to this Agreement will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected party will appoint a successor agent and attorney in New York reasonably satisfactory to each other party, with like powers. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, in connection with any such action, suit or proceeding, and agrees that any such action, suit or proceeding may be brought in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 12.8 and shall not be deemed to be a general submission to the jurisdiction of said courts of or in the State of New York other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction in a manner not inconsistent with Section 12.8(b).

         (d) Each of the parties hereto hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and each of the other Principal Agreements to which it is a party and in performing its obligations hereunder and thereunder, and each of the parties hereto hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement or any of the other Principal Agreements and any other document or instrument contemplated hereby or thereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

         12.9. Severability.

         If any provision in this Agreement or any other document executed in connection herewith is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (i) any other provision of this Agreement or any such other document in such jurisdiction or (ii) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

         12.10. Headings.

         The headings contained in this Agreement are for convenience of reference only, and do not form a part hereof and in no way interpret or construe the provisions hereof.

         12.11. Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed by its duly authorized officer, effective as of the day and year first above written.


CLOSED JOINT-STOCK COMPANY "VIMPELCOM-REGION"


By:      /s/ Maurice H. Worsfold
         -----------------------------------
         Name: Maurice H. Worsfold
         Title:  Attorney-in-Fact


By:      /s/ Galina V. Nesterova
         -----------------------------------
         Name: Galina V. Nesterova
         Title:  Chief Accountant



OPEN JOINT-STOCK COMPANY "VIMPEL-COMMUNICATIONS"

By:      /s/ Dmitri Borisovich Zimin
         -----------------------------------
         Name: Dmitri Borisovich Zimin
         Title:  President

By:      /s/ Vladimir Bychenkov
         -----------------------------------
         Name: Vladimir Bychenkov
         Title:  Chief Accountant


ECO TELECOM LIMITED


By:      /s/ Serge Barychkov
         -----------------------------------
         Name: Serge Barychkov
         Title:  Attorney-in-Fact





TELENOR EAST INVEST AS


By:      /s/ Tron Ostby
         -----------------------------------
         Name: Tron Ostby
         Title:  Attorney-in-Fact

                                                                       EXHIBIT O

                           Dr. Dmitri Borisovich Zimin
              Ulitsa 1-aya Tverskaya-Yamskaya, Dom 2, Stroyeniye 1



                                                     May 30, 2001

Eco Telecom Limited
Suite 2, 4 Irish Place
Gibraltar
Facsimile No.: +350-41988


Dear Sirs,

                  Reference is made to (i) the Share Purchase Agreement dated as of the date hereof by and between us, (ii) the Surety Agreement dated as of the date hereof by and between us and (iii) the Share Purchase Agreement dated as of the date hereof by and between you and Overture Limited (the "Preferred Stock Purchase Agreement," and, collectively with the agreements under clauses (i) and
(ii) above, the "Agreements").

                  Understanding that as of the date hereof you are entering into certain agreements (collectively, the "Transaction Agreements") with (i) Open Joint Stock Company "Vimpel-Communications" ("VIP"), Closed Joint Stock Company "VimpelCom-Region" ("VIP-R") and Telenor East Invest AS ("Telenor") with respect to your making investments into VIP and VIP-R and (ii) with Telenor with respect to certain matters of corporate governance of VIP, and in order to induce you to enter into the Agreements and the Transaction Agreements and to close the transactions contemplated thereunder, I hereby confirm that neither I nor any of my Controlled Affiliates (as defined in the first mentioned Share Purchase Agreement) will nominate any candidate for election to the board of directors of VIP as long as you own in the aggregate at least twenty five percent (25%) plus one (1) share of voting stock of VIP.

                  The undertaking contained herein is irrevocable until any Event of Default under the Preferred Stock Purchase Agreement or any Eco Telecom Contribution Default under the Transaction Agreements has occurred and is continuing.

                                        Sincerely yours,


                                        /s/ Dr. Dmitri B. Zimin

                                                                       EXHIBIT P

Telenor East Invest AS
Universitetsgaten 2
N-0130 Oslo
Norway

                                  May 30, 2001

Open Joint Stock Company
"Vimpel-Communications"
10-12, Ulitsa 8-Marta
125683, Moscow
Russian Federation


         Re: Undertakings with respect to Certain Corporate Governance Matters

Ladies and Gentlemen:

        Open Joint Stock Company "Vimpel-Communications" (the "Company"), Eco Telecom Limited and Telenor East Invest AS ("Telenor") are today entering into the Primary Agreement dated as of the date hereof (the "Primary Agreement") and certain other Principal Agreements. Unless otherwise defined herein, terms defined in the Primary Agreement are used herein as therein defined. In consideration of the undertakings of the Company therein and in such other Principal agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Telenor hereby agrees as follows:

(a) Subject to compliance with applicable Law, to vote (and to cause its respective Controlled Affiliates to vote) any Shares (as defined in the Registration Rights Agreement) owned by it and/or them in favor of the following agenda items at the Company's next extraordinary general meeting of its shareholders:

         (i) an increase in the charter capital of the Company through the issuance of 5,150,000 additional shares of Common Stock through a closed subscription to Eco Telecom;

         (ii) approval of a series of major transaction in connection with the purchase by VimpelCom of newly-issued shares of common stock of Closed Joint Stock Company "VimpelCom-Region"; and

         (iii) approval of certain amendments to the Company's charter, as specified in Schedule 5.04 to the Primary agreement.

(b) Subject to compliance with applicable Law, to cause directors nominated by Telenor (or who represent Telenor's shareholding in the Company) to vote in favor of the declaration and/or full payment of any and all dividends payable on or in respect of the company's shares of Preferred Stock (whether in the form of a Board recommendation to shareholders of the company for payment of annual dividends, Board approval of payment of interim dividends or otherwise); and

(c) During the period commencing on the date of the Closing and ending on the fourth anniversary thereof, to vote or cause to be voted any and all Shares held by the undersigned or any Controlled Affiliate of the undersigned in favor of any issuance of New Securities (as defined in the Registration Rights Agreement) proposed by the Company, provided that:

         (i) any decision of the Board or the shareholders of the Company to issue New Securities shall permit the undersigned to purchase such New Securities in an amount sufficient to maintain its percentage ownership interest in the voting capital stock of the Company (calculated prior to giving effect to such issuance) and on the same terms and conditions as other purchasers of such New Securities; and

         (ii) the undersigned shall not be obligated to vote its Shares in favor of any issuance of New Securities if, immediately prior to the proposed issuance of such New Securities, the undersigned owned the Specified Percentage and, after giving effect to such issuance and the purchase by the undersigned of such New Securities in an amount sufficient to maintain its ownership of the Specified Percentage, the undersigned would be required to purchase and pay for, on a cumulative basis, over such four (4) year period, New Securities in an aggregate amount in excess of US$25,000,000; provided, however, that notwithstanding the foregoing aggregate limitation, the undersigned shall, in any event, be required to vote all of its Shares in favor of any proposed issuance of New Securities if the Company intends to use the proceeds of such issuance to purchase new shares of voting capital stock of VIP-R in connection with a share issuance by VIP-R to acquire an Opportunity (as defined in the Registration Rights Agreement), as contemplated by Section 5.02(c) of the Registration Rights Agreement, if such Opportunity was offered to VIP-R by the undersigned pursuant to Section 5.02(c) of the Registration Rights Agreement or Section 6.02(c) of the VIP-R Shareholders Agreement.

         This undertaking shall be effective on the date hereof and shall continue in full force and effect until the earlier of (a) the termination of the Primary Agreement in accordance with Article XII thereof and (b) the date on which Telenor, its Controlling Person and Controlled Affiliates of such Controlling Person own, in the aggregate, Shares representing less than five percent (5%) of the issued and outstanding shares of Common Stock. Telenor agrees that it will not take action, and, to the extent permitted by applicable law, will cause its Board nominees not to take any action, to prevent enforcement by the Company of the undertakings set forth herein.

The provisions of Article XIII of the Primary Agreement are incorporated by reference herein, as if set forth in full herein, with references therein to "this Agreement" and the words "hereof", "herein", "hereto" and the like being deemed to refer to this letter, and references therein to any "Party" or the "Parties" being deemed to refer to the undersigned and the Company, as the case may be.

                                                          TELENOR EAST INVEST AS


                                                          By /s/ Tron Ostby
                                                              Tron Ostby
                                                              Attorney-in-Fact

Acknowledged:

OPEN JOINT STOCK COMPANY
"VIMPEL-COMMUNICATIONS"


By /s/ Dmitri B. Zimin
     Dmitri B. Zimin
     President

By /s/ Vladimir M. Bychenkov
     Vladimir M. Bychenkov
     Chief Accountant

                                                                       EXHIBIT Q

                               Eco Telecom Limited
                             Suite 2, 4 Irish Place
                                    Gibraltar




                                                              May 30, 2001

Open Joint Stock Company "Vimpel-Communications"
10 Ulitsa 8-Marta
Building 14
125083, Moscow
Russian Federation



      Re: Undertakings with respect to Certain Corporate Governance Matters

Ladies and Gentlemen:

        Open Joint Stock Company "Vimpel-Communications" (the "Company"), Eco Telecom Limited ("Eco Telecom") and Telenor East Invest AS ("Telenor") are today entering into the Primary Agreement dated as of the date hereof 1 (the "Primary Agreement") and certain other Principal Agreements. Unless otherwise defined herein, terms defined in the Primary Agreement are used herein as therein defined. In consideration of the undertakings of the Company therein and in such other Principal agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Eco Telecom hereby agrees as follows:



(a) Subject to compliance with applicable Law, to cause directors nominated by Eco Telecom (or who represent Eco Telecom's shareholdings in the Company) to vote in favor of the declaration and/or full payment of any and all dividends payable on or in respect of the Company's Preferred Stock (whether in the form of a Board recommendation to shareholders of the Company for payment of annual dividends, Board approval of payment of interim dividends, or otherwise); and

(b) During the period commencing on the date of the Closing and ending on the fourth anniversary thereof, to vote or cause to be voted any and all Shares held by the undersigned or any Controlled Affiliate of the undersigned in favor of any issuance of New Securities (as defined in the Registration Rights Agreement) proposed by the Company, provided that:

         (i) any decision of the Board or the shareholders of the Company to issue New Securities shall permit the undersigned to purchase such New Securities in an amount sufficient to maintain its percentage ownership interest in the voting capital stock of the Company (calculated prior to giving effect to such issuance) and on the same terms and conditions as other purchasers of such New Securities; and

         (ii) the undersigned shall not be obligated to vote its Shares in favor of any issuance of New Securities if, immediately prior to the proposed issuance of such New Securities, the undersigned owned the Specified Percentage and, after giving effect to such issuance and the purchase by the undersigned of such New Securities in an amount sufficient to maintain its ownership of the Specified Percentage, the undersigned would be required to purchase and pay for, on a cumulative basis, over such four (4) year period, New Securities in an aggregate amount in excess of US$25,000,000; provided, however, that notwithstanding the foregoing aggregate limitation, the undersigned shall, in any event, be required to vote all of its Shares in favor of any proposed issuance of New Securities if the Company intends to use the proceeds of such issuance to purchase new shares of voting capital stock of VIP-R in connection with a share issuance by VIP-R to acquire an Opportunity (as defined in the Registration Rights Agreement), as contemplated by Section 5.02(c) of the Registration Rights Agreement, if such Opportunity was offered to VIP-R by the undersigned pursuant to Section 5.02(c) of the Registration Rights Agreement or Section 6.02(c) of the VIP-R Shareholders Agreement.

By acknowledgement of this letter the Company hereby agrees that, in the event of a breach by Telenor of its obligation under paragraph (a) of Telenor's undertaking letter to the Company, dated as of the date hereof, the Company shall initiate arbitration proceedings against Telenor seeking damages resulting from such breach.

This undertaking shall be effective on the date hereof and shall continue in full force and effect until the earlier of (a) the termination of the Primary Agreement in accordance with Article XII thereof and (b) the date on which Eco Telecom, its controlling Person and Controlled Affiliates of such Controlling Person, having achieved the Specified Percentage, or a greater number of Shares, own, in the aggregate, Shares representing less than five percent (5%) of the issued and outstanding Common Stock. The provisions of Article XIII of the Primary Agreement are incorporated by reference herein, as if set forth in full herein, with references therein to "this Agreement" and the words "hereof", "herein", "hereto" and the like being deemed to refer to this letter, and references therein to any "Party" or the "Parties" being deemed to refer to the undersigned and the Company, as the case may be.



                                                          ECO TELECOM LIMITED


                                                          By /s/ Serge Barychkov
                                                             -------------------
                                                              Serge Barychkov
                                                              Attorney-in-Fact

Acknowledged:

OPEN JOINT STOCK COMPANY
"VIMPEL-COMMUNICATIONS"


By /s/ Dmitri B. Zimin
   --------------------------
     Dmitri B. Zimin
     President


By /s/ Vladimir M. Bychenkov
   --------------------------
      Vladimir M. Bychenkov
      Chief Accountant

                                                                       EXHIBIT R

                               Eco Telecom Limited
                             Suite 2, 4 Irish Place
                                    Gibraltar

                                                                    May 30, 2001

Open Joint Stock Company "Vimpel-Communications"
10 Ulitsa 8-Marta
Building 14
125083 Moscow
Russian Federation

Dr. Dmitri Borisovich Zimin
10 Ulitsa 8-Marta
Building 14
125083 Moscow
Russian Federation

Overture Limited
Richmond House
12 Par-la-Ville Road
Hamilton HM 08
Bermuda

Telenor East Invest AS
Universitetsgaten 2
N-0130 Oslo
Norway

Gentlemen:

         We refer to the Primary Agreement dated the date hereof among Open Joint Stock Company "Vimpel-Communications" ("VIP"), Telenor East Invest AS ("TELENOR") and Eco Telecom Limited ("ECO TELECOM") (the "PRIMARY AGREEMENT") and the Share Purchase Agreement entered into between Overture Limited ("OVERTURE") and Eco Telecom (the "SHARE PURCHASE AGREEMENT") pursuant to which, Overture has agreed to sell to Eco Telecom, and Eco Telecom has agreed to purchase from Overture, (i) 6,426,600 issued shares of preferred stock of VIP, par value 0.005 rubles per share (the "PREFERRED STOCK") and (ii) 16,362 shares of common stock of VIP. Capitalized terms used by not otherwise defined herein shall have the meanings ascribed to such terms in the Primary Agreement.

         Eco Telecom would like to confirm the rights associated with the Preferred Stock to be acquired by it pursuant to the Share Purchase Agreement, and VIP, Telenor, Overture and Dr. Zimin would like to confirm the obligations associated with the Preferred Stock to be acquired by Eco Telecom. Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Eco Telecom, VIP, Telenor, Overture and Dr. Zimin (each, a "PARTY" and, collectively, the "PARTIES") agree as follows:

         1. Representations and Warranties. Each Party represents and warrants, severally and not jointly, that on and as of the date hereof, (i) such Party (if it is a corporate entity) has all necessary corporate power to enter into this Agreement, and this Agreement has been duly authorized by all necessary corporate action on the part of such Party, (ii) this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, (iii) such Party's execution, delivery and performance of this Agreement will not violate or conflict with any agreement to which such Party is a party or which may be binding on such Party and (iv) such Party has received all consents and approvals which may be required for such Party to execute, deliver and perform its obligations under this Agreement.

         2. Rights and Obligations Relating to the Shares. Each Party acknowledges the rights and obligations relating to the Preferred Stock, as set forth in (a) the Decision on Issuance of Securities, approved by the Board of Directors of VIP (Protocol No. 12, dated September 2, 1996) and registered by the Department of Finance of the city of Moscow on September 6, 1996 under No. 73-1-6945, and the Decision on Issuance of Securities, approved by the Board of Directors of VIP (Protocol No. 15, dated October 7, 1996) and registered by the Department of Finance of the city of Moscow on October 8, 1996 under No. 73-1-7100, (b) the Charter, and (c) the Supplemental Agreements.

         3.       Conversion Premium.

                  (a) Eco Telecom expressly acknowledges the obligation of any holder of the Preferred Stock to pay, prior to the conversion of such Preferred Stock into Common Stock, an amount in cash equal to the fair market value of the Common Stock into which the Preferred Stock is then convertible, such fair market value to be determined at the time of such conversion (the "CONVERSION PREMIUM") and agrees to be bound by such obligation upon its acquisition of the Preferred Stock.

                  (b) Eco Telecom expressly agrees that (a) Eco Telecom shall pay the Conversion Premium upon the conversion of any or all of the Preferred Stock, and (b) if for any circumstances irrespective of their nature, the Conversion Premium cannot be paid as a "conversion premium", then Eco Telecom shall, on the conversion date, pay to VIP "forgiveness" money (as defined in Article 409 of the Civil Code of the Russian Federation) in cash form, the sum being equal to the fair market value of the Common Stock (determined at the date of conversion) into which such Preferred Stock is then converted.

         4.       Validity of Preferred Stock.

                  (a) Subject to Eco Telecom's compliance with clause (3) hereof and Section 7.04 of the VIP Primary Agreement, and subject to clause 4(b) hereof, each of VIP, Telenor, Overture and Dr. Zimin covenants and agrees with Eco Telecom, severally and not jointly, that such Party and its Controlled Affiliates shall not, at any time, challenge or question the due authorization or valid issuance of the Preferred Stock, or the transfer of the Preferred Stock under any of the Zimin Preferred Stock Agreements (collectively, the "PREFERRED STOCK TRANSFERS") or the validity of the relevant clauses of the charter of VIP regarding the Preferred Stock, in each case for any reason, whether arising under the Laws of the Russian Federation or otherwise, including but not limited to any challenge which relates to the payment for the shares of Preferred Stock in connection with any of the Preferred Stock Transfers. If any of the Preferred Stock Transfers is deemed invalid and, as a result thereof, VIP or any of its Controlled Affiliates, or Dr. Zimin or any of his Controlled Affiliates, or Overture or any of its Controlled Affiliates, acquires any or all of the Preferred Stock (the "ACQUIRED PREFERRED STOCK"), then VIP, Overture or Dr. Zimin, respectively, shall transfer, or shall cause its or his Controlled Affiliates, respectively, to transfer, such Acquired Preferred Stock to Eco Telecom at a price equal to the greater of the aggregate nominal value of the Acquired Preferred Stock and the price that VIP, Overture or Zimin or its Controlled Affiliate paid for such Acquired Preferred Stock.

                  (b) Notwithstanding clause 4(a), the covenants of VIP, Telenor, Overture and Dr. Zimin hereunder shall be null and void, and be of no further force or effect, and Eco Telecom shall not have any claim (whether in law or in equity) for any breach hereunder by any such Party, if Eco Telecom (i) challenges or raises any questions with any Governmental or Regulatory Authority or any other Person the requirement to pay the Conversion Premium upon conversion of any or all of the Preferred Stock into Common Stock, or (ii) attempts to convert any or all of the Preferred Stock into Common Stock without payment of the Conversion Premium or the "forgiveness" money referred to in clause 3 hereof or Section 4.2 of the Supplemental Agreement, or (iii) fails to adhere to the terms of Section 4.3 of the Supplemental Agreement.

         5. Assignment. This Agreement shall not be assignable by any Party hereto, unless the prior written consent of the other Parties is obtained; provided, however, that Eco Telecom may, with the prior written consent of VIP, transfer its rights hereunder (subject to the obligations hereunder) to any Person to which Eco Telecom transfers its rights and obligations with respect to the Preferred Stock in accordance with the terms of the Share Purchase Agreement and Section 7.04(d) of the Primary Agreement.

         6. Binding Effect. This Agreement is binding upon, inures to the benefit of and is enforceable by each of the Parties and each Party's successors and permitted assigns.

         7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

         8. Arbitration. The provisions of Section 13.11 of the Primary Agreement are incorporated by reference herein, as if set forth in full herein, mutatis mutandis.


                                                  Very truly yours,

                                                  ECO TELECOM LIMITED


                                                  By /s/ Serge Barychkov
                                                     --------------------
                                                     Serge Barychkov
                                                     Attorney-in-Fact

Agreed to and Accepted:

OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS"


By /s/ Jo Lunder
   ---------------------------------------------
    Jo Lunder
    Chief Executive Officer and General Director


By /s/ Vladimir Bychenkov
   ---------------------------------------------
    Vladimir Bychenkov
    Chief Accountant

TELENOR EAST INVEST AS


By /s/  Tron Ostby
   ---------------------------------------------
    Tron Ostby
    Attorney-in-Fact

/s/ Dr. Dmitri Borisovich Zimin
------------------------------------------------
Dr. Dmitri Borisovich Zimin

OVERTURE LIMITED


By /s/ Dr. Dmitri Borisovich Zimin
   ---------------------------------------------

                                                                       Exhibit S

                               GUARANTEE AGREEMENT

         GUARANTEE AGREEMENT dated as of May 30, 2001 (this "Agreement") between and among Telenor ASA, a company organized and existing under the laws of Norway (the "Guarantor"), OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS", an open joint stock company organized and existing under the laws of the Russian Federation ("VIP"), CLOSED JOINT STOCK COMPANY "VIMPELCOM-REGION", a closed joint stock company organized and existing under the laws of the Russian Federation ("VIP-R"), and ECO TELECOM LIMITED, a company organized and existing under the laws of Gibraltar ("Eco Telecom" and, together with VIP and VIP-R, individually, each, a "Beneficiary" and, collectively, the "Beneficiaries").


                               W I T N E S S E T H

         WHEREAS, (a) Telenor East Invest AS, a company organized and existing under the laws of Norway ("Telenor East Invest"), Eco Telecom and VIP are parties to the Primary Agreement dated as of the date hereof (the "VIP Primary Agreement") pursuant to which each of Telenor East Invest and Eco Telecom has agreed to purchase certain shares of voting capital stock in VIP, (b) Telenor East Invest and Eco Telecom are parties to the Shareholders Agreement dated as of the date hereof (the "VIP Shareholders Agreement") and (c) Telenor East Invest, Eco Telecom and VIP are parties to the Registration Rights Agreement dated as of the date hereof (the "VIP Registration Rights Agreement", and, together with the VIP Primary Agreement and the VIP Shareholders Agreement, collectively, the "VIP Agreements") pursuant to which VIP has agreed to grant each of Telenor East Invest and Eco Telecom certain registration rights with respect to their ownership of shares of common stock in VIP;

         WHEREAS, Telenor East Invest, Eco Telecom, VIP and VIP-R are parties to
(a) the Primary Agreement dated as of the date hereof (the "VIP-R Primary Agreement") pursuant to which each of Telenor East Invest, VIP and Eco Telecom has agreed, or has the right, to subscribe for and purchase shares of voting capital stock in VIP-R, (b) the Shareholders Agreement dated as of the date hereof (the "VIP-R Shareholders Agreement") and (c) the Registration Rights Agreement dated as of the date hereof (the "VIP-R Registration Rights Agreement", and, together with the VIP-R Primary Agreement and the VIP-R Shareholders Agreement, collectively, the "VIP-R Agreements") pursuant to which VIP-R has agreed to grant each of Telenor East Invest, Eco Telecom and VIP certain registration rights with respect to their ownership of shares of common stock in VIP-R (the VIP Agreements and the VIP-R Agreements are referred to herein, collectively, as the "Transaction Agreements");

         WHEREAS, Telenor East Invest is an indirect wholly-owned subsidiary of the Guarantor; and

         WHEREAS, to induce each of VIP, VIP-R and Eco Telecom to enter into and perform their obligations under the Transaction Agreements to which each is a party, the Guarantor has agreed to enter into and perform its obligations under this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

         Unless otherwise defined herein, terms defined in the VIP Primary Agreement are used herein as therein defined, and the rules of interpretation set forth in Section 1.02 thereof shall apply to this Agreement, as if set forth in full herein, mutatis mutandis.


                                   ARTICLE II
                                    GUARANTEE

         2.1. The Guarantor hereby guarantees to VIP, Eco Telecom and VIP-R, as the case may be, (a) the full payment of that portion of the Purchase Price as is specified opposite Telenor East Invest's name in Schedule 2.02 to the VIP Primary Agreement (as amended) when and to the extent such amount becomes due and payable by Telenor East Invest pursuant to the VIP Primary Agreement (the "Funding Obligations") and (b) the due, complete and timely performance and/or fulfillment by Telenor East Invest of each and every obligation of Telenor East Invest under each of the Transaction Agreements (all such obligations, together with the Funding Obligations, are collectively referred to herein as the "Obligations").

         2.2. It is understood and agreed that, subject to Sections 2.3 and 2.5 below, nothing herein shall require the Guarantor to make any payment or perform, or cause to be performed, any obligation under circumstances in which Telenor East Invest would not be required, pursuant to the terms of the relevant Transaction Agreement, to perform such obligation or make such payment by reason of a breach or misrepresentation by any other party to the relevant Transaction Agreement or the failure of any condition to such performance or payment to be satisfied. It is also understood and agreed that such guarantee is a continuing guarantee and that, subject to the preceding sentence, the Obligations are and shall be absolute under any and all circumstances.

         2.3. The Guarantor hereby agrees that its liability hereunder shall be unaffected by (a) any amendment or modification of any provision of any Transaction Agreement unless such amendment or modification increases the amount of the Guarantor's liability hereunder or such amendment or modification is executed by the Guarantor, (b) any extension of time for performance required thereby, (c) except as expressly provided herein, the release of, or unenforceability against, Telenor East Invest or any other Person from performance or observance of any of the Obligations by operation of law or otherwise (other than by payment or performance, to the full extent required thereby), whether made with or without notice to the Guarantor, or (d) any bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, receivership or trusteeship affecting Telenor East Invest or any other Person, or any of their respective successors or assigns, whether or not any notice thereof is given to the Guarantor.

         2.4. The Guarantor hereby waives any and all legal requirements that any Beneficiary shall commence any arbitration or institute any action or proceedings at law or in equity against Telenor East Invest or any other Person, or exhaust its remedies against Telenor East Invest or any other Person, in respect of any of the Transaction Agreements, as a condition precedent to bringing an action against the Guarantor under this Agreement. It is understood and agreed that the guarantee set forth in this Section 2 insofar as it relates to an obligation to pay money is a guarantee of payment, and not of collection.

         2.5. The Obligations shall be deemed not to have been paid, observed or performed, and the Guarantor's obligations in respect thereof shall continue and not be discharged, to the extent that any payment, observance or performance thereof by Telenor East Invest is recovered from or paid over by or for the account of any Beneficiary for any reason, including as a preference or fraudulent transfer or by virtue of any subordination (whether present or future or contractual or otherwise) of the Obligations, whether such recovery or payment over is effected by any judgment, decree or order of any court or governmental agency, by any plan of reorganization or by settlement or compromise by any Beneficiary (provided that the Guarantor has given its consent, which it shall not unreasonably withhold or delay, to any such settlement or compromise) of any claim for any such recovery or payment over. The Guarantor hereby expressly agrees that it shall be liable hereunder with respect to any Obligation whenever such a recovery or payment over thereof occurs.

         2.6. The Guarantor hereby waives notice of acceptance of this Agreement by any Beneficiary and of presentment for payment, demand, protest, notice of demand, of protest and of dishonor, notices of default and of nonpayment and all other notices and demands of every kind and description now or hereafter provided by any statute or rule of law.

         2.7. The Guarantor hereby waives any right or claim of right to cause a marshaling of Telenor East Invest's or any other Person's assets or to cause any Beneficiary to proceed against any security for the Obligations before proceeding against the Guarantor.


                                   ARTICLE III
                                CERTAIN COVENANTS

         3.1 Without prejudice to the generality of Article II, the Guarantor hereby agrees:

         (a) to cause Telenor East Invest, and any other Controlled Affiliate of the Guarantor which is a successor to or permitted assign of all or any part of Telenor East Invest's obligations under the VIP Primary Agreement, the VIP Registration Rights Agreement, the VIP Shareholders Agreement and/or the VIP-R Shareholders Agreement, to perform and comply with Telenor East Invest's and such other Controlled Affiliate's respective obligations under Article II (Transfers), Section 5.02 (Non-Compete) and Section 5.03 (Debt Acquisition) of the VIP Registration Rights Agreement, Article III (Transfers) of the VIP Shareholders Agreement and/or Article IV (Transfers of Securities), Section 5.03 (Debt Acquisition) and Section 6.02 (Non-Compete) of the VIP-R Shareholders Agreement, as the case may be, provided that this Article

III(a) shall not release Telenor East Invest or any such other Controlled Affiliate from any of their respective obligations thereunder;

         (b) not to take or permit any of its Controlled Affiliates to take any action which would be prohibited by any such Section or Article if the Guarantor or any such Controlled Affiliate were an original signatory to any such Agreement as a "Purchaser" or a "Shareholder", in each case to the extent provided therein; and

         (c) to comply with, and cause each of its Controlled Affiliates to comply with, the obligations of Telenor East Invest under any such Section or Article as if such Guarantor or any such Controlled Affiliate were an original signatory to such Agreement in place of Telenor East Invest, in each case to the extent provided therein.


                                   ARTICLE IV
                                      TERM

         4.1. This Agreement and the Guarantor's obligations hereunder shall take effect on the date hereof and remain in effect until the date which is one year after the date on which all of the Transaction Agreements are terminated; provided, however, that if Telenor East Invest has not exercised its option to purchase any shares of common stock of VIP-R pursuant to the VIP-R Primary Agreement on or prior to the Third Closing (as such term is defined in the VIP-R Primary Agreement), the Guarantor's obligations hereunder with respect to the VIP-R Agreements shall terminate immediately.


                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

         5.1. The Guarantor hereby represents and warrants to each Beneficiary as follows:

         (a) Organization. The Guarantor is a company duly organized, validly existing and in good standing under the laws of Norway.

         (b) Capacity and Authority. The Guarantor has all requisite corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Guarantor of this Agreement, and the performance by the Guarantor of its obligations hereunder, have been duly authorized by the Guarantor, and no other corporate or other action on the part of the Guarantor is required. This Agreement has been duly executed and delivered by the Guarantor and constitutes the valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect, affecting the enforcement of creditors' rights generally.

         (c) Validity of Agreement. The execution, delivery and performance of this Agreement by the Guarantor does not and will not (i) conflict with, or result in a breach of any provision of, the Guarantor's charter or other constitutive documents, or
(ii) conflict with, result in a breach of any provision of, or constitute a default under, any agreement or instrument by which the Guarantor or any of its assets or properties is bound, or (iii) conflict with, or result in a breach or violation of any law, regulation, decree or order by which the Guarantor or any of its assets or properties is bound, or (iv) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative, regulatory or judicial authority; except, in the case of clauses (ii), (iii) and (iv) above, where such conflicts, breaches, defaults or violations or such failure to obtain or make any such authorizations, consents, orders, permits, approvals, notices, filings, registrations or qualifications would not have a material adverse effect on the Guarantor or the ability of the Guarantor to perform its obligations hereunder.

         (d) Legal Proceedings. There are no actions, suits, proceedings or arbitrations pending or, to the knowledge of the Guarantor, threatened, against the Guarantor or any of its assets or properties that could reasonably be expected to result in the issuance of any writ, judgment, decree, injunction or similar order of any governmental or regulatory authority restraining, enjoining or otherwise prohibiting or making illegal the execution, delivery or performance by the Guarantor of this Agreement.


                                   ARTICLE VI
                    LIMITED RECOURSE FOR CERTAIN OBLIGATIONS

         6.1 Each of the parties to this Agreement acknowledges and agrees that the maximum amount payable by the Guarantor in respect of all claims under this Agreement by all Beneficiaries shall be limited (i) in respect of the Funding Obligations, to an amount equal to that portion of the Purchase Price as is specified opposite Telenor East Invest's name in Schedule 2.02 to the VIP Primary Agreement (as amended) and (ii) in respect of all other obligations hereunder, to an aggregate of One Hundred and Sixty Million U.S. Dollars (US$160,000,000), less any amounts up to US$160,000,000 paid by Telenor East Invest in damages or as the result of a settlement of any claim arising from any failure to duly, completely and timely perform and/or fulfill any obligation under any of the Transaction Agreements, and that the Beneficiaries will have no further recourse to the Guarantor hereunder.


                                   ARTICLE VII
                            MISCELLANEOUS PROVISIONS

         7.1. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by courier to the parties at the following addresses or facsimile numbers:

         If to the Guarantor, to:

                  Telenor ASA
                  Universitetsgaten 2
                  N-0130 Oslo
                  Norway
                  Attention:  Henrik Torgersen

                  Facsimile No.: +47 22 77 91 59

                  with a copy to:

                  Advokatene i Telenor
                  Universitetsgaten 2
                  N-0130 Oslo
                  Norway
                  Attention:  Bjorn Hogstad

                  Facsimile No.:  +47 22 11 44 61


         If to VIP, to:

                  OAO "Vimpel-Communications"
                  10 Ulitsa 8-Marta
                  Building 14
                  125083 Moscow
                  Russian Federation
                  Attention:    Chief Executive Officer

                  Facsimile No.:  +7 095 755 3682

                  with a copy to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  7 Gasheka Street, Ducat Place II
                  123056 Moscow
                  Russian Federation
                  Attention:  Melissa J. Schwartz

                  Facsimile No.:  +7 095 974 2412

         If to VIP-R, to:

                  ZAO "VimpelCom-Region"
                  10 Ulitsa 8-Marta
                  Building 14
                  125083 Moscow
                  Russian Federation
                  Attention:    General Counsel

                  Facsimile No.:  +7 095 755 3682

                  with a copy to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  7 Gasheka Street, Ducat Place II
                  123056 Moscow
                  Russian Federation
                  Attention:  Melissa J. Schwartz

                  Facsimile No.:  +7 095 974 2412

                  and a copy to:

                  Herbert Smith CIS Legal Services
                  24, Korobeinikov Pereulok,
                  119034 Moscow
                  Russian Federation
                  Attention:  Vladimir Afonkin

                  Facsimile No.:  +7 095 363 6501

         If to Eco Telecom, to:

                  21, Novy Arbat
                  121019 Moscow
                  Russian Federation
                  Attention:  Stanislav Shekshnya

                  Facsimile No.: +7095 202 8364
                  with a copy to:

                  OOO Alfa-Eco
                  21, Novy Arbat
                  121019 Moscow
                  Russian Federation
                  Attention:  Stanislav Shekshnya

                  Facsimile No.:  +7 095 201 5914

                  and a copy to:

                  Herbert Smith CIS Legal Services
                  24, Korobeinikov Pereulok
                  119034 Moscow
                  Russian Federation
                  Attention:  Vladimir Afonkin

                  Facsimile No.: +7 095 363 6501


All such notices, requests and other communications will (a) if delivered personally against receipt to the address as provided in this Section 7.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 7.1, be deemed given upon receipt, and (c) if delivered by courier in the manner described above to the address as provided in this Section 7.1, be deemed given upon confirmed receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 7.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

         7.2. Entire Agreement. This Agreement, together with the Transaction Agreements, supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contains the sole and entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof.

         7.3. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

         7.4. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

         7.5. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person.

         7.6. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned or transferred by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

         7.7. Headings. The headings contained in this Agreement are for convenience of reference only, and do not form a part hereof and in no way interpret or construe the provisions hereof.

         7.8. No Joint Venture. Nothing contained herein shall be construed to constitute a joint venture or an agency or partnership relationship among any of the parties hereto.

         7.9. Arbitration; Consent to Jurisdiction; Service of Process; Waiver of Sovereign Immunity.

         (a) Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration by a panel of three (3) arbitrators under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the "UNCITRAL Rules") in accordance with the following terms and conditions:

         (i) In the event of any conflict between the UNCITRAL Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

         (ii) The place of the arbitration shall be Geneva, Switzerland.

         (iii) Where there is only one claimant party and one respondent party, each shall appoint one arbitrator in accordance with the UNCITRAL Rules, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the UNCITRAL Rules within thirty (30) days from the appointment of the second arbitrator. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the International Court of Arbitration of the International Chamber of Commerce, acting in accordance with such rules as it may adopt for this purpose. Where there is more than one claimant party, or more than one respondent party, all claimants and/or all respondents shall attempt to agree on their respective appointment(s). In the event that all claimants and all respondents cannot agree upon their respective appointments(s) within thirty (30) Business Days of the date of the notice of arbitration, all appointments shall be made by the International Court of Arbitration of the International Chamber of Commerce.

         (iv) The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.

         (v) The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each party hereto retains the right to seek interim, provisional or conservatory measures from judicial authorities and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

         (vi) The award of the arbitrators shall be final and binding on the parties to this Agreement.

         (vii) The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction.

         (b) Except for arbitration proceedings pursuant to Section 7.9(a), no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the parties to this Agreement in connection with any matter arising out of or in connection with this Agreement.

         (c) Each party hereto irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, USA, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any judicial action, suit or proceeding permitted by Section 7.9(b), with the same effect as if such party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the party effecting such service shall also deliver a copy thereof on the date of such service to the other parties by facsimile as specified in Section 7.1. Each party to this Agreement will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected party will appoint a successor agent and attorney in New York reasonably satisfactory to each other party, with like powers. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, in connection with any such action, suit or proceeding, and agrees that any such action, suit or proceeding may be brought in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 7.9 and shall not be deemed to be a general submission to the jurisdiction of said courts of or in the State of New York other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction in a manner not inconsistent with Section 7.9(b).

         (d) Each of the Guarantor and Beneficiaries hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and each of the other Principal Agreements to which it is a party and in performing its obligations hereunder and thereunder, and each of the Guarantor and Beneficiaries hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement or any of the Principal Agreements and any other document or instrument contemplated hereby or thereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

         7.10. Invalid Provisions. If any provision in this Agreement or any other document executed in connection herewith is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (i) any other provision of this Agreement or any such other document in such jurisdiction or (ii) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

         7.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

         7.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which constitute one and the same instrument

         7.13. Expenses. Each party shall pay its own expenses and costs incidental to its negotiation, execution, delivery and performance of this Agreement.


         [Remainder of Page Intentionally Blank; Signature Pages Follow]

                  IN WITNESS WHEREOF, this Guarantee Agreement has been duly executed and delivered by each party hereto as of the day and year first above written.

                                 The Guarantor:

                                   TELENOR ASA


                                By /s/ Tron Ostby
                                   ---------------------------
                                   Name: Tron Ostby
                                   Title: Attorney-in-Fact


                               The Beneficiaries:


                                OPEN JOINT-STOCK COMPANY
                                "VIMPEL-COMMUNICATIONS"


                                By /s/ Dmitri B. Zimin
                                   ----------------------------
                                   Name: Dmitri B. Zimin
                                   Title: President

                                By /s/ Vladimir M. Bychenkov
                                   ----------------------------
                                   Name: Vladimir M. Bychenkov
                                   Title: Chief Accountant


                                CLOSED JOINT-STOCK COMPANY
                                "VIMPELCOM-REGION"


                                By /s/ Maurice Worsfold
                                   -----------------------------
                                   Name: Maurice Worsfold
                                   Title: Attorney-in-Fact

                                By /s/ Galina V. Nesterova
                                   -----------------------------
                                   Name: Galina V. Nesterova
                                   Title: Chief Accountant

                               ECO TELECOM LIMITED


                                By /s/ Serge Barychkov
                                   -----------------------------
                                   Name: Serge Barychkov
                                   Title: Attorney-in-Fact

                                                                      Exhibit T

THIS AGREEMENT IS DATED MAY 30, 2001

BETWEEN:

1. ECO TELECOM LIMITED a company organized and existing under the laws of Gibraltar (the "INVESTOR");

2. OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS", an open joint stock company organized and existing under the laws of the Russian Federation ("VIP");

3. CLOSED JOINT STOCK COMPANY "VIMPELCOM-REGION", a closed joint stock company organized and existing under the laws of the Russian Federation ("VIP-R" and, together with the Investor and VIP, collectively, the "TRANSACTION PARTIES"); and

4. CITIBANK T/O (OOO), a commercial bank organized and existing under the laws of the Russian Federation (the "ACCOUNT BANK" and, together with the Transaction Parties, collectively, the "PARTIES")

WHEREAS:

(A) Concurrently with the execution and delivery of this Agreement, the Transaction Parties are entering into a series of agreements, pursuant to which certain Transaction Parties intend, among other things, to invest in VIP and VIP-R (the transactions contemplated by such agreements being, collectively, the "TRANSACTION");

(B) The Investor is a party to that certain Primary Agreement dated on the date of this Agreement (the "VIP PRIMARY AGREEMENT"), pursuant to which VIP has agreed to issue and sell, and the Investor has agreed to subscribe for and purchase, 5,150,000 shares of VIP common stock ("VIP STOCK") on the terms and subject to the conditions set forth therein;

(C) The Investor, VIP, and VIP-R are parties to that certain VIP-R Primary Agreement dated on the date of this Agreement (the "VIP-R PRIMARY AGREEMENT"), pursuant to which, inter alia, VIP-R has agreed to issue and sell, and VIP has agreed to subscribe for and purchase, certain shares of VIP-R voting capital stock ("VIP-R STOCK") on the terms and subject to the conditions set forth therein;

(D) As part of the Transaction, at the "Closing" under and as defined in the VIP Primary Agreement (the "CLOSING") and the "First Closing" under and as defined in the VIP-R Primary Agreement, the Investor is to pay US$103,000,000 (the "INVESTOR'S PURCHASE PRICE"), and VIP is to take the Investor's Purchase Price and use it to pay VIP-R for VIP-R Stock;

(E) The Investor, VIP and Citibank, NA., a commercial bank organized and existing under the laws of the United States of America acting through its London Branch (the "ESCROW AGENT") are parties to that certain Escrow Agreement dated on the date of this Agreement (the "ESCROW AGREEMENT") pursuant to which the Investor has deposited a portion of the Investor's Purchase Price equal to US$50,000,000 (the "INITIAL DEPOSIT AMOUNT") in escrow with the Escrow Agent for disbursement in accordance with the Escrow Agreement; and

(F) To facilitate the Transaction, the Transaction Parties have requested the Account Bank to open certain accounts and make certain transfers and conversions in accordance with the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.       INTERPRETATION

(1) The definitions of the terms listed on SCHEDULE 5 may be found at the location specified therein. In addition, the following terms shall have the meanings specified below:

         "BUSINESS DAY" means a day other than a Saturday, a Sunday, or any day on which banks in any of London, England, Moscow, Russia, New York, USA and Oslo, Norway are authorized or obliged to close.

         "CLOSING DATE" shall mean the date notified as such in the Preliminary Closing Notice which date shall be no later than the Latest Closing Date and at least 5 (five) Business Days after the receipt by the Account Bank from VIP of such Preliminary Closing Notice.

         "CLOSING DEPOSIT AMOUNT" means US$53,000,000 in cleared funds.

         "ESCROW AGENT FUNDING NOTICE" means a notice from the Escrow Agent to the Account Bank and the Transaction Parties by the close of business (London time) on the Business Day preceding the Closing Date stating that, subject to receipt of (i) a Final Closing Notice from the Investor and VIP and (ii) a Readiness Notice from the Account Bank, the transfer of the Initial Deposit Amount to the VIP Dollar Account will be effected by the Escrow Agent on the Closing Date.

         "FINAL CLOSING NOTICE" means a notice from the Investor and VIP to the Account Bank substantially in the form of SCHEDULE 3 with the dates appropriately completed.

         "LATEST CLOSING DATE" shall mean November 30, 2001 or such later date, not later than the sixth Business Day after November 30, 2001, as the Investor and VIP may notify the other Parties in writing signed by both the Investor and VIP and delivered to the other Parties on or before the first Business Day after November 30, 2001, in accordance with CLAUSE 9.

         "PRELIMINARY CLOSING NOTICE" means a notice from VIP to the Account Bank substantially in the form of SCHEDULE 1 with the dates appropriately completed.

         "READINESS NOTICE" means a notice from the Account Bank to the Escrow Agent substantially in the form of SCHEDULE 4 with the date appropriately completed.

         "RUBLES" means the lawful currency of the Russian Federation.

         "SPECIAL SERVICES FEE AMOUNT" means an amount equal to all amounts received by the Investor under CLAUSE 5(2)(iii)(bb) and CLAUSE 5(2)(iii)(cc) of the Escrow Agreement in respect of interest on the Principal Amount from the Meeting Date (both as defined in the Escrow Agreement) to but excluding the Closing Date.

         "TERMINATION NOTICE" means a notice from the Investor and VIP to the Escrow Agent (with a copy to the Account Bank) substantially in the form of SCHEDULE 2 with the dates appropriately completed.

         "US$" means lawful currency of the United States of America.

         "VIP DOLLAR ACCOUNT" shall mean US$ denominated account number 40702840400700474054 in the name of and for the benefit of VIP with the Account Bank.

         "VIP RUBLE ACCOUNT" shall mean Ruble denominated account number 40702810600700474062 in the name of and for the benefit of VIP with the Account Bank

         "VIP RUBLE REGULAR ACCOUNT" shall mean Ruble denominated account number 40702810800700474011 in the name of and for the benefit of VIP with the Account Bank.

         "VIP-R RUBLE ACCOUNT" shall mean Ruble denominated account number 40702810800700809013 in the name of and for the benefit of VIP-R with the Account Bank.

         (2)      Construction

         The index to and headings in this Agreement are for convenience only and should not be taken into account in construing this Agreement.

2.       APPOINTMENT OF ACCOUNT BANK

         The Transaction Parties hereby appoint the Account Bank to take any and all actions with respect to the Investor Dollar Account, VIP Dollar Account, VIP Ruble Account, VIP Ruble Regular Account and VIP-R Ruble Account as may be necessary to satisfy the terms and conditions of this Agreement, and the Account Bank hereby accepts such appointment.

3.       THE ESCROW ACCOUNT; ACCOUNTS WITH ACCOUNT BANK

         (1) The Investor has the following bank account (the "ESCROW ACCOUNT") in the name of and for the benefit of the Investor with the Escrow Agent: Purchase Account, designated account number 10111759 denominated in US$. The Investor shall open a US$ denominated account in the name of and for the benefit of the Investor (the "INVESTOR DOLLAR ACCOUNT") with the Account Bank no later than July 1, 2001. The Investor Dollar Account shall be maintained solely for the purpose, and on the terms and subject to the conditions, of this Agreement.

         (2) VIP has the VIP Dollar Account, the VIP Ruble Account, and the VIP Ruble Regular Account with the Account Bank. The VIP Dollar Account and VIP Ruble Account shall be maintained solely for the purpose, and on the terms and subject to the conditions, of this Agreement.

         (3) VIP-R has the VIP-R Ruble Account with the Account Bank. The VIP-R Ruble Account shall be maintained solely for the purpose, and on the terms and subject to the conditions, of this Agreement.

4.       TRANSACTION PARTY UNDERTAKINGS

         (1) VIP or the Investor and VIP, as applicable, shall give the Account Bank notices, or copies thereof, as follows:

                  (i) PRELIMINARY CLOSING NOTICE. No later than five (5) Business Days before the Closing Date, VIP shall deliver a duly executed Preliminary Closing Notice substantially in the form of SCHEDULE 1 hereto, signed by VIP, to the Account Bank.

                  (ii) TERMINATION. If, pursuant to the Escrow Agreement, the Investor and VIP shall deliver a Termination Notice substantially in the form of SCHEDULE 2 hereto, signed by the Investor and VIP, to the Escrow Agent, then contemporaneously therewith, the Investor and VIP shall deliver a copy of such Termination Notice to the Account Bank.

         (2) The Investor shall deposit the Closing Deposit Amount in the Investor Dollar Account no later than the close of business (Moscow time) two (2) Business Days before the Closing Date or such later time, not later than 10:30 a.m. (Moscow time) on the Closing Date, as may be acceptable to the Account Bank in its sole discretion. No later than the close of business, Moscow time, on the first and second Business Days before the Closing Date, the Account Bank shall advise VIP and the Investor in writing whether or not the Account Bank has received the Closing Deposit Amount and holds such amount in the Investor Dollar Account and, if the Account Bank does not hold such amount in such account, whether or not the Account Bank has received US$ in cleared funds (not consisting of the Initial Deposit Amount or any portion thereof received by the Account Bank from the Escrow Agent) in the amount of the Closing Deposit Amount for deposit in the VIP Dollar Account and the Account Bank holds such sum in the VIP Dollar Account in accordance with CLAUSE 5(2)(I). The Investor and VIP hereby expressly authorize the Account Bank to provide such information.

         (3) No later than the close of business, Moscow time, two (2) Business Days before the Closing Date, the Investor and VIP shall execute and deliver in person to the Account Bank customary documentation required by the Account Bank and such supporting documents as may be required under applicable law, including, without limitation, foreign exchange regulations (collectively the "TRANSFER DOCUMENTS") in connection with all the transfers and currency conversions contemplated by this Agreement to be effected on the Closing Date. All Transfer Documents shall be in form acceptable to the Account Bank.

         (4) In case the Account Bank is unable to obtain in the market on the Closing Date the Conversion Exchange Rate, the Account Bank shall nevertheless process the Conversion at the Conversion Exchange Rate in accordance with CLAUSE 5(2). VIP shall immediately indemnify the Account Bank against any and all losses incurred by the Account Bank as a result of the actual rate of exchange being different from the Conversion Exchange Rate. Hereby, VIP expressly authorizes the Account Bank to charge the amount of such loss in Rubles on the Closing Date or such later date as the Account Bank may select from the VIP Ruble Regular Account. Hereby, VIP commits to have for this purpose in the VIP Ruble Regular Account on the Closing Date a balance in Rubles of not less than one percent (1%) of the amount calculated as follows:

                  (i) the total amount (in Ruble equivalent at the official exchange rate for US$ of the Russian Central Bank as in effect for the Closing Date) to be converted from US$ into Rubles on the Closing Date in accordance with CLAUSE 5(2); less

                  (ii) the total amount (in Ruble equivalent at the official exchange rate for US$ of the Russian Central Bank as in effect for the Closing Date) to be converted for whatever reason (as part of the Transaction or otherwise) from Rubles into US$ by VIP and its subsidiaries on the Closing Date.

         VIP shall, and if applicable shall cause its subsidiaries to, provide the Account Bank with all instructions necessary in the Account Bank's opinion for the currency conversions referred to in item (ii) above at the time specified for delivery of the Transaction Documents in CLAUSE 4(3). If any of the conversions referred to in item (ii) above are, in the opinion of the Account Bank, impossible to process for any reason (including, but not limited to, the foreign exchange regulations of the Russian Federation), such conversions will be excluded from item (ii) above for the purpose of the calculations above. The Account Bank shall not include its foreign exchange commission in the calculation of the exchange rate for the Conversion. VIP hereby expressly authorizes the Account Bank to charge the amount of such commission in Rubles on the Closing Date or such later date as the Account Bank may select from the VIP Ruble Regular Account.

         (5) If the conditions precedent to the obligations of the Investor under Article VIII of the VIP Primary Agreement (other than delivery of the VIP Stock and payment by Telenor East Invest AS of its portion of the "Purchase Price" as defined in the VIP Primary Agreement) and the conditions precedent to the obligations of VIP under Article IX of the VIP Primary Agreement (other than payment of the "Purchase Price" as defined in the VIP Primary Agreement) have then been satisfied or waived, then no later than 10:00 a.m. (Moscow time) on the Closing Date, or such later time, not later than 10:45 a.m. (Moscow time) on the Closing Date as may be acceptable to the Account Bank in its sole discretion (the "LATEST FINAL CLOSING NOTICE TIME"), the Investor and VIP shall execute and deliver in person to the Account Bank a Final Closing Notice substantially in the form of SCHEDULE 3.

         (6) If there is a Dollar Overdraft Amount in the VIP Dollar Account at the end of any Moscow Business Day, VIP shall pay on demand of the Account Bank the amount of such Dollar Overdraft Amount outstanding at the end of such Moscow Business Day, together with interest thereon calculated in accordance with CLAUSE 4(7) in US$ by credit to the VIP Dollar Account. VIP hereby authorizes the Account Bank, if and to the extent that payment of any Dollar Overdraft Amount outstanding at the end of a Moscow Business Day is not made by VIP upon demand or when otherwise due hereunder, to charge from time to time (i) prior to the completion of the transfers and conversions to be made in accordance with CLAUSE 5(2) and CLAUSE 5(4), the balance of any US$ account of VIP with the Account Bank other than the VIP Dollar Account and (ii) after the completion of such transfers and conversions, the balance of any US$ account of VIP with the Account Bank, to make such payment.

         (7) Interest shall be computed daily on the Dollar Overdraft Amount and shall be payable monthly on the last day of each calendar month, and on demand of the Account Bank, at a fluctuating rate per annum set by the Account Bank (the "DOLLAR OVERDRAFT RATE") and notified to VIP in accordance with CLAUSE 9. The Dollar Overdraft Rate on the date of this Agreement is 12 percent (12%) per annum; provided, that the Account Bank may revise such rate at the beginning of any calendar month by notice to VIP in accordance with CLAUSE 9. Computations of interest shall be made by the Account Bank on the basis of a year of 365/6 days for the actual number of days (excluding the first day but including the last day) occurring in the period for which interest is payable. Whenever any payment hereunder shall be stated to be due on a day other than a day on which banks are not required or authorized by law to close in Moscow (any such other day being a "MOSCOW BUSINESS DAY"), such payment shall be made on the next succeeding Moscow Business Day, and such extension of time shall be included in the computation of interest payable. The Account Bank will, from time to time, prepare and send to VIP statements of the VIP Dollar Account showing the charges made thereto, the Dollar Overdraft Amount, and interest thereon. Such statements, and any photocopies of items and other records held by the Account Bank relating to the Investor Dollar Account and to the VIP Dollar Account, the VIP Ruble Account, VIP Ruble Regular Account or any of VIP or its subsidiaries' other accounts with the Account Bank, shall constitute evidence of the relevant matter hereunder.

         (8) For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Account Bank will be available beyond the customary end of the Moscow Business Day on the Closing Date for as long as necessary to receive the transfer of the Initial Deposit Amount from the Escrow Agent in accordance with the Escrow Agreement, and will not charge interest in respect of any overdraft in the VIP Dollar Account at the customary end of such Moscow Business Day to the extent that such overdraft is removed prior to the beginning of the following Moscow Business Day.

         (9) The Investor will provide a copy of any payment confirmation or other account information reflecting payment of any amounts received by the Investor under CLAUSE 5(2)(iii)(bb) and CLAUSE 5(2)(iii)(cc) of the Escrow Agreement promptly upon receipt thereof.

5.       OPERATING PROCEDURES

         (1) Except as otherwise expressly provided in this Agreement and the Schedules hereto (as amended from time to time), all determinations of Ruble equivalents of amounts of US$ for payments to be made pursuant to this Agreement shall be at the official rate of the Russian Central Bank as in effect for the Moscow Business Day preceding the date of such payment.

         (2) Subject to timely (including with reference to any extension of time to deposit the Closing Deposit Amount in the Investor Deposit Account or any extension of the time to deliver the Final Closing Notice granted by the Account Bank in its sole discretion pursuant to CLAUSE 4(2) or CLAUSE 4(5), as applicable) receipt by the Account Bank of all of the following:

                  (i) cleared funds in the amount of the Closing Deposit Amount for deposit in the Investor Dollar Account or cleared funds (not consisting of the Initial Deposit Amount or any portion thereof received by the Account Bank from the Escrow Agent) in the amount of the Closing Deposit Amount for deposit in the VIP Dollar Account;

                  (ii)     all of the Transfer Documents as specified in CLAUSE
                           4(3);

                  (iii) an Escrow Agent Funding Notice signed by the Escrow Agent; and

                  (iv) a Final Closing Notice signed by the Investor and VIP;

         and the further conditions that:

                  (w) in the reasonable opinion of the Account Bank there is no reason (any such reason being a "COMPLETION DIFFICULTY") for any of the currency conversions and transfers contemplated by this CLAUSE 5 to be illegal or otherwise impossible to process (in particular, but without limiting the generality of this condition, it shall be a Completion Difficulty if any of the accounts which are to be used in the course of such currency conversions and transfers are frozen by the tax authorities);

                  (x) after giving effect to any overdraft in the VIP Dollar Account resulting from the conversion contemplated by this CLAUSE 5(2), the aggregate of all overdrafts in the VIP Dollar Account (such aggregate at any time outstanding being the "DOLLAR OVERDRAFT AMOUNT") shall not exceed Fifty-Five Million U.S. Dollars (US$55,000,000); and

                  (y) the Account Bank has not then received notice from the Escrow Agent that the Escrow Agent will not, notwithstanding the Escrow Agent Funding Notice, transfer the Initial Deposit Amount to the VIP Dollar Account on the Closing Date;

         the Account Bank shall, no later than 10:45 a.m., Moscow time, on the Closing Date upon presentment by VIP of an instruction to sell up to One Hundred and Twenty Million U.S. Dollars (US$120,000,000) from the VIP Dollar Account and place the Ruble proceeds of such sale to the VIP Ruble Account, commence the processing of such currency conversion (the "CONVERSION") at the exchange rate (the "CONVERSION EXCHANGE RATE") which is the higher of (i) the actual market rate the Account Bank offers to its clients on the Closing Date and (ii) the Russian Central Bank rate for the Moscow Business Day preceding the Closing Date.

         (3) At or before the time that the Account Bank begins to process the Conversion and the transfers contemplated by CLAUSE 5(4) in accordance with this Agreement and in such event no later than 10:45 a.m. (Moscow time) on the Closing Date, the Account Bank shall (i) deliver by facsimile a Readiness Notice substantially in the form of SCHEDULE 4 hereto, signed by the Account Bank, to the Escrow Agent and the Transaction Parties at the addresses for the Escrow Agent and the Transaction Parties specified in CLAUSE 9 and (ii) (unless such sum is already on deposit in the VIP Dollar Account) transfer the Closing Deposit Amount from the Investor Dollar Account to the VIP Dollar Account with details of payment as follows:

                  PAYMENT BY ECO TELECOM LIMITED FOR NEWLY ISSUED SHARES OF OJSC "VIMPEL-COMMUNICATIONS" PURSUANT TO SALE-PURCHASE AGREEMENT NO. AV-01, RUSSIAN CENTRAL BANK REGULATION 660-U.

         (4) As soon as reasonably practicable after completion of the Conversion, the Account Bank shall:

                  (i) credit the Rubles generated from the Conversion to the VIP Ruble Account;

                  (ii) transfer in accordance with SCHEDULE 6 from the VIP Ruble Account to the VIP-R Ruble Account the Ruble equivalent of the US$ amount specified and with details of payment as specified in SCHEDULE 6;

                  (iii) transfer in accordance with SCHEDULE 7 from the VIP Ruble Regular Account to the VIP-R Ruble account the Ruble equivalent of the US$ amount specified and with details of payment as specified in SCHEDULE 7; and

                  (iv) transfer, in accordance with SCHEDULE 8 from the VIP-R Ruble Account, the Ruble equivalents of the US$ amounts, with the details of payment, and to the accounts specified in SCHEDULE 8.

         The Account Bank shall promptly confirm in writing to VIP, VIP-R and the Investor in the form of standard banking documents (including statements of accounts and other similar documents) issued by the Account Bank that it has effected the Conversion and transfers to be made in accordance with CLAUSE 5(2), CLAUSE 5(3) and this CLAUSE 5(4). The Investor, VIP and VIP-R hereby expressly authorize the Account Bank to provide information and documents related to the Investor Dollar Account, VIP Dollar Account, VIP Ruble Account and VIP-R Ruble Account to the Transaction Parties for the purpose of confirming the completion of the transactions contemplated in CLAUSE 5(2), CLAUSE 5(3) and this CLAUSE 5(4).

         (5) Until the termination of this Agreement all funds on deposit in the Investor Dollar Account, VIP Dollar Account, VIP Ruble Account and VIP-R Ruble Account shall be used exclusively in accordance with CLAUSE 5, including, without limitation, this CLAUSE 5(5).

         (6) The Account Bank shall pay the Investor interest on the sums on deposit from time to time in the Investor Dollar Account as may be agreed by the Account Bank and the Investor in a separate writing; provided, that the Account Bank shall not disburse the principal from time to time on deposit in the Investor Dollar Account except in accordance with this Agreement.

         (7) VIP and VIP-R may amend SCHEDULE 8 hereto from time to time by delivering an amended SCHEDULE 8 to the other Parties in accordance with CLAUSE 9, which amendment shall state expressly that such amended SCHEDULE 8 is to replace the
                  SCHEDULE 8 hereto (or any prior amendment to SCHEDULE 8 delivered in accordance with this CLAUSE 5(7)) and shall be signed by both an officer of VIP and by both the Chief Executive Officer and the Chairman of the Board of VIP-R. No such amendment shall take effect until five (5) Business Days after the amended SCHEDULE 8 is received by the Account Bank. For purposes of this CLAUSE 5(7), an amendment shall be deemed received by the Account Bank upon written confirmation of such receipt by the Account Bank to the Transaction Parties.

         (8) Each of the Transaction Parties hereby irrevocably and expressly instructs the Account Bank to make, and consents to, all disbursements, transfers and payments provided for in this Agreement; provided that the Account Bank shall not comply with any amendment to SCHEDULE 8 delivered to the Account Bank in accordance with CLAUSE 5(7) herein if such amendment requires the Account Bank to disburse, transfer, convert or pay funds from the VIP-R Ruble Account in excess of the aggregate amount of funds the Account Bank is instructed to credit to the VIP-R Ruble Account as specified in CLAUSE 5(4) of this Agreement. Except as necessary or desirable in connection with the transfers contemplated by this Agreement, none of the Transaction Parties shall submit any Transfer Documents to the Account Bank in respect of the Investor Dollar Account, the VIP Dollar Account, the VIP Ruble Account and/or the VIP-R Ruble Account.

         (9) The Account Bank shall be fully protected in relying on any Final Closing Notice and shall not have any responsibility for determining whether or not any conditions precedent to the obligations of the Investor or the obligations of VIP under the VIP Primary Agreement have been satisfied or waived. If, on or before the Latest Final Closing Notice Time, the Account Bank shall not have received a duly executed Final Closing Notice signed by the Investor and VIP or shall determine that a Completion Difficulty exists, then it shall not commence the Conversion or the transfers contemplated by CLAUSE 5(3) and 5(4) and (i) if the Closing Deposit Amount has been deposited in the Investor Dollar Account in accordance with CLAUSE 4(2), the Account Bank shall retain or return the Closing Deposit Amount to the Investor as the Investor shall instruct the Account Bank, (ii) any Preliminary Closing Notice delivered to the Account Bank pursuant to CLAUSE 4(1)(i) shall be void and without effect, (iii) if the Account Bank has determined that a Completion Difficulty exists, it shall promptly notify each of the Transaction Parties and the Escrow Agent and (iv) this Agreement shall remain in effect as if such Preliminary Closing Notice had not been so delivered to the Account Bank.

         (10) Except as specifically provided in this Agreement, the Account Bank shall have no duties or responsibilities and shall not be liable hereunder save for its own gross negligence or willful default. The Parties agree that, notwithstanding any term of this Agreement to the contrary, the Account Bank shall have no liability for following instructions relating to any and all transfers of funds from or into bank accounts governed by this Agreement if required or prohibited by Russian law, as applicable, whether such instructions are from governmental entities, the account holder, or any other person entitled under Russian law to give such instructions. The Account Bank shall not be liable for its failure to complete any transaction performed pursuant to this Agreement, including currency conversions and transfers between accounts of the Parties, resulting from limitations imposed by applicable laws, acts of government bodies, officials, or other acts beyond the control of the Account Bank, including market conditions. The Account Bank shall be entitled to rely upon any order, judgment, certification, demand, notice, or other written instrument delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or validity or the service thereof. The Account Bank may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

6.       ACCOUNTS WITH ACCOUNT BANK

         It is further agreed that the Account Bank does not have any interest in any amount deposited in the Investor Dollar Account, VIP Dollar Account, VIP Ruble Account, or VIP-R Ruble Account hereunder but is serving as custodian only. Except as expressly provided in this Agreement to the contrary, none of the funds in the Investor Dollar Account, VIP Dollar Account, VIP Ruble Account, or VIP-R Ruble shall be subject to any lien or attachment by any creditor of any party (other than those arising by operation of law) and all of such funds shall be used solely for the purpose set forth in this Agreement.

7.       [INTENTIONALLY OMITTED]

8.       FEES AND EXPENSES

         (1) In consideration of the performance of its role under this Agreement, VIP and the Investor shall pay to the Account Bank a Banking Service Fee of US$15,000, which is due and payable in equal amounts by each of VIP and the Investor within thirty
                  (30) days of presentment of an invoice for such fee.

         (2) As additional consideration for the performance by the Account Bank of its role under this Agreement, the Investor shall pay the Account Bank a fee in the amount of the Special Services Fee Amount on the tenth (10th) Business Day after the Closing, subject to timely receipt of interest from the Escrow Agent in accordance with the Escrow Agreement. Such fee shall not be payable if the Closing does not occur.

         (3) All amounts of whatever nature payable to, and recoverable by, the Account Bank pursuant to the terms of this Agreement shall be payable, without set-off or counterclaim, by the Transaction Parties, as applicable, on the earlier of the date specified in this Agreement and thirty (30) Business Days following the receipt of any invoice from the Account Bank, which invoice shall be delivered to VIP and the Investor in accordance with CLAUSE 9 hereof.

9.       NOTICES

         All communications required pursuant to this Agreement shall be addressed to the respective party as follows:

         (1)      If to the Investor, to:

                  Eco Telecom Limited
                  Suite 2, 4 Irish Place
                  Gibraltar
                  Attention:  Franz Wolf
                  Fax:  +350-41988

                  OOO Alfa-Eco
                  21, Novy Arbat
                  121019 Moscow
                  Russian Federation
                  Attention:  Stanislav Shekshnya

                  Fax:  +7 095  201 5914

                  and a copy to:

                  Herbert Smith CIS Legal Services
                  24, Korobeinikov Pereulok
                  119034 Moscow
                  Russian Federation
                  Attention:   Vladimir Afonkin

                  Fax:   +7 095 363 6501

         (2)      If to the Escrow Agent, to:

                  Citibank, N.A.
                  Cottons Centre
                  Hay's Lane
                  London SE1 2QT
                  Attention:   Carl Hardie/Mark O'Hare

                  Fax:     (+44 20) 7500 5857/2931

         (3)      If to VIP, to:

                  OJSC "Vimpel-Communications"
                  10-12, Ulitsa 8-Marta
                  125803, Moscow
                  Russian Federation
                  Attention:  Jo Lunder

                  Fax:   +7 095 755 3682

                  with a copy to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  Ducat Place II
                  7, Ulitsa Gasheka
                  123056, Moscow
                  Russian Federation
                  Attention:  Melissa J. Schwartz

                  Fax:   +7 095 974 2412

         (4)      If to VIP-R, to:
                  CJSC "Vimpelcom-R"
                  10-12, Ulitsa 8-Marta
                  125803, Moscow
                  Russian Federation
                  Attention: General Counsel

                  Fax: +7 095 755 3682

                  with a copy to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  Ducat Place II
                  7, Ulitsa Gasheka
                  123056, Moscow
                  Russian Federation
                  Attention:  Melissa J. Schwartz

                  Fax:   +7 095 974 2412; and

                  Herbert Smith CIS Legal Services
                  24, Korobeinikov Pereulok,
                  119034 Moscow
                  Russian Federation
                  Attention:   Vladimir Afonkin

                  Fax:   +7 095 363 6501


         (5)      If to the Account Bank, to:

                  Citbank T/O (OOO)
                  8-10 Gasheka St.
                  125047 Moscow, Russian Federation
                  Attention:  Andrei Silkin

                  Fax:   +7 095 725 6892

         All such notices, requests and other communications will (a) if delivered personally to the address provided in this CLAUSE 9, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number provided in this Clause 9, be deemed given upon printed electronic confirmation of receipt, and (c) if delivered by courier to the address provided in this CLAUSE 9, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this CLAUSE 9). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices hereunder by giving notice of such change to the other Parties.

10.      GENERAL

         (1) This Agreement shall be binding upon and inure solely for the benefit of the Parties and their respective successors and assigns. Unless otherwise expressly permitted by this Agreement, no Party may assign or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties.

         (2) No Party shall be bound by any amendment or modification of this Agreement, including the transfer of any interest hereunder, unless such amendment or modification is in writing and signed by or on behalf of each Party; provided, however, that the Parties shall be bound by any amendment to SCHEDULE 8 hereto effected in accordance with the provisions of this Agreement.

         (3) Terms of this Agreement may only be waived by written consent signed by or on behalf of each Party. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision and any extension of time for the performance of any obligation shall not be deemed to be an extension of time for the performance of any other obligation.

         (4)      Governing Law; Arbitration; Waiver of Sovereign Immunity

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the Russian Federation.

                  (b) Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled in the Arbitrazh Court of the City of Moscow in accordance with the applicable laws of the Russian Federation.

                  (c) Each of the Transaction Parties and the Account Bank hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and in performing its obligations hereunder, and each of the Transaction Parties and the Account Bank hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement and any other document or instrument contemplated hereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

         (6) If any provision in this Agreement or any other document executed in connection herewith is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (i) any other provision of this Agreement or any such other document in such jurisdiction or (ii) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

         (7) This Agreement may be executed in any number of counterparts, each having the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

         (8) There are no third party beneficiaries of this Agreement and this Agreement may not be enforced by anyone that is not a Party.

         (9) Each of the Transaction Parties shall provide to the Account Bank all instruments and documents within their respective powers to provide that are necessary for the Account Bank to perform its duties and responsibilities hereunder.

         (10) Unless otherwise agreed in writing by the Transaction Parties, the Account Bank shall not be entitled to appoint any sub-agents for performance of any rights or obligations under this Agreement.

11.      TERMINATION

         This Agreement shall terminate and the Account Bank shall be discharged from all duties and liabilities hereunder, only upon such date as the Account Bank shall have distributed all sums deposited in the Investor Dollar Account, the VIP Dollar Account, the VIP Ruble Account, and the VIP-R Ruble Account in accordance with this Agreement, without prejudice to the rights of the Parties accruing hereunder during the term of this Agreement. CLAUSES 4(4), 5(9), 5(10), 8 and 10 of this Agreement shall survive the termination of this Agreement.

12.      EFFECTIVE DATE

         This Agreement shall come into effect upon signing thereof.

                     [Remainder of Page Intentionally Blank]

IN WITNESSETH WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                           THE INVESTOR

                           ECO TELECOM LIMITED

                           By: /s/ Serge Barychkov
                               Name: Serge Barychkov
                               Title: Attorney-in-Fact

                           VIP

                           OPEN JOINT STOCK COMPANY
                           "VIMPEL-COMMUNICATIONS"

                           By: /s/ Dmitri B. Zimin
                               Name: Dmitri B. Zimin
                               Title: President

                           By: /s/ Vladimir M. Bychenkov
                               Name:  Vladimir M. Bychenkov
                               Title:  Chief Accountant


                           VIP-R

                           CLOSED JOINT STOCK COMPANY
                           "VIMPELCOM-REGION"

                           By: /s/ Maurice Worsfold
                               Name:  Maurice Worsfold
                               Title:  Authorized Person

                           By: /s/ Galina Nesterova
                               Name:  Galina Nesterova
                               Title: Chief Accountant

                           THE ACCOUNT BANK

                           CITIBANK T/O (OOO)

                           By: /s/ Murali Subramanian
                               Name:  Murali Subramanian
                               Title:  Vice President

                           By: /s/ Svetlana Shemetova
                               Name: Marina Bykova
                               Title: Chief Accountant

                               DATED MAY 30, 2001



                              ECO TELECOM LIMITED,

                OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS",

                 CLOSED JOINT STOCK COMPANY "VIMPELCOM-REGION",

                                       and

                               CITIBANK T/O (OOO)
                                 as Account Bank

                 ----------------------------------------------

                      ACCOUNT BANK AND OVERDRAFT AGREEMENT

                 ----------------------------------------------

                                    CONTENTS

1.    INTERPRETATION..........................................................1


2.    APPOINTMENT OF ACCOUNT BANK.............................................2


3.    THE ESCROW ACCOUNT; ACCOUNTS WITH ACCOUNT BANK..........................3


4.    TRANSACTION PARTY UNDERTAKINGS..........................................3


5.    OPERATING PROCEDURES....................................................5


6.    ACCOUNTS WITH ACCOUNT BANK..............................................7


7.    [INTENTIONALLY OMITTED].................................................7


8.    FEES AND EXPENSES.......................................................7


9.    NOTICES.................................................................8

10.   GENERAL.................................................................9

11.   TERMINATION............................................................10

12.   EFFECTIVE DATE.........................................................11